Filed Pursuant to Rule 424(B)(3)
Registration No. 333-282520 and 333-282520-01

PROXY STATEMENT FOR
SPECIAL MEETING IN LIEU OF ANNUAL MEETING
OF STOCKHOLDERS OF
FTAC EMERALD ACQUISITION CORP.

AND

PROSPECTUS FOR
UP TO 39,155,784 SHARES OF COMMON STOCK,
$20,000,000 AGGREGATE PRINCIPAL AMOUNT OF SENIOR SECURED CONVERTIBLE NOTES AND
WARRANTS TO PURCHASE 1,369,565 SHARES OF COMMON STOCK

Dear FTAC Emerald Acquisition Corp. Stockholders:

You are cordially invited to attend the special meeting in lieu of the 2024 annual meeting of the stockholders (the “special meeting”) of FTAC Emerald Acquisition Corp., a Delaware corporation (“Emerald”), to be held at 11:00 a.m. Eastern Time, on February 12, 2025. The special meeting will be conducted exclusively over the Internet by means of a live video webcast, which can be accessed by visiting https://www.cstproxy.com/ftacemeraldacquisition/2025. Emerald is a Delaware blank check company established for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On July 24, 2024, Emerald, EMLD Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Emerald (“Merger Sub”), and Fold, Inc., a Delaware corporation (“Fold”), entered into an Agreement and Plan of Merger (as may be amended and/or amended and restated, the “Merger Agreement”), pursuant to which Merger Sub will merge (the “Merger”) with and into Fold, whereupon the separate corporate existence of Merger Sub will cease and Fold will be the surviving company and continue in existence as a wholly owned subsidiary of Emerald, on the terms and subject to the conditions set forth therein (collectively with the other transactions described in the Merger Agreement, the “Business Combination”). In connection with the consummation of the Business Combination, Emerald will be renamed “Fold Holdings, Inc.” The combined company after the Business Combination is referred to in the proxy statement/prospectus as “New Fold.”

Emerald’s Class A common stock (the “Emerald Class A Common Stock”), units (the “Emerald Units”) and public warrants (the “Public Warrants”) are currently traded on the OTCQB Venture Market under the symbols “FLDD,” “FLDDU,” and “FLDDW,” respectively. At the effective time of the Business Combination (the “Effective Time”), (i) each share of Fold common stock, par value $0.0001 per share (the “Fold Common Stock”), issued and outstanding immediately prior to the Effective Time (but excluding any (x) shares of Fold Common Stock subject to Fold RSUs and (y) shares of Fold Common Stock held by Fold as treasury stock) will be cancelled and converted into the right to receive a number of shares of Emerald Class A Common Stock (rounded down to the nearest whole share) equal to the quotient obtained by (a) the Aggregate Merger Consideration, divided by (b) the number of shares of Fold Fully Diluted Capital Stock (the “Exchange Ratio”), and (ii) each outstanding award of Fold RSUs shall automatically be converted into an award of restricted stock units covering a number of shares of New Fold Common Stock determined by multiplying (a) the number of shares of Fold Common Stock subject to the corresponding Fold RSU Award immediately prior to the Effective Time by (b) the Exchange Ratio (rounded down to the nearest whole share).

Emerald intends to apply to continue the listing of the shares of New Fold Common Stock and the Public Warrants on the Nasdaq Global Market under the symbols “FLD,” and “FLDDW,” respectively, upon the closing of the Business Combination.

Emerald ESG Sponsor, LLC, a Delaware limited liability company, and Emerald ESG Advisors, LLC, a Delaware limited liability company (collectively, the “Sponsor”), and Emerald’s officers and directors, have agreed to (a) vote all of the Founder Shares held by the Sponsor, and all of their shares of Emerald Class A Common Stock in favor of the Business Combination, and (b) certain restrictions on their shares of Emerald Class A Common Stock and Founder Shares (collectively, the “Emerald Common Stock”).

On June 2, 2021, the Sponsor purchased 7,992,750 Founder Shares for an aggregate purchase price of $25,000, on October 14, 2021, Emerald effected a 1.1014-for-1.0 stock split of its common stock, and on November 12, 2021, Emerald effected a 0.9955-for-1.0 stock split of its common stock. On January 14, 2022, in connection with the IPO underwriter’s partial exercise of its over-allotment option, the Sponsor forfeited 148,192 Founder Shares, so that the Sponsor owns an aggregate of 8,615,141 Founder Shares. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 25% of the outstanding shares upon completion of the IPO. In addition to the Founder Shares, as of September 30, 2024, the Sponsor also owned 976,081 shares of non-redeemable Emerald Class A Common Stock and 488,041 Private Placement Warrants.

On June 3, 2021, the Sponsor issued an unsecured promissory note to Emerald (as amended and restated on October 19, 2021, the “IPO Promissory Note”), pursuant to which Emerald may borrow up to an aggregate principal amount of $300,000, to be used for payment of costs related to the IPO. The outstanding balance under the IPO Promissory Note of $105,260 was repaid on December 27, 2021.

On September 19, 2023, Emerald held a special meeting in lieu of an annual meeting of stockholders (“First Extension Meeting”) pursuant to which its stockholders approved (i) an amendment (the “Charter Extension Amendment”) to Emerald’s second amended and restated certificate of incorporation (as amended, the “Certificate of Incorporation of Fold”) giving Emerald the right to extend the date by which it has to complete an initial business combination from September 20, 2023 to January 19, 2024, and (ii) an amendment (the “Trust Amendment”) to Emerald’s Investment Management Trust Agreement dated December 15, 2021, with Continental Stock Transfer & Trust Company, as trustee (the “Trust Agreement”), to allow the trustee to liquidate the trust account (the “Trust Account”) established in connection with the Company’s initial public offering at such time as may be determined as set forth in the Charter Extension Amendment. Following the First Extension Meeting, the Sponsor determined to convert their Founder Shares to shares of Emerald Class A Common Stock on a one-for-one basis (the “Exchange”). The 8,615,141 shares of Emerald Class A Common Stock issued in connection with the Exchange are subject to the same restrictions as applied to Emerald Class B Common Stock before the Exchange, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the IPO.

Between September 7, 2023 and September 15, 2023, Emerald entered into non-redemption agreements with unaffiliated third parties (the “2023 Non-Redemption Agreements”) in exchange for each such party agreeing not to redeem Public Shares in connection with the First Extension Meeting. In exchange for the commitments not to redeem Public Shares, Emerald agreed to issue or cause to be issued an aggregate of 1,610,000 shares of Class A Common Stock at the time of Emerald’s initial business combination.

On January 19, 2024, Emerald held a special meeting of stockholders (the “Second Extension Meeting”) pursuant to which its stockholders approved an amendment to Emerald’s second amended and restated certificate of incorporation (the “Second Charter Extension Amendment”) and Trust Agreement giving Emerald the right to extend the date by which it has to complete an initial business combination from January 19, 2024 to December 20, 2024.

Between January 9, 2024 and January 17, 2024, Emerald entered into non-redemption agreements with unaffiliated third parties (together with the 2023 Non-Redemption Agreements, the “Non-Redemption Agreements”) in exchange for each such party agreeing not to redeem Public Shares in connection with the Second Extension Meeting. In exchange for the foregoing commitments not to redeem Public Shares, Emerald agreed to issue or cause to be issued an aggregate of 1,112,500 shares of Class A Common Stock at the time of Emerald’s initial business combination.

On December 17, 2024, Emerald held a special meeting of stockholders (the “Third Extension Meeting”) pursuant to which its stockholders approved an amendment to Emerald’s second amended and restated certificate of incorporation (the “Third Charter Extension Amendment”) and Trust Agreement giving Emerald the right to extend the date by which it has to complete an initial business combination from December 20, 2024 to December 20, 2025.

In order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of Emerald’s officers and directors may, but are not obligated to, loan Emerald funds as may be required (“Working Capital Loans”). If Emerald completes an initial business combination, Emerald would repay the Working Capital Loans out of the proceeds of the Trust Account released to Emerald. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an initial business combination does not close, Emerald may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans are to be repaid upon consummation of a Business Combination, without interest. On January 13, 2023, the Sponsor and Emerald entered into a promissory note (the “Promissory Note”)

pursuant to which the Sponsor agreed to loan Emerald up to $1,500,000. On October 16, 2023, the Promissory Note was amended to increase the aggregate principal amount from $1,500,000 to $3,000,000. The Promissory Note is non-interest bearing and all outstanding amounts under the Promissory Note will be due on the date on which Emerald consummates a business combination. If Emerald does not consummate a business combination, it may use a portion of any funds held outside the Trust Account to repay the Promissory Note; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Promissory Note, the unpaid amounts would be forgiven. No portion of the amounts outstanding under the Promissory Note may be converted into units. As of September 30, 2024, there was $3,000,000 outstanding under the Promissory Note.

On January 3, 2024, Emerald, the Sponsor and Emerald ESG Funding, LLC (“ESG Funding”) entered into a subscription agreement (the “Subscription Agreement”) with Polar Multi-Strategy Master Fund (“Polar”) to cover working capital requirements of Emerald. Pursuant to the terms and subject to the conditions of the Subscription Agreement, Polar agreed to contribute up to $550,000 to ESG Funding (the “Polar Contribution”), which amount was contributed in full as of April 2024. The Polar Contribution shall be repaid upon Emerald’s closing of an initial business combination. The Polar Contribution is non-interest bearing and shall be repaid to, and at the election of, Polar (i) in shares of Emerald Class A Common Stock, at a rate of 1.0 share of for each ten dollars ($10.00) of the Polar Contribution funded as of the Closing or (ii) in cash.

In consideration of the Polar Contribution, and in addition to the repayment of the Polar Contribution in shares or cash (as described above), Emerald agreed to issue 1.0 share of Emerald Class A Common Stock for each dollar of the Polar Contribution funded as of or prior to the closing of the initial business combination, which shares shall be subject to no transfer restrictions or any other lock-up provisions, earn outs, or other contingencies. Upon certain events of default under Polar’s subscription agreement, Emerald agreed issue to Polar 0.1 shares of Emerald Class A Common Stock for each dollar of the Polar Contribution funded as of the date of such default, and for each month thereafter until such default is cured, subject to certain limitations provided for therein. At September 30, 2024, $550,000 had been funded pursuant to the Polar Contribution, gross of the discount, under the Subscription Agreement. Assuming Polar elects to settle the Polar Contribution in cash and no events of default under the Subscription Agreement, Polar will receive 550,000 shares of Emerald Class A Common Stock and $550,000 in cash in connection with the Closing.

On October 25, 2024, Emerald issued a promissory note (the “October Note”) to Frontier SPV, LLC (“Frontier”), an affiliate of the Sponsor. Pursuant to the October Note, Frontier agreed to loan Emerald up to an aggregate principal amount of $2,000,000. The October Note is non-interest bearing and all outstanding amounts under the October Note will be due on the date on which Emerald consummates a business combination. If Emerald does not consummate a business combination, Emerald may use a portion of any funds held outside the Trust Account to repay the October Note; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the October Note, the unpaid amounts would be forgiven. No portion of the amounts outstanding under the October Note may be converted into units or shares. On October 25, 2024, Emerald borrowed $65,000 under the October Note.

On October 31, 2024, Emerald issued a promissory note (the “Tax Note”) to Frontier. Pursuant to the Tax Note, Frontier agreed to loan Emerald an aggregate principal amount of $973,116.44, which was used to satisfy Emerald’s excise tax liability. The Tax Note is non-interest bearing and all outstanding amounts under the Tax Note will be due on the date on which Emerald consummates a business combination. If Emerald does not consummate a business combination, Emerald may use a portion of any funds held outside the Trust Account to repay the Tax Note; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Tax Note, the unpaid amounts would be forgiven. No portion of the amounts outstanding under the Tax Note may be converted into units or shares. On October 31, 2024, Emerald borrowed the full amount under the Tax Note.

On July 24, 2024, the Sponsor entered into a Sponsor Share Restriction Agreement with Emerald (the “Sponsor Share Restriction Agreement”). Pursuant to the Sponsor Share Restriction Agreement, at the Closing, (i) the Private Placement Warrants, all of which are held by the Sponsor, will be forfeited and cancelled, and (ii) approximately 3.3 million of the Sponsors’ founder shares allocated to certain third party investors not affiliated with the Sponsors or the Company will not be subject to transfer restrictions, and approximately 5.3 million of the Sponsors’ founder shares will be made subject to achieving certain price thresholds for the Company’s common stock for 20 out of any 30 consecutive trading days; provided, that up to 1,000,000 of the Sponsors’ founder shares shall be forfeited in the event that that less than $50 million is raised by the Company or Fold from the date of the Merger Agreement for a period of two (2) years from Closing; and provided further, that:

•        one-third of the subject founder shares will lapse on the six-month anniversary of the Closing;

•        one-third of the subject founder shares will lapse on the first or second anniversary of the Closing; and

•        one-third of the subject founder shares will lapse on the tenth anniversary of the Closing.

Also on July 24, 2024, Emerald entered into a Support Agreement with (i) the Sponsor, (ii) Fold, and (iii) the Fold stockholders named therein (together with the Sponsors, the “Voting Parties” and each a “Voting Party”), pursuant to which the Voting Parties agreed to vote or cause to be voted all Emerald voting shares and all Fold voting securities that they beneficially own (i) in favor of (A) the Merger and the Merger Agreement; (B) an amendment of Emerald’s governing documents to extend the outside date for consummating the Merger, if applicable; and (C) any proposal to adjourn or postpone a meeting of stockholders of Emerald to a later date if there are not sufficient votes to approve the Merger; (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach under the Merger Agreement; and (iii) against (A) any proposal or offer from any person (other than Emerald or Fold or any of their respective affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Emerald or Fold, as applicable, (2) the issuance or acquisition of shares of capital stock or other equity securities of Emerald or Fold (other than as contemplated by the Merger Agreement), or (3) with respect to stockholders of Fold, the sale, lease, exchange or other disposition of any significant portion of Fold’s properties or assets; and (B) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of a party’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Emerald or Fold, as applicable (including any amendments to such party’s governing documents other than in connection with the Merger).

The Support Agreement generally prohibits the Voting Parties from transferring their Emerald voting shares or Fold voting securities prior to the consummation of the Merger, other than to certain permitted transferees who become party to, and bound by, the Support Agreement. The Support Agreement will automatically terminate upon the earlier to occur of (i) the Closing and (ii) the termination of the Merger Agreement in accordance with its terms.

The following summarizes the pro forma ownership of New Fold Common Stock immediately following the Business Combination under three redemption scenarios: minimum redemptions (after giving effect to the redemption of 112,068 shares of Emerald Class A Common Stock in connection with the Third Extension Meeting on December 17, 2024), 25% redemptions and maximum redemptions.

	Assuming Minimum Redemptions		Assuming 25% Redemptions		Assuming Full Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Fold Stockholders	34,548,507	70.5%	34,548,507	72.3%	34,548,507	76.4%
Emerald Public Stockholders	4,645,816	9.6%	3,456,345	7.3%	1,071,507	2.4%
Sponsor and related parties(1)	6,293,722	13.0%	6,293,722	13.3%	6,293,722	13.9%
Other	3,297,500	6.8%	3,297,500	7.0%	3,297,500	7.3%
Total shares of New Fold Common Stock outstanding at closing	48,785,545	100.0%	47,596,074	100.0%	45,211,237	100.0%

____________

(1)      Excludes 488,041 Private Warrants held by the Sponsor, all of which will be forfeited at Closing.

Stockholders will experience additional dilution to the extent New Fold issues additional shares of New Fold Common Stock after the closing of the Business Combination. The table above excludes (a) 12,434,671 shares of New Fold Common Stock that will be issuable upon the exercise of 12,434,671 Public Warrants; (b) shares of New Fold Common Stock that will initially be available for issuance under the New Fold 2025 Incentive Award Plan, which will initially be equal to 10% of the fully-diluted shares of New Fold Common Stock as of the closing of the Business Combination plus any shares remaining available for issuance under Fold’s 2019 Equity Incentive Plan as of the Closing; (c) shares of New Fold Common Stock that will initially be available for issuance under the New Fold 2025

Employee Stock Purchase Plan, which will initially be equal to 2% of the fully-diluted shares of New Fold Common Stock as of the closing of the Business Combination; (d) 869,565 shares of New Fold Common Stock that will be issuable upon the exercise of the December 2024 Series A Warrants, (e) 869,565 shares of New Fold Common Stock that will be issuable upon the exercise of the December 2024 Series C Warrants, and (f) 1,739,130 shares of New Fold Common Stock that will be issuable upon the conversion of the New Fold Investor Notes.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal 1 — The Business Combination Proposal — Ownership of New Fold After the Closing.”

Compensation Received by the Sponsor

Our Sponsors are Delaware limited liability companies, which were formed to invest in our company. Although our Sponsor is permitted to undertake any activities permitted under the Delaware Limited Liability Company Act and other applicable law, our Sponsor’s business is focused on investing in our company. Betsy Z. Cohen, our Chairman of the Board, is the sole manager of each Sponsor and holds voting and investment discretion with respect to the shares of common stock held of record by the Sponsor. All of Emerald’s officers and directors, other than Mr. Listman, are members of our Sponsor. As of the date of this proxy statement/prospectus, other than certain of Emerald’s officers and directors, and the non-managing sponsor investors, no other person has a direct or indirect material interest in our Sponsor. In addition, Emerald’s independent directors receive for their services as a director an indirect interest in the founder shares through membership interests in our Sponsor. Other than the Sponsor manager and our management team, none of the other members of our Sponsor participate in Emerald’s activities.

The non-managing sponsor investors hold as of the date of this proxy statement/prospectus, indirectly through membership interests in the Sponsor, approximately 96% of the placement units and approximately 49% of the founder shares. The non-managing sponsor investors have no right to control the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor, or otherwise.

The following table sets forth the payments received by our Sponsor and its affiliates from us prior to or in connection with the completion of our initial business combination and the securities issued by us to our Sponsor or its affiliates:

Entity/Individual	Amount of Compensation Received or Securities Issued	Consideration Paid or to be Paid
Emerald ESG Sponsor, LLC or Emerald ESG Advisors, LLC	$30,000 per month until liquidation or completion of an initial business combination	Office space, administrative and shared personnel support services
	8,615,141 Class B Common Stock(1)	$25,000
	976,081 Placement Units(2)	$9,760,810
	Up to $2,000,000 in working capital loans, which loans are not convertible	Working capital loans to finance transaction costs in connection with an initial business combination
	$3,000,000 in working capital loans, which loans are not convertible	Working capital loans to finance transaction costs in connection with an initial business combination
	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination	Services in connection with identifying, investigating and completing an initial business combination
	$973,116.44 loan, which loan is not convertible	Loan to finance cost of excise tax liability

____________

(1)      On September 19, 2023, the Sponsor determined to convert all the outstanding shares of Class B common stock into shares of Class A common stock on a one-for-one basis (the “Class B Conversion”).

(2)      The non-managing sponsor investors hold as of the date of this proxy statement/prospectus, indirectly through membership interests in the Sponsor, approximately 96% of the placement units and approximately 49% of the Founder Shares.

At Closing, all 488,041 warrants underlying the Private Placement Units will be forfeited as part of the Sponsor Share Restriction Agreement, and an aggregate of 3,297,500 shares of Emerald Class A Common Stock will be transferred to Polar and participants in the Non-Redemption Agreements, and upon the completion of the Business Combination, Sponsor and its affiliates will hold a total of 6,293,722 shares of New Fold Common Stock. At Closing, the Working Capital Loans (including the Promissory Note, the October Note and the Tax Note) will be repaid, without interest. The retention of shares by Sponsor and its affiliates and the reimbursements payable to Sponsor under the Working Capital Loans at Closing will not result in a material dilution of the equity interests of non-redeeming Emerald Stockholders.

Conflicts of Interest

Since the Sponsor, its affiliates, representatives and the Emerald officers and directors (collectively, the “Sponsor Related Parties”) have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of Emerald Class A Common Stock, a conflict of interest may exist in determining whether the Business Combination with Fold is appropriate. Such interests include that the Sponsor Related Parties will lose their entire investment in Emerald if Emerald does not complete a business combination. When you consider the recommendation of the Emerald board of directors (the “Emerald Board”) in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor Related Parties, have interests in such proposal that are different from, or in addition to (which may conflict with), those of the Emerald shareholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        the beneficial ownership of the Sponsor and certain current and former members of the Emerald Board and officers of an aggregate of 9,591,222 shares of Emerald Class A Common Stock, which shares were acquired for an aggregate investment of $9,785,810 at the time of Emerald’s formation and the IPO and would become worthless if Emerald does not complete a business combination by December 20, 2025 (the “Extension Deadline”), as such stockholders have waived any redemption right with respect to those shares. After giving effect to the Business Combination, the Sponsor and certain current and former members of the Emerald Board and officers would own up to an aggregate of 6,293,722 shares of Emerald Class A Common Stock. Such shares have an aggregate market value of approximately $71.1 million, based on the closing price of Emerald Class A Common Stock of $11.30 on the OTCQB Venture Market on January 17, 2025;

•        the continued indemnification of current directors and officers of Emerald and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that the Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on Emerald’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations;

•        the fact that Emerald’s President and Chief Executive Officer, Mr. Young, and an independent director of Emerald, Mr. Hohns, will serve as directors on the Board of Directors of New Fold; and

•        the fact that the Sponsor, and current and former officers and directors of Emerald will lose their entire investment in Emerald if an initial business combination is not completed.

These interests may influence Emerald’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby. These interests were considered by the Emerald Board when it approved the Business Combination.

Emerald is holding a special meeting in order to obtain the stockholder approvals necessary to complete the Business Combination. At the Emerald special meeting, which will be held on February 12, 2025, at 11:00 a.m., Eastern Time, via live webcast at https://www.cstproxy.com/ftacemeraldacquisition/2025, Emerald will ask its stockholders to approve and adopt the Merger Agreement and the Business Combination and to approve the other proposals described in the proxy statement/prospectus. You will need the 12-digit meeting control number that is printed on your proxy card to enter the special meeting. Emerald recommends that you log in at least 15 minutes before the special meeting to ensure you are logged in when the special meeting starts. Please note that you will not be able to attend the special meeting in person.

After careful consideration, the Emerald Board has unanimously approved the Merger Agreement and the other proposals described in the proxy statement/prospectus, and the Emerald Board has determined that it is advisable to consummate the Business Combination. The Emerald Board recommends that you vote “FOR” the proposals described in the proxy statement/prospectus (including each of the sub-proposals).

Emerald is providing the proxy statement/prospectus and proxy card to you in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting.

More information about Emerald, Fold and the Business Combination is contained in the proxy statement/prospectus. Emerald and Fold urge you to read the proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 43 of the proxy statement/prospectus.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE EMERALD REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO EMERALD’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE VIRTUAL SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the Emerald Board, I thank you for your support and look forward to the successful completion of the Business Combination.

January 23, 2025	Sincerely,
/s/ Betsy Z. Cohen
Betsy Z. Cohen Chairman

The proxy statement/prospectus is dated January 23, 2025 and is first being mailed to the stockholders of Emerald on or about January 23, 2025.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

FTAC EMERALD ACQUISITION CORP.
2929 ARCH STREET, SUITE 1703
PHILADELPHIA, PA 19104

NOTICE OF SPECIAL MEETING

IN LIEU OF THE 2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON February 12, 2025

To the Stockholders of FTAC Emerald Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2024 annual meeting of stockholders (the “special meeting”) of FTAC Emerald Acquisition Corp., a Delaware corporation (“Emerald,” “we,” “our” or “us”), will be held on February 12, 2025, at 11:00 a.m., Eastern Time, via live webcast at the following address: https://www.cstproxy.com/ftacemeraldacquisition/2025. You will need the 12-digit meeting control number that is printed on your proxy card to enter the special meeting. Emerald recommends that you log in at least 15 minutes before the special meeting to ensure you are logged in when the special meeting starts. Please note that you will not be able to attend the special meeting in person. You are cordially invited to attend the special meeting, which will be held for the following purposes:

•        Proposal No. 1 — The “Business Combination Proposal” — to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 24, 2024 (as may be amended and/or amended and restated, the “Merger Agreement”), by and among Emerald, EMLD Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Emerald (“Merger Sub”), and Fold, Inc., a Delaware corporation (“Fold”), pursuant to which Merger Sub will merge with and into Fold (the “Merger”), with Fold surviving the Merger as a wholly owned subsidiary of Emerald and approve the Merger and the other transactions contemplated by the Merger Agreement (the “Business Combination” and such proposal, the “Business Combination Proposal”). The Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A (“Proposal No. 1”).

•        Proposal No. 2 — The “Organizational Documents Proposal” — to consider and vote upon a proposal to approve and adopt, assuming the Business Combination Proposal is approved and adopted, the proposed Third Amended and Restated Certificate of Incorporation (the “Proposed Charter”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, and the proposed Amended and Restated Bylaws, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Proposed Bylaws”), of New Fold as the post-Business Combination company, which, if approved, would take effect substantially concurrently with the Effective Time (“Proposal No. 2”).

•        Proposals No. 3 — The “Advisory Organizational Documents Proposals” — to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter and the Proposed Bylaws, which are being presented separately in accordance with the U.S. Securities and Exchange Commission (“SEC”) guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as four sub-proposals (collectively, “Proposals No. 3”):

•        Proposal No. 3A — to increase the authorized shares to (i) 600,000,000 shares of common stock, par value $0.0001 per share of New Fold (“New Fold Common Stock”) to and increase the authorized shares of preferred stock to 20,000,000 shares of preferred stock, par value $0.0001 per share (“New Fold Preferred Stock”) (“Proposal No. 3A”);

•        Proposal No. 3B — to require an affirmative vote of 66⅔% of the voting power of all then-
outstanding shares of New Fold Common Stock to alter, amend, or repeal ARTICLES IV, V, VI, VII, VIII, IX and X of the Proposed Charter (“Proposal No. 3B”);

•        Proposal No. 3C — to require an affirmative vote of 66⅔% of the voting power of all then- outstanding shares of New Fold Common Stock to alter, amend, or repeal the Proposed Bylaws (as defined in the accompanying proxy statement/prospectus) (“Proposal No. 3C”);

•        Proposal No. 3D — to approve and adopt the Proposed Charter to eliminate certain provisions related to Emerald’s status as a blank check company, including changing Emerald’s name from “FTAC Emerald Acquisition Corp.” to “Fold Holdings, Inc.” and to remove the requirement to dissolve Emerald and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination, which the board of directors of Emerald (the “Emerald Board”) believes are necessary to adequately address the needs of Emerald immediately following the consummation of the Business Combination (“Proposal No. 3D”);

•        Proposal No. 4 — The “Election of Directors Proposal” — to consider and vote upon a proposal to elect, effective at the Closing (as defined in the accompanying proxy statement/prospectus), seven directors to serve staggered terms on the New Fold Board (as defined in the accompanying proxy statement/prospectus) until the 2025, 2026 and 2027 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified (“Proposal No. 4”);

•        Proposal No. 5 — The “Equity Incentive Plan Proposal” — to consider and vote upon a proposal to approve and adopt the New Fold 2025 Incentive Award Plan (the “Incentive Award Plan”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex D (“Proposal No. 5”);

•        Proposal No. 6 — The “Employee Stock Purchase Plan Proposal” — to consider and vote upon a proposal to approve and adopt the New Fold Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex E (“Proposal No. 6”);

•        Proposal No. 7 — The “Nasdaq Proposal” — to consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of The Nasdaq Stock Market LLC, the issuance of shares of Emerald Class A Common Stock pursuant to the Merger Agreement (as defined in this the accompanying proxy statement/prospectus) in connection with the Business Combination (“Proposal No. 7”); and

•        Proposal No. 8 — The “Adjournment Proposal” — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

These items of business are described in the attached proxy statement/prospectus. We encourage you to read the attached proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION ENTITLED “RISK FACTORS” beginning on page 43 of the accompanying proxy statement/prospectus.

Only holders of record of shares of Emerald Class A Common Stock at the close of business on January 15, 2025 (the “Record Date”) are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. During the special meeting, stockholders will also be able to view the list of our stockholders of record entitled to vote at the special meeting by logging into the webcast.

Pursuant to our Existing Charter (as defined in the accompanying proxy statement/prospectus), we are providing the holders of shares of Emerald Class A Common Stock originally sold as part of the units issued in our initial public offering (the “IPO” and such holders, the “Public Stockholders”) with the opportunity to redeem, upon the Closing, shares of Emerald Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount then on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account” or “trust account”) that holds the proceeds (including interest not previously released to Emerald to pay its taxes) from the IPO and a concurrent private placement of units to the Sponsor.

In connection with the Public Stockholders’ vote at the special meeting of stockholders held by Emerald on September 19, 2023, 9,239,192 shares of Emerald Class A Common Stock were tendered for redemption. As a result, approximately $96.8 million (approximately $10.48 per share redeemed) was removed from Emerald’s Trust Account to pay such holders. Following redemptions, the Public Stockholders held 15,630,150 shares of Emerald Class A Common Stock. In conjunction with the above redemptions, the Public Stockholders also voted to extend the life of Emerald to complete an initial business combination from September 20, 2023 to January 19, 2024.

In connection with the Public Stockholders’ vote at the special meeting of stockholders held by Emerald on January 19, 2024, 10,872,266 shares of Emerald Class A Common Stock were tendered for redemption. As a result, approximately $115.5 million (approximately $10.62 per share redeemed) was removed from Emerald’s Trust Account to pay such holders. Following redemptions, the Public Stockholders held 4,757,884 shares of Emerald Class A Common Stock, and the Sponsor held 8,615,141 non-redeemable shares of Emerald Class A Common Stock. In conjunction with the above redemptions, the Public Stockholders also voted to extend the life of Emerald to complete an initial business combination from January 19, 2024 to December 20, 2024.

In connection with the Public Stockholders’ vote at the special meeting of stockholders held by Emerald on December 17, 2024, 112,068 shares of Emerald Class A Common Stock were tendered for redemption. As a result, approximately $1.2 million (approximately $11.02 per share redeemed) was removed from Emerald’s Trust Account to pay such holders. Following redemptions, the Public Stockholders held 4,645,816 shares of Emerald Class A Common Stock, and the Sponsor held 8,615,141 non-redeemable shares of Emerald Class A Common Stock. In conjunction with the above redemptions, the Public Stockholders also voted to extend the life of Emerald to complete an initial business combination from December 20, 2024 to December 20, 2025.

Funds held in Emerald’s Trust Account, including any interest, will not be used to pay for any excise tax liabilities with respect to any future redemptions prior to or in connection with any extension, an initial business combination or the liquidation of Emerald.

For illustrative purposes, based on the funds held in the Trust Account as of December 31, 2024 of approximately $51.3 million, the estimated per share redemption price would have been approximately $11.04. Public Stockholders may elect to redeem their shares whether or not they are holders as of the Record Date and whether or not they vote for the Business Combination Proposal. Notwithstanding the foregoing redemption rights, a Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding shares of Emerald Class A Common Stock sold in the IPO. Holders of Emerald’s outstanding warrants sold in the IPO, which are exercisable for shares of Emerald Class A Common Stock under certain circumstances, do not have redemption rights in connection with the Business Combination. Our Sponsor, officers and directors have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of Emerald Class A Common Stock they may hold. As of the Record Date, the Sponsor, and officers and directors collectively owned approximately 67.4% of the issued and outstanding shares of Emerald Class A Common Stock. Our Sponsor, officers and directors have agreed to vote any shares of Emerald Class A Common Stock owned by them in favor of the Business Combination.

We may not consummate the Business Combination unless each of the Business Combination Proposal, Organizational Documents Proposal, Election of Directors Proposal, Equity Incentive Plan Proposal, Employee Stock Purchase Plan Proposal and Nasdaq Proposal (collectively, the “Required Proposals”) are approved at the special meeting. The Advisory Organizational Documents Proposals are all conditioned on the approval of the Business Combination Proposal, Nasdaq Proposal, Election of Directors Proposal, Equity Incentive Plan Proposal and Employee Stock Purchase Plan Proposal and the Organizational Documents Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

The Emerald Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the Advisory Organizational Documents Proposals, “FOR” the Election of Directors Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal (if necessary).

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Sodali & Co, at (800) 662-5200; banks and brokers can call collect at (203) 658-9400.

January 23, 2025	By Order of the Board of Directors,
/s/ Betsy Z. Cohen
Betsy Z. Cohen Chairman

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MARKET AND INDUSTRY DATA

Certain information contained in this proxy statement/prospectus relates to or is based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we are not aware of any misstatements regarding such third-party information and data presented in this proxy statement/prospectus, such information and data involves risks and uncertainties and is subject to change based on various factors, including, potentially, those discussed under the section entitled “Risk Factors” starting on page 43 of this proxy statement/prospectus. Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Finally, while we believe our own internal estimates and research are reliable, and are not aware of any misstatements regarding such information and data presented in this proxy statement/prospectus, such research has not been verified by any independent source. Notwithstanding anything in this proxy statement/prospectus to the contrary, we are responsible for all disclosures in this proxy statement/prospectus.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Emerald (File No. 333-282520) (the “Registration Statement”), constitutes a prospectus of Emerald under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Emerald Class A Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting of Emerald stockholders at which Emerald stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.

Emerald files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Emerald’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

FTAC Emerald Acquisition Corp.
Address: 2929 Arch Street, Suite 1703, Philadelphia, PA 19104
(215) 701-9555

You may also obtain these documents free of charge by requesting them in writing or by telephone from our proxy solicitor at:

Sodali & Co
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200
(banks and brokers can call collect at (203) 658-9400)
Email: EMLD.info@investor.sodali.com

If you are a stockholder of Emerald and would like to request documents, please do so by February 5, 2025 (five business days prior to the special meeting) to receive them before the special meeting. If you request any documents from us, we will mail them to you without charge by first class mail, or another equally prompt means.

You may also obtain additional information about Emerald from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares (as defined in the accompanying proxy statement/prospectus), you will need to send a letter demanding redemption (which includes the name of the beneficial owner of the shares) and deliver your shares electronically to our transfer agent at least two business days prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” in the section entitled “Questions and Answers About the Business Combination.” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: spacredemptions@continentalstock.com

FREQUENTLY USED TERMS

In this document:

“Additional Investor Note” means the additional Senior Secured Convertible Note, $10 million aggregate principal amount, that may be issued by Fold (or New Fold, as successor to Fold) to the Investor after the closing of the Business Combination pursuant to the December 2024 Securities Purchase Agreement.

“Adjournment Proposal” means a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

“Adjusted Company Bitcoin Treasury Amount” means an amount equal to the product of (a) the Specified BTC multiplied by (b) the 60-day volume-weighted average price of Bitcoin as of the day immediately prior to the Closing Date.

“Advisory Organizational Documents Proposals” means the separate proposals for amendments to the Existing Charter, which are reflected in the Proposed Charter, the full text of which is attached to this proxy statement/prospectus as Annex B.

“Aggregate Merger Consideration” means a number of shares of Emerald Class A Common Stock equal to the quotient of (i) the Closing Date Purchase Price, divided by (ii) $10.72.

“Base Purchase Price” means an amount equal to $365,000,000.

“Broker non-vote” means the failure of an Emerald stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions described in the Merger Agreement.

“Business Combination Proposal” means the proposal to approve the adoption of the Merger Agreement and the Business Combination.

“Business Days” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York.

“CCM” means Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Purchase Price” means:

(a)     in the event that the 60-day volume-weighted average price of Bitcoin as of the day immediately prior to the Closing Date is less than $90,000, the Base Purchase Price; or

(b)    in the event that the 60-day volume-weighted average price of Bitcoin as of the day immediately prior to the Closing Date is equal to or greater than $90,000, the Base Purchase Price, plus an amount equal to the product of (a) (i) the Adjusted Company Bitcoin Treasury Amount minus (ii) the Company Bitcoin Treasury Amount, multiplied by (b) 0.2; provided, that such additional amount shall not exceed $54.75 million. For purposes of this definition, the price of Bitcoin as reported on coinmarketcap.com shall be used to calculate the 60-day volume-weighted average price of Bitcoin.

“Code” means the Internal Revenue Code of 1986, as amended.

“Code of Conduct” means the Code of Business Conduct and Ethics to be adopted by the New Fold Board and applicable to all of New Fold’s employees, executive officers and directors.

“Company Bitcoin Treasury Amount” means the number of Specified BTC multiplied by the 60-day volume-weighted average price of Bitcoin as set forth in the Merger Agreement.

“Conversion Amount” means all or any portion of the principal amount of the Investor Notes, plus accrued and unpaid interest, any late charges thereon and any other unpaid amounts, collectively.

“December 2024 Initial Investor Note” means the Senior Secured Convertible Note, $20 million aggregate principal amount, issued by Fold to the Investor pursuant to the December 2024 Securities Purchase Agreement.

“December 2024 Investor Warrants” means the December 2024 Series A Warrants, the December 2024 Series B Warrants and the December 2024 Series C Warrants, collectively.

“December 2024 Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of December 24, 2024, by and between Fold and the Investor.

“December 2024 Series A Warrants” means the warrants exercisable for 869,565 shares of Fold Common Stock with an exercise price of $12.50 per share issued by Fold to the Investor pursuant to the December 2024 Securities Purchase Agreement.

“December 2024 Series B Warrants” means the warrants that will become exercisable for 500,000 shares of New Fold Common Stock following the closing of the Business Combination with an effective exercise price of $0.001 per share.

“December 2024 Series C Warrants” means the warrants exercisable for 869,565 shares of New Fold Common Stock with an exercise price of $11.50 per share issued by Fold to the Investor pursuant to the December 2024 Securities Purchase Agreement.

“DGCL” means the Delaware General Corporation Law, as amended.

“DOJ” means the Department of Justice.

“DTC” means The Depository Trust Company.

“Effective Time” means the time of filing of a certificate of merger with the Secretary of State of the State of Delaware upon consummation of the Merger or such later time as may be agreed by the parties to the Merger Agreement and specified in such certificate of merger.

“Election of Directors Proposal” means the proposal to elect, effective at the Closing, seven directors to serve staggered terms on our board of directors until the 2025, 2026 and 2027 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified.

“Emerald” means FTAC Emerald Acquisition Corp., a Delaware corporation.

“Emerald Board” means Emerald’s board of directors prior to the Business Combination.

“Emerald Board Recommendations” means the recommendation of the Emerald Board to the Emerald stockholders that they approve and adopt the Merger Agreement and all other transactions contemplated thereby, approve the Merger and approve the proposals contained in this proxy statement/prospectus.

“Emerald Class A Common Stock” means Emerald’s Class A common stock, par value $0.0001 per share.

“Emerald Class B Common Stock” means Emerald’s Class B common stock, par value $0.0001 per share.

“Emerald Common Stock” means Emerald Class A Common Stock and Emerald Class B Common Stock, collectively.

“Emerald Proposals” means the proposals to be voted on at the special meeting of Emerald stockholders as described in this proxy statement/prospectus.

“Emerald Unit” means one share of Emerald Class A Common Stock and one-half of one redeemable Emerald Warrant.

“Emerald Warrant Agreement” means the Warrant Agreement, dated as of December 15, 2021, by and between Emerald and Continental Stock Transfer & Trust Company, governing the outstanding Emerald Warrants.

“Emerald Warrants” means the Private Placement Warrants and the Public Warrants issued under the Emerald Warrant Agreement, with each whole warrant exercisable for one share of Emerald Class A Common Stock at an exercise price of $11.50.

“Employee Stock Purchase Plan Proposal” means the proposal to approve and adopt the ESPP, to be effective upon the consummation of the Business Combination.

“Equity Incentive Plan Proposal” means the proposal to approve and adopt the Incentive Award Plan, to be effective upon the consummation of the Business Combination.

“ESPP” means the New Fold 2025 Employee Stock Purchase Plan.

“Excess Shares” means the Public Shares held in excess of 20% of the total Public Shares issued which any individual public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), that exceeds 20% of the total Public Shares issued by Emerald; such Excess Shares will be restricted from seeking redemption rights without Emerald’s prior consents.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (a) the Aggregate Merger Consideration, divided by (b) the number of shares of Fold Fully Diluted Capital Stock.

“Existing Bylaws” means Emerald’s Amended and Restated Bylaws.

“Existing Charter” means Emerald’s Second Amended and Restated Certificate of Incorporation, dated as of December 15, 2021, as amended on September 19, 2023, January 19, 2024 and December 17, 2024.

“Extension Deadline” means December 20, 2025.

“Fold” means Fold, Inc., a Delaware corporation, prior to the Closing, which will be renamed Fold Holdings, Inc.

“Fold Board” means Fold’s board of directors prior to the Closing.

“Fold Business Combination Proposal” means the proposal to the Fold stockholders to consider and vote upon the proposal to approve the adoption of the Merger Agreement and the Business Combination.

“Fold Capital Stock” means Fold Common Stock and Fold Preferred Stock.

“Fold Common Stock” means the shares of common stock of Fold, par value $0.0001 per share.

“Fold Fully Diluted Capital Stock” means, without duplication, a number of shares of Fold Common Stock equal to (a) the aggregate number of shares of Fold Common Stock that are issued and outstanding as of immediately prior to the Effective Time after giving effect to the conversion of Fold Preferred Stock and the Fold SAFEs pursuant to the Merger Agreement; plus (b) the aggregate number of shares of Fold Common Stock equal to (i) the total number of shares of Fold Common Stock subject to all Fold RSU Awards that are outstanding as of immediately prior to the Effective Time, minus (ii) the Fold Treasury Shares outstanding immediately prior to the Effective Time.

“Fold Preferred Stock” means collectively, the Fold Series Seed Preferred Stock, Fold Series A Preferred Stock, the Fold Series A-1 Preferred Stock, the Fold Series A-2 Preferred Stock, the Fold Series A-3 Preferred Stock, the Fold Series A-4 Preferred Stock, and the Fold Series A-5 Preferred Stock.

“Fold RSU” means a restricted stock unit relating to shares of Fold Common Stock.

“Fold RSU Awards” means an award of Fold RSUs.

“Fold SAFEs” means any Simple Agreement for Future Equity between Fold and the “Investors” party thereto.

“Fold Series A Preferred Stock” means the shares of Fold’s Series A Preferred Stock, par value $0.0001 per share.

“Fold Series A-1 Preferred Stock” means the shares of Fold’s Series A-1 Preferred Stock, par value $0.0001 per share.

“Fold Series A-2 Preferred Stock” means the shares of Fold’s Series A-2 Preferred Stock, par value $0.0001 per share.

“Fold Series A-3 Preferred Stock” means the shares of Fold’s Series A-3 Preferred Stock, par value $0.0001 per share.

“Fold Series A-4 Preferred Stock” means the shares of Fold’s Series A-4 Preferred Stock, par value $0.0001 per share.

“Fold Series A-5 Preferred Stock” means the shares of Fold’s Series A-5 Preferred Stock, par value $0.0001 per share.

“Fold Series Seed Preferred Stock” means the shares of Fold’s Series Seed Preferred Stock, par value $0.0001 per share.

“Fold Treasury Shares” means each share of Fold Common Stock held in Fold’s treasury immediately prior to the Effective Time.

“Founder Shares” means the outstanding shares of Emerald Class A Common Stock originally issued to the Sponsor as shares of Emerald Class B Common Stock.

“FTC” means the Federal Trade Commission.

“GAAP” means U.S. generally accepted accounting principles.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Award Plan” means the New Fold 2025 Incentive Award Plan.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor” means the institutional investor party to the Investor Notes and Investor Warrants.

“Investor Notes” means the December 2024 Initial Investor Note and the Additional Investor Note, collectively. A form of the Investor Notes is attached to this proxy statement/prospectus as Annex I.

“Investor Warrants” means the December 2024 Investor Warrants, collectively. A form of the Investor Warrants is attached to this proxy statement/prospectus as Annex J.

“IPO” means Emerald’s initial public offering of Emerald Units, consummated on December 15, 2021.

“IPO Promissory Note” means a the amended and restated promissory note the Sponsor issued to Emerald on October 19, 2021, pursuant to which Emerald may borrow up to an aggregate principal amount of $300,000.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Merger” means the merger of Merger Sub with and into Fold.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of July 24, 2024, as may be amended from time to time, by and among Emerald, Merger Sub and Fold.

“Merger Consideration” means the number of shares of Emerald Class A Common Stock issuable to the Fold stockholders.

“Merger Sub” means EMLD Merger Sub Inc., a Delaware corporation.

“Nasdaq” means the Nasdaq Global Market.

“Nasdaq Proposal” means the proposal to approve, for purposes of complying with the applicable listing rules of the Nasdaq Stock Market, the issuance of shares of Emerald Class A Common Stock pursuant to the Merger Agreement.

“New Fold” means Emerald immediately following the consummation of the Business Combination and approval of the Proposed Charter.

“New Fold Board” means New Fold’s board of directors following the consummation of the Business Combination and the election of directors pursuant to the Election of Directors Proposal.

“New Fold Common Stock” means, following the consummation of the Business Combination and approval of the Proposed Charter, New Fold’s common stock, par value $0.0001 per share, as authorized under the Proposed Charter.

“New Fold Initial Investor Note” means the Senior Secured Convertible Note, $20 million aggregate principal amount, that New Fold will issue to Investor in exchange for the December 2024 Investor Note in connection with the closing of the Business Combination.

“New Fold Investor Warrants” means the New Fold Series A Warrants and the New Fold Series B Warrants, collectively.

“New Fold Series A Warrants” means the warrants issued in exchange for the December 2024 Series A Warrants upon the closing of the Business Combination.

“New Fold Series B Warrants” means the warrants issued in exchange for the December 2024 Series B Warrants upon the closing of the Business Combination.

“Non-managing sponsor investors” means the accredited investors that are not Emerald officers or directors, and are not otherwise affiliated with any member of Emerald or our Sponsor’s management. The non-managing sponsor investors are members of our Sponsor, and collectively hold as of the date of this proxy statement/prospectus, indirectly through membership interests in the Sponsor, approximately 96% of the placement units and approximately 49% of the Founder Shares.

“Organizational Documents Proposal” means the proposal to be considered at the special meeting to approve and adopt, assuming the Business Combination Proposal is approved and adopted, the Proposed Charter and Proposed Bylaws of New Fold as the post-Business Combination company, which, if approved, would take effect substantially concurrently with the Effective Time.

“Permitted Withdrawals” means the withdrawals Emerald is allowed to take from the Trust Account for taxes payable, and in the event of the dissolution of Emerald, up to $100,000 of interest to pay dissolution expenses.

“PIPE” means a private investment in public equity.

“Preferred Stock” means Emerald Preferred stock, par value $0.0001 per share.

“Private Placement” means the sale of the Private Placement Units that occurred simultaneously with the completion of the IPO.

“Private Placement Units” means the units sold in the Private Placement to our Sponsor, consisting of Emerald Class A Common Stock and one-half of one redeemable warrant to purchase shares of Emerald Class A Common Stock, that occurred simultaneously with the completion of the IPO.

“Private Placement Warrants” means the redeemable warrants included in the Private Placement Units sold in the Private Placement to our Sponsor, each whole warrant of which is exercisable for one share of Emerald Class A Common Stock, in accordance with its terms.

“Proposed Bylaws” means the proposed Second Amended and Restated Bylaws of Emerald, the full text of which is attached to this proxy statement/prospectus as Annex C.

“Proposed Charter” means the proposed Third Amended and Restated Certificate of Incorporation of Emerald, the full text of which is attached to this proxy statement/prospectus as Annex B.

“Public Shares” means shares of Emerald Class A Common Stock issued as part of the units sold in the IPO.

“Public Stockholders” means the holders of shares of Emerald Class A Common Stock.

“Public Warrants” means the redeemable warrants included in the Emerald Units sold in the IPO, each whole warrant of which is exercisable for one share of Emerald Class A Common Stock, in accordance with its terms.

“Record Date” means January 15, 2025, the record date for the special meeting of Emerald stockholders as described in this proxy statement/prospectus.

“Requisite Approval” means the written consent or affirmative vote of the (i) holders of a majority of the outstanding number of shares of Fold Common Stock and Fold Preferred Stock (voting together as a single class on an as-converted to Fold Common Stock basis), (ii) holders of a majority of the outstanding number of shares of Fold Series A Preferred Stock (voting together as a single class on an as-converted to Fold Common Stock basis), and (iii) holders of a majority of the outstanding number of shares of Fold Series Seed Preferred Stock (voting together as a single class on an as-converted to Fold Common Stock basis), in each case, pursuant to the terms and subject to the conditions of the Fold’s governing documents and applicable law.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Specified BTC” means the number of Bitcoin in the treasury of Fold as set forth in the Merger Agreement.

“Sponsor” means collectively Emerald ESG Sponsor, LLC, a Delaware limited liability company, and Emerald ESG Advisors, LLC, a Delaware limited liability company.

“Support Agreement” means that Support Agreement, dated as of July 24, 2024, by and among Emerald, Fold, the Sponsor and certain of Fold’s stockholders.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Units.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of Emerald stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Emerald and Fold stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and Answers about the Special Meeting of Emerald’s Stockholders and the Related Proposals

Q.     Why am I receiving this proxy statement/prospectus?

A.     Emerald has entered into the Merger Agreement with Fold and the other parties thereto pursuant to which Merger Sub will merge with and into Fold, whereupon the separate corporate existence of Merger Sub will cease and Fold will be the surviving company and continue in existence as a wholly owned subsidiary of Emerald. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Emerald stockholders are being asked to consider and vote upon the Business Combination Proposal to approve the adoption of the Merger Agreement and the Business Combination, among other proposals.

Emerald Units, Emerald Class A Common Stock and the Public Warrants are currently traded on the OTCQB Venture Market, under the symbols “FLDDU,” “FLDD,” and “FLDDW,” respectively. Emerald intends to apply to continue the listing of New Fold Common Stock and Public Warrants on the Nasdaq Global Market under the symbols “FLD” and “FLDDW” upon the Closing. At the Closing, each Emerald Unit will separate into its components consisting of one share of Emerald Class A Common Stock and one-half of one redeemable Public Warrant, and therefore there will be no Nasdaq listing of the Emerald Units following the consummation of the Business Combination.

The Sponsor and Emerald’s officers and directors have agreed to (a) vote all of their shares of Emerald Class B Common Stock and all of their shares of Emerald Class A Common Stock in favor of the Business Combination, and (b) certain restrictions on their shares of Emerald Common Stock.

At the Closing, as a result of the Business Combination, (i) each share of Fold Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any (x) shares of Fold Common Stock subject to Fold RSUs and (y) shares of Fold Common Stock held by Fold as treasury stock) will be cancelled and converted into the right to receive a number of shares of Emerald Class A Common Stock (rounded down to the nearest whole share) equal to the quotient obtained by (a) the Aggregate Merger Consideration, divided by (b) the Exchange Ratio, and (ii) each outstanding award of Fold RSUs shall automatically be converted into an award of restricted stock covering a number of shares of New Fold Common Stock determined by multiplying (a) the number of shares of Fold Common Stock subject to the corresponding Fold RSU Award immediately prior to the Effective Time by (b) the Exchange Ratio (rounded down to the nearest whole share). In addition, (i) the December 2024 Initial Investor Note will be converted into New Fold Initial Investor Note, convertible into shares of New Fold Common Stock, and (ii) the December 2024 Investor Warrants will be converted into New Fold Investor Warrants, exercisable for shares of New Fold Common Stock.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Emerald with respect to the Emerald Class A Common Stock issuable in connection with the Business Combination.

Q.     What matters will stockholders consider at the special meeting?

•        The Business Combination Proposal — a proposal to approve the adoption of the Merger Agreement and the Business Combination.

•        The Organizational Documents Proposal — a proposal to approve and adopt, upon consummation of the Business Combination, the Proposed Charter and the Proposed Bylaws.

•        The Advisory Organizational Documents Proposals — four proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter and the Proposed Bylaws.

•        The Election of Directors Proposal — a proposal to elect the directors comprising the board of directors of New Fold at the Closing.

•        The Equity Incentive Plan Proposal — a proposal to approve and adopt the Incentive Award Plan, to be effective upon the Closing.

•        The Employee Stock Purchase Plan Proposal — a proposal to approve and adopt the ESPP, to be effective upon the Closing.

•        The Nasdaq Proposal — a proposal to approve, for purposes of complying with the applicable listing rules of Nasdaq, the issuance of shares of Emerald Class A Common Stock pursuant to the Merger Agreement in connection with the Business Combination.

•        The Adjournment Proposal — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Q.     What vote is required to approve the proposals presented at the special meeting?

A.     The approval of the Organizational Documents Proposal requires the affirmative vote (in person or by proxy) of the majority of the issued and outstanding shares of the Emerald Class A Common Stock, as well as the vote of a majority of the issued and outstanding shares of Emerald Class A Common Stock and Emerald Class B Common Stock, voting together as a single class. Accordingly, an Emerald stockholder’s failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote against the Organizational Documents Proposals.

The approval of the Business Combination Proposal, the Advisory Organizational Documents Proposals, Equity Incentive Plan Proposal, Employee Stock Purchase Plan Proposal, Nasdaq Proposal and Adjournment Proposal (collectively, the “Proposals”) require the affirmative vote (in person online or by proxy) of the holders of a majority of the shares of Emerald Common Stock that are cast thereon at the special meeting. Accordingly, an Emerald stockholder’s failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting or a broker non-vote will have no effect on the outcome of any vote on these Proposals.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the shares of Emerald Common Stock that are cast thereon at the special meeting. Accordingly, an Emerald stockholder’s failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting or a broker non-vote will have no effect on the outcome of any vote on the Election of Directors Proposal.

Pursuant to the Merger Agreement, the Business Combination is conditioned upon the approval of the requisite number of shares of Emerald to approve and adopt the Merger Agreement and the Business Combination and to approve the other proposals as described in this proxy statement/prospectus.

In accordance with the Support Agreement, entered into concurrently with the execution of the Merger Agreement, holders of 9,591,222 shares of Emerald Class A Common Stock (or 66.8% of the outstanding shares of Emerald Common Stock as of September 30, 2024) have agreed to vote in favor of each of the proposals, subject to certain customary conditions. Assuming all of the outstanding shares of Emerald Common Stock subject to the Support Agreement are voted in favor of each proposal, in accordance with the terms of the Support Agreement, the votes of such shares of Emerald Common Stock will be sufficient for the approval of the Business Combination Proposal, the Organizational Documents Proposal, each of the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal, the Adjournment Proposal and each director nominee pursuant to the Election of Directors Proposal, and will not require the vote of any additional shares of Emerald Common Stock in order to be approved.

Q.     Are any of the proposals conditioned on one another?

A.     The Organizational Documents Proposal, Advisory Organizational Documents Proposals, Election of Directors Proposal, Equity Incentive Plan Proposal and Employee Stock Purchase Plan Proposal are all conditioned on the approval of each of the Business Combination Proposal and the Nasdaq Proposal. The Nasdaq Proposal

is conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal is conditioned on the approval of the Nasdaq Proposal and the Organizational Documents Proposal. The Adjournment Proposal does not require the approval of any other proposal to be effective.

It is important for you to note that in the event that the Business Combination Proposal is not approved, then Emerald will not consummate the Business Combination. If Emerald does not consummate the Business Combination and fails to complete an initial business combination by December 20, 2025 (the “Extension Deadline”), then Emerald will be required to dissolve and liquidate.

Q.     What will happen upon the consummation of the Business Combination?

A.     On the Closing Date, Merger Sub will be merged with and into Fold, with Fold surviving the Merger as a wholly owned subsidiary of Emerald. The Merger will have the effects specified under Delaware law. At the Closing, as a result of the Business Combination, (i) each share of Fold Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any (x) shares of Fold Common Stock subject to Fold RSUs and (y) shares of Fold Common Stock held by Fold as treasury stock) will be cancelled and converted into the right to receive a number of shares of Emerald Class A Common Stock (rounded down to the nearest whole share) equal to the quotient obtained by (a) the Aggregate Merger Consideration, divided by (b) the number of shares of Fold Fully Diluted Capital Stock (the “Exchange Ratio”), and (ii) each outstanding award of Fold RSUs shall automatically be converted into an award of restricted stock units covering a number of shares of New Fold Common Stock determined by multiplying (a) the number of shares of Fold Common Stock subject to the corresponding Fold RSU Award immediately prior to the Effective Time by (b) the Exchange Ratio (rounded down to the nearest whole share). Following the consummation of the Business Combination and upon effectiveness of the Proposed Charter, all outstanding shares of Emerald Class A Common Stock will be reclassified as shares of New Fold Common Stock on a one-to-one basis. In addition, (i) the December 2024 Initial Investor Note will be converted into New Fold Initial Investor Note, convertible into shares of New Fold Common Stock, and (ii) the December 2024 Investor Warrants will be converted into New Fold Investor Warrants, exercisable for shares of New Fold Common Stock.

Q.     Why is Emerald proposing the Business Combination Proposal?

A.     Emerald was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Emerald is not limited to any particular industry or sector.

Emerald received net proceeds of $248,693,420 from its IPO (including from the partial exercise by the underwriters of their over-allotment option) and sale of the Private Placement Units, which was placed into the Trust Account immediately following the IPO. As a result of the redemption of shares of Emerald Class A Common Stock in connection with the special meetings of Emerald stockholders held on September 19, 2023, January 19, 2024 and December 17, 2024 to extend Emerald’s deadline to complete an initial business combination, there was approximately $51.3 million in the Trust Account as of December 31, 2024. In accordance with the Existing Charter, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question “What happens to the funds held in the Trust Account upon consummation of the Business Combination?” below.

As of September 30, 2024, there were 14,349,106 shares of Emerald Class A Common Stock issued and outstanding. In addition, as of September 30, 2024, there were 12,922,712 Emerald Warrants issued and outstanding, consisting of 12,434,671 Public Warrants and 488,041 Private Placement Warrants. Each whole Emerald Warrant entitles the holder thereof to purchase one share of Emerald Class A Common Stock at a price of $11.50 per share. The Emerald Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation. In accordance with the Sponsor Share Restriction Agreement, all 488,041 Private Placement Warrants will be forfeited at closing of the Business Combination.

Under the Existing Charter, Emerald must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Emerald’s initial business combination in conjunction with a stockholder vote.

Q.     Who is Fold?

A.     Founded in 2019, Fold is a pioneering bitcoin financial services company dedicated to expanding access to bitcoin through a comprehensive suite of consumer financial products.

Fold was formed with the goal of creating a modern financial services platform that allows consumers to accumulate, save, and use bitcoin to accomplish their daily and long-term financial goals. Fold partners with a bank to offer consumers an FDIC insured checking account and a Visa prepaid debit card and bill payments, and Fold offers an extensive catalog of merchant reward offers associated with the account and card. Fold also partners with third-party service providers that offer bitcoin exchange and custody services. Each of Fold’s products and services are available in the United States through the Fold mobile app.

Q.     What equity stake will current Emerald stockholders and Fold stockholders have in New Fold?

A.     It is anticipated that, upon the completion of the Business Combination, the ownership of New Fold will be as follows:

•        Current Fold stockholders will own 34,048,507 shares of New Fold Common Stock, representing approximately 70.5% of the total shares outstanding under the minimum redemption scenario, 72.3% of the total shares under the 25% redemption scenario and 76.4% of the total shares outstanding under the maximum redemption scenario;

•        Under the minimum redemption scenario, current Emerald Public Stockholders will own 4,645,816 shares of New Fold Common Stock, representing 9.6% of the total shares outstanding; under the 25% redemption scenario, current Emerald Public Stockholders will own 3,456,345 shares of New Fold Common Stock, representing 7.3% of the total shares outstanding; and under the maximum redemption scenario, current Emerald Public Stockholders will own 1,071,507 shares of New Fold Common Stock, representing 2.4% of the total shares outstanding; and

•        Affiliates of our Sponsor and related parties will own 6,293,722 shares of New Fold Common Stock, representing 13.0% of the total shares outstanding under the minimum redemption scenario; 6,293,722 shares of New Fold Common Stock, representing 13.3% of the total shares outstanding under the 25% redemption scenario and 6,293,722 shares of New Fold Common Stock representing 13.9% of the total shares outstanding under the maximum redemption scenario.

The numbers of shares and percentage interests set forth above (i) reflect different redemption scenarios laid out below, (ii) assumes Aggregate Merger Consideration is calculated using the Base Purchase Price, and (iii) are calculated based on the capitalization of Fold and Emerald as of September 30, 2024 (after giving effect to (x) the conversion or deemed conversion of the Fold Preferred Stock and Fold SAFEs into Fold Common Stock and (y) the redemption of 112,068 shares of Emerald Class A Common Stock in connection with the Third Extension Meeting on December 17, 2024).

Minimum redemption scenario:    This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares in addition to any redemptions that have occurred subsequent to September 30, 2024.

25% redemption scenario.    This presentation assumes that 1.2 million Public Shares are redeemed for an aggregate redemption payment of approximately $13.1 million.

Maximum redemption scenario:    This scenario assumes that 3.6 million Public Shares are redeemed for an aggregate redemption payment of approximately $39.4 million. This maximum redemption scenario reflects the maximum number of the Public Shares that can be redeemed without violating the conditions of the Merger Agreement that Emerald cannot redeem Public Shares if it would result in Emerald having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders.

For the ownership percentages presented above, the ownership percentages with respect to New Fold do not take into account (i) the issuance of any additional shares upon the closing of the Business Combination under the Incentive Award Plan or ESPP, (ii) any exercise of Public Warrants or Private Placement Warrants to purchase New Fold Common Stock that will be outstanding immediately following the Effective Time, or

(iii) any shares of New Fold Common Stock covered by converted Fold RSU Awards. The presentation set forth above also does not give effect to any performance vesting provisions applicable to any of the Emerald Class A Common Stock held by the Sponsor. The numbers of shares and percentage interests set forth above have been presented for illustrative purposes only and do not necessarily reflect what New Fold’s share ownership will be upon completion of the Business Combination. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Q.     Who will be the officers and directors of Emerald if the Business Combination is consummated?

A.     Immediately following the consummation of the Business Combination, the New Fold Board will be comprised of seven members, including Will Reeves, Bracebridge H. Young Jr., Andrew Hohns, Jonathan Kirkwood, Lesley Goldwasser, Kirstin Hill and Erez Simha. Immediately following the consummation of the Business Combination, we expect that the executive officers of New Fold will be: Will Reeves, Chief Executive Officer, Wolfe Repass, Chief Financial Officer, Nicolleta Goncalves, Vice President of Risk and Compliance, and Thomas Dickman, Chief Technology Officer.

Q.     What conditions must be satisfied to complete the Business Combination?

A.     There are a number of closing conditions in the Merger Agreement, including that Emerald’s stockholders have approved and adopted the Merger Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Merger Agreement — Conditions to Closing of the Merger Agreement.”

Q.     What happens if I sell my shares of Emerald Class A Common Stock before the special meeting?

A.     The Record Date for the special meeting will be earlier than the date the Business Combination is expected to be completed. If you transfer your shares of Emerald Class A Common Stock after the Record Date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting.

Q.     Is the approval of Fold stockholders required to complete the Business Combination?

A.     Yes. In accordance with the terms of the Merger Agreement, within three (3) business days following the execution of the Merger Agreement, the requisite Fold stockholders executed a written consent approving the Business Combination. Additionally, in connection with the execution of the Merger Agreement, Fold and the holders of Fold Capital Stock holding a majority of the shares of Fold Common Stock and Fold Preferred Stock (on an as converted to Fold Common Stock basis) outstanding as of the date of the Merger Agreement entered into the Company Support Agreement, pursuant to which, among other things and subject to the terms and conditions therein, such Fold stockholders agreed to vote or provide their written consent with respect to all Fold Common Stock beneficially owned by such stockholders in favor of adoption and approval of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Business Combination, and against (i) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach under the Merger Agreement or (ii)(A) any proposal or offer from any person (other than Emerald or Fold or any of their respective affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Emerald or Fold, as applicable, (2) the issuance or acquisition of shares of capital stock or other equity securities of Emerald or Fold (other than as contemplated by the Merger Agreement), or (3) with respect to stockholders of Fold, the sale, lease, exchange or other disposition of any significant portion of Fold’s properties or assets; and (B) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Business Combination or the fulfillment of a party’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Emerald or Fold, as applicable (including any amendments to such party’s governing documents other than in connection with the Business Combination). For further information, please see the section entitled “Certain Agreements Related to the Business Combination — Support Agreement.”

Q.     How many votes do I have at the special meeting?

A.     Emerald’s stockholders are entitled to one vote at the special meeting for each share of Emerald Class A Common Stock or Emerald Class B Common Stock held of record as of the Record Date. As of the close of business on the Record Date, there were 14,237,038 shares of Emerald Class A Common Stock outstanding and no shares of Emerald Class B Common Stock outstanding.

Q.     What interests do Emerald’s current officers and directors have in the Business Combination?

A.     The Emerald Board and executive officers may have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. The Emerald Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by the Emerald Board when it approved the Business Combination. For further information, please see the section entitled “The Business Combination — Interests of Emerald’s Directors and Officers in the Business Combination.”

Q.     What happens if the Business Combination Proposal is not approved?

A.     If the Business Combination Proposal is not approved and Emerald does not consummate the Business Combination and fails to complete an initial business combination by the Extension Deadline or amend its Existing Charter to extend the date by which Emerald must consummate an initial business combination, then Emerald will be required to dissolve and liquidate the Trust Account.

Q.     Do I have redemption rights?

A.      If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to your pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the Business Combination, including interest not previously released to Emerald to pay its taxes, upon the consummation of the Business Combination. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. Our Sponsor has agreed to waive its redemption rights with respect to their shares of Emerald Common Stock in connection with the completion of Emerald’s initial business combination. The shares of Emerald Class A Common Stock will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $51.3 million on December 31, 2024, the estimated per share redemption price would have been approximately $11.04. This is greater than the $10.00 IPO price of Emerald Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of Permitted Withdrawals) in connection with the liquidation of the Trust Account. If the Business Combination is not consummated, Emerald may enter into an alternative business combination and close such transaction by the Extension Deadline.

Q.     Is there a limit on the number of shares I may redeem?

A.     A Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the Public Shares. Accordingly, all shares in excess of 20% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Stockholder who holds less than 20% of the Public Shares may redeem all of the Public Shares held by such stockholder for cash.

Q.     Will how I vote affect my ability to exercise redemption rights?

A.     No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q.     How do I exercise my redemption rights?

A.     In order to exercise your redemption rights, you must, prior to 12:00 p.m., Eastern Time, on February 10, 2025 (two business days before the special meeting), (i) submit a written request, which includes the name of the beneficial owner of the shares to be redeemed, to Emerald’s transfer agent that Emerald redeem your Public Shares for cash and (ii) deliver your stock to Emerald’s transfer agent physically or electronically through The Depository Trust Company (“DTC”). The address of Continental Stock Transfer & Trust Company, Emerald’s transfer agent, is listed under the question “Who can help answer my questions?” below. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Emerald’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Emerald’s transfer agent will need to act to facilitate the request. It is Emerald’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Emerald does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Emerald’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Emerald’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Emerald’s transfer agent return the shares (physically or electronically). You may make such request by contacting Emerald’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q.     What are the U.S. federal income tax consequences of exercising my redemption rights?

A.     We expect that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations of Holders of New Fold Common Stock and Emerald Class A Common Stock”) that exercises its redemption rights to receive cash from the Trust Account in exchange for its shares of Class A Common Stock will generally be treated as selling such shares of Class A Common Stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of shares of Class A Common Stock that such U.S. Holder owns (or is deemed to own), prior to and following the redemption. For a more detailed discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations of Holders of New Fold Common Stock and Emerald Class A Common Stock — U.S. Federal Income Tax Considerations of Ownership and Disposition of New Fold Common Stock; Redemption of Emerald Public Shares.”

Q.     What are the U.S. federal income tax consequences of the Merger?

A.     Emerald and Fold intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the Merger does qualify as a reorganization, the Fold U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Merger to Holders of Fold Common Stock”) should not recognize gain or loss as a result of the exchange, pursuant to the Merger, of their Fold Common Stock for shares of New Fold Common Stock. For a more detailed discussion of the U.S. federal income tax consequences of the Merger to holders of Fold Common Stock, see “Material U.S. Federal Income Tax Consequences of the Merger to Holders of Fold Common Stock.” Emerald, Fold, and holders of Emerald Common Stock who do not exercise their redemption rights should not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger.

Q.     How do the Public Warrants differ from the Private Placement Warrants and what are the related risks for any Public Warrant holders post-initial business combination?

A.      The Public Warrants are identical to the Private Placement Warrants in material terms and provisions, except that the Private Placement Warrants cannot be transferred, assigned or sold until 30 days after the initial business combination (except in limited circumstances). The Sponsor and its permitted transferees agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Emerald Class A Common Stock issuable upon exercise of the warrants, until 30 days after the Business Combination. In accordance with the Sponsor Share Restriction Agreement, all 488,041 Private Placement Warrants will be forfeited at closing of the Business Combination.

Following the Business Combination, we may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless. We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the last reported sales price of Emerald Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Emerald Class A Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to those shares of Emerald Class A Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. At our election, any such exercise may be required to be on a cashless basis, which would lessen the dilutive effect of a warrant redemption.

Historical trading prices for shares of Emerald Class A Common Stock have varied between a low of approximately $9.55 per share on February 9, 2022 to a high of approximately $11.40 per share on August 5, 2024, but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the Public Warrants would become redeemable). In the event that Emerald elects to redeem all of the redeemable warrants as described above, Emerald will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

Q.     If I hold Emerald Warrants, can I exercise redemption rights with respect to my warrants?

A.     No. There are no redemption rights with respect to the Emerald Warrants.

Q.     Do I have appraisal rights if I object to the proposed Business Combination?

A.     No. There are no appraisal rights available to holders of shares of Emerald Common Stock or Emerald Warrants in connection with the Business Combination under the DGCL.

Q.     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) Emerald stockholders who properly exercise their redemption rights and (ii) expenses incurred by Fold and Emerald in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for general corporate purposes of New Fold following the Business Combination.

Q.     What happens if a substantial number of stockholders vote in favor of the Business Combination Proposal and exercise redemption rights?

A.      Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights and are not required to vote in any way to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shares are substantially reduced as a result of redemptions by Public Stockholders. Also, with fewer Public Shares and Public Stockholders, the trading markets for Emerald Class A Common Stock following the closing of the Business Combination may be less liquid than the market for Emerald Class A Common Stock was prior to the Business Combination and New Fold may not be able to meet the listing standards of a national securities exchange, including Nasdaq. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into New Fold’s business will be reduced and New Fold may not be able to achieve its business plans. In addition, without additional funds from a PIPE transaction in connection with the closing of the Business Combination, it is possible that a maximum redemption scenario would result in a cash deficit, in which event the parties would need to find additional sources of funding in order for the Business Combination to become effective.

The table below presents the Trust Account value per share to a Public Stockholder that elects not to redeem its shares across a range of varying redemption scenarios.

As of September 30, 2024
Trust Account Value	$51,996,271
Total shares of Redeemable Emerald Class A Common Stock	4,757,884
Trust Account Value per share of Redeemable Emerald Class A Common Stock	$10.93
	Assuming Minimum Redemptions(1)	Assuming 25% Redemptions	Assuming Maximum Redemptions(2)
Redemptions ($)(3)	$—	$13,106,519	$39,384,524
Redemptions (Shares)	—	1,189,471	3,574,309
Cash left in the Trust Account post redemptions	$50,761,419	$37,654,900	$11,376,895
Emerald Redeemable Class A Common Stock post redemptions	4,645,816	3,456,345	1,071,507
Remaining Trust Proceeds Per Redeemable Share	$10.93	$10.89	$10.62

____________

(1)      Reflects redemptions of 0.1 million Class A common shares for $1.2 million that occurred subsequent to September 30, 2024.

(2)      This scenario reflects the maximum number of shares that could be redeemed while satisfying the condition that Emerald have at least $5,000,001 net tangible assets after redemptions pursuant to the Merger Agreement.

(3)      Redemption amounts are based on a redemption value of $11.02 per share, determined as the price per share of the redemptions which occurred subsequent to September 30, 2024.

For information on the relative ownership levels of holders of outstanding shares of New Fold Common Stock following the Business Combination under varying redemption scenarios and the fully diluted relative ownership levels of holders of shares of New Fold Common Stock following the Business Combination under varying redemption scenarios, see the section entitled “The Business Combination — Ownership of New Fold After the Closing.”

Q.     What happens if the Business Combination is not consummated?

A.     There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “The Merger Agreement — Termination” for information regarding the parties’ specific termination rights.

Our Sponsor, officers and directors have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of Emerald Class A Common Stock they may hold. If, as a result of the termination of the Merger Agreement or otherwise, Emerald is unable to complete a business combination by the Extension Deadline, the Existing Charter provides that Emerald will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to Emerald to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Emerald Board in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Emerald’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the Emerald Warrants, which will expire worthless if Emerald fails to complete a business combination by the Extension Deadline. See the sections entitled “Risk Factors — Emerald may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate, in which case the Public Stockholders may only receive $10.10 per share, or less than such amount in certain circumstances, and the Public Warrants will expire worthless” and “Risk Factors — Emerald stockholders may be held liable for claims by third parties against Emerald to the extent of distributions received by them upon redemption of their shares.” The Sponsor and Emerald’s officers and directors have agreed to waive any right to any liquidation distribution with respect to the Emerald Class A Common Stock.

Q.     When is the Business Combination expected to be completed?

A.     It is currently anticipated that the Business Combination will be consummated promptly following the special meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Merger Agreement — Conditions to Closing of the Merger Agreement.”

Q.     Are there risks of going public through the Business Combination rather than a traditional underwritten initial public offering?

A.     Yes. Emerald intends to apply to list the New Fold Stock and warrants on Nasdaq, but the Business Combination is different from a traditional underwritten initial public offering. Among other things, there is no independent third-party underwriter selling the shares of New Fold Common Stock, and, accordingly, the scope of due diligence conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Fold pursued an underwritten initial public offering. Before entering into the Merger Agreement, Emerald and Fold performed a due diligence review of each other’s business, operations and disclosure. However, in a typical initial public offering, the underwriters of the offering conduct independent due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability under Section 11 of the Securities Act to private investors for any material misstatements or omissions in the registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents, assessment of significant risks of the business operations, and independent analysis of the plan of business and any underlying financial assumptions. The lack of an independent due diligence review and investigation means that you must rely on the information included in this proxy statement/prospectus. Further, while potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any such material misstatements or omissions, there are no third-party underwriters of New Fold Common Stock that will be issued pursuant to the Business Combination, and therefore no corresponding right of action is available to investors in the Business Combination against any such third parties, including any financial advisors of Fold and Emerald, for any material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing Date, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of New Fold Common Stock on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of New Fold Common Stock or helping to stabilize, maintain or affect the public price of New Fold Common Stock following the Closing Date. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with New Fold Common Stock that will be outstanding immediately following the Closing Date. All of these differences from an underwritten public offering of Fold’s securities could result in a more volatile price for New Fold Common Stock following the Closing Date.

Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-closing trading of New Fold Common Stock on Nasdaq. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to New Fold Common Stock or sufficient demand among potential investors immediately after the Closing Date, which could result in a more volatile price for New Fold Common Stock.

In addition, our initial stockholders, including our Sponsor, have interests in the Business Combination that are different from or are in addition to our stockholders and that would not be present in an underwritten public offering of Fold’s securities. Such interests may have influenced our Board in making its recommendation that you vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. These actual or potential conflicts of interest are, to the extent material, described in the section entitled “The Business Combination — Interests of Emerald’s Directors and Officers in the Business Combination” and “The Business Combination — Interests of Fold’s Directors and Executive Officers in the Business Combination” beginning on page 138 of this proxy statement/prospectus.

Accordingly, as an investor in the Business Combination, you may be exposed to increased risk when compared to investing in a traditional underwritten initial public offering.

Q.     What do I need to do now?

A.     You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.     When and where is the special meeting?

A.     The special meeting will take place on February 12, 2025, at 11:00 a.m. Eastern Time and conducted exclusively over the Internet by means of a live video webcast, or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the meeting, and you will not be able to attend the meeting in person. You may attend the live video webcast of the meeting by accessing the web portal located at https://www.cstproxy.com/ftacemeraldacquisition/2025 and following the instructions set forth on your proxy card. Stockholders participating in the meeting will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the meeting, virtual attendees will be able to: vote via the web portal during the meeting webcast; and submit questions or comments to Emerald’s directors and officers during the meeting via the meeting webcast. Stockholders may submit questions or comments during the meeting through the webcast by typing in the “Submit a question” box.

Q.     Who may vote?

A.     Only holders of record of Emerald Common Stock as of the close of business on the Record Date may vote. Please see the section entitled “Special Meeting of Emerald Stockholders — Record Date and Voting” for further information.

Q.     How do I vote?

A.     You may vote with respect to the applicable proposals in person online at the special meeting, by internet, by phone, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you choose to vote by internet, visit www.cstproxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on February 11, 2025 (have your proxy card in hand when you visit the website). If you choose to participate in the special meeting, you can vote your shares electronically during the special meeting via live webcast by visiting https://www.cstproxy.com/ftacemeraldacquisition/2025. You will need the 12-digit meeting control number that is printed on your proxy card to enter the special meeting. Emerald recommends that you log in at least 15 minutes before the special meeting to ensure you are logged in when the special meeting starts.

If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting in person online. However, since you are not the stockholder of record, you may not vote your shares in person online at the special meeting unless you first request and obtain a valid legal proxy from your broker or other agent. You must then e-mail a copy (a legible photograph is sufficient) of your legal proxy to Continental Stock Transfer & Trust Company (“CST”) at proxy@continentalstock.com. Beneficial owners who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. Beneficial owners who wish to attend the special meeting in person online should contact CST no later than February 5, 2025 to obtain this information.

Q.     Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A.     Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 43 of this proxy statement/prospectus.

Q.     What will happen if I abstain from voting or fail to instruct my bank, brokerage firm or nominee to vote at the special meeting?

A.     At the special meeting, Emerald will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against the Organizational Documents Proposal, and will have no effect on any of the other proposals.

Q.     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.     Signed and dated proxies received by Emerald without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.

Q.     How can I attend the special meeting?

A.     You may attend the special meeting and vote your shares in person online during the special meeting via live webcast by visiting https://www.cstproxy.com/ftacemeraldacquisition/2025. As a registered stockholder, you received a proxy card from CST, which contains instructions on how to attend the special meeting in person online, including the URL address, along with your 12-digit meeting control number. You will need the 12-digit meeting control number that is printed on your proxy card to enter the special meeting. If you do not have your 12-digit meeting control number, contact CST at spacredemptions@continentalstock.com. Please note that you will not be able to physically attend the special meeting in person, but may attend the special meeting in person online by following the instructions below.

You can pre-register to attend the special meeting in person online. Enter the URL address into your browser, and enter your 12-digit meeting control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. Prior to or at the start of the special meeting you will need to re-log in using your 12-digit meeting control number and will also be prompted to enter your 12-digit meeting control number if you vote in person online during the special meeting.

Emerald recommends that you log in at least 15 minutes before the special meeting to ensure you are logged in when the special meeting starts.

If your shares are held in “street name,” you may attend the special meeting. You will need to contact CST at the number or email address above, to receive a 12-digit meeting control number and gain access to the special meeting or otherwise contact your broker, bank, or other nominee as soon as possible, to do so. Please allow up to 72 hours prior to the special meeting for processing your 12-digit meeting control number.

If you do not have Internet capabilities, you can listen only to the special meeting by dialing 1-800-450-7155, when prompted enter the pin #3412764. This is listening only; you will not be able to vote or enter questions during the special meeting.

Q.     Do I need to attend the special meeting in person online to vote my shares?

A.     No. You are invited to attend the special meeting in person online to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting in person online to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. Emerald encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.     If I am not going to attend the special meeting in person online, should I return my proxy card instead?

A.     Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the Emerald Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination unless the holder of these shares properly follows the procedures for redemption described in this proxy statement/prospectus with respect to these shares.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. You may change your vote by sending a later-dated, signed proxy card to Emerald’s Secretary at the address listed below prior to the vote at the special meeting, or attend the special meeting and vote in person online. You also may revoke your proxy by sending a notice of revocation to Emerald’s Secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.     What should I do if I receive more than one set of voting materials?

A.     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.     What is the quorum requirement for the special meeting?

A.     A quorum will be present at the special meeting if a majority of the Emerald Common Stock outstanding and entitled to vote at the special meeting is represented in person online or by proxy. Based on the number of shares outstanding and entitled to vote as of the Record Date, 7,118,520 shares of Emerald Common Stock will be required to be present at the special meeting to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person online at the special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present in person online at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.     What happens to the Emerald Warrants I hold if I vote my shares of Emerald Common Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.     Properly exercising your redemption rights as an Emerald stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your Emerald Warrants, and if Emerald does not otherwise consummate an initial business combination by the Extension Deadline or obtain the approval of Emerald stockholders to extend the deadline for Emerald to consummate an initial business combination, Emerald will be required to dissolve and liquidate, and your Emerald Warrants will expire worthless.

Q.     Following the Business Combination, will Emerald securities continue to trade on a stock exchange?

A.     Yes. We anticipate that, following the Business Combination, New Fold Common Stock and Public Warrants will continue trading on Nasdaq under the symbols “FLD” and “FLDDW,” respectively. The Emerald Units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

Q.     How does the Sponsor intend to vote on the proposals?

A.     Our Sponsor, directors and officers have agreed to vote any shares of Emerald Common Stock owned by them in favor of the Business Combination, including their shares of Emerald Class A Common Stock and any Public Shares purchased after our IPO (including in open market and privately negotiated transactions). As of the Record Date, our Sponsor, and certain current and former officers and directors beneficially own an aggregate of 67.4% of the outstanding shares of Emerald Common Stock.

Q.     Who will solicit and pay the cost of soliciting proxies?

A.     Emerald will pay the cost of soliciting proxies for the special meeting. Emerald has engaged Sodali & Co (the “Proxy Solicitor”) to assist in the solicitation of proxies for the special meeting. Emerald has agreed to pay the Proxy Solicitor a fee of up to $12,500 in connection with the Business Combination. Emerald will reimburse the Proxy Solicitor for reasonable out-of-pocket expenses and will indemnify the Proxy Solicitor and its affiliates against certain claims, liabilities, losses, damages and expenses. Emerald will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Public Shares for their expenses in forwarding soliciting materials to beneficial owners of Public Shares and in obtaining voting instructions from those owners. Emerald’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Who can help answer my questions?

A.     If you have questions about the stockholder proposals, or if you need additional copies of this proxy statement/prospectus, the proxy card or the consent card you should contact our proxy solicitor at:

Sodali & Co
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200
(banks and brokers can call collect at (203) 658-9400)
Email: EMLD.info@investor.sodali.com

You may also contact Emerald at:

FTAC Emerald Acquisition Corp.
2929 Arch Street, Suite 1703
Philadelphia, PA 19104
Attention: President
E-mail: info@cohencircle.com

To obtain timely delivery, Emerald’s stockholders and warrant holders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about Emerald from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption (which includes the name of the beneficial owner of the shares) and deliver your stock (either physically or electronically) to Emerald’s transfer agent prior to 12:00 p.m., New York time, on the second business day prior to the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting of the Emerald stockholders, you should read this entire proxy statement/ prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

FTAC Emerald Acquisition Corp.

Emerald is a Delaware blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The Emerald Units, Emerald Class A Common Stock and the Public Warrants are currently traded on the OTCQB Venture Market under the symbols “FLDDU,” “FLDD” and “FLDDW,” respectively. The mailing address of Emerald’s principal executive office is 2929 Arch Street, Suite 1703, Philadelphia, PA 19104 and the telephone number of Emerald’s principal executive office is (215) 701-9555.

Emerald’s sponsors are Emerald ESG Sponsor, LLC, a Delaware limited liability company, and Emerald ESG Advisors, LLC, a Delaware limited liability company. The Sponsor currently holds 8,615,141 shares of Emerald Class A Common Stock and 976,081 Private Placement Units, acquired for an aggregate investment of $9,785,810 at the time of the IPO.

Fold

Founded in 2019, Fold is a pioneering bitcoin financial services company dedicated to expanding access to bitcoin through a comprehensive suite of consumer financial products.

Fold was formed with the goal of creating a modern financial services platform that allows consumers to accumulate, save, and use bitcoin to accomplish their daily and long-term financial goals. Fold offers consumers an FDIC insured checking account, a Visa prepaid debit card, bill payments, and an extensive catalog of merchant reward offers. Fold also partners with third-party service providers that offer bitcoin exchange and custody services. Each of Fold’s products and services are available in the United States through the Fold mobile app.

Recent Developments

On December 24, 2024, Fold entered into a Securities Purchase Agreement (the “December 2024 Securities Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which (i) Fold issued to the Investor a Senior Secured Convertible Note in an aggregate principal amount of $20,000,000 (the “December 2024 Initial Investor Note”), and (ii) following the closing of the Business Combination, Fold (or New Fold, as successor to Fold) may issue to the Investor an additional Senior Secured Convertible Note in an aggregate principal amount of up to $10,000,000 (the “Additional Investor Note” and, together with the December 2024 Initial Investor Note, the “Investor Notes”), subject to the mutual discretion of Fold and the Investor. The Investor Notes will be convertible into shares of New Fold Common Stock at a conversion price of $11.50 per share. The Investor Notes are secured by Fold’s assets as collateral, including a portion of Fold’s proprietary bitcoin, and will mature three years after the closing of the Business Combination. A form of the Investor Notes is attached to this proxy statement/prospectus as Annex I.

In connection with the December 2024 Initial Investor Note, the Investor received (i) warrants exercisable for 869,565 shares of Fold Common Stock with an exercise price of $12.50 per share (the “December 2024 Series A Warrants”), (ii) warrants that will become exercisable for 500,000 shares of New Fold Common Stock following the closing of the Business Combination with an effective exercise price of $0.001 per share (the “December 2024 Series B Warrants”), and (iii) warrants exercisable for 869,565 shares of New Fold Common Stock with an exercise price of $11.50 per share (the “December 2024 Series C Warrants” and, together with the December 2024 Series A Warrants and December 2024 Series B Warrants, the “Investor Warrants”). A form of the Investor Warrants is attached to this proxy statement/prospectus as Annex J.

The proceeds from the December 2024 Initial Investor Note will be used to support Fold’s growth initiatives and accelerate product development. Any proceeds from the Additional Investor Note are expected to provide additional capital flexibility to New Fold following the closing of the Business Combination.

The Business Combination

The Merger Agreement

For more information about the Merger Agreement and the Business Combination and other transactions contemplated thereby, see the sections entitled “Proposal No. 1 — The Business Combination Proposal” and “The Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

On July 24, 2024, Emerald, Merger Sub and Fold entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will be merged with and into Fold, with Fold surviving the Merger as a wholly owned subsidiary of Emerald. The Merger Agreement contains customary representations and warranties, covenants, closing conditions, and termination provisions.

The Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger. The parties will hold the Closing on the date which is two business days after the first date on which all conditions set forth in the Merger Agreement are satisfied or, to the extent legally permissible, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent legally permissible, waiver of those conditions at such time), or on such other date, time or place as Emerald and Fold may mutually agree.

Treatment of Fold’s Securities

Fold Common Stock.    At the Effective Time, Fold Common Stock will be converted into New Fold Common Stock.

Fold RSU Awards.    At the Effective Time, each outstanding Fold RSU Award will be converted into an award of restricted stock units covering New Fold Common Stock in accordance with the terms of the Merger Agreement.

Fold Preferred Stock.    Immediately prior to the Effective Time, Fold Preferred Stock will be converted into Fold Common Stock.

December 2024 Initial Investor Note.    At the Effective Time, the December 2024 Initial Investor Note will be exchanged for the New Fold Initial Investor Note, which shall have the same terms as the December 2024 Initial Investor Note.

December 2024 Investor Warrants.    At the Effective Time, the outstanding December 2024 Investor Warrants will be exchanged for the New Fold Investor Warrants, which shall have the same terms as the December 2024 Investor Warrants.

Fold Simple Agreements for Future Equity (“SAFEs”)

At the Effective Time, outstanding Fold SAFEs will be converted into Fold Common Stock based on the valuation caps or discount rates stated within the terms of the individual SAFE agreements.

Consideration to be Received in the Business Combination

At the Closing, holders of Fold Common Stock (including holders of Fold Preferred Stock and Fold SAFEs, which will convert or be deemed to convert into Fold Common Stock immediately prior to the Closing) shall receive merger consideration in shares of Emerald Class A Common Stock equal to the quotient obtained by (a) the Aggregate Merger Consideration, divided by (b) the number of shares of Fold Fully Diluted Capital Stock (the “Exchange Ratio”). In the event the 60-volume weighted average price of Bitcoin as of the day immediately prior to the Closing is greater than $90,000, the Aggregate Merger Consideration to be paid to holders of Fold Common Stock will be increased by 20% of the increase in value of the amount of Bitcoin in Fold’s treasury as of July 24, 2024, up to a maximum increase of $54.75 million.

Representations and Warranties

The Merger Agreement contains representations and warranties of the parties thereto that are customary for a transaction of this size and nature. The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Business Combination, but their accuracy forms the basis of some of the conditions to the obligations of Emerald, Merger Sub and Fold to complete the Business Combination.

Fold has made representations and warranties relating to, among other things, Fold’s organization, good standing and qualification, Fold’s capital structure, corporate authority, approval and fairness, governmental filings, the absence of violations, financial statements and internal controls, the absence of certain changes, the absence of undisclosed liabilities, litigation, compliance with laws, permits, employee benefits, labor matters, environmental matters, tax matters, real and personal property, intellectual property, IT assets, data privacy, insurance, Fold’s material contracts, brokers and finders, this Registration Statement, transactions with related parties, no ownership of Emerald Common Stock, the Investment Company Act, and the absence of outside reliance.

Emerald and Merger Sub have made representations and warranties relating to, among other things, organization, good standing and qualification, Emerald’s capital structure, corporate authority and approval, governmental filings, the absence of violations, certain contracts, Emerald reports and internal controls, absence of certain changes, business activities and liabilities, litigation and proceedings, compliance with laws, the Investment Company Act, the JOBS Act, the Emerald Trust Account, the valid issuance of Emerald Common Stock as merger consideration, takeover statutes and charter provisions, Nasdaq stock market quotations, brokers and finders, registration and proxy statements, taxes, the absence of outside reliance and employees and benefit plans.

Covenants and Agreements

Fold has made covenants relating to, among other things, conduct of the business, inspection, no claim against the Emerald Trust Account, acquisition proposals, alternative transactions and preparation and delivery of additional financial statements

Emerald has made covenants relating to, among other things, conduct of business, Trust Account proceeds and related available equity, listing, directors and officers, indemnification and insurance, approval of sole stockholder of Merger Sub, inspections of Emerald books and records by Fold, Nasdaq listing, SEC filings, exclusivity, governing documents, and stockholder litigation.

Fold, Emerald and Merger Sub have made joint covenants relating to the HSR Act and other filings, preparation of the proxy statement and registration statement, stockholders’ meetings and approvals, support of transaction, notifications, publicity, extensions, tax matters, the Incentive Award Plan, the ESPP, and employment agreements.

Conditions to Closing

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval of the holders of the requisite number of outstanding shares of Emerald Common Stock entitled to vote, who attend and vote thereupon at the special meeting, (ii) the Requisite Approval, (iii) the Registration Statement (of which this proxy statement/prospectus is a part) will have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no proceedings for that purpose shall have commenced or be threatened by the SEC, (iv) all waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated, (v) Emerald having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), (vi) no governmental authority with jurisdiction over the parties with respect to the Business Combination will have issued any order or law enjoining, prohibiting or making illegal the consummation of the Business Combination, and (vii) the Transaction Documents shall be in full force and effect and shall not have been rescinded by any of the parties thereto.

The obligations of Emerald and Merger Sub to consummate the Business Combination are further conditioned upon, among other things: (i) certain fundamental representations and warranties of Fold that are qualified by materiality or material adverse effect standards shall be true and correct in all respects and that are not qualified by materiality, material adverse effect standards or other similar qualifier shall be true and correct in all material respects as of the Closing Date, except for the fundamental representations made as of an earlier date or time, which need be true and correct only as of such earlier date or time, (ii) certain other representations of Fold shall be true and correct on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and correct as of such particular date or period of time) except for any failure of any such representation and warranty to be so true and correct (without giving effect to any materiality, material adverse effect or other similar qualifier contained therein) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect, (iii) Fold shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, provided that for this condition, Fold will only be deemed as not to have been performed if Fold has failed to cure within twenty days after written notice of a breach thereof by Emerald or if earlier, January 24, 2026 (iv) Emerald and Merger Sub shall have received a certificate attesting to the satisfaction of the foregoing conditions, and (v) Fold shall have delivered a counterpart of each of the Transaction Documents to which it is a party.

The obligations of Fold to consummate the Business Combination are further conditioned upon, among other things, (i) certain fundamental representations and warranties of Emerald and Merger Sub that are qualified by materiality or material adverse effect standards shall be true and correct in all respects and that are not qualified by materiality, material adverse effect or other similar qualifier shall be true and correct in all material respects as of the Closing Date, except for the fundamental representations made as of an earlier date or time, which need be true and correct only as of such earlier date or time, (ii) certain other representations of Emerald and Merger Sub shall be true and correct on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and correct as of such particular date or period of time) except for any failure of any such representation and warranty to be so true and correct (without giving effect to any materiality, material adverse effect or other similar qualifier contained therein) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect or prevent, materially delay or materially impair the ability of Emerald or Merger Sub to consummate the Business Combination, provided that for this condition, Emerald and Merger Sub will only be deemed as not to have been performed if Emerald or Merger Sub, as applicable has failed to cure within twenty days after written notice of a breach thereof by Fold or if earlier, January 24, 2026, provided further, that Emerald’s failure to have the Emerald Common Stock listed on Nasdaq after December 20, 2024 shall not serve as a limitation to Fold’s obligation to consummate the Merger, (iii) Emerald and Merger Sub shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date, provided that Emerald’s failure to have the Emerald Common Stock listed on Nasdaq after December 20, 2024 shall not serve as a limitation to Fold’s obligation to consummate the Merger, (iv) Fold shall have received a certificate attesting to the satisfaction of the foregoing conditions, (v) certain specified directors and executive officers of Emerald shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time, (vi) the shares of Emerald Common Stock issuable to the holders of shares of Fold Common Stock pursuant to the Merger Agreement shall have been authorized for listing on Nasdaq upon official notice of issuance, and (vii) Emerald shall have delivered a counterpart of each of the Transaction Documents to which it or Merger Sub is a party.

Any party to the Merger Agreement may, at any time prior to the Closing Date, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive any of the terms or conditions of the Merger Agreement, including the conditions to closing set forth above, to the extent permitted by applicable laws and, in the case of Emerald, the Existing Charter.

Termination

The Merger Agreement may be terminated and the Business Combination abandoned:

•        by mutual written consent of Fold and Emerald;

•        by either Emerald or Fold if the transactions are not consummated on or before January 24, 2026, provided that the failure to consummate the transaction by that date is not due to a material breach by the party seeking to terminate and which such breach is the proximate cause for the conditions to close not being satisfied;

•        by either Emerald or Fold if a governmental entity shall have issued a law or final, non-appealable governmental order, rule or regulation permanently enjoining or prohibiting the consummation of the Merger, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement in any manner that has proximately contributed to the governmental action;

•        by either Emerald or Fold if the other party has breached its representations, warranties, covenants or agreements in the Merger Agreement such that the conditions to closing cannot be satisfied and such breach cannot be cured by January 24, 2026, provided that the party seeking to breach is not itself in breach of the Merger Agreement;

•        by written notice from Emerald to Fold if Fold had not provided Emerald with audited financial statements for the years ended December 31, 2023 and December 31, 2022, by November 15, 2024 (Fold provided such audited financial statements to Emerald in October 2024 for inclusion in the Registration Statement of which this proxy statement/prospectus is a part and, therefore, this termination provision is inapplicable);

•        by written notice from Emerald to Fold if the Fold stockholders do not approve the Merger Agreement due to the failure of Fold to obtain the required stockholder vote;

•        by written notice from Fold to Emerald if the Emerald Board shall have publicly withdrawn, modified or changed in an adverse manner its recommendation to vote in favor of the Merger and other proposals; or

•        by written notice from Fold to Emerald if Nasdaq ultimately determines that Emerald cannot meet its initial listing requirements following the Effective Time (other than those which by their nature are to be satisfied as of immediately following the Closing).

Ownership of New Fold After the Closing

As of September 30, 2024, there were 14,349,106 shares of Emerald Class A Common Stock and no shares of Emerald Class B Common Stock issued and outstanding. There were also outstanding an aggregate of 12,922,712 warrants, which includes 488,041 Private Placement Warrants and 12,434,671 Public Warrants. Each warrant entitles the holder thereof to purchase one share of Emerald Class A Common Stock and, following the Business Combination, will entitle the holder thereof to purchase one share of New Fold Common Stock.

Under the “minimum redemptions” scenario, upon completion of the Business Combination, Emerald’s Public Stockholders would retain an ownership interest of approximately 9.6% in New Fold, the Sponsor and its affiliates and certain current and former directors, as the sole holders of Founder Shares, will retain an ownership interest of approximately 13.0% of New Fold, and Fold stockholders will own approximately 70.5% of New Fold.

Under the “25% redemptions” scenario, upon completion of the Business Combination, Emerald’s Public Stockholders would retain an ownership interest of approximately 7.3% in New Fold, the Sponsor and its affiliates and certain current and former directors, as the sole holders of Founder Shares, will retain an ownership interest of approximately 13.3% of New Fold, and Fold stockholders will own approximately 72.3% of New Fold.

Under the “maximum redemptions” scenario, upon completion of the Business Combination, Emerald’s Public Stockholders would retain an ownership interest of approximately 2.4% in New Fold, the Sponsor and its affiliates and certain current and former directors, as the sole holders of Founder Shares, will retain an ownership interest of approximately 13.9% of New Fold, and Fold stockholders will own approximately 76.4% of New Fold.

The following summarizes the pro forma ownership of New Fold Common Stock following the Business Combination assuming the minimum redemptions, 25% redemptions and maximum redemptions scenarios.

The ownership percentages reflected in the table are based upon the number of shares of Fold Common Stock issued and outstanding as of September 30, 2024 (after giving effect to the redemption of 112,068 shares of Emerald Class A Common Stock in connection with the Third Extension Meeting on December 17, 2024), and are subject to the following additional assumptions:

•        the total shares of New Fold Common Stock to be issued to holders of Fold Common Stock will be 34,548,507 (including 500,000 shares of New Fold Common Stock issuable upon exercise of the New Fold Series B Investor Warrants);

•        all outstanding Fold Preferred Stock and Fold SAFEs will be converted to Fold Common Stock prior to the Closing;

•        all Fold RSU Awards have been converted to restricted stock units covering shares of New Fold Common Stock as of the Effective Time;

•        the shares to be issued to Fold stockholders do not account for the issuance of any additional shares following the closing of the Business Combination under the Incentive Award Plan and ESPP;

•        no exercise of Emerald Warrants; and

•        no issuance of additional securities by Emerald prior to the Effective Time.

If any of these assumptions are not correct, these percentages will be different.

For purposes of the table:

•        Assuming minimum redemption scenario:    This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares in addition to any redemptions that have occurred subsequent to September 30, 2024.

•        Assuming 25% redemption scenario:    This scenario assumes that 1.2 million Public Shares are redeemed for an aggregate redemption payment of approximately $13.1 million.

•        Assuming maximum redemption scenario:     This scenario assumes that 3.6 million Public Shares are redeemed for an aggregate redemption payment of approximately $39.4 million. This maximum redemption scenario reflects the maximum number of the Emerald’s Public Shares that can be redeemed without violating the conditions of the Merger Agreement that Emerald cannot redeem Public Shares if it would result in Emerald having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming shareholders.

	Assuming Minimum Redemptions		Assuming 25% Redemptions		Assuming Maximum Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Fold Stockholders	34,548,507	70.5%	34,548,507	72.3%	34,548,507	76.4%
Emerald Public Stockholders	4,645,816	9.6%	3,456,345	7.3%	1,071,507	2.4%
Sponsor and related parties(1)	6,293,722	13.0%	6,293,722	13.3%	6,293,722	13.9%
Other	3,297,500	6.8%	3,297,500	7.0%	3,297,500	7.3%
Total shares of New Fold Common Stock outstanding at closing	48,785,545	100.0%	47,596,074	100.0%	45,211,237	100.0%

____________

(1)      Excludes 488,041 Private Warrants held by the Sponsor, all of which will be forfeited at Closing.

Stockholders will experience additional dilution to the extent New Fold issues additional shares of New Fold Common Stock after the closing of the Business Combination. The table above excludes (a) 12,434,671 shares of New Fold Common Stock that will be issuable upon the exercise of the 12,434,671 Public Warrants; (b) shares of New Fold Common Stock that will initially be available for issuance under the Incentive Award Plan, which will initially be equal to 10% of the fully-diluted shares of New Fold Common Stock as of the closing of the Business Combination plus any shares remaining available for issuance under Fold’s 2019 Equity Incentive Plan as of the Closing; (c) shares of New Fold Common Stock that will initially be available for issuance under the New Fold 2025 Employee Stock Purchase Plan, which will initially be equal to 2% of the fully-diluted shares of New Fold Common Stock as of the closing of the Business Combination; (d) 869,565 shares of New Fold Common Stock that will be issuable upon the exercise of the December 2024 Series A Warrants; (e) 869,565 shares of New Fold Common Stock that will be issuable upon the exercise of the December 2024 Series C Warrants, and (f) 1,739,130 shares of New Fold Common Stock that will be issuable upon the conversion of the New Fold Investor Notes.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal 1 — The Business Combination Proposal — Ownership of New Fold After the Closing.

Other Agreements Related to the Merger Agreement

Sponsor Share Restriction Agreement

On July 24, 2024, concurrently with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Share Restriction Agreement with Emerald. Pursuant to the Sponsor Share Restriction Agreement, at the Closing, (i) all Private Placement Warrants will be forfeited and cancelled, and (ii) approximately 5.3 million of the Sponsors’ founder shares (the “subject founder shares”) will be subject to time-based transfer restrictions subject to early release as follows:

•        one-third of the subject founder shares shall remain subject to transfer restrictions until the earlier of (a) six months following the Closing or (b) the first date that the stock price exceeds $12.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing;

•        one-third of the subject founder shares shall remain subject to transfer restrictions until the earlier of (a) (x) in the event that Emerald and Fold raise $50 million or more as of the Closing, one year following the Closing, and (y) in the event that Emerald and Fold raise less than $50 million as of the Closing, two years following the Closing, or (b) the first date that the stock price exceeds $15.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing; and

•        one-third of the subject founder shares shall remain subject to transfer restrictions until the earlier of (a) ten years following the Closing or (b) the first date that the stock price exceeds $17.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing.

In the event that Emerald and Fold raise less than $50 million from the date of the Merger Agreement through the second anniversary of the Closing, the Sponsor shall automatically forfeit for no additional consideration up to 1,000,000 subject founder shares.

Support Agreement

On July 24, 2024, concurrently with the execution of the Merger Agreement, Emerald entered into a Support Agreement with (i) the Sponsor, (ii) Fold, and (iii) the Fold stockholders named therein (together with the Sponsors, the “Voting Parties” and each a “Voting Party”), pursuant to which the Voting Parties agreed to vote or cause to be voted all Emerald voting shares and all Fold voting securities that they beneficially own (i) in favor of (A) the Merger and the Merger Agreement; (B) an amendment of Emerald’s governing documents to extend the outside date for consummating the Merger, if applicable; and (C) any proposal to adjourn or postpone a meeting of stockholders of Emerald to a later date if there are not sufficient votes to approve the Merger; (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach under the Merger Agreement; and (iii) against (A) any proposal or offer from any person (other than Emerald or Fold or any of their respective affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Emerald or Fold, as applicable, (2) the issuance or acquisition of shares of capital stock or other equity securities of Emerald or Fold (other than as contemplated by the Merger Agreement), or (3) with respect to stockholders of Fold, the sale, lease, exchange or other disposition of any significant portion of Fold’s properties or assets; and (B) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of a party’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Emerald or Fold, as applicable (including any amendments to such party’s governing documents other than in connection with the Merger).

The Support Agreement generally prohibits the Voting Parties from transferring their Emerald voting shares or Fold voting securities prior to the consummation of the Merger, other than to certain permitted transferees who become party to, and bound by, the Support Agreement. The Support Agreement will automatically terminate upon the earlier to occur of (i) the Closing and (ii) the termination of the Merger Agreement in accordance with its terms.

Board of New Fold following the Business Combination

Upon the Closing, we anticipate that the New Fold Board will consist of seven members, reclassified into three separate classes, with each class serving a three-year term; except with respect to the election of directors at the special meeting pursuant to “Proposal No. 4 — The Election of Directors Proposal, ” the Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). All of the existing directors of Emerald except for Bracebridge H. Young, Jr. and Andrew Hohns, have informed us that they will resign from our board of directors upon Closing.

Our board of directors has nominated the following individuals for election at our special meeting:

•        Class I Directors:    Mr. Young and Mr. Hohns;

•        Class II Directors:    Dr. Kirkwood and Mr. Reeves; and

•        Class III Directors:    Mr. Simha, Ms. Hill and Ms. Goldwasser.

For additional details, see the sections of this proxy statement/prospectus entitled “Proposal No. 4 — The Election of Directors Proposal” and “Directors and Executive Officers After the Business Combination.”

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Emerald will be treated as the acquired company and Fold will be treated as the accounting acquirer for financial statement reporting purposes.

For more information, see the section entitled “The Business Combination — Accounting Treatment of the Business Combination.”

Appraisal or Dissenter’s Rights

No appraisal or dissenter’s rights are available to holders of shares of Emerald Common Stock or Emerald Warrants in connection with the Business Combination.

Emerald Proposals for Stockholder Approval

At the special meeting, Emerald’s stockholders will be asked to separately approve the following proposals:

•        The Business Combination Proposal — a proposal to approve the adoption of the Merger Agreement and the Business Combination.

•        The Organizational Documents Proposal — a proposal to approve the Proposed Charter and the Proposed Bylaws.

•        The Advisory Organizational Documents Proposals — four proposals to amend Emerald’s Existing Charter.

•        The Election of Directors Proposal — a proposal to elect the directors comprising the board of directors of New Fold.

•        The Equity Incentive Plan Proposal — a proposal to approve and adopt the Incentive Award Plan, to be effective upon the Closing.

•        The Employee Stock Purchase Plan Proposal — a proposal to approve and adopt the ESPP, to be effective upon the Closing.

•        The Nasdaq Proposal — a proposal to approve, for purposes of complying with the applicable listing rules of The Nasdaq Stock Market LLC, the issuance of shares of Emerald Class A Common Stock pursuant to the Merger Agreement in connection with the Business Combination.

•        The Adjournment Proposal — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

For more information about these proposals, see the sections of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Organizational Documents Proposal,” “Proposals No. 3 — The Advisory Organizational Documents Proposals,” “Proposal No. 4 — The Election of Directors Proposal,” “Proposal No. 5 — The Equity Incentive Plan Proposal,” “Proposal No. 6 — The Employee Stock Purchase Plan Proposal,” “Proposal No. 7 — The Nasdaq Proposal,” and “Proposal No. 8 — The Adjournment Proposal.”

Date, Time and Place of Special Meeting

The special meeting will be held on February 12, 2025, at 11:00 a.m., Eastern Time, conducted via live webcast at the following address: https://www.cstproxy.com/ftacemeraldacquisition/2025. You will need the 12-digit meeting control number that is printed on your proxy card to enter the special meeting. Emerald recommends that you log in at least 15 minutes before the special meeting to ensure you are logged in when the special meeting starts. Please note that you will not be able to attend the special meeting in person.

Record Date and Voting

Emerald’s stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of Emerald Class A Common Stock or Emerald Class B Common Stock at the close of business on January 15, 2025, which is the Record Date for the special meeting. Emerald’s stockholders are entitled to one vote for each share of Emerald Class A Common Stock or Emerald Class B Common Stock that they owned as of the close of business on the Record Date. If Emerald stockholders’ shares are held in “street name” or are in a margin or similar account, such stockholder should contact their broker, bank or other nominee to ensure that votes related to the shares beneficially own by such stockholder are properly counted. On the Record Date, there were 14,237,038 shares of Emerald Class A Common Stock outstanding and no shares of Emerald Class B Common Stock outstanding. Our Sponsor holds 8,615,141 shares of Emerald Class A Common Stock and 976,081 Private Placement Units.

Our Sponsor and our officers and directors have agreed to vote all of their shares of Emerald Class A Common Stock and any Public Shares acquired by them in favor of the Business Combination Proposal. Emerald’s issued and outstanding Emerald Warrants do not have voting rights at the special meeting.

Quorum and Vote Required for the Emerald Proposals

A quorum will be present at the special meeting if a majority of the Emerald Common Stock outstanding and entitled to vote at the special meeting is represented in person or by proxy.

The approval of the Organizational Documents Proposal requires the affirmative vote (in person or by proxy) of the majority of the issued and outstanding shares of the Emerald Class A Common Stock, as well as the vote of a majority of the issued and outstanding shares of Emerald Class A Common Stock and Emerald Class B Common Stock, voting together as a single class.

The approval of the Business Combination Proposal, the Advisory Organizational Documents Proposals, Equity Incentive Plan Proposal, Employee Stock Purchase Plan Proposal, Nasdaq Proposal and Adjournment Proposal require the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Emerald Common Stock, voting together as a single class, that are cast thereon at the special meeting.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Emerald Common Stock, voting together as a single class, that are cast thereon at the special meeting.

Pursuant to the Merger Agreement, the Business Combination is conditioned upon the approval of holders of the requisite number of outstanding shares of Emerald Common Stock entitled to vote, whether in person or by proxy, at the special meeting.

In accordance with the Support Agreement entered into concurrently with the execution of the Merger Agreement, holders of 9,591,222 shares of Emerald Class A Common Stock (or 66.8% of the outstanding shares of Emerald Common Stock as of September 30, 2024) have agreed to vote in favor of each of the proposals, subject to certain customary conditions. Assuming all of the outstanding shares of Emerald Common Stock subject to the Support Agreement are voted in favor of each proposal, in accordance with the terms of the Support Agreement, the votes of such shares of Emerald Common Stock will be sufficient for the approval of the Business Combination Proposal, the Organizational Documents Proposal, each of the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal, the Adjournment Proposal and each director nominee pursuant to the Election of Directors Proposal, and will not require the vote of any additional shares of Emerald Common Stock in order to be approved.

For more information about these proposals, see the section entitled “Quorum and Vote Required for the Emerald Proposals.”

Recommendation to Emerald Stockholders

Our board of directors believes that each of the Emerald Proposals is in the best interests of Emerald and our stockholders and unanimously recommends that its stockholders vote “FOR” each of the Emerald Proposals, including “FOR” each of the director nominees.

Emerald Board’s Reasons for the Approval of the Business Combination

After careful consideration, the Emerald Board recommends that its stockholders vote “FOR” the approval of the Business Combination Proposal. For a description of the Emerald Board’s reasons for the approval of the Business Combination, see the section entitled “The Business Combination — Emerald Board’s Reasons for the Approval of the Business Combination.”

Opinion of Emerald’s Financial Advisor

Emerald has engaged Northland Securities, Inc. (“Northland”) as Emerald’s financial advisor in connection with the Merger. In connection with this engagement, Northland delivered a written opinion, dated July 23, 2024, to the Emerald board of directors as to the fairness, from a financial point of view and as of the date of such opinion, of (i) the consideration to be paid by Emerald to the Fold stockholders pursuant to the Merger Agreement, and (ii) whether Fold has an aggregate fair market value equal to at least 80 percent of the balance of Emerald’s Trust Account. The full text of Northland’s written opinion, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex F hereto and is incorporated by reference herein in its entirety. The description of Northland’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Northland’s opinion. Northland’s opinion and advisory services were intended for the benefit and use of the Emerald board of directors (in its capacity as such) in connection with its evaluation of the consideration to be paid by Emerald to the Fold stockholders pursuant to the Merger Agreement, and whether Fold has an aggregate fair market value equal to at least 80 percent of the balance of Emerald’s Trust Account, and did not address any other terms, aspects or implications of the Business Combination. Northland’s opinion did not constitute a recommendation as to the course of action that Emerald (or the Emerald board of directors or any committee thereof) should pursue in connection with the Business Combination or otherwise address the merits of the underlying decision by Emerald to engage in the Business Combination, including in comparison to other strategies or transactions that might be available to Emerald or which Emerald might engage in or consider. Northland’s opinion does not constitute advice or a recommendation to any securityholder or other person as to how to vote or act on any matter relating to the Business Combination or otherwise.

Interests of Emerald’s Directors and Officers in the Business Combination

When considering the Emerald Board’s recommendation that Emerald’s stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals presented for stockholder approval in this proxy statement/prospectus, Emerald’s stockholders should be aware that Sponsor and certain of Emerald’s executive officers and directors have interests in the Business Combination that may be different from or in addition to (or which may conflict with) the interests of Emerald’s other stockholders.

These interests may influence Emerald’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the transactions contemplated thereby. These interests were considered by the Emerald Board when it approved the Business Combination. For further information, please see the section entitled “The Business Combination — Interests of Emerald’s Directors and Officers in the Business Combination.”

Redemption Rights

Pursuant to our Existing Charter, holders of Public Shares may elect to have their Public Shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Existing Charter. For illustrative purposes, based on funds in the Trust Account of approximately $51.3 million on December 31, 2024, the estimated per share redemption price would have been approximately $11.04. If a Public Stockholder exercises its redemption rights, then such Public Stockholder will be exchanging its shares of Emerald Class A Common Stock for cash and will no longer own shares of Emerald. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Each redemption of Public Shares by our Public Stockholders will decrease the amount in our Trust Account. See the section entitled “Special Meeting of Emerald Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

U.S. Federal Income Tax Considerations for Holders of Emerald Class A Common Stock Exercising Redemption Rights

As described more fully herein, a holder of Class A Common Stock that exercises its redemption rights to receive cash in exchange for such shares may be treated as selling its Class A Common Stock in a taxable sale or exchange resulting in the recognition of gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution of an amount equal to the redemption proceeds, for U.S. federal income tax purposes, depending on the amount of our stock that a holder owns or is deemed to own by attribution (including through the ownership of warrants).

Please see the section entitled “Material U.S. Federal Income Tax Considerations of Holders of New Fold Common Stock and Emerald Class A Common Stock — U.S. Federal Income Tax Considerations of Ownership and Disposition of New Fold Common Stock; Redemption of Emerald Public Shares” for additional information. You are urged to consult your tax advisors regarding the tax considerations of exercising your redemption rights.

Emerging Growth Company

Emerald is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Emerald’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Emerald has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Emerald, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Emerald’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Emerald will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Emerald’s initial public offering (i.e., December 31, 2026), (b) in which it has total annual gross revenue of at least $1.235 billion or (c) in which Emerald is deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of Emerald’s common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which Emerald will have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Summary of Risk Factors

In evaluating the Business Combination and the proposals to be considered and voted on at the special meeting of Emerald stockholders, you should carefully read this proxy statement/prospectus, including the annexes, and especially review and consider the factors discussed in the section entitled “Risk Factors” beginning on page 43 of this proxy statement/prospectus. Some of the risks related to Fold’s business and industry, Emerald, and the Business Combination are summarized below.

Risks Related to Fold’s Business and Industry

•        Our operating results have and will significantly fluctuate, including due to the highly volatile nature of Bitcoin.

•        Changes in card network rules or standards could adversely affect our business.

•        We operate in a highly competitive industry and we compete against companies with greater financial and other resources, and our business, operating results, and financial condition may be adversely affected if we are unable to respond to our competitors effectively.

•        Our long-term success depends on our ability to develop new and innovative products and services to address and keep pace with the rapidly evolving market for payments and financial services, and, if we are not able to implement successful enhancements and new features for our products and services, our business, operating results and financial condition could be materially and adversely affected.

•        If we cannot keep pace with rapid industry changes to provide new and innovative products and services, the use of our products and services, and consequently our net revenue, could decline, which could adversely impact our business, operating results, and financial condition.

•        Any significant disruption in our products and services, in our information technology systems, or in blockchain networks related to our business, could result in a loss of customers or funds and adversely impact our brand and reputation and our business, operating results, and financial condition.

•        Our or our third-party partners’ failure to safeguard and manage our and our customers’ fiat currencies and Bitcoin could adversely impact our business, operating results, and financial condition.

•        If we fail to retain existing customers or add new customers, or if our customers decrease their level of engagement with our products, services and platform, our business, operating results, and financial condition may be significantly harmed.

•        Our operating expenses may increase in the future and we may not be able to achieve profitability or positive cash flow from operations on a consistent basis, which may cause our business, operating results, and financial condition to be adversely impacted.

•        Our strategy and focus on delivering high-quality, compliant, easy-to-use, and secure Bitcoin-related financial services may not maximize short-term or medium-term financial results.

•        Due to our limited operating history, it may be difficult to evaluate our business and future prospects, and we may not be able to achieve or maintain profitability in any given period.

•        Our business could be harmed if we are unable to accurately forecast demand for Bitcoin and to adequately manage our Bitcoin balances, including the Bitcoin balances we maintain for our own account or Bitcoin balances that may be maintained for us, and any investments in Bitcoin, are subject to volatile market prices and risks of loss.

•        Unfavorable media coverage could negatively affect our business.

•        Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results, and financial condition.

•        We may suffer losses due to abrupt and erratic market movements.

•        Due to unfamiliarity and some negative publicity associated with Bitcoin products and services, confidence or interest in our platforms may decline.

•        We rely on search engines, social networking sites, and other web-based platforms to attract a meaningful portion of our users, and if those search engines, social networking sites and other web-based platforms change their listings or policies regarding advertising, or increase their pricing or suffer problems, it may limit our ability to attract new users.

Risks Related to Intellectual Property

•        Our intellectual property rights are valuable, and any inability to protect them could adversely impact our business, operating results, and financial condition.

•        We may be sued by third parties for alleged infringement of their intellectual property rights.

•        Our platform contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could harm our business.

Risks Related to Our Employees and Other Service Providers

•        The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition.

•        Our culture emphasizes innovation, and if we cannot maintain this culture, our business and operating results could be adversely impacted.

•        In the event of employee or service provider misconduct or error, our business may be adversely impacted.

General Risk Factors

•        Adverse economic conditions may adversely affect our business.

•        We are a remote-first company which subjects us to heightened operational risks.

•        Environmental, social and governance factors may impose additional costs and expose us to new risks.

•        Changes in U.S. and foreign tax laws, as well as the application of such laws, could adversely impact our financial position and operating results.

•        Our ability to use our deferred tax assets may be subject to certain limitations under U.S. or foreign law.

•        If our estimates or judgment relating to our critical accounting estimates prove to be incorrect, our operating results could be adversely affected.

•        We may be adversely affected by natural disasters, pandemics, and other catastrophic events, and by man-made problems such as terrorism, that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

•        We might require additional capital to support business growth, and this capital might not be available.

Risks Related to Being a Public Company

•        The market price of shares of our common stock may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

•        There may be increased volatility in the trading of Emerald Common Stock due to a lower public float as a result of the prior redemption of shares of Emerald Class A Common Stock by Emerald stockholders.

•        We do not intend to pay dividends on our common stock for the foreseeable future.

•        If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of our common stock could decline.

•        Our issuance of additional shares of common stock or convertible securities could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect our stock price.

•        Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the Closing could cause the market price for our common stock to decline.

•        The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, the requirements of the Sarbanes-Oxley Act and the requirements of the Nasdaq, may strain our resources, increase our costs and require additional attention of management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

•        If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our common stock may decline.

•        Our management has limited experience in operating a public company.

•        Changes to, or changes to interpretations of, the U.S. federal, state, local or other jurisdictional tax laws could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Tax and Accounting Matters

•        There is uncertainty regarding the federal income tax considerations of the redemption to the holders of Class A Common Stock.

•        Emerald’s management has concluded that there is substantial doubt about its ability to continue as a “going concern.”

Risks Related to the Business Combination and New Fold

•        If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Emerald Common Stock may decline before the Closing, or the market price of New Fold’s securities may decline after the Closing.

•        Fluctuations in operating results, quarter to quarter earnings and other factors, including incidents involving customers and negative media coverage, may result in significant decreases in the price of New Fold’s securities.

•        An active market for New Fold’s securities may not develop, which would adversely affect the liquidity and price of New Fold’s securities.

•        Fold does not have experience operating as a United States public company and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes Oxley Act.

•        If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our common stock may decline.

Risks Related to Emerald’s Business and the Business Combination

•        The Business Combination and New Fold becoming a publicly listed company as a result of the Merger differs significantly from an underwritten initial public offering.

•        The unaudited pro forma financial information included herein may not be indicative of what New Fold’s actual financial position or results of operations would have been.

•        Our Sponsor, officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

Risks Related to Redemptions

•        If a stockholder fails to receive notice of Emerald’s offer to redeem the Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

•        If we are unable to consummate our initial business combination, Public Stockholders may be forced to wait until after the Extension Deadline before redemption from the Trust Account.

•        There is no guarantee that a stockholder’s decision whether to redeem their shares of Emerald Class A Common Stock for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA
COMBINED PER SHARE DATA OF EMERALD AND FOLD

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following tables set forth the historical per share information of Emerald and Fold, on a standalone basis, and the unaudited pro forma condensed combined per share information after giving effect to the Merger Agreement, December 2024 Initial Investor Note, December 2024 Investor Warrants, and the reverse recapitalization, assuming minimum redemptions, assuming 25% redemptions, or assuming maximum redemptions. The unaudited pro forma condensed combined net earnings (loss) per share information for the year ended December 31, 2023 and for the nine months ended September 30, 2024 is presented as if the Business Combination and December 2024 Initial Investor financing transactions had occurred on January 1, 2023. The unaudited pro forma book value per share information is presented as if the Business Combination occurred on September 30, 2024. The information provided in the tables below is unaudited.

			Combined Pro Forma
	Emerald (Historical)	Fold (Historical)	Pro Forma Combined (Assuming Minimum Redemption)	Pro Forma Combined (Assuming 25% Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
As of and for the nine months ended September 30, 2024
Book value per share(1),(2)	$(0.49)	$(10.46)	$2.19	$1.97	$1.49
Weighted average common shares outstanding – basic and diluted	15,182,382	7,072,300	N/A	N/A	N/A
Weighted average shares of New Fold Class A common stock outstanding – basic and diluted	N/A	N/A	48,785,545	47,596,074	45,211,237
Net loss per share, common shares – basic and diluted	$(0.10)	$(9.27)	N/A	N/A	N/A
Net loss per share, New Fold Class A – basic and diluted	N/A	N/A	$(0.19)	$(0.20)	$(0.21)

As of and for the year ended December 31, 2023
Book value per share(1)	$(0.17)	$(1.19)	N/A	N/A	N/A
Weighted average common shares outstanding – basic and diluted	25,873,722	7,072,300	N/A	N/A	N/A
Weighted average shares of New Fold Class A common stock outstanding – basic and diluted	N/A	N/A	48,785,545	47,596,074	45,211,237
Net income (loss) per share – common shares – basic and diluted	$0.14	$(1.01)	N/A	N/A	N/A
Net loss per share, New Fold Class A – basic and diluted	N/A	N/A	$(0.14)	$(0.14)	$(0.15)

____________

(1)      Book value per share is calculated as total stockholders’ equity (deficit) divided by weighted average outstanding shares.

(2)      The equivalent pro forma basic and diluted per share data for Fold is calculated by multiplying the combined pro forma per share data by the exchange ratio of approximately 0.83. The weighted average shares outstanding includes Fold common stock, and Fold preferred stock and Fold SAFEs which will convert to common stock of New Fold.

			Fold Pro Forma Per Share Data(2)
	Emerald (Historical)	Fold (Historical)	Pro Forma Combined (Assuming Minimum Redemption)	Pro Forma Combined (Assuming 25% Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
As of and for the nine months ended September 30, 2024
Book value per share(1),(2)	$(0.49)	$(10.46)	$1.69	$1.50	$1.37
Weighted average common shares outstanding – basic and diluted	15,182,382	7,072,300	34,048,507	34,048,507	34,048,507
Weighted average shares of New Fold Class A common stock outstanding – basic and diluted	N/A	N/A	N/A	N/A	N/A
Net loss per share, common shares – basic and diluted	$(0.10)	$(9.27)	$(0.21)	$(0.22)	$(0.22)
Net loss per share, New Fold Class A – basic and diluted	N/A	N/A	N/A	N/A	N/A

As of and for the year ended December 31, 2023
Book value per share(1)	$(0.17)	$(1.19)	N/A	N/A	N/A
Weighted average common shares outstanding – basic and diluted	25,873,722	7,072,300	34,048,507	34,048,507	34,048,507
Weighted average shares of New Fold Class A common stock outstanding – basic and diluted	N/A	N/A	N/A	N/A	N/A
Net income (loss) per share – common shares – basic and diluted	$0.14	$(1.01)	$(0.18)	$(0.18)	$(0.18)
Net loss per share, New Fold Class A – basic and diluted	N/A	N/A	N/A	N/A	N/A

____________

(1)      Book value per share is calculated as total stockholders’ equity (deficit) divided by weighted average outstanding shares.

(2)      The equivalent pro forma basic and diluted per share data for Fold is calculated by multiplying the combined pro forma per share data by the exchange ratio of approximately 0.83. The weighted average shares outstanding includes Fold common stock, and Fold preferred stock and Fold SAFEs which will convert to common stock of New Fold.

The historical per share information of Emerald was derived from the audited historical balance sheet and statement of operations of Emerald as of and for the year ended December 31, 2023 and the unaudited condensed historical balance sheet and statement of operations as of and for the nine months ended September 30, 2024. The historical per share information of Fold was derived from the audited historical balance sheet and statement of operations of Fold as of and for the year ended December 31, 2023 and the unaudited condensed historical balance sheet and statement of operations as of and for the nine months ended September 30, 2024. This information is only a summary and should be read in conjunction with Emerald’s and Fold’s unaudited and audited historical financial statements and related notes, the sections entitled “Emerald Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Fold Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined per share information of Emerald and Fold is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus and the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” and “Proposal No. 1 — The Business Combination Proposal.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team, Fold’s and Fold’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those related to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        the ability to complete the Business Combination with Fold or, if Emerald does not consummate such Business Combination, any other initial business combination;

•        the anticipated timing of the Business Combination;

•        New Fold’s capitalization after giving effect to the Business Combination;

•        the ability to recognize the anticipated benefits of the proposed Business Combination;

•        satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval of the holders of the requisite number of outstanding shares of Emerald Common Stock entitled to vote, who attend and vote thereupon at the special meeting, (ii) the Requisite Approval, (iii) the Registration Statement (of which this proxy statement/prospectus is a part) will have been declared effective under the Securities Act and remains effective as of such date, (iv) all waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated, (v) no governmental authority with jurisdiction over the parties with respect to the Business Combination will have issued any order or law enjoining, prohibiting or making illegal the consummation of the Business Combination, and (vi) New Fold Common Stock to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq;

•        the financial and business performance of New Fold, including financial projections and business metrics and any underlying assumptions thereunder;

•        the ability to obtain and/or maintain the listing of New Fold’s Common Stock and the Public Warrants on Nasdaq following the Business Combination;

•        the potential liquidity and trading of our public securities;

•        changes in Fold’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        the implementation, market acceptance and success of Fold’s business model;

•        Fold’s ability to scale in a cost-effective manner;

•        developments and projections relating to Fold’s competitors and industry;

•        the impact of health epidemics on Fold’s business and the actions Fold may take in response thereto;

•        expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•        Fold’s future capital requirements and sources and uses of cash;

•        Fold’s ability to obtain funding for its operations;

•        Fold’s business, expansion plans and opportunities;

•        Fold’s success in retaining or recruiting, or changes required in, officers, key employees or directors following the completion of the Business Combination;

•        the size of the addressable markets for New Fold’s products and services;

•        New Fold’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Merger Agreement;

•        the outcome of any legal proceedings that may be instituted against Emerald following announcement of the proposed Business Combination and transactions contemplated thereby;

•        the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of Emerald or to satisfy other conditions to the Closing in the Merger Agreement;

•        the ability to obtain or maintain the listing of New Fold Common Stock on Nasdaq following the Business Combination;

•        the risk that the proposed Business Combination disrupts current plans and operations of Fold as a result of the announcement and consummation of the transactions described herein;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Fold to grow and manage growth profitably;

•        costs related to the Business Combination;

•        changes in applicable laws or regulations;

•        the ability of Fold to execute its business model;

•        Fold’s ability to attract and retain customers and expand customers’ use of Fold’s products and services;

•        risks relating to the uncertainty of the projected financial and operating information with respect to Fold;

•        Fold’s ability to raise capital;

•        the possibility that Emerald or Fold may be adversely affected by other economic, business and/or competitive factors; and

•        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS

The following risk factors will apply to the business and operations of New Fold following the Closing. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Fold and New Fold’s business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of Emerald Common Stock. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may harm the business, cash flows, financial condition and results of operations of New Fold. Fold may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair New Fold’s business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the financial statements of Fold and financial statements of Emerald and notes thereto included elsewhere in this proxy statement/prospectus.

Unless the context requires otherwise, references to “Fold,” “we,” “us,” “our,” and the “Company” in this section are to the business and operations of Fold prior to the Business Combination and the business and operations of New Fold as directly or indirectly affected by the Business Combination.

Risks Related to Fold’s Business and Industry

Our operating results have and will significantly fluctuate, including due to the highly volatile nature of Bitcoin.

Our operating results are in part dependent on the broader Bitcoin economy. Due to the rapidly evolving nature of digital assets and the volatile price of Bitcoin, which has experienced and continues to experience significant volatility, our operating results have, and will continue to, fluctuate significantly from quarter to quarter in accordance with market sentiments and movements in the broader Bitcoin economy. Our operating results will continue to fluctuate significantly as a result of a variety of factors, many of which are unpredictable and in certain instances are outside of our control, including:

•        our ability to attract, maintain, and grow our customer base and engage our customers;

•        changes in the legislative or regulatory environment or actions by U.S. or foreign governments or regulators, including fines, orders, or consent decrees;

•        regulatory changes or scrutiny that impact our ability to offer certain products or services;

•        our ability to continue to diversify and grow our subscription and services revenue;

•        our mix of revenue between transaction and subscription and services;

•        pricing for or temporary suspensions of our products and services;

•        investments we make in the development of products and services, international expansion, and sales and marketing;

•        our ability to establish and maintain partnerships, collaborations, joint ventures, or strategic alliances with third parties;

•        market conditions of, and overall sentiment towards, Bitcoin;

•        macroeconomic conditions, including interest rates, inflation and central banking policies;

•        adverse legal proceedings or regulatory enforcement actions, judgments, settlements, or other legal proceeding and enforcement-related costs;

•        the development and introduction of existing and new products and services by us or our competitors;

•        our ability to control costs, including our operating expenses incurred to grow and expand our operations and to remain competitive;

•        system failure, outages or interruptions, including with respect to our and our partners’ platforms;

•        our lack of control over decentralized or third-party blockchains and networks that may experience downtime, cyber-attacks, critical failures, errors, bugs, corrupted files, data losses, or other similar software failures, outages, breaches and losses;

•        breaches of security or privacy;

•        inaccessibility of our and our partners’ platforms due to our or third-party actions;

•        our ability to attract and retain talent; and

•        our ability to compete with our competitors.

As a result of these factors, it is difficult for us to forecast growth trends accurately and our business and future prospects are difficult to evaluate, particularly in the short term.

In view of the rapidly evolving nature of our business and Bitcoin, period-to-period comparisons of our operating results may not be meaningful, and you should not rely upon them as an indication of future performance. Quarterly and annual expenses reflected in our financial statements may be significantly different from historical or projected rates. Our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. As a result, the trading price of our common stock may increase or decrease significantly.

We are subject to an extensive, highly-evolving and uncertain regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

Our business is subject to extensive laws, rules, regulations, policies, orders, determinations, directives, treaties, and legal and regulatory interpretations and guidance in the markets in which we operate, including those governing financial services and banking, credit, Bitcoin asset custody, exchange, and transfer, privacy, data governance, data protection, cybersecurity, fraud detection, payment services (including payment processing and settlement services), money transmission (including prepaid access), virtual currency business, consumer protection, escheatment, antitrust and competition, bankruptcy, tax, anti-bribery, economic and trade sanctions, anti-money laundering, and counter-terrorist financing. Many of these legal and regulatory regimes were adopted prior to the advent of the internet, mobile technologies, Bitcoin assets, generative artificial intelligence (“AI”) and related technologies. As a result, some applicable laws and regulations do not contemplate or address unique issues associated with the Bitcoin economy, are subject to significant uncertainty, and vary widely across U.S. federal, state, and local and international jurisdictions. These legal and regulatory regimes, including the laws, rules, and regulations thereunder, evolve frequently and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the Bitcoin economy, prepaid access, virtual currency business and gift card resale requires us to exercise our judgment as to whether certain laws, rules, and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions. To the extent we have not complied with applicable laws, rules, and regulations, we could be subject to significant fines, revocation of licenses, limitations on or temporary or permanent suspensions of our products and services, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, operating results, and financial condition.

Additionally, various governmental and regulatory bodies, including legislative and executive bodies, in the United States and in other countries may adopt new laws and regulations, the direction and timing of which may be influenced by changes in the governing administrations and major events in the cryptoeconomy. For example, following the failure of several prominent crypto trading venues and lending platforms, such as FTX, Celsius Networks, Voyager and Three Arrows Capital in 2022 (the “2022 Events”), the U.S. Congress expressed the need for both greater federal oversight of the cryptoeconomy and comprehensive cryptocurrency legislation.

Presently, and in the future, various governmental and regulatory bodies, including in the U.S. and each U.S. state, may introduce new policies, laws, and regulations relating to virtual currency, bitcoin assets and the cryptoeconomy generally, and crypto asset platforms in particular. Other companies’ failures of risk management and other control functions, such as those that played a role in the 2022 Events, could accelerate an existing regulatory trend toward stricter oversight of crypto asset platforms and the cryptoeconomy. Furthermore, new interpretations of existing laws and regulations may be issued by such bodies or the judiciary, which may adversely impact the development of the cryptoeconomy as a whole and our legal and regulatory status in particular by changing how we operate our business, how our products and services are regulated, and what products or services we and our competitors can offer, requiring changes to our compliance and risk mitigation measures, imposing new licensing requirements, or imposing a total ban on certain crypto asset transactions, as has occurred in certain jurisdictions in the past. If we are unable to comply with any new requirements, our ability to offer our products and services in their current form may be adversely affected.

We believe that the products and services offered by us directly, as opposed to those that are offered by our third party service providers, including the Bitcoin Service Providers and Sutton Bank, are not subject to supervisory authority of regulatory authorities, or are only subject to certain regulatory regimes. However, these products and services may cause us to be deemed to be engaged in a form of regulated activity for which licensure is required or cause us to become subject to new and additional forms of regulatory oversight or supervision. To the extent that we or our employees, contractors, or agents are deemed or alleged to have violated or failed to comply with any laws or regulations, including related interpretations, orders, determinations, directives, or guidance, we or they could be subject to a litany of civil, criminal, and administrative fines, penalties, orders and actions, including being required to suspend or terminate the offering of certain products and services. Moreover, to the extent our customers nevertheless access our and our partners’ platforms, products or services outside of jurisdictions where we have obtained required governmental licenses and authorization, we could similarly be subject to a variety of civil, criminal, and administrative fines, penalties, orders and actions as a result of such activity.

Due to our business activities, it is possible that in the future we may be subject to investigations and inquiries, by U.S. federal and state regulators and foreign regulators, many of which have broad discretion to audit and examine our business. Further, we believe increasingly strict legal and regulatory requirements and additional regulatory investigations and enforcement, any of which could occur or intensify, may continue to result in changes to our business, as well as increased costs, and supervision and examination for ourselves, our agents, and service providers. Moreover, new laws, regulations, or interpretations may result in additional litigation, regulatory investigations, and enforcement or other actions, including preventing or delaying us from offering certain products or services offered by our competitors or could impact how we offer such products and services. Adverse changes to, or our failure to comply with, any laws and regulations have had, and may continue to have, an adverse effect on our reputation and brand and our business, operating results, and financial condition.

Our relationships with bank partners in the United States may subject us and our partners to additional regulatory scrutiny.

Prudential banking regulators in the United States, including the FDIC, have recently increased their scrutiny of bank partnerships with third-party financial service providers through the release of statements, requests for information and proposed regulations. These releases have coincided with a significant increase in the number of enforcement actions relating to banks’ third-party arrangements. These and other regulatory initiatives by U.S. federal or state prudential banking regulators may constrain the operations of our partner banks in the United States, including those with which we may partner in the future either in addition to or in lieu of our existing arrangements. Such banks may be prohibited from partnering with us, or may terminate our relationship once established, as a result of increased regulatory scrutiny or changes to applicable laws and regulations.

Our relationship with partner banks may also subject us to additional regulatory scrutiny, requirements and supervision. For example, we are subject to audit by Sutton Bank in accordance with FDIC guidance related to management of vendors. We also may be subject to the examination authority of the FDIC under the Bank Service Company Act as a result of our relationship with Sutton Bank. To the extent that we enter into similar relationships with other partner banks, either in lieu of or in addition to our relationship with Sutton Bank, we may become subject to additional regulatory requirements imposed indirectly by the partner bank or directly by U.S. federal or state prudential banking regulators. Additional regulatory requirements may adversely affect us or our bank partners, including our originating bank partners, and, therefore, our business, results of operations, financial condition and future prospects.

We may be subject to additional regulatory scrutiny due to the recent bankruptcy case of Synapse Financial Technologies, Inc.

Fold, through its partnership with Sutton Bank (and/or any other partner banks), may provide deposit accounts to Fold’s customers. Sutton Bank (and/or any other partner banks) may hold funds in the deposit account in an omnibus account on behalf of customers. In certain circumstances, Sutton Bank (and/or any other partner banks)

may rely on Fold’s records for identifying customers and reconciling certain transactions made to or from deposit accounts, including any comingled funds within the omnibus account. Any failure by Fold to maintain complete and accurate records could create uncertainty as to fund attribution and cause delays or outages for customers seeking to withdraw funds from or through Fold’s platform.

Certain U.S. federal and state prudential banking regulators have cited the recent bankruptcy case of Synapse Financial Technologies, Inc. in connection with related proposed regulatory initiatives which may affect our business. On September 17, 2024, the FDIC, citing certain alleged recordkeeping issues attendant to Synapse’s comingling of customer funds in custodial accounts, published a notice of proposed rulemaking which would require certain heightened standards for reconciliation and recordkeeping associated with certain custodial accounts containing comingled customer funds. These and other regulatory initiatives by U.S. federal or state prudential banking regulators, if enacted, may increase compliance costs associated with our business or impact our relationships with current or prospective partner banks (see above risk factor: Our relationships with bank partners in the United States may subject us and our partners to additional regulatory scrutiny.).

Changes in card network rules or standards could adversely affect our business.

We are registered as a service provider with Visa network. As such, we are subject to card network rules that could subject us to a variety of fines or penalties that may be assessed on us. The termination of our membership or any changes in card network rules or standards, including interpretation and implementation of existing rules or standards, could increase the cost of operating our business or limit our ability to provide our services to our customers, and could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly competitive industry and we compete against companies with greater financial and other resources, and our business, operating results, and financial condition may be adversely affected if we are unable to respond to our competitors effectively.

The digital assets industry is highly innovative, rapidly evolving, and characterized by healthy competition, experimentation, changing customer needs, frequent introductions of new products and services, and subject to uncertain and evolving industry and regulatory requirements. We expect competition to further intensify in the future as existing and new competitors introduce new products or enhance existing products. We compete against a number of companies operating both within the United States and abroad, and both those that focus on traditional financial services and those that focus on Bitcoin-based services. Our main competition falls into the following categories:

•        traditional financial firms that have entered the Bitcoin market in recent years and offer overlapping features targeted at our customers;

•        financial technology providers that do not focus on Bitcoin and may attempt to position themselves as a safer alternative to our products and services;

•        mobile payment companies; and

•        companies focused on the Bitcoin market, some of whom choose to operate outside of local rules and regulations or in jurisdictions with less stringent local rules and regulations and are potentially able to more quickly adapt to trends and to develop new Bitcoin-based products and services due to a different standard of regulatory scrutiny.

Many innovative start-up companies and larger companies have made, and continue to make, significant investments in research and development, and we expect these companies to continue to develop similar or potentially superior products and technologies that compete with our products. Further, more traditional financial and non-financial services businesses may choose to offer Bitcoin-based services in the future as the industry gains adoption. Our current and potential competitors may establish cooperative relationships among themselves or with third parties that may further enhance their resources.

Our existing competitors have, and our potential competitors are expected to have, various competitive advantages over us, such as:

•        the ability to offer products and services that we do not support or offer on our platform (due to constraints from regulatory authorities, our banking partners, and other factors) such as digital assets that constitute securities or derivative instruments under U.S. or foreign laws;

•        greater name recognition, longer operating histories, larger customer bases, and larger market shares;

•        larger sales and marketing budgets and organizations;

•        more established marketing, banking, and compliance relationships;

•        greater customer support resources;

•        greater resources to make acquisitions;

•        lower labor, compliance, risk mitigation, and research and development costs;

•        larger and more mature intellectual property portfolios;

•        greater number of applicable licenses or similar authorizations;

•        operations in certain jurisdictions with lower compliance costs and greater flexibility to explore new product offerings; and

•        substantially greater financial, technical, and other resources.

If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, operating results, and financial condition could be adversely affected.

Our long-term success depends on our ability to develop new and innovative products and services to address and keep pace with the rapidly evolving market for payments and financial services, and, if we are not able to implement successful enhancements and new features for our products and services, our business, operating results and financial condition could be materially and adversely affected.

Rapid and significant technological changes continue to confront the industries in which we operate, including developments in digital banking, mobile financial apps, and point-of-service solutions, as well as developments in Bitcoin and in tokenization, which replaces sensitive data (e.g., payment card information) with symbols (tokens) to keep the data safe in the event that sensitive data is stolen or viewed by unauthorized third parties.

These new and evolving services and technologies may be superior to, impair, or render obsolete the products and services we currently offer or the technologies we currently use to provide them. Incorporating new technologies into our products and services may require substantial expenditures and take considerable time, and we may not be successful in realizing a return on these development efforts in a timely manner or at all. Our ability to develop new and innovative products and services may be inhibited by industry-wide standards, payment networks, existing and future laws and regulations, resistance to change from our users or third parties’ intellectual property rights. Our success will depend on our ability to develop new technologies and to adapt to technological changes and evolving industry standards. If we are unable to provide enhancements and new features for our products and services or to develop new and innovative products and services that achieve market acceptance or that keep pace with rapid technological developments and evolving industry standards, our business, operating results and financial condition would be materially and adversely affected.

We often rely not only on our own initiatives and innovations, but also on third parties, including some of our competitors, for the development of and access to new technologies and development of a robust market for these new products and technologies. Failure to accurately predict or to respond effectively to developments in our industry may significantly impair our business.

As we expand and localize our international activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to inquiries, investigations, and enforcement actions by U.S. and non-U.S. regulators and governmental authorities, including those related to sanctions, export control, and anti-money laundering.

As we expand and localize our international activities, we will become increasingly obligated to comply with the laws, rules, regulations, policies, and legal interpretations of both the jurisdictions in which we operate and those into which we offer services on a cross-border basis. For instance, financial regulators outside the United States have increased their scrutiny of crypto asset service providers over time, such as by requiring crypto asset custodians and other service providers operating in their local jurisdictions to be regulated and licensed under local laws. Moreover, laws regulating financial services, the internet, mobile technologies, crypto, and related technologies outside of the United States are highly evolving, extensive and often impose different, more specific, or even conflicting obligations on us, as well as broader liability. In addition, we are required to comply with laws and regulations related to economic sanctions and export controls enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce’s Bureau of Industry and Security, and U.S. anti-money laundering and counter-terrorist financing laws and regulations, enforced by the Financial Crimes Enforcement Network (“FinCEN”) and certain state financial services regulators. U.S. sanctions and export control laws and regulations generally restrict dealings by persons subject to U.S. jurisdiction with certain jurisdictions that are the target of comprehensive embargoes, currently the Crimea Region, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic of Ukraine, Cuba, Iran, North Korea, and Syria, as well as with persons, entities, and governments identified on certain prohibited party lists. Moreover, as a result of the Russian invasion of Ukraine, the United States, the E.U., the United Kingdom, and other jurisdictions have imposed wide-ranging sanctions on Russia and Belarus and persons and entities associated with Russia and Belarus. There can be no certainty regarding whether such governments or other governments will impose additional sanctions, or other economic or military measures against Russia or Belarus. We have an OFAC compliance program in place that includes monitoring of IP addresses to identify prohibited jurisdictions and of blockchain addresses that have either been identified by OFAC as prohibited or that otherwise are believed by us to be associated with prohibited persons or jurisdictions. Nonetheless, there can be no guarantee that our compliance program will prevent transactions with particular persons or addresses or prevent every potential violation of OFAC sanctions. From time to time, we have submitted voluntary disclosures to OFAC or responded to administrative subpoenas from OFAC. Certain of these voluntary self-disclosures are currently under review by OFAC. To date, none of those proceedings has resulted in a monetary penalty or finding of violation. Any present or future government inquiries relating to sanctions could result in negative consequences for us, including costs related to government investigations, financial penalties, and harm to our reputation. The impact on us related to such matters could be substantial. Although we have implemented controls, and are working to implement additional controls and screening tools designed to prevent sanctions violations, there is no guarantee that we will not inadvertently provide access to our products and services to sanctioned parties or jurisdictions in the future.

Regulators worldwide frequently study each other’s approaches to the regulation of the cryptoeconomy. Consequently, developments in any jurisdiction may influence other jurisdictions. New developments in one jurisdiction may be extended to additional services and other jurisdictions. As a result, the risks created by any new law or regulation in one jurisdiction are magnified by the potential that they may be replicated, affecting our business in another place or involving another service. Conversely, if regulations diverge worldwide, we may face difficulty adjusting our products, services, and other aspects of our business with the same effect. These risks are heightened as we face increased competitive pressure from other similarly situated businesses that engage in regulatory arbitrage to avoid the compliance costs associated with regulatory changes.

The complexity of U.S. federal and state and international regulatory and enforcement regimes, coupled with the global scope of our operations and the evolving global regulatory environment, could result in a single event prompting a large number of overlapping investigations and legal and regulatory proceedings by multiple government authorities in different jurisdictions. Any of the foregoing could, individually or in the aggregate, harm our reputation, damage our brand and business, and adversely affect our operating results and financial condition. Due to the uncertain application of existing laws and regulations, it may be that, despite our regulatory and legal analysis concluding that certain products and services are currently unregulated, such products or services may indeed be subject to financial regulation, licensing, or authorization obligations that we have not obtained or with which we have not complied. As a result, we are at a heightened risk of enforcement action, litigation, regulatory, and legal scrutiny which could lead to sanctions, cease and desist orders, or other penalties and censures which could significantly and adversely affect our continued operations and financial condition.

We may be subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities. These matters are often expensive and time consuming, and, if resolved adversely, could harm our business, financial condition, and operating results.

We may from time to time become subject to claims, arbitrations, individual and class action lawsuits with respect to a variety of matters, including employment, consumer protection, advertising, and securities. In addition, we may from time to time become subject to, government and regulatory investigations, inquiries, actions or requests, other proceedings and enforcement actions alleging violations of laws, rules, and regulations, both foreign and domestic. The scope, determination, and impact of claims, lawsuits, government and regulatory investigations, enforcement actions, disputes, and proceedings to which we are subject cannot be predicted with certainty, and may result in:

•        substantial payments to satisfy judgments, fines, or penalties;

•        substantial outside counsel, advisor, and consultant fees and costs;

•        substantial administrative costs, including arbitration fees;

•        additional compliance and licensure requirements;

•        loss or non-renewal of existing licenses or authorizations, or prohibition from or delays in obtaining additional licenses or authorizations, required for our business;

•        loss of productivity and high demands on employee time;

•        criminal sanctions or consent decrees;

•        termination of certain employees, including members of our executive team;

•        barring of certain employees from participating in our business in whole or in part;

•        orders that restrict our business or prevent us from offering certain products or services;

•        changes to our business model and practices;

•        delays to planned transactions, product launches or improvements; and

•        damage to our brand and reputation.

Regardless of the outcome, any such matters can have an adverse impact, which may be material, on our business, operating results, or financial condition because of legal costs, diversion of management resources, reputational damage, and other factors.

If we cannot keep pace with rapid industry changes to provide new and innovative products and services, the use of our products and services, and consequently our net revenue, could decline, which could adversely impact our business, operating results, and financial condition.

Our industry has been characterized by many rapid, significant, and disruptive products and services in recent years. These include advancements in payments services, new digital assets and related technologies and use cases, etc. We expect new services and technologies to continue to emerge and evolve, which may be superior to, or render obsolete, the products and services that we currently provide. For example, disruptive technologies such as generative AI may fundamentally alter the use of our products or services in unpredictable ways. We cannot predict the effects of new services and technologies on our business. However, our ability to grow our customer base and net revenue will depend heavily on our ability to innovate and create successful new products and services, both independently and in conjunction with third-party developers. In particular, developing and incorporating new products and services into our business may require substantial expenditures, take considerable time, and ultimately may not be successful. Any new products or services could fail to attract customers, generate revenue, or perform or integrate well with third-party applications and platforms. In addition, our ability to adapt and compete with new products and services may be inhibited by regulatory requirements and general uncertainty in the law, constraints by our banking partners and payment processors, third-party intellectual property rights, or other factors. Moreover, we must continue to enhance our technical infrastructure and other technology offerings to remain competitive and maintain a platform that has the required functionality, performance, capacity, security, and speed to attract and retain customers, including large, high-frequency and high-volume traders. As a result, we expect to incur significant costs and expenses to develop and upgrade our technical infrastructure to meet the evolving needs of the industry. Our success will depend on our ability to develop and incorporate new offerings and adapt to technological changes and evolving industry practices. If we are unable to do so in a timely or cost-effective manner, our business and our ability to successfully compete, to retain existing customers, and to attract new customers may be adversely affected.

Bitcoin’s status as a “security” in any relevant jurisdiction, as well as the status of our Bitcoin-related products and services, is subject to a high degree of uncertainty and if we are unable to properly characterize a product or service offering, we may be subject to regulatory scrutiny, inquiries, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.

The SEC and its staff have taken the position that a range of crypto assets, products and services fall within the definition of a “security” under the U.S. federal securities laws. Despite the SEC being the principal federal securities law regulator in the United States, whether or not an asset, product or service is a security or constitutes a securities offering under federal securities laws is ultimately determined by a federal court. The legal test for determining whether any given crypto asset, product or service is a security was set forth in the 1946 Supreme Court case SEC v. W.J. Howey Co. and requires a highly complex, fact-driven analysis. Accordingly, whether any given crypto asset, product or service would be ultimately deemed to be a security is uncertain and difficult to predict notwithstanding the conclusions of the SEC or any conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular crypto asset, product or service could be deemed a “security” or “securities offering” under applicable laws. The SEC generally does not provide advance guidance or confirmation on its assessment of the status of any particular crypto asset, product or service as a security. It is also possible that a change in the governing administration or the appointment of new SEC commissioners could substantially impact the approach to enforcement by the SEC and its staff.

Public statements made by senior officials at the SEC indicate that the SEC does not intend to take the position that Bitcoin (as currently offered and sold) is a “security” under the U.S. federal securities laws. However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other crypto asset. As of the date of this proxy statement/prospectus, with the exception of certain centrally issued digital assets that have received “no-action” letters from the SEC staff, Bitcoin is the only crypto asset which senior officials at the SEC have publicly stated is unlikely to be considered a “security.” With respect to all other crypto assets, there is no certainty under the applicable legal test that such assets are not securities, notwithstanding the conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular crypto asset could be deemed a “security” under applicable laws.

Any enforcement action by the SEC or any international or state securities regulator asserting that Bitcoin is a “security,” or a court decision to that effect, would be expected to have an immediate material adverse impact on the trading value of Bitcoin, as well as our business. This is because the business models behind most crypto assets are incompatible with regulations applying to transactions in securities. If a crypto asset is determined or asserted to be a “security,” it is likely to become difficult or impossible for the crypto asset to be traded, cleared or custodied in the United States and elsewhere through the same channels used by non-security crypto assets, which in addition to materially and adversely affecting the trading value of the crypto asset is likely to significantly impact its liquidity and market participants’ ability to convert the crypto asset into U.S. dollars and other currencies.

Several foreign jurisdictions have taken a broad-based approach to classifying crypto assets, products and services as “securities,” while other foreign jurisdictions, such as Switzerland, Malta, and Singapore, have adopted a narrower approach. As a result, certain crypto assets, products or services may be deemed to be a “security” under the laws of some jurisdictions but not others. Various foreign jurisdictions may, in the future, adopt additional laws, regulations, or directives that affect the characterization of crypto assets, products or services as “securities.”

The classification of a crypto asset, product or service as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the offer, sale, trading, and clearing, as applicable, of such assets, products or services. For example, a crypto asset, product or service that is a security in the United States may generally only be offered or sold in the United States pursuant to a registration statement filed with the SEC or in an offering that qualifies for an exemption from registration. Persons that effect transactions in crypto assets, products or services that are securities in the United States may be subject to registration with the SEC as a “broker” or “dealer.” Platforms that bring together purchasers and sellers to trade crypto assets that are securities in the United States are generally subject to registration as national securities exchanges, or must qualify for an exemption, such as by being operated by a registered broker-dealer as an ATS in compliance with rules for ATSs. Persons facilitating clearing and settlement of securities may be subject to registration with the SEC as a clearing agency. Foreign jurisdictions may have similar licensing, registration, and qualification requirements.

The Fold app is not registered or licensed with the SEC or foreign authorities as a broker-dealer, national securities exchange, or alternative trading system (or foreign equivalents), and none of our products or services are registered as securities offerings, because we only offer products and services related to Bitcoin, and we believe there are good arguments that Bitcoin and our related products and services are not securities (including based on prior statements by a number of SEC senior officials). However, statements, settlements and enforcement actions are not rules or regulations of the SEC and are not binding on the SEC. Regardless of public statements made by senior officials at the SEC and our conclusions, we could in the future be subject to legal or regulatory action in the event the SEC or a state or a foreign regulatory authority were to assert, or a court were to determine, that either Bitcoin itself or a product or service that we offer related to Bitcoin, such as lending, rewards or savings products, could be viewed a “security” under applicable laws. There can be no assurance that we will properly characterize over time any given Bitcoin product or service offering as a security or non-security, or that the SEC, foreign regulatory authority, or a court having final determinative authority on the topic, if the question was presented to it, would agree with our assessment. We expect our risk assessment policies and procedures to continuously evolve to take into account case law, legislative developments, facts, and developments in technology.

If an applicable regulatory authority or a court, in either case having final determinative authority on the topic, were to determine that a product or service offered by us is a security, we would not be able to offer such product or service until we are able to do so in a compliant manner. A determination by the SEC, a state or foreign regulatory authority, or a court that a product or service that we offer constitutes a security may result in us ceasing to offer that product or service, and may also result in us determining that it is advisable to cease offering products and services entirely, that have similar characteristics to the product or service that was alleged or determined to be a security. Alternatively, we may determine to continue to offer a product or service even if the SEC or another regulator alleges that the product or service is a security, pending a final judicial determination as to that product or service’s proper characterization, and the fact that we waited for a final judicial determination would generally not preclude penalties or sanctions against us for our having previously made that product or service available without registering that product or service with the SEC. As such, we could be subject to judicial or administrative sanctions for failing to offer or sell the product or service in compliance with the registration requirements, or for acting as a broker, dealer, or national securities exchange without appropriate registration. Such an action could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines, and disgorgement, criminal liability, and reputational harm. Additionally, the SEC has brought and may in the future bring enforcement actions against other cryptoeconomy participants and their product offerings and services that may cause us to modify or discontinue a product offering or service. If we were to modify or discontinue any product offering or service for any reason, our decision may be unpopular with users, may reduce our ability to attract and retain customers (especially if similar products or services continue to be offered by our competitors), and may adversely affect our business, operating results, and financial condition.

Loss of a critical banking or insurance relationship could adversely impact our business, operating results, and financial condition.

Although a number of significant U.S. banks and investment institutions, such as Goldman Sachs, Citigroup, J.P. Morgan, Bank of America and BlackRock, have indicated they plan to begin allowing their customers to carry and invest in Bitcoin, the acceptance and use of Bitcoin by banks is relatively uncommon and may never become mainstream. Indeed, a number of companies and individuals engaged in Bitcoin-related activities have been unable to find banks or financial institutions that are willing to provide them with banking services. Similarly, a number of companies and individuals or businesses associated with Bitcoin may have had and may continue to have their existing banking services discontinued with financial institutions in response to government action. We also may be unable to obtain or maintain these services for our business. To date, we have not experienced such issues in finding banks or financial institutions willing to provide services to us that has had a material impact on our business, financial condition or results of operations.

We rely on bank relationships to provide our products and services and to connect us to mobile card networks. As a bitcoin-asset related business, our banking partners view us as a higher risk customer for purposes of their anti-money laundering programs. We may face difficulty establishing or maintaining banking relationships due to instability in the global banking system, increasing regulatory uncertainty and scrutiny, or our banking partners’ policies. The loss of these banking partners or the imposition of operational restrictions by these banking partners and the inability for us to utilize other redundant financial institutions may result in a disruption of business activity as well as regulatory risks.

However, if these financial institutions are subject to receivership, resolution or failure, or if banking relationships become severely limited or unavailable to Bitcoin participants, there could be temporary delays in or unavailability of services in that are critical to our or our partners’ operations, developers or customers, a further limit on available vendors, reduced quality in services For example, while our business and operations were not materially affected by the closures of Silvergate Capital Corp. and Signature Bank and the cessation of their real-time fiat currency payment networks in March 2023, large cryptoeconomy participants experienced a temporary inability to transfer fiat currencies outside of standard business hours.

We also rely on insurance carriers to insure customer losses resulting from a breach of our physical security, cyber security, or by employee or third party theft. Our ability to maintain crime, specie, and cyber insurance is subject to the insurance carriers’ ongoing underwriting criteria and our inability to obtain and maintain appropriate insurance coverage could cause a substantial business disruption, adverse reputational impact, inability to compete with our competitors, and regulatory scrutiny.

Any significant disruption in our products and services, in our information technology systems, or in blockchain networks related to our business, could result in a loss of customers or funds and adversely impact our brand and reputation and our business, operating results, and financial condition.

Our reputation and ability to attract and retain customers and grow our business depends on our ability to operate our service at high levels of reliability, scalability, and performance, including the ability to process and monitor, on a daily basis, a large number of transactions that occur at high volume and frequencies across multiple systems. Our platform, the ability of our customers to trade, and our ability to operate at a high level, are dependent on our ability to access the blockchain networks underlying Bitcoin, for which access is dependent on our systems’ ability to access the internet. Further, the successful and continued operations of such blockchain networks will depend on a network of computers, miners, and validators, and their continued operations, all of which may be impacted by service interruptions.

Our systems, the systems of our third-party service providers and partners, and certain blockchain networks have experienced from time to time, and may experience in the future service interruptions or degradation because of hardware and software defects or malfunctions, computer viruses or other malware, distributed denial-of-service and other cyberattacks, disruptions in telecommunications services, insider threats, break-ins, sabotage, human error, vandalism, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, fraud, military or political conflicts, terrorist attacks, or other events. In addition, extraordinary volumes of usage could cause our computer systems to operate at an unacceptably slow speed or even fail. Some of our systems or the systems of our third-party service providers and partners are not fully redundant, and our or their disaster recovery planning may not be sufficient for all possible outcomes or events.

If any of our systems, or those of our third-party service providers, are disrupted for any reason, our products and services may be interrupted or fail, resulting in unanticipated disruptions, slower response times and delays in our customers’ trade execution and processing, failed settlement of trades, incomplete or inaccurate accounting, recording or processing of trades, unauthorized trades, loss of customer information, increased demand on limited customer support resources, customer claims, complaints with regulatory organizations, lawsuits, or enforcement actions. A prolonged interruption in the availability or reduction in the availability, speed, or functionality of our products and services could harm our business. Significant or persistent interruptions in our services could cause current or potential customers to believe that our systems are unreliable, leading them to switch to our competitors or to avoid or reduce the use of our products and services, and could permanently harm our reputation and brands. Moreover, to the extent that any system failure or similar event results in damages to our customers, these customers could seek significant compensation or contractual penalties from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address. Problems with the reliability or security of our systems would harm our reputation and the cost of remedying these problems could negatively affect our business, operating results, and financial condition.

In addition, we are continually improving and upgrading our information systems and technologies. Implementation of new systems and technologies is complex, expensive, time-consuming, and may not be successful. If we fail to timely and successfully implement new information systems and technologies, or improvements or upgrades to existing information systems and technologies, or if such systems and technologies do not operate as intended, it could have an adverse impact on our business, internal controls (including internal controls over financial reporting), operating results, and financial condition.

Our or our third-party partners’ failure to safeguard and manage our and our customers’ fiat currencies and Bitcoin could adversely impact our business, operating results, and financial condition.

Our third-party banking partner, Sutton Bank (“Sutton Bank”) holds cash on behalf of our customers, and our third-party custody partners Fortress Trust LLC (“Fortress”) and BitGo Trust Company, Inc. (“BitGo” and together with Fortress, the “Bitcoin Service Providers”) safeguard Bitcoin on behalf of our customers. Safeguarding customers’ cash and Bitcoin is integral to the trust we build with our customers. We believe our and our partners’ policies, procedures, operational controls and controls over financial reporting, protect us from material risks surrounding the safeguarding of these assets and conflicts of interest. Our partners’ controls include among others, controls over the segregation of corporate Bitcoin balances from customer Bitcoin balances, controls over the processes of customer Bitcoin deposits and customer Bitcoin withdrawals and corporate and customer fiat balances. Our financial statements and disclosures, as a whole, will be available through periodic filings on a quarterly basis, and compliant with annual audit requirements of Article 3 of Regulation S-X.

As of September 30, 2024, 92% of our proprietary Bitcoin was held at BitGo, with the remaining amounts held in a multi-signature cold storage wallet administered by Unchained Capital wallet. Bitcoin that we hold at BitGo is held in separate wallets under Fold’s name and is not commingled with the Bitcoin held on behalf of our customers, BitGo’s other customers, or BitGo itself. As of September 30, 2024, 99% of our proprietary Bitcoin that we custody with BitGo was held in multi-signature cold storage wallets, with the remainder held in self-managed hot wallets for operational purposes. Bitcoin that we hold in self-custody is stored in an m-of-n multi-signature wallet administered by Unchained Capital and is therefore not held in a custodial wallet. Within this m-of-n wallet, Fold directly holds the number of private keys necessary to initiate a transaction, while Unchained holds a backup private key that can be used to restore a Fold key if necessary. Each of the private keys for our Unchained Capital wallet is stored in geographically separate locations.

Bitcoin held on behalf of our customers is stored in one of three places: (1) directly at Fortress; (2) directly at BitGo, or (3) at BitGo in a sub-custodial arrangement with Fortress.

(1)    Bitcoin held on behalf of our customers directly at Fortress is held primarily in omnibus cold storage wallets for which Fortress controls the private keys. At any given time, approximately 90% of Bitcoin held in this capacity is held in omnibus cold storage wallets, with the remainder held in hot wallets used to facilitate customer withdrawals and other real-time operational needs.

(2)    Bitcoin held on behalf of our customers directly at BitGo is held primarily in omnibus cold storage wallets for which BitGo controls the private keys. At any given time, approximately 90% of Bitcoin held in this capacity is held in omnibus cold storage wallets, with the remainder held in hot wallets used to facilitate customer withdrawals and other real-time operational needs.

(3)    Fortress also utilizes BitGo as a sub-custodian. Within this sub-custodial arrangement, Fortress sends Fold customer funds to an omnibus BitGo cold storage wallet that is dedicated to Fold customer assets. Those funds are not commingled with Fold’s proprietary Bitcoin, BitGo’s other customers, or BitGo itself. BitGo controls the keys to this wallet. 100% of this Bitcoin is held in cold storage.

As of September 30, 2024, 79.4% of Fold customer Bitcoin was held directly at Fortress, 8.3% was held directly at BitGo, and 12.3% was held at BitGo in a sub-custodial capacity for Fortress.

We hold cash at Sutton Bank in accounts designated as for the benefit of our customers. We have also entered into partnerships with third parties where our partners receive and hold customer funds. Our customers open accounts directly with Fortress and/or BitGo to custody their Bitcoin and receive other Bitcoin-related services, and directly with Sutton Bank to hold cash and receive other fiat-related services. Our and our financial partners’ abilities to accurately hold customer cash and Bitcoin, as well as cash and Bitcoin we hold for our own investment and operating purposes, requires a high level of internal controls. We are limited in our ability to influence or manage the controls and processes of third party partners or vendors and may be dependent on our partners’ and vendors’ operations, liquidity and financial condition to manage these risks. As we maintain, grow and expand our product and services offerings we also must scale and strengthen our internal controls and processes, and monitor our third party partners’ and vendors’ ability to similarly scale and strengthen. Failure to do so could adversely impact our business, operating results, and financial condition. This is important both to the actual controls and processes and the public perception of the same.

Any material failure by us or our partners to maintain the necessary controls, policies, procedures or to manage the Bitcoin or cash we hold for our own investment and operating purposes could also adversely impact our business, operating results, and financial condition. Further, any material failure by us or our partners to maintain the necessary controls or to manage customer Bitcoin and funds appropriately and in compliance with applicable regulatory requirements could result in reputational harm, litigation, regulatory enforcement actions, significant financial losses, lead customers to discontinue or reduce their use of our and our partners’ products, and result in significant penalties and fines and additional restrictions, which could adversely impact our business, operating results, and financial condition.

Our and our customers’ Bitcoin could be subject to risk in the event of an insolvency of one of our Bitcoin Service Providers.

Although we have implemented various measures that are designed to mitigate our counterparty risks, including by storing substantially all of the bitcoin we own in custody accounts at U.S.-based, institutional-grade custodians and negotiating contractual arrangements intended to establish that our property interest in custodially-held bitcoin is not subject to claims of our custodians’ creditors, applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. Thus, Bitcoin held by us or our customers at one of the Bitcoin Service Providers may be considered to be the property of a bankruptcy estate, in the event of a bankruptcy of one of the Bitcoin Service Providers. In addition, Bitcoin held on behalf of our customers could also be considered part of our own bankruptcy estate if we were to become insolvent.

Bitcoin held in segregated wallets, such as our proprietary bitcoin that is held by BitGo, could be viewed as less of a risk in an insolvency proceeding of the relevant Bitcoin Service Provider. This is because it is possible to clearly identify the assets to which we have title, as opposed to where assets are commingled with those of other holders. Bitcoin that we hold in self-custody is also stored in a separate m-of-n wallet for which Fold controls the majority of the private keys. We are able to directly confirm the contents of this self-custody wallet, and we are not subject to bankruptcy risk of Unchained Capital as we will continue to be able to make withdrawals from this wallet in the event of an insolvency event at Unchained Capital.

However, our Bitcoin Service Providers do not currently offer segregated wallet services to our customers. This may cause our customers to view our bitcoin-related services as more risky compared to other types of bitcoin products and services, and may cause our customers to withdraw bitcoin from the wallet services we provide through the Bitcoin service providers.

If custodially-held bitcoin is determined to be the property of a Bitcoin Service Provider’s bankruptcy estate, we and our customers could be treated as a general unsecured creditor of such custodians, inhibiting our and our customers’ ability to exercise ownership rights with respect to such bitcoin and potentially being required to share the value of our Bitcoin with those of other creditors of the Bitcoin Service Provider. In addition, it is possible that a bankruptcy court would require all Bitcoin and other digital assets held by a custodian to be converted into cash, which could result in our incurring significant capital gains tax charges. Even if we are able to prevent our and our customers’ bitcoin from being considered the property of a Bitcoin Service Provider’s bankruptcy estate as part of an insolvency proceeding, it is possible that we or our customers would still be delayed or may otherwise experience difficulty in accessing bitcoin held by the affected Bitcoin Service Provider during the pendency of the insolvency proceedings.

Any such outcome could have a material adverse effect on our financial condition and the market price of our stock. In addition, even if our Bitcoin Service Providers themselves do not become insolvent, a series of insolvencies of high-profile custodians such as occurred in 2022 could result in customers finding our services more risky and less attractive as compared to other types of rewards cards, and any failure to increase our customer base, discontinuation or reduction in use of our platform and products by existing customers as a result could adversely impact our business, operating results, and financial condition.

The theft, loss, or destruction of private keys required to access any Bitcoin may be irreversible. If we or our Bitcoin Service Providers are unable to access private keys for the Bitcoin wallets holding our or our customers’ Bitcoin, or if we or our Bitcoin Service Providers experience a hack or other data loss relating to their ability to access any Bitcoin, it could cause regulatory scrutiny, reputational harm, and other losses.

Bitcoin is generally controllable only by the possessor of the unique private key relating to the digital wallet in which the Bitcoin is held. While blockchain protocols typically require public addresses to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the Bitcoin held in such a wallet. To the extent that any of the private keys relating to wallets containing Bitcoin held for the benefit of us or our customers is lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, we or the Bitcoin Service Providers will be unable to access the Bitcoin assets held in the related wallet. Further, we cannot provide assurance that the private keys to Bitcoin wallets held by us directly or by our service providers will not be hacked or compromised. Bitcoin assets and blockchain technologies have been, and may in the future be, subject to security breaches, hacking, or other malicious activities. Any loss of private keys relating to, or hack or other compromise of, digital wallets used to store our customers’ Bitcoin could adversely affect our customers’ ability to access or sell their Bitcoin. In addition, if any of our customers’ Bitcoin is lost, we may choose, or in some cases we may be required to, reimburse our customers for their losses, which could subject us to significant financial losses in addition to losing customer trust in us and our products. As such, any loss of private keys due to a hack, employee or service provider misconduct or error, or other compromise by third parties could hurt our brand and reputation, result in significant losses, and adversely impact our business.

We believe this risk is remote because the majority of the Bitcoin held on behalf of our customers is retained in multi-signature “cold storage” wallets, which means that the related private keys are not held on a computer system that is connected to the internet. Multi-signature cold storage wallets are intended to keep the Bitcoin as secure as possible by requiring multiple keys to authorize a transaction while also providing redundancy in the event that one of the private keys is lost. In the event that a private key is lost, the remaining keys in the multi-signature wallet can be used to regenerate a new key.

With regards to Bitcoin held on behalf of our customers, approximately 90% is retained in multi-signature cold storage wallets at any given time, while the remaining assets are held in hot wallets used to facilitate customer withdrawals and other real-time operational needs.

Our digital asset custody partners’ security technology is designed to prevent, detect, and mitigate inappropriate access to their systems, by internal or external threats. We believe our digital asset custody partners have developed and maintained administrative, technical, and physical safeguards designed to comply with applicable legal requirements and industry standards. However, it is nevertheless possible that hackers, employees or service providers acting contrary to those policies, or others could circumvent these safeguards to improperly access the systems or documents of our business partners, agents, or service providers, and improperly access, obtain, or misuse customer crypto assets and funds. The methods used to obtain unauthorized access, disable, or degrade service or sabotage systems are also constantly changing and evolving and may be difficult to anticipate or detect for long periods of time. Additionally, transactions undertaken through our websites or other electronic channels may create risks of fraud, hacking, unauthorized access or acquisition, and other deceptive practices. Any security incident resulting in a compromise of customer assets could result in substantial costs to us and require us to notify impacted individuals, and in some cases regulators, of a possible or actual incident, expose us to regulatory enforcement actions, including substantial fines, limit our ability to provide services, subject us to litigation, significant financial losses, damage our reputation, and adversely affect our business, operating results, financial condition, and cash flows.

BitGo has advised us that it carries a $250 million umbrella insurance policy for the digital assets it custodies. However, this insurance policy covers all digital assets custodied by BitGo, not only those held on behalf of Fold and its customers. In addition, BitGo has not contractually committed to maintain any specific levels of insurance coverage, and has no obligation to reimburse us for any damages due to loss or theft of Bitcoin (including claims by our customers) except where such loss or theft is due to BitGo’s gross negligence or willful misconduct.

Other Risks Related to Fold’s Business and Financial Position

If we fail to retain existing customers or add new customers, or if our customers decrease their level of engagement with our products, services and platform, our business, operating results, and financial condition may be significantly harmed.

Our success depends on our ability to retain existing customers and attract new customers, including developers, to increase engagement with our products, services, and platform. To do so, we must continue to offer leading technologies and ensure that our products and services are secure, reliable, and engaging. We must also expand our products and services, and offer competitive prices in an increasingly crowded and price-sensitive market. There is no assurance that we will be able to continue to do so, that we will be able to retain our current customers or attract new customers, or keep our customers engaged. Any number of factors can negatively affect customer retention, growth, and engagement, including if:

•        customers increasingly engage with competing products and services, including products and services that we are unable to offer due to regulatory reasons;

•        we fail to introduce new and improved products and services, or if we introduce new products or services that are not favorably received;

•        there are changes in sentiment about the quality or usefulness of our products and services or concerns related to privacy, security, fiat pegging or other factors;

•        there are adverse changes in our products and services that are mandated by legislation, regulatory authorities, or litigation;

•        customers perceive Bitcoin to be a bad investment;

•        technical or other problems prevent us from delivering our products and services with the speed, functionality, security, and reliability that our customers expect;

•        cybersecurity incidents, employee or service provider misconduct, or other unforeseen activities cause losses to us or our customers, including losses to assets held by us on behalf of our customers;

•        modifications to our pricing model or modifications by competitors to their pricing models;

•        we fail to provide adequate customer service;

•        regulatory and governmental bodies in countries that we target for expansion express negative views towards Bitcoin or, more broadly, the Bitcoin economy; or

•        we or other companies or high-profile figures in the digital assets industry are the subject of adverse media reports or other negative publicity.

From time to time, certain of these factors have negatively affected customer retention, growth, and engagement to varying degrees. If we are unable to maintain or increase our customer base and customer engagement, our revenue and financial results may be adversely affected. Any decrease in user retention, growth, or engagement could render our products and services less attractive to customers, which may have an adverse impact on our revenue, business, operating results, and financial condition. If our customer growth rate slows or declines, we will become increasingly dependent on our ability to maintain or increase levels of user engagement and monetization in order to drive growth of revenue.

Our operating expenses may increase in the future and we may not be able to achieve profitability or positive cash flow from operations on a consistent basis, which may cause our business, operating results, and financial condition to be adversely impacted.

Our operating expenses may increase in the future as we continue to attract and retain talent, expand our sales and marketing efforts, develop additional products and services, expand our international business, incur unforeseen regulatory or compliance expenses, and in connection with certain expenses related to operating as a public company. While we consistently evaluate opportunities to drive efficiency, we cannot guarantee that these efforts will be successful or that we will not re-accelerate operating expenditures in the future. Our operations may prove more expensive than we currently anticipate, and we may not succeed in increasing our net revenue sufficiently to offset these higher expenses. Our revenue growth may be further impacted by reduced demand for our offerings, increased competition, adverse macroeconomic conditions, a decrease in the growth or size of the Bitcoin economy, regulatory uncertainty or scrutiny, or changes that impact our ability to offer certain products or services, any failure to capitalize on growth opportunities, or failure of new products and services we develop to gain traction in the market. We cannot be certain that we will be able to achieve profitability or achieve positive operating cash flow on any quarterly or annual basis. If we are unable to effectively manage these risks and difficulties as we encounter them, our business, operating results, and financial condition may suffer.

If we do not effectively scale our business, or are unable to maintain and improve our systems and processes, our operating results could be adversely affected.

We have experienced a period of significant growth in recent years, both in terms of employee headcount and customer growth, followed by the scaling back of our business in response to changing economic conditions. As our business changes, it becomes increasingly complex. To effectively manage and capitalize on our growth periods, we need to manage headcount, capital and processes efficiently while making investments such as expanding our information technology and financial, operating, and administrative systems and controls. Growth and scaling back initiatives could strain our existing resources, and we could experience ongoing operating difficulties in managing our business as it expands across numerous jurisdictions, including difficulties in hiring, training, managing and retaining a remote and evolving employee base. If we do not adapt or scale to meet these evolving challenges, we may experience erosion to our brand, the quality of our products and services may suffer, and our company culture may be harmed. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely, and reliable reports on our financial and operating results, including the financial statements provided herein, and could impact the effectiveness of our internal controls over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions, or fraud. Any of the foregoing operational failures could lead to noncompliance with laws, loss of operating licenses or other authorizations, or loss of bank relationships that could substantially impair or even suspend company operations.

Successful implementation of our growth strategy will also require significant expenditures before any substantial associated revenue is generated and we cannot guarantee that these increased investments will result in corresponding and offsetting revenue growth. Because we have a limited history operating our business at its current scale, it is difficult to evaluate our current business and future prospects, including our ability to plan for and model future growth. Our limited operating experience at this scale, combined with the rapidly evolving nature of the Bitcoin asset market in which we operate, substantial uncertainty concerning how these markets may develop, and other economic factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue.

Additionally, from time to time, we may realign our resources and talent to implement stage-appropriate business strategies, including furloughs, layoffs and reductions in force. If there are unforeseen expenses associated with such realignments in our business strategies, and we incur unanticipated charges or liabilities, then we may not be able to effectively realize the expected cost savings or other benefits of such actions. Failure to manage any growth or any scaling back of our operations could have an adverse effect on our business, operating results, and financial condition.

Our services must integrate with a variety of operating systems. If we are unable to ensure that our services or hardware interoperate with such operating systems and devices, our business may be materially and adversely affected.

We are dependent on the ability of our products and services to integrate with a variety of operating systems, web browsers, and wired and wireless interfaces to mobile devices that we do not control, including those of Sutton Bank and the Bitcoin Service Providers. Any changes in these systems that degrade the functionality of our products and services, impose additional costs or requirements on us, or give preferential treatment to competitive services, including their own services, could materially and adversely affect usage of our products and services. In addition, we rely on app marketplaces, such as the Apple App Store and Google Play, to drive downloads of our mobile apps. Apple, Google, or other operators of app marketplaces regularly make changes to their marketplaces, and those changes may make access to our products and services more difficult. In the event that it is difficult for our customers to access and use our products and services, our business may be materially and adversely affected. Furthermore, Apple, Google, or other operators of app marketplaces regularly provide software updates, and such software updates may not operate effectively with our products and services, which may reduce the demand for our products and services, result in dissatisfaction by our customers, and may materially and adversely affect our business.

Our strategy and focus on delivering high-quality, compliant, easy-to-use, and secure Bitcoin-related financial services may not maximize short-term or medium-term financial results.

We have taken, and expect to continue to take, actions that we believe are in the best interests of our customers and the long-term interests of our business, even if those actions do not necessarily maximize short-term or medium-term results. These include expending significant managerial, technical, and legal efforts on complying with laws and regulations that are applicable to our products and services and ensuring that our products are secure. We also focus on driving long-term engagement with our customers through innovation and developing new industry-leading products and technologies. These decisions may not be consistent with the short-term and medium-term expectations of our stockholders and may not produce the long-term benefits that we expect, which could have an adverse effect on our business, operating results, and financial condition.

Due to our limited operating history, it may be difficult to evaluate our business and future prospects, and we may not be able to achieve or maintain profitability in any given period.

We began our operations in 2019 and since then our business model has continued to evolve. Our net revenue has significantly grown since our formation, but there is no assurance that growth will continue in future periods and you should not rely on the net revenue growth of any given quarterly or annual period as an indication of our future performance. If our total net revenue were to decline significantly for an extended period of time, our business, operating results and financial condition could be adversely affected. Our limited operating history and the volatile nature of our business make it difficult to evaluate our current business and our future prospects. We have encountered and will continue to encounter risks and difficulties as described in this section. If we do not manage these risks successfully, our business may be adversely impacted. If our revenue growth rate were to decline significantly or become negative, it could adversely affect our operating results and financial condition. If we are not able to achieve or maintain positive cash flow from operations, our business may be adversely impacted and we may require additional financing, which may not be available on favorable terms or at all, or which would be dilutive to our stockholders.

Disputes with our customers could adversely impact our brand and reputation and our business, operating results, and financial condition.

From time to time we have been, and may in the future be, subject to claims and disputes with our customers with respect to our products and services, such as fraudulent or unauthorized transactions, account takeovers, deposits and withdrawals of Bitcoin, failures or malfunctions of our systems and services, or other issues relating to our products services. Additionally, the ingenuity of criminal fraudsters, combined with many consumer users’ susceptibility to fraud, may cause our customers to be subject to ongoing account takeovers and identity fraud issues. While we have taken measures to detect and reduce the risk of fraud, there is no guarantee that they will be successful and, in any case, require continuous improvement and optimization for continually evolving forms of fraud to be effective. There can be no guarantee that we will be successful in detecting and resolving these disputes or defending ourselves in any of these matters, and any failure may result in impaired relationships with our customers, damage to our brand and reputation, and substantial fines and damages. In some cases, the measures we have implemented to detect and deter fraud have led to poor customer experiences, including indefinite account inaccessibility for some of our customers, which increases our customer support costs and can compound damages. We could incur significant costs in compensating our customers, such as if a transaction was unauthorized, erroneous, or fraudulent. We could also incur significant legal expenses resolving and defending claims, even those without merit. To the extent we are found to have failed to fulfill our regulatory obligations, we could become subject to conditions that could make operations more costly, impair our ability to grow, and adversely impact our operating results. We may in the future become subject to investigation and enforcement action by state, federal, and international consumer protection agencies, including the Consumer Financial Protection Bureau (the “CFPB”), the Federal Trade Commission (the “FTC”), the Federal Insurance Corporation (the “FDIC”) and state attorneys general in the United States, each of which monitors customer complaints against us and, from time to time, escalates matters for investigation and potential enforcement against us.

While certain of our customer agreements contain arbitration provisions with class action waiver provisions that may limit our exposure to consumer class action litigation, some federal, state, and foreign courts have refused or may refuse to enforce one or more of these provisions, and there can be no assurance that we will be successful in enforcing these arbitration provisions, including the class action waiver provisions, in the future or in any given case. Legislative, administrative, or regulatory developments may directly or indirectly prohibit or limit the use of pre-dispute arbitration clauses and class action waiver provisions. Any such prohibitions or limitations on or discontinuation of the use of such arbitration or class action waiver provisions could subject us to additional lawsuits, including additional consumer class action litigation, and significantly limit our ability to avoid exposure from consumer class action litigation.

We may from time to time make acquisitions and investments, which could require significant management attention, disrupt our business, result in dilution to our stockholders, and adversely affect our financial results.

As part of our business strategy, we may become active in acquiring and investing in order to, among other things, add specialized employees, complementary companies, products, services, licenses, or technologies. As part of our business strategy, we may conduct discussions and evaluate opportunities for possible acquisitions, strategic investments, entries into new businesses, joint ventures, and other transactions. We may also invest in companies and technologies that are highly speculative in nature. In the future, we may not be able to find suitable acquisition and investment candidates, and we may not be able to complete acquisitions or make investments on favorable terms, if at all. In some cases, the costs of such acquisitions may be substantial, and there is no assurance that we will receive a favorable return on investment for our acquisitions. We may in the future be required to write off acquisitions or investments. Moreover, our future acquisitions may not achieve our goals, and any future acquisitions we complete could be viewed negatively by customers, developers, advertisers, or investors. In addition, if we fail to successfully close or integrate any acquisitions, or integrate the products or technologies associated with such acquisitions into our company, our net revenue and operating results could be adversely affected. Our ability to acquire and integrate companies, products, services, licenses, employees, or technologies in a successful manner is unproven. Any integration process may require significant time and resources, and we may not be able to manage the process successfully, including successfully securing regulatory approvals which may be required to close the transaction and to continue to operate the target firm’s business or products in a manner that is useful to us. We may not successfully evaluate or utilize the acquired products, services, technology, or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt, or issue equity securities to pay for any such acquisition, any of which could adversely affect our financial results. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our stockholders, which, depending on the size of the acquisition, may be significant. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.

While Fold regularly evaluates strategic opportunities, Fold does not currently have any plans, proposals or understandings, formally or informally, to make acquisitions or strategic investments.

Our business could be harmed if we are unable to accurately forecast customer demand for Bitcoin and to adequately manage our Bitcoin balances, including the Bitcoin balances we maintain for our own account or Bitcoin balances that may be maintained for use in our rewards program.

Our purpose for holding Bitcoin in treasury is twofold: (1) to fulfill Bitcoin rewards to customers in accordance with the terms and conditions of Fold’s user agreements (“Rewards Treasury”); and (2) as a treasury asset with the intention to hold as a long-term investment (“Investment Treasury”). Our goal is to maintain an amount of Bitcoin in our Rewards Treasury sufficient to satisfy our obligations to provide customer rewards in accordance with our user agreements. Customer rewards are denominated in Bitcoin as of the date the rewards are earned, and therefore we try to purchase Bitcoin for our Rewards Treasury at a similar cost basis to the rewards earned by our customers. If the price of Bitcoin were to decrease, we may need to fulfill customer reward obligations with Bitcoin that we have previously purchased at a higher price, which could adversely impact our financial position and operating results. In addition, if the price of Bitcoin were to increase, demand for Bitcoin on the open market may also increase. If we were unable to obtain additional Bitcoin for our Rewards Treasury in a cost-effective manner, that may adversely impact our financial position and operating results.

Our investments in Bitcoin are subject to volatile market prices and risks of loss.

As of September 30, 2024, we had approximately $70.3 million of Bitcoin in our Treasury accounts. The price of Bitcoin has been highly volatile and may continue to be volatile in the future, including as a result of various associated risks and uncertainties. For example, the prevalence of Bitcoin is a relatively recent trend, and the long-term adoption of Bitcoin by investors, consumers, and businesses remains uncertain. The lack of a physical form, reliance on technology for creation, existence, and transactional validation, and decentralization may subject Bitcoin’s integrity to the threat of malicious attacks and technological obsolescence. To the extent the market value of the Bitcoin we hold decreases materially relative to our cost basis, our financial condition may be adversely impacted.

If there are future changes in applicable accounting rules that require us to change the manner in which we account for our Bitcoin, there could be a material and adverse effect on our financial results and the market price of our common stock may suffer as a result.

If we fail to develop, maintain, and enhance our brand and reputation, our business, operating results, and financial condition may be adversely affected.

Our brand and reputation are key assets and a competitive advantage. Maintaining, protecting, and enhancing our brand depends largely on the success of our marketing efforts, ability to provide consistent, high-quality, and secure products, services, features, and support, and our ability to successfully secure, maintain, and defend our rights to use the “Fold” mark and other trademarks important to our brand. We believe that the importance of our brand will increase as competition further intensifies. Our brand and reputation could be harmed if we fail to achieve these objectives or if our public image were to be tarnished by negative publicity, unexpected events, or actions by third parties. Unfavorable publicity about us, including our products, services, technology, customer service, personnel, and Bitcoin or Bitcoin platforms generally could diminish confidence in, and the use of, our products and services. Moreover, to the extent that we acquire a company and maintain that acquired company’s separate brand, we could experience brand dilution or fail to retain positive impressions of our own brand to the extent such impressions are instead attributed to the acquired company’s brand. In addition, because we are a founder-led company, actions by, or unfavorable publicity about, Will Reeves, our co-founder and Chief Executive Officer, may adversely impact our brand and reputation. Such negative publicity also could have an adverse effect on the size and engagement of our customers and could result in decreased revenue, which could have an adverse effect on our business, operating results, and financial condition.

Our long-term success depends on our ability to develop products and services to address the rapidly evolving market for payments and financial services, and, if we are not able to implement successful enhancements and new features for our products and services, our business could be materially and adversely affected.

Rapid and significant technological changes continue to confront the industries in which we operate, including developments in omnichannel commerce, proximity payment devices (including contactless payments via NFC technology), digital banking, mobile financial apps, tokenization (e.g., replacing sensitive data such as payment card information with symbols (tokens) to keep the data safe), blockchain, and artificial intelligence (“AI”), including machine learning.

These new and evolving services and technologies may be superior to, impair, or render obsolete the products and services we currently offer or the technologies we currently use to provide them. Our ability to develop new products and services may be inhibited by industry-wide standards, payment card networks, existing and future laws and regulations, resistance to change from our customers, which includes our sellers and their customers, or third parties’ intellectual property rights. Incorporating new technologies into our products and services may require substantial expenditures and take considerable time, and we may not be successful in realizing a return on our efforts in a timely manner or at all.

Our success will depend on our ability to develop new technologies, to adapt to technology changes and evolving industry standards, to incorporate new technologies into our products and services, and to provide products and services that are tailored to specific needs and requirements of our customers. For example, generative AI has become more publicly available and enterprise adoption of generative AI has grown. If we are unable to provide enhancements and new features for our products and services or to develop new products and services that achieve market acceptance or that keep pace with rapid technological developments and evolving industry standards, our business would be materially and adversely affected.

We often rely, not only on our own initiatives and innovations, but also on third parties, including some of our competitors, for the development of and access to new technologies and development of a robust market for these new products and technologies. Failure to accurately predict or to respond effectively to developments in our industry may significantly impair our business. In addition, because our products and services are designed to operate with a variety of systems, infrastructures, and devices, we need to continuously modify and enhance our products and services to keep pace with changes in technologies. Any failure of our products and services to continue to operate effectively with third-party infrastructures and technologies could reduce the demand for our products and services, result in dissatisfaction of our customers, and materially and adversely affect our business.

Our products and services may not function as intended due to undetected errors in our software, hardware, and systems, product defects, developmental delays, or due to security breaches or incidents or human error in administering these systems, which could damage user or third-party relations, decrease our potential profitability and expose us to liability, and materially and adversely affect our business.

Our software, hardware, systems, and processes may contain undetected errors or vulnerabilities that could have a material adverse effect on our business, particularly to the extent such errors or vulnerabilities are not detected and remedied quickly. We have from time to time found defects in our user-facing software and hardware, internal systems, and technical integrations with third-party systems, and new errors or vulnerabilities may be introduced in the future. If there are such errors or defects in our software, hardware, or systems, we may face negative publicity, government investigations, and litigation. Additionally, we rely on a limited number of component and product suppliers located outside of the U.S. to manufacture our products. As our hardware and software services continue to increase in size and complexity, and as we integrate new, acquired subsidiaries with different technology stacks and practices, these risks may correspondingly increase as well.

In addition, we provide incremental releases of product and service updates and functional enhancements, which increase the possibility of errors. Any errors, data leaks, security breaches or incidents, disruptions in services, or other performance problems with our products or services caused by external or internal actors could hurt our reputation and damage our business. Software and system errors, or human error, could delay or inhibit settlement of payments, result in over settlement, cause reporting errors, or prevent us from collecting transaction-based fees, or negatively impact our ability to serve our users. Similarly, security breaches or incidents, which may be caused by or result from cyber-attacks by hackers or others, computer viruses, worms, ransomware, other malicious software programs, security vulnerabilities, employee or service provider theft, misuse or negligence, phishing, identity theft or compromised credentials, denial-of-service attacks, or other causes, could impact our business and disrupt the proper functioning of our products or services, cause errors, allow loss or unavailability of, unauthorized access to, or disclosure of, proprietary, confidential or otherwise sensitive information of ours or our users, and other destructive outcomes. Any of the foregoing issues could result in costly and time-consuming efforts to redesign and redistribute our products, give rise to regulatory inquiries and investigations, and result in lawsuits and other liabilities and losses, which could have a material and adverse effect on our business.

Key business metrics and other estimates are subject to inherent challenges in measurement and to change as our business evolves, and our business, operating results, and financial condition could be adversely affected by real or perceived inaccuracies in those metrics or any changes in metrics we disclose.

We regularly review key business metrics to measure our performance and make strategic decisions. These key metrics are calculated using internal company data and have not been validated by an independent third-party. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement at the time of reporting, there are inherent challenges in such measurements. If we fail to maintain an effective analytics platform, our key metrics calculations may be inaccurate, and we may not be able to identify those inaccuracies. Additionally, we have in the past and may in the future, calculate key business metrics using third-party data. While we believe the third-party data we have used in the past or may use in the future is reliable, we have not independently verified and may not in the future independently verify the accuracy or completeness of the data contained in such sources and there can be no assurance that such data is free of error. Any inaccuracy in the third-party data we use could cause us to overstate or understate our key metrics. We regularly review our processes for calculating these metrics, and from time to time we make adjustments to improve their accuracy.

Our key business metrics may also be impacted by compliance or fraud-related bans, technical incidents, or false or spam accounts in existence on our platform. We regularly deactivate fraudulent and spam accounts that violate our terms of service, and exclude these users from the calculation of our key business metrics; however, we may not succeed in identifying and removing all such accounts from our platform.

We may change our key business metrics from time to time, which may be perceived negatively. Given the rapid evolution of the digital assets space, we regularly evaluate whether our key business metrics remain meaningful indicators of the performance of our business. As a result of these evaluations, in the past we have decided to make changes, and in the future may make additional changes, to our key business metrics, including eliminating or replacing existing metrics. Further if investors or the media perceive any changes to our key business metrics disclosures negatively, our business could be adversely affected.

Unfavorable media coverage could negatively affect our business.

Unfavorable publicity regarding, for example, our product changes, product quality, litigation or regulatory activity, privacy practices, terms of service, employment matters, the use of our products or services (including Bitcoin-related products and services) for illicit or objectionable ends, the actions of our customers, or the actions of other companies that provide similar services to ours, has in the past, and could in the future, adversely affect our reputation. Further, we have in the past, and may in the future, be the target of social media campaigns criticizing actual or perceived actions or inactions that are disfavored by our customers, employees, or society at-large, which campaigns could materially impact our customers’ decisions to use our platform. Any such negative publicity could have an adverse effect on the size, activity, and loyalty of our customers and result in a decrease in net revenue, which could adversely affect our business, operating results, and financial condition.

Our products and services may be exploited to facilitate illegal activity such as fraud, money laundering, gambling, sanctions violations, tax evasion, and scams. If any of our customers use our products or services to further such illegal activities, our business could be adversely affected.

Our products and services may be exploited to facilitate illegal activity including fraud, sanctions violations, money laundering, gambling, tax evasion, and scams. We or our partners may be specifically targeted by individuals seeking to conduct fraudulent transfers, and it may be difficult or impossible for us to detect and avoid such transactions in certain circumstances. The use of our platform for illegal or improper purposes could subject us to claims, individual and class action lawsuits, and government and regulatory investigations, prosecutions, enforcement actions, inquiries, or requests that could result in liability and reputational harm for us. Moreover, certain activities that may be legal in one jurisdiction may be illegal in another jurisdiction, and certain activities that are at one time legal may in the future be deemed illegal in the same jurisdiction. As a result, there is significant uncertainty and cost associated with detecting and monitoring transactions for compliance with local laws. In the event that a customer is found responsible for intentionally or inadvertently violating the laws in any jurisdiction or we are found responsible for failure to prevent the use of our products or services for illegal activities, we may be subject to governmental inquiries, enforcement actions, prosecuted, or otherwise held secondarily liable for aiding or facilitating such activities. Changes in law have also increased the penalties for certain illegal activities, and government authorities may consider increased or additional penalties from time to time. Any threatened or resulting claims could result in reputational harm, and any resulting liabilities, loss of transaction volume, or increased costs could harm our business.

Moreover, while fiat currencies can be used to facilitate illegal activities, Bitcoin is relatively new and, in many jurisdictions, may be lightly regulated or largely unregulated. Bitcoin has characteristics, such as the speed with which digital currency transactions can be conducted, the ability to conduct transactions without the involvement of regulated intermediaries, the ability to engage in transactions across multiple jurisdictions, the irreversible nature of certain crypto asset transactions, and encryption technology that anonymizes these transactions, that make it susceptible to use in illegal activity. U.S. federal and state and foreign regulatory authorities and law enforcement agencies, such as the Department of Justice (“DOJ”), SEC, CFTC, FTC, or the Internal Revenue Service (“IRS”), and various state securities and financial regulators have taken and continue to take legal action against persons and entities alleged to be engaged in fraudulent schemes or other illicit activity involving Bitcoin.

While we believe that our risk management and compliance framework is designed to detect significant illicit activities conducted by our potential or existing customers, we cannot ensure that we will be able to detect all illegal activity on our platform. If any of our customers use our platform for such illegal activities or we are found responsible for failure to prevent the use of our products or services for illegal activities, our business could be adversely affected.

Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results, and financial condition.

Our ability to comply with applicable complex and evolving laws, regulations, and rules is largely dependent on the establishment, maintenance, and scaling of our compliance, internal audit, and reporting systems to continuously keep pace with our customer activity and transaction volume, as well as our ability to attract and retain qualified compliance and other risk management personnel. While we have devoted significant resources to develop policies and procedures to identify, monitor, and manage our risks, and expect to continue to do so in the future, we cannot assure you that our policies and procedures are and will always be effective or that we have been and will always be successful in monitoring or evaluating the risks to which we are or may be exposed in all market environments or against all types of risks, including unidentified or unanticipated risks. Our risk management policies and procedures rely on a combination of technical and human controls and supervision that are subject to error and failure. Some of our methods for managing risk are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. Accordingly, in the future, we may identify gaps in such policies and procedures or existing gaps may become higher risk, and may require significant resources and management attention. Our risk management policies and procedures also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing failures. In addition, we may elect to adjust our risk management policies and procedures to allow for an increase in risk tolerance, which could expose us to the risk of greater losses.

Our regulators and financial institution partners, including their regulators, may periodically review our compliance program, including our policies and procedures, and with applicable law. We may from time to time receive examination reports citing violations of applicable law and inadequacies in existing compliance programs requiring us to enhance certain practices with respect to our practices or compliance program, including due diligence, training, monitoring, reporting, and recordkeeping. If we fail to comply with these, or do not adequately remediate certain findings, regulators and financial institution partners could take a variety of actions that could impair our ability to conduct our business, including, but not limited to, delaying, denying, withdrawing, or conditioning approval of certain products and services. In addition, regulators have broad enforcement powers to censure, fine, issue cease and desist orders, prohibit us from engaging in some of our business activities, or revoke our licenses. We face significant intervention by regulatory authorities, including extensive auditing and surveillance activities, and will continue to face the risk of significant intervention by regulatory authorities and financial institution partners in the future. In the case of non-compliance or alleged non-compliance, we could be subject to investigations and proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, which can be a significant loss to us or our financial institution partner(s). Any of these outcomes would adversely affect our reputation and brand and our business, operating results, and financial condition. Some of these outcomes could adversely affect our ability to conduct our business.

We may suffer losses due to abrupt and erratic market movements.

The Bitcoin market has been characterized by significant volatility and unexpected price movements, and has previously experienced significant declines. Bitcoin may become more volatile and less liquid in a very short period of time. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading and Genesis Global Capital, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Signature Bank and Silvergate Bank, SEC enforcement actions against Coinbase, Inc. and Binance Holdings Ltd., the placement of Prime Trust, LLC into receivership following a cease-and desist order issued by Nevada’s Department of Business and Industry, and the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency Group, Inc., and former partner Gemini Trust Company, have highlighted the counterparty risks applicable to owning and transacting in digital assets.

Although these bankruptcies, closures, liquidations and other events have not resulted in any loss or misappropriation of our Bitcoin, nor have such events adversely impacted our access to our Bitcoin, they created significant volatility in the markets for cryptocurrency generally and for Bitcoin particularly. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future could result in market prices being subject to erratic and abrupt market movement, which could harm our business. Further, because there is no centralized authority which determines the price of Bitcoin, pricing often differs between exchanges. When some exchanges are viewed as higher risk, that price differential can widen as traders attempt to exploit these differences. Volatility in the price of Bitcoin, as well as the lack of a standard price, could lead consumers to see Bitcoin as an unsafe asset, which would result in losses of customers and resulting harm to our business. In addition, if we were to attempt to monetize the Bitcoin we hold on our balance sheet, such price volatility could lead to trading losses, impacting our financial position.

For example, based on aggregate US exchange markets data collected by CoinMarketCap, on December 18, 2023, the price of Bitcoin at 10:00 P.M. UTC was $42,623.54. On December 18, 2024, the price of Bitcoin at 10:00 P.M. UTC was $100,041.54. Between those dates, Bitcoin experienced significant volatility. For example, on August 1, 2024, the price of Bitcoin was $65,353.50, and on August 5, 2024 the price of Bitcoin was $53,991.35. On August 24, 2024, the price of Bitcoin had risen again to $64,176.37. In 2022, price swings were even more drastic, with prices as high as $47,459 at the end of March 2022 and as low as $16,530 at the end of the year. Such volatility will impact the overall value of our business and could cause volatility in the price of our stock.

The trading volume of Bitcoin typically increases during periods of extreme volatility. For example, in the days following the federal elections in November 2024, the price of Bitcoin rose sharply from $69,289.27 on November 2 to $87,250.43 on November 14, and volumes increased from 18,184,612,091 to 87,616,705,248 during that time period according to aggregate data from US exchange markets collected by CoinMarketCap. Such volume increases can lead to extreme pressures on our and our partners’ platforms and infrastructure that can lead to inadvertent suspension of services across parts of the platforms or the entire platforms. As a result, from time to time we may experience outages. Outages can lead to increased customer service expense, can cause customer loss and reputational damage, result in inquiries and actions by regulators, and can lead to other damages for which we may be responsible, any of which could harm our business.

Risks Related to Bitcoin

Due to unfamiliarity and some negative publicity associated with Bitcoin products and services, confidence or interest in our platforms may decline.

Bitcoin is relatively new. Many of our competitors offering Bitcoin-related products and services are unlicensed, unregulated, operate without supervision by any governmental authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. As a result, customers and the general public may lose confidence or interest in Bitcoin platforms, including platforms like ours that partner with regulated providers.

Negative perception, a lack of stability and standardized regulation in the cryptoeconomy, and the closure or temporary shutdown of crypto asset platforms due to fraud, business failure, hackers or malware, or government mandated regulation, and associated losses suffered by customers may continue to reduce confidence or interest in the cryptoeconomy and result in greater volatility of the prices of assets, including significant depreciation in value. Any of these events could have an adverse impact on our business and our customers’ perception of us, including decreased use of our platform and loss of customer demand for our products and services.

Transferring Bitcoin on the Bitcoin blockchain involves risks, which could result in loss of customer assets or our proprietary assets, customer disputes and other liabilities, which could adversely impact our business.

In order to transfer Bitcoin on the Bitcoin blockchain, a person must have a private and public key pair associated with a network address, commonly referred to as a “wallet.” Each wallet is associated with a unique “public key” and “private key” pair, each of which is a large number. To send Bitcoin on the Bitcoin blockchain, a user must sign a transaction that is created using the private key of the wallet from where the user is transferring Bitcoin, a hash of the recipient wallet’s public key, the amount of Bitcoin to be sent, and the transaction fee. The transaction must be signed using the user’s private key through a cryptographic process, which creates a digital signature to prove ownership of the Bitcoin. Once signed, the transaction is broadcasted to the Bitcoin network to be included in a new block by miners. If we wish to purchase Bitcoin, the seller would need to send a transaction to our designated wallet in this manner. A number of errors can occur in the process of transmitting Bitcoin, such as typos, mistakes, or the failure to include the information required by the blockchain network, which could result in losses of our proprietary Bitcoin or, where our customers choose to transfer and use Bitcoin on its underlying blockchain network, the Bitcoin held by us on behalf of our customers. For instance, a customer may incorrectly enter our crypto custody partner’s wallet’s address or the desired recipient’s public key when depositing and withdrawing Bitcoin, respectively. Alternatively, a customer may send Bitcoin to a wallet address that the customer does not own, control or hold the private keys to. If any of the foregoing errors occur, all of the Bitcoin sent by the customer will be permanently and irretrievably lost with no means of recovery. We have encountered and expect to continue to encounter similar incidents with our customers, and although we have not experienced such incidents with respect to Bitcoin that we hold on a proprietary basis it is possible that they could occur in the future. Such incidents could result in customer disputes, damage to our brand and reputation, legal claims against us, and financial liabilities, any of which could adversely affect our business.

BitGo has represented that they will safekeep all Bitcoin held in custody by them, and that they have procedures to process redemptions and withdrawals expeditiously, following the terms of the applicable user agreements. Our customers have not experienced excessive redemptions or withdrawals, or prolonged suspended redemptions or withdrawals, of Bitcoin to date. However, similar to traditional financial institutions, our Bitcoin Service Providers may experience temporary process-related withdrawal delays. For example, like traditional financial institutions, our Bitcoin Service Providers may experience such delays if there is a significant volume of withdrawal requests that is vastly beyond anticipated levels. This does not mean our Bitcoin Service Providers cannot or will not satisfy withdrawals, but this may mean a temporary delay in satisfying withdrawal requests, which our customers still expect to be satisfied within the withdrawal timelines set forth in the applicable user agreements or otherwise communicated by us or our Bitcoin Service Providers. To the extent we or one of our Bitcoin Service Providers have process-related delays, even if brief or due to blockchain network congestion or heightened redemption activity, and within the terms of an applicable user agreement or otherwise communicated by us, we may experience increased customer complaints and damage to our brand and reputation and face additional regulatory scrutiny, any of which could adversely affect our business.

A temporary or permanent blockchain “fork” to Bitcoin could adversely affect our business.

Blockchain protocols, including Bitcoin, are open source. Any user can download the software, modify it, and then propose that Bitcoin users and miners adopt the modification. When a modification is introduced and a substantial majority of users and miners consent to the modification, the change is implemented and the Bitcoin protocol network remains uninterrupted. However, if less than a substantial majority of users and miners consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork” (i.e., “split”) of the impacted blockchain protocol network and respective blockchain, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two parallel versions of the Bitcoin protocols running simultaneously, but with each split network’s Bitcoin lacking interchangeability.

Bitcoin has previously been subject to “forks” that resulted in the creation of new networks, including Bitcoin Cash ABC, Bitcoin Cash SV, Bitcoin Diamond, Bitcoin Gold, and others. Some of these forks have caused fragmentation among platforms as to the correct naming convention for forked crypto assets. Due to the lack of a central registry or rulemaking body, no single entity has the ability to dictate the nomenclature of forked crypto assets, causing disagreements and a lack of uniformity among platforms on the nomenclature of forked crypto assets, and which results in further confusion to customers as to the nature of assets they hold on platforms. In addition, several of these forks were contentious and as a result, participants in certain communities may harbor ill will towards other communities. As a result, certain community members may take actions that adversely impact the use, adoption, and price of Bitcoin.

Future forks may occur at any time. A fork can lead to a disruption of networks and our information technology systems, cybersecurity attacks, replay attacks, or security weaknesses, any of which can further lead to temporary or even permanent loss of our and our customers’ assets. In addition, our Bitcoin Service Providers have the right to temporarily suspend their services in the event of a fork, and to determine not to support any particular fork in the future. If a fork of the bitcoin blockchain occurs and our Bitcoin Service Providers provide access to a forked asset, we intend to retain the forked assets that are created as a result of our proprietary bitcoin. Any forked assets corresponding to our customers’ bitcoin holdings would be managed by our Bitcoin Service Providers in accordance with their policies. We will cooperate with our Bitcoin Service Providers in connection with their distribution of any forked assets corresponding to our customers’ bitcoin, solely to the extent our involvement is requested by a Bitcoin Service Provider. Prior to undertaking any such involvement in the distribution or other action by a Bitcoin Service Provider in respect of any forked assets, we would take steps to seek to ensure that any actions we may take would be in compliance with applicable law, including federal securities laws, which steps may include, among others, (i) communicating regularly with the Bitcoin Service Providers regarding their legal analysis pertaining to forked assets and any distribution thereof, (ii) staying abreast of developments regarding treatment of cryptocurrencies, including forked assets, under applicable securities laws, (iii) consulting with legal counsel regarding the specific facts and circumstances pertaining to the legal status of any forked asset and (iv) seeking guidance and clarification from applicable government regulators, including the SEC, with respect to the legal status of any forked asset. If a fork occurs and one of our Bitcoin Service Providers determines not to support one of the assets created as a result of the fork, this could cause us or our customers to miss an opportunity regarding a new digital asset. In addition, any suspension of services ahead of a fork could cause customer complaints and cause us to be exposed to liability, even in circumstances where we do not have the ability to alter a Bitcoin Service Provider’s policy regarding a fork. To the extent a forked asset is determined to be a “security” under applicable federal securities laws, any distribution of such forked asset would expose the distributor thereof to significant liability under such laws. For additional information regarding the risks and liabilities associated with uncertainty regarding the status of bitcoin and other cryptocurrencies as a “security,” please see the risk factor above entitled “Bitcoin’s status as a “security” in any relevant jurisdiction, as well as the status of our Bitcoin-related products and services, is subject to a high degree of uncertainty and if we are unable to properly characterize a product or service offering, we may be subject to regulatory scrutiny, inquiries, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.”

Future developments regarding the treatment of crypto assets for U.S. and foreign tax purposes could adversely impact our business.

Due to the new and evolving nature of crypto assets and the absence of comprehensive legal and tax guidance with respect to crypto asset products and transactions, many significant aspects of the U.S. and foreign tax treatment of transactions involving crypto assets, such as the purchase and sale of Bitcoin on our platform, are uncertain, and it is unclear whether, when and what guidance may be issued in the future on the treatment of crypto asset transactions for U.S. and foreign tax purposes.

In 2014, the IRS released Notice 2014-21, discussing certain aspects of “virtual currency” for U.S. federal income tax purposes and, in particular, stating that such virtual currency (i) is “property,” (ii) is not “currency” for purposes of the rules relating to foreign currency gain or loss, and (iii) may be held as a capital asset. From time to time, the IRS has released other notices and rulings relating to the tax treatment of virtual currency or crypto assets reflecting the IRS’s position on certain issues. The IRS has not addressed many other significant aspects of the U.S. federal income tax treatment of crypto assets and related transactions.

There continues to be uncertainty with respect to the timing, character and amount of income inclusions for various crypto asset transactions. Although we believe our treatment of Bitcoin transactions for federal income tax purposes is consistent with existing positions from the IRS and/or existing U.S. federal income tax principles, because of the rapidly evolving nature of crypto asset innovations and the increasing variety and complexity of crypto asset transactions and products, it is possible the IRS and various U.S. states may disagree with our treatment of certain Bitcoin offerings for U.S. tax purposes, which could adversely affect our customers and the vitality of our business. Similar uncertainties exist in the foreign markets in which we operate with respect to direct and indirect taxes, and these uncertainties and potential adverse interpretations of tax law could impact the amount of tax we and our non-U.S. customers are required to pay, and the vitality of our platforms outside of the United States.

There can be no assurance that the IRS, the U.S. state revenue agencies or other foreign tax authorities, will not alter their respective positions with respect to crypto assets in the future or that a court would uphold the treatment set forth in existing positions. It also is unclear what additional tax authority positions, regulations, or legislation may be issued in the future on the treatment of existing crypto asset transactions and future crypto asset innovations under U.S. federal, U.S. state or foreign tax law. Any such developments could result in adverse tax consequences for holders of crypto assets and could have an adverse effect on the value of crypto assets and the broader crypto assets markets. Future technological and operational developments that may arise with respect to crypto assets may increase the uncertainty with respect to the treatment of crypto assets for U.S. and foreign tax purposes. The uncertainty regarding tax treatment of crypto asset transactions impacts our customers, and could impact our business, both domestically and abroad.

Our tax information reporting obligations with respect to Bitcoin transactions are subject to change.

Although we believe we are compliant with U.S. tax reporting and withholding requirements with respect to our customers’ Bitcoin transactions, the exact scope and application of such requirements, including but not limited to U.S. onboarding requirements through Forms W-9 and W-8, backup withholding, non-resident alien withholding, and Form 1099 and Form 1042-S reporting obligations, is not entirely clear for all of the crypto asset transactions that we facilitate. In November 2021, the U.S. Congress passed the Infrastructure Investment and Jobs Act (the “IIJA”), providing that brokers would be responsible for reporting to the IRS the transactions of their customers in digital assets, including transfers to other exchanges or non-exchanges. In June 2024, the U.S. Treasury Department and the IRS released regulations in addition to other administrative guidance on tax information reporting in connection with the IIJA (the “IIJA Regulations”) for reporting transactions with respect to digital assets became effective. The IIJA Regulations introduce new rules related to our tax reporting and withholding obligations on our customer transactions in ways that differ from our existing compliance protocols and there is risk that we will not have proper records to ensure compliance for certain legacy customers or transactions. If the IRS determines that we are not in compliance with our tax reporting or withholding requirements with respect to customer Bitcoin transactions, we may be exposed to significant taxes and penalties, which could adversely affect our financial position. The IIJA Regulations will require us to invest substantially in new compliance measures and that may require significant retroactive compliance efforts, which also could adversely affect our financial position. Further, additional guidance may be issued, including, guidance on the treatment of non-custodial parties, which could impose additional compliance efforts, and which would adversely affect our financial position.

Similarly, it is likely that new rules for reporting crypto assets under the global “common reporting standard” as well as the “crypto-asset reporting framework” will be implemented on our international operations, creating new obligations and a need to invest in new onboarding and reporting infrastructure. Such rules are under discussion today by the member and observer states of the “Organization for Economic Cooperation and Development” and by the European Commission on behalf of the member states of the European Union. These new rules may give rise to potential liabilities or disclosure requirements for prior customer arrangements and new rules that affect how we onboard our customers and report their transactions to taxing authorities. Additionally, the European Union has issued directives, commonly referred to as “CESOP” (the Central Electronic System of Payment information), requiring payment service providers in the European Union to report cross-border fiat transactions to taxing authorities on a quarterly basis beginning in January 2024. Any actual or perceived failure by us to comply with the above or any other emerging tax regulations that apply to our operations could harm our business.

The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies on certain topics. If financial accounting standards undergo significant changes, our operating results could be adversely affected.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (the “FASB”), the SEC, and various other bodies formed to promulgate and interpret appropriate accounting principles. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls and many companies’ accounting policies are being subjected to heightened scrutiny by regulators and the public. Further, there has been limited precedent for the financial accounting of crypto assets and related valuation and revenue recognition. Moreover, a change in these principles or interpretations could have a significant effect on our reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. For example, on March 31, 2022, the staff of the SEC issued Staff Accounting Bulletin No. 121 (“SAB 121”), which represented a significant change regarding how a company safeguarding crypto assets held for its platform users reports such crypto assets on its balance sheet and required retrospective application as of January 1, 2022. While the legal status of SAB 121 is currently uncertain following a U.S. Government Accountability Office decision concluding that the SEC failed to follow proper administrative procedures in its issuance of SAB 121, SAB 121 remains applicable at this time.

Uncertainties in or changes to regulatory or financial accounting standards could result in the need to change our accounting methods and restate our financial statements and impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and more generally impact our business, operating results, and financial condition.

Risks Related to Government Regulation and Privacy Matters

The regulatory environment in which the consumer finance industry operates could have a material adverse effect on our business and operating results.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law on July 21, 2010. The Dodd-Frank Act is extensive and significant legislation that, among other things, created the CFPB, an agency responsible for administering and enforcing the laws and regulations for consumer financial products and services. The CFPB has broad rulemaking, examination and enforcement authority over providers of financial services and products, which could include us and our affiliates, including authority to prevent “unfair, deceptive or abusive” practices and to collect fines and provide consumer restitution in the event of violations. In addition to the CFPB, other federal agencies, such as the FTC, and state regulators, such as consumer protection and financial services regulators and attorneys general, may exercise supervision and enforcement authority over providers of goods or services, like us. Depending on how such governmental authorities elect to exercise its statutory authority, it could increase the compliance costs for us and our third party service providers, potentially delay our ability to respond to marketplace changes, result in requirements to alter products and services that would make them less attractive to consumers, impair our ability to offer products and services, and harm our reputation or otherwise adversely affect our businesses.

At the end of 2022 and the beginning of 2023, the CFPB proposed two new regulations that would require certain non-bank financial services companies to make submissions to the CFPB for inclusion in an online public registry. The first such proposed regulation would require most non-bank financial services companies to submit to the CFPB consent orders or other non-supervisory orders with or issued by a federal, state, or local regulator or a court in connection with an action by a federal, state, or local regulator. The second such proposed regulation requires CFPB supervised non-bank financial services companies to submit consumer contract terms that limit consumers’ legal rights and remedies, such as mandatory arbitration provisions. Under both regulations, the CFPB would publish online information it receives from non-bank financial services companies. If we were required to make such submissions to the CFPB, it could increase the risk of enforcement or supervisory action by the CFPB against us.

We are subject to various regulatory, financial and other requirements in the jurisdictions in which we operate. We may become involved from time to time in reviews, investigations and proceedings and information gathering requests, by government and self-regulatory agencies, including state attorneys general. Any of such events could result in the imposition of damages, fines or civil or criminal claims and/or penalties. No assurance can be given that the ultimate outcome of any such event would not have a material adverse effect on us or our ability to provide services.

The financial services industry is likely to see increased disclosure obligations, licensing requirements, restrictions on pricing and enforcement proceedings. Compliance with applicable laws is costly and can affect operating results, as processes, procedures, control and infrastructure are required to support applicable requirements. Compliance may also create operational constraints and impose limits on pricing, as financial services industry laws are designed primarily to protect consumers. The failure to comply could result in significant statutory civil and criminal penalties, monetary damages, attorneys’ fees and costs, possible revocation of licenses and damage to reputation, brand, loss of our bank partnerships, and loss of customer relationships.

The cryptoeconomy is novel. As a result, policymakers are just beginning to consider what a regulatory regime for crypto would look like and the elements that would serve as the foundation for such a regime. We may be unable to effectively react to proposed legislation and regulation of crypto assets or crypto asset platforms that are adverse to our business.

As crypto assets have grown in both popularity and market size, various U.S. federal, state, and local and foreign governmental organizations, consumer agencies and public advocacy groups have been examining the operations of crypto networks, users and platforms, with a focus on how crypto assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist enterprises, and the safety and soundness of platforms and other service providers that hold crypto assets for users. Many of these entities have called for heightened regulatory oversight, and have issued consumer advisories describing the risks posed by crypto assets to users and investors. For instance, in September 2022, the White House published a fact sheet described as the first-ever “Comprehensive Framework for Responsible Development of Digital Assets,” which encouraged “agencies to issue guidance and rules to address current and emergent risks in the digital asset ecosystem.”

Competitors, including traditional financial services providers, have spent years cultivating professional relationships with relevant policymakers on behalf of their industry so that those policymakers may understand that industry, the current legal landscape affecting that industry, and the specific policy proposals that could be implemented in order to responsibly develop that industry. The lobbyists working for these competitors have similarly spent years developing and working to implement strategies to advance these industries. Members of the cryptoeconomy have started to engage policymakers directly and with the help of external advisors and lobbyists. However, this work is in a relatively nascent stage. As a result, new laws and regulations may be proposed and adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that harm the cryptoeconomy or crypto asset platforms, which could adversely impact our business. Additionally, our political activities to further our mission may be perceived unfavorably by investors and the public and have an adverse impact on our brand and reputation.

Bitcoin is subject to regulatory authority by the CFTC. Any fraudulent or manipulative activity in Bitcoin occurring through our products and services could subject us to increased regulatory scrutiny, regulatory enforcement, and litigation.

The CFTC has stated and judicial decisions involving CFTC enforcement actions have confirmed that Bitcoin falls within the definition of a “commodity” under the CEA. As a result, the CFTC has general enforcement authority to police against manipulation and fraud in the Bitcoin market. From time to time, manipulation, fraud, and other forms of improper trading by market participants have resulted in, and may in the future result in, CFTC investigations, inquiries, enforcement action, and similar actions by other regulators, government agencies, and civil litigation. Such investigations, inquiries, enforcement actions, and litigation may cause us to incur substantial costs and could result in negative publicity.

Certain transactions in Bitcoin may constitute “retail commodity transactions” subject to regulation by the CFTC as futures contracts. If Bitcoin transactions we facilitate are deemed to be such retail commodity transactions, we would be subject to additional regulatory requirements, licenses and approvals, and potentially face regulatory enforcement, civil liability, and significant increased compliance and operational costs.

Any transaction in a commodity, including Bitcoin, entered into with or offered to retail investors using leverage, margin, or other financing arrangements (a “retail commodity transaction”) is subject to CFTC regulation as a futures contract unless such transaction results in actual delivery within 28 days. The meaning of “actual delivery” has been the subject of commentary and litigation, and in 2020, the CFTC adopted interpretive guidance addressing the “actual delivery” of a crypto asset. To the extent that Bitcoin transactions that we facilitate or facilitated are deemed retail commodity transactions, including pursuant to current or subsequent rulemaking or guidance by the CFTC, we may be subject to additional regulatory requirements and oversight, and we could be subject to judicial or administrative sanctions if we do not or did not at a relevant time possess appropriate registrations. The CFTC has previously brought enforcement actions against entities engaged in retail commodity transactions without appropriate registrations, as well as recent enforcement settled orders against developers of decentralized platforms.

Certain transactions in Bitcoin could be deemed “commodity interests” (e.g., futures, options, swaps) or security-based swaps subject to regulation by the CFTC or SEC, respectively. If the products and services we or our Bitcoin Service Providers offer to our customers are deemed a commodity interest or a security-based swap, we would be subject to additional regulatory requirements, registrations and approvals, and potentially face regulatory enforcement, civil liability, and significant increased compliance and operational costs.

Commodity interests, as such term is defined by the CEA and CFTC rules and regulations, are subject to more extensive supervisory oversight by the CFTC, including registrations of entities engaged in, and platforms offering, commodity interest transactions. This CFTC authority extends to Bitcoin futures contracts and swaps, including transactions that are based on current and future prices of Bitcoin and indices of Bitcoin. To the extent that transactions in Bitcoin are deemed to fall within the definition of a commodity interest, including pursuant to subsequent rulemaking or guidance by the CFTC, we may be subject to additional regulatory requirements and oversight and could be subject to judicial or administrative sanctions if we do not or did not at a relevant time possess appropriate registrations as an exchange (for example, as a designated contract market for trading futures or options on futures, or as a swaps execution facility for trading swaps) or as a registered intermediary (for example, as a futures commission merchant or introducing broker). Such actions could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines, and disgorgement, as well as reputational harm. The CFTC has previously brought enforcement actions against entities engaged in crypto asset activities for failure to obtain appropriate exchange, execution facility and intermediary registrations.

Furthermore, the CFTC and the SEC have jointly adopted regulations defining “security-based swaps,” which include swaps based on single securities and narrow-based indices of securities. If Bitcoin is deemed to be a security, certain transactions referencing Bitcoin could constitute a security-based swap. Bitcoin or a transaction therein that is based on or references a security or index of securities, whether or not such securities are themselves crypto assets, could also constitute a security-based swap. To the extent that Bitcoin is deemed to fall within the definition of a security-based swap, including pursuant to subsequent rulemaking or guidance by the CFTC or SEC, we may be subject to additional regulatory requirements and oversight by the SEC and could be subject to judicial or administrative sanctions if we do not or did not a relevant time possess appropriate registrations as an exchange (for example, as a security-based swaps execution facility) or as a registered intermediary (for example, as a security-based swap dealer or broker-dealer). This could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines, and disgorgement, as well as reputational harm.

If we or our third-party providers fail to protect confidential information and/or experience cybersecurity incidents, there may be damage to our brand and reputation, material financial penalties, and legal liability, which would materially adversely affect our business, results of operations, and financial condition.

We rely on computer systems, hardware, software, technology infrastructure and online sites and networks for both internal and external operations that are critical to our business (collectively, “IT Systems”). We own and manage some of these IT Systems but also rely on third parties for a range of IT Systems and related products and services, including but not limited to cloud computing services. We and certain of our third-party providers collect, maintain and process data about customers, employees, business partners and others, including information about individuals and their financial assets (such as Bitcoin), as well as proprietary information belonging to our business such as trade secrets (collectively, “Confidential Information”).

We face numerous and evolving cybersecurity risks that threaten the confidentiality, integrity and availability of our IT Systems and Confidential Information, including from diverse threat actors, such as state-sponsored organizations, opportunistic hackers and hacktivists, as well as through diverse attack vectors, such as social engineering/phishing, malware (including ransomware), malfeasance by insiders, human or technological error, and as a result of malicious code embedded in open-source software, or misconfigurations, bugs or other vulnerabilities in commercial software that is integrated into our (or our suppliers’ or service providers’) IT Systems, products or services. As knowledge and techniques in cryptography continue to advance, threat actors may exploit these advancements to develop more sophisticated and effective attack methods, increasing the frequency and severity of cyberattacks as well. Because we make extensive use of third party suppliers, service providers, and partners (including our partnerships with crypto wallet providers and financial institutions), successful cyberattacks that disrupt or result in unauthorized access to third party IT Systems can materially impact our operations and financial results.

Moreover, we may acquire companies with cybersecurity vulnerabilities and/or unsophisticated security measures, which exposes us to significant cybersecurity, operational, and financial risks. Remote and hybrid working arrangements at our company (and at our third-party providers) also increase cybersecurity risks due to the challenges associated with managing remote computing assets and security vulnerabilities that are present in many non-corporate and home networks. Additionally, any integration of artificial intelligence in our or any service providers’ operations, products or services is expected to pose new or unknown cybersecurity risks and challenges. Because our products and services are integrated with our customers’ systems and processes, any circumvention or failure of our cybersecurity defenses or measures could compromise the confidentiality, integrity, and availability of our customers’ own IT Systems and/or Confidential Information as well. Moreover, certain threats are designed to remain dormant or undetectable until launched against a target and we may not be able to implement adequate preventative measures. If such an event were to occur and cause interruptions in our operations, result in the unauthorized access, disclosure, loss, processing, or other compromise of Personal Information or Confidential Information, or jeopardize the confidentiality, integrity, or availability of our information systems or any information residing therein, it could result in a material disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other similar disruptions.

Some of the federal, state, and foreign government requirements include obligations of companies to notify individuals of certain cybersecurity breaches involving particular personal information, which could result from breaches experienced by us or by our vendors, contractors, or organizations with which we have formed strategic relationships. Even though we may have contractual protections with such vendors, contractors, or other organizations, notifications and follow-up actions related to a cybersecurity breach could impact our reputation, cause us to incur significant costs, including legal expenses, harm customer confidence, hurt our expansion into new markets, cause us to incur remediation costs, or cause us to lose existing customers.

Further, the cryptocurrency industry is a frequent target for cyberattacks, including hacks of exchanges and wallets. The underlying technology of cryptocurrencies, including blockchain, is complex and still developing, which means technical issues, bugs, or vulnerabilities could impact our operations and the security of user funds. Additionally, any actual or perceived breach or cybersecurity attack directed at other financial institutions or crypto companies, whether or not we are directly impacted, could lead to a general loss of customer confidence in the cryptoeconomy or in the use of technology to conduct financial transactions, which could negatively impact us, including the market perception of the effectiveness of our security measures and technology infrastructure.

Cyberattacks are expected to accelerate on a global basis in frequency and magnitude as threat actors are becoming increasingly sophisticated in using techniques and tools — including artificial intelligence — that circumvent security controls, evade detection and remove forensic evidence. As a result, we may be unable to detect, investigate, remediate or recover from future attacks or incidents, or to avoid a material adverse impact to our IT Systems, Confidential Information or business. There can also be no assurance that our cybersecurity risk management program and processes, including our policies, controls or procedures, will be fully implemented, complied with or effective in protecting our IT Systems and Confidential Information. Furthermore, given the nature of complex systems, software and services like ours, and the scanning tools that we deploy across our networks and products, we regularly identify and track security vulnerabilities. We are unable to comprehensively apply patches or confirm that measures are in place to mitigate all such vulnerabilities, or that patches will be applied before vulnerabilities are exploited by a threat actor. In other situations, vulnerabilities persist even after we have issued security patches because our customers may fail to apply patches or update their systems to newer software versions. If attackers are able to exploit critical vulnerabilities before patches are installed or mitigating measures are implemented, significant compromises could impact our and our customers’ IT Systems and/or Confidential Information.

We and certain of our third-party providers regularly experience cyberattacks and other incidents, and we expect such attacks and incidents to continue in varying degrees. While to date no incidents have had a material impact on our operations or financial results, we cannot guarantee that material incidents will not occur in the future. Any adverse impact to the availability, integrity or confidentiality of our IT Systems or Confidential Information can result in legal claims or proceedings (such as class actions), regulatory investigations and enforcement actions, fines and penalties, negative reputational impacts that cause us to lose existing or future customers, and/or significant incident response, system restoration or remediation and future compliance costs. Any or all of the foregoing could materially adversely affect our business, results of operations, and financial condition. Finally, we cannot guarantee that any costs and liabilities incurred in relation to an attack or incident will be covered by our existing insurance policies or that applicable insurance will be available to us in the future on economically reasonable terms or at all.

We are subject to laws, regulations, and industry requirements related to data privacy, data protection and information security, and user protection across different markets where we conduct our business. Any actual or perceived failure to comply with such laws, regulations, and industry requirements, or our privacy policies, could adversely affect our business, results of operations, or financial condition.

In connection with running our business, we receive, store, use and otherwise process information that relates to individuals and/or constitutes “personal data,” “personal information,” “personally identifiable information,” or similar terms under applicable data privacy laws, including information that is considered “sensitive” under such laws (collectively, “Personal Information”), from and about actual and prospective users, as well as our employees, business contacts, and other individuals. We also depend on a number of third party vendors and partners (including digital wallet providers, cryptocurrency payment processors, financial institutions, retail partners, and security and compliance providers) in relation to the operation of our business, a number of which process Personal Information on our behalf.

We and our vendors are subject to a variety of federal and state data privacy laws, rules, regulations, industry standards and other requirements, including those that apply generally to the handling of Personal Information, and those that are specific to certain industries, sectors, contexts, or locations. These requirements and their application and interpretation are constantly evolving. It is also possible that new laws, regulations and other requirements, or amendments to or changes in interpretations of existing laws, regulations and other requirements (especially related to the regulation of cryptocurrency and related assets), may require us to incur significant costs, implement new processes, or change our handling of information and business operations, which could ultimately hinder our ability to grow our business by extracting value from our data assets.

For example, in the United States, the FTC and state regulators enforce a variety of data privacy issues, such as promises made in privacy policies or failures to appropriately protect information about individuals, as unfair or deceptive acts or practices in or affecting commerce in violation of the Federal Trade Commission Act or similar state laws. The FTC expects a company’s cybersecurity measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities.

In addition, in recent years, certain states have adopted or modified data privacy and security laws and regulations that may apply to our business. For example, the California Consumer Privacy Act (“CCPA”) requires businesses that process personal information of California residents to, among other things: provide certain disclosures to California residents regarding the business’s collection, use, and disclosure of their personal information; receive and respond to requests from California residents to access, delete, and correct their personal information, or to opt-out of certain disclosures of their personal information; and enter into specific contractual provisions with service providers that process California resident personal information on the business’s behalf.

The enactment of the CCPA has prompted a wave of similar legislative developments in other states in the United States, which has created a patchwork of overlapping but different state laws. For example, since the CCPA went into effect, comprehensive privacy statutes that share similarities with the CCPA are now in effect and enforceable in Virginia, Colorado, Connecticut, Utah, Florida, Texas, and Oregon, and will soon be enforceable in several other states as well. Similar laws have been proposed in many other states and at the federal level as well.

Certain states have also enacted new laws regulating specific types of personal information, such as health and biometric data or children’s data, some of which impose onerous notice and consent obligations, prohibit certain personal information processing, and/or provide for a private right of action. As a result, our processing of certain sensitive data, such as biometric data and geolocation data, in such states may subject us to additional compliance obligations and expose us to increased risk of liability. Moreover, the FTC and state attorneys general have focused particular attention on the processing of biometric data in recent years, which elevates the risk of our processing of such data even in states that have not enacted specific laws.

Additionally, we may be considered a “financial institutions” under the Gramm-Leach Bliley Act (the “GLBA”). The GLBA regulates, among other things, the use of certain information about individuals (“non-public personal information”) in the context of the provision of financial services, including by banks and other financial institutions. The GLBA includes both a “Privacy Rule,” which imposes obligations on financial institutions relating to the use or disclosure of non-public personal information, and a “Safeguards Rule,” which imposes obligations on financial institutions and, indirectly, their service providers to implement and maintain physical, administrative and technological measures to protect the security of non-public personal financial information. Any failure to comply with the GLBA could result in substantial financial penalties. Moreover, in recent years, regulators such as the CFPB have proposed rulemaking packages focused on implementing additional oversight on large nonbank payment companies, including digital wallet services, which could indirectly affect our business. Increased regulatory scrutiny on data use and consumer protection practices in this industry may require us to adjust our data management protocols and modify our partnerships with digital wallets and payment apps that fall under the new regulations, potentially impacting our business, results of operations, and financial condition.

Further, laws, regulations, and standards covering marketing, advertising, and other activities conducted by telephone, email, mobile devices, and the internet may be or become applicable to our business, such as the Federal Communications Act, the Federal Wiretap Act, the Electronic Communications Privacy Act, the Telephone Consumer Protection Act (the “TCPA”), the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (the “CAN-SPAM Act”), and similar state consumer protection and communication privacy laws, such as California’s Invasion of Privacy Act.

Even though we believe we and our vendors are generally in compliance with applicable laws, rules and regulations relating to privacy and data security, these laws are in some cases relatively new and the interpretation and application of these laws are uncertain. Any failure or perceived failure by us to comply with data privacy laws, rules, regulations, industry standards and other requirements could result in proceedings or actions against us by individuals, consumer rights groups, government agencies, or others. We could incur significant costs in investigating and defending such claims and, if found liable, pay significant damages or fines or be required to make changes to our business. Further, these proceedings and any subsequent adverse outcomes may subject us to significant negative publicity and an erosion of trust. If any of these events were to occur, our business, results of operations, and financial condition could be materially adversely affected.

There are various risks associated with the facilitation of payments from customers, including risks related to fraud, compliance with existing and evolving rules and regulations, and reliance on third parties and any failure to comply with laws and regulations related to payments, fraud, anti-money laundering and money transmission or failure of a third party to perform could harm our business, results of operations and financial condition.

We rely upon third-party service providers, payment processors and financial institution partners to provide key components of our services on our behalf, including payments processing and disbursement. Our utilization of such payment processing tools may be impacted by factors outside of our control, including disruptions in the payment processing industry generally. If these service providers, processors or partners do not perform adequately, or if our relationships with these service providers were to change or terminate, it could negatively affect our customers’ ability to complete transactions, and our ability to operate our services. This could decrease revenue, increase costs, lead to potential legal liability and negatively impact our brands and business. In addition, if these providers increase the fees they charge us, our operating expenses could increase. Alternatively, if we respond by increasing the fees we charge to our customers, some customers may stop using our services or even close their accounts altogether.

Moreover, if we or any of our third-party payment processors or financial institution partners experience a security breach affecting payment card information, we could be subjected to fines, penalties and assessments arising out of state and federal regulatory enforcement, liability to consumers, the major card brands’ rules and regulations, contractual indemnification obligations or other obligations contained in user agreements and similar contracts, and we may lose our ability to accept card payments for our services.

Our ability to expand our services into additional countries is dependent upon the third-party service providers and partners we use to support our services. As we expand the availability of our services to additional markets or make new payment methods available to our customers in the future, we may become subject to additional and evolving regulations and compliance requirements, and may be exposed to heightened fraud risk, which could lead to an increase in our operating expenses.

The laws and regulations related to payments and financial services are complex and vary across different jurisdictions in the U.S. and globally. Furthermore, changes in laws, rules and regulations have occurred and may occur in the future, which may impact our business practices. We may be required to expend considerable time and effort to determine if such laws and regulations apply to our business and may be required to spend significant time and effort to comply, and ensure we are in compliance, with those laws and regulations. Any failure or claim of our failure to comply or any failure by our third-party service providers and partners to comply with such laws and regulations or other requirements, including the payment network rules and Payment Card Industry Data Security Standard, could divert substantial resources, result in liabilities or force us to stop offering our services, which will harm our business and results of operations.

There can be no assurance that we meet, or we will be able to meet, all compliance obligations under applicable law, including obtaining any such licenses in all of the jurisdictions we operate in or offer a service in, and, even if we were able to do so, there could be substantial costs and potential product changes involved in complying with such laws, which could have a material and adverse effect on our business financial condition and results of operations. Any noncompliance by us in relation to existing or new laws and regulations, or any alleged noncompliance, could result in reputational damage, litigation, penalties, fines, increased costs or liabilities, damages or require us to stop offering payment services in certain markets. For example, if we are deemed to be a money transmitter, including a money services business, provider of prepaid access, or any other similar term defined by applicable money transmission or money services business laws, or virtual currency business we could be subject to certain laws, rules and regulations enforced by multiple authorities and governing bodies in the U.S. and numerous state and local agencies who may define money transmitter and virtual currency business differently. For example, certain states may have a more expansive view of money transmitters and virtual currency business activities. Additionally, outside of the U.S., we could be subject to additional laws, rules and regulations related to the provision of payments and financial services, and as we expand into new jurisdictions, the foreign regulations and regulators governing our business that we are subject to will expand as well. If we are found to be a money transmitter or virtual currency business under any applicable regulation and we are not in compliance with such regulations, we may be subject to fines or other penalties in one or more jurisdictions levied by federal, state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines and penalties, consequences for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny. In addition, failure to predict how a U.S. law or regulation or a law or regulation from another jurisdiction in which we operate with respect to money transmission or similar requirements apply or will be applied to us could result in licensure or registration requirements, administrative enforcement actions and/or could materially interfere with our ability to offer certain payment methods or to conduct our business in particular jurisdictions. We cannot predict what actions the U.S. or other governments may take or what restrictions these governments may impose that will affect our ability to process, accept or transmit payments or to conduct our business in particular jurisdictions. Further, we may become subject to changing payment and financial services regulations and requirements that could potentially affect the compliance of our current payment processes and increase the operational costs we incur to support payments. The factors identified here could impose substantial additional costs, involve considerable delay to the development or provision of our solutions, require significant and costly operational changes, or prevent us from providing our products or solutions in any given market.

We are also subject to rules governing electronic funds transfers and payment card association rules. We may also be directly or indirectly liable to the payment networks for rule violations. Payment networks set and interpret their network operating rules and may allege that our business model violates these operating rules. If such allegations are not resolved favorably, they may result in significant fines and penalties or require changes in our business practices that may be costly and adversely affect our business. The payment networks could adopt new operating rules or interpret or reinterpret existing rules, including as a result of a change in our designation by major payment card providers or by a payment network, that we or our processors might find difficult or even impossible to follow, or costly to implement. As a result, we could lose our ability to give customers the option of using cards to fund their accounts or purchases or the choice of currency in which they would like their card to be charged or we may be required to change our business operations. If we are unable to accept cards or are limited in our ability to do so, our business would be adversely affected. In addition, any increase to fees charged or interchange assessed under, or increased costs associated with compliance with, payment network rules or payment card provider rules could lead to increased fees and costs for us or our customers, which may negatively impact payments on our services and usage of our services. Payment networks have imposed, and may impose in the future, special fees on the purchase of crypto assets, including on our platform, which could negatively impact us and significantly increase our costs. We could attempt to pass these increases along to our customers, but this could negatively impact our business or result in the loss of customers, thereby reducing our revenue and earnings. If competitive practices prevent us from passing along the higher fees to our customers in the future, we may have to absorb all or a portion of such increases, thereby increasing our operating costs and reducing our earnings.

Due to the risk of our platform being used for illegal or illicit activity, any perceived or actual breach of compliance by us with respect to anti-money laundering (“AML”) laws, rules and regulations, including the Bank Secrecy Act, USA Patriot Act and Title 18 U.S.C. Sections 1956-57 and 1960, could have a significant impact on our reputation and could cause us to lose customers, prevent us from obtaining new customers, require us to expend significant funds to remedy civil and criminal problems caused by violations and to avert further violations and expose us to legal risk and potential liability that could have a material effect on our business. Several of these laws require certain companies to adopt an AML compliance program, including those companies that are characterized as a federal money services business or state money transmitter. Moreover, many states have their own AML and money transmitter and virtual currency regulatory regimes and interpretations and applications of those legal principles are complex and varied. If the federal government or any state government took the position that we were a money services business, money transmitter or virtual currency business, they could require us to register as such and obtain money transmitter or virtual currency licenses. Furthermore, should a federal or state regulator make a determination that we have operated as an unlicensed money services business, money transmitter, or virtual currency business, we could be subject to civil and criminal fines, penalties, costs, legal fees, reputational damage or other negative consequences, all of which may have an adverse effect on our business, financial condition and results of operations.

Risks Related to Third Parties

We rely on our program agreement with Sutton Bank to offer our Fold prepaid card product. If our relationship with Sutton Bank were to end, the ability to continue to offer our card product would be affected, which could affect our financial and business results.

We market Fold prepaid cards issued by Sutton Bank to consumers through a program agreement with Bank, our bank partner for the card. If our relationship with Sutton Bank were to end or if Sutton Bank were to cease or restrict operations, our ability to continue to offer our card product would be affected, which could adversely affect our financial and business results. In such an event, we would need to partner with a different bank to continue to offer the Fold Card product (as defined below). If we partner with a new bank, issuance and servicing of the Fold Card product could be disrupted and delayed as we transition to a different bank partner. We also may face increased costs and compliance burdens if the program agreement with Sutton Bank is terminated.

Sutton Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation (“FDIC”). Many laws and regulations that apply directly to Sutton Bank indirectly impact us (and our products) as Sutton Bank’s service provider. As such, our partnership with Sutton Bank is subject to the supervision and enforcement authority of the FDIC, Sutton Bank’s primary banking regulator.

We may in the future, enter into partnerships, collaborations, joint ventures, or strategic alliances with third parties. If we are unsuccessful in establishing or maintaining strategic relationships with these third parties or if these third parties fail to deliver certain operational services, our business, operating results, and financial condition could be adversely affected.

We may in the future, enter into partnerships, collaborations, joint ventures, or strategic alliances with third parties in connection with the development, operation and enhancements to our platform and products and the provision of our services. For example, we may partner with additional Bitcoin custody or service providers to expand the reach of our services or increase resilience of our network, or we may partner with other companies to provide new products or services such as a credit card or savings product. Identifying strategic relationships with third parties, and negotiating and documenting relationships with them may be time-consuming and complex and may distract management. Moreover, we may be delayed, or not be successful, in achieving the objectives that we anticipate as a result of such strategic relationships. In evaluating counterparties in connection with partnerships, collaborations, joint ventures or strategic alliances, we consider a wide range of economic, legal and regulatory criteria depending on the nature of such relationship, including the counterparties’ reputation, operating results and financial condition, operational ability to satisfy our and our customers’ needs in a timely manner, efficiency and reliability of systems, certifications costs to us or to our customers, and licensure and compliance status. Despite this evaluation, third parties may still not meet our or our customers’ needs which may adversely affect our ability to deliver products and services to customers, may adversely impact our business, operating results, and financial condition. Counterparties to any strategic relationship may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals, and may subject us to additional risks to the extent such third party becomes the subject of negative publicity, faces its own litigation or regulatory challenges, or faces other adverse circumstances. Conflicts may arise with our strategic partners, such as the interpretation of significant terms under any agreement, which may result in litigation or arbitration which would increase our expenses and divert the attention of our management. If we are unsuccessful in establishing or maintaining strategic relationships with third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our business, operating results, and financial condition could be adversely affected.

We currently rely on third-party service providers for certain aspects of our operations, and any interruptions in services provided by these third parties may impair our ability to support our customers.

We rely on third parties in connection with many aspects of our business, including payment processors, banks, and payment gateways to process transactions; cloud computing services and data centers that provide facilities, infrastructure, website functionality and access, components, and services, including databases and data center facilities and cloud computing; as well as third parties that provide outsourced customer service, compliance support and product development functions, which are critical to our operations. Because we rely on third parties to provide these services and to facilitate certain of our business activities, we face increased operational risks. We do not directly manage the operation of any of these third parties, including their data center facilities that we use. These third parties may be subject to financial, legal, regulatory, and labor issues, cybersecurity incidents, data theft or loss, break-ins, computer viruses or vulnerabilities in their code, denial-of-service attacks, sabotage, acts of vandalism, loss, disruption, or instability of third-party banking relationships, privacy breaches, service terminations, disruptions, interruptions, and other misconduct. They are also vulnerable to damage or interruption from human error, power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes, pandemics and similar events. In addition, these third parties may breach their agreements with us, disagree with our interpretation of contract terms or applicable laws and regulations, refuse to continue or renew these agreements on commercially reasonable terms or at all, fail or refuse to process transactions or provide other services adequately, take actions that degrade the functionality of our services, impose additional costs or requirements on us or our customers, or give preferential treatment to competitors. There can be no assurance that third parties that provide services to us or to our customers on our behalf will continue to do so on acceptable terms, or at all. If any third parties do not adequately or appropriately provide their services or perform their responsibilities to us or our customers on our behalf, such as if third-party service providers to close their data center facilities without adequate notice, are unable to restore operations and data, fail to perform as expected, or experience other unanticipated problems, we may be unable to procure alternatives in a timely and efficient manner and on acceptable terms, or at all, and we may be subject to business disruptions, losses or costs to remediate any of the deficiencies, customer dissatisfaction, reputational damage, legal or regulatory proceedings, or other adverse consequences which could harm our business.

We rely on our agreements with Fortress and BitGo to offer our Bitcoin-related services. If our relationship with either Fortress or BitGo were to end, the ability to continue to offer our Bitcoin services would be affected, which could affect our financial and business results.

We market certain Bitcoin services offered or supported by the Bitcoin Service Providers to consumers through program agreements with the Bitcoin Service Providers. Fold utilizes both Fortress and BitGo for the purpose of providing operational redundancy in the event of technical or regulatory limitations at one or the other. In addition, certain states are supported by only one of the two Bitcoin Service Providers, and those states can change from time to time based on the licensing status of each provider. If our relationship with one of the Bitcoin Service Providers were to end, or if either of the Bitcoin Service Providers were to restrict or cease operations, our ability to continue to offer Bitcoin services would be affected, which could adversely affect our financial and business results. In such an event, we may need to partner with a different financial institution with authority to provide services substantially similar to our Bitcoin services to continue to offer these services. If we partner with a new crypto service provider, our Bitcoin-related services would be disrupted and delayed as customers would be required to open new accounts with a different Bitcoin service provider, and as we transition connectivity of our information technology systems to such different financial institution partner. We also may face increased costs and compliance burdens if our program agreement with one of the Bitcoin Service Providers is terminated. We entered into our agreement with Fortress in June, 2023, whereby Fortress would custody Bitcoin on behalf of our customers itself or use BitGo as a sub-custodian in states where BitGo was not authorized to provide custody services directly. In August, 2024, we entered into an agreement directly with BitGo, and we anticipate that over time more of our customers will be serviced under this direct relationship with BitGo.

Fortress is subject to regulation and supervision by the Division of Financial Institutions of the Nevada Department of Business and Industry, and BitGo is subject to regulation and supervision by the Division of Banking of the South Dakota Department of Labor and Regulation. In addition, certain custodial services are provided by BitGo’s affiliate BitGo New York Trust Company LLC, which is subject to regulation and supervision by the New York Department of Financial Services. In addition, the Bitcoin Service Providers are subject to regulation and supervision by many other state banking and financial institution regulators (individually and collectively, “State Banking Departments”). Many laws and regulations that apply directly to the Bitcoin Service Providers indirectly impact us (and our products) as a partner of the Bitcoin Service Providers. As such, our partnerships with the Bitcoin Service Providers may be subject to the supervision and enforcement authority of the State Banking Departments.

Our customers enter into agreements directly with Sutton Bank and our Bitcoin Service Providers.

Our customers enter into agreements for banking services directly with Sutton Bank, and enter into agreements for Bitcoin-related services directly with one or more of the Bitcoin Service Providers. Our third-party service providers have not agreed to indemnify us for losses based on their breaches of their agreements with our customers. Although our terms of use clearly state that we are not responsible for the services provided by those third parties, it is possible that customers could blame us for a failure by one of those third parties to fulfill its obligations. This could have a material adverse impact on our reputation and business.

We are subject to risks related to the banking and financial services ecosystem, and to our banking and crypto service providers specifically.

Volatility in the banking and financial services sectors and regulatory enforcements by the FDIC or other regulators may impact our bank partnerships and could negatively impact our business. For example, we offer certain FDIC-insured products through our partnership with Bank, a member of the FDIC, and if the FDIC were to seek to enter into an enforcement action against Sutton Bank, it may adversely impact our business or relationship with Sutton Bank. For example, in February 2024, Sutton Bank became subject to an FDIC enforcement order that, among other things, required Sutton Bank to correct certain banking practices and within 60 days devise a plan to review all prepaid card customers since July 1, 2020 for compliance with anti-money laundering requirements. Similarly, for certain Bitcoin related services, we partner with the Bitcoin Service Providers, which are regulated by various federal and state regulators, and if such regulators were to enter into an enforcement action against either of the Bitcoin Service Providers, it may adversely impact our business or relationship with them. In addition, although we believe our banking and financial services programs comply with all applicable law, if Sutton Bank or Bitcoin Service Providers fail to comply with applicable law, it may adversely impact our business and reputation.

Although we believe our banking partner maintains proper records and satisfies requirements for each eligible participant’s deposits to be covered by FDIC insurance, up to the applicable maximum deposit insurance amount, the FDIC may disagree. In such an event, the FDIC may not recognize the participants’ claims as covered by deposit insurance in the event Sutton Bank fails and enters receivership proceedings under the Federal Deposit Insurance Act (“FDIA”). If the FDIC were to determine that funds held at Sutton Bank are not covered by deposit insurance, or if Sutton Bank were to fail and enter receivership proceedings under the FDIA, our customers may seek to withdraw their funds, or may not be able to withdraw all their funds in a timely manner, which could adversely affect our brand, business and results of operations, and may lead to claims or litigation, which may be costly to address. Additionally, in instances where we are a service-provider to or are otherwise in a third-party relationship with Sutton Bank in connection with these programs, we are subject to certain risk-management standards for third-party relationships in accordance with federal bank regulatory guidance and examinations by the federal banking regulators.

We intend to continue to explore other products, models, and structures for our product offerings, including with existing and new bank and cryptocurrency partners. Certain of our current product offerings may subject us to reporting requirements, bonding requirements, and inspection by applicable federal or state regulatory agencies, and our future product offerings may potentially require, or be deemed to require, additional data, procedures, partnerships, licenses, regulatory approvals, or capabilities that we have not yet obtained or developed. Should we fail to successfully expand and evolve our product offerings, or should our new products, models or structures, or new laws or regulations or interpretations of existing laws or regulations, impose requirements on us that are cumbersome or that we cannot satisfy, our business may be materially and adversely affected.

Any change to the Bitcoin Service Providers’ fee schedules could adversely impact our business.

We rely on our cryptocurrency custody providers to process customers’ Bitcoin transactions and we pay these providers fees for their services. From time to time, our crypto custody providers have increased, and may increase in the future, the fees they charge for the provision of custody services and for transactions that use their networks. While these fees are payable directly by our customers, any increases in such fees might result in the loss of customers to other custodians or cryptocurrency platforms.

We are subject to economic and geopolitical risk, business cycles, and the overall level of consumer, business and government spending, which could negatively affect our business, financial condition, results of operations, and cash flows.

The payments technology industry depends heavily on the overall level of consumer, business and government spending. We are exposed to general economic conditions that affect consumer confidence, spending, and discretionary income and changes in consumer purchasing habits. A sustained deterioration in general economic conditions in the markets in which we operate, supply chain disruptions, inflationary pressure or interest rate fluctuations may adversely affect our financial performance by reducing demand for cryptocurrencies and cryptocurrency-based services and thereby reducing transaction volumes. A reduction in transaction volumes could result in a decrease in our revenues and profits.

A downturn in the economy could force retailers or financial institutions to close or petition for bankruptcy protection, resulting in lower revenue and earnings for us. We also have a certain amount of fixed costs, such as rents and salaries, which could limit our ability to quickly adjust costs and respond to changes in our business and the economy. Changes in economic conditions could also adversely affect our future revenues and profits and cause a materially adverse effect on our business, financial condition, results of operations, and cash flows.

In addition, our business, growth, financial condition or results of operations could be materially adversely affected by instability or changes in a country’s or region’s economic conditions; inflation; changes in laws or regulations or in the interpretation of existing laws or regulations, whether caused by a change in government or otherwise; increased difficulty of conducting business in a country or region due to actual or potential political or military conflict; or action by the U.S. or foreign governments that may restrict our ability to transact business in a foreign country or with certain foreign individuals or entities. A possible slowdown in global trade caused by increasing tariffs or other restrictions could decrease consumer or corporate confidence and reduce consumer, government and corporate spending in countries inside or outside the U.S., which could adversely affect our operations. Climate-related events, including extreme weather events and natural disasters and their effect on critical infrastructure in the U.S. or internationally, could have similar adverse effects on our operations, users, or third-party suppliers.

We depend on major mobile operating systems and third-party platforms for the distribution of certain products. If Google Play, the Apple App Store, or other platforms prevent customers from downloading our apps, our ability to grow may be adversely affected.

We rely upon third-party platforms for the distribution of certain products and services. Our Fold app is provided as a free application through both the Apple App Store and the Google Play Store. The Google Play Store and Apple App Store are global application distribution platforms and the main distribution channels for our app. As such, the promotion, distribution, and operation of our app is subject to the respective platforms’ terms and policies for application developers, which are very broad and subject to frequent changes and re-interpretation. Further, these distribution platforms often contain restrictions related to crypto assets that are uncertain, broadly construed, and can limit the nature and scope of services that can be offered. If our products are found to be in violation of any such terms and conditions, we may no longer be able to offer our products through such third-party platforms. There can be no guarantee that third-party platforms will continue to support our product offerings, or that customers will be able to continue to use our products. Any changes, bugs, technical or regulatory issues with third-party platforms, our relationships with mobile manufacturers and carriers, or changes to their terms of service or policies could degrade our products’ functionalities, reduce or eliminate our ability to distribute our products, give preferential treatment to competitive products, limit our ability to deliver high quality offerings, or impose fees or other charges, any of which could affect our product usage and harm our business.

We rely on search engines, social networking sites, and other web-based platforms to attract a meaningful portion of our users, and if those search engines, social networking sites and other web-based platforms change their listings or policies regarding advertising, or increase their pricing or suffer problems, it may limit our ability to attract new users.

Many users locate our website through internet search engines, such as Google, and advertisements on social networking sites and other web-based platforms. If we are listed less prominently or fail to appear in search results for any reason, downloads of our mobile application, and visits to our website and kiosks, could decline significantly, and we may not be able to replace this traffic. Search engines revise their algorithms from time to time in an attempt to optimize their search results. If the search engines on which we rely for algorithmic listings modify their algorithms, we may appear less prominently or not at all in search results, which could result in reduced traffic to our website that we may not be able to replace. Additionally, if the costs of search engine marketing services, such as Google AdWords, increase, we may incur additional marketing expenses, we may be required to allocate a larger portion of our marketing spend to this channel or we may be forced to attempt to replace it with another channel (which may not be available at reasonable prices, if at all), and our business, financial condition and results of operations could be adversely affected.

Furthermore, competitors may in the future bid on search terms that we use to drive traffic to our website and engagement with current and potential users. Such actions could increase our marketing costs and result in decreased traffic to our website or use of our application. In addition, search engines, social networking sites and other web-based platforms may change their advertising policies from time to time. If any change to these policies delays or prevents us from advertising through these channels, it could result in reduced traffic to our website or use of our application. Additionally, new search engines, social networking sites and other web-based platforms may develop in specific jurisdictions or more broadly that reduce traffic on existing search engines, social networking sites and other web-based platforms. Moreover, the use of voice recognition technology such as Alexa, Google Assistant, Cortana, or Siri may drive traffic away from search engines, potentially resulting in reduced traffic to our website or use of our application. If we are not able to achieve awareness through advertising or otherwise, we may not achieve significant traffic to our website or mobile application.

Risks Related to Intellectual Property

Our intellectual property rights are valuable, and any inability to protect them could adversely impact our business, operating results, and financial condition.

Our business depends in large part on our proprietary technology and our brand. We rely on, and expect to continue to rely on, a combination of trademark, copyright, trade secret and other intellectual property laws, as well as confidentiality and license agreements with our employees, contractors, consultants, and third parties with whom we have relationships, to establish and protect our brand, our proprietary technology and our intellectual property rights. However, our efforts to protect our intellectual property rights may not be sufficient or effective and may not adequately permit us to gain or keep any competitive advantage. Despite our efforts to obtain and maintain intellectual property rights, we cannot guarantee that will be able to prevent unauthorized use or disclosure of our confidential information, intellectual property or technology, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially similar to ours and that compete with our business.

Effective protection of our intellectual property may be expensive and difficult to maintain, both in terms of application and registration costs as well as the costs of defending and enforcing those rights. As we have grown, we have sought to obtain and protect our intellectual property rights in an increasing number of countries, a process that can be expensive and may not always be successful. Further, intellectual property protection may not be available to us in every country in which our products and services may become available.

We may be sued by third parties for alleged infringement of their intellectual property rights.

In recent years, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity in the cryptocurrency and payments industries, as well as litigation, based on allegations of infringement or other violations of intellectual property, including by large financial institutions. Furthermore, individuals and groups can purchase patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. Our use of third-party intellectual property rights also may be subject to claims of infringement. We cannot guarantee that our internally developed or acquired technologies and content do not or will not infringe or otherwise violate the intellectual property rights of others. From time to time, our competitors or other third parties may claim that we are infringing or have misappropriated their intellectual property rights, and we may be found liable as a result. Any claims or litigation, whether having merit or not, could cause us to incur significant expenses and may be time consuming to defend. And if any such claims are successfully asserted against us, we could be required to pay substantial damages or ongoing royalty payments, we could be prevented from offering our products or services or using certain technologies, or we could be forced to implement expensive work-arounds. We expect that the occurrence of infringement claims related to our Bitcoin related products and services is likely to grow as the Bitcoin market grows and matures. Accordingly, our exposure to damages resulting from infringement claims could increase and potentially exhaust our financial and management resources. Further, during the course of any litigation, we may make announcements regarding the results of hearings and motions, and other interim developments. If securities analysts and investors regard these announcements as negative, the market price of our common stock may decline. Even if intellectual property claims are meritless, do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, operating results, and financial condition.

Our platform contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could harm our business.

Our technology platform includes software licensed to us by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our technology or services.

Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public, be precluded from charging fees to users of our proprietary software, or be required to license our proprietary software for purposes of making derivative works. Among other things, this would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of competitive advantage. While we try to avoid subjecting our proprietary software to such open-source licenses, we cannot guarantee we will always be successful, and if we discover any potential open-source issues, we could be required to expend substantial time and resources to re-engineer some or all of our software.

We have not recently conducted an extensive audit of our use of open source software and, as a result, we cannot assure you that our processes for controlling our use of open source software in our platform are, or will be, effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face litigation or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, operating results, and financial condition. Moreover, the terms of many open source licenses have not been interpreted by U.S. or foreign courts. As a result, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Employees and Other Service Providers

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition.

We operate in a relatively new industry that is not widely understood and requires highly skilled and technical personnel. We believe that our future success is highly dependent on the talents and contributions of our senior management team, including Mr. Reeves, our co-founder and Chief Executive Officer, members of our executive team, and other key employees across product, engineering, risk management, finance, compliance and legal, and marketing. Our future success depends on our ability to attract, develop, motivate, and retain highly qualified and skilled employees. Due to the nascent nature of the cryptoeconomy, the pool of qualified talent is extremely limited, particularly with respect to executive talent, engineering, risk management, and financial regulatory expertise. We face intense competition for qualified individuals from numerous software and other technology companies. To attract and retain key personnel, we incur significant costs, including salaries, benefits and equity incentives. Even so, these measures may not be enough to attract and retain the personnel we require to operate our business effectively. The loss of even a few key employees or senior leaders, or an inability to attract, retain and motivate additional highly skilled employees required for the planned expansion of our business could adversely impact our operating results and impair our ability to grow.

Our culture emphasizes innovation, and if we cannot maintain this culture, our business and operating results could be adversely impacted.

We believe that our entrepreneurial and innovative corporate culture has been a key contributor to our success. We encourage and empower our employees to develop and launch new and innovative products and services, which we believe is essential to attracting high quality talent, partners, and developers, as well as serving the best, long-term interests of our company. If we cannot maintain this culture, we could lose the innovation, creativity and teamwork that has been integral to our business. Additionally, from time to time, we realign our resources and talent to implement stage-appropriate business strategies, including furloughs, layoffs, or reductions in force. In such cases, we may find it difficult to prevent a negative effect on employee morale or attrition beyond our planned reduction, in which case our products and services may suffer and our business, operating results, and financial condition could be adversely impacted.

In the event of employee or service provider misconduct or error, our business may be adversely impacted.

Employee or service provider misconduct or error could subject us to legal liability, financial losses, and regulatory sanctions and could seriously harm our reputation and negatively affect our business. Such misconduct could include engaging in improper or unauthorized transactions or activities, misappropriation of customer funds, insider trading and misappropriation of information, failing to supervise other employees or service providers, improperly using confidential information, as well as improper trading activity such as spoofing, layering, wash trading, manipulation and front-running. Employee or service provider errors, including mistakes in executing, recording, or processing transactions for customers, could expose us to the risk of material losses even if the errors are detected. Although we have implemented processes and procedures and provide trainings to our employees and service providers to reduce the likelihood of misconduct and error, these efforts may not be successful. Moreover, the risk of employee or service provider error or misconduct may be even greater for novel products and services and is compounded by the fact that many of our employees and service providers are accustomed to working at tech companies which generally do not maintain the same compliance customs and rules as financial services firms. This can lead to high risk of confusion among employees and service providers with respect to compliance obligations, particularly including confidentiality, data access, trading, and conflicts. It is not always possible to deter misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. If we were found to have not met our regulatory oversight and compliance and other obligations, we could be subject to regulatory sanctions, financial penalties, restrictions on our activities for failure to properly identify, monitor and respond to potentially problematic activity and seriously damage our reputation. Our employees, contractors, and agents could also commit errors that subject us to financial claims for negligence, as well as regulatory actions, or result in financial liability. Further, allegations by regulatory or criminal authorities of improper trading activities could affect our brand and reputation.

General Risk Factors

Adverse economic conditions may adversely affect our business.

Our performance is subject to general economic conditions, and their impact on the Bitcoin market and our customers. The United States and other key international economies have experienced cyclical downturns from time to time in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies, and overall uncertainty with respect to the economy. Adverse general economic conditions have impacted the cryptoeconomy, although the extent of which remains uncertain and dependent on a variety of factors, including market adoption of crypto assets, global trends in the cryptoeconomy, central bank monetary policies, instability in the global banking system and other events beyond our control. Geopolitical developments, such as trade wars and foreign exchange limitations can also increase the severity and levels of unpredictability globally and increase the volatility of global financial and crypto asset markets. For example, the capital and credit markets have experienced extreme volatility and disruptions, resulting in steep declines in the value of Bitcoin. To the extent general economic conditions and the Bitcoin market materially deteriorate or the current decline continues for a prolonged period, our ability to generate revenue and to attract and retain customers could suffer and our business, operating results and financial condition could be adversely affected. Moreover, even if general economic conditions improve, there is no guarantee that the cryptoeconomy will similarly improve.

Further, in 2022, a number of blockchain protocols and crypto financial firms, and in particular protocols and firms involving high levels of financial leverage such as high-yield lending products or derivatives trading, suffered from insolvency and liquidity crises leading to the 2022 Events. Some of the 2022 Events are alleged or have been held to be the result of fraudulent activity by insiders, including misappropriation of customer funds and other illicit activity and internal controls failures. In connection with the 2022 Events, concerns were raised about the potential for a market condition where the failure of one company leads to the financial distress of other companies, which has the potential to depress the prices of assets used as collateral by other firms. If such a market condition were to become widespread in the cryptoeconomy, we could suffer from increased counterparty risk, including defaults or bankruptcies of major customers or counterparties, which could lead to significantly reduced activity on our platform and fewer available Bitcoin market opportunities in general. Further, forced selling of Bitcoin by distressed companies could lead to lower Bitcoin prices and may lead to a reduction in our revenue. To the extent that conditions in the general economic and the Bitcoin market were to materially deteriorate, our ability to attract and retain customers may suffer.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry, or the financial services industry generally, or concerns or rumors about any such events or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. Further, if the instability in the global banking system continues or worsens, there could be additional negative ramifications, such as additional all market-wide liquidity problems or impacted access to deposits and investments for customers of affected banks and certain banking partners, and our business, operating results and financial condition could be adversely affected.

We are a remote-first company which subjects us to heightened operational risks.

Our employees and service providers work from home and we are a remote-first company. This subjects us to heightened operational risks. For example, technologies in our employees’ and service providers’ homes may not be as robust as in an office environment and could cause the networks, information systems, applications, and other tools available to employees and service providers to be more limited or less reliable than in an office environment. Further, the security systems in place at our employees’ and service providers’ homes may be less secure than those used in an office environment, and while we have implemented technical and administrative safeguards to help protect our systems as our employees and service providers work from home, we may be subject to increased cybersecurity risk, which could expose us to risks of data or financial loss, and could disrupt our business operations. There is no guarantee that the data security and privacy safeguards we have put in place will be completely effective or that we will not encounter risks associated with employees and service providers accessing company data and systems remotely. We also face challenges due to the need to operate with the remote workforce and are addressing those challenges to minimize the impact on our ability to operate.

Being a remote-first company may make it more difficult for us to preserve our corporate culture and our employees may have decreased opportunities to collaborate in meaningful ways. Further, we cannot guarantee that being a remote-first company will not have a negative impact on employee morale and productivity. Any failure to preserve our corporate culture and foster collaboration could harm our future success, including our ability to retain and recruit personnel, innovate and operate effectively, and execute on our business strategy.

Environmental, social and governance factors may impose additional costs and expose us to new risks.

There is an increasing focus from certain investors, regulators, employees, users and other stakeholders concerning corporate responsibility, specifically related to environmental, social and governance matters (“ESG”). Some investors may use these non-financial performance factors to guide their investment strategies and, in some cases, may choose not to invest in us if they believe our policies and actions relating to corporate responsibility are inadequate. The growing investor demand for measurement of non-financial performance is addressed by third-party providers of sustainability assessment and ratings on companies. The criteria by which our corporate responsibility practices are assessed may change due to the constant evolution of the sustainability landscape, which could result in greater expectations of us and cause us to undertake costly initiatives to satisfy such new criteria. If we elect not to or are unable to satisfy such new criteria, investors may conclude that our policies and actions with respect to corporate social responsibility are inadequate. We may face reputational damage in the event that we do not meet the ESG standards set by various constituencies.

Furthermore, if our competitors’ corporate social responsibility performance is perceived to be better than ours, potential or current investors may elect to invest with our competitors instead. In addition, in the event that we communicate certain initiatives and goals regarding environmental, social and governance matters, we could fail, or be perceived to fail, in our achievement of such initiatives or goals, or we could be criticized for the scope of such initiatives or goals. If we fail to satisfy the expectations of investors, employees and other stakeholders or our initiatives are not executed as planned, our reputation and business, operating results and financial condition could be adversely impacted.

Changes in U.S. and foreign tax laws, as well as the application of such laws, could adversely impact our financial position and operating results.

We are subject to complex tax laws and regulations in the United States and may become subject to a variety of foreign jurisdictions. All of these jurisdictions have in the past and may in the future make changes to their corporate income tax rates and other income tax laws which could increase our future income tax provision. For example, our future income tax obligations could be adversely affected by earnings that are lower than anticipated in jurisdictions where we have lower statutory rates and by earnings that are higher than anticipated in jurisdictions where we have higher statutory rates, by changes in the valuation of our deferred tax assets and liabilities, by changes in the amount of unrecognized tax benefits, or by changes in tax laws, regulations, accounting principles, or interpretations thereof, including changes with possible retroactive application or effect.

Our determination of our tax liability is subject to review and may be challenged by applicable U.S. and foreign tax authorities. Any adverse outcome of such a challenge could harm our operating results and financial condition. The determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is complex and uncertain. Moreover, if we become a multinational business, we may have subsidiaries that engage in many intercompany transactions in a variety of tax jurisdictions where the ultimate tax determination is complex and uncertain. Our existing corporate structure and intercompany arrangements have been implemented in a manner we believe is in compliance with current prevailing tax laws. Furthermore, if we operate in multiple taxing jurisdictions, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by tax authorities of these jurisdictions. It is not uncommon for taxing authorities in different countries to have conflicting views with respect to, among other things, the characterization and source of income or other tax items, the manner in which the arm’s-length standard is applied for transfer pricing purposes, or with respect to the valuation of intellectual property. The taxing authorities of the jurisdictions in which we operate or may operate may challenge our tax treatment of certain items or the methodologies we use for valuing developed technology or intercompany arrangements, which could impact our worldwide effective tax rate and harm our financial position and operating results.

Further, any changes in the tax laws governing our activities may increase our tax expense, the amount of taxes we pay, or both. For example, the Tax Cuts and Jobs Act (the “TCJA”), enacted on December 22, 2017, significantly reformed the U.S. federal tax code, reducing the U.S. federal corporate income tax rate, making sweeping changes to the rules governing international business operations, and imposing new limitations on a number of tax benefits, including deductions for business interest and the use of net operating loss carryforwards. Effective beginning in 2022, the TCJA also eliminated the option to immediately deduct research and development expenditures and required taxpayers to amortize domestic expenditures over five years and foreign expenditures over fifteen years. The Inflation Reduction Act of 2022 (the “Inflation Reduction Act”), enacted on August 16, 2022, further amended the U.S. federal tax code, imposing a 15% minimum tax on “adjusted financial statement income” of certain corporations as well as an excise tax on the repurchase or redemption of stock by certain corporations, beginning in the 2023 tax year. In addition, over the last several years, the Organization for Economic Cooperation and Development has been working on a Base Erosion and Profit Shifting Project that, if implemented, would change various aspects of the existing framework under which our tax obligations are determined in many of the countries in which we may do business. As of July 2023, nearly 140 countries have approved a framework that imposes a minimum tax rate of 15%, among other provisions. As this framework is subject to further negotiation and implementation by each member country, the timing and ultimate impact of any such changes on our tax obligations are uncertain. There can be no assurance that future tax law changes will not increase the rate of the corporate income tax, impose new limitations on deductions, credits or other tax benefits, or make other changes that may adversely affect our business, cash flows or financial performance.

In addition, the IRS has yet to issue guidance on a number of important issues regarding the tax treatment of cryptocurrency and the products we provide to our customers and from which we derive our income. In the absence of such guidance, we will take positions with respect to any such unsettled issues. There is no assurance that the IRS or a court will agree with the positions taken by us, in which case tax penalties and interest may be imposed that could adversely affect our business, cash flows or financial performance.

We also are subject to non-income taxes, such as payroll, sales, use, value-added, digital services, net worth, property, and goods and services taxes in the United States and may become subject to similar non-income taxes in various foreign jurisdictions. Specifically, we may be subject to new allocations of tax as a result of increasing efforts by certain jurisdictions to tax activities that may not have been subject to tax under existing tax principles. Companies such as ours may be adversely impacted by such taxes. Tax authorities may disagree with certain positions we have taken. As a result, we may have exposure to additional tax liabilities that could have an adverse effect on our operating results and financial condition.

As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in our financial statements and any such difference may harm our operating results in future periods in which we change our estimates of our tax obligations or in which the ultimate tax outcome is determined.

Our ability to use our deferred tax assets may be subject to certain limitations under U.S. or foreign law.

Realization of our deferred tax assets, in the form of future domestic or foreign tax deductions, credits or other tax benefits, will depend on future taxable income, and there is a risk that some or all of such tax assets could be subject to limitation or otherwise unavailable to offset future income tax liabilities, all of which could adversely affect our operating results. For example, future changes in our stock ownership, the causes of which may be outside of our control, could result in an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), which could limit our use of such tax assets in certain circumstances. Similarly, additional changes may be made to U.S. (federal and state) and foreign tax laws which could further limit our ability to fully utilize these tax assets against future taxable income.

Under the Inflation Reduction Act, our ability to utilize tax deductions or losses from prior years may be limited by the imposition of the 15% minimum tax if, in future years, such minimum tax applies to us. Therefore, we may be required to pay additional U.S. federal income taxes in future years despite any available future tax deductions, U.S. federal net operating loss (“NOL”) carryforwards, credits or other tax benefits that we accumulate.

Our financial projections may differ materially from actual results.

This proxy statement/prospectus contains certain financial projections that were provided to Emerald. Such financial projections are based on our estimates and assumptions as of the dates on which they were prepared concerning various factors that are subject to significant risks and uncertainties, many of which are beyond our control, and therefore actual results may differ materially from such projections. Notably, our financial projections reflect estimates and assumptions beyond our control. Accordingly, our future financial condition and results of operations may differ materially from our projections. Our failure to achieve our projected results could harm the trading price of New Fold’s securities and its financial position following the completion of the Business Combination. Neither Fold nor Emerald have any duty to update the financial projections included in this proxy statement/prospectus.

If our estimates or judgment relating to our critical accounting estimates prove to be incorrect, our operating results could be adversely affected.

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Fold Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments that comprise our critical accounting estimates involve the valuation of assets acquired and liabilities assumed in business combinations, valuation of strategic investments, evaluation of tax positions, and evaluation of legal and other contingencies. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of analysts and investors, resulting in a decline in the trading price of our stock.

We may be adversely affected by natural disasters, pandemics, and other catastrophic events, and by man-made problems such as terrorism, that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Natural disasters or other catastrophic events may also cause damage or disruption to our operations, international commerce, and the global economy, and could have an adverse effect on our business, operating results, and financial condition. Our business operations are subject to interruption by natural disasters, fire, power shortages, and other events beyond our control. In addition, our global operations expose us to risks associated with public health crises, such as pandemics and epidemics, which could harm our business and cause our operating results to suffer. For example, the COVID-19 pandemic and the related precautionary measures that we adopted have in the past resulted, and could in the future result, in difficulties or changes to our customer support, or create operational or other challenges, any of which could adversely impact our business and operating results. Further, acts of terrorism, labor activism or unrest, and other geopolitical unrest, including ongoing regional conflicts around the world, could cause disruptions in our business or the businesses of our partners or the economy as a whole. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in development of our platform, lengthy interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our future operating results. We do not maintain insurance sufficient to compensate us for the potentially significant losses that could result from disruptions to our services. Additionally, all the aforementioned risks may be further increased if we do not implement a disaster recovery plan or our partners’ disaster recovery plans prove to be inadequate. To the extent natural disasters or other catastrophic events concurrently impact data centers we rely on in connection with private key restoration, customers will experience significant delays in withdrawing funds, or in the extreme we may suffer loss of customer funds.

We might require additional capital to support business growth, and this capital might not be available.

We have funded our operations since inception primarily through debt, equity financings and revenue generated by our products and services. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments in our business, including developing new products and services, enhancing our operating infrastructure, expanding our international operations, and acquiring complementary businesses and technologies, all of which may require us to secure additional funds. Additional financing may not be available on terms favorable to us, if at all, including due to general macroeconomic conditions, crypto market conditions and any disruptions in the crypto market, instability in the global banking system, increasing regulatory uncertainty and scrutiny or other unforeseen factors. In addition, even if debt financing is available, the cost of additional financing may be significantly higher than our current debt. If we incur additional debt, the debt holders would have rights senior to holders of our common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our currently authorized and issued common stock. The trading prices for our common stock may be highly volatile, which may reduce our ability to access capital on favorable terms or at all. In addition, a slowdown or other sustained adverse downturn in the general economic or Bitcoin market could adversely affect our business and the value of our common stock. Because our decision to raise capital in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of our common stock and diluting their interests. Our inability to obtain adequate financing or financing on terms satisfactory to us, when we require it, could significantly limit our ability to continue supporting our business growth and responding to business challenges.

Risks Related to Being a Public Company

The market price of shares of our common stock may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

The trading price of our common stock following the Business Combination is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Related to Our Business and Industry” and the following:

•        the uncertainty resulting from the invasion of Ukraine by Russia, the Israel-Hamas conflict, strategic competition and tensions between Taiwan, China and the United States and resulting sanctions, and other events (such as terrorist attacks, geopolitical unrest, natural disasters or a significant outbreak of other infectious diseases);

•        our operating and financial performance and prospects;

•        our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•        conditions that impact demand for our products and/or services;

•        future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

•        the public’s reaction to our press releases, other public announcements and filings with the SEC;

•        the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”);

•        the size of our public float;

•        coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•        market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•        strategic actions by us or our competitors, such as acquisitions or restructurings;

•        changes in laws or regulations, including laws or regulations relating to environmental, health and safety matters or initiatives relating to climate change, or changes in the implementation of regulations by regulatory bodies, which adversely affect our industry or us;

•        privacy and data protection laws, privacy or data breaches, or the loss of data;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        changes in senior management or key personnel;

•        issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•        changes in our dividend policy;

•        adverse resolution of new or pending litigation against us; and

•        changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low. As a result, you may suffer a loss on your investment.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from our business regardless of the outcome of such litigation.

There may be increased volatility in the trading of Emerald Common Stock due to a lower public float as a result of the prior redemption of shares of Emerald Class A Common Stock by Emerald stockholders.

Holders of Emerald Class A Common Stock have previously elected to redeem 9,239,192, 10,872,266 and 112,068 shares of Emerald Class A Common Stock in connection with the implementation of the First Extension Meeting, Second Extension Meeting and Third Extension Meeting, respectively. Upon completion of such redemptions and after the conversion of shares of Emerald Class B Common Stock to shares of Emerald Class A Common Stock, 14,237,038 shares of Emerald Class A Common Stock remained issued and outstanding as of the Record Date. As a result, there is a lower public float of the Emerald Class A Common Stock, which may cause further volatility in the price of our securities and adversely impact our ability to secure financing following the Closing. Holders will have redemption rights in connection with the special meeting to vote on the Business Combination, and consequently, the public float may be further reduced if additional Emerald stockholders elect to redeem their shares.

We do not intend to pay dividends on our common stock for the foreseeable future.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that our board of directors may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our common stock. As a result, you may have to sell some or all of your common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of our common stock.

If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock or if our reporting results do not meet their expectations, the market price of our common stock could decline.

Our issuance of additional shares of common stock or convertible securities could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect our stock price.

In connection with the proposed Business Combination, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of shares of our common stock reserved for issuance and issuable pursuant to Fold RSUs and reserved for future issuance under the Incentive Award Plan and the ESPP. The Incentive Award Plan and the ESPP each will provide for automatic increases in the shares reserved for grant or issuance under the applicable plan which could result in additional dilution to our stockholders. Subject to the satisfaction of vesting conditions and the expiration of any applicable lockup restrictions, shares registered under the registration statement on Form S-8 will generally be available for resale immediately in the public market without restriction. From time to time in the future, we may also issue additional shares of our common stock or securities convertible into common stock pursuant to a variety of transactions, including acquisitions. We may also execute or have executed agreements which allow certain third parties the right to purchase additional shares of our common stock or securities convertible into common stock. The issuance by us of additional shares of our common stock or securities convertible into our common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their percentage ownership. See the section entitled “Description of New Fold’s Securities.”

Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the Closing could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of the Business Combination, assuming no further redemptions of Emerald Class A Common Stock, we will have a total of 48,785,545 shares of common stock outstanding, consisting of (i) 34,548,507 shares issued to holders of Fold Capital Stock, (ii) 4,645,816 shares held by Emerald Public Stockholders, (iii) 3,297,500 shares held by Polar and parties to the Non-Redemption Agreements, and (iv) 6,293,722 shares held by the Sponsor and its affiliates. All shares issued as Merger Consideration in the Business Combination will be freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act, referred to herein as “Rule 144”), including our directors, executive officers and other affiliates.

Pursuant to that certain letter agreement, dated December 15, 2021, by and among Emerald, certain of its officers and directors, the Sponsor and certain other Emerald stockholders party thereto (the “2021 Letter Agreement”), as modified by the Sponsor Share Restriction Agreement, our Sponsor and certain of Emerald’s directors, officers and stockholders are prohibited from selling, pledging, transferring or otherwise disposing of their ownership interest in New Fold Common Stock issuable upon conversion of shares of Emerald Class A Common Stock. Of these shares:

•        976,081 will be subject to transfer restrictions until 30 days after the Closing;

•        1,772,547 will remain subject to transfer restrictions until the earlier of (a) six months following the Closing or (b) the first date that the stock price exceeds $12.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing;

•        1,772,547 will remain subject to transfer restrictions until the earlier of (a) (x) in the event that Emerald and Fold raise $50 million or more as of the Closing, one year following the Closing, and (y) in the event that Emerald and Fold raise less than $50 million as of the Closing, two years following the Closing, or (b) the first date that the stock price exceeds $15.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing; and

•        1,772,547 will remain subject to transfer restrictions until the earlier of (a) ten years following the Closing or (b) the first date that the stock price exceeds $17.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing.

In addition, pursuant to the Registration Rights Agreement, certain stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of our common stock to decline. Following completion of the Business Combination, the shares covered by registration rights would represent approximately 83.7% and 90.3% of our outstanding common stock assuming no redemptions of Emerald Common Stock and maximum redemptions of Emerald Common Stock, respectively. See the section entitled “Certain Agreements Related to the Business Combination — Registration Rights Agreement” for a description of these registration rights.

In addition, following the completion of the Business Combination, the shares of our common stock issuable pursuant to the converted Fold RSUs and the shares reserved for future issuance under the Incentive Award Plan and the ESPP will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares to be initially reserved for future issuance under the Incentive Award Plan is expected to equal 10.0% of the fully diluted number of shares of common stock outstanding as of the Closing, plus (i) any shares which remain available for issuance under Fold’s 2019 Equity Incentive Plan (as amended, the “2019 Plan”) as of the Closing, and (ii) any shares which are subject to awards under the 2019 Plan as of the Closing which become available for grant under the Incentive Award Plan following the Closing pursuant to the terms of the Incentive Award Plan. The number of shares to be initially reserved for future issuance under the ESPP is expected to equal 2.0% of the fully diluted number of shares of common stock outstanding as of the Closing. We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock issuable pursuant to the converted Fold RSUs, the Incentive Award Plan and the ESPP. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will generally be available for sale in the open market once issued.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, the requirements of the Sarbanes-Oxley Act and the requirements of the Nasdaq, may strain our resources, increase our costs and require additional attention of management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we will be subject to laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and the requirements of the Nasdaq, which Fold was not required to comply with as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and significantly increases our costs and expenses. For example, New Fold will have to institute a more comprehensive compliance function, comply with rules promulgated by the Nasdaq, prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws, and establish new internal policies, such as those relating to insider trading. We will also have to retain and rely on outside counsel and accountants to a greater degree in these activities. In addition, being subject to these rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officer.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our common stock may decline.

We are required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, we will be required in the future to furnish a report by management on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act. The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time-consuming, costly, and complicated.

In preparation for operating as a public company, Fold performed an assessment of our existing internal controls framework and in doing so we identified certain material weaknesses. While we believe those control findings will be addressed in a timely and effective manner, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to assert that our internal control over financial reporting is effective, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be any additional material weaknesses or significant deficiencies in our internal control over financial reporting in the future.

Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could decline. We could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the New Fold. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the New Fold to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that New Fold will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

Changes to, or changes to interpretations of, the U.S. federal, state, local or other jurisdictional tax laws could have a material adverse effect on our business, financial condition and results of operations.

All statements contained herein concerning U.S. federal income tax (or other tax) consequences are based on existing law and interpretations thereof. The tax regimes to which we are subject or under which we operate, including income and non-income taxes, are unsettled and may be subject to significant change. While some of these changes could be beneficial, others could negatively affect our after-tax returns. Accordingly, no assurance can be given that the currently anticipated tax treatment will not be modified by legislative, judicial or administrative changes, possibly with retroactive effect. In addition, no assurance can be given that any tax authority or court will agree with any particular interpretation of the relevant laws.

State, local or other jurisdictions could impose, levy or otherwise enforce tax laws against us. Tax laws and regulations at the state and local levels frequently change, especially in relation to the interpretation of existing tax laws for new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future taxes, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Tax and Accounting Matters

There is uncertainty regarding the federal income tax considerations of the redemption to the holders of Class A Common Stock.

The U.S. federal income tax treatment of a redemption of Class A Common Stock will depend on whether the redemption qualifies as a sale of such Class A Common Stock under Section 302 of the Code, which will depend largely on the total number of shares of Class A Common Stock treated as held by the shareholder electing to redeem its Class A Common Stock (including any stock constructively owned by the holder including as a result of owning private placement warrants or public warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Merger) relative to all of our shares of Class A Common Stock outstanding before and after the redemption. If such redemption is not treated as a sale of Class A Common Stock for U.S. federal income tax purposes, the redemption will instead be treated as a corporate distribution.

For more information about the material U.S. federal income tax treatment of the redemption rights of holders of Emerald Public Shares, see “Material U.S. Federal Income Tax Considerations of Holders of New Fold Common Stock and Emerald Class A Common Stock — U.S. Holders — U.S. Federal Income Tax Considerations of Ownership and Disposition of New Fold Common Stock; Redemption of Emerald Public” and “— Non-U.S. Holders — U.S. Federal Income Tax Considerations of Ownership and Disposition of New Fold Common Stock; Redemption of Emerald Public.” The considerations of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Emerald’s management has concluded that there is substantial doubt about its ability to continue as a “going concern.”

Emerald has until December 20, 2025 to consummate a business combination. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. Emerald had a working capital deficit of $6,246,983 as of September 30, 2024 and expects to incur significant expenses related to the consummation of the Business Combination. Management has determined that the liquidity condition and mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about Emerald’s ability to continue as a going concern. The financial statements contained elsewhere in this Registration Statement do not contain any adjustments that might result should Emerald be required to liquidate after December 20, 2025.

Risks Related to the Business Combination and New Fold

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Emerald Common Stock may decline before the Closing, or the market price of New Fold’s securities may decline after the Closing.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Emerald Class A Common Stock prior to the Closing may decline. The market value of the Emerald Class A Common Stock at the time of the Business Combination may vary significantly from its price on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which Emerald stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of New Fold Common Stock could contribute to the loss of all or part of your investment. Any of the factors listed below could have a material adverse effect on your investment, and Emerald Class A Common Stock before the Closing (or New Fold Common Stock after the Closing) may trade at a price significantly below the price you paid for it. In such circumstances, the trading price of Emerald Class A Common Stock before the Closing (or New Fold Common Stock after the Closing) may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of New Fold Common Stock after the Closing, irrespective of New Fold’s operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New Fold’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies, notably in the Bitcoin financial services industry, which investors perceive to be similar to New Fold, could depress New Fold’s stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price for New Fold Common Stock also could adversely affect New Fold’s ability to issue additional securities and New Fold’s ability to obtain additional financing in the future.

Nasdaq may not list New Fold Common Stock, which could limit investors’ ability to make transactions in New Fold Common Stock and subject it to additional trading restrictions.

We intend to apply to have New Fold Common Stock approved for listing on Nasdaq or another national securities exchange after the consummation of the Business Combination. We will be required to meet certain initial listing requirements to be listed, including having a minimum number of round lot shareholders. We may not be able to meet the initial listing requirements in connection with the Business Combination. Being listed on Nasdaq or another national securities exchange is a condition to closing and the parties would need to waive this condition if New Fold Common Stock are not listed on Nasdaq or another national securities exchange. Further, even if New Fold Common Stock are so listed, we may be unable to maintain the listing of such securities in the future. If we fail to meet the initial listing requirements and Nasdaq does not list New Fold Common Stock (and the related closing condition with respect to the listing of New Fold Common Stock is waived by the parties), we could face significant material adverse consequences, including:

•        a limited availability of market quotations for New Fold Common Stock;

•        a reduced level of trading activity in the secondary trading market for New Fold Common Stock;

•        a limited amount of news and analyst coverage for New Fold;

•        a decreased ability to issue additional securities or obtain additional financing in the future; and

•        our securities would not be “covered securities” under the National Securities Markets Improvement Act of 1996, which is a federal statute that prevents or pre-empts the states from regulating the sale of certain securities, including securities listed on the Nasdaq, in which case our securities would be subject to regulation in each state where we offer and sell securities.

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination or similar agreements and/or their officers and directors alleging, among other things, that the proxy statement/prospectus filed in connection with such business combination contains false and misleading statements and/or omits material information concerning the business combination. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Emerald’s and New Fold’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed or from being completed within the expected timeframe, which may adversely affect Emerald’s and New Fold’s respective businesses, financial condition and results of operation. Although no such lawsuits have yet been filed in connection with the Business Combination, it is possible that such actions may arise and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require Emerald and/or New Fold to incur significant costs and draw the attention of Emerald’s and New Fold’s management away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect New Fold’s prospective business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the agreed-upon timeframe.

The announcement of the Business Combination could disrupt Fold’s relationships with its customers, providers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Fold’s business include the following:

•        its employees may experience uncertainty about their future roles, which might adversely affect New Fold’s ability to retain and hire key personnel and other employees;

•        customers, business partners and other parties with which Fold maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with New Fold or fail to extend an existing relationship or subscription with New Fold; and

•        Fold has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact New Fold’s results of operations and cash available to fund its business.

Third parties may terminate or alter existing contracts or relationships with Emerald or Fold.

Emerald and Fold have contracts with distributors, affiliates, landlords, licensors, and other business partners that may require Emerald or Fold, as applicable, to obtain consent from these other parties in connection with the Business Combination. If these consents cannot be obtained, the counterparties to these contracts and other third parties with which Emerald or Fold currently have relationships may have the ability to terminate, reduce the scope of, or otherwise materially adversely alter their relationships with either or both parties in anticipation of the Business Combination, or with New Fold following the Business Combination. The pursuit of such rights may result in Emerald, Fold, or New Fold suffering a loss of potential future revenue or incurring liabilities in connection with a breach of such agreements and losing rights that are material to its business. Any such disruptions could limit New Fold’s ability to achieve the anticipated benefits of the Business Combination. The adverse effect of such disruptions could also be exacerbated by a delay in the closing of the Business Combination or the termination of the Merger Agreement.

Subsequent to the consummation of the Business Combination, New Fold may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Although Emerald has conducted due diligence on Fold, Emerald cannot assure you that this diligence will surface all material issues that may be present in Fold’s business, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of Fold’s business and outside of its control will not later arise. As a result of these factors, New Fold may be forced to later write-down or write-off assets, restructure its operations or incur impairment or other charges that could result in its reporting losses.

Even if Emerald’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Emerald’s risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on New Fold’s liquidity, the fact that New Fold reports charges of this nature could contribute to negative market perceptions of New Fold or its securities. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.

Emerald and Fold will incur significant transaction and transition costs in connection with the Business Combination.

Emerald and Fold have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. Emerald and Fold may also incur additional costs to retain key employees. All expenses incurred in connection with the Merger Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs.

Future resales of New Fold’s securities may cause the market price of such securities to drop significantly, even if New Fold’s business is doing well.

The sale of our securities in the public market, including by entities to which we have issued shares in connection with transactions, or the perception that such sales could occur, could harm the prevailing market price of our securities. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

New Fold may issue additional shares or other equity securities without your approval, which would dilute your ownership interest and may depress the market price of New Fold’s Common Stock.

Pursuant to the Incentive Award Plan and the ESPP, following the consummation of the Business Combination, New Fold may initially issue an aggregate of up to the number of shares equal to 12% of New Fold Common Stock issued and outstanding at the Effective Time on a fully-diluted basis, which amount will automatically increase annually and may further be subject to increase from time to time. For additional information about the Incentive Award Plan and the ESPP, please read the discussion under the heading “Proposal No. 5 — The Equity Incentive Plan Proposal” and “Proposal No. 6 — The Employee Stock Purchase Plan Proposal.” The combined company may also issue additional shares of New Fold Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•        existing shareholders’ proportionate ownership interest in New Fold will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each share of previously outstanding common stock may be diminished; and

•        the market price of New Fold Common Stock may decline.

Fluctuations in operating results, quarter to quarter earnings and other factors, including incidents involving customers and negative media coverage, may result in significant decreases in the price of New Fold’s securities.

The stock markets experience volatility that is often unrelated to operating performance. These broad market fluctuations may adversely affect the trading price of New Fold Common Stock, and, as a result, there may be significant volatility in the market price of New Fold Common Stock. Separately, if we are unable to achieve profitability in line with investor expectations, the market price of New Fold Common Stock will likely decline when it becomes apparent that the market expectations may not be realized. In addition to operating results, many economic and seasonal factors outside of our control could have an adverse effect on the price of New Fold Common Stock and increase fluctuations in our results. These factors include certain of the risks discussed herein, operating results of other companies in the same industry, changes in financial estimates or recommendations of securities analysts, speculation in the press or investment community, negative media coverage or risk of proceedings or government investigation, change in government regulation, foreign currency fluctuations and uncertainty in tax policies, the possible effects of war, terrorist and other hostilities, other factors affecting general conditions in the economy or the financial markets or other developments affecting the Bitcoin financial services industry.

An active market for New Fold’s securities may not develop, which would adversely affect the liquidity and price of New Fold’s securities.

The price of New Fold’s securities may vary significantly due to factors specific to New Fold as well as to general market or economic conditions. Furthermore, an active trading market for New Fold’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

Claims for indemnification by New Fold’s directors and officers may reduce its available funds to satisfy successful third-party claims against New Fold and may reduce the amount of money available to New Fold.

The proposed organizational documents will provide that New Fold will indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, the amended and restated bylaws and its indemnification agreements that it will enter into with its directors and officers will provide that:

•        New Fold will indemnify its directors and officers for serving New Fold in those capacities or for serving other business enterprises at its request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•        New Fold may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•        New Fold will be required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•        New Fold will not be obligated pursuant to its amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against New Fold or its other indemnitees, except with respect to proceedings authorized by its board of directors or brought to enforce a right to indemnification;

•        the rights conferred in the amended and restated bylaws are not exclusive, and New Fold is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•        New Fold may not retroactively amend its bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

New Fold will be deemed to be an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, New Fold’s Class A shares may be less attractive to investors.

New Fold will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, as of the closing of the Business Combination. As such, New Fold will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in New Fold’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New Fold’s stockholders may not have access to certain information they may deem important. New Fold will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of shares of Common Stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2026, which is the last day of the fiscal year following the fifth anniversary of the date of the first sale of Common Stock in Emerald’s initial public offering. We cannot predict whether investors will find New Fold’s securities less attractive because it will rely on these exemptions. If some investors find New Fold’s securities less attractive as a result of its reliance on these exemptions, the trading prices of New Fold’s securities may be lower than they otherwise would be, there may be a less active trading market for New Fold’s securities and the trading prices of New Fold’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Fold’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

As an emerging growth company, New Fold may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our shares of common stock less attractive because we will rely on these exemptions. If some investors find our shares of common stock less attractive as a result, there may be a less active market for our shares of common stock and our share price may be more volatile.

Anti-takeover provisions contained in the Proposed Charter and Proposed Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Proposed Charter and Proposed Bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•        no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;

•        the ability of our board of directors to determine whether to issue shares of our Preferred Stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•        the requirement that a special meeting of stockholders may be called only by the chairperson of the board of directors, the chief executive officer, the president or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        limiting the liability of, and providing indemnification to, our directors and officers;

•        controlling the procedures for the conduct and scheduling of stockholder meetings;

•        providing for a staggered board, in which the members of the board of directors are divided into three classes to serve for a period of three years from the date of their respective appointment or election;

•        granting the ability to remove directors with cause by the affirmative vote of 66⅔% in voting power of the outstanding shares of New Fold Common Stock entitled to vote thereon;

•        requiring the affirmative vote of at least 66⅔% of the voting power of the outstanding shares of capital stock of New Fold entitled to vote generally in the election of directors, voting together as a single class, to amend the Proposed Bylaws or ARTICLE IV, ARTICLE V, ARTICLE VI, ARTICLE VII, ARTICLE VIII, and ARTICLE IX of the Proposed Charter; and

•        advance notice procedures that stockholders must comply with in order to nominate candidates to the New Fold Board or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Fold.

These provisions, alone or together, could delay hostile takeovers and changes in control of New Fold or changes in the New Fold Board and New Fold’s management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which will prevent some stockholders holding more than 15% of the outstanding New Fold Common Stock from engaging in certain business combinations without approval of the holders of substantially all of New Fold Common Stock. Any provision of the Proposed Charter or Proposed Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of New Fold Common Stock and could also affect the price that some investors are willing to pay for New Fold Common Stock.

Risks Related to New Fold Being a Public Company

The price of New Fold Common Stock may fluctuate significantly following the Business Combination and you could lose all or part of your investment as a result.

The market price of New Fold Common Stock may be volatile. The stock market in general, and the market for technology companies in particular, have experienced volatility that has often been unrelated to the operating performance or prospects of particular companies. As a result of this volatility, you could lose all or part of your investment.

In recent years, the stock market in general has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to changes in the operating performance of the companies whose stock is experiencing those price and volume fluctuations. Broad market and industry factors may seriously affect the market price of New Fold Common Stock, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading markets for New Fold Common Stock shortly following the closing of the Business Combination. Following periods of such volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of New Fold Common Stock, New Fold may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from New Fold’s business. The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and material adverse impact on the market price of our common stock following the Business Combination.

New Fold will incur increased costs as a result of operating as a public company, and New Fold’s management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, New Fold will incur significant legal, accounting, and other expenses that Fold did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We expect that New Fold will need to hire additional accounting, finance, and other personnel in connection with New Fold’s becoming, and New Fold’s efforts to comply with the requirements of being, a public company, and New Fold’s management and other personnel will need to devote a substantial amount of time towards maintaining compliance with these requirements. These requirements will increase New Fold’s legal and financial compliance costs and will make some activities more time-consuming and costly. For example, New Fold expects that the rules and regulations applicable to it as a public company may make it more difficult and more expensive for it to obtain director and officer liability insurance, which could make it more difficult for it to attract and retain qualified members of New Fold’s Board of Directors. Fold is currently evaluating these rules and regulations and cannot predict or estimate the amount of additional costs New Fold may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

New Fold may issue additional shares of New Fold Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

New Fold may issue additional shares of New Fold Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, raising additional capital, future acquisitions, repayment of outstanding indebtedness, or awards under the Incentive Award Plan and ESPP, without stockholder approval, in a number of circumstances. New Fold may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by the investors in the Business Combination, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which the additional shares or securities convertible or exchangeable into public shares, will be sold in future transactions may be higher or lower than the price per share paid by investors during the Business Combination.

New Fold’s management team has no experience managing a public company.

Members of the New Fold management team have no experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. The New Fold management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors.

These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, financial condition, and results of operations.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendation regarding New Fold Common Stock or if our results of operations do not meet their expectations, including projections in those reports that differ from our actual results, our share price and trading volume could decline.

The trading market for New Fold Common Stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on New Fold.

If no securities or industry analysts commence coverage of New Fold, the trading price of New Fold Common Stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, and one or more of these analysts cease coverage of New Fold or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price of our common stock or trading volume to decline. Moreover, if one or more of the analysts who cover us publish negative reports, downgrade our stock, or if our results of operations do not meet their expectations, the price of New Fold Common Stock could decline. Securities research analysts may establish and publish their own periodic projections for New Fold following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts.

New Fold’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause New Fold to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of New Fold Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the board of directors’ attention and resources from New Fold’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to New Fold’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, New Fold may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Risks Related to Emerald’s Business and the Business Combination

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection refer to Emerald.

The Business Combination and New Fold becoming a publicly listed company as a result of the Merger differs significantly from an underwritten initial public offering.

There are risks to our stockholders who are not affiliates of the Sponsor of becoming stockholders of New Fold through the Business Combination rather than acquiring securities of Fold directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of securities in connection therewith, investors will not receive the benefit of any outside independent review of Emerald’s or Fold’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

In addition, the Sponsor and certain of Emerald’s officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders generally. Such interests may have influenced Emerald’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “The exercise of Emerald’s directors’ and officers’ discretion in agreeing to changes or permitted waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of Emerald stockholders.” and “Our Public Stockholders will experience immediate dilution due to the issuance of shares of Emerald Class A Common Stock to Fold stockholders in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of New Fold.”

Because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of New Fold Common Stock on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of New Fold Common Stock or helping to stabilize, maintain or affect the public price of New Fold Common Stock following the Closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with New Fold Common Stock that will be outstanding immediately following the Closing. All of these differences from an underwritten public offering of Fold’s securities could result in a more volatile price for New Fold Common Stock.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Fold became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

The unaudited pro forma financial information included herein may not be indicative of what New Fold’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of New Fold’s results if the Business Combination is completed.

Emerald and Fold currently operate as separate companies and have had no prior history as a combined entity, and Fold’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of Fold. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from Emerald’s and Fold’s historical financial statements and certain adjustments and assumptions have been made regarding Fold after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of New Fold.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect Fold’s financial condition or results of operations following the Closing. Any potential decline in Fold’s financial condition or results of operations may cause significant variations in the stock price of New Fold.

Our Sponsor, officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Our Sponsor, officers and directors have agreed to vote any shares of Emerald Common Stock owned by them in favor of the Business Combination, including their shares of Emerald Class A Common Stock and any Public Shares purchased after our IPO (including in open market and privately negotiated transactions). As of the Record Date, our Sponsor, and certain current and former officers and directors beneficially own an aggregate of approximately 67.4% of the outstanding shares of Emerald Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares of Emerald Common Stock in accordance with the majority of the votes cast by the Public Stockholders.

Emerald may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate, in which case the Public Stockholders may only receive $10.10 per share, or less than such amount in certain circumstances, and the Public Warrants will expire worthless.

The Existing Charter provides that Emerald must complete an initial business combination by the Extension Deadline. Emerald may not be able to complete an initial business combination by such date. If Emerald has not consummated the initial business combination prior to the Extension Deadline, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Emerald to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and Emerald’s board of directors, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law, in which case its Public Stockholders may only receive $10.10 per share, or less than such amount in certain circumstances, and the Public Warrants will expire worthless. In certain circumstances, the Public Stockholders may receive less than $10.10 per share on the redemption of their shares.

At Closing, the trading price per share value of New Fold Common Stock may be less than the per share value of the Trust Account.

Although the parties to the Business Combination have agreed the relative consideration to be provided to Fold stockholders and Emerald stockholders on the basis that shares of New Fold Common Stock are valued at $10.00 per share, the cash backed value per share of New Fold Common Stock following the Business Combination is expected to be substantially less than $10.00 per share. The cash held in the Trust Account as of September 30, 2024 was approximately $10.93 per Public Share. Accordingly, Public Stockholders who do not exercise redemption rights will receive shares of New Fold Common Stock that will have a value ascribed to them by their trading price as of two business days prior to the special meeting, which may be substantially less than the amount they would have received upon exercise of redemption rights. See “Questions and Answers About the Business Combination — What happens if a substantial number of stockholders vote in favor of the Business Combination Proposal and exercise redemption rights?” In particular, the shares of most companies that are the result of a recently completed business combination between a special purpose acquisition company and an operating company have traded at prices substantially below $10.00 per share. As such Public Stockholders who do not exercise redemptions right may hold securities that never obtain a value equal to or exceeding the per share value of the Trust Account.

Warrants will become exercisable for New Fold Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding Emerald Warrants to purchase an aggregate of 12,434,671 shares of New Fold Common Stock will become exercisable 30 days after the completion of the Business Combination. Each whole warrant will entitle the holder thereof to purchase one share of New Fold Common Stock at a price of $11.50 per whole share, subject to adjustment. Warrants may be exercised only for a whole number of shares of New Fold Common Stock. To the extent such warrants are exercised, additional shares of New Fold Common Stock will be issued, which will result in dilution to the then existing holders of New Fold Common Stock and an increase in the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New Fold Common Stock.

Because the market price of shares of Emerald Class A Common Stock will fluctuate, Fold’s stockholders cannot be sure of the value of the consideration they will receive in the Merger.

The Merger Consideration that Fold stockholders will receive is primarily a fixed number of shares of Emerald Class A Common Stock; it is not a number of shares with a particular fixed market value. See the section entitled “The Merger Agreement.” The market value of Emerald Class A Common Stock and Fold Capital Stock at the Closing may vary significantly from their respective values on the date the Merger Agreement was executed or at other dates, including the date on which Fold stockholders provide written consent to the adoption of the Merger Agreement and the transactions contemplated thereby. Because the Merger Consideration will not be adjusted to reflect any changes in the market value of shares of Emerald Class A Common Stock or Fold Capital Stock, the market value of the shares of Emerald Class A Common Stock issued in connection with the Business Combination and the Fold Capital Stock converted in connection with the Business Combination may be higher or lower than the values of those shares on earlier dates, and may be higher or lower than the value used to determine the Exchange Ratio. Accordingly, at the time of providing written consent to the Fold Business Combination Proposal, Fold stockholders will not know or be able to calculate the market value of the shares of Emerald Class A Common Stock they would receive upon the completion of the Business Combination. Stock price changes may result from a variety of factors, including changes in the business, operations or prospects of Emerald or Fold, regulatory considerations and general business, market, industry or economic conditions. Many of these factors are outside of the control of Emerald and Fold.

Our Public Stockholders will experience immediate dilution due to the issuance of shares of Emerald Class A Common Stock to Fold stockholders in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of New Fold.

It is anticipated that, following the completion of the Business Combination (for illustrative purposes), Emerald’s public stockholders will retain an ownership interest in the range of 9.6%, 7.3% and 2.4% of New Fold under the minimum redemption, 25% redemption and maximum redemption scenarios, respectively, and Fold stockholders will own an amount in the range of 70.5%, 72.3% and 76.4% of New Fold under the minimum redemption, 25% redemption and maximum redemption scenarios, respectively. For a description of the assumptions used in the minimum redemption, 25% redemption and maximum redemption scenarios, please see the section entitled “Questions and Answers About the Business Combination — What equity stake will current Emerald stockholders and Fold stockholders have in New Fold?” To the extent that any of the Emerald Warrants are exercised for New Fold Common Stock, current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence management of New Fold through the election of directors following the Business Combination.

Neither Emerald nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Merger Consideration in the event that any of the representations and warranties made by Fold in the Merger Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Fold and Emerald to each other in the Merger Agreement will not survive the consummation of the Business Combination. As a result, Emerald and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Merger Consideration if any representation or warranty made by Fold in the Merger Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Emerald would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: (a) approval of the Business Combination and related agreements and transactions by the respective shareholders of Emerald and Fold, (b) effectiveness of the Registration Statement on Form S-4 filed in connection with the Business Combination, (c) expiration or termination of all waiting periods under the HSR Act, (d) the absence of any order or law enjoining, prohibiting or making illegal the consummation of the Business Combination; (e) receipt of approval for listing on Nasdaq the shares of New Fold Common Stock to be issued in connection with the Business Combination, and (f) other conditions as set forth in the subsection entitled “The Business Combination — Conditions to Closing of the Merger Agreement.” The completion of the Business Combination is not assured and is subject to risks, including the risk that the foregoing conditions are not timely satisfied.

In addition, the parties can mutually decide to terminate the Merger Agreement any time, before or after shareholder approval, or Emerald or Fold may elect to terminate the Merger Agreement in certain other circumstances. For additional information please see the subsection entitled “The Business Combination — Termination.” If the Business Combination is not completed, Emerald could be subject to several risks, including:

•        the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

•        negative reactions from the financial markets, including declines in the price of the Emerald Class A Common Stock due to the fact that current prices reflect a market assumption that the Business Combination will be completed;

•        the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination; and

•        we will have a limited period of time, if any, to complete an alternative initial business combination and we may not be as attractive to potential alternative partners to an initial business combination if we are unable to complete the Business Combination.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, some of the conditions to our obligations to complete the Business Combination, to the extent permitted by the Existing Charter and applicable laws. For example, it is a condition to our obligations to close the Business Combination that certain of Fold’s representations and warranties are true and correct in all material respects as of the Closing Date. However, if our board of directors determines that it is in our stockholders’ best interest to waive any such breach, then the board may elect to waive that condition and close the Business Combination. We are not able to waive the condition that our stockholders approve the Business Combination.

The exercise of Emerald’s directors’ and officers’ discretion in agreeing to changes or permitted waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of Emerald stockholders.

In the period leading up to the Closing events may occur that, pursuant to the Merger Agreement, would require Emerald to agree to amend the Merger Agreement, to consent to certain actions taken by Fold or to waive rights that Emerald is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Fold’s business, a request by Fold to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Fold’s business and would entitle Emerald to terminate the Merger Agreement. In any of such circumstances, it would be at Emerald’s discretion, acting through the Emerald Board, to grant its consent or waive those rights. For example, Emerald could agree to waive the Closing condition related to no material adverse effect having occurred with respect to Fold between the date of the Merger Agreement and the Closing. If Emerald were to waive this Closing condition and proceed to Closing of the Business Combination, the price of New Fold Common Stock could be materially depressed.

The existence of the financial and personal interests of the directors described herein may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for Emerald and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Emerald does not believe there will be any material changes or waivers that Emerald’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. Emerald will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

Emerald’s ability to successfully effect the Business Combination and New Fold’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Fold, all of whom Emerald expects to stay with New Fold following the Closing. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

Emerald’s ability to successfully effect the Business Combination and New Fold’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Fold. Although Emerald expects key personnel to remain with New Fold following the Business Combination, there can be no assurance that they will do so. It is possible that Fold or New Fold will lose some key personnel, the loss of which could negatively impact the operations and profitability of New Fold. Furthermore, following the Closing, certain of the key personnel of Fold who will become the management of New Fold may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause New Fold to have to expend time and resources helping them become familiar with such requirements.

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) Emerald’s completion of an initial business combination, and then only in connection with those shares of Emerald Class A Common Stock that such Public Stockholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Existing Charter (A) to modify the substance or timing of Emerald’s obligation to redeem 100% of the Public Shares if Emerald does not complete an initial business combination by the Extension Deadline or (B) with respect to any other material provisions of the Existing Charter relating to stockholders’ rights or pre-initial business combination activity and (iii) the redemption of the Public Shares if Emerald is unable to complete an initial business combination by the Extension Deadline, subject to applicable law and as further described herein. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Holders of Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the Public Warrants. Accordingly, to liquidate their investment, Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

Emerald may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

Emerald has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, Emerald’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account. Accordingly, any indemnification provided will be able to be satisfied by Emerald only if (i) Emerald has sufficient funds outside of the Trust Account or (ii) Emerald consummates an initial business combination. Emerald’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Emerald’s officers and directors, even though such an action, if successful, might otherwise benefit Emerald and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Emerald pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

If, after Emerald distributes the proceeds in the Trust Account to the Public Stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against Emerald that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Emerald and the Emerald Board may be exposed to claims of punitive damages.

If, after Emerald distributes the proceeds in the Trust Account to its stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against Emerald that is not dismissed, any distributions received by Emerald’s stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Emerald’s stockholders. In addition, the Emerald Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and Emerald to claims of punitive damages, by paying Emerald’s stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, Emerald files a bankruptcy petition or an involuntary bankruptcy petition is filed against Emerald that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Emerald’s stockholders and the per-share amount that would otherwise be received by Emerald’s stockholders in connection with Emerald’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, Emerald files a bankruptcy petition or an involuntary bankruptcy petition is filed against Emerald that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Emerald’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Emerald’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise have been received by Emerald’s stockholders in connection with Emerald’s liquidation would be reduced.

The Sponsor and Emerald’s officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering the Emerald Board’s recommendation that Emerald’s stockholders vote in favor of the approval of the Business Combination Proposal, Emerald’s stockholders should be aware that Sponsor and certain of Emerald’s executive officers and directors have interests in the Business Combination that may be different from or in addition to (and which may conflict with) the interests of Emerald’s other stockholders. These interests include:

•        the beneficial ownership of the Sponsor and certain current and former members of the Emerald Board and officers of an aggregate of 8,615,141 shares of Emerald Class A Common Stock which were acquired at the time of Emerald’s formation and the IPO and would become worthless if Emerald does not complete a business combination by the Extension Deadline, as such stockholders have waived any redemption right with respect to those shares. After giving effect to the Business Combination, the Sponsor and certain current and former members of the Emerald Board and officers would own up to an aggregate of 6,293,722 shares of Emerald Class A Common Stock. Such shares have an aggregate market value of approximately $71.1 million, based on the closing price of Emerald Class A Common Stock of $11.30 on the OTCQB Venture Market on January 17, 2025;

•        the continued indemnification of current directors and officers of Emerald and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations;

•        the fact that Emerald’s President and Chief Executive Officer, Mr. Young, and an independent director of Emerald, Mr. Hohns, will serve as directors on the Board of Directors of New Fold; and

•        the fact that our Sponsor, and current and former officers and directors will lose their entire investment in us if an initial business combination is not completed.

These interests may influence Emerald’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby. These interests were considered by the Emerald Board when it approved the Business Combination.

Emerald may amend the terms of the Public Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least a majority of the then outstanding Public Warrants or for amendments necessary for the warrants to be classified as equity. As a result, the exercise price of the Public Warrants could be increased, the exercise period could be shortened and the number of shares of New Fold Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without your approval.

The Public Warrants were issued in registered form under the Emerald Warrant Agreement between Continental Stock Transfer & Trust Company, N.A., as warrant agent, and Emerald. The Emerald Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, Emerald may amend the terms of the Public Warrants (i) in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment or (ii) to the extent necessary for the Public Warrants to allow for the warrants to be classified as equity in the financial statements without the consent of any holder. Although Emerald’s ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, convert the Public Warrants into cash or stock, shorten the exercise period or decrease the number of shares of Emerald Class A Common Stock purchasable upon exercise of a Public Warrant.

Emerald may redeem your unexpired Emerald Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Emerald Warrants worthless.

Emerald has the ability to redeem outstanding Emerald Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of Emerald Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which Emerald gives proper notice of such redemption, provided that on the date Emerald gives notice of redemption and during the entire period thereafter until the time Emerald redeems the Emerald Warrants, it has an effective registration statement under the Securities Act covering the shares of Emerald Class A Common Stock issuable upon exercise of the Emerald Warrants and a current prospectus relating to them is available. If and when the Emerald Warrants become redeemable, Emerald may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, Emerald may redeem the Emerald Warrants as set forth above even if the holders are otherwise unable to exercise the Emerald Warrants. Redemption of the outstanding Emerald Warrants could force you: (i) to exercise your Emerald Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Emerald Warrants at the then-current market price when you might otherwise wish to hold your Emerald Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Emerald Warrants are called for redemption, is likely to be substantially less than the market value of your Emerald Warrants.

The Existing Charter and the Proposed Charter require, to the fullest extent permitted by law, that derivative actions brought in Emerald’s or New Fold’s name, as applicable, against their respective directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against Emerald’s or New Fold’s directors, officers, other employees or stockholders, as applicable.

The Existing Charter and the Proposed Charter require, to the fullest extent permitted by law, that derivative actions brought in Emerald’s or New Fold’s name, as applicable, against their respective directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity holding any Emerald or New Fold securities shall be deemed to have notice of and consented to the forum provisions in the Existing Charter and the Proposed Charter. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Emerald or New Fold, as applicable, or any of their respective directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although their respective stockholders will not be deemed to have waived their compliance with federal securities laws and the rules and regulations thereunder. However, there is no assurance that a court would enforce the choice of forum provision contained in the Existing Charter and the Proposed Charter. If a court were to find such provision to be inapplicable or unenforceable in an action, Emerald or New Fold, as applicable, may incur additional costs associated with resolving such action in other jurisdictions, which could harm their business, operating results and financial condition.

The Existing Charter and the Proposed Charter provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. The Proposed Charter also provides that (A) the exclusive forum provision shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or any other claim for which the federal courts have exclusive jurisdiction and (B) unless New Fold consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Proposed Charter provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about New Fold, its business, or its market, or if they change their recommendations regarding New Fold’s securities adversely, the price and trading volume of New Fold’s securities could decline.

The trading market for New Fold’s securities will be influenced by the research and reports that industry or securities analysts may publish about New Fold, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on New Fold. If no securities or industry analysts commence coverage of New Fold, New Fold’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover New Fold change their recommendation regarding New Fold Common Stock adversely, or provide more favorable relative recommendations about New Fold’s competitors, the price of shares of New Fold Common Stock would likely decline. If any analyst who may cover New Fold were to cease coverage of New Fold or fail to regularly publish reports on it, New Fold could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Changes to laws or regulations or in how such laws or regulations are interpreted or applied, or a failure to comply with any laws, regulations, interpretations or applications, may adversely affect our business, including our ability to negotiate and complete our initial business combination, including the Business Combination.

We are subject to the laws and regulations, and interpretations and applications of such laws and regulations, of national, regional, state and local governments in the United States. In particular, we are required to comply with certain SEC and other legal and regulatory requirements, and our consummation of an initial business combination may be contingent upon our ability to comply with certain laws, regulations, interpretations and applications and any post-business combination company may be subject to additional laws, regulations, interpretations and applications. Compliance with, and monitoring of, the foregoing may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time, and those changes could have a material adverse effect on our business, including our ability to negotiate and complete an initial business combination. A failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete an initial business combination.

On January 24, 2024, the SEC adopted new rules relating to, among other items, disclosures in business combination transactions involving SPACs and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act. These rules may materially increase the costs and time required to negotiate and complete an initial business combination and could potentially impair our ability to complete an initial business combination.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•        restrictions on the nature of our investments; and

•        restrictions on the issuance of securities;

each of which may make it difficult for us to complete the Business Combination.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Emerald’s business is to identify and complete an initial business combination and thereafter to operate the post-transaction business or assets for the long term.

Emerald does not believe that its principal activities will subject us to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Our securities are not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of our primary business objective, which is a business combination; (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend our amended and restated certificate of incorporation to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within the completion window; and (iii) absent a business combination, our return of the funds held in the Trust Account to our Public Stockholders as part of our redemption of the public shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to consummate our initial business combination. If we are unable to complete our initial business combination, our Public Stockholders may receive only approximately $10.10 per share on the liquidation of our Trust Account and our warrants will expire worthless. In certain circumstances, our Public Stockholders may receive less than $10.10 per share on the redemption of their shares.

Risks Related to Redemptions

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this subsection refer to Emerald.

If a stockholder fails to receive notice of Emerald’s offer to redeem the Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

Emerald will comply with proxy rules when conducting redemptions in connection with the Business Combination. Despite Emerald’s compliance with these rules, if a stockholder fails to receive Emerald’s proxy materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, proxy materials that Emerald furnishes to the Public Stockholders in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem Public Shares. In the event that a stockholder fails to comply with these or any other procedures, its shares may not be redeemed.

Emerald does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Emerald to complete the Business Combination with which a substantial majority of Emerald’s stockholders do not agree.

We may be able to consummate a business combination even though a substantial number of our Public Stockholders do not agree with the transaction and have redeemed their Public Shares. However, in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of the Business Combination, and the amount that we redeem may be further limited by the terms and conditions of our initial business combination. In such case, we would not proceed with the redemption of our Public Shares and the Business Combination.

If we are unable to consummate our initial business combination, Public Stockholders may be forced to wait until after the Extension Deadline before redemption from the Trust Account.

If we are unable to consummate our initial business combination by the Extension Deadline, we will distribute the aggregate amount then on deposit in the Trust Account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to Public Stockholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of Public Stockholders from the Trust Account shall be affected automatically by function of our Existing Charter prior to any voluntary winding up. If we are required to wind-up, liquidate the

Trust Account and distribute such amount therein, pro rata, to the Public Stockholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of Delaware Law. In that case, investors may be forced to wait beyond the Extension Deadline, before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate our initial business combination prior thereto and only then in cases where investors have sought to redeem their Public Shares. Only upon our redemption or any liquidation will Public Stockholders be entitled to distributions if we are unable to complete our initial business combination.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 20% of the issued and outstanding shares of Emerald Class A Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 20% of the issued and outstanding shares of Emerald Class A Common Stock.

The Existing Charter provides that a Public Stockholder, individually or together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of more than 20% of the shares of Emerald Class A Common Stock sold in the IPO without Emerald’s prior written consent. The inability of a stockholder to redeem an aggregate of more than 20% of the shares of Emerald Class A Common Stock sold in the IPO will reduce its influence over Emerald’s ability to consummate its initial business combination and such stockholder could suffer a material loss on its investment in Emerald if it sells such Excess Shares in open market transactions.

If third parties bring claims against Emerald, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.10 per share.

Emerald’s placing of funds in the Trust Account may not protect those funds from third-party claims against Emerald. Although Emerald has sought to have all vendors, service providers, prospective target businesses and other entities with which it does business (except its independent registered accounting firm) execute agreements with Emerald waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Emerald’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Emerald’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Emerald than any alternative. If we do not obtain a waiver from a third party, we will obtain the written consent of our Sponsor before entering into an agreement with such third party.

Examples of possible instances where Emerald may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Emerald and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if Emerald is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Emerald will be required to provide for payment of claims of creditors that were not waived that may be brought against Emerald within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Stockholders could be less than the $10.10 per share initially held in the Trust Account due to claims of such creditors. Pursuant to a written agreement, Emerald ESG Sponsor, LLC has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.10 per share except as to any claims by a third party who executed a waiver of rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, if an executed waiver is deemed to be unenforceable against a third party, Emerald ESG Sponsor, LLC will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether Emerald ESG Sponsor, LLC has sufficient funds to satisfy its indemnity obligations, we have not asked Emerald ESG Sponsor, LLC to reserve for such indemnification obligations and we believe that its only assets are securities of our company. Therefore, we cannot assure you that it would be able to satisfy these obligations.

Emerald’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below $10.10 per Public Share and Emerald ESG Sponsor, LLC asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Emerald ESG Sponsor, LLC to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Emerald ESG Sponsor, LLC to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Stockholders may be reduced below $10.10 per share.

Emerald stockholders may be held liable for claims by third parties against Emerald to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event Emerald does not complete an initial business combination by the Extension Deadline may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Emerald’s intention to redeem the Public Shares as soon as reasonably possible following the Extension Deadline in the event it does not complete its initial business combination and, therefore, Emerald does not intend to comply with the foregoing procedures.

Because Emerald will not be complying with Section 280, Section 281(b) of the DGCL requires Emerald to adopt a plan, based on facts known to Emerald at such time that will provide for Emerald’s payment of all existing and pending claims or claims that may be potentially brought against Emerald within the 10 years following its dissolution. However, because Emerald is a blank check company, rather than an operating company, and Emerald’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Emerald’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If Emerald’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. Emerald cannot assure you that it will properly assess all claims that may be potentially brought against Emerald. As such, Emerald’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Emerald’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event Emerald does not complete an initial business combination by the Extension Deadline is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

There is no guarantee that a stockholder’s decision whether to redeem their shares of Emerald Class A Common Stock for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

Emerald can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Emerald’s share price, and may result in a lower value realized now than a stockholder of Emerald might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, including the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

A 1% U.S. federal excise tax may be imposed on us in connection with our redemptions of our shares in connection with redemptions pursuant to the Business Combination.

Pursuant to the IRA, commencing in 2023, a 1% U.S. federal excise tax is imposed on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations (each, a “covered corporation”). The excise tax is imposed on the repurchasing corporation and not on its stockholders. The U.S. Department of the Treasury (the “Treasury Department”) has authority to promulgate regulations and provide other guidance regarding the excise tax. In December 2022, the Treasury Department issued Notice 2023-2, indicating its intention to propose such regulations and issuing certain interim rules on which taxpayers may rely. In April 2024, the Treasury issued proposed regulations on which taxpayers may rely until final Treasury regulations addressing the Excise Tax are published, which generally adopt (but in some respects expand or modify) the rules and guidance set forth in the earlier notice. Taxpayers may rely on these proposed regulations until final regulations are issued. Although such notice and proposed Treasury regulations clarify certain other aspects of the Excise Tax remain unclear, (including its application and operation with respect to SPACs), and the applicable rules are subject to change in Final Treasury Regulations.

Because Emerald is a Delaware corporation and its securities trade on the OTCQB Venture Market, Emerald is a “covered corporation” for purposes of the excise tax. Because the application for the excise tax is not entirely clear, any redemption or other repurchase effected by Emerald in connection with the Business Combination may be subject to the excise tax. The extent to which we would be subject to the excise tax in connection with a redemption would depend on a number of factors, including: (i) whether the redemption is treated as a repurchase of stock for purposes of the excise tax, (ii) the fair market value of the redemptions, (iii) the nature and amount of any PIPE issuances, (iv) the nature and amount of the equity issued by us in connection with the Business Combination, including the shares of Emerald issued to Fold stockholders in the Business Combination (or otherwise issued by Emerald not in connection with the Business Combination but within the same taxable year of the redemption treated as a repurchase of stock), and (v) the content of any proposed or final regulations and other guidance from the Treasury Department. The excise tax is imposed on the repurchasing corporation and not on its stockholders. The amount of the excise tax is equal to 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. Any excise tax payable by us in connection with a redemption could affect our ability to complete the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus. Unless the context requires otherwise, references to “Fold,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of Fold prior to the Business Combination and to New Fold following the Business Combination.

The following unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X to give effect to the acquisition of Fold by FTAC Emerald Acquisition Corp. (“Emerald”).

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Emerald and Fold as adjusted to give effect to the Business Combination and related financing transactions. The unaudited pro forma condensed combined balance sheet as of September 30, 2024 assumes that the Business Combination and the December 2024 Initial Investor financing transactions were completed on September 30, 2024. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024 and the year ended December 31, 2023 give pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2023.

The assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes, which should be read in conjunction with, the following:

•        Emerald’s unaudited condensed financial statements and related notes as of and for the nine months ended September 30, 2024 included elsewhere in this proxy statement/prospectus.

•        Fold’s unaudited condensed financial statements and related notes as of and for the nine months ended September 30, 2024 included elsewhere in this proxy statement/prospectus.

•        Emerald’s audited financial statements and related notes for the year ended December 31, 2023 included elsewhere in this proxy statement/prospectus.

•        Fold’s audited financial statements and related notes for the year ended December 31, 2023 included elsewhere in this proxy statement/prospectus.

Certain direct and incremental costs related to the Business Combination will be recorded as a reduction against additional paid-in-capital, consistent with the accounting for reverse recapitalizations. The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination.

The unaudited condensed combined pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain estimates and assumptions. These estimates and assumptions are based on information available as of the dates of these unaudited pro forma condensed combined financial statements and may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material.

The following describes the above entities:

Emerald

The Company is a blank check company incorporated in Delaware on February 19, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company may pursue an initial Business Combination target in any business or industry.

As of September 30, 2024, the Company had not commenced any operations. All activity for the period from February 19, 2021 (inception) through September 30, 2024 relates to Emerald’s formation, the Public Offering (the “Public Offering” or “IPO”), and efforts in identifying a target to consummate an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Public Offering placed in the Trust Account.

Fold

Fold is a bitcoin financial services company dedicated to expanding access to bitcoin through a comprehensive suite of consumer financial services. Fold was formed with the purpose of creating a modern financial services platform that allows customers to earn, accumulate, and utilize bitcoin in their everyday life. Fold offers consumers an FDIC insured checking account, a prepaid Visa debit card, bill payments, and an extensive catalog of merchant reward offers. Fold also offers various forms of bitcoin buying and selling with low-to-zero fees and instant withdrawals. By integrating bitcoin across traditional financial services, the Company acts as a key point of entry for consumers to engage with and integrate bitcoin into their everyday lives. Fold’s products and services are available in the United States through the Fold mobile app.

Description of the Business Combination

On July 24, 2024, FTAC Emerald and EMLD Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of Emerald, entered into a Merger Agreement with Fold, pursuant to which, among other things, Merger Sub will be merged with and into Fold with Fold surviving the Merger as a wholly-owned subsidiary of Emerald (the “Business Combination” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of the Transactions, Fold will become a subsidiary of Emerald, with the former stockholders of Fold becoming stockholders of Emerald. The aggregate consideration to be paid in the Transactions will consist of shares of Emerald Class A Common Stock based on Fold’s pre-money equity value of $365 million. In the event the 60-volume weighted average price of Bitcoin as of the day immediately prior to the closing of the Business Combination (the “Closing”) is greater than $90,000, the aggregate consideration to be paid in the Transactions will be increased by 20% of the increase in value of the amount of Bitcoin in Fold’s treasury as of July 24, 2024, up to a maximum of $54.75 million. There are no other adjustments to the consideration amount contemplated in the Merger Agreement. Based on Bitcoin pricing as of September 30, 2024, we have not included any incremental consideration, however, changes in Bitcoin prices could result in meaningful changes to the consideration paid as outlined above.

Description of the December 2024 Initial Investor Financing

On December 24, 2024, Fold entered into the December 2024 Securities Purchase Agreement with ATW Growth Opportunities SPV, LLC (the “Investor”) pursuant to which the Investor purchased an Initial Note with an aggregate principal amount of $20.0 million which is convertible to shares of Common Stock of Fold prior to the Business Combination, or shares of Common Stock of New Fold subsequent to the Business Combination. In conjunction with the December 2024 Securities Purchase Agreement and Initial Investor Note, Fold also issued Series A, Series B, and Series C Warrants to the Investor (collectively with the Initial Note, the “December 2024 Initial Investor Financing”) for 0.9 million, 0.5 million, and 0.9 million shares, respectively. The December 2024 Series A Warrants are available for exercise for a period of eight years from December 24, 2024, at an exercise price of $12.50 per share. The December 2024 Series B Warrants are available for exercise after the Business Combination date, for a period of eight years from December 24, 2024, at a nominal exercise price of $0.001 per share. The December 2024 Series C Warrants are available for exercise for a period of one year from the Business Combination date, at an exercise price of $11.50 per share.

Treatment of Fold Securities

Fold Preferred Stock

Immediately prior to the effective time of the Business Combination (the “Effective Time”), Fold Preferred Stock will be converted into Fold Common Stock.

Fold Common Stock

At the Effective Time, Fold Common Stock will be converted into Emerald Common Stock.

Fold Restricted Stock Units (“RSUs”)

At the Effective Time, outstanding Fold restricted stock units will be converted into an award of Emerald restricted stock units.

Fold Simple Agreements for Future Equity (“SAFEs”)

At the Effective Time, outstanding Fold SAFEs will be converted into Fold Common Stock based on the valuation caps or discount rates stated within the terms of the individual SAFE agreements.

Redemption of Class A Common Stock

Pursuant to Emerald’s second amended and restated certificate of incorporation and in accordance with the terms of the Merger Agreement, Emerald will be providing its public stockholders with the opportunity to redeem, in connection with the Closing, their shares of Emerald Class A Common Stock for cash equal to their pro rata share of the aggregate amount on deposit in the Emerald Trust Account, which holds the proceeds of Emerald’s initial public offering, less taxes payable.

Sponsor Share Restriction Agreement

Concurrently with the execution and delivery of the Merger Agreement, Emerald ESG Sponsor, LLC and Emerald ESG Advisors, LLC (collectively, the “Sponsors”) entered into a Sponsor Share Restriction Agreement with Emerald (the “Sponsor Share Restriction Agreement”). Pursuant to the Sponsor Share Restriction Agreement, at the Closing, (i) all Emerald Warrants held by the Sponsors will be forfeited and cancelled, and (ii) approximately 5.3 million of the Sponsors’ founder shares (the “subject founder shares”) shall be subject to time-based transfer restrictions subject to early release as follows:

•        one-third of the subject founder shares shall remain subject to transfer restrictions until the earlier of (a) six months following the Closing or (b) the first date that the stock price exceeds $12.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing;

•        one-third of the subject founder shares shall remain subject to transfer restrictions until the earlier of (a) (x) in the event that Emerald and Fold raise $50 million or more as of the Closing, one year following the Closing, and (y) in the event that Emerald and Fold raise less than $50 million as of the Closing, two years following the Closing, or (b) the first date that the stock price exceeds $15.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing; and

•        one-third of the subject founder shares shall remain subject to transfer restrictions until the earlier of (a) ten years following the Closing or (b) the first date that the stock price exceeds $17.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing.

In the event that Emerald and Fold raise less than $50.0 million from the date of the Merger Agreement through the second anniversary of the Closing, the Sponsors shall automatically forfeit, for no additional consideration, up to 1,000,000 subject founder shares, as described in the Sponsor Share Restriction Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2024

	Emerald (Historical)	Fold, Inc. (Historical)	Pro Forma Transaction Adjustments (Assuming Minimum Redemption)		Combined Pro Forma (Assuming Minimum Redemption)
Assets
Current assets:
Cash and cash equivalents	$20,439	$4,387,072	$50,761,419	2c	$56,202,979
			(3,556,451)	2d
			(550,000)	2e
			(1,155,000)	2f
			(12,500,000)	2g
			18,795,500	2h
Accounts receivable, net	—	616,193	—		616,193
Prepaid expenses	114,312	—	—		114,312
Prepaid income taxes	25,134	—	—		25,134
Other current assets	—	513,464	—		513,464
Inventories	—	178,983	—		178,983
Digital assets	—	6,371,951	—		6,371,951
Safeguarding customer digital assets	—	6,801,838	—		6,801,838
Total current assets	159,885	18,869,501	51,795,468		70,824,854
Digital assets, long-term	—	63,929,891	—		63,929,891
Capitalized software development costs, net	—	855,917	—		855,917
Investments held in Trust Account	51,996,271	—	(1,234,852)	2a	—
			(50,761,419)	2c
Total assets	$52,156,156	$83,655,309	$(200,803)		$135,610,662
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$289,103	$1,807,948	$1,350,000	2h	$3,447,051
Due to related party	556,451	—	(556,451)	2d	—
Excise tax payable	2,122,813	—	—		2,122,813
Promissory note, net of discount	438,501	—	(438,501)	2e	—
Related party loans	3,000,000	—	(3,000,000)	2d	—
Customer reward liability	—	6,371,951	—		6,371,951
Safeguarding customer digital liabilities	—	6,801,838	—		6,801,838
Deferred revenue	—	422,888	—		422,888
Total current liabilities	6,406,868	15,404,625	(2,644,952)		19,166,541
Deferred advisory fee	1,155,000	—	(1,155,000)	2f	—
Deferred revenue, long-term	—	508,006	—		508,006
Convertible note, net	—	—	8,925,175	2h	8,925,175
Simple Agreements for Future Equity (“SAFEs”)	—	141,750,580	(141,750,580)	2b	—
Total liabilities	7,561,868	157,663,211	(136,625,357)		28,599,722
Class A common stock subject to possible redemption	51,996,271	—	(51,996,271)	2a	—
Stockholders’ Equity (Deficit)
Preferred stock	—	1,237	(1,237)	2b	—
Class A common stock	959	—	465	2a	4,879
			3,405	2b
			50	2h
Common stock	—	707	(707)	2b	—
Additional paid-in-capital	6,493,705	27,825,061	50,760,954	2a	222,414,418
			141,749,119	2b
			(434,696)	2e
			(12,500,000)	2g
			8,520,275	2h
Accumulated deficit	(13,896,647)	(101,834,907)	323,197	2e	(115,408,357)
Total stockholders’ equity (deficit)	(7,401,983)	(74,007,902)	188,420,825		107,010,940
Total Liabilities and Stockholders’ Equity (Deficit)	$52,156,156	$83,655,309	$(200,803)		$135,610,662

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF SEPTEMBER 30, 2024

	Additional Pro Forma Transaction Adjustments (Assuming 25% Redemption)		Combined Pro Forma (Assuming 25% Redemption)	Additional Pro Forma Transaction Adjustments (Assuming Max Redemption)		Combined Pro Forma (Assuming Max Redemption)
Assets
Current assets:
Cash and cash equivalents	$(13,106,519)	2i	$43,096,460	$(26,277,991)	2x	$16,818,469
Accounts receivable, net	—		616,193	—		616,193
Prepaid expenses	—		114,312	—		114,312
Prepaid income taxes	—		25,134	—		25,134
Other current assets	—		513,464	—		513,464
Inventories	—		178,983	—		178,983
Digital assets	—		6,371,951	—		6,371,951
Safeguarding customer digital assets	—		6,801,838	—		6,801,838
Total current assets	(13,106,519)		57,718,335	(26,277,991)		31,440,344
Digital assets, long-term	—		63,929,891	—		63,929,891
Capitalized software development costs, net	—		855,917	—		855,917
Investments held in Trust Account	—		—	—		—
Total assets	$(13,106,519)		$122,504,143	$(26,277,991)		$96,226,152
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$—		$2,097,051	$—		$2,097,051
Due to related party	—		—	—		—
Excise tax payable	—		2,122,813	221,117	2x	2,343,930
Promissory note, net of discount	—		—	—		—
Related party loans	—		—	—		—
Customer reward liability	—		6,371,951	—		6,371,951
Safeguarding customer digital liabilities	—		6,801,838	—		6,801,838
Deferred revenue	—		422,888	—		422,888
Total current liabilities	—		19,166,541	393,845		19,560,386
Deferred advisory fee	—		—	—		—
Deferred revenue, long-term	—		508,006	—		508,006
Convertible note, net	—		8,925,175	—		8,925,175
Simple Agreements for Future Equity (“SAFEs”)	—		—	—		—
Total liabilities	—		28,599,722	393,845		28,993,567
Class A common stock subject to possible redemption	—		—	—		—
Stockholders’ Equity (Deficit)
Preferred stock	—		—	—		—
Class A common stock	(119)	2i	4,760	(239)	2x	4,521
	—		—	—		—
Common stock	—		—	—		—
Additional paid-in-capital	(13,106,400)	2i	209,308,018	(26,277,752)	2x	183,030,266
	—		—	—		—
	—		—	—		—
	—		—	—		—
Accumulated deficit	—		(115,408,357)	(393,845)		(802,202)
Total stockholders’ equity (deficit)	(13,106,519)		93,904,421	(26,671,836)		67,232,585
Total Liabilities and Stockholders’ Equity (Deficit)	$(13,106,519)		$122,504,143	$(26,277,991)		$96,226,152

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

	Emerald (Historical)	Fold, Inc. (Historical)	Pro Forma Transaction Adjustments (Assuming Minimum Redemption)		Combined Pro Forma (Assuming Minimum Redemption)
Revenues, net	$—	$15,311,724	$—		$15,311,724

Operating expenses
Banking and payment costs	—	14,459,183	—		14,459,183
Custody and trading costs	—	144,577	—		144,577
Compensation and benefits	—	2,340,838	3,544,710	3b	5,885,548
Professional fees	—	3,446,671	—		3,446,671
Loss on customer reward liability	—	2,344,103	—		2,344,103
Gain on digital assets – rewards treasury	—	(2,639,860)	—		(2,639,860)
Other selling, general and administrative expenses	2,154,179	1,429,079	—		3,583,258
Total operating expenses	2,154,179	21,524,591	3,544,710		27,223,480
Loss from operations	(2,154,179)	(6,212,867)	(3,544,710)		(11,911,756)

Other income (expense)
Loss on digital assets – investment treasury	—	(377,039)	—		(377,039
Change in fair value of SAFEs	—	(59,042,901)	59,042,901	3d	—
Interest income earned on investments held in trust account	2,353,695	—	(2,353,695)	3a	—
Interest expense	(323,197)		323,197	3e	2,768,369
			2,768,369	3g
Non-redemption agreement expense	(838,825)	—	838,825	3c	—
Other income	—	72,203	—		72,203
Other income (expense), net	1,191,673	(59,347,737)	60,619,597		2,463,533

Net income (loss) before income taxes	(962,506)	(65,560,604)	57,074,887		(9,448,223)
Income tax expense	482,369	14,567	(482,369)	3f	14,567
Net income (loss)	$(1,444,875)	$(65,575,171)	$57,557,256		$(9,462,790)

Weighted Average Number of Common Shares Outstanding – Basic and Diluted	15,182,382	7,072,300			48,785,545
Loss Per Share – Basic and Diluted	$(0.10)	$(9.27)			$(0.19)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

	Additional Pro Forma Transaction Adjustments (Assuming 25% Redemption)	Combined Pro Forma (Assuming 25% Redemption)	Additional Pro Forma Transaction Adjustments (Assuming Max Redemption)	Combined Pro Forma (Assuming Max Redemption)
Revenues, net	$—	$15,311,724	$—	$15,311,724

Operating expenses
Banking and payment costs	—	14,459,183	—	14,459,183
Custody and trading costs	—	144,577	—	144,577
Compensation and benefits	—	5,885,548	—	5,885,548
Professional fees	—	3,446,671	—	3,446,671
Loss on customer reward liability	—	2,344,103	—	2,344,103
Gain on digital assets – rewards treasury	—	(2,639,860)	—	(2,639,860)
Other selling, general and administrative expenses	—	3,583,258	—	3,583,258
Total operating expenses	—	27,223,480	—	27,223,480
Loss from operations	—	(11,911,756)	—	(11,911,756)

Other income (expense)
Loss on digital assets – investment treasury	—	(377,039)	—	(377,039)
Change in fair value of SAFEs	—	—	—	—
Interest income earned on investments held in trust account	—	—	—	—
Interest expense	—	2,768,369	—	2,768,369
Non-redemption agreement expense	—	—	—	—
Other income	—	72,203	—	72,203
Other income (expense), net	—	2,463,533	—	2,463,533

Net income (loss) before income taxes	—	(9,448,223)	—	(9,448,223)
Income tax expense	—	14,567	—	14,567
Net income (loss)	$—	$(9,462,790)	$—	$(9,462,790)

Weighted Average Number of Common Shares Outstanding – Basic and Diluted		47,596,074		45,211,237
Loss Per Share – Basic and Diluted		$(0.20)		$(0.21)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023

	Emerald (Historical)	Fold, Inc. (Historical)	Pro Forma Transaction Adjustments (Assuming Minimum Redemption)		Combined Pro Forma (Assuming Minimum Redemption)
Revenues, net	$—	$21,534,032	$—		$21,534,032

Operating expenses
Banking and payment costs	—	20,999,385	—		20,999,385
Custody and trading costs	—	169,698	—		169,698
Compensation and benefits	—	3,713,196	772,882	3b	4,486,078
Professional fees	—	421,218	—		421,218
Loss on customer reward liability	—	4,283,795	—		4,283,795
Gain on digital assets – rewards treasury	—	(4,236,593)	—		(4,236,593)
Other selling, general and administrative expenses	3,730,488	2,102,025	—		5,832,513
Total operating expenses	3,730,488	27,452,724	772,882		31,956,094
Loss from operations	(3,730,488)	(5,918,692)	(772,882)		(10,422,062)

Other income (expense)
Change in fair value of SAFEs	—	(1,374,005)	1,374,005	3d	—
Interest income earned on investments held in trust account	11,207,609	—	(11,207,609)	3a	—
Interest expense	—	—	3,691,261	3g	3,691,261
Non-redemption agreement expense	(708,400)	—	708,400	3c	—
Other income	—	129,940	—		129,940
Other income (expense), net	10,499,209	(1,244,065)	(5,433,943)		3,821,201

Net income (loss) before income taxes	6,768,721	(7,162,757)	(6,206,825)		(6,600,861)
Income tax expense	2,325,087	10,242	(2,325,087)	3f	10,242
Net income (loss)	$4,443,634	$(7,172,999)	$(3,881,738)		$(6,611,103)

Weighted Average Number of Common Shares Outstanding – Basic and Diluted	25,873,722	7,072,300			48,785,545
Earning (Loss) Per Share – Basic and Diluted	$0.14	$(1.01)			$(0.14)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2023

	Additional Pro Forma Transaction Adjustments (Assuming 25% Redemption)	Combined Pro Forma (Assuming 25% Redemption)	Additional Pro Forma Transaction Adjustments (Assuming Max Redemption)	Combined Pro Forma (Assuming Max Redemption)
Revenues, net	$—	$21,534,032	$—	$21,534,032

Operating expenses
Banking and payment costs	—	20,999,385	—	20,999,385
Custody and trading costs	—	169,698	—	169,698
Compensation and benefits	—	4,486,078	—	4,486,078
Professional fees	—	421,218	—	421,218
Loss on customer reward liability	—	4,283,795	—	4,283,795
Gain on digital assets – rewards treasury	—	(4,236,593)	—	(4,236,593)
Other selling, general and administrative expenses	—	5,832,513	—	5,832,513
Total operating expenses	—	31,956,094	—	31,956,094
Loss from operations	—	(10,422,062)	—	(10,422,062)

Other income (expense)
Change in fair value of SAFEs	—	—	—	—
Interest income earned on investments held in trust account	—	—	—	—
Interest expense	—	3,691,261	—	3,691,261
Non-redemption agreement expense	—	—	—	—
Other income	—	129,940	—	129,940
Other income (expense), net	—	3,821,201	—	3,821,201

Net income (loss) before income taxes	—	(6,600,861)	—	(6,600,861)
Income tax expense	—	10,242	—	10,242
Net income (loss)	$—	$(6,611,103)	$—	$(6,611,103)

Weighted Average Number of Common Shares Outstanding – Basic and Diluted		47,596,074		45,211,237
Earning (Loss) Per Share – Basic and Diluted		$(0.14)		$(0.15)

Note 1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria, which simplified requirements to depict the accounting for the transactions and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur. These unaudited pro forma condensed combined financial statements do not present any estimable synergies and only present the Transaction adjustments, and have been presented to provide relevant information necessary for an understanding of the transactions discussed above. Adjustments have been made to depict in the unaudited pro forma condensed combined balance sheet of Emerald and Fold as of September 30, 2024 the accounting for the transaction required by U.S. Generally Accepted Accounting Principles (U.S. GAAP) as if the Business Combination and December 2024 Initial Investor Financing transactions were completed as of September 30, 2024. The pro forma condensed combined statements of operations of Emerald and Fold for the nine months ended September 30, 2024 and the year ended December 31, 2023 reflect any corresponding effects of the balance sheet adjustments to the statement of operations assuming those adjustments were made as of the beginning of the period presented. These adjustments are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable but are subject to change. Emerald and Fold are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination and the Transactions, are referred to herein as “New Fold”.

The Business Combination will be accounted for as a reverse recapitalization because Fold has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) under the minimum redemption, 25% redemption and maximum redemption scenarios.

The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration each of the redemption scenarios:

•        the pre-combination equityholders of Fold will hold the majority of voting rights in New Fold;

•        the pre-combination equityholders of Fold will have the right to appoint the majority of the directors on the New Fold Board;

•        the senior management of Fold will comprise the senior management of New Fold; and

•        the operations of Fold will comprise the ongoing operations of New Fold.

Under the reverse recapitalization model, the Business Combination will be treated as Fold issuing equity for the net assets of Emerald, with no goodwill or intangible assets recorded.

The unaudited pro forma condensed combined information contained herein assumes that Emerald’s shareholders approve the Business Combination. Emerald’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. Emerald cannot predict how many of its public shareholders will exercise their right to have their Class A common stock redeemed for cash. As a result, Emerald has elected to provide the unaudited pro forma condensed combined financial information under three different redemption scenarios, which produce different allocations of total New Fold equity between holders of the common shares. The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Emerald Class A Common Stock into cash:

•        Assuming Minimum Redemptions:    This presentation assumes that no Emerald shareholders exercise redemption rights with respect to their public shares in addition to any redemptions that have occurred subsequent to September 30, 2024.

•        Assuming 25% Redemptions:    This scenario assumes that 1.2 million Class A common shares are redeemed for an aggregate redemption payment of approximately $13.1 million.

•        Assuming Maximum Redemptions:    This scenario assumes that 3.6 million Class A common shares are redeemed for an aggregate redemption payment of approximately $39.4 million. This maximum redemption scenario is based on the maximum number of redemptions which may occur but which would still provide the minimum aggregate net tangible assets defined as total assets less intangible assets and liabilities of $5.0 million subsequent to the Business Combination.

The following summarizes the pro forma New Fold Common Shares outstanding under the minimum redemption, 25% redemption and maximum redemption scenarios:

	Assuming Minimum Redemption		Assuming 25% Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%	Shares	%
Emerald Public Shareholders(1)	4,645,816	10%	3,456,345	7%	1,071,507	2%
Sponsor Held Emerald Public Shares Not Subject to Restriction(2)	4,273,581	9%	4,273,581	9%	4,273,581	9%
Sponsor Held Emerald Restricted Shares	5,317,641	11%	5,317,641	11%	5,317,641	12%
Total Sponsor Held Emerald Shares	9,591,222	20%	9,591,222	20%	9,591,222	21%

Total Emerald Shares	14,237,038	29%	13,047,567	27%	10,662,729	24%
Fold Shares(3)	34,548,507	71%	34,548,507	73%	34,548,507	76%
Total Shares at Closing	48,785,545	100%	47,596,074	100%	45,211,237	100%

____________

(1)      Reflects redemptions of 0.1 million Class A common shares for $1.2 million that occurred subsequent to September 30, 2024.

(2)      Includes 3.3 million shares assigned to unaffiliated third parties in exchange for executed non-redemption agreements.

(3)      Includes the assumed exercise of 0.5 million December 2024 Series B Warrant Shares for a nominal exercise price of $0.001 per share.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor do they purport to project the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the unaudited and audited financial statements and notes thereto of each of Emerald and Fold as of and for the nine months ended September 30, 2024 and the year ended December 31, 2023, respectively and included elsewhere in this proxy statement/prospectus.

There were no significant intercompany balances or transactions between Emerald and Fold as of the date and for the periods of these unaudited pro forma condensed combined financial statements.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Emerald’s common shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2023.

Note 2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2024 are as follows:

a)      Represents the reclassification of 4.8 million of Class A common shares subject to possible redemption to permanent equity, less 0.1 million shares redeemed subsequent to September 30, 2024, for a redemption amount of $1.2 million, and assuming no further redemptions.

b)      Reflects the recapitalization of Fold. Immediately prior to the recapitalization, as triggered by the Business Combination, Fold historical preferred shares and Simple Agreements for Future Equity (“SAFEs”) convert to Fold common shares, which, collectively with the Fold historical common shares, are exchanged for New Fold Common Shares and additional paid-in-capital.

c)      Reflects the reclassification of $52.0 million of cash and cash equivalents held in Emerald’s Trust Account that becomes available for transaction expenses, redemption of public shares, and the operating activities following the Business Combination, less 0.1 million shares redeemed subsequent to September 30, 2024, for a redemption amount of $1.2 million, and assuming no further redemptions.

d)      Reflects the repayment of Emerald’s balances due to related parties at the Business Combination date.

e)      Reflects the repayment of Emerald’s promissory note of $0.6 million, net of an original issue discount of $0.4 million reduced by accumulated amortization during the nine months ended September 30, 2024 of $0.3 million, under its subscription agreement with Polar Multi-Strategy Master Fund (“Polar”). This agreement stipulates the repayment to Polar of its Capital Contribution in cash or shares. This reflects a cash repayment of the Capital Contribution.

f)      Reflects the payment of Emerald’s deferred advisory fee due at the closing of the Business Combination.

g)      Reflects the accrual of Emerald and Fold transaction costs of $12.5 million, expected to be incurred related to the closing of the Business Combination. Transaction costs include direct and incremental costs, such as legal, third party advisory, investment banking, and other miscellaneous fees. Transaction costs previously incurred that are not direct and incremental to the transaction have been included within the historical statement of operations of Emerald and Fold.

h)      Reflects the gross cash proceeds from the December 2024 Initial Investor Financing of $20.0 million from the Investor, bifurcated between convertible notes, net and additional paid in capital based on the estimated relative fair value of the instruments, net of the debt discount of $1.0 million and estimated issuance costs accrued for and paid in conjunction with the transaction, totaling $1.6 million. Additionally, assumes the exercise of 500,000 December 2024 Series B Warrant Shares for a nominal exercise price of $0.001 per share. Note that the estimated fair value of the warrants was calculated under a Black-Scholes model utilizing the enterprise valuation of Fold’s common shares as of September 30, 2024.

The additional pro forma adjustment assuming 25% redemptions:

i)       Reflects $13.1 million withdrawal of funds from the trust account to fund the redemption of 1.2 million public shares of Emerald at approximately $11.02 per share, calculated as 25% of the Class A common shares subject to possible redemption. Note that clause Section 8.1(f) to the Merger Agreement requires remaining net tangible assets of $5.0 million of New Fold which limits the maximum redemption scenario to approximately 75% of redeemable Class A common shares.

The additional pro forma adjustment assuming maximum redemptions:

x)      Reflects $39.4 million withdrawal of funds from the Trust Account to fund the redemption of 3.6 million public shares of Emerald at approximately $11.02 per share, with remaining net tangible assets of $5.0 million as required by Section 8.1(f) to the Merger Agreement. Additionally, reflects the accrual of the excise tax liability calculated as 1% of the shares redeemed.

Note 3. Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024 and the year ended December 31, 2023, are as follows:

a)      Represents the elimination of interest income on Emerald’s Trust Account for the nine months ended September 30, 2024, and the year ended December 31, 2023.

b)      Represents the recognition of the share-based compensation expense associated with the Restricted Stock Units which will convert to Fold Common Stock immediately prior to the closing of the transaction and will continue to vest during the nine months ended September 30, 2024 and the year ended December 31, 2023.

c)      Represents the elimination of non-redemption agreement expense related to Emerald’s non-redemption agreements with unaffiliated third parties in exchange for each such party agreeing not to redeem public shares for the nine months ended September 30, 2024, and the year ended December 31, 2023.

d)      Represents the elimination of $59.0 million and $1.4 million of historical changes in fair value associated with Fold’s SAFEs for the nine months ended September 30, 2024, and the year ended December 31, 2023, respectively. The elimination of these fair value adjustments to the SAFEs is a result of the SAFEs being converted to Fold common shares upon the close of the Business Combination. Refer to Note 2(b) for more information.

e)      Represents the elimination of interest expense related to the amortization of Emerald’s discount on its promissory note with Polar for the nine months ended September 30, 2024. See Note 2(e) for more detail.

f)      Represents the elimination of $0.5 million and $2.3 million of historical income tax expense for the nine months ended September 30, 2024, and the year ended December 31, 2023, respectively. The elimination of these tax provisions is due to the removal of investment trust income.

g)      Represents the recognition of $2.8 million and $3.7 million of amortization of the estimated debt discount and debt issuance costs into interest expense related to the December 2024 Initial Investor Financing for the nine months ended September 30, 2024, and the year ended December 31, 2023, respectively.

Note 4. Earnings (Loss) Per Share

Pro Forma Weighted Average Shares (Basic and Diluted)

The following pro forma weighted average shares calculations have been performed for the nine months ended September 30, 2024 and for the year ended December 31, 2023. The unaudited condensed combined pro forma earnings (loss) per share (“EPS”), basic and diluted, are computed by dividing earnings or loss by the weighted-average number of shares of common stock outstanding during the period.

Prior to the Business Combination, Emerald had Class A common stock, Class B common stock, and preferred stock authorized to be issued. There were not any Class B common shares or preferred shares issued or outstanding as of September 30, 2024 or December 31, 2023. In connection with the closing of the Business Combination, each currently issued and outstanding Emerald Class A common share will automatically convert on a one-for-one basis, into New Fold Class A common shares. Each currently issued and outstanding Emerald Class A common share will thereafter be renamed and will have the rights and restrictions attached to the New Fold Class A common shares.

As of September 30, 2024 Emerald had 12.5 million Public Warrants and 0.5 million Private Placement Warrants issued and outstanding. In connection with the Business Combination, Emerald will forfeit the Private Placement Warrants. The warrants are exercisable at $11.50 per share which exceeds the current market price of Emerald’s Class A common shares. Additionally, Fold had 0.9 million Series A and 0.9 million Series C Warrants outstanding, at an exercise price of $12.50 and $11.50 per share, respectively, which exceeds the current market price of Fold’s common shares. These warrants are considered anti-dilutive and excluded from the earnings (loss) per share calculation when the exercise price exceeds the average market value of the common share price during the applicable period.

The Initial Notes, as described above, contain a conversion feature that allows the Investor the option to convert the Initial Notes in exchange for 1.7 million shares of Class A common stock. The effect of the 1.7 million incremental Class A common shares issuable upon a conversion of the Initial Notes is anti-dilutive and as such, they have been excluded from the earnings (loss) per share calculation.

In connection with the closing of the Business Combination, 0.5 million of outstanding Sponsor warrants will be forfeited and cancelled, and a total of 5.3 million of Sponsor Restricted Shares will be issued, subject to the restrictions as described in the section Sponsor Share Restriction Agreement above. These shares are included in the earnings (loss) per share calculation.

	For the nine months ended September 30, 2024			For the year ended December 31, 2023
	Pro Forma Combined (Assuming Minimum Redemption)	Pro Forma Combined (Assuming 25% Redemption)	Pro Forma Combined (Assuming Maximum Redemption)	Pro Forma Combined (Assuming Minimum Redemption)	Pro Forma Combined (Assuming 25% Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
Pro forma net loss attributable to common shareholders – basic and diluted	$(9,462,790)	$(9,462,790)	$(9,462,790)	$(6,611,103)	$(6,611,103)	$(6,611,103)
Weighted average shares outstanding – basic and diluted	48,785,545	47,596,074	45,211,237	48,785,545	47,596,074	45,211,237
Pro forma loss per share – basic and diluted	$(0.19)	$(0.20)	$(0.21)	$(0.14)	$(0.14)	$(0.15)

Pro forma weighted average shares – basic and diluted
Emerald Public Shares(1)	4,645,816	3,456,345	1,071,507	4,645,816	3,456,345	1,071,507
Sponsor Held Emerald Public Shares Not Subject to Restriction	4,273,581	4,273,581	4,273,581	4,273,581	4,273,581	4,273,581
Sponsor Held Emerald Restricted Shares	5,317,641	5,317,641	5,317,641	5,317,641	5,317,641	5,317,641
Total Emerald Shares	14,237,038	13,047,567	10,662,729	14,237,038	13,047,567	10,662,729

Fold Shares(2)	34,548,507	34,548,507	34,548,507	34,548,507	34,548,507	34,548,507
Total Pro Forma Weighted Average Shares – basic and diluted	48,785,545	47,596,074	45,211,237	48,785,545	47,596,074	45,211,237

____________

(1)      Reflects redemptions of 0.1 million Class A common shares for $1.2 million that occurred subsequent to September 30, 2024.

(2)      Includes the assumed exercise of 0.5 million December 2024 Series B Warrant Shares for a nominal exercise price of $0.001 per share.

SPECIAL MEETING OF EMERALD STOCKHOLDERS

The Emerald Special Meeting

We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on February 12, 2025 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about January 23, 2025. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held on February 12, 2025, at 11:00 a.m., Eastern Time, conducted via live webcast at the following address https://www.cstproxy.com/ftacemeraldacquisition/2025. You will need the 12-digit meeting control number that is printed on your proxy card to enter the special meeting. Emerald recommends that you log in at least 15 minutes before the special meeting to ensure you are logged in when the special meeting starts. Please note that you will not be able to attend the special meeting in person.

Purpose of the Special Meeting

At the special meeting, Emerald will ask its stockholders to vote in favor of the following proposals:

•        The Business Combination Proposal — a proposal to approve the adoption of the Merger Agreement and the Business Combination.

•        The Organizational Documents Proposal — a proposal to approve the Proposed Charter and the Proposed Bylaws.

•        The Advisory Organizational Documents Proposals — four proposals to amend Emerald’s Existing Charter.

•        The Election of Directors Proposal — a proposal to elect the directors comprising the board of directors of New Fold.

•        The Equity Incentive Plan Proposal — a proposal to approve and adopt the Incentive Award Plan, to be effective upon the Closing.

•        The Employee Stock Purchase Plan Proposal — a proposal to approve and adopt the ESPP, to be effective upon the Closing.

•        The Nasdaq Proposal — a proposal to approve, for purposes of complying with the applicable listing rules of The Nasdaq Stock Market LLC, the issuance of shares of Emerald Class A Common Stock pursuant to the Merger Agreement in connection with the Business Combination.

•        The Adjournment Proposal — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Recommendation to Emerald Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Election of Directors Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of Emerald and our stockholders and unanimously recommends that its stockholders vote “FOR” each of these proposals, including “FOR” each of the director nominees.

When you consider the recommendation of the Emerald Board in favor of approval of the Business Combination Proposal, you should keep in mind that Emerald’s directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•        the beneficial ownership of the Sponsor and certain current and former members of the Emerald Board and officers of an aggregate of 9,591,222 shares of Emerald Class A Common Stock, which would become worthless if Emerald does not complete a business combination by the Extension Deadline, as such stockholders have waived any redemption right with respect to those shares. After giving effect to the Business Combination, the Sponsor and certain current and former members of the Emerald Board and officers would own up to an aggregate of 6,293,722 shares of Emerald Class A Common Stock. Such shares have an aggregate market value of approximately $71.1 million, based on the closing price of Emerald Class A Common Stock of $11.30 on the OTCQB Venture Market on January 17, 2025;

•        the continued indemnification of current directors and officers of Emerald and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations;

•        the fact that Emerald’s President and Chief Executive Officer, Mr. Young, and an independent director of Emerald, Mr. Hohns, will serve as directors on the Board of Directors of New Fold; and

•        the fact that our Sponsor, and current and former officers and directors will lose their entire investment in us if an initial business combination is not completed.

These interests may influence Emerald’s directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by the Emerald Board when the Emerald Board approved the Business Combination.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Emerald Class A Common Stock or Emerald Class B Common Stock at the close of business on January 15, 2025, which is the Record Date for the special meeting. You are entitled to one vote for each share of Emerald Class A Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 14,237,038 shares of Emerald Class A Common Stock outstanding and no shares of Emerald Class B Common Stock outstanding. Our Sponsor holds 9,591,222 shares of Emerald Class A Common Stock.

Our Sponsor and our officers and directors have agreed to vote all of their shares of Emerald Common Stock, including any Public Shares acquired by them in favor of the Business Combination Proposal. Emerald’s issued and outstanding Emerald Warrants do not have voting rights at the special meeting.

Voting Your Shares

Each share of Emerald Class A Common Stock or Emerald Class B Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your one or more proxy cards show the number of shares of Emerald Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of Emerald Common Stock at the special meeting:

•        You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Emerald Common Stock will be voted as recommended by the Emerald Board. With respect to proposals for the special meeting, that means: “FOR” each of the proposals and “FOR” each of the director nominees.

•        You can attend the special meeting and vote in person online. However, if your shares of Emerald Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Emerald Common Stock.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Emerald Common Stock, you may call Sodali & Co, our proxy solicitor, at (800) 662-5200 (toll free) or banks and brokers can call collect at (203) 658-9400.

Quorum and Vote Required for the Emerald Proposals

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the Emerald Common Stock outstanding and entitled to vote at the special meeting is represented in person online or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

The approval of the Organizational Documents Proposal requires the affirmative vote (in person or by proxy) of the majority of the issued and outstanding shares of the Emerald Class A Common Stock, as well as the vote of a majority of the issued and outstanding shares of Emerald Class A Common Stock and Emerald Class B Common Stock, voting together as a single class. Accordingly, an Emerald stockholder’s failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting, or a broker non-vote will have the same effect as a vote against this proposal.

The approval of the Business Combination Proposal, the Advisory Organizational Documents Proposals, Equity Incentive Plan Proposal, Employee Stock Purchase Plan Proposal, Nasdaq Proposal and Adjournment Proposal require the affirmative vote (in person online or by proxy) of the holders of a majority of the shares of Emerald Common Stock, voting together as a single class, that are cast thereon at the special meeting. Accordingly, an Emerald stockholder’s failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these proposals.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of Emerald Common Stock, voting together as a single class, that are cast thereon at the special meeting. Accordingly, an Emerald stockholder’s failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Election of Directors Proposal.

Pursuant to the Merger Agreement, the Business Combination is conditioned upon the approval of holders of the requisite number of shares of Emerald to approve and adopt the Merger Agreement and the Business Combination and to approve the other proposals described in this proxy statement/prospectus.

In accordance with the Support Agreement, entered into concurrently with the execution of the Merger Agreement, holders of 9,591,222 shares of Emerald Class A Common Stock (or 66.8% of the outstanding shares of Emerald Common Stock as of September 30, 2024) have agreed to vote in favor of each of the proposals, subject to certain customary conditions. Assuming all of the outstanding shares of Emerald Common Stock vote on each proposal, each of the Organizational Documents Proposal, Advisory Organizational Documents Proposals, Business Combination Proposal, Equity Incentive Plan Proposal, Employee Stock Purchase Plan Proposal, Nasdaq Proposal, Adjournment Proposal and each director nominee pursuant to the Election of Directors Proposal will not require the affirmative vote of any additional shares of outstanding Emerald Common Stock (voting together as a single class) in order to be approved.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Emerald believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of Emerald stockholders. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against the Organizational Documents Proposal, and will have no effect on any of the other proposals.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify the Proxy Solicitor before the special meeting that you have revoked your proxy; or

•        you may attend the special meeting, revoke your proxy and vote in person online, as indicated above.

No Additional Matters May Be Presented at the Meeting

This Meeting has been called only to consider the approval of the Business Combination Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Election of Directors Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal, and the Adjournment Proposal. Under the current bylaws, other than procedural matters incident to the conduct of the Meeting, no other matters may be considered at the Meeting if they are not included in the notice of the Meeting.

Redemption Rights

Pursuant to the Existing Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account not previously released to Emerald to pay its taxes, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to Emerald to pay its taxes, as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $51.3 million on December 31, 2024, the estimated per share redemption price would have been approximately $11.04.

Redemption rights are not available to holders of Emerald Warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 12:00 p.m., Eastern Time, on February 10, 2025 (two business days before the special meeting):

•        Submit a request in writing, which includes the name of the beneficial owner of the shares to be redeemed, that Emerald redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Emerald’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: spacredemptions@continentalstock.com

•        Deliver your Public Shares either physically or electronically through DTC to Emerald’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Emerald’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Emerald does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Emerald’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Emerald’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Emerald’s transfer agent return the shares (physically or electronically). You may make such request by contacting Emerald’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of their Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Emerald cannot assure you that you will be able to sell your Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Public Shares when you wish to sell your shares.

If you exercise your redemption rights, your Public Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest will be net of taxes payable). You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination Proposal is not approved and Emerald does not consummate an initial business combination by the Extension Deadline or obtain the approval of Emerald stockholders to extend the deadline for Emerald to consummate an initial business combination, it will be required to dissolve and liquidate and the Emerald Warrants will expire worthless.

Holders of outstanding Emerald Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Emerald Units registered in your own name, you must deliver the certificate for such Emerald Units to Continental Stock Transfer & Trust Company with written instructions to separate such Emerald Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Share from the Emerald Units.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Emerald Common Stock or Emerald Warrants in connection with the Business Combination.

Solicitation of Proxies

Emerald will pay the cost of soliciting proxies for the special meeting. Emerald has engaged Sodali & Co. to assist in the solicitation of proxies for the special meeting. Emerald has agreed to pay Sodali & Co. a fee of up to $12,500 in connection with the Business Combination. Emerald will reimburse Sodali & Co. for reasonable out-of-pocket expenses and will indemnify Sodali & Co. and its affiliates against certain claims, liabilities, losses, damages and expenses.

Emerald also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Public Shares for their expenses in forwarding soliciting materials to beneficial owners of Public Shares and in obtaining voting instructions from those owners. Emerald’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the Record Date, our Sponsor, and certain current and former officers and directors beneficially own an aggregate of 67.4% of the outstanding shares of Emerald Common Stock. Our Sponsor, officers and directors have agreed to vote any shares of Emerald Common Stock owned by them, including any Public Shares acquired by them, in favor of the Business Combination.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

Emerald’s stockholders are being asked to approve the Business Combination with Fold described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus. The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement are subject to, and are qualified in their entirety by reference to, the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

You should carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement.

Pursuant to the Merger Agreement, we may consummate the Business Combination only if it is approved by the affirmative vote of holders of a majority of the shares of Emerald Common Stock, voting together as a single class, that are cast thereon at the special meeting.

THE BUSINESS COMBINATION

Background of the Business Combination

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation or correspondence among representatives of Emerald and Fold.

Emerald is a blank check company incorporated under the laws of Delaware in February 2021. Emerald was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The Business Combination is the result of an extensive search by Emerald’s management team, including the Emerald Board, leveraging their individual and collective networks and investing and operating experience. The terms of the Merger Agreement are the result of extensive discussions and negotiations between representatives of Emerald and Fold. The following provides a brief background of these discussions and negotiations, the Business Combination and related transactions.

Prior to the consummation of the IPO on December 20, 2021, neither Emerald nor anyone on its behalf, had contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Fold.

After the IPO, Emerald’s officers and directors commenced an active search for prospective businesses and assets to acquire. In connection with the evaluating potential business combinations, members of Emerald’s management contacted and were contacted by, a number of individuals, entities, investment banks and private equity funds with respect to potential business combination opportunities.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination and to take all requisite corporate actions to advance towards the closing of the Business Combination.

Emerald’s original certificate of incorporation provided that it had until June 20, 2023 to consummate a business combination transaction, which period would be automatically extended by three months upon Emerald’s entry into a letter of intent with respect to a potential business combination. On March 16, 2023, Emerald entered into a non-binding letter of intent with respect to a business combination, triggering such extension (to September 20, 2023). On September 19, 2023, Emerald held a special meeting of its stockholders at which the stockholders approved an amendment (the “Charter Amendment”) to its certificate of incorporation to extend the date by which Emerald has to consummate its initial business combination from September 20, 2023 to January 19, 2024 (or such earlier date as determined by the Emerald Board).

Between September 7, 2023 and September 15, 2023, Emerald entered into non-redemption agreements with unaffiliated third parties (the “2023 Non-Redemption Agreements”) in exchange for each such party agreeing not to redeem Public Shares in connection with the First Extension Meeting. In exchange for the commitments not to redeem Public Shares, Emerald agreed to issue or cause to be issued an aggregate of 1,610,000 shares of Class A Common Stock at the time of Emerald’s initial business combination.

On January 19, 2024, Emerald held a special meeting of stockholders (the “Second Extension Meeting”) pursuant to which its stockholders approved an amendment to Emerald’s second amended and restated certificate of incorporation (the “Second Charter Extension Amendment”) and Trust Agreement giving Emerald the right to extend the date by which it has to complete an initial business combination from January 19, 2024 to December 20, 2024.

Between January 9, 2024 and January 17, 2024, Emerald entered into non-redemption agreements with unaffiliated third parties (together with the 2023 Non-Redemption Agreements, the “Non-Redemption Agreements”) in exchange for each such party agreeing not to redeem Public Shares in connection with the Second Extension Meeting. In exchange for the foregoing commitments not to redeem Public Shares, Emerald agreed to issue or cause to be issued an aggregate of 1,112,500 shares of Class A Common Stock at the time of Emerald’s initial business combination.

On December 17, 2024, Emerald held a special meeting of stockholders (the “Third Extension Meeting”) pursuant to which its stockholders approved an amendment to Emerald’s second amended and restated certificate of incorporation (the “Third Charter Extension Amendment”) and Trust Agreement giving Emerald the right to extend the date by which it has to complete an initial business combination from December 20, 2024 to December 20, 2025.

After the IPO, Emerald’s management team commenced an active search for prospective businesses and/or assets to acquire in its initial business combination. The Emerald Board and management have extensive experience in the financial services and financial technology industries, in ESG and impact investing and initiatives as well as with operational management, and investment and financial analysis. As such, the Emerald Board members and management team believe that they are qualified to conduct and analyze the due diligence required for Emerald to identify a merger partner. See the section entitled “Information About Emerald — Directors and Executive Officers” for additional information regarding the experience of the Emerald Board and management team.

Although Emerald initially focused its efforts on identifying companies in sectors such as: clean/renewable energy; water sustainability; agricultural technology; shared economy software; and next generation mobility, it was not required to limit its activities to any particular industry. In the evaluation of business combination partners, Emerald’s Board and management team considered many factors. Emerald’s Board did not consider it practicable or relevant to quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. Important criteria that Emerald used in evaluating prospective business transaction opportunities included:

•        Strong management team.

•        Opportunities for growth.

•        Defensible and differentiated business niche.

•        Core commitment to providing social, financial, and environmental value.

•        Technology and risk management infrastructure.

•        Products or solutions that improve environmental outcomes, advance progress toward greater diversity, equity, and inclusion.

Emerald’s management team employed various strategies to identify an appropriate target company, including:

•        Contacting investment bankers, attorneys, accountants, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds, brokers and other members of the financial community and corporate executives.

•        Contacting investment banks that might be working with companies looking for exits or funding.

•        Contacting private equity and venture capital investment firms that might have portfolio companies they are looking to exit.

•        Caucusing Emerald’s officers and directors, as well as their affiliates, for target business candidates of which they become aware through their contacts.

•        Conducting Internet research in order to find companies that might be looking for funding or a sale.

In addition, following the IPO, Emerald retained certain consultants and professional advisors to provide assistance in operations matters, including in the areas of due diligence and transaction execution. From the date of the IPO through the signing of the LOI (as defined below) with Fold in June 2024, Betsy Z. Cohen, the Chairman of the Emerald Board, Bracebridge Young, Jr., Emerald’s Chief Executive Officer, and each of Amanda Abrams, Jeff Blomstrom and Mehar Jagota, advisors to Emerald, reviewed target companies identified by representatives of Emerald and its financial advisors. During the same period, representatives of Emerald also contacted, and were contacted by, several representatives of potential target companies with respect to business combination opportunities. As part of this process, representatives of Emerald considered and evaluated over 100 potential acquisition targets in a variety of sectors, signed 30 non-disclosure agreements in addition to the non-disclosure agreement entered into with Fold (each of which contained customary terms regarding disclosure of confidential information but did not contain any standstill, exclusivity or similarly restrictive provisions), and evaluated illustrative transaction structures to effect a potential business combination with nine of such potential acquisition targets in addition to Fold. In connection with such evaluation, representatives of Emerald had discussions regarding potential transaction structures with the members of management and/or the boards of directors of certain of these potential acquisition targets, and representatives of Emerald submitted a non-binding letter of intent to six acquisition targets (other than Fold). In March of 2023, Emerald entered into a non-binding letter of intent with one such target in the renewable energy sector, but ultimately Emerald did not further pursue a potential transaction with such target because Emerald and such target could not come to an agreement on various terms, including valuation. In January of 2024, Emerald entered into a non-binding letter of intent with another target in the renewable energy infrastructure sector, but ultimately Emerald did not further pursue a potential transaction with such target because Emerald and such target could not come to an agreement on various terms, including as to transaction structure and timing.

In May of 2024, Andrew Hohns, an Emerald director and the founder of Battery Finance, Inc. (“Battery Finance”) introduced Mr. Young and Ms. Abrams to Jonathan Kirkwood, managing partner of Ten31 LLC, an existing investor in each of Battery Finance and Fold, to discuss one or more prospective targets in Ten31 LLC’s portfolio that could be of interest to Emerald, including Fold. Following such discussion, Dr. Kirkwood, Dr. Hohns, Ms. Abrams, Mr. Jagota and Will Reeves, Chief Executive Officer of Fold, met at Emerald’s offices in Philadelphia, PA to discuss Fold’s business, strategy, capital needs and potential opportunities for growth, with Mr. Young joining such meeting telephonically. On or about such date, Emerald began its formal due diligence investigation of Fold, with representatives of Emerald receiving access to a data room established by Fold.

From May 2024 until the announcement of the transaction, Emerald continued to perform due diligence on Fold, with Mr. Young and Ms. Abrams overseeing the process and in-depth discussions with Fold’s senior management, including Mr. Reeves, regarding certain aspects of Fold’s business.

On June 3, 2024, Mr. Jagota provided Mr. Reeves with a letter of intent (the “LOI”) on behalf of Emerald and the Sponsor reflecting (i) a proposed valuation of Fold of approximately $200 million (noted as subject to ongoing diligence), (ii) a $20-40 million private financing to be funded simultaneously with the announcement of the transaction, (iii) primary proceeds, including an unspecified amount to be used to acquire bitcoin for the combined company’s treasury, (iv) a transaction structure to be agreed that would be acceptable to all parties based on legal, accounting, tax and other considerations and (v) a restructuring of the founder shares such that the founder shares held by the Sponsor would be divided into equal tranches and subject to a lock-up with early release based on price triggers of $12.00, $12.00 and $14.00 until six months, one year and ten years following the Closing, respectively.

On June 13, 2024, Mr. Reeves provided Ms. Abrams, Mr. Jagota and Mr. Young with a revised draft of the LOI, reflecting (i) a proposed valuation of Fold of $325 million, (ii) a $100 million private financing to be funded simultaneously with the announcement of the transaction, (iii) a restructuring of the founder shares increasing the early release price triggers for the one-year and ten-year lockup tranches to $14.00 and $15.00, respectively, and (iv) a minimum cash condition of $100 million, with the Sponsor to forfeit a certain number of founder shares pursuant to a formula if such minimum cash threshold was not met.

On June 15, 2024, Emerald provided Fold with a revised draft of the LOI, reflecting (i) a $50 million private financing to be funded simultaneously with the announcement, with an additional fundraise to take place following the announcement, and (ii) deletion of the minimum cash condition and related Sponsor share forfeiture.

On that same day, Mr. Reeves and Dr. Kirkwood held an introductory conference call with representatives of Cohen & Company Capital Markets (“CCM”) a division of J.V.B. Financial Group, LLC, regarding Fold’s possible engagement of CCM to act as its financial advisor in connection with the transaction. In connection with its IPO, Emerald retained CCM to act as Emerald’s financial advisor, and in September 2023, Emerald further engaged CCM to act as Emerald’s (i) capital markets advisor in connection with seeking an extension for completing a business combination, (ii) capital markets advisor in connection with a business combination transaction, and (iii) placement agent in connection with a private placement of equity, equity-linked, convertible and/or debt securities or other capital or debt raising transaction in connection with a business combination transaction. Pursuant to Emerald’s engagement letters with CCM, CCM will be entitled to a minimum fee of $2,155,000 at the closing of Emerald’s business combination, which amount will be paid in addition to fees payable under Fold’s engagement of CCM in connection with the Business Combination.

On June 18, 2024, Fold provided Emerald with a revised draft of the LOI, reflecting (i) a restructuring of the founder shares increasing the early release price triggers for the one-year and ten-year lockup tranches to $15.00 and $17.00, respectively, and (ii) restoring a minimum cash condition (in an unspecified amount).

On June 18, 2024, a teleconference was held among Dr. Kirkwood, Mr. Reeves, Dr. Hohns, Dr. Young, Ms. Cohen, Ms. Abrams, Mr. Jagota and Daniel Cohen, an advisor to Emerald and an affiliate of CCM, to discuss certain aspects of the LOI, including the inclusion of a minimum cash condition. Daniel Cohen is managing member of Cohen Circle, LLC, an affiliate of the Sponsor.

Later that same day, Mr. Jagota provided Mr. Reeves with a revised draft of the LOI, (i) removing the minimum cash condition and (ii) providing that if Fold raised less than $50 million between the announcement of the transaction and the second anniversary of the Closing, the Sponsor would forfeit up to 500,000 shares from each of the $15.00 and $17.00 founder share lockup tranches, determined based on a calculation set forth in the LOI.

On June 19, 2024, Mr. Reeves corresponded with representatives of Emerald regarding a proposal to update Fold’s valuation by certain increments depending on funding thresholds reached by Fold in its then ongoing private fundraise. On June 21, 2024, Mr. Reeves sent a revised draft of the LOI reflecting (i) the revised valuation proposal discussed on June 19, 2024, and (ii) an outside date of 18 months following the execution of definitive agreements, after which the definitive agreements could be terminated by either of Fold or Emerald.

On June 24, 2024, Emerald and Fold executed the LOI.

On June 30, 2024, CCM provided to Fold an outline of proposed terms of engagement in respect of the transactions. Following which Fold determined to engage CCM and began negotiating the terms of an engagement letter, which was formally executed on July 24, 2024.

On June 27, 2024, Ms. Abrams and Mr. Jagota contacted Jeff Peterson of Northland Securities to discuss Northland Securities potentially providing a fairness opinion for the transaction.

That same day, Emerald conducted a preliminary call with its board of directors to review the LOI and the Fold business. All directors were present on the call, as were Mr. Young, Ms. Abrams, and Mr. Jagota.

On June 28, 2024, representatives of Latham & Watkins LLP, counsel to Fold (“Latham”), and Stevens & Lee P.C., counsel to Emerald (“Stevens and Lee”), and Mr. Jagota held a teleconference to discuss transaction documentation and structure.

Between June 28, 2024 and announcement of the transaction, the parties engaged in numerous diligence calls and virtual conferences. Such meetings involved various topics, including (i) financial diligence and review of Fold’s financial information with Mr. Reeves, Wolfe Repass, Fold’s Chief Financial Officer, and representatives of CCM, (ii) risk management due diligence with Mr. Reeves, Nicolleta Goncalves, Fold’s Vice President of Risk and Compliance, Thomas Dickman, Fold’s Chief Technology Officer, and CCM, (iii) product pipeline due diligence with Mr. Reeves, Ammaarah Khan, Fold’s Senior Product Manager, and CCM, (iv) diligence with certain key service providers of Fold, including services with respect to Bitcoin custody, money transmission, credit card program management, KYC, onboarding, compliance and fraud prevention, (v) diligence with Visa, which is the applicable payment network for Fold’s debit card program, and (vi) legal diligence with Stevens and Lee, Latham, CCM and applicable representatives of Fold. Representatives of Emerald were present at each diligence session.

On July 7, 2024, Stevens and Lee circulated the initial draft of the Merger Agreement to Latham. Between July 7, 2024 and July 24, 2024, Stevens and Lee and Latham exchanged revised drafts of the Merger Agreement, the disclosure schedules to the Merger Agreement, the Sponsor Share Restriction Agreement and the Support Agreement, and engaged in negotiations of such documents and agreements. Specifically, Stevens and Lee circulated an initial draft of the Sponsor Share Restriction Agreement on July 10, 2024 and an initial draft of the Support Agreement on July 11, 2024. Stevens and Lee and Latham and other representatives and advisors of Emerald and Fold held numerous conference calls between July 7, 2024 and July 24, 2024 regarding certain terms and conditions of the Merger Agreement and the ancillary documents, including, among other things, (a) the overall suite of representations, warranties and covenants to be provided by each party thereunder, (b) the ability of Fold to take certain actions during the interim period without the prior approval of Emerald, (c) the timing of Fold’s obligation to deliver to Emerald audited financial statements and the inclusion of Emerald’s termination right in the event the required timeline was not met; (d) the inclusion of an escalator to Fold’s valuation that would increase the consideration payable to Fold in the event that Bitcoin’s trading price exceeded certain defined thresholds prior to the Closing; and (e) other covenants and conditions included in the Merger Agreement and the ancillary documents to effect the transactions.

On July 15, 2024, Emerald conducted a call with its board of directors to review Northland’s qualifications as a fairness opinion provider and to approve Northland’s engagement to provide a fairness opinion to Emerald in connection with the transaction. All Emerald directors were present on the call, as were Mr. Young, Ms. Abrams, and Mr. Jagota.

On July 16, 2024, representatives of Emerald and Northland conducted a due diligence session with Mr. Reeves and other representatives of Fold in connection with Northland’s review of the transaction.

From July 18 to July 22, 2024, representatives of Emerald, Fold and CCM conducted sessions to discuss, review and revise an investor presentation with respect to the transaction, and finalize a communications plan with respect to the transaction announcement.

On July 22, 2024, the Emerald Board met to discuss certain aspects of Fold’s business, including, among other matters, the results of the diligence process. Present at the meeting were all directors, Mr. Young, Ms. Abrams and Mr. Jagota.

On July 23, 2024, after relevant comments and updated drafts of the Merger Agreement and other ancillary agreements were shared with and agreed to by the parties, Stevens and Lee and Latham circulated the execution versions of the Merger Agreement, including the disclosure schedules and all exhibits, the Sponsor Share Restriction Agreement, the Support Agreement and various other documents to be delivered concurrently with the signing.

That same day, the Emerald Board met and approved the Merger Agreement. Present at the meeting were all directors, representatives from Northland and representatives from Stevens and Lee. Representatives of Stevens and Lee reviewed the proposed transaction documentation and answered questions from the Emerald Board. Following review and discussion, the Merger Agreement and related documents and agreements were unanimously approved by the Emerald Board (with Mr. Hohns abstaining due to his role at Battery Finance), subject to final negotiations and modifications, and the Emerald Board determined to recommend the approval of the Merger Agreement to the Emerald stockholders.

Also on July 23, 2024, the board of directors of Fold held a meeting during which it approved the transactions, the Merger Agreement and the various other documents to be delivered concurrently with the signing of the definitive documentation in respect of the transactions.

The Merger Agreement was signed on July 24, 2024. Concurrently with signing the Merger Agreement, Emerald, Fold, certain Fold equityholders and the Sponsor executed the Support Agreement, and Emerald, Fold and the Sponsor executed the Sponsor Share Restriction Agreement. Later in the morning of July 24, 2024, the parties issued a press release publicly announcing the transaction.

Emerald Board’s Reasons for the Approval of the Business Combination

The Emerald Board met telephonically on July 23, 2024 to, among other things, discuss a potential business combination with Fold, and, unanimously determined (with Mr. Hohns abstaining due to his role at Battery Finance) that the Merger Agreement and the transactions contemplated thereby, including the Merger were in the best interest of Emerald and its stockholders and resolved to recommend that the Emerald stockholders vote to adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby. Prior to reaching the decision to approve the Merger and the Merger Agreement, the Emerald Board consulted with its management, as well as with its legal and financial advisors. In making its determination with respect to the Merger, the Emerald Board also considered the financial analysis undertaken by Northland, a financial advisor to Emerald in connection with the Merger. Northland presented to the Emerald Board its written opinion dated July 23, as to (i) the fairness, from a financial point of view, to Emerald and its unaffiliated public stockholders of the consideration paid by Emerald to the equityholders of Fold pursuant to the Merger Agreement, and (ii) whether Fold has an aggregate fair market value equal to at least 80 percent of the balance of funds in the Trust Account (excluding any deferred underwriters’ fees and taxes payable on the income earned on the Trust Account). See the subsection entitled “The Business Combination — Opinion of Emerald’s Financial Advisor” below.

In addition, before determining that the Merger was in the best interests of Emerald and its stockholders, the Emerald Board reviewed various industry and financial data, including, but not limited to, Fold’s existing business model, Fold’s historical and projected financials, and various valuation analyses, and reviewed the results of management’s due diligence review of Fold which took place over a 3-month period beginning in May of 2024 and continuing through the signing of the Merger Agreement on July 23, 2024, including extensive meetings and calls with Fold’s management team regarding operations and projections, review of Fold’s material contracts, intellectual property matters, financing and accounting due diligence, tax due diligence, engaging and consulting third-party experts and financial advisors including Northland, and other legal due diligence with assistance from Emerald’s legal counsel.

The Emerald Board and management have extensive experience in the financial services and financial technology industries, as well as with operational management, and investment and financial analysis. As such, the members of Emerald’s Board and management team believe that they are qualified to conduct and analyze the due diligence required for us to identify a merger partner. See the section entitled “Information About Emerald — Directors and Executive Officers” for additional information regarding the experience of Emerald’s Board and management team.

Emerald has been conducting a search for a business combination partner since its IPO in December of 2021. In its evaluation of business combination partners, the Emerald Board and management team considered a wide variety of complex factors. The Emerald Board did not consider it practicable or relevant to quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision.

Important criteria Emerald used in evaluating prospective business transaction opportunities included:

•        Strong management team.

•        Opportunities for growth.

•        Defensible and differentiated business niche.

•        Commitment to providing social and financial value.

•        Technology and risk management infrastructure.

The Emerald Board determined that Fold met all of the above criteria. In particular, the Emerald Board considered the following positive factors, although not weighted or in any order of significance:

•        Strong management team:    Led by its founder and CEO, Will Reeves, Fold has built a leading management team with deep experience at the intersection of financial services, technology and Bitcoin-centric financial products. Fold’s management team has demonstrated a history of successfully understanding its underlying consumer base and how to utilize a variety of media and channels to reach such consumer base.

•        Opportunities for growth:    Fold is poised for organic growth both by (i) continuing to expand its customer base both as a result of its own marketing initiatives and, more generally, as bitcoin continues to grow in popularity and (ii) cross-sell existing products to its user base and develop new products and services, including with respect to payments, custody and trading, lending and other consumer financial services activities.

•        Defensible/differentiated business niche:    By providing financial services products at the intersection of bitcoin and the traditional financial services space, Fold has established a defensible business niche. Fold benefits from its established credibility in the bitcoin community as a bitcoin-centric platform, resulting in a loyal customer base that is poised to expand its relationship with Fold as Fold continues to develop new products and services.

•        Commitment to providing social and financial value:    Fold core rewards product has enabled its users to accumulate wealth in an asset that has generally appreciated in value in dollar terms over time, thereby enhancing such users’ purchasing power and giving them another tool to achieve financial freedom.

In considering the Merger, the Emerald Board also gave consideration to the following negative factors, although not weighted or in any order of significance:

•        Emerald’s public stockholders will hold a minority share position in the post-Merger company.

•        Emerald stockholders may object to and challenge the Merger and take actions that may prevent or delay the consummation of the Merger, including to vote down the proposals at the special meeting or exercise their redemption rights.

•        The potential for diversion of management and employee attention during the period prior to completion of the Merger, and the potential negative effects on Fold’s business.

•        The risk that, despite the efforts of Emerald and Fold prior to the consummation of the Merger, Fold may lose key personnel, and the potential resulting negative effects on Fold’s business.

•        The possibility that Fold might not achieve its projected financial results.

•        The risk associated with macroeconomic uncertainty and the effects it could have on Fold’s revenues.

•        The risk that Emerald is unable to retain sufficient cash in the Trust Account to meet the requirements of the Merger Agreement.

•        The Merger Agreement prohibits Emerald from soliciting or engaging in discussions regarding alternative transactions during the pendency of the Merger.

•        Risks and costs to Emerald if the Merger is not completed, including the risk of liquidation.

•        Potential changes in the regulatory landscape or new industry developments, including changes in consumer preferences, may adversely affect the business benefits anticipated to result from the Merger.

•        Risks of the type and nature described under the section entitled “Risk Factors” beginning on page 43.

The foregoing discussion of material factors considered by the Emerald Board is not intended to be exhaustive but does sets forth the principal factors considered by its board of directors.

The Emerald Board also considered whether members of its management and board of directors may have interests in the Merger that are different from, or are in addition to, the interests of the Emerald stockholders generally, including the matters described under the subsection entitled “— Interests of Certain Persons in the Merger” below. However, the Emerald Board concluded that (i) these interests were disclosed in the IPO prospectus and/or are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination with any target company, (iii) Emerald stockholders will have the opportunity to redeem their public shares in connection with the Merger and (iv) shares of Emerald Common Stock held by its officers, directors and other initial stockholders are subject to transfer restrictions following the Merger. See the section entitled “The Merger Agreement — Additional Agreements” for a description of these transfer restrictions.

Interests of Emerald’s Directors and Officers in the Business Combination

In considering the recommendation of the Emerald Board in favor of approval of the Business Combination, it should be noted that Emerald’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as an Emerald Stockholder. These interests include, among other things:

•        If Emerald is unable to complete its initial business combination by the Extension Deadline, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Emerald stockholders and the Emerald Board, liquidate and dissolve, subject in each case to Emerald’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if Emerald fails to complete our initial business combination by the Extension Deadline. The Sponsor purchased the founder shares prior to Emerald’s IPO for an aggregate purchase price of $25,000. In accordance with the terms of the 2021 Letter Agreement and the Sponsor Share Restriction Agreement, upon the Closing, approximately 5.3 million of such founder shares will be subject to transfer restrictions that will lift for one-third of the shares when the closing share price of New Fold’s Common Stock exceeds $12.00 for 20 out of any 30 consecutive trading days, one-third of the shares upon the earlier of (a)(x) in the event that Emerald and Fold raise $50 million or more as of the Closing, one year following the Closing, and (y) in the event that Emerald and Fold raise less than $50 million as of the Closing, two years following the Closing, or (b) the first date that the stock price exceeds $15.00 for 20 out of any 30 consecutive trading days, and the remaining one-third when the closing share price of New Fold’s Common Stock exceeds $17.00 for 20 out of any 30 consecutive trading days.

•        Simultaneously with the closing of the IPO, Emerald consummated the sale of 976,081 Private Placement Units at a price of $10.00 per unit to our Sponsor. The Private Placement Warrants, which are included in the Private Placement Units, are each exercisable commencing 30 days following the Closing for one Emerald Common Stock at $11.50 per share. In accordance with the terms of the Sponsor Share Restriction Agreement, the Sponsor will surrender all 488,041 Private Placement Warrants at Closing. If

Emerald does not consummate a business combination transaction by the Extension Deadline, then the proceeds from the sale of the Private Placement Units will be part of the liquidating distribution to the holders of Emerald Public Shares, and the warrants held by the Sponsor will be worthless. The warrants held by the Sponsor had an aggregate market value of approximately $0.4 million based upon the closing price of $0.80 per warrant on the OTCQB Venture Market on January 17, 2025.

•        The Sponsor and Emerald’s officers and directors will lose their entire investment if Emerald does not complete a business combination by the Extension Deadline.

•        The Sponsor and Emerald’s executive officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if Emerald fails to complete a business combination by the Extension Deadline.

•        In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Emerald if and to the extent any claims by a vendor for services rendered or products sold to Emerald, or a prospective target business with which Emerald has entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account.

•        Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to Emerald and remain outstanding. If Emerald does not complete an initial business combination within the required period, it may use a portion of its working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

•        Following the consummation of the Business Combination, New Fold will continue to indemnify Emerald’s existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Sponsor, Emerald’s officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans.

•        Following the consummation of the Business Combination, Emerald’s President and Chief Executive Officer, Mr. Young, and an independent director of Emerald, Mr. Hohns, will serve as directors on the Board of Directors of New Fold.

•        Following the Closing and assuming no redemptions (after giving effect to the redemption of 112,068 shares of Emerald Class A Common Stock in connection with the Third Extension Meeting on December 17, 2024), Emerald expects the Sponsor to hold approximately 13.0% of the outstanding shares of New Fold Common Stock.

Opinion of Emerald’s Financial Advisor

The Emerald Board retained Northland to provide a fairness opinion in connection with the Merger. The Emerald Board decided to obtain such fairness opinion to determine (i) the fairness, from a financial point of view, to Emerald of the consideration paid by Emerald to the equityholders of Fold pursuant to the Merger Agreement, and (ii) whether Fold has an aggregate fair market value equal to at least 80 percent of the balance of funds in Emerald’s Trust Account (excluding deferred underwriting commissions and taxes payable and subject to proportionate adjustments related to Nasdaq’s 80 percent test).

In selecting Northland, the Emerald Board considered, among other things, Northland’s qualifications, expertise and reputation, as well as Northland’s knowledge of Emerald and Fold, the businesses of Emerald and Fold and the industries in which Emerald and Fold operate.

On July 23, 2024, Northland rendered its oral opinion to the Emerald Board, which was subsequently confirmed in a letter dated July 23, 2024, stating that, as of the date of the letter and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications in such letter, (i) the consideration paid by Emerald to the equityholders of Fold pursuant to the Merger Agreement is fair, from a financial point of view, to Emerald, and (ii) that Fold has an aggregate fair market value equal to at least 80 percent of the balance of funds in Emerald’s Trust Account (excluding deferred underwriting commissions and taxes payable and subject to proportionate adjustments related to Nasdaq’s 80 percent test).

The full text of Northland’s written opinion letter, dated July 23, 2024, is attached as Annex F to this proxy statement/prospectus. You should read Northland’s opinion letter carefully and in its entirety for a discussion of, among other things, the scope of the review undertaken and the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by Northland in connection with its opinion. This summary is qualified in its entirety by reference to the full text of the opinion letter. Northland’s opinion letter was directed to the Emerald Board, in its capacity as the board of directors of Emerald, and addressed only (i) the fairness, from a financial point of view, to Emerald of the consideration paid by Emerald to the equityholders of Fold pursuant to the Merger Agreement, and (ii) whether Fold has an aggregate fair market value equal to at least 80 percent of the balance of funds in Emerald’s Trust Account (excluding deferred underwriting commissions and taxes payable and subject to proportionate adjustments related to Nasdaq’s 80 percent test). The opinion letter does not constitute a recommendation as to how any Emerald Stockholder should vote with respect to the approval of the Merger or any other matter and does not in any manner indicate the price at which Emerald’s securities will trade at any time.

In connection with reviewing the Merger and rendering its opinion, Northland has informed Emerald that, among other things, it has reviewed:

i.       the draft of the Merger Agreement, dated July 23, 2024;

ii.      certain documents filed by Emerald with the SEC, including the registration statement on Form S-1 initially filed November 22, 2021, and amendments thereto, and the related Rule 424(b)(4) final prospectus filed with the SEC on December 17, 2021;

iii.     the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed by Emerald with the SEC pursuant to the U.S. Securities Exchange Act of 1934;

iv.      Fold’s projected financial statements for the calendar years ending December 31, 2024 and December 31, 2025 and for the twelve months ending June 30, 2025;

v.       certain non-public financial and business information provided to Northland by Emerald, Fold, and their respective advisors;

vi.     certain internal financial information, estimates, and financial and operations forecasts for Fold, prepared by the management of Fold and Emerald;

vii.    certain press releases issued by Emerald and Fold;

viii.   certain industry and research reports relevant to the industry in which Fold operates; and

ix.     (i) the reported historical price and trading activity for the securities of Emerald, (ii) certain financial stock market information for Emerald compared with certain other publicly traded companies, (iii) the financial terms of certain recent business combinations, and (iv) other studies and analyses it deemed appropriate.

In addition, Northland held discussions with certain members of the management team of Emerald and Fold and certain of their respective advisors and representatives regarding the business, operations, financial condition and prospects of Fold, the Merger and related matters. Northland also participated in financial and business diligence calls with executive management of Emerald and Fold regarding, among other things, the business and financial results and outlook of Fold and the Merger structure and background. Northland also compared the financial and operating performance of Fold with companies with publicly traded equity securities that it deemed to be relevant. Northland also conducted such other analyses, examinations, and inquiries and considered such other financial, economic and market criteria as it deemed necessary and appropriate in arriving at its opinion.

With the consent of the Emerald Board, and in connection with its review and analysis and in arriving at its opinion, Northland assumed and relied upon the accuracy and completeness of all of the financial and other information furnished to, discussed with or otherwise made available to Northland or that was publicly available. Northland was not engaged to, and did not independently attempt to, verify any of such information. In addition, Emerald’s and Fold’s respective management teams advised Northland, and Northland has assumed, with the consent of the Emerald Board, that the financial projections provided to Northland were reasonably prepared in good faith on bases reflecting the best available information, estimates and judgments of Emerald’s and Fold’s respective management teams as to the future financial results and condition of Fold. Northland also relied upon information provided by Fold’s management as to the reasonableness of the financial projections (and the assumptions and bases therefor) provided to Northland. Northland was not engaged to assess the reasonableness or achievability of the projections or the assumptions on which they were based. Northland expressed no view as to such projections or assumptions and did not undertake any obligation to update its analysis or opinion in the event of any material changes to such projections or estimates. Northland did not conduct a physical inspection, valuation or appraisal of any of the assets or properties of Fold, and Northland was not furnished with any such valuation or appraisal. The credit, financial, and stock markets have from time-to-time experienced unusual volatility, and Northland was not asked to and expressed no opinion or view as to any potential effects of such volatility on the Merger and did not address potential developments in any such markets. In addition, Northland was not asked to and expressed no opinion or view as to any potential effects of the COVID-19 pandemic on the Merger, Emerald or Fold.

Northland was not asked to, nor did Northland, offer any opinion as to the material terms of the Merger Agreement or the form of the Merger. Northland was not requested to opine as to, and its opinion did not address, the basic business decision to proceed with or effect the Merger. In rendering its opinion, Northland assumed, with the consent of the Emerald Board, that the final executed form of the Merger Agreement would not differ in any material respect from the drafts that Northland examined, and that the conditions to the Merger set forth in the Merger Agreement will be satisfied or waived and that the Merger will be consummated in a manner consistent with that contemplated by the Merger Agreement. Northland also assumed that all regulatory approvals and consents necessary for the consummation of the Merger would be obtained without any adverse effect on Emerald or Fold or alter the terms of the Merger.

Northland’s opinion was based on financial, market, economic and other conditions existing on, and information made available to Northland as of July 23, 2024 and does not address any matters subsequent to such date. Northland’s opinion was limited to (i) the fairness, from a financial point of view, to Emerald of the consideration paid by Emerald to the equityholders of Fold pursuant to the Merger Agreement, and (ii) whether Fold has an aggregate fair market value equal to at least 80 percent of the balance of funds in Emerald’s Trust Account (excluding deferred underwriting commissions and taxes payable and subject to proportionate adjustments related to Nasdaq’s 80 percent test). Although subsequent developments may affect Northland’s opinion, Northland does not have any obligation to update, revise or reaffirm its opinion. Northland’s opinion was approved by the Northland Fairness Opinion Committee.

Northland’s fairness opinion described below was rendered to the Emerald Board on July 23, 2024 and was based on financial information, including the original Fold projections (defined below), provided to Northland prior to the issuance of its fairness opinion. Northland takes no position regarding the fairness, from a financial point of view, to Emerald of the consideration paid by Emerald to the equityholders of Fold pursuant to the Merger Agreement following the revisions to the original Fold projections, as described below in “— Certain Unaudited Fold Prospective Financial Information”. Pursuant to its fairness opinion, Northland expressly disclaimed any undertaking or obligation to reaffirm or revise the opinion or otherwise comment upon any events after the date of the opinion and has no obligation to update, revise, or reaffirm the opinion, including as a result of the updated Fold projections (defined below).

Financial Analyses

The following is a summary of the material financial analyses performed by Northland in arriving at its opinion. Northland’s opinion letter was only one of many factors considered by the Emerald Board in evaluating the Merger. Neither Northland’s opinion nor its financial analyses were determinative of the terms of the Merger or of the views of the Emerald Board or Emerald management with respect to the Merger. None of the analyses performed by Northland were necessarily assigned a greater significance by Northland than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Northland. The summary text describing each financial analysis does not purport to constitute a complete description of Northland’s financial analyses, including the methodologies and assumptions underlying the analyses, and, if viewed in isolation, could create a misleading or incomplete view of the financial analyses performed by Northland. The summary text set forth below does not represent and should not be viewed by anyone as constituting or purporting to constitute the conclusions reached by Northland with respect to any of the analyses performed by it in connection with its opinion.

As the Emerald Board was aware, Northland did not conduct a discounted cash flow analysis of Fold given, based on discussions with the management of Emerald, the unavailability of adequate long-term financial projections and estimates.

Analysis of Selected Publicly Traded Companies

As part of its financial analyses, Northland reviewed and compared certain publicly available financial data, ratios and trading multiples for publicly traded companies within the technology industry that Northland determined, based on its professional judgment, to be similar to Fold in one or more respects, including (but not limited to) the nature of the business, size, diversification, geographic locations, growth rates, and financial performance, for purposes of this analysis, including the following seven companies (collectively, the “Selected Publicly Traded Companies”):

•        Affirm Holdings, Inc.

•        Coinbase Global, Inc.

•        Ibotta, Inc.

•        Marqeta, Inc.

•        Nu Holdings Ltd.

•        Robinhood Markets, Inc.

•        SoFi Technologies, Inc.

Financial data of the Selected Publicly Traded Companies was based on publicly available information, including information from public filings, third party equity research reports and publicly available research analysts’ estimates and forward-looking metrics (such estimates and metrics based on information available via S&P Capital IQ). Northland reviewed data, including implied market capitalization, implied Enterprise Value (“EV”), EV/revenue (including total debt, preferred equity, and non-controlling interests (as applicable) less cash and cash equivalents, as multiples of such companies’ last twelve months (“LTM”) actual revenue and estimated calendar year 2024 and calendar year 2025 revenue), and growth adjusted EV/revenue, which is calculated as enterprise value divided by NTM revenue divided by NTM revenue growth rate (as a multiple of such companies’ next twelve months (“NTM”) projected revenue). The projected revenue growth rates for the Selected Publicly Traded Companies were based on equity research analyst consensus estimates for the period ending twelve months forward from each comparable company’s most recent financial reporting period.

The multiples for each of the above-mentioned financial metrics for each of the Selected Publicly Traded Companies were calculated using their respective closing prices on July 23, 2024 and were based on the most recent publicly available information and information available via S&P Capital IQ on that date. Financial data for Fold used to compare to the Selected Publicly Traded Companies was based on estimates provided by Emerald management, Fold and their advisors and historical financial results were provided by Emerald management, Fold and their advisors. Based on its professional judgement and experience, Northland applied a 20% private company discount to the equity value of the Selected Publicly Traded Companies.

The following summarizes the results of these analyses with respect to the financial results and metrics of the Selected Publicly Traded Companies after applying the discounted multiples as set forth above, including:

•        EV/LTM revenue multiples:    The Selected Publicly Traded Companies had EV/LTM revenue multiples ranging from a low of 1.8x to a high of 13.5x. The mean EV/LTM revenue multiple was 5.7x and the median EV/LTM revenue multiple was 5.1x;

•        EV/calendar year 2024 estimated revenue multiples:    The Selected Publicly Traded Companies had EV/calendar year 2024 estimated revenue multiples ranging from a low of 2.0x to a high of 9.3x. The mean EV/calendar year 2024 estimated revenue multiple was 4.6x and the median EV/calendar year 2024 estimated revenue multiple was 4.5x;

•        EV/calendar year 2025 estimated revenue multiples:    The Selected Publicly Traded Companies had EV/calendar year 2025 estimated revenue multiples ranging from a low of 1.6x to a high of 8.9x. The mean EV/calendar year 2025 estimated revenue multiple was 4.1x and the median EV/calendar year 2025 estimated revenue multiple was 3.7x;

•        Growth adjusted EV/NTM estimated revenue:    The Selected Publicly Traded Companies had growth adjusted EV/NTM estimated revenue ranging from a low of 0.1x to a high of 0.3x. The mean growth adjusted EV/NTM estimated revenue was 0.2x and the median growth adjusted EV/NTM estimated revenue was 0.2x;

Northland then applied the low to high LTM revenue, calendar year estimated 2024 revenue, calendar year 2025 estimated revenue, and NTM growth adjusted revenue multiples described above derived from the Selected Publicly Traded Companies to the corresponding data of Fold. This analysis indicated approximate aggregate implied enterprise value reference ranges for Fold of approximately $41 million to $314 million, $54 million to $251 million, $117 million to $649 million, and $504 million to $960 million based on LTM revenue, calendar year estimated 2024 revenue, calendar year estimated 2025 revenue, and NTM estimated revenue of approximately $23 million, $27 million, $73 million and $42 million, respectively.

No company used in the Selected Publicly Traded Companies analysis is identical to Fold. In evaluating the Selected Publicly Traded Companies, Northland made judgments and assumptions based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of Fold and with respect to industry performance, general business, economic, market and financial conditions and other matters which are beyond Emerald’s and Fold’s control. These include, among other things, the impact of competition on the business of Fold or its industry generally, industry growth and the absence of any adverse material change in Fold’s financial condition and prospects or those of Fold or its industry or the financial markets in general, which could affect the public trading value of the Selected Publicly Traded Companies to which Fold is being compared.

Analysis of Selected Precedent Transactions

As part of its financial analyses, Northland reviewed publicly available financial data, ratios and multiples for certain transactions that closed between January 1, 2020 and the date of the opinion, involving companies within the technology industry, where 100% ownership of the target company was sought or sold, that Northland determined, based on its professional judgment, to be similar to Fold in one or more respects, including (but not limited to) the nature of the business, size, diversification, geographic locations, growth rates, and financial performance, for purposes of this analysis, including the following seven transactions (collectively, the “Selected Precedent Transactions”):

Transaction Closing Date	Target	Buyer/Seller
March 2023	EVO Payments, Inc.	Global Payments Inc.
March 2022	Technisys S.A.	SoFi Technologies, Inc.
January 2022	Afterpay Limited	Block, Inc.
May 2021	Itiviti AB	Broadridge Financial Solutions, Inc.
October 2020	RetailMeNot, Inc.	Ziff Davis, Inc.
May 2020	Galileo Financial Technologies, LLC	SoFi Technologies, Inc.
January 2020	Honey Science Corporation	PayPal Holdings, Inc.

Northland reviewed transaction values in the Selected Precedent Transactions, based on the consideration paid in such transactions, as multiples of the target company’s most recent publicly reported LTM revenue, available as of the closing date of the relevant transaction. Financial data of the Selected Precedent Transactions were based on public filings and other publicly available information. Financial data for Fold was based on historical financials provided by Emerald’s management, Fold and their advisors.

The overall low to high LTM revenue multiples observed for the Selected Precedent Transactions were 7.9x to 20.0x (with a mean of 12.3x and a median of 12.0x). Northland then applied the low to high of the LTM revenue multiples derived from the Selected Precedent Transactions to corresponding data of Fold using Fold’s LTM revenues. This analysis indicated an approximate implied aggregate enterprise value reference range for Emerald of $183 million to $466 million.

No transaction used in the Selected Precedent Transactions analysis is identical to the Merger. In evaluating the Selected Precedent Transactions, Northland made judgments and assumptions based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of Fold and with respect to industry performance, general business, economic, market and financial conditions and other matters which are beyond Emerald’s and Fold’s control. These include, among other things, the impact of competition on the business of Fold or its industry generally, industry growth and the absence of any adverse material change in Fold’s financial condition and prospects or those of Fold or its industry or the financial markets in general, which could affect the aggregate value and enterprise value of the Selected Precedent Transactions to which the Merger is being compared.

Miscellaneous

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Northland did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Northland made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Emerald agreed to pay Northland a cash fee of $650,000, of which $50,000 was due immediately and $50,000 was due upon delivery of the fairness opinion and the remaining $550,000 is due at the Closing. In addition, Emerald has agreed to reimburse certain of Northland’s expenses related to its engagement and to indemnify Northland against certain liabilities that may arise from services provided in connection with rendering its opinion.

Northland, as a customary part of its investment banking business, is continually engaged in performing financial analyses regarding businesses and their securities in connection with acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions for estate, corporate and other purposes.

Stockholders are urged to review the section entitled “Risk Factors — Risks Related to Fold’s Business and Industry” in this proxy statement/prospectus for a description of the risks relating to Fold’s business. Stockholders should also read the section entitled “Cautionary Note Regarding Forward-looking Statements” in this proxy statement/prospectus for additional information regarding the risks inherent in forward-looking information.

Certain Unaudited Fold Prospective Financial Information

Fold does not as a matter of general practice publicly disclose projections as to future revenues, performance, financial condition or other results, given, among other reasons, the uncertainty of realizing the underlying assumptions, nor does it undertake to do so in the future. However, Fold prepared and provided to Emerald certain internal, prospective unaudited financial information (the “original Fold projections”) in connection with Emerald’s evaluation of the Business Combination.

Fold’s management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Fold and estimates regarding future operational expenditure. In connection with Fold management’s preparation of the original Fold projections, Fold provided drafts of the original Fold projections to Emerald for review and Emerald’s management suggested certain modifications in the financial model underlying the forecasts. This process ultimately led to the development of the original Fold projections that were provided to the Emerald Board and Northland. The original Fold projections are included in this proxy statement/prospectus for consideration by Emerald stockholders in connection with the evaluation of the Business Combination because such information was considered, among other things, by Northland in connection with rendering its fairness opinion to the Emerald Board and by the Emerald Board in connection with its decision to approve the Business Combination and recommend it for adoption by Emerald’s stockholders.

Original Fold Projections

The following table presents revenue forecasts included in the original Fold projections for the year ended December 31, 2024, the year ended December 31, 2025 and the 12-months ending June 30, 2025, which were prepared as described above and considered, among other things, by Northland in connection with rendering its fairness opinion to the Emerald Board and by the Emerald Board in connection with its decision to approve the Business Combination and recommend it for adoption by Emerald’s stockholders.

($ in millions)	2024E	2025E	Twelve Months Ending June 30, 2025E
Revenue	$27.1	$72.5	$42.0

Updated Fold Projections

Subsequent to providing the original Fold projections to Emerald, Fold management engaged external accounting advisors to review Fold’s accounting policies in preparation for financial statement audits. As a result of that engagement, various accounting adjustments were made to comply with PCAOB accounting standards. The Fold Financial Statements reflected in this proxy statement/prospectus were prepared using the updated accounting policies. Fold management also updated the original Fold projections to align with the updated accounting policies (the “updated Fold projections”). The updated Fold projections therefore reflect lower revenues for forecasted periods as compared with the original Fold projections. The differences for the relevant periods are as follows: projected Fold revenues for the calendar year ending December 31, 2024 decreased from $27.1 million to $24.0 million; projected Fold revenues for the calendar year ending December 31, 2025 decreased from $72.5 million to $61.6 million; and projected Fold revenues for the twelve months ending June 30, 2025 decreased from $42.0 million to $36.4 million. Any variation between the updated Fold projections included in this proxy statement/prospectus and the original Fold projections provided to Emerald in connection with its evaluation of the Business Combination is solely attributable to the referenced changes in accounting policies, no other factors underlying the original Fold projections or the Fold projections included in this proxy statement/prospectus have changed. References to projected financial information in this section are to the updated Fold projections unless otherwise specified.

In light of the fact that Fold is an emerging growth company and the Fold projections are not supported by a sufficiently long operating history, the Emerald Board did not rely solely upon the Fold projections in recommending the Transaction to its stockholders and did not consider the projections a determinative factor in approving Emerald’s execution of the Merger Agreement. The inclusion of the information included in this section should not be regarded as an indication that Fold, Emerald, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results or that it should be construed as financial guidance and it should not be relied on as such.

The prospective unaudited financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Inclusion of the Fold projections in this proxy statement/prospectus is not intended to influence your decision whether to vote in favor of the Transaction.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in this section was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Fold’s management, including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors — Our financial projections may differ materially from actual results.” Fold and Emerald believe the assumptions used in preparation of the prospective unaudited financial information were reasonable at the time such prospective unaudited financial information was prepared, given the information Fold and Emerald had at the time. However, important factors that may affect actual results and cause the results reflected in Fold projections not to be achieved include, among other things, risks and uncertainties relating to Fold’s business, market performance of Bitcoin and the regulatory environment. The Fold projections also reflect assumptions as to certain business decisions that are subject to change.

The Fold projections presented in this section should be read in light of the risks described under “Risk Factors” beginning on page 43 of this proxy statement/prospectus. As the projections are forward-looking in nature, they are expressly qualified in their entirety by the “Cautionary Note Regarding Forward-Looking Statements” beginning on page 41 of this proxy statement/prospectus.

The Fold projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective unaudited financial information, but, in the view of Fold’s management, were prepared on a reasonable basis, reflects the best available estimates and judgments at the time of preparation, and present, to the best of Fold management’s knowledge and belief, the expected course of action and the expected future financial performance of Fold and New Fold after giving effect to the Business Combination. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective unaudited financial information. In addition, because the projections cover multiple years, such information by its nature becomes less predictive with each successive year. Therefore, the inclusion of the Fold projections in this proxy statement/prospectus should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.

Emerald’s independent registered public accounting firm has not audited, reviewed, compiled, examined or applied agreed-upon procedures with respect to the Fold projections, nor have they expressed any opinion or any other form of assurance on such information or achievability thereof, and, accordingly, Emerald’s independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. Moreover, Fold’s independent registered public accounting firm has not audited, reviewed, compiled, examined or applied agreed-upon procedures with respect to the Fold projections, nor have they expressed any opinion or any other form of assurance on such information or achievability thereof, and, accordingly, such independent registered public accounting firm assumes no responsibility for, and disclaims any association with, the Fold projections. The audit reports included in this proxy statement/prospectus relate to historical financial information and they do not extend to the Fold projections and should not be read to do so. You are encouraged to review the financial statements of Fold included in this proxy statement/prospectus, and not to rely on any single financial measure.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE SECURITIES LAWS, FOLD DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE FOLD PROJECTIONS. THE FOLD PROJECTIONS DO NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FOLD PROJECTIONS SET FORTH IN THIS SECTION. NONE OF FOLD, EMERALD OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY FOLD STOCKHOLDER, EMERALD PUBLIC STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE FOLD PROJECTIONS OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Fold Board’s Reasons for the Approval of the Business Combination

After consideration, the Fold Board unanimously adopted resolutions (i) determining that the Merger Agreement, the Transaction Documents and the transactions contemplated thereby, including the Business Combination, were advisable and fair to, and in the best interests of Fold and its stockholders, (ii) adopting and approving the Merger Agreement, the Related Documents and the transactions contemplated thereby, including the Business Combination, and (iii) recommending that the Fold stockholders adopt the Merger Agreement and the Related Documents and approve the transactions contemplated thereby, including the Business Combination.

Following the execution of the Merger Agreement, the requisite Fold stockholders, acting by written consent, adopted the Merger Agreement and the Related Documents, and approved the transactions contemplated thereby, including the Business Combination.

In reaching its decision to adopt and approve, and declare advisable and fair, the Merger Agreement, the Related Documents and the transactions contemplated thereby, including the Business Combination, and resolving to recommend that the Fold stockholders adopt the Merger Agreement and the Related Documents and approve the transactions contemplated thereby, including the Business Combination, the Fold Board consulted with Fold’s management, as well as its financial and legal advisors, and considered a number of factors, including:

(i)     the potential increase in financing options for Fold that may result from consummating the Business Combination;

(ii)    the business, operations, financial condition, competitive position and prospects of Fold and current economic, industry and market conditions affecting Fold;

(iii)   the anticipated value of the combined organization;

(iv)   the potential for other third parties to enter into strategic relationships with Fold as a publicly traded company following the Business Combination;

(v)    the fiduciary duties of the directors and officers of Fold to its stockholders;

(vi)   the terms of the Merger Agreement and the ancillary agreements and the transactions contemplated thereby, including, among others, the tax treatment and the conditions for the parties’ obligations to consummate the Business Combination;

(vii)  the likelihood of realizing a superior or comparable return for Fold stockholders through alternative business strategies (including continuing as a privately held standalone entity, going public through a different form of transaction or other merger prospects and the associated risks of delay, non-consummation or unavailability thereof); and

(viii) the risks involved with the Business Combination, including the risk that the benefits sought to be achieved by the Business Combination might not be achieved.

The foregoing discussion of the factors considered by the Fold Board is not intended to be exhaustive, but, rather, includes the material factors considered by the Fold Board. In reaching its decision to adopt and approve, and declare advisable, the Merger Agreement and the Business Combination, the Fold Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Fold Board considered all these factors as a whole, including discussions with, and questioning of, Fold’s management and financial and legal advisors, and, overall, considered these factors to be favorable to, and to support, its determination.

The Fold Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expected Fold stockholders would receive as a result of the Business Combination, including the belief of the Fold Board that the Business Combination would maximize the immediate value of shares of Fold Common Stock. Accordingly, the Fold Board determined that the Merger Agreement, the Related Documents and the transactions contemplated thereby, including the Business Combination, were advisable and fair to, and in the best interests of Fold and its stockholders, and adopted and approved the Merger Agreement, the Related Documents and the transactions contemplated thereby, including the Business Combination, and recommended that the Fold stockholders adopt the Merger Agreement and the Related Documents and approve the transactions contemplated thereby, including the Business Combination. Following the execution of the Merger Agreement, the requisite Fold stockholders, acting by written consent, adopted the Merger Agreement and the Related Documents, and approved the transactions contemplated thereby, including the Business Combination.

Fold Merger Consideration

As part of the Business Combination, holders of Fold Common Stock (including holders of Fold Preferred Stock and Fold SAFEs, which will convert or be deemed to convert into Fold Common Stock immediately prior to the Closing) will receive aggregate consideration of approximately $365.0 million (or up to $419.75 million based on the 60-day volume-weighted average price of Bitcoin as of the day immediately prior to the Closing, as described below), payable in shares of Emerald Class A Common Stock at a price of $10.72 per share.

At the Effective Time, after giving effect to the conversion of Fold RSU Awards as described in the Merger Agreement, (i) each share of Fold Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any (x) shares of Fold Common Stock subject to Fold RSUs and (y) shares of Fold Common Stock held by Fold as treasury stock) will be cancelled and converted into the right to receive a number of shares of Emerald Class A Common Stock (rounded down to the nearest whole share) equal to the quotient obtained by (a) the Aggregate Merger Consideration, divided by (b) the number of shares of Fold Fully Diluted Capital Stock (the “Exchange Ratio”), and (ii) each outstanding award of Fold RSUs shall automatically be converted into an award of restricted stock units covering a number of shares of New Fold Common Stock determined by multiplying (a) the number of shares of Fold Common Stock subject to the corresponding Fold RSU Award immediately prior to the Effective Time by (b) the Exchange Ratio (rounded down to the nearest whole share). In the event the 60-day volume-weighted average price of Bitcoin as of the day immediately prior to the Closing is greater than $90,000, the aggregate Merger Consideration to be paid to holders of Fold Common Stock will be increased by 20% of the increase in value of the amount of Bitcoin in Fold’s treasury as of July 24, 2024, up to a maximum increase of $54.75 million.

Interests of Fold’s Directors and Officers in the Business Combination

In considering the approval, and recommendation of stockholder approval, by the Fold Board with respect to the Merger Agreement, Fold’s stockholders should keep in mind that Fold’s directors and executive officers have interests in the Business Combination that are different from, or in addition to (and which may conflict with), those of Fold’s stockholders. The Fold Board was aware of such interests during its deliberations on the merits of the Business Combination. These interests include, among other things, the interests listed below:

•        Certain of Fold’s directors and executive officers are expected to become directors and/or executive officers of New Fold upon the Closing. Specifically, the following individuals who are currently executive officers of Fold are expected to become executive officers of New Fold upon the Closing, serving in the offices set forth opposite their names below:

Name	Position
Will Reeves	Chief Executive Officer
Wolfe Repass	Chief Financial Officer
Nicolleta Goncalves	Vice President of Risk and Compliance
Thomas Dickman	Chief Technology Officer

•        Upon the Closing, Will Reeves, Bracebridge H. Young, Jr., Andrew Hohns, Jonathan Kirkwood, Lesley Goldwasser, Kirstin Hill and Erez Simha are expected to comprise the New Fold Board.

Certain of Fold’s executive officers and directors as of the date of the Merger Agreement hold Fold RSUs. The treatment of such Fold RSUs in connection with the Business Combination is described in “The Business Combination — Fold Merger Consideration,” which description is incorporated by reference herein. The holding of such Fold RSUs by such executive officers and directors as of December 31, 2024, is set forth in the table below.

	Fold RSUs
Executive Officers and Directors	Vested	Unvested
Will Reeves	—	734,142
Wolfe Repass	—	314,432
Nicolleta Goncalves	—	160,520
Thomas Dickman	—	436,373

Potential Actions to Secure Requisite Stockholder Approvals

In connection with the stockholder vote to approve the Business Combination, the Sponsor and Emerald’s Board, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of Emerald Class A Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Sponsor or Emerald’s board of directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of Emerald Class A Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Emerald’s Board, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Emerald for use in the Business Combination.

Regulatory Approvals Required for the Business Combination

Under the HSR Act, as amended and related rules, certain transactions may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. The parties have determined that notification under the HSR Act is not required in connection with the Business Combination.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Emerald and Fold are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination.

Accounting Treatment of the Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Emerald will be treated as the acquired company and Fold will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Fold will represent a continuation of the financial statements of Fold, with the Business Combination treated as the equivalent of Fold issuing stock for the historical net assets of Emerald, accompanied by a recapitalization. The net assets of Emerald will be stated at fair value, which is expected to approximate historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Fold.

Sources and Uses of Funds

The following table summarizes the sources and uses for funding the Business Combination assuming no redemptions of any Public Shares in addition to those made subsequent to September 30, 2024, and approximately $50.8 million of cash remaining in the Trust Account:

Sources:		Uses:
($ in millions)
Fold Rollover Equity	$365.0	Fold Rollover Equity	$365.0
Proceeds from Trust Account	50.8	Cash to Balance Sheet	57.1
December 2024 Initial Investor Financing	18.8	Transaction Expenses	12.5
Total Sources	$434.6	Total Uses	$434.6

The following table summarizes the sources and uses for funding the Business Combination assuming that 1.2 million Public Shares subject to possible redemption are redeemed for an aggregate redemption payment of approximately $13.1 million.

Sources:		Uses:
($ in millions)
Fold Rollover Equity	$365.0	Fold Rollover Equity	$365.0
Proceeds from Trust Account	37.7	Cash to Balance Sheet	44.0
December 2024 Initial Investor Financing	18.8	Transaction Expenses	12.5
Total Sources	$421.5	Total Uses	$421.5

The following table summarizes the sources and uses for funding the Business Combination assuming that 3.6 million Public Shares subject to possible redemption are redeemed for an aggregate redemption payment of approximately $39.4 million.

Sources:		Uses:
($ in millions)
Fold Rollover Equity	$365.0	Fold Rollover Equity	$365.0
Proceeds from Trust Account	11.4	Cash to Balance Sheet	17.7
December 2024 Initial Investor Financing	18.8	Transaction Expenses	12.5
Total Sources	$395.2	Total Uses	$395.2

All of the sources and uses above are for illustrative purposes only. Where actual amounts are not known or knowable, the figures above represent Emerald’s good faith estimate of such amounts.

Satisfaction of 80% Test

Nasdaq rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with an initial business combination. The Emerald Board has determined that the fair market value of the Business Combination meets this test at the time of execution of the Merger Agreement.

Name; Headquarters of New Fold

The name of the combined company after the Business Combination will be Fold Holdings, Inc., and its headquarters will be located at 11201 N Tatum Boulevard, Suite 300 #42035, Phoenix, Arizona 85028, and its phone number will be 1-866-365-3277.

Board of New Fold following the Business Combination

Upon the Closing, we anticipate that the New Fold Board will consist of Will Reeves, Bracebridge H. Young Jr., Andrew Hohns, Jonathan Kirkwood, Lesley Goldwasser, Kirstin Hill and Erez Simha.

For additional details, see the sections of this proxy statement/prospectus entitled “Proposal No. 4 — The Election of Directors Proposal” and “Directors and Executive Officers After the Business Combination.”

Redemption Rights

Pursuant to our Existing Charter, holders of Public Shares may elect to have their Public Shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Existing Charter. For illustrative purposes, based on funds in the Trust Account of approximately $51.3 million on December 31, 2024, the estimated per share redemption price would have been approximately $11.04. If a Public Stockholder exercises its redemption rights, then such Public Stockholder will be exchanging its shares of our Emerald Class A Common Stock for cash and will no longer own shares of Emerald. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Each redemption of Public Shares by our Public Stockholders will decrease the amount in our Trust Account. See the section entitled “Special Meeting of Emerald Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Appraisal Rights

There are no appraisal rights available to holders of shares of Emerald Common Stock or Emerald Warrants in connection with the Business Combination under the DGCL.

Ownership of New Fold After the Closing

As of September 30, 2024, there were 14,349,106 shares of Emerald Class A Common Stock issued and outstanding. There were also outstanding an aggregate of 12,922,712 warrants, which includes 488,041 Private Placement Warrants and 12,434,671 Public Warrants. Each warrant entitles the holder thereof to purchase one share of Emerald Class A Common Stock and, following the Business Combination, will entitle the holder thereof to purchase one share of New Fold Common Stock. Pursuant to the Sponsor Share Restriction Agreement, all Private Placement Warrants will be forfeited at Closing.

Under the “minimum redemptions” scenario, upon completion of the Business Combination, Emerald’s public stockholders would retain an ownership interest of approximately 9.6% in New Fold, the Sponsor and its affiliates and certain current and former directors, will retain an ownership interest of approximately 13.0% of New Fold, Fold stockholders will own approximately 70.5% of New Fold and Polar and the parties to the Non-Redemption Agreements will own approximately 6.8% of New Fold.

Under the “25% redemptions” scenario, upon completion of the Business Combination, Emerald’s Public Stockholders would retain an ownership interest of approximately 7.3% in New Fold, the Sponsor and its affiliates and certain current and former directors, as the sole holders of Founder Shares, will retain an ownership interest of approximately 13.3% of New Fold, Fold stockholders will own approximately 72.3% of New Fold and Polar and the parties to the Non-Redemption Agreements will own approximately 7.0% of New Fold.

Under the “maximum redemptions” scenario, upon completion of the Business Combination, Emerald’s public stockholders would retain an ownership interest of approximately 2.4% in New Fold, the Sponsor and its affiliates and certain current and former directors, will retain an ownership interest of approximately 13.9% of New Fold, Fold stockholders will own approximately 76.4% of New Fold and Polar and the parties to the Non-Redemption Agreements will own approximately 7.3% of New Fold.

The following summarizes the pro forma ownership of New Fold Common Stock following the Business Combination assuming the no additional redemptions, 25% redemptions and maximum redemptions scenarios.

The ownership percentages reflected in the table are based upon the number of shares of Fold Common Stock and Fold Preferred Stock issued and outstanding as of September 30, 2024 (after giving effect to the redemption of 112,068 shares of Emerald Class A Common Stock in connection with the Third Extension Meeting on December 17, 2024) and are subject to the following additional assumptions:

•        all outstanding Fold SAFEs and Fold Preferred Stock will be converted to Fold Common Stock prior to the Closing;

•        the total shares of New Fold Common Stock to be issued to holders of Fold Common Stock (including holders of Fold Preferred Stock and Fold SAFEs, which will convert or be deemed to convert into Fold Common Stock immediately prior to the Closing, and 500,000 shares of New Fold Common Stock issuable upon exercise of the New Fold Series B Investor Warrants) will be 34,548,507;

•        all Fold RSU Awards have been converted to restricted stock units covering shares of New Fold Common Stock as of the Effective Time;

•        the shares to be issued to Fold stockholders do not account for the issuance of any additional shares following the closing of the Business Combination under the Incentive Award Plan and ESPP;

•        no exercise of Emerald Warrants; and

•        no issuance of additional securities by Emerald prior to the Effective Time.

If any of these assumptions are not correct, these percentages will be different.

For purposes of the table:

•        Assuming minimum redemption scenario:    This presentation assumes that no Public Stockholders exercise redemption rights with respect to their Public Shares in addition to any redemptions that have occurred subsequent to September 30, 2024.

•        Assuming 25% redemption scenario:    This presentation assumes that that 1.2 million Public Shares are redeemed for an aggregate redemption payment of approximately $13.1 million.

•        Assuming maximum redemption scenario:    This scenario assumes that 3.6 million Public Shares are redeemed for an aggregate redemption payment of approximately $39.4 million. This maximum redemption scenario reflects the maximum number of Emerald’s Public Shares that can be redeemed without violating the conditions of the Merger Agreement that Emerald cannot redeem Public Shares if it would result in Emerald having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming shareholders.

	Assuming Minimum Redemptions		Assuming 25% Redemptions		Assuming Maximum Redemptions
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Fold Stockholders	34,548,507	70.5%	34,548,507	72.3%	34,548,507	76.4%
Emerald Public Stockholders	4,645,816	9.6%	3,456,345	7.3%	1,071,507	2.4%
Sponsor and related parties(1)	6,293,722	13.0%	6,293,722	13.3%	6,293,722	13.9%
Other	3,297,500	6.8%	3,297,500	7.0%	3,297,500	7.3%
Total shares of New Fold Common Stock outstanding at Closing	48,785,545	100.0%	47,596,074	100.0%	45,211,237	100.0%

____________

(1)      Excludes 488,041 Private Warrants held by the Sponsor, all of which will be forfeited at Closing.

Stockholders will experience additional dilution to the extent New Fold issues additional shares of New Fold Common Stock after the closing of the Business Combination. The table above excludes (a) 12,434,671 shares of New Fold Common Stock that will be issuable upon the exercise of the Public Warrants; (b) shares of New Fold Common Stock that will initially be available for issuance under the Incentive Award Plan, which will initially be equal to 10% of the fully-diluted shares of New Fold Common Stock as of the closing of the Business Combination plus any shares remaining available for issuance under Fold’s 2019 Equity Incentive Plan as of the Closing; (c) shares of New Fold Common Stock that will initially be available for issuance under the New Fold 2025 Employee Stock Purchase Plan, which will initially be equal to 2% of the fully-diluted shares of New Fold Common Stock as of the closing of the Business Combination; (d) 869,565 shares of New Fold Common Stock that will be issuable upon the exercise of the New Fold Series A Investor Warrants; (e) 869,565 shares of New Fold Common Stock that will be issuable upon the exercise of the New Fold Series C Investor Warrants; and (e) 1,739,130 shares of New Fold Common Stock that will be issuable upon the conversion of the New Fold Investor Notes. The table above assumes that the Aggregate Merger Consideration will be calculated using the Base Purchase Price.

Vote Required for Approval

The Business Combination Proposal is conditioned on the approval of the Nasdaq Proposal and the Organizational Documents Proposal at the special meeting.

The Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted if a majority of the votes cast in person online or by proxy at the special meeting vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting or a broker non-vote will have no effect on the outcome of the vote on the Business Combination Proposal.

Recommendation of the Emerald Board

THE EMERALD BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE MERGER AGREEMENT

This subsection of this proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, substantially in the form attached to this proxy statement/prospectus as Annex A. You are urged to read carefully the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement as characterizations of the actual state of facts about Emerald, Merger Sub, Fold or any other matter.

General: Structure of the Business Combination

On July 24, 2024, Emerald entered into the Merger Agreement, by and among Emerald, Merger Sub and Fold. The Merger Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, a business combination between Emerald and Fold will be effected through the merger of Merger Sub with and into Fold, with Fold surviving the Merger as a wholly owned subsidiary of Emerald. The Merger Agreement was approved by the board of directors of each of Emerald and Fold.

Conversion of Securities

Immediately prior to the Effective Time, each share of Fold Preferred Stock will be converted into Fold Common Stock (the “Fold Security Conversion”). At the Effective Time, by virtue of the Merger and without any action on the part of Emerald, Merger Sub, Fold or the Fold stockholders:

•        Each share of Fold Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares excluded pursuant to the Merger Agreement, and after giving effect to the conversion of Fold Preferred Stock and Fold SAFEs into Fold Common Stock immediately prior to the Closing) will be canceled and converted into the right to receive a number of shares of Emerald Class A Common Stock (rounded down to the nearest whole share) equal to the quotient obtained by (a) the Aggregate Merger Consideration, divided by (b) the number of shares of Fold Fully Diluted Capital Stock.

•        Each share of Merger Sub capital stock shall be converted into one share of common stock, par value $0.0001, of the surviving corporation.

•        All Fold Common Stock issued and outstanding immediately prior to the Effective Time held by Fold in treasury shall be automatically canceled, and no consideration shall be delivered in exchange.

•        Each outstanding Fold RSU Award shall automatically be converted into an award of restricted stock units covering a number of shares of New Fold Common Stock determined by multiplying (a) the number of shares of Fold Common Stock subject to the corresponding Fold RSU Award immediately prior to the Effective Time by (b) the Exchange Ratio (rounded down to the nearest whole share).

Appraisal Rights

Notwithstanding the above, under the DGCL, with certain exceptions, Surviving Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Surviving Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Representations and Warranties

Under the Merger Agreement, Fold made customary representations and warranties (which are sometimes subject to materiality and knowledge qualifiers) relating to a number of matters, including the following: organization, good standing and qualification; capital structure of Fold; corporate authority and approval and fairness; governmental filings, no violations, certain contracts, etc.; financial statements and internal controls; absence of certain changes; no undisclosed liabilities; litigation; compliance with laws and permits; employee benefits; labor matters; environmental matters; tax matters; real and personal property; intellectual property, IT assets and data privacy; insurance; company material contracts; brokers and finders; registration statement; transactions with related parties; parent common stock, Investment Company Act; no outside reliance; and no other representations or warranties.

Under the Merger Agreement, Emerald and Merger Sub made customary representations and warranties (which are sometimes subject to materiality and knowledge qualifiers) relating to a number of matters, including the following: organization, good standing and qualification; capital structure of Emerald; corporate authority and approval; governmental filings, no violations and certain contracts; Emerald reports and internal controls; absence of certain changes; business activities and liabilities; litigation and proceedings; compliance with laws; Investment Company Act and JOBS Act; the Trust Account; valid issuance; takeover statutes and charter provisions; Nasdaq stock market quotation; brokers and finders; registration statement and proxy statement; taxes; no outside reliance; employees and benefit plans; and no other representations or warranties.

Material Adverse Effect

“Material Adverse Effect” as used in the Merger Agreement means any effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with others, is or would reasonably be expected to be materially adverse to the business, assets, results of operations, and financial condition of Fold and its Subsidiaries, taken as a whole, or the ability of Fold to consummate the Transactions on a timely basis; provided, however, that no effect, event, development, change, state of facts, condition, circumstance or occurrence constituting, resulting or arising from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (A) any conditions or factors generally affecting the economy, credit, capital, securities or financial markets; (B) any conditions or factors generally affecting the industry, markets or geographical areas in which Fold and its Subsidiaries operate; (C) adverse changes in the relationships of Fold or any of its Subsidiaries with their respective customers, employees, suppliers, financing sources, or similar relationships as a result of the entry into, announcement or performance of the Transactions; (D) changes or modifications in GAAP or in any applicable Law or in the interpretation or enforcement thereof, after the date of the Merger Agreement; (E) any failure by Fold to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period (except that the underlying causes of such failure may be taken into account for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excludable pursuant to clauses (A) through (F)); (F) acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any pandemic, outbreak of illness or other public health event or any other force majeure event; (G) any Proceeding arising from allegations of any breach of fiduciary duty or allegations of violation of Law relating to the Merger Agreement or the Transactions; provided that the exception to this clause (G) shall not prevent a determination that any effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure has resulted in, or would reasonably be expected to result in, a Material Adverse Effect; (H) any actions taken by Fold that are required to be taken by the Merger Agreement or at Emerald’s written request; or (I) any action taken by or on behalf of Emerald or Merger Sub; provided further that effects, events, developments, changes, state of facts, conditions, circumstances or occurrences constituting, resulting or arising from the matters described in clauses (A), (B), (D), and (F) may be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent it has a materially disproportionate and adverse effect on the business, assets, results of operations and condition (financial or otherwise) of Fold and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Fold and its Subsidiaries conduct their respective operations.

No Survival

None of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement or in any certificate, statement or instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing, and all such representations, warranties, covenants, obligations or other agreements will terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for: (i) Articles I, X and XI thereof and Sections 3.25, 4.21, 6.3 and 7.9(a) thereof; (ii) the confidentiality agreement entered into between Fold and Emerald on June 20, 2024; (iii) those covenants and agreements that by their terms are to be performed or complied with, in whole or in part, after the Effective Time; and (iv) the definitions of any related defined terms used in the provisions or agreements described in the foregoing clauses (i) through (iii).

Closing

The Closing is expected to occur electronically through the exchange of documents and electronic signatures, on the date which is three business days after the satisfaction or, if permissible, waiver of all of the conditions to closing in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or such other time and place as Emerald and Fold may mutually agree in writing. The Closing will occur after the consummation of the Fold Security Conversion. Upon the Closing, Emerald will be renamed “Fold Holdings, Inc.” or such other name as Emerald and Fold may agree.

Additional Agreements

This subsection describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms of each agreement. Each of the following summaries are qualified in their entirety by reference to the complete text of the applicable document. You are urged to read carefully each of the below agreements in their entirety.

Sponsor Share Restriction Agreement

On July 24, 2024, concurrently with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Share Restriction Agreement with Emerald. Pursuant to the Sponsor Share Restriction Agreement, at the Closing, (i) all Private Placement Warrants will be forfeited and cancelled, and (ii) approximately 5.3 million of the Sponsors’ founder shares (the “subject founder shares”) will be subject to time-based transfer restrictions subject to early release as follows:

•        one-third of the subject founder shares shall remain subject to transfer restrictions until the earlier of (a) six months following the Closing or (b) the first date that the stock price exceeds $12.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing;

•        one-third of the subject founder shares shall remain subject to transfer restrictions until the earlier of (a) (x) in the event that Emerald and Fold raise $50 million or more as of the Closing, one year following the Closing, and (y) in the event that Emerald and Fold raise less than $50 million as of the Closing, two years following the Closing, or (b) the first date that the stock price exceeds $15.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing; and

•        one-third of the subject founder shares shall remain subject to transfer restrictions until the earlier of (a) ten years following the Closing or (b) the first date that the stock price exceeds $17.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing.

In the event that Emerald and Fold raise less than $50 million from the date of the Merger Agreement through the second anniversary of the Closing, the Sponsor shall automatically forfeit for no additional consideration up to 1,000,000 subject founder shares.

Support Agreement

Also concurrent with the execution of the Merger Agreement, Emerald entered into a Support Agreement with (i) the Sponsor, (ii) Fold, and (iii) the Fold stockholders named therein (together with the Sponsors, the “Voting Parties” and each a “Voting Party”), pursuant to which the Voting Parties agreed to vote or cause to be voted all Emerald voting shares and all Fold voting securities that they beneficially own (i) in favor of (A) the Merger and the Merger Agreement; (B) an amendment of Emerald’s governing documents to extend the outside date for consummating the Merger, if applicable; and (C) any proposal to adjourn or postpone a meeting of stockholders of Emerald to a later date if there are not sufficient votes to approve the Merger; (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach under the Merger Agreement; and (iii) against (A) any proposal or offer from any person (other than Emerald or Fold or any of their respective affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Emerald or Fold, as applicable, (2) the issuance or acquisition of shares of capital stock or other equity securities of Emerald or Fold (other than as contemplated by the Merger Agreement), or (3) with respect to stockholders of Fold, the sale, lease, exchange or other disposition of any significant portion of Fold’s properties or assets; and (B) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of a party’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Emerald or Fold, as applicable (including any amendments to such party’s governing documents other than in connection with the Merger).

The Support Agreement generally prohibits the Voting Parties from transferring their Emerald voting shares or Fold voting securities prior to the consummation of the Merger, other than to certain permitted transferees who become party to, and bound by, the Support Agreement. The Support Agreement will automatically terminate upon the earlier to occur of (i) the Closing and (ii) the termination of the Merger Agreement in accordance with its terms.

Proxy Statement & Registration Statement

Emerald and Fold have agreed to, as promptly as practicable after the execution of the Merger Agreement, prepare and Emerald shall cause to be filed, this proxy statement/prospectus in connection with the registration of the shares of Emerald Class A Common Stock under the Securities Act. Emerald and Fold have agreed to use reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Emerald and Fold agreed to furnish all information concerning it as may reasonably be requested by the other party in connection with the preparation of the Registration Statement and the Proxy Statement.

Emerald Stockholders’ Meeting

Emerald has agreed to use commercially reasonable efforts to, as promptly as practicable, (i) establish the Record Date, or duly call, give notice of, convene and hold the special meeting in accordance with the DGCL, (ii) after the Registration Statement has been declared effective under the Securities Act, cause the proxy statement/prospectus to be disseminated to holders of Emerald Common Stock in compliance with applicable law and (iii) after the Registration Statement has been declared effective under the Securities Act, solicit proxies from the holders of Emerald Common Stock to vote in accordance with the recommendation of the Emerald Board with respect to each of the Proposals. The Emerald Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Emerald Board Recommendations

Exclusivity

Between the date of the Merger Agreement and the Closing, Emerald has agreed that it will not take, nor shall it permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Fold, its stockholders or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination other than with Fold, its stockholders and their respective affiliates and representatives. Emerald shall also, and shall cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, a Business Combination.

Stock Exchange Listing

Until the Closing Date, Emerald has agreed to use reasonable best efforts to ensure Emerald remains listed as a public company on, and for the Public Shares to be listed on, Nasdaq.

Covenants; Conduct of Business Pending the Merger

Fold has agreed that, except as permitted by the Merger Agreement and the disclosure schedules, as required by law, or unless Emerald shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the closing of the Merger, Fold shall (i) use commercially reasonable efforts to (a) conduct its business in the ordinary course, and (b) preserve its goodwill and maintain existing relationships with its executive officers, and (ii) shall not:

•        adopt or propose any change in its or its subsidiaries’ organizational documents;

•        merge or consolidate itself or any of its subsidiaries with any other entity, except for transactions among its wholly owned subsidiaries;

•        adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Fold or its subsidiaries;

•        acquire assets outside of the ordinary course of business with a value or purchase price in the aggregate in excess of $250,000;

•        acquire any business or entity (whether by merger or consolidation, by purchase of substantially all assets or equity interests or by any other manner);

•        sell, lease, license or otherwise dispose of any of its material assets or properties, except for sales, leases and licenses in the ordinary course of business, and for sales, leases and licenses with a fair market value not in excess of $250,000 in the aggregate, or pursuant to existing contracts;

•        except pursuant to awards granted under its equity incentive plan and intra-company transactions, issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of Fold or any of its subsidiaries;

•        reclassify, split, combine, subdivide, redeem or repurchase, any of its capital stock or options, warrants or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except in connection with the repurchase, net exercise or settlement of awards under Fold’s stock plan or the withholding of shares to satisfy tax obligations with respect to awards under such stock plan;

•        declare, set aside, make or pay any dividend or distribution of any kind, payable with respect to any of its capital stock or enter into any voting agreement;

•        make any loans, advances, guarantees or capital contributions to or investments in any entity (other than it or any direct or indirect wholly-owned subsidiary), other than in the ordinary course of business;

•        incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or entity, or issue or sell any debt securities or warrants or other rights to acquire any debt security, except for indebtedness incurred in the ordinary course of business consistent with past practice;

•        make or commit to make capital expenditures other than in an amount not in excess of $1,000,000, in the aggregate;

•        enter into any contract that would have been a material contract had it been entered into prior to the date of the Merger Agreement, other than in the ordinary course of business;

•        amend or modify in any material respect or terminate any material contract, or waive or release any material rights, claims or benefits under any material contract, in each case, other than in the ordinary course of business;

•        make any material changes with respect to its accounting policies or procedures, except as required by changes in law or GAAP;

•        settle any proceeding, except in the ordinary course of business or where such settlement is covered by insurance or involves only the payment of monetary damages in an amount not more than $250,000 in the aggregate;

•        except in the ordinary course of business consistent with past practice, file any material amended tax return, make, revoke or change any material tax election, adopt or change any material tax accounting method or period, enter into any agreement with a governmental entity with respect to material taxes, settle or compromise any examination, audit or other action with a governmental entity of or relating to any material taxes or settle or compromise any claim or assessment by a governmental entity in respect of material taxes, or enter into any tax sharing or similar agreement (excluding any commercial contract not primarily related to taxes), in each case, to the extent such action could reasonably be expected to have any adverse and material impact on Emerald;

•        except in the ordinary course of business or pursuant to the terms of any benefit plan in effect as of the date of the Merger Agreement or as required by law, materially increase the annual salary or consulting fees or target annual cash bonus opportunity of any employee with an annual salary or consulting fees in excess of $250,000 as of the date of the Merger Agreement, enter into, establish, adopt, amend, or terminate any material benefit plan, take any action to accelerate the vesting or lapsing of restrictions or payment or funding of compensation or benefits under any benefit plan, hire any employee or engage any independent contractor (who is a natural person) with an annual salary or consulting fees in excess of $250,000, or terminate the employment of any executive officer other than for cause or due to death or disability;

•        sell, assign, exclusively license, abandon, or allow to lapse any material intellectual property, other than in the ordinary course of business consistent with past practice;

•        other than as required by applicable law, become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or similar labor union contract;

•        fail to use commercially reasonable efforts to keep current and in full force and effect, or to comply with the requirements of, or to apply for or renew, any permit, approval, authorization, consent, license, registration or certificate issued by any governmental entity that is material to the conduct of its business, taken as a whole;

•        file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;

•        fail to maintain, cancel or materially change coverage under, in a materially detrimental manner, any insurance policy maintained with respect to Fold and its subsidiaries and their assets and properties;

•        enter into any material new line of business outside of the business currently conducted by it as of the date of the Merger Agreement; or

•        agree or authorize to do any of the foregoing.

Emerald has agreed that, except as permitted by the Merger Agreement, as required by law or unless Fold shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the Merger and the termination of the Merger Agreement, each of Emerald and its subsidiaries will conduct its business and operations in the ordinary course of its normal operations and consistent with its past practices and in compliance with all applicable laws, regulations and certain material contracts. Emerald has also agreed that, subject to certain limited exceptions, without the written consent of Fold, it will not, and will not permit any of its subsidiaries to, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the Merger and the termination of the Merger Agreement:

•        change, modify or amend, or seek any approval from its stockholders to change, modify or amend, the Trust Agreement, its amended and restated certificate of incorporation or bylaws or the organizational documents of Merger Sub;

•        declare or pay any dividends on, or make any other distributions of any form in respect of any of its outstanding capital stock;

•        split, combine, reclassify or otherwise change any of its capital stock;

•        except as required by Emerald’s organizational documents, repurchase, redeem or otherwise acquire any capital stock of, or other equity interests in, Emerald;

•        enter into, or permit any of the assets owned or used by it to become bound by any new material contract;

•        enter into, renew or amend in any material respect, any transaction or contract with an affiliate of Emerald or Merger Sub;

•        incur or assume, directly or indirectly any debt, or guarantee any debt of another, except for intra-company indebtedness, and except for an aggregate of up to $2,000,000 of indebtedness from Emerald’s affiliates (including the Sponsor) in order to fund Emerald’s reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Emerald in due course on a non-interest basis, and indebtedness from Emerald’s affiliates (including the Sponsor) in order to fund the payment of any excise tax;

•        make any loans, advances, guarantees or capital contributions to anyone other than to Fold or a wholly-owned subsidiary of Fold;

•        make any changes with respect to its accounting policies or procedures except as may be required by law or GAAP;

•        issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of Emerald or any subsidiary or any options or other similar rights entitling its holder to receive or acquire any shares of capital stock or other securities of Emerald or any of its subsidiaries, other than in connection with the exercise of any warrants outstanding on the date of the Merger Agreement;

•        amend, modify or waive any of the terms or rights set forth in any warrant or warrant agreement;

•        enter into, adopt or amend any employee benefit plan (other than the adoption of the Incentive Award Plan and ESPP) or enter into any employment contract or collective bargaining agreement, grant or establish any form of compensation or benefits to any current or former employee or other individual service provider of Emerald or its subsidiaries, or hire any employee or any other individual to provide services to Emerald or its subsidiaries following the Closing;

•        except in the ordinary course of business consistent with past practice, file any material amended tax return, make, revoke or change any material tax election, adopt or change any material tax accounting method or period;

•        enter into any agreement with a governmental entity with respect to material taxes, settle or compromise any examination, audit, claim or assessment or other action with a governmental entity of or relating to any material taxes, or settle or enter into any tax sharing agreement;

•        merge or consolidate with, or purchase any assets or equity securities of, any entity or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation or restructuring;

•        make any capital expenditures;

•        make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person;

•        enter into any new line of business; or

•        agree or authorize to do any of the foregoing.

Conditions to Closing of the Merger Agreement

Mutual Conditions

The obligations of each of Emerald, Merger Sub, and Fold to consummate the Business Combination, including the Merger, are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following conditions:

•        Emerald stockholders shall have approved all of the proposals at the special meeting;

•        the Requisite Approval of the stockholders of Fold shall have been obtained;

•        all waiting periods (and any extensions thereof) applicable to the consummation of the transactions under the HSR Act shall have expired or been earlier terminated;

•        no governmental entity shall have enacted or issued, any law or governmental order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement;

•        the Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no proceedings for that purpose shall have commenced or be threatened by the SEC;

•        the Transaction Documents shall be in full force and effect and shall not have been rescinded by any of the parties thereto; and

•        Emerald shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

Additional Conditions to Emerald and Merger Sub’s Obligations to Close

The obligation of Emerald and Merger Sub to complete the Merger is further subject to the satisfaction or waiver of the following additional conditions:

•        certain fundamental representations and warranties of Fold that are qualified by materiality or material adverse effect standards shall be true and correct in all respects as of the date of the Merger Agreement and shall be true and correct on the Closing Date, except for the fundamental representations made as of an earlier date or time, which need be true and correct only as of such earlier date or time;

•        certain representations of Fold, other than the fundamental representations, shall be true and correct as of the date of the Merger Agreement and shall be true and correct on the Closing Date except (i) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time) and (ii) for breaches of such representations and warranties that, in the aggregate, would not have a material adverse effect;

•        Fold shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

•        Emerald and Merger Sub shall have received a certificate attesting to the satisfaction of the foregoing conditions; and

•        Fold shall have delivered a counterpart of each of the Transaction Documents to which it is a party to Emerald.

Additional Conditions to Fold’s Obligations to Close

The obligation of Fold to complete the Merger is further subject to the satisfaction or waiver of the following additional conditions:

•        certain fundamental representations and warranties of Emerald and Merger Sub that are qualified by materiality or material adverse effect standards shall be true and correct in all respects as of the date of the Merger Agreement and shall be true and correct on the Closing Date, except for the fundamental representations made as of an earlier date or time, which need be true and correct only as of such earlier date or time;

•        certain representations of Emerald and Merger Sub, other than the fundamental representations, shall be true and correct as of the date of the Merger Agreement and shall be true and correct on the Closing Date except (i) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time) and (ii) for breaches of such representations and warranties that, in the aggregate, would not have a material adverse effect;

•        each of Emerald and Merger Sub shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

•        Fold shall have received a certificate certifying that the foregoing conditions have been satisfied;

•        certain specified directors and executive officers of Emerald shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time;

•        the shares of Emerald Common Stock issuable to the holders of shares of Fold Common Stock pursuant to the Merger Agreement shall have been authorized for listing on Nasdaq upon official notice of issuance; and

•        Emerald shall have delivered a counterpart of each of the Transaction Documents to which it or Merger Sub is a party to Fold.

Non-Solicitation Restrictions; Duty to Recommend

Each of Emerald and Fold has agreed that from the date of the Merger Agreement to the Effective Time or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, it will not initiate any negotiations with any party, or provide non-public information or data concerning it or its subsidiaries to any party relating to an Acquisition Proposal, Alternative Transaction or Business Combination Proposal (as such terms are defined in the Merger Agreement), or enter into any agreement relating to such a proposal. Each of Emerald and Fold has also agreed to use its reasonable best efforts to prevent any of its representatives from doing the same.

Emerald also agreed to recommend in this proxy statement/prospectus that stockholders approve the Merger and the other proposals being presented at the special meeting.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

•        by mutual written consent of Emerald and Fold;

•        by either Emerald or Fold if the transactions are not consummated on or before January 24, 2026, provided that the failure to consummate the transaction by that date is not due to a material breach by the party seeking to terminate and which such breach is the proximate cause for the conditions to close not being satisfied;

•        by either Emerald or Fold if a governmental entity that has jurisdiction over the parties with respect to the Business Combination shall have issued a law or final, non-appealable governmental order, rule or regulation permanently enjoining or prohibiting the consummation of the Merger, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement in any manner that has proximately contributed to the governmental action;

•        by either Emerald or Fold if the other party has breached its representations, warranties, covenants or agreements in the Merger Agreement such that the conditions to closing cannot be satisfied and such breach cannot be cured by January 24, 2026, provided that the party seeking to breach is not itself in breach of the Merger Agreement;

•        by either Emerald or Fold if the Emerald stockholders have not voted to approve the Advisory Organizational Documents Proposal, the Business Combination Proposal, and the Equity Incentive Plan Proposal, and the Nasdaq Proposal;

•        by written notice from Emerald to Fold if Fold has not provided Emerald with audited financial statements for the years ended December 31, 2023 and December 31, 2022, by November 15, 2024;

•        by written notice from Emerald to Fold if the Fold stockholders do not approve the Merger Agreement due to the failure of Fold to obtain the required stockholder vote;

•        by written notice from Fold to Emerald if the Emerald Board shall have publicly withdrawn, modified or changed in an adverse manner its recommendation to vote in favor of the Merger and other proposals; or

•        by written notice from Fold to Emerald if Nasdaq ultimately determines that Emerald cannot meet its initial listing requirements following the Effective Time (other than those which by their nature are to be satisfied as of immediately following the Closing).

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Merger Agreement, which is filed as Annex A hereto, and which is incorporated by reference in this proxy statement/prospectus. Terms used herein as defined terms and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Merger Agreement, which are referred to as the “Transaction Documents,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. Copies of the Sponsor Share Restriction Agreement and Support Agreement are attached hereto as Annex G and Annex H, respectively. You are encouraged to read the Transaction Documents in their entirety.

Sponsor Share Restriction Agreement

On July 24, 2024, concurrently with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Share Restriction Agreement with Emerald. Pursuant to the Sponsor Share Restriction Agreement, at the Closing, (i) all Private Placement Warrants will be forfeited and cancelled, and (ii) approximately 5.3 million of the Sponsors’ founder shares (the “subject founder shares”) will be subject to time-based transfer restrictions subject to early release as follows:

•        one-third of the subject founder shares shall remain subject to transfer restrictions until the earlier of (a) six months following the Closing or (b) the first date that the stock price exceeds $12.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing;

•        one-third of the subject founder shares shall remain subject to transfer restrictions until the earlier of (a) (x) in the event that Emerald and Fold raise $50 million or more as of the Closing, one year following the Closing, and (y) in the event that Emerald and Fold raise less than $50 million as of the Closing, two years following the Closing, or (b) the first date that the stock price exceeds $15.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing; and

•        one-third of the subject founder shares shall remain subject to transfer restrictions until the earlier of (a) ten years following the Closing or (b) the first date that the stock price exceeds $17.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing.

In the event that Emerald and Fold raise less than $50 million from the date of the Merger Agreement through the second anniversary of the Closing, the Sponsor shall automatically forfeit for no additional consideration up to 1,000,000 subject founder shares.

Support Agreement

Also concurrent with the execution of the Merger Agreement, Emerald entered into a Support Agreement with (i) the Sponsor, (ii) Fold, and (iii) the Fold stockholders named therein (together with the Sponsors, the “Voting Parties” and each a “Voting Party”), pursuant to which the Voting Parties agreed to vote or cause to be voted all Emerald voting shares and all Fold voting securities that they beneficially own (i) in favor of (A) the Merger and the Merger Agreement; (B) an amendment of Emerald’s governing documents to extend the outside date for consummating the Merger, if applicable; and (C) any proposal to adjourn or postpone a meeting of stockholders of Emerald to a later date if there are not sufficient votes to approve the Merger; (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach under the Merger Agreement; and (iii) against (A) any proposal or offer from any person (other than Emerald or Fold or any of their respective affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Emerald or Fold, as applicable, (2) the issuance or acquisition of shares of capital stock or other equity securities of Emerald or Fold (other than as contemplated by the Merger Agreement), or (3) with respect to stockholders of Fold, the sale, lease, exchange or other disposition of any significant portion of Fold’s properties or assets; and (B) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of a party’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Emerald or Fold, as applicable (including any amendments to such party’s governing documents other than in connection with the Merger).

The Support Agreement generally prohibits the Voting Parties from transferring their Emerald voting shares or Fold voting securities prior to the consummation of the Merger, other than to certain permitted transferees who become party to, and bound by, the Support Agreement. The Support Agreement will automatically terminate upon the earlier to occur of (i) the Closing and (ii) the termination of the Merger Agreement in accordance with its terms.

Registration Rights Agreement

Emerald, certain of the Fold stockholders and Emerald stockholders will enter into a Registration Rights Agreement, pursuant to which, among other things, such stockholders will be granted certain registration rights with respect to certain shares of securities held by them.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF HOLDERS OF NEW FOLD COMMON STOCK AND EMERALD CLASS A COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax considerations of (i) the effect of the Merger with respect to holders of Emerald Public Shares who do not exercise their redemption rights, (ii) the exercise by beneficial owners of Emerald Class A Common Stock (“Emerald Public Shares”) of their redemption rights in connection with the Merger and (iii) the ownership and disposition of New Fold Common Stock. This discussion does not address any tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. This discussion applies only to beneficial owners of New Fold Common Stock or Emerald Public Shares that hold such New Fold Common Stock or Emerald Public Shares (as applicable) as a capital asset for U.S. federal income tax purposes (generally property held for investment).

For purposes of this discussion, because any unit consisting of one share of Emerald Class A Common Stock and one redeemable Public Warrant is separable at the option of the holder, Emerald is treating any share of Emerald Class A Common Stock and one Public Warrant held in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a unit of Emerald in connection with the Merger or exercise of redemption rights generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders are urged to consult their tax advisors with respect to any Emerald Public Shares held through a unit of Emerald.

This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address the Medicare tax on certain investment income, the alternative minimum tax, U.S. federal estate or gift tax laws, any state, local or any non-U.S. tax laws. In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•        our Sponsor, officers, directors or other holders of our Class B Common Stock or Private Placement Units;

•        banks or other financial institutions;

•        tax-exempt entities;

•        insurance companies;

•        dealers in securities or foreign currencies;

•        traders in securities subject to a mark-to-market method of accounting for U.S. federal income tax purposes;

•        subchapter S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•        regulated investment companies, mutual funds or real estate investment trusts;

•        “controlled foreign corporations” or “passive foreign investment companies”;

•        persons that acquired Emerald Public Shares or New Fold Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•        U.S. Holders whose functional currency is not the U.S. dollar;

•        U.S. Holders that hold New Fold Common Stock or Emerald Public Shares in connection with a trade or business conducted outside of the U.S.;

•        former citizens or residents of the United States;

•        persons that hold New Fold Common Stock or Emerald Public Shares as part of a straddle, hedge, integrated transaction or similar transaction; or

•        persons who own five percent or more (by vote or value) of Emerald Public Shares or New Fold Common Stock.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of New Fold Common Stock or Emerald Public Shares, that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation or other entity treated as a corporation and organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source;

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial owner of New Fold Common Stock or Emerald Public Shares who is or that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes or other pass-through entity holds New Fold Common Stock or Emerald Public Shares, the U.S. federal income tax treatment of a partner in the partnership or equityholder in the pass-through entity will depend upon the status of the partner or equityholder, upon the activities of the partnership or other pass-through entity and upon certain determinations made at the partner or equityholder level. Accordingly, we urge partners in entities or arrangements treated as partnerships for U.S. federal income tax purposes and equityholders in such other pass-through entities holding New Fold Common Stock or Emerald Public Shares to consult their tax advisors regarding the U.S. federal income tax considerations of the exercise by such partnerships or other pass-through entities of their redemption rights in connection with the Merger.

The following discussion is for general information purposes only and does not purport to discuss all of the U.S. federal income tax considerations or such considerations as may be applicable to a U.S. Holder’s particular circumstances. You are urged to consult with your tax advisor as to the tax considerations of the Merger, the ownership and disposition of New Fold Common Stock or the redemption of Emerald Public Shares in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Merger to Holders of Emerald Public Shares

Fold and Emerald intend qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Fold and Emerald have not sought and will not seek a ruling from the IRS with respect to the tax treatment of the Merger, and as a result, the obligations of the parties to complete the Merger are not conditioned on the receipt of opinions from counsel to the effect that the Merger will qualify as a reorganization for U.S. federal income tax purposes. Consequently, no assurance can be given that the IRS will not assert, or that a court would not challenge, the treatment of the Merger described below or that a court would not sustain such a challenge. If the IRS were to successfully challenge the tax treatment of the Merger, U.S. Holders of Fold could be required to fully recognize gain with respect to such Fold Common Stock as a result of the Merger.

Holders of Emerald Public Shares who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their Emerald Public Shares as described in this discussion and will therefore not be subject to any material U.S. federal income tax consequences as a result of the Merger, regardless of whether or not the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Allocation of Purchase Price between Emerald Public Shares and Public Warrants

A holder of units of Emerald Public Shares and Public Warrants generally is required to allocate the issue price paid for Emerald Public Shares and Public Warrants based on the relative fair market value of each at the time of purchase of the units. The price allocated to each Emerald Public Share and Public Warrant is the holder’s tax basis in such Emerald Public Share (and following the Merger, tax basis in such share of New Fold Common Stock) or Public Warrant, respectively. A holder’s purchase price allocation is not binding on the IRS or the courts. No assurance can be given that the IRS or the courts will agree with a U.S. Holder’s allocation. Accordingly, each holder of units of Emerald is advised to consult such holder’s own tax advisors with respect to its basis in the Emerald Public Shares.

Treatment of Redemption for U.S. Federal Income Tax Purposes

We have not requested, and do not intend to request, a ruling from the IRS as to the U.S. federal income tax considerations of the redemption of Emerald Public Shares. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Each holder of Emerald Public Shares is urged to consult its tax advisor with respect to the particular tax consideration of the redemption to such holder.

The discussion below applies to you if you are a holder of Emerald Public Shares that exercises the redemption rights described above under “Special Meeting of Emerald Stockholders — Redemption Rights” with respect to your Emerald Public Shares.

The treatment of a redemption of your Emerald Public Shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Emerald Public Shares under Section 302 of the Code. If the redemption qualifies as a sale or exchange of the Emerald Public Shares, you will recognize gain or loss as described below under “U.S. Holder — Redemption of Emerald Public Shares Treated as Sale or Exchange” or “Non-U.S. Holder — Redemption of Emerald Public Shares Treated as Sale or Exchange,” as applicable. If the redemption does not qualify as a sale or exchange of Emerald Public Shares, you will be treated as receiving a corporate distribution subject to tax as described below under “U.S. Holder — Redemption of Emerald Public Shares Treated as Distributions” or “Non-U.S. Holder — Redemption of Emerald Public Shares Treated as Distributions,” as applicable.

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of Emerald Public Shares treated as held by you (including any shares constructively owned by you, such as any Emerald Public Shares constructively held by you as a result of owning any Public Warrants) relative to all of the Emerald Public Shares outstanding both before and after all redemptions (by you and other holders of Emerald Public Shares) in connection with the Merger. The redemption of Emerald Public Shares generally will be treated as a sale of the Emerald Public Shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in Emerald, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, you must take into account not only Emerald Public Shares actually owned by you, but also Emerald Public Shares that are constructively owned by you. You may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares you have a right to acquire by exercise of an option (such as Public Warrants). There will be a complete termination of your interest if either (i) all of the shares of Emerald Public Shares actually and constructively owned by you are redeemed or (ii) all of the Emerald Public Shares actually owned by you are redeemed and you are eligible to waive, and do waive, the attribution of shares owned by certain family members and you do not constructively own any other shares. The redemption of Emerald Public Shares will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in Emerald. Whether the redemption will result in a meaningful reduction in your proportionate interest in Emerald will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding Emerald Public Shares actually and constructively owned by you immediately following the redemptions (by you and other holders of Emerald Public Shares) of the Emerald Public Shares must, among other requirements, be less than 80% of the percentage of the outstanding Emerald Public Shares actually and constructively owned by you immediately before such redemptions. You are urged to consult with your tax advisor as to the tax considerations of a redemption.

If none of the foregoing tests are satisfied, then the redemption proceeds will be treated as a corporate distribution and the tax effects will be as described below under “U.S. Holder — Redemption of Emerald Public Shares Treated as Distributions” or “Non-U.S. Holder — Redemption of Emerald Public Shares Treated as Distributions,” as applicable. After the application of those rules, any remaining tax basis you have in the redeemed Emerald Public Shares will be added to your adjusted tax basis in your remaining Emerald Public Shares, or, if you have none, to your adjusted tax basis in Public Warrants held by you or possibly in other shares constructively owned by you. If you hold different blocks of Emerald Public Shares (generally, Emerald Public Shares purchased or acquired on different dates or at different prices), you are urged to consult your tax advisors to determine the adjusted tax basis and holding period of the Emerald Public Shares redeemed.

All holders of Emerald Public Shares are urged to consult their tax advisors with respect to the tax considerations of a redemption of Emerald Public Shares in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

U.S. Holders

U.S. Federal Income Tax Considerations of Ownership and Disposition of New Fold Common Stock; Redemption of Emerald Public Shares

The following discussion is a summary of certain material U.S. federal income tax considerations of (1) the ownership and disposition of New Fold Common Stock to U.S. Holders who hold shares of New Fold Common Stock following the Merger; and (2) the exercise by U.S. Holders of Emerald Public Shares of their redemption rights in connection with the Merger.

Distributions on New Fold Common Stock; Redemption of Emerald Public Shares Treated as Distributions

The gross amount of any distribution that is made out of New Fold (or in the case of a redemption of Emerald Public Shares treated as a distribution, Emerald’s) current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in New Fold Common Stock or the Emerald Public Shares redeemed, as applicable. Any remaining excess will be treated as gain realized on the sale or other disposition of New Fold Common Stock or the Emerald Public Shares, as applicable, and will be treated as described below under the section entitled “U.S. Holders — Redemption of Emerald Public Shares Treated as Sale or Exchange.” Provided that the requisite holding period is satisfied, any such dividends paid to corporate U.S. Holders will qualify for the dividends received deduction. Such dividends may be subject to the “extraordinary dividends” provisions of the Code (which could cause a reduction in the tax basis of such corporate U.S. Holder’s shares and cause such corporate U.S. Holder to recognize capital gain). Provided certain holding period requirements are met, and with certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends paid to a non-corporate U.S. Holder will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear, however, whether the redemption rights with respect to the Emerald Public Shares described herein may suspend the running of the applicable holding period for this purpose. Each U.S. Holder should consult its tax advisor as to the availability of the dividends received deduction or the preferential tax rate on qualified dividend income.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Please see the section entitled “Treatment of Redemption for U.S. Federal Income Tax Purposes” above and consult your own tax advisors to determine if the redemption should be treated as a distribution for U.S. federal income tax purposes in your particular circumstances.

Sale, Exchange or Other Taxable Disposition of New Fold Common Stock; Redemption of Emerald Public Shares Treated as Sale or Exchange

A U.S. Holder will recognize gain or loss on any sale, exchange or other taxable disposition of New Fold Common Stock, or on a redemption of Emerald Public Shares treated as a sale of exchange, in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such New Fold Common Stock or Emerald Public Shares, as applicable. Any gain or loss recognized by a U.S. Holder on a taxable disposition of New Fold Common Stock, or on a redemption of Emerald Public Shares treated as a sale of exchange, will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in New Fold Common Stock or Emerald Public Shares, as applicable, exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains recognized by non-corporate U.S. Holders (including individuals). It is unclear, however, whether the redemption rights with respect to the Emerald Public Shares described herein may suspend the running of the applicable holding period for this purpose. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of New Fold Common Stock or on the redemption of Emerald Public Shares treated as a sale or exchange will be treated as U.S. source gain or loss.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such sale, exchange, redemption or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in New Fold Common Stock so disposed of (or in the Emerald Public Shares so redeemed, as applicable). A U.S. Holder’s adjusted tax basis in its New Fold Common Stock or Emerald Public Shares generally will equal the U.S. Holder’s acquisition cost allocated to New Fold Common Stock or Emerald Public Shares as described above under “Allocation of Purchase Price between Emerald Public Shares and Public Warrants” less any prior distributions paid to such U.S. Holder with respect to its shares of New Fold Common Stock or Emerald Public Shares treated as a return of capital.

U.S. Holders who hold different blocks of New Fold Common Stock or Emerald Public Shares (shares of New Fold Common Stock or Emerald Public Shares purchased or acquired on different dates or at different prices) should consult their tax advisor to determine the adjusted tax basis and holding period of the shares of New Fold Common Stock disposed of (or the Emerald Public Shares redeemed, as applicable).

Please see the section entitled “Treatment of Redemption for U.S. Federal Income Tax Purposes” above and consult your own tax advisors to determine if the redemption should be treated as a sale or exchange for U.S. federal income tax purposes in your particular circumstances.

Non-U.S. Holders

U.S. Federal Income Tax Considerations of Ownership and Disposition of New Fold Common Stock; Redemption of Emerald Public Shares

The following discussion is a summary of certain material U.S. federal income tax considerations of (1) the ownership and disposition of New Fold Common Stock to Non-U.S. Holders who hold shares of New Fold Common Stock following the Merger; and (2) the exercise by Non-U.S. Holders of Emerald Public Shares of their redemption rights in connection with the Merger.

Distributions on New Fold Common Stock; Redemption of Emerald Public Shares Treated as Distributions

The gross amount of any distribution that is made out of New Fold (or in the case of a redemption of Emerald Public Shares treated as a distribution, Emerald)’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be taxable to a Non-U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such Non-U.S. Holder. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in New Fold Common Stock or the Emerald Public Shares redeemed, as applicable. Any remaining excess will be treated as gain realized on the sale or other disposition of New Fold Common Stock or the Emerald Public Shares, as applicable, and will be treated as described below under the section entitled “Non-U.S. Holders — Redemption of Emerald Public Shares Treated as Sale or Exchange.”

Dividends paid to a Non-U.S. Holder of New Fold Common Stock (or the proceeds received by a Non-U.S. Holder in a redemption of Emerald Public Shares treated as dividends) will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) will not be subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends will be subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the shares of New Fold Common Stock or Emerald Public Shares, as applicable, are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange or Other Taxable Disposition of New Fold Common Stock; Redemptions Treated as a Sale or Exchange

Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the taxable disposition of New Fold Common Stock (or on a redemption of Emerald Public Shares treated as a sale or exchange) will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        New Fold is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or redemption or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) shares of New Fold Common Stock (or Emerald Public Shares, as applicable) are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of New Fold Common Stock (or Emerald Public Shares, as applicable). There can be no assurance that shares of New Fold Common Stock or Emerald Public Shares will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of New Fold Common Stock (or on the redemption of Emerald Public Shares, as applicable) will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New Fold Common Stock from a Non-U.S. Holder (or, in a redemption Emerald Public Shares, New Fold or its agents) may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New Fold will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New Fold does not expect to be classified as a “U.S. real property holding corporation” following the Merger. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether New Fold is or will be a U.S. real property holding corporation with respect to a Non-U.S. Holder following the Merger or at any future time.

Information Reporting and Backup Withholding

Certain payments of dividends and sales proceeds may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications to the applicable withholding agent, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 to the applicable withholding agent or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA

Provisions of the Code (Sections 1471 through 1474) commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock). Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.

In general, no FATCA withholding will be required with respect to a U.S. Holder or an individual Non-U.S. Holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively, to the applicable withholding agent. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and generally includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in, or accounts with, those entities) have been satisfied, or an exemption applies (typically certified by the delivery of a properly completed IRS Form W-8BEN-E to the applicable withholding agent). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Holders are urged to consult their tax advisors regarding the effects of FATCA.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO Holders of Fold Common Stock

This section describes certain material U.S. federal income tax consequences for holders of Fold Common Stock that exchange, pursuant to the Merger, their Fold Common Stock for Emerald Class A Common Stock (referred to as New Fold Common Stock throughout the remainder of this discussion). This section is limited to U.S. federal income tax consequences and does not address estate or any gift tax consequences or consequences arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax and the Medicare tax on certain investment income. This section applies only to Fold U.S. Holders (as defined below) that hold such Fold Common Stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment) and are not subject to the different consequences that may apply to holders that are subject to special rules under U.S. federal income tax law, such as:

•        financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules with respect to securities;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes;

•        U.S. expatriates or former long-term residents of the United States;

•        persons who are required to recognize income or gain with respect to the Merger no later than the time such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code;

•        persons that actually or constructively own five percent or more (by vote or value) of the outstanding Fold Common Stock;

•        the Sponsor or its affiliates, officers or directors;

•        persons that acquired their Fold Common Stock in connection with employee share incentive plans or otherwise as compensation, including pursuant to an exercise of employee share options or upon the issuance or vesting of restricted stock or restricted stock unit awards;

•        persons that hold their Fold Common Stock as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•        holders whose functional currency is not the U.S. dollar; or

•        persons that exercise appraisal rights in connection with the Merger.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Fold Common Stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Fold Common Stock and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Merger.

This discussion is based on the Code, proposed, temporary, and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described herein.

Fold and Emerald have not sought, and do not intend to seek, any rulings from the IRS as to any U.S. federal income tax consequences described herein. There can be no assurance that the IRS will not take positions inconsistent with those set out below or that any such positions would not be sustained by a court.

EACH HOLDER OF FOLD COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

General Tax Treatment of the Merger

Fold and Emerald intend, and the remainder of this discussion assumes, qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Fold and Emerald have not sought and will not seek a ruling from the IRS with respect to the tax treatment of the Merger, and as a result, the obligations of the parties to complete the Merger are not conditioned on the receipt of opinions from counsel to the effect that the Merger will qualify as a reorganization for U.S. federal income tax purposes. Consequently, no assurance can be given that the IRS will not challenge the treatment of the Merger described below or that a court would not sustain such a challenge. If the IRS were to successfully challenge the tax treatment of the Merger, Fold U.S. Holders could be required to fully recognize gain with respect to such Fold Common Stock as a result of the Merger.

Tax Consequences of the Merger to Fold U.S. Holders

For purposes of this discussion, a “Fold U.S. Holder” is a beneficial owner of Fold Common Stock that is, for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A Fold U.S. Holder of Fold Common Stock that receives New Fold Common Stock in exchange for shares of Fold Common Stock in the Merger will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger. A Fold U.S. Holder’s aggregate tax basis in the New Fold Common Stock received in exchange for the Fold Common Stock surrendered in connection with the Merger will equal the Fold U.S. Holder’s aggregate adjusted tax basis in the shares of Fold Common Stock exchanged therefor.

A Fold U.S. Holder’s holding period in the New Fold Common Stock received will include the holding period for the holder’s shares of Fold Common Stock surrendered in exchange therefor. If a Fold U.S. Holder has acquired different blocks of Fold Common Stock at different times or at different prices, then such holder’s tax basis and holding period in shares of New Fold Common Stock received in the Merger generally should be determined with reference to each block of Fold Common Stock. Any such holders should consult their tax advisors with respect to identifying the bases or holding periods of the shares of New Fold Common Stock received in the Merger.

If the Merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, then each Fold U.S. Holder generally would recognize gain or loss in an amount equal to the difference between (x) the fair market value of the Emerald Public Shares received and (y) such Fold U.S. Holder’s adjusted tax basis in the shares of Fold Common Stock surrendered therefor. Such capital gain or capital loss generally would be long-term capital gain or capital loss if the Fold U.S. Holder has held the shares of Fold Common Stock for more than one year. The deductibility of capital losses is subject to limitations.

For purposes of the above discussion, Fold stockholders who acquired their Fold Common Stock at different times or for different prices should consult their tax advisors regarding the manner in which gain or loss should be determined in their specific circumstances.

Reporting Requirements

Each Fold U.S. Holder that receives shares of New Fold Common Stock in the Merger is required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the number, basis, and fair market value of the Fold Common Stock exchanged and the number of shares of New Fold Common Stock received in exchange therefor.

Additionally, Fold U.S. Holders who owned immediately before the Merger (a) at least one percent (by vote or value) of the total outstanding stock of Fold or (b) Fold Common Stock with a tax basis of $1.0 million or more are required to attach a statement to their U.S. federal income tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the holder’s tax basis in its Fold Common Stock surrendered in the Merger, the fair market value of such stock, the date of the Merger and the name and employer identification number of each of Fold and Emerald. Fold U.S. Holders should consult their tax advisors regarding the application of these rules.

Backup Withholding and Information Reporting

A Fold U.S. Holder may, under certain circumstances, be subject to information reporting and backup withholding on amounts received in the Merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.

PROPOSAL NO. 2 — THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then Emerald is asking its stockholders to approve the Organizational Documents Proposal. Under the Merger Agreement, the approval of the Organizational Documents Proposal is also a condition to the consummation of the Business Combination. If, however, the Organizational Documents Proposal is approved but the Business Combination Proposal is not approved, then the Business Combination will not be consummated.

If the Organizational Documents Proposal is approved and the Business Combination is to be consummated, then the Proposed Charter and the Proposed Bylaws will be substantially in the form set forth on Annex B and Annex C, respectively, which, in the judgment of the Emerald Board, are necessary to adequately address the needs of New Fold following the Closing. The approval or lack thereof of any of the Advisory Organizational Documents Proposals will not affect the effectiveness of the Organizational Documents Proposals if approved by the requisite Emerald stockholders.

All Emerald stockholders are encouraged to read the proposed organizational documents in their entirety for a more complete description of their terms.

Reasons for the Amendments to Emerald’s Existing Charter

Each of the Proposed Charter and the Proposed Bylaws was negotiated as part of the Business Combination. The Emerald Board’s specific reasons for each of the Advisory Organizational Documents Proposals (each of which are included in the Proposed Charter or the Proposed Bylaws) are set forth in the section “Proposals No. 3 — The Advisory Organizational Documents Proposals.”

Vote Required for Approval

The Organizational Documents Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal at the special meeting.

The affirmative vote (in person or by proxy) of the majority of the issued and outstanding shares of the Emerald Class A Common Stock, as well as the vote of a majority of the issued and outstanding shares of Emerald Class A Common Stock and Emerald Class B Common Stock, voting together as a single class, is required to approve the Organizational Documents Proposal. Broker non-votes, abstentions or the failure to vote on the Organizational Documents Proposal will have the same effect as a vote “AGAINST” the Organizational Documents Proposal.

Recommendation of the Emerald Board

THE EMERALD BOARD UNANIMOUSLY RECOMMENDS THAT EMERALD STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

PROPOSALS NO. 3 — THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

If the Organizational Documents Proposal is approved and the Business Combination is to be consummated, New Fold will adopt the proposed organizational documents under the DGCL.

As required by SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, Emerald is requesting that its stockholders vote upon, on a non-binding advisory basis, the Advisory Organizational Documents Proposals, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Delaware law separate and apart from the Organizational Documents Proposal. However, the stockholder vote regarding each of the Advisory Organizational Documents Proposals is an advisory vote, and is not binding on Emerald or the Emerald Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals (separate and apart from approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, Emerald intends that the Proposed Charter and the Proposed Bylaws will take effect upon the effectiveness of the Business Combination (assuming approval of the Organizational Documents Proposal).

Emerald stockholders will be asked to approve, on a non-binding advisory basis, the material differences between the Proposed Charter and the Existing Charter, which are set forth in the following summary table. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Existing Charter/Existing Bylaws	Proposed Charter/Proposed Bylaws
Number of Authorized Shares (Proposal 3A)

The Existing Charter provides that
the total number of authorized
shares of all classes of capital stock
is 53,000,000 shares, each with a
par value of $0.0001, consisting
of (a) 52,000,000 shares of
Emerald Common Stock, including
(i) 42,000,000 shares of Emerald Class A
Common Stock and (ii) 10,000,000 shares
of Emerald Class B Common Stock, and
(b) 1,000,000 shares of preferred stock.

The Proposed Charter will authorize the issuance of up to (i) 600,000,000 shares of a single class of New Fold Common Stock, par value $0.0001 per share, and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share.

Amendment of Voting Threshold for Charter Amendment (Proposal 3B and Proposal 3C)

Under the Existing Charter, all matters subject to a stockholder vote, except for amendments to Article IX (Business Combination Requirements; Existence), require the affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote thereon. Amendment of Article IX of the Existing Charter requires the affirmative vote of the holders of at least 65% of all then outstanding shares of capital stock of Emerald.

The Proposed Charter will require the affirmative vote of the holders of at least 66 and 2∕3% of the voting power of all then-outstanding New Fold Common Stock entitled to vote to alter, amend or repeal Articles IV, V, VI, VII, VIII, IX and X of the Proposed Charter.

Amendment of Voting Threshold for Bylaws Amendment (Proposal 3B and Proposal 3C)

Under the Existing Bylaws, any amendment to the Existing Bylaws requires (a) the affirmative vote of holders of at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote at any regular or special meeting of stockholders at which a quorum is present or represented, or (b) by a resolution adopted by a majority of the Emerald Board at any regular or special meeting.

Proposed Bylaws will require the affirmative vote of the holders of at least 66 and 2∕3% of the voting power of all then-outstanding shares of the capital stock of New Fold entitled to vote generally in the election of directors, voting together as a single class.

	Existing Charter/Existing Bylaws	Proposed Charter/Proposed Bylaws
Name (Proposal 3D)	FTAC Emerald Acquisition Corp.	Fold Holdings, Inc.
Purpose (Proposal 3D)

The Existing Charter provides that the purpose of Emerald is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon Emerald by law and those incidental thereto, Emerald shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of Emerald, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving Emerald and one or more businesses.

The Proposed Charter provides that the purpose of New Fold is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.
Duration of Existence (Proposal 3D)

The Existing Charter, as amended, provides that if Emerald does not consummate the Business Combination and fails to complete an initial business combination by December 20, 2025, it will be required to (1) redeem 100% of the initial public offering shares, and (2) dissolve and liquidate.

The Proposed Charter deletes the liquidation provision in the Existing Charter and retains the default of perpetual existence under the DGCL.
Provisions Specific to a Blank Check Company (Proposal 3D)	Under the Existing Charter, Article IX sets forth various provisions related to Emerald’s operations as a blank check company prior to the consummation of an initial business combination.

The Proposed Charter deletes the provisions previously included as Article IX in the Existing Charter in their entirety because, upon consummation of the Business Combination, Emerald will cease to be a blank check company. In addition, the provisions requiring that the proceeds from the IPO be held in the Trust Account until a business combination or liquidation of Emerald and the terms governing Emerald’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination and thus will be deleted.

Reasons for the Amendments to Emerald’s Existing Charter

In the judgment of the Emerald Board, the Proposed Charter is necessary to address the needs of New Fold following the Closing. In particular:

•        The greater number of authorized shares (Proposal 3A) of capital stock is desirable for New Fold to have sufficient shares to complete the Business Combination. Additionally, the Emerald Board believes that it is important for New Fold to have available for issuance a number of authorized shares sufficient to support its growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future equity incentive plans, pursuant to which New Fold may provide equity incentives to employees, officers and directors. The Emerald Board believes that these additional shares will provide New Fold with needed flexibility to issue shares in the future in a timely manner and under circumstances New Fold considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

•        The supermajority voting provisions with respect to altering, amending, or repealing the Proposed Bylaws (Proposal 3B), ARTICLE IV, ARTICLE V, ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX and ARTICLE X of the Proposed Charter (Proposal 3C) are desirable to enhance the continuity and stability of the New Fold Board. The supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the Emerald Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of New Fold Common Stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of New Fold to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

•        The additional changes to the Existing Charter (Proposal 3D), including the name change from “FTAC Emerald Acquisition Corp.” to Fold Holdings, Inc. are necessary to adequately address the needs of New Fold following the Closing. The elimination of certain provisions related to Emerald’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve Emerald and allow New Fold to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and the Emerald Board believes it is the most appropriate period following the Business Combination. In addition, certain other provisions in the Existing Charter require that proceeds from Emerald’s IPO be held in the Trust Account until a business combination or liquidation of Emerald has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

The Advisory Organizational Documents Proposals are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal at the special meeting.

The affirmative vote (in person online or by proxy) of a majority of votes cast at the special meeting is required to approve each of the Advisory Organizational Documents Proposals. Failure to vote by proxy or to vote in person online at the special meeting, an abstention from voting or a broker non-vote will have no effect on the outcome of the vote on any such Advisory Organizational Documents Proposal.

As discussed above, the Advisory Organizational Documents Proposals are advisory votes and therefor are not binding on Emerald or the Emerald Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals (separate and apart from approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Organizational Documents Proposals, Emerald intends that the Proposed Charter will take effect upon consummation of the Business Combination (assuming approval of the Organizational Documents Proposal).

Recommendation of the Emerald Board

THE EMERALD BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL NO. 4 — THE ELECTION OF DIRECTORS PROPOSAL

Overview

Pursuant to the Proposed Charter, the New Fold Board will be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term.

The Proposed Charter provides that the authorized number of directors will be fixed exclusively by resolutions adopted by a majority of the New Fold Board.

Pursuant to the Merger Agreement, immediately following the Closing, the New Fold Board will consist of seven members.

Emerald’s stockholders are being asked to consider and vote upon the Election of Directors Proposal to elect Mr. Young and Mr. Hohns to serve as the Class I Directors, Dr. Kirkwood and Mr. Reeves to serve as the Class II Directors and Mr. Simha, Ms. Hill and Ms. Goldwasser to serve as the Class III Directors, in each case, effective immediately after the Effective Time, with each Class I director having a term that expires at our first annual meeting of stockholders after the completion of the Business Combination, each Class II director having a term that expires at our second annual meeting of stockholders after the completion of the Business Combination and each Class III director having a term that expires at our third annual meeting of stockholders after the completion of the Business Combination, or, in each case, when his or her respective successor is duly elected and qualified, or upon his or her earlier death, resignation, retirement or removal.

Information regarding each nominee is set forth in the section entitled “Directors and Executive Officers After the Business Combination.”

Vote Required for Approval

The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal, the Organizational Documents Proposal and the Nasdaq Proposal at the special meeting.

If a quorum is present, directors are elected by a plurality of the votes cast, present in person online or by proxy at the special meeting. This means that the seven nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person online at the special meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

Recommendation of the Emerald Board

THE EMERALD BOARD UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL NO. 5 — THE EQUITY INCENTIVE PLAN PROPOSAL

OVERVIEW

As discussed in this proxy statement/prospectus, Emerald is asking its stockholders to approve the Incentive Award Plan, which provides for awards to certain eligible service providers. The Emerald Board approved and adopted the Incentive Award Plan, subject to stockholder approval. If the Emerald stockholders approve this proposal, the Incentive Award Plan will become effective upon the consummation of the Business Combination.

The terms of the Incentive Award Plan have not yet been finally determined. The following is a summary of the expected material terms of the Incentive Award Plan. A copy of the current draft of the Incentive Award Plan is attached to this proxy statement/prospectus as Annex D.

Purpose of the Incentive Award Plan

The purpose of the Incentive Award Plan is to enhance New Fold’s and its subsidiaries’ ability to attract, retain and motivate persons who make (or are expected to make) important contributions to New Fold by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in New Fold and providing a means of recognizing their contributions to New Fold’s success. The Emerald Board believes that equity ownership opportunities and/or equity-linked compensatory opportunities are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help New Fold meet its goals.

Summary of the Incentive Award Plan

The following summarizes the expected material terms of the Incentive Award Plan. This summary is qualified in its entirety by reference to the full text of the Incentive Award Plan.

Administration.    The New Fold Board, or one or more committees or subcommittees of the New Fold Board or committees of officers of New Fold to whom the New Fold Board delegates such power or authority (subject to limitations imposed under Section 16 of the Exchange Act and other applicable law and regulation), will serve as the plan administrator of the Incentive Award Plan. The plan administrator has full authority to take all actions and to make all determinations required or provided for under the Incentive Award Plan and any award granted thereunder. The plan administrator also has full authority to determine who may receive awards under the Incentive Award Plan, the type, terms, and conditions of an award, the number of shares of New Fold Common Stock subject to the award or to which an award relates, and to make any other determination and take any other action that the plan administrator deems necessary or desirable for the administration of the Incentive Award Plan.

Share Reserve.    The aggregate number of shares of New Fold Common Stock that may be issued pursuant to awards granted under the Incentive Award Plan will be the sum of: (i) 10% of the fully-diluted shares of New Fold Common Stock as of the Closing; (ii) any shares which remain available for issuance under the 2019 Plan as of the Closing; (iii) any shares which are subject to awards under the 2019 Plan as of the Closing and which, following the Closing, become available for grant under the Incentive Award Plan (as further described below); and (iv) an annual increase on January 1 of each calendar year (commencing with January 1, 2026 and ending on and including January 1, 2035) equal to a number of shares equal to 5% of the aggregate shares of New Fold Common Stock outstanding as of December 31 of the immediately preceding calendar year (or such lesser number of shares as is determined by the New Fold Board), subject to adjustment by the plan administrator in the event of certain changes in New Fold’s corporate structure, as described below. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options (“ISOs”), under the Incentive Award Plan will equal 250% of the sum of: (i) 10% of the fully-diluted shares of New Fold Common Stock as of the Closing and (ii) any shares which remain available for issuance under the 2019 Plan as of the Closing.

If an award (or part of an award) under the Incentive Award Plan or the 2019 Plan expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, cancelled without having been fully exercised/settled or forfeited, in any case, in a manner that results in New Fold acquiring the shares covered by the award (at a price no greater than the price paid by the participant for such shares) or that results in New Fold not issuing shares under the award, any unused shares subject to such award will, as applicable, become or again be available for new grants under the Incentive Award Plan. In addition, shares tendered or withheld to satisfy the exercise or purchase price or tax withholding obligation for any award granted under the Incentive Award Plan or the 2019 Plan will again be or will become (as applicable) available for grants under the Incentive Award Plan. The payment of dividend equivalents in cash in conjunction with any awards under the Incentive Award Plan will not reduce the shares available for grant under the Incentive Award Plan.

Awards granted under the Incentive Award Plan in substitution for any equity or equity-based awards granted by an entity before such entity’s merger or consolidation with New Fold or New Fold’s acquisition of such entity’s property or equity securities will not reduce the shares available for grant under the Incentive Award Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The Incentive Award Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $750,000 (or, with respect to the first fiscal year of New Fold during which a non-employee director first serves as a non-employee director, $1,500,000).

Eligibility.    New Fold’s directors, employees and consultants, and employees and consultants of New Fold’s subsidiaries, will be eligible to receive awards under the Incentive Award Plan; however, ISOs may only be granted to employees of New Fold or New Fold’s parent or subsidiary corporations. Following the Closing, New Fold is expected to have approximately 7 directors, 30 employees and 2 consultants who will be eligible to receive awards under the Incentive Award Plan.

Types of Awards.    The Incentive Award Plan allows for the grant of awards in the form of: (i) ISOs; (ii) non-qualified stock options (“NSOs”); (iii) SARs; (iv) restricted stock; (v) restricted stock units (“RSUs”); (vi) dividend equivalents; and (vii) other stock or cash based awards.

•        Stock Options and SARs.    The plan administrator may determine the number of shares to be covered by each option and/or SAR, the exercise price and such other terms, conditions, and limitations, including the vesting, exercise, term and forfeiture provisions, applicable to each option and/or SAR as it deems necessary or advisable. Stock options provide for the purchase of shares of New Fold Common Stock in the future at an exercise price set on the grant date. Options granted under the Incentive Award Plan may be either ISOs or NSOs. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Internal Revenue Code of 1986, as amended (the “Code”) are met. SARs entitle their holder, upon exercise, to receive from New Fold an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of an option or SAR is determined by the plan administrator at the time of grant but generally shall not be less than 100% of the fair market value of the underlying shares on the grant date, or in the case of ISOs granted to an employee who owns more than 10% of New Fold, 110% of the fair market value of the underlying shares on the day of such grant. Stock options and SARs may have a maximum term of ten years, or, in the case of ISOs granted to an employee who owns more than 10% of New Fold, five years from the date of grant. No dividends or dividend equivalents will be payable with respect to stock options or SARs.

•        Restricted Stock.    Restricted stock is an award of shares of New Fold Common Stock that are subject to certain vesting conditions and other restrictions and that are nontransferable prior to vesting. The plan administrator may determine the terms and conditions of restricted stock awards, including the number of shares awarded, the purchase price, if any, to be paid by the recipient, the applicable vesting conditions, and any rights to acceleration thereof. The Incentive Award Plan provides that dividends payable with respect to restricted stock prior to the vesting of such restricted stock instead will be paid out to the participant only as and to the extent that the applicable vesting conditions of the underlying award are subsequently satisfied and the restricted stock vests. Dividends payable with respect to the portion of a restricted stock award that fails to vest will be forfeited.

•        RSUs.    RSUs are contractual promises to deliver cash or shares of New Fold Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the Incentive Award Plan.

•        Other Stock or Cash Based Awards.    Other stock or cash based awards are awards of cash, fully vested shares of New Fold Common Stock and other awards valued wholly or partially by reference to, or otherwise based on, shares of New Fold Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

•        Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of New Fold Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Under the Incentive Award Plan, dividend equivalents payable with respect to an award shall only be paid to a participant to the extent that the vesting conditions of the underlying award are subsequently satisfied and the award vests. Dividend equivalents payable with respect to the portion of the award that fails to vest will be forfeited.

Adjustments; Corporate Transactions.    In the event of certain changes in New Fold’s corporate structure, including any dividend, distribution, combination, merger, recapitalization or other corporate transaction, the plan administrator may make appropriate adjustments to the terms and conditions of outstanding awards under the Incentive Award Plan to prevent dilution or enlargement of the benefits or intended benefits under the Incentive Award Plan, to facilitate the transaction or event or to give effect to applicable changes in law or accounting standards. In addition, in the event of certain non-reciprocal transactions with New Fold’s stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Award Plan and outstanding awards granted thereunder.

Repricings.    The plan administrator may, without stockholder approval, reduce the exercise price of any stock option or SAR, cancel any stock option or SAR in exchange for cash, or cancel any stock option or SAR in exchange for options, SARs or other awards with an exercise price per share that is less than the exercise price per share of the stock options or SARs for which such new stock options, SARs or other awards are exchanged.

Amendment and Termination.    The New Fold Board may amend, suspend, or terminate the Incentive Award Plan at any time; provided that no amendment (other than an amendment that increases the number of shares reserved for issuance under the Incentive Award Plan, is permitted by the applicable award agreement or is made pursuant to applicable tax or securities laws) may materially and adversely affect any outstanding awards under the Incentive Award Plan without the affected participant’s consent. Stockholder approval will be required for any amendment to the Incentive Award Plan to increase the aggregate number of shares of New Fold Common Stock that may be issued under the Incentive Award Plan (other than due to adjustments as a result of share dividends, reclassifications, share splits, consolidations or other similar corporate transactions), to the extent necessary to comply with applicable laws or to increase the limitation on the sum of cash compensation and the aggregate fair value of awards granted to a non-employee director during any fiscal year. An ISO may not be granted under the Incentive Award Plan after ten (10) years from the earlier of the date the Emerald Board adopted the Incentive Award Plan or the date on which Emerald’s stockholders approve the Incentive Award Plan.

Foreign Participants, Clawback Provisions and Transferability.    The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards granted under the Incentive Award Plan will be subject to New Fold’s clawback policy adopted in compliance with SEC rules and Nasdaq listing standards, as well as to any other applicable New Fold clawback policy. Awards under the Incentive Award Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Incentive Award Plan. This summary deals with the general United States federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options.    If an optionee is granted an NSO under the Incentive Award Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in New Fold Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of New Fold Common Stock on the date the optionee exercises such option. Any subsequent gain or loss should be taxable as a long-term or short-term capital gain or loss. New Fold or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income, subject to Code limitations.

Incentive Stock Options.    A participant receiving ISOs should not recognize taxable income upon grant or at the time of exercise. However, the excess of the fair market value of the shares of New Fold Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock should be treated as a long-term capital gain or loss, and New Fold should not be entitled to any deduction. If the holding period requirements are not met, the ISO should be treated as one that does not meet the requirements of the Code for ISOs and the participant should recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. New Fold and its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares, subject to Code limitations.

Restricted Stock Units.    A participant generally will not recognize taxable income upon grant of restricted stock units. When cash or shares of common stock are delivered under the terms of the award, the participant should recognize ordinary income equal to the cash payment or the fair market value of the shares delivered, as the case may be, less any amount (if any) paid by the participant for such shares, and New Fold and its subsidiaries or affiliates generally should be entitled to a corresponding deduction at that time, subject to Code limitations.

Other Awards.    The current federal income tax consequences of other awards authorized under the Incentive Award Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election); dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. New Fold and its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income, subject to Code limitations.

Section 409A of the Code

Certain types of awards under the Incentive Award Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Award Plan and awards granted under the Incentive Award Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from the requirements of Section 409A of the Code and the Department of Treasury

regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Incentive Award Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Plan Benefits

The benefits or amounts that may be received or allocated to participants under the Incentive Award Plan will be determined at the discretion of the plan administrator and are not currently determinable. The closing price of Emerald Class A Common Stock as of January 17, 2025 was $11.30 per share.

VOTE REQUIRED FOR APPROVAL

The approval of the Equity Incentive Plan Proposal, under Delaware law, requires the affirmative vote of a majority of the Emerald Class A Common Stock represented in person or by proxy and entitled to vote thereon and who vote at the special meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the special meeting.

RECOMMENDATION OF THE EMERALD BOARD

THE EMERALD BOARD RECOMMENDS THAT THE EMERALD STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Emerald’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Emerald and its stockholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the Equity Incentive Plan Proposal. In addition, Emerald’s directors, executive officers and the Sponsor and its affiliates may have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination — Interests of Emerald’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 6 — THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Emerald is asking its stockholders to approve the ESPP. The Emerald Board approved and adopted the ESPP, subject to stockholder approval. If the Emerald stockholders approve this proposal, the ESPP will become effective upon the consummation of the Business Combination.

The terms of the ESPP have not yet been determined. The following is a summary of the expected material terms of the ESPP. A copy of the ESPP is attached to this proxy statement/prospectus as Annex E.

Purpose of the ESPP

The purpose of the ESPP is to assist employees of New Fold and its participating subsidiaries in acquiring an ownership interest in New Fold through accumulated payroll deductions. New Fold believes that the ESPP is a key factor in retaining its existing employees, recruiting and retaining new employees and aligning the interests of its employees with those of New Fold’s stockholders.

Summary of the ESPP

The following summarizes the expected material terms of the ESPP. This summary is qualified in its entirety by reference to the full text of the ESPP.

The ESPP is comprised of two distinct components in order to provide increased flexibility to grant purchase rights under the ESPP to U.S. and any non-U.S. employees. Specifically, the ESPP authorizes (i) the grant of purchase rights to U.S. employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”) and (ii) the grant of purchase rights that are not intended to be tax-qualified under Section 423 of the Code to facilitate participation for any employees located outside of the United States who do not benefit from favorable U.S. tax treatment and to provide flexibility to comply with non-U.S. law and other considerations (the “Non-Section 423 Component”). Where possible under local law and custom, New Fold expects that the Non-Section 423 Component generally will be operated and administered on terms and conditions similar to the Section 423 Component.

Administration.    The Compensation Committee of the New Fold Board, or any other committee to whom the New Fold Board delegates such power or authority, will serve as the administrator of the ESPP. The plan administrator may delegate administrative tasks under the ESPP to agents or employees to assist in the administration of the ESPP. Subject to the terms and conditions of the ESPP, the plan administrator has the authority to determine when rights to purchase shares will be offered and the provisions of each offering under the ESPP, to determine which subsidiaries will participate as “designated subsidiaries” in the ESPP (including in the Non-Section 423 and the Section 423 Components), and to make all other determinations and to take all other actions necessary or advisable for the administration of the ESPP. The plan administrator is also authorized to establish, amend or revoke rules relating to administration of the ESPP and to adopt annexes or sub-plans that apply to certain participating subsidiaries or jurisdictions.

Share Reserve.    The aggregate number of shares of New Fold Common Stock that may be issued pursuant to rights granted under the ESPP will equal 2% of the number of shares of New Fold Common Stock outstanding as of the Closing. In addition, on the first day of each fiscal year beginning on January 1, 2026 and ending on (and including) January 1, 2035, the number of shares available for issuance under the ESPP will be increased by a number of shares equal to the lesser of (i) 1% of the outstanding shares of New Fold Common Stock on the final day of the immediately preceding calendar year, and (ii) such smaller number of shares as determined by the New Fold Board. If any right granted under the ESPP terminates for any reason without having been exercised, the shares subject thereto that are not purchased under such right will again be available for issuance under the ESPP. Notwithstanding the foregoing, the maximum number of shares of New Fold Common Stock may be issued under the Section 423 Component of the ESPP will be equal to 250% of the initial number of shares reserved for issuance under the ESPP.

Eligible Employees.    Employees who are employed by New Fold or one of its designated subsidiaries on the first trading day of the offering period, or the enrollment date, are generally eligible to participate in the ESPP for a given offering. However, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all classes of New Fold or one of its parents’ or subsidiaries’ stock will not be allowed to participate in the ESPP (unless otherwise required under applicable law). In addition, the plan administrator may provide that an employee may not be eligible to participate in an offering under the Section 423 Component if the employee is a citizen or resident of a non-U.S. jurisdiction and the grant of a right to purchase shares would be prohibited under applicable law or would cause the Section 423 Component (or any offering thereunder) to violate the requirements of Section 423 of the Code. Additionally, the plan administrator may provide that certain highly compensated, seasonal and/or part-time employees and/or employees who have not met applicable service requirements may not be eligible to participate in an offering or, with respect to offerings under the Non-Section 423 Component, that only certain employees are eligible to participate in such offerings (regardless of the foregoing rules).

Following the Closing, New Fold is expected to have approximately 30 employees who are eligible to participate in the ESPP.

Participation.    Eligible employees may become participants in the ESPP for an offering period by completing a subscription agreement prior to the enrollment date of the applicable offering period, which will designate a whole percentage of the eligible employee’s compensation to be withheld as payroll deductions under the ESPP during the offering period.

Offerings; Purchase Periods

•        Offerings; Purchase Periods.    Under the ESPP, participants are offered the right to purchase shares of New Fold Common Stock at a discount during a series of offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to twenty-seven (27) months long. Accumulated payroll deductions will be used to purchase shares of New Fold Common Stock on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering will be established by the plan administrator, but in no event will any purchase period exceed six (6) months in the absence of a contrary designation by the plan administrator. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offerings.

•        Enrollment and Contributions.    The ESPP permits participants to purchase New Fold Common Stock through payroll deductions of a whole percentage of their eligible compensation, which may not be less than 1% and may be up to a maximum percentage of such compensation determined by the plan administrator (which, in the absence of a contrary designation, will be 15% of eligible compensation). The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period, which, in the absence of a contrary designation, will be 20,000 shares of New Fold Common Stock for an offering period and 5,000 shares of New Fold Common Stock for a purchase period. In addition, a participant may not, with respect to the Section 423 Component, subscribe for more than $25,000 worth of shares under the ESPP per calendar year in which such rights to purchase stock are outstanding (considered together with any other ESPP maintained by New Fold or certain parent or subsidiary entities) based on the fair market value of the shares at the time the purchase right is granted.

•        Purchase Rights.    On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of New Fold Common Stock. Unless a participant has previously withdrawn his or her participation in, or has otherwise become ineligible to participate in, the ESPP prior to any applicable purchase date, the option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. The participant will purchase the maximum number of whole shares of New Fold Common Stock that his or her accumulated payroll deductions will buy at the purchase price, subject to the participation limitations described above, and any fractional shares will be credited to the participant’s account and carried forward and applied toward the purchase of whole shares on the next purchase date.

•        Purchase Price.    The purchase price for each offering period will be designated by the plan administrator in the applicable offering document (which purchase price, for purposes of the Section 423 Component, will not be less than 85% of the closing trading price of a share of New Fold Common Stock on the enrollment date or purchase date of the applicable offering period, whichever is lower) or, in the absence of a designation by the plan administrator, the purchase price will be the lower of 85% of the closing trading price per share of New Fold Common Stock on the enrollment date of the applicable offering period or 85% of the closing trading price per share on the applicable purchase date, which will be the last trading day of each purchase period.

•        Payroll Deduction Changes; Withdrawals; Terminations of Employment.    Unless otherwise provided for in an offering document, a participant may decrease (but not increase) the percentage of compensation designated as payroll deductions in the participant’s subscription agreement or suspend his or her payroll deductions, in either case, once during any offering period. In addition, a participant may withdraw his or her participation from the ESPP at any time by submitting written notice to New Fold at least two weeks prior to the end of the then-current purchase period for the offering in which such participant is enrolled. Upon any withdrawal, the participant will receive a refund of the participant’s account balance in cash, and his or her payroll deductions shall cease. Participation in the ESPP ends automatically upon a participant’s termination of employment.

Transfer Restrictions.    A participant may not transfer (other than by will or the laws of descent and distribution) any right granted under the ESPP, and, during a participant’s lifetime, purchase rights granted under the ESPP shall be exercisable only by such participant.

Adjustments; Changes in Capitalization.    In the event of certain transactions or events affecting New Fold Common Stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the plan administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control or change in applicable law or accounting principles, the plan administrator may, in order to prevent the dilution or enlargement of intended benefits under the ESPP or facilitate or give effect to such transactions, events or changes, provide for one or more of the following: (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase shares of New Fold Common Stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.

Amendment and Termination.    The plan administrator may amend, suspend or terminate the ESPP at any time, subject to stockholder approval to increase the number (or change the type) of securities that may be issued under the ESPP or as otherwise required under Section 423 of the Code.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to participation in the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Section 423 Component.    The Section 423 Component of the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

For federal income tax purposes, a participant in the Section 423 Component of the ESPP generally will not recognize taxable income on the grant or exercise of an option under the ESPP, nor will New Fold be entitled to any deduction at that time.

If shares acquired upon exercise of an option acquired under the Section 423 Component of the ESPP are held for a minimum of two (2) years from the date of grant and one (1) year from the date of exercise, the participant (or the participant’s estate) will recognize ordinary income at the time of disposition of the shares measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) the excess of the fair market value of the shares on the date the option was granted over the purchase price. Any additional gain will be treated as long-term capital gain.

If the holding period requirements are not met, the participant will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares on the date the option is exercised over the purchase price, with any remaining gain or loss being treated as capital gain or capital loss. However, if the holding period requirements are not met and the amount realized at the time of disposition is less than the fair market value of the shares at the time of exercise, the participant will recognize ordinary income to the extent of the excess of the fair market value of such shares on the date the option was exercised over the purchase price for such shares, and a capital loss to the extent the fair market value of such shares on the exercise date exceeds the amount realized upon disposition.

New Fold or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares, subject to Code limitations.

Non-Section 423 Component.    The Non-Section 423 Component of the ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, certain tax benefits available to participants in a Section 423 plan are not available under the Non-Section 423 Component of the ESPP.

For federal income tax purposes, a participant in the Non-Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will New Fold be entitled to any deduction at that time. Upon the exercise of an ESPP option, a participant will recognize ordinary income, and New Fold will be entitled to a corresponding deduction, in an amount equal to the difference between the fair market value of the shares of New Fold Common Stock on the exercise date and the purchase price paid for the shares. A participant’s basis in shares of New Fold Common Stock received on exercise, for purposes of determining the participant’s gain or loss on subsequent disposition of such shares of New Fold’s Common Stock, generally, will be the fair market value of the shares of New Fold Common Stock on the date the participant exercises his or her option.

Upon the subsequent sale of the shares acquired upon the exercise of an option acquired under the Non-Section 423 Component of the ESPP, the participant will recognize capital gain or loss (long-term or short-term, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them).

New Fold or its subsidiaries or affiliates will generally be entitled to a federal income tax deduction upon the exercise of the option to the extent that the participant recognizes ordinary income, subject to Code limitations.

Plan Benefits

Because the number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and on the fair market value of New Fold’s common stock at various future dates, the actual number of shares that may be purchased by any individual under the ESPP cannot currently be determined.

Vote Required for Approval

The Employee Stock Purchase Plan Proposal, under Delaware law, requires the affirmative vote of a majority of the Emerald Class A Common Stock represented in person or by proxy and entitled to vote thereon and who vote at the special meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the special meeting.

Recommendation of the EMERALD Board

THE EMERALD BOARD UNANIMOUSLY RECOMMENDS THAT THE EMERALD STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Emerald’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Emerald and its stockholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the Employee Stock Purchase Plan Proposal. In addition, Emerald’s directors, executive officers and the Sponsor and its affiliates may have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination — Interests of Emerald’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 7 — THE NASDAQ PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing), for purposes of complying with the applicable listing rules of The Nasdaq Stock Market LLC, the issuance, pursuant to the Merger Agreement, of shares of Emerald Class A Common Stock in connection with the Business Combination.

For further information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus.

Why Emerald Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b), (c) and (d), as applicable.

Under Nasdaq listing rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock), or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq listing rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq listing rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq listing rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Stockholder approval of the Nasdaq Proposal is also a condition to the Closing under the Merger Agreement.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, we will issue up to 39,155,784 shares of Emerald Class A Common Stock in connection with the Business Combination.

The issuance of the shares of Emerald Class A Common Stock described above would result in significant dilution to Emerald stockholders and result in Emerald stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Emerald. For further information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Ownership of New Fold After the Closing,” as well as the annexes to this proxy statement/prospectus.

Vote Required for Approval

The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.

The Nasdaq Proposal will be approved and adopted if a majority of the votes cast in person online or by proxy at the special meeting vote “FOR” the Nasdaq Proposal. Failure to vote by proxy or to vote in person online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposal.

Recommendation of the Emerald Board

THE EMERALD BOARD UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow the Emerald Board to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Emerald’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve one or more of the proposals presented at the special meeting. In no event will the Emerald Board adjourn the special meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Emerald’s stockholders, the Emerald Board may not be able to adjourn the special meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve one or more of the proposals presented at the special meeting.

Vote Required for Approval

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals. The Adjournment Proposal will be approved and adopted if a majority of votes cast in person online or by proxy at the special meeting vote “FOR” the Adjournment Proposal. Failure to vote by proxy or to vote in person online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Emerald Board

THE EMERALD BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT FOLD

Unless the context requires otherwise, references to “Fold,” “we,” “us,” or “our” and “the Company” in this section are to the business and operations of Fold prior to the Merger and the business and operations of New Fold as directly or indirectly affected by Fold by virtue of New Fold’s ownership of the business of Fold following the Business Combination.

Company Overview

Founded in 2019, Fold is a pioneering bitcoin financial services company dedicated to expanding access to bitcoin through a comprehensive suite of consumer financial products.

Fold was formed with the goal of creating a modern financial services platform that allows consumers to accumulate, save, and use bitcoin to accomplish their daily and long-term financial goals. Fold offers consumers an FDIC insured checking account, a Visa prepaid debit card, bill payments, and an extensive catalog of merchant reward offers. Fold also partners with third-party service providers that offer bitcoin exchange and custody services. By integrating bitcoin across traditional financial services, Fold aims to serve as a key point of entry for consumers to engage with and integrate bitcoin into their everyday lives.

In addition to enabling customers to accumulate bitcoin through its rewards program, the company itself actively invests in and accumulates bitcoin for our treasury. Fold believes that bitcoin is a superior asset to hold, offering long-term value preservation and growth potential compared to traditional fiat currencies or other investment vehicles. This strategic allocation underscores our commitment to maximizing stockholder value and positioning Fold at the forefront of the emerging bitcoin economy.

Fold products and services are available in the United States through the Fold mobile app.

Our Products and Services

Fold is among the leading gateways to earning, buying, and living on bitcoin. We offer our customers a comprehensive suite of financial service products tailored to meet the needs of our customers seeking to integrate bitcoin into their everyday finances.

Banking and Payments

Fold offers a free FDIC-insured checking account that supports direct deposits, bill payments, and the ability to receive paychecks up to three days early. Fold is not a FDIC insured bank, and the FDIC-insured checking accounts are offered through Sutton Bank. In 2020, Fold partnered with Visa to launch a bitcoin rewards debit card, the Fold Visa Prepaid Card (the “Fold Card”). The Fold Card is a prepaid debit card linked directly to a customer’s Fold checking account. Customers can order a Fold Card for free and use it anywhere Visa is accepted to make purchases, pay bills, and earn bitcoin rewards.

Rewards Network

The Company offers bitcoin rewards to its users through the Fold Rewards Program. This program allows the Company’s users to earn promotional credits (“rewards”) denominated in bitcoin by engaging in various qualifying actions. For purchases made with the Fold Card, customers can earn up to 1.5% back on rotating spending categories, mortgage, rent, and bills, as well as up to 15% or more on card-linked merchant offers. In addition to Fold Card rewards, customers can earn up to 20% back in rewards through our expansive catalog of merchant offers at top merchants. Fold’s expansive rewards network includes top offer aggregators and direct merchant relationships to maximize inventory and exclusive rewards. Customers can also earn rewards for other types of behaviors such as referral bonuses, sign-up bonuses, spinning a daily rewards wheel, and other behavioral actions that the Company chooses to incentivize. Both the amount of rewards earned and the qualifying actions that are eligible to earn rewards change from time to time at Fold’s discretion.

Rewards are valued either as a percentage of a transaction (i.e. 1.5% back) or as a flat amount of satoshis (“sats”), which is a subunit of bitcoin (i.e. 25 sats). There are 100,000,000 sats in 1 bitcoin. For rewards valued as a percentage of a transaction, Fold calculates the value of those rewards as the US dollar value of those rewards multiplied by the USD-BTC exchange rate at the time of the transaction based on the USD exchange rate of one bitcoin on the Coinbase exchange. For example, assume a user earns 1.5% back on a $100 purchase when the

USD-BTC exchange rate is $50,000 per bitcoin. In that scenario, a user would earn 3,000 sats (($1.50 / $50,000) * 100,000,000 sats). Rewards are then credited to a user’s account at the sats value (in this case 3,000 sats), regardless of future changes in the USD-BTC exchange rate.

All rewards are earned immediately upon the performance of a qualifying action by the user, but not all rewards are immediately available for redemption. The redemption criteria for rewards varies by the type of qualifying action or transaction as outlined in the terms and conditions of the Fold Rewards Program. For example, rewards earned on the daily spin wheel are available for redemption immediately, while rewards earned via certain qualifying spend transactions on the Fold Card are subject to a 30-day settlement period before becoming available for redemption, a policy that is in place to prevent fraudulent activities.

Per the terms and conditions of the Fold Rewards Program, rewards are subject to adjustment for chargebacks, returns, refunds, or other circumstances. In addition, rewards are subject to expiry if users fail to maintain an active account for more than twelve consecutive months.

A user may redeem rewards by making a request to withdraw them to a personal bitcoin wallet, either to an external bitcoin wallet or to a user’s bitcoin wallet at the qualified custodians used by Fold. Users can initiate a redemption request at any time, but redemption requests are fulfilled by Fold approximately once per week as a batch fulfilment. To fulfill rewards withdrawal requests Fold sends bitcoin from our Rewards Treasury to the user’s bitcoin wallet address, which they provide during their redemption request. In the future, Fold may offer the ability for users to redeem their rewards for other goods and services but has no immediate plans to do so.

Customer rewards are valued in bitcoin as of the date the rewards are earned, and therefore we try to match the cost basis of those rewards with the cost basis of our Rewards Treasury. To do so, Fold typically purchases bitcoin once per day in an amount that approximates the amount of rewards earned by customers on that day. Our goal is to always maintain an amount of bitcoin in our Rewards Treasury equal to or greater than our customer rewards obligations. We monitor the balances of our Rewards Treasury and customer rewards obligations on a daily basis to ensure that we have appropriate reserves to fulfill customer obligations. As of September 30, 2024, our total customer rewards liability was $6.4 million, and our Rewards Treasury was also $6.4 million. In the event that the balance of our Rewards Treasury were to fall below the balance of our corresponding customer rewards liability, Fold may utilize excess bitcoin reserves from our Investment Treasury to fulfill customer liabilities. Fold purchases bitcoin for our Investment Treasury on an intermittent basis when we have available discretionary cash balances to do so.

Custody & Trading

Fold partners with Fortress Trust LLC, a Nevada-chartered trust company (“Fortress”), and BitGo Trust Company, Inc., a South Dakota-chartered trust company (“BitGo”) (collectively, the “Bitcoin Service Providers”), to offer eligible customers the ability to buy, sell, store, and withdraw Bitcoin through Fold. These Bitcoin Service Providers are both qualified custodians, meaning they are qualified under applicable state banking, payments or trust laws to custody digital assets, that offer institutional-grade custody, liquidity, and security solutions for digital assets, specializing in multi-signature wallets and cold storage services for bitcoin. Additional information with respect to the Bitcoin Service Providers’ respective qualifications under applicable law can be found online at https://fortresstrust.com/licenses, with respect to Fortress, and https://www.bitgo.com/company/licenses, with respect to BitGo. Fold does not directly hold or control any of its customers’ digital assets.

Fold utilizes both Fortress and BitGo for the purpose of providing operational redundancy in the event of technical or regulatory limitations at one or the other. In addition, certain states are supported by only one of the two Bitcoin Service Providers, and those states can change from time to time based on the licensing status of each provider.

To access Custody & Trading products, Fold’s customers are first onboarded to the Fold App through the normal onboarding process, which includes Know Your Customer (“KYC”) checks by Fold. Customers are then onboarded to either BitGo or Fortress based on the state they live in. Customers also undergo KYC checks by the Bitcoin Service Provider to which they are onboarded, and they are required to accept the terms and conditions of the Bitcoin Service Provider to which they are onboarded.

Once a user has been onboarded to both Fold and the Bitcoin Service Provider, they are able to interact directly through Fold’s mobile application to buy bitcoin via spot trades, recurring trades, direct deposits, and by rounding up spare change on Fold Card purchases, as well as the ability to deposit and sell their bitcoin. Each of those transactions are executed by the user through Fold’s mobile application and processed via the Bitcoin Service Provider to which the user is assigned. Refer to the following section for further details.

How Fold Users Access Fold Products and Services

In order to access all Fold related services, users must first download the Fold app from either the Apple or Google app store. Upon using the Fold app for the first time, users are prompted to provide certain information for account creation and verification and to accept Fold’s user terms and conditions. Once Fold completes a review of a user’s initial application, the user is then granted access to the Fold platform. From there, users can utilize the following services:

Fold Pre-paid Debit Card

•        Users may apply for a Fold pre-paid debit card by selecting the “Fold Card” tab in the Fold app and following the on-screen prompts. Once an application has been submitted, Fold utilizes Sardine, a third-party service, to perform the required KYC and AML verification along with internal reviews completed by the Fold compliance team when needed.

•        Once a user has been approved, a Fold pre-paid debit card is issued by Sutton Bank, Fold’s banking partner, and sent to the user’s address on file. Users can activate a Fold pre-paid debit card by either calling the number provided on the card or by following card activation instructions in the Fold app. After activating a Fold pre-paid debit card, users can view card details by selecting the “Fold Card” tab in the Fold app.

•        To deposit or withdraw funds, users can select the “Deposit” or “Withdraw” option on the “Home” or “Fold Card” tab. From there, users can select from and utilize a number of deposit and withdrawal methods. All funds directly deposited to, spent on, or withdrawn from the Fold Card are in USD. As described in the “Bitcoin Buying and Selling” section below, eligible users also have the ability to deposit bitcoin into their Fold account. Any such bitcoin deposited by users is received by and held at the Bitcoin Service Providers and does not directly impact a user’s Fold Card balance. At their option, users have the ability to sell the deposited bitcoin to fund their card using the “Push to Card” feature discussed below.

Bitcoin Buying and Selling

•        To buy and sell bitcoin in the Fold app, users must request access to this feature. Users can request access by first selecting the “Bitcoin” tab within the Fold app. Users will then be prompted to provide additional KYC and AML information as required by Fold’s Bitcoin Service Providers. Only once a user has passed these compliance checks will they be granted access to the bitcoin buy and sell features within the Fold app.

•        All bitcoin buy and sell features are accessed by opening the Fold app and selecting either the Bitcoin tab at the bottom of the screen or by selecting the Bitcoin balance shown on the Home tab.

•        Users can purchase bitcoin in several ways, including:

•        Spot Buys:    This option provides for a one-time bitcoin purchase at a USD amount specified by the user. After selecting the Buy button on the Bitcoin tab, the user is provided with several pre-populated denominations — $10, $20, $50, $100 and $500 — as well as the option to enter a custom amount of USD they would like to spend to purchase bitcoin. After choosing one of the pre-populated denominations or inputting the custom amount they would like to purchase, the user is taken to a confirmation screen that displays the purchase amount, the estimated exchange rate of the transaction, and any applicable transaction fees. If a user does not wish to continue with the purchase at the confirmation screen, they can use the back button to leave the page and the spot buy will not be executed. If the user wishes to proceed with the transaction on the basis of the terms displayed, the user can select the “Confirm Purchase” button to execute the spot buy. As soon as the spot buy is confirmed by the user, a series of automated API requests is sent to Fold’s Bitcoin Service Providers requesting to complete the trade. The Bitcoin Service Providers then process the trade using their own technology and liquidity partners. If a processing error is encountered in any step, whether at Fold or at the Bitcoin Service Provider, the purchase is considered failed and the USD is returned to the user’s account. Once Fold receives a success notification from our Bitcoin Service Provider via API, the bitcoin becomes visible in the user’s app and they receive a purchase confirmation email with the final details of the transaction.

•        Recurring Trades:    This feature, referred to as “Auto Stack” within the Fold app, allows users to purchase a specific USD amount of bitcoin at a specified recurring interval. To set up this purchase type a user first selects the Auto Stack option in the Bitcoin tab of the Fold app and toggles that option to “On”. Users are then prompted to select from 3 recurring intervals — Daily, Weekly, or Monthly — and are advised that their first purchase will execute at the time they set up this feature with all subsequent recurring purchases taking place at the time interval selected by the user. All Auto Stack trades are executed via the API flow to our Bitcoin Service Providers described in the “Spot Buys” section above. To turn this feature off, users can navigate to the Auto Stack option in the Bitcoin tab of the Fold app and toggle that option to “Off”. This action immediately disables all future Auto Stack purchases.

•        Direct Deposits:    This feature, referred to as “Direct to Bitcoin” within the Fold app, allows users to automatically convert a percentage of all incoming USD deposits into bitcoin. To set up this purchase type a user first selects the Direct to Bitcoin option in the Bitcoin tab of the Fold app and toggles that option to “On”. Users are then prompted to choose what percentage of their deposits they wish to convert into bitcoin using this feature and can select any percentage from 1% to 100%. Once this feature has been turned on, all future USD deposits will be exchanged to bitcoin via the API flow to our Bitcoin Service Providers described in the “Spot Buys” section above. The series of automated API requests is sent as soon as Fold receives notification of the incoming deposit from the external bank where the USD funds originated from. To turn this feature off, users can navigate to the Direct to Bitcoin option in the Bitcoin tab of the Fold app and toggle that option to “Off”. This action immediately disables all future Direct to Bitcoin purchases.

•        Round-Ups:    This feature, referred to as “Round-Ups” within the Fold app, allows users to automatically convert spare change from a Fold Card transaction into bitcoin. To set up this purchase type a user first selects the Round-Ups option in the Bitcoin tab of the Fold app and toggles that option to “On”. Users are then prompted to choose a multiplier — 1x, 2x, 5x, or 10x — that will be applied to their Round-Ups purchase. For example, if a user turns on Round-Ups, selects a multiplier of 5x, and then spends $5.73 on their Fold Card, that Fold Card transaction will result in a Round-Up of $1.35 ($0.27 “change” * 5x multiplier). There is a $10 minimum purchase amount for this feature, so users accumulate Round-Ups until their Round-Up balance meets or exceeds that threshold, at which time a bitcoin purchase is automatically initiated via the API flow to our Bitcoin Service Providers described in the “Spot Buys” section above. To turn this feature off, users can navigate to the Round-Ups option in the Bitcoin tab of the Fold app and toggle that option to “Off”. This action immediately disables all future Round-Up purchases and resets their accumulated Round-Ups balance to zero.

•        To sell bitcoin, users navigate to the Bitcoin tab of the Fold app and select the “Send” button. They then select the “Push to Card” option which prompts them to enter a specific USD amount they wish to sell. After inputting that amount they are taken to a confirmation screen that displays the sale amount, the estimated exchange rate of the transaction, and any transaction fees as applicable. After confirming the transaction a series of automated API requests are sent to Fold’s Bitcoin Service Providers requesting to complete the trade. The Bitcoin Service Provider then processes the trade using their own technology and liquidity partners. If a processing error is encountered, whether at Fold or at the Bitcoin Service Provider, the sale is considered failed and the BTC is returned to the user’s account. Once Fold receives a success notification from our Bitcoin Service Provider via API, the USD becomes visible in the user’s app and they receive a sale confirmation email with the final details of the transaction.

•        To withdraw bitcoin, users navigate to the Bitcoin tab of the Fold app and select the “Send” button. They then select the “Withdraw” option which prompts them to enter a specific bitcoin address to send to. Users are currently only able to withdraw 100% of their available bitcoin balance. After entering the address, users are presented with a confirmation page that outlines the amount of bitcoin being sent, the address to which it is being sent, and any applicable processing or network fees. After confirming the transaction, a series of automated API requests are sent to Fold’s Bitcoin Service Providers requesting to complete the withdrawal. Once Fold receives a success notification from our Bitcoin Service Provider via API, the transfer request becomes visible in the user’s app and they receive a transfer confirmation email with the final details of the withdrawal.

•        To deposit bitcoin, users navigate to the Bitcoin tab of the Fold app and select the “Receive” option. After selecting this option, a user is presented with their Fold bitcoin wallet address via both an alphanumeric address and a QR code. Users then copy that address into the bitcoin wallet from which they plan to deposit bitcoin and initiate the deposit via that bitcoin wallet. Processing of the bitcoin deposit occurs via the bitcoin network. When the deposit is received at the address specified, the Bitcoin Service Provider notifies Fold via API request. The deposit is then visible in the user’s app, and they receive a deposit confirmation email with the details of the deposit.

Gift Card Buying

•        Users can purchase gift cards by navigating to the “Gift Card” tab of the Fold app and selecting the gift card they wish to purchase. From there, users are prompted to complete the transaction by either entering a personal debit or credit card or utilizing the current USD balance in their Fold account.

Rewards

•        Users can access their earned rewards by selecting the “Reward” tab in the Fold app. From that tab, users can review their earned reward history and withdraw their eligible rewards. To withdraw rewards, users select the “SEND” button and are prompted to enter their personal bitcoin wallet address in the “SEND TO” field. All reward balances are denominated in bitcoin.

Daily Spin Wheel

•        Users can take advantage of Fold’s Daily Spin Wheel by navigating to the “Rewards” tab, selecting “Spin the Wheel,” and either tapping the wheel to spin, or swiping right on the option to spin all available spins. The Daily Spin Wheel includes a variety of prize “wedges”, all of which are comprised of varying amounts of bitcoin/sats (ex. 5 sats, 10 sats, 25 sats, 1 bitcoin, etc.). These wedges vary from time to time at the Company’s discretion. When a user spins the wheel and lands on one of these wedges, the resulting bitcoin is immediately applied to their bitcoin Rewards balance. Those rewards can be accessed and withdrawn in the same manner as all other bitcoin rewards earned by a user on the Fold app (see “Rewards Network” on page 194 for further details).

Account Settings

•        Users can manage their account settings from the “Home” tab, including their subscription plan, their profile details, their referral program information, and other relevant administrative actions.

Future Products

Fold’s internal survey data suggests that Fold’s customers are interested in an expanded suite of bitcoin financial services, including credit cards, loans, interest-bearing accounts, business accounts and joint accounts. Select survey data around customer interests include:

•        64% of Fold’s customers want access to bitcoin financial services (e.g., the ability to save, invest and spend using bitcoin)

•        46% of Fold’s customers want access to credit & loans

•        84% of Fold’s customers are interested in a business account

•        87% of Fold’s customers currently engage in two or more products

Based on this data and our monitoring of market trends, Fold continually evaluates opportunities to expand our existing product lineup and cross sell into our existing products. We expect to continue to expand our consumer financial services offerings over the near term.

Industry Overview

Bitcoin

Introduced in 2008, bitcoin is a trustless decentralized digital currency operating on a peer-to-peer network. Bitcoin is built on free and open-source technology which ensures secure and transparent transactions. As of June 30, 2024, bitcoin remains the largest cryptocurrency by market capitalization, with significant trading volumes across global exchanges. Over the first 15 years of its existence, the adoption rate of bitcoin as measured by the annual increase in the total number of users has exceeded that of the internet over the first 15 years of the latter’s existence.

To date, the primary business models within the bitcoin industry have focused on exchange services, bitcoin mining, and exchange-traded products like ETFs. Bitcoin financial services such as those offered by Fold are part of a fast-growing market opportunity to expand bitcoin’s scope into traditional investment and financial use cases relevant to consumers’ everyday lives, such as saving, investing and making payments.

The bitcoin industry is dynamic and rapidly evolving, offering substantial opportunities alongside significant risks. Continuous monitoring of technological, regulatory, and market developments is essential for stakeholders to navigate this complex landscape effectively. According to Yahoo Finance, 54% of the bitcoin mining ecosystem is powered by renewable energy sources (Yahoo Finance, Bitcoin mining’s green mile, January 18, 2024).

As of December 18, 2024, based on aggregate US exchange markets data collected by CoinMarketCap, Bitcoin had increased by 2,502.9% in U.S. dollar terms since January 2019, making it among the best performing assets of the decade.

The Bitcoin protocol includes programmatic, recurring events called “halvings”. Halving events reduce the block reward miners receive by 50%, which in turn reduces the supply of new bitcoin and leads to increased scarcity of new bitcoin. Halving events occur approximately once every four years and, historically, these events have been correlated with an increase in the bitcoin price.

Historically, halvings have also proven to be beneficial for certain bitcoin-based businesses. At Fold, this was evidenced through acceleration expansion of Fold’s user base from 2020 through 2021. Similar user expansion was seen at Coinbase in 2016-2017 and 2020-2021.

Year	Fold’s EOP User Growth %	Bitcoin’s EOP Price Change %[1]
2019	49.5%	92.2%
2020*	196.9%	303.2%
2021	84.5%	59.7%
2022	10.7%	(64.3)%
2023	5.9%	155.4%

____________

*        Halving event occurred in this year

(1)      Source: market data from CoinMarketCap (August 26, 2024).

We accordingly expect that the most recent halving from April 2024 may drive strong user growth in the near term. However, due to future halvings and continued mining of additional Bitcoin, eventually the programmatic supply limit of 21 million bitcoin will be reached. Bitcoin currently has a circulating supply of approximately 19.78 million. It is possible that future halving events combined with decreases in the number of Bitcoin available to be mined could reduce the utility of Bitcoin if fewer miners choose to validate transactions, or only seek to validate transactions with high associated fees. Higher network fees could cause customers to look to other digital assets instead of Bitcoin or to turn away from digital assets entirely.

Banking and payments

The banking and payments industry encompasses a broad range of financial services, including traditional asset custody, wealth management, digital payments, and emerging fintech solutions. The banking and payments industry is undergoing significant transformation driven by technological advancements, changing consumer behavior, and regulatory developments. While the industry presents substantial growth opportunities, stakeholders must navigate various risks and challenges to remain competitive and compliant in this dynamic landscape. Continuous innovation, robust risk management, and adherence to regulatory standards are essential for sustained success.

Macroeconomic trends impacting our market

The following macroeconomic factors as they relate to bitcoin specifically impact our business:

— Awareness:    The perception of bitcoin as a legitimate and secure asset class and technology by the general public plays a crucial role. The pace and effectiveness of continued education and awareness will impact adoption rates.

— Regulation:    The global regulatory landscape for bitcoin, including clarity around legal status, accounting and tax treatment, and other compliance requirements will significantly impact its growth. Favorable regulations can encourage adoption, while restrictive measures can hinder it.

— Institutional Adoption:    Increased participation by institutional investors, including hedge funds, mutual funds, corporations, and nation states can drive market confidence and liquidity, supporting continued growth. Recently launched spot bitcoin ETFs sponsored by large financial service firms have seen significant inflows, introducing bitcoin to a large pool of new investors and further legitimizing bitcoin as an asset appropriate for institutions.

— Political Environment:    Bitcoin has entered the political conversation in the United States and abroad. As a global leader in innovation and new technologies, we anticipate the United States political environment to become increasingly favorable for our industry.

— Monetary Policy:    Central bank monetary policies, especially in terms of interest rates and quantitative easing, can influence bitcoin adoption. Low interest rates and expansive monetary policies that lead to currency debasement often lead to a search for alternative investments like bitcoin.

— Technological Innovation:    Advances in blockchain technology, improvements in scalability (e.g., bitcoin’s Lightning Network), and enhanced security protocols can increase bitcoin adoption and integration into various financial systems.

We expect each of the above, among other factors, to contribute to the pace of acceptance of bitcoin and an increase in the addressable market for our products and services. The timing of these events as well as the potential occurrence of other unforeseeable events that impact our industry is uncertain and may have a direct impact on our business.

Our Customers

As of September 30, 2024, we had over 580,000 customer accounts on the Fold platform that had earned Bitcoin rewards. Within this group, more than 67,000 are verified accounts and/or bitcoin exchange customers that can use Fold as their primary banking and bitcoin account. Approximately 10,000 of these accounts and/or bitcoin exchange customers are premium users paying monthly subscriptions to access higher rewards, lower fees, and premium features of our platform.

Fold caters to one of the most valuable customer segments in the world. Our current core customer demographic is just entering their financial prime (83% are between 25-54 years old) with a strong financial position (80% have prime credit and 65% make over $100K income per year). This demographic is on the cusp of some of the most important financial decisions of their lives: starting families, starting businesses, buying homes, preserving wealth, and making long-term financial plans. Select customer demographic information based on historical company data and customer surveys from 2022–2024 includes:

Despite the relative financial strength of Fold’s core customer base, Fold is able to service other customer demographics no matter where they are on their financial journey. Our FDIC-insured checking account and prepaid debit card provide a lower-risk, responsible way for any customer to navigate their financial lives compared to high interest-rate credit products.

Our Strategic Partners

We have strategic partnerships with a number of third-party service providers to operate certain of our products and services, including:

Marqeta, Inc. (“Marqeta”) — Marqeta powers the modern card-issuing platform that enables Fold to create, distribute, and manage customized payment cards and financial products. Marqeta serves as the program issuer for the Fold Card.

Visa U.S.A. Inc. (“Visa”) — Visa is a global payment technology company that facilitates electronic funds transfers, primarily through credit, debit, and prepaid cards, enabling secure and efficient payments worldwide for Fold. The Fold Card can be used on the Visa Network (“Payment Network”) to spend funds wherever Visa is accepted.

Sutton Bank — USD funds deposited in the Fold Checking Account and available to fund purchases using the Fold Card are held at Sutton Bank, an FDIC-insured bank. As long as specific deposit insurance requirements are met, Fold customer funds held at Sutton Bank are insured up to $250,000 by the FDIC in the event Sutton Bank fails. Fold does not directly hold or control any of its customers’ USD funds.

Bitcoin Service Providers — Fold partners with Fortress Trust LLC, a Nevada-chartered trust company (“Fortress”), and BitGo Trust Company, Inc., a South Dakota-chartered trust company (“BitGo”) (collectively, the “Bitcoin Service Providers”), to offer eligible customers the ability to buy, sell, store, and withdraw Bitcoin through Fold. These Bitcoin Service Providers are both qualified custodians, meaning they are qualified under applicable state banking, payments or trust laws to custody digital assets, that offer institutional-grade custody, liquidity, and security solutions for digital assets, specializing in multi-signature wallets and cold storage services for bitcoin. Additional information with respect to the Bitcoin Service Providers’ respective qualifications under applicable law can be found online at https://fortresstrust.com/licenses, with respect to Fortress, and https://www.bitgo.com/company/licenses, with respect to BitGo. Fold does not directly hold or control any of its customers’ digital assets.

Merchant Networks — Fold partners with a number of merchant offer wholesalers and direct merchant relationships to offer gift cards, card-linked offers, and other affiliate offers from time to time. Fold has established an extensive partnership network across multiple vendors to provide customers with an extensive number and quality of merchant offers, and we regularly review new and existing partnerships to optimize our offers network.

Our Strategy

First Mover Advantage

Fold has identified what we believe to be a unique opportunity in the market to provide bitcoin-native specialty financial services that are currently underrepresented by incumbent financial service providers. Fold’s products are built on bitcoin, for bitcoiners, by bitcoiners. In contrast to exchanges with hundreds of cryptocurrencies, capital-intensive mining businesses, and high-fee ETFs, Fold provides a user-friendly, low-barrier entry point to bitcoin via financial products that users are already familiar with. Our product offerings are also diverse, offering customers more utility than just an exchange product.

As an early entrant to this space and the first company to launch a bitcoin rewards debit card program, Fold has accumulated proprietary data on customer spending, saving, investing, and product needs that can be leveraged for further penetration within our existing user base as well as to expand into new customer demographics. We have invested significant resources to form deep relationships with partners, customers, and industry participants while building a reputable brand name in the bitcoin market.

Expanding Access to Value Creation for Fold’s Customers

We believe that bitcoin is a powerful tool for democratizing wealth and protecting against inflation. From January 2010 to June 2024 the US dollar lost 31% of its purchasing power due to inflation. Further, the US Federal Reserve has a stated annual inflation goal of 2% per year, which ensures by design the purchasing power of dollars will continue to decrease over time. Although there can be no assurance of bitcoin’s performance, over the same period, bitcoin increased from almost $0 to more than $60,000 per bitcoin, finishing as one of the best performing assets over such period.

With a fixed supply of 21,000,000, we believe bitcoin provides an opportunity for increased purchasing power over time with continued adoption and demand. As an example, based on data from the Federal Reserve Bank of St. Louis, the median price of owning a single-family home in the first quarter of 2016 was $290,000, or 690 bitcoin, compared to $329,000, or 46 bitcoin, in the first quarter of 2020 and $420,800, or 10 bitcoin in the first quarter of 2024.

According to a report by Nasdaq, dated as of January 2, 2023, 50% of Americans have no savings or less savings than prior years, based on Nasdaq’s report “Americans do not have enough savings.”, According to a poll by the Wall Street Journal, 64% of Americans believe the “American Dream” is no longer possible. We believe bitcoin offers a new path to financial empowerment. By integrating bitcoin into everyday financial services, Fold aims to make the American Dream available to more people. Through Fold’s core financial services products, we help our customers increase their purchasing power and wealth creation through bitcoin rewards and traditional bitcoin exchange services.

Differentiating with Bitcoin Rewards

Fold has built a leading bitcoin rewards program and was recognized by as the best crypto rewards debit card for maximizing bitcoin rewards by Forbes in August 2024. We believe bitcoin rewards can be a potential game-changer in the loyalty program landscape, which already engages 80% of Americans. Popular traditional rewards programs, like Delta’s airline miles program, process nearly 1% of the US GDP and Starbucks’ Rewards Program has over 33 million members and grew 7% over the last year. However, traditional rewards are often tied to specific ecosystems and frequently lose value over time.

In contrast, bitcoin rewards offer the potential for value appreciation of the rewards customers receive. We believe offering rewards that have potential to grow in value differentiates Fold from traditional loyalty programs and positions Fold at the forefront of what we believe will be a new financial service trend.

As of June 30, 2024, we have distributed nearly $20 million in bitcoin rewards — the value of which as of such date was more than double the dollar value of such rewards at the time of distribution.

Graph shows relative value of cash rewards vs bitcoin rewards using the aggregate Fold rewards as a case study using rewards values and bitcoin pricing data as of June 30, 2024.

Bitcoin Treasury & Accumulation Strategy

In addition to our core operating business, Fold has adopted a bitcoin treasury strategy that aligns our corporate goals with the products we offer to our customers. We consider bitcoin to be an important strategic reserve asset that, due to its finite fixed supply, has the ability to mitigate inflationary trends. Bitcoin is a unique store of value with a finite fixed supply, which we believe provides price appreciation potential for bitcoin in both the near- and long-term. We believe that the adoption tailwinds powering bitcoin’s growth over the last 15 years will continue with potential to accelerate, providing attractive value growth opportunities.

As of September 30, 2024, Fold has accumulated more than 1,103 bitcoin in our treasury, and we plan to continue to accumulate bitcoin over time. We view our bitcoin holdings as a long-term strategic investment and not as a trading asset. We believe holding bitcoin on our corporate balance sheet has the potential to provide stockholder value for several reasons:

Price appreciation:    Bitcoin has experienced meaningful price appreciation over the past decade, significantly outperforming the S&P 500, US treasury yields, and other traditional investments over the same time frame. We believe bitcoin adoption will continue to grow rapidly over the coming years, which has potential to provide an opportunity for continued price appreciation.

Inflation hedge:    Bitcoin, with its capped supply, has the potential to serve as a long-term hedge against inflation. We expect central banks to continue to devalue fiat currencies over the near term through inflationary monetary policies.

Diversification:    Bitcoin often shows low correlation with traditional financial assets like stocks, bonds, and commodities, offering diversification benefits to the overall portfolio.

Liquidity:    Unlike traditional financial markets, the market for bitcoin operates 24/7, offering constant access to liquidity.

Enhanced brand perception:    Companies investing in bitcoin may be viewed by certain consumers as more forward-thinking, appealing to progressive, tech-savvy consumers and investors.

Balance sheet management:    We believe building a solid balance sheet with potential for growth will provide a solid foundation for us to better operate and grow our business over time.

These factors suggest strategic benefits for Fold incorporating bitcoin into our financial strategies, aligning with modern financial trends and technological advancements.

We believe Fold is on track to be the first publicly traded pure play bitcoin financial services company and the first public company to debut with more than 1,000 bitcoin in treasury. A number of public companies have implemented a bitcoin treasury strategy similar to Fold’s, including MicroStrategy Incorporated, Block, Inc., Tesla, Inc., Nexon Co., Ltd. and Semler Scientific, Inc.

We anticipate many more companies will adopt a bitcoin treasury strategy to leverage bitcoin as a strategic asset, driven by the success seen by MicroStrategy, which as of September 6, 2024 had grown 717% since adopting a bitcoin treasury strategy compared to the 418% growth of bitcoin over the same period. With nearly $7 trillion in cash reserves held by public companies according to a February 16, 2024 report by Yahoo Finance, there is significant potential for additional allocation into bitcoin. Due to the limited supply of bitcoin, the total number of companies that can own more than 1,000 bitcoin would be less than 0.1% of total U.S. companies, assuming 33 million total U.S. companies. This is why Fold is committed to being a first mover in demonstrating how bitcoin can drive and preserve company value.

Flywheel Effect

We expect demand for bitcoin financial services to continue to increase over time, and Fold has positioned itself as a first mover to benefit from this acceleration. As the bitcoin network expands, we believe demand for our services will grow, fueling a cycle where we build more financial products to meet consumer needs, further increasing our cash flows, our bitcoin treasury, and the bitcoin holdings of our customers. This flywheel, powered by aligned incentives and our first-mover advantage, positions Fold to capitalize on Bitcoin’s rapid growth and increasing value.

Our Growth Strategy

Fold aims to grow alongside the emerging bitcoin economy, which is expected to reach one billion users by 2030, based on a historical growth rate of 63.2% per year. Currently, there are over 50 million Americans that own bitcoin or other digital assets, which we believe creates significant opportunity for growth within the current market. We expect this segment to increasingly seek access to bitcoin financial services as their bitcoin wealth grows (bitcoin has grown an average of 155% each of the last five years).

We believe we are in the early stages of realizing the full value of our existing platform. We seek to capitalize on the structural advantages of being a first-mover, customer-centric and built-to-scale platform as we continue to grow our business and customer base.

Marketing

Demand for bitcoin financial services is accelerating as more participants enter the market. Despite this growth, there remains a significant gap in available solutions with the exception of Fold.

Fold has capitalized on this opportunity by marketing to and building a valuable customer base characterized by high credit scores, strong earning potential, and high lifetime values. Fold has achieved this with customer acquisition costs of less than $10 per user compared to industry averages of over $300 per customer for traditional financial service providers. In contrast to our low customer acquisition costs, using data from the period July 31, 2023 to June 30, 2024, we estimate:

•        Lifetime value of Rewards Accounts (as defined below) to be 13 times the customer acquisition cost

•        Lifetime value of Verified Accounts (as defined below) to be 26 times the customer acquisition cost

•        Lifetime value of Premium Customers (as defined below) to be 37 times the customer acquisition cost

Our customer acquisition strategy relies primarily on paid and organic online advertising and social media. Fold also relies on television (streaming and linear), paid search, organic web traffic, and email marketing. Referrals and spend incentives drive incremental acquisition and engagement. Our marketing content is produced and edited by a lean, experienced, in-house team, well-versed in tailoring messages for our target segments.

Product marketing efforts are aimed at increasing member engagement, through-funnel conversion, and retention at a low cost. Our customer acquisition channels combine a mix of online and offline, as well as paid and unpaid, channels. They include marketing affiliates, sponsorships, radio, direct mail, organic web traffic, email marketing, and online advertising, among others.

Our primary strategic growth initiatives are as follows:

1. Continue Fundamental Execution

We remain focused on enhancing our bitcoin financial services platform by continuing to invest in product development, sales, and marketing. We believe these efforts are key to expanding our user base and strengthening our partnerships. We also aim to optimize customer lifetime value (“LTV”) through new products and features, enhanced retention strategies, and optimized pricing models. We expect our scalable platform, built through strategic investments, to continue to deliver operational leverage as we grow.

2. Proven Acquisition Channels

Fold’s growth to date has been predominantly fueled by organic word of mouth, partner co-marketing, and active social engagement which have contributed to low customer acquisition costs (“CAC”). We believe these channels will continue to play a critical role in sustaining our growth trajectory. To further accelerate expansion, we plan to increase investments in paid marketing and affiliate opportunities, with the objective of maintaining low CAC while enhancing the LTV per user.

3. Expand Relationship with Existing and New Rewards Partners

We are dedicated to deepening our engagement with existing and new rewards partners and co-marketing with them to reach new audiences. By leveraging our partners’ platforms and customer bases, we can introduce Fold’s bitcoin financial services to more users, driving further adoption and creating mutual growth opportunities. This collaborative approach will help us unlock new customer segments and increase brand visibility.

4. Expand Financial Services Partnerships

We will continue to seek partnerships with adjacent businesses to provide financial services to their customers, expanding our reach and enhancing our product offerings. By integrating our bitcoin financial services with traditional financial products, we can offer a comprehensive suite of solutions that adds value to our partners and their customers, further embedding Fold into everyday financial activities.

5. Align with the Bitcoin Brand

Fold aims to align its brand with bitcoin, one of the fastest growing and most recognized brands globally. Our goal is to make Fold synonymous with bitcoin in the mainstream, positioning our product as the go-to solution for bitcoin financial services and transactions. By closely associating with the bitcoin brand, we aim to enhance our visibility and credibility, driving broader adoption of Fold among consumers.

6. Global Expansion

While we do not have immediate plans to expand our bitcoin financial services platform to a global audience, we recognize the significant opportunity presented with expansion outside the United States. Through enterprise partnerships and direct expansion, we expect to be able to tap into new markets and meaningfully increase our addressable market, laying the groundwork for future growth.

7. Pursue Strategic Acquisitions

We will opportunistically pursue strategic acquisitions that enhance our scale, enable entry into new verticals, and add complementary capabilities to our platform.

Competitive Landscape

Fold operates in a unique segment within the competitive landscape, specializing in bitcoin financial services for the rapidly expanding segment of individuals incorporating bitcoin into their financial lives to build long-term savings and access new financial opportunities. Unlike traditional financial institutions that lack the infrastructure to serve these customers, and cryptocurrency companies that we believe are geared towards speculation, trading, and gambling, Fold aims to align itself with bitcoin’s potential to grow wealth, which is a key factor of bitcoin’s consumer appeal.

Financial Platforms

Across our product lines we compete with various traditional financial services providers like Block Inc., Robinhood Markets, Inc., and PayPal Holdings, Inc., who have recently introduced bitcoin-based products and services. These companies have varying business models and focus areas and offer an overlapping but limited feature set, which includes buying and selling bitcoin but not the full range of bitcoin-based financial services offered by Fold.

Rewards Cards

We also compete with other consumer cryptocurrency and cash rewards cards, such as the Venmo Credit Card, Gemini Credit Card, and Discover Cash Back Debit Card. Forbes recognized the Fold Card as the best crypto rewards debit card for maximizing rewards for 2024. To date, average rewards on the Fold Card have been nearly 2x that of leading cash-back debit card competitors.

Management

We are a founder-led business with an experienced management team that brings together viewpoints from both technology and financial services. See “Directors and Executive Officers After the Business Combination” for more information.

Employees and Culture

As of December 18, 2024, we employed a total of 28 full-time employees as well as various part-time contractors. We are an Equal Employment Opportunity and Affirmative Action employer. All aspects of employment including the decision to hire, promote, discipline, or discharge, are based on merit, competence, performance, and business needs. We do not discriminate on the basis of race, color, religion, marital status, age, national origin, ancestry, physical or mental disability, medical condition, pregnancy, genetic information, gender, sexual orientation, gender identity or expression, veteran status, or any other status protected under federal, state, or local law.

Many of our employees are highly skilled in technical areas specific to payment technology, software solutions, risk & compliance, and public company financial reporting requirements. From time to time, we supplement our workforce with consultants or independent contractors, primarily in the information technology area, through contracted service arrangements.

Our employees are key to our success as a company, and we are committed to attracting, developing and retaining the best talent. We attract, develop, and retain the best talent through various means including performance evaluation and goal setting as well as a robust training and development curriculum.

We provide employees with competitive compensation and benefits consistent with positions, skill levels, experience, knowledge, and geographic location. All employees are eligible for company equity (in the form of Fold RSUs), health insurance, paid and unpaid leave, a retirement plan, and life/disability/accident coverage. We also offer a variety of voluntary benefits that allow employees to select the options that meet their needs, including flexible spending accounts, health saving accounts, paid parental leave, flexible work arrangements, annual training and tuition allowances, and other benefits.

Our executive management team and Human Resources department regularly review and update our talent strategy, monitoring a variety of data, including turnover, diversity, and tenure, to design and implement effective reward/recognition, training, development, succession, and benefit programs to meet the needs of our businesses and our employees.

Regulatory Environment

We operate in a rapidly evolving regulatory environment governed by U.S. federal and state laws. These regulations cover most aspects of our business, including consumer finance and protection, privacy and data protection, banking, and payments. Other relevant laws include those prohibiting unfair and deceptive acts or practices, alongside public policy and general principles of equity, which may apply to our banking and payment activities. These laws and regulations impact our business directly and indirectly, mainly through our partnerships with Marqeta and Sutton Bank, which provide our customers with deposit accounts and debit cards, and with the Bitcoin Service Providers.

Fold has established a robust Customer Identification Program (CIP) with the primary objective of forming a reasonable belief that we possess accurate information regarding the true identity of each of Fold’s customers. Our services are exclusively intended for individuals aged 18 years or older in the United States with national or residency status. To enhance our CIP processes, we have partnered with Sardine.ai, a third-party provider specializing in supporting Know Your Customer (KYC) services, fraud detection, and sanctions screening efforts. Fold recognizes the dynamic nature of the financial landscape and is committed to maintaining a robust risk management framework. We employ a sophisticated risk rating system that continuously evaluates user profiles to enhance our security measures. This dynamic risk rating is subject to adjustments based on a combination of transaction monitoring rules, news alerts, and ongoing sanctions screening. Our risk rating framework is designed to adapt to changes in user behavior, transaction patterns, and external factors that may impact risk exposure. Our system regularly reviews transactions against predefined monitoring rules to identify any unusual or potentially high-risk activities. Additionally, we actively monitor negative news alerts that may have implications for a user’s risk profile.

The following summarizes certain aspects of the various statutes and regulations. This summary is not a comprehensive analysis of all applicable laws and is qualified by reference to the full text of statutes and regulations below.

Anti-Money Laundering (AML) and Sanctions Laws

Although Fold is not directly subject to the Bank Secrecy Act or other regulations related to anti-money laundering, our relationships with Sutton Bank and the Bitcoin Service Providers, together with our obligations under applicable sanctions laws, require us to comply with AML requirements. This is because both Sutton Bank and the Bitcoin Service Providers are considered “financial institutions” subject to the Bank Secrecy Act. Because we act as an intermediary between our customers and Sutton Bank and the Bitcoin Service Providers, we must take certain actions to facilitate their compliance, as described below.

Fold is required to stay updated with constantly changing AML regulations, including those set by the intergovernmental organization the Financial Action Task Force, local laws, and our partners. As a mobile application, we face significant challenges, such as remote onboarding of our customers, which makes it difficult to verify the identity of customers submitting applications for the Fold products thoroughly. In addition, the high volume of transactions both in our debit card and bitcoin buying and selling makes it difficult to monitor transactions for AML purposes. To mitigate these risks, Fold has implemented a risk-based approach Anti-Money Laundering program to measure customer identification practices, monitoring (real-time monitoring) and escalate questionable activities, and maintain records to prevent illicit financial activities in our platforms.

As for counter-terrorism financing, Fold ensures that it adheres to all OFAC regulations and ensures that no transactions are involved with a sanctioned country to the best of our ability. Fold is dedicated to maintaining a high standard of compliance with international regulations, and our proactive approach to sanctions screening is an integral part of our commitment to prevent any engagement with sanctioned individuals or entities. We prioritize the safety and compliance of our platform to ensure a secure environment for all users. As part of our commitment to regulatory compliance, we proactively conduct screening against the Office of Foreign Assets Control (OFAC) and sanctions lists for all users during the onboarding process. This screening is performed using the data points provided by users during the registration phase.

Our automated screening process aims to identify potential matches with individuals or entities listed on sanctions lists; information such as IP address and true location is used at this phase to ensure compliance with all OFAC regulations. In addition to the initial screening conducted during onboarding, Fold is committed to maintaining a vigilant and ongoing compliance posture. We perform continuous OFAC and sanctions screenings on all users with a daily frequency. This proactive approach ensures that our platform remains current and aligned with the latest updates to the sanctions lists.

FDIC Banking Regulation

Our bank partner, Sutton Bank, is a member of the FDIC and thus is subject to federal regulations designed to ensure its safety and soundness, as well as banking regulations established by the State of Ohio where it is chartered. Due to our relationship with Sutton Bank, many laws and regulations that apply directly to Sutton Bank indirectly impact us (and our products), and our partnership with Sutton Bank is subject to the supervision and enforcement authority of the FDIC and the Ohio Department of Commerce.

Fold complies with all FDIC rules regarding the display of statements concerning FDIC standards on our website and our application. We ensure that no information regarding the FDIC logo and insurance is misrepresented to our customers as we are a financial services platform and not a FDIC insured bank.

State Money Transmission and Virtual Currency Laws

As noted above, our Bitcoin Service Providers are considered “financial institutions” under the Bank Secrecy Act and the regulations thereunder and are each required to be registered as a “money service business” with the Financial Crimes Enforcement Network, an agency of the U.S. Treasury. In addition, they are subject to state laws related to money transmission, which may require them to be licensed in individual states. Finally, certain states have adopted laws or regulations that are specific to virtual currency-related activities within that state or with residents of that state. For example, in 2014 New York adopted regulations requiring firms engaged in virtual currency-related activities with New York residents to become licensed and to be subject to regulations and supervision imposed by the New York Department of Financial Services.

We do not provide bitcoin related services to customers resident in states where neither of our Bitcoin Service Providers has the required license.

Consumer Financial Protection Bureau (CFPB) Regulations

The CFPB oversees financial institutions to ensure adherence to federal consumer financial laws. We are required to stay abreast of CFPB’s constantly changing rules and regulations to safeguard consumers and ensure that our marketing communications on social media, blogs, and websites are not considered deceptive, abusive, or unfair.

Clear and Transparent Communication:

•        All marketing materials must clearly and transparently disclose product terms and conditions.

•        Regularly review and update content to stay compliant.

Regular Audits:

•        Work with our bank partners to conduct regular audits.

•        Identify and rectify any potentially unfair or deceptive practices.

Timely and Understandable Documentation:

•        Ensure all documents are easily understood and provided within the required timeframes.

•        Provide consumers with clear information about their debt and rights.

Staff Training:

•        Regularly train staff on non-discriminatory practices and policies.

•        Provide easy-to-understand disclosures and maintain open communication lines for any consumer inquiries.

Fold has aligned its policies with CFPB regulations to protect consumer rights and maintain compliance with our banking partners. Our team keeps current with CFPB changes and collaborates closely with the legal team to promptly implement any necessary adjustments. Noncompliance might lead to severe consequences, including financial penalties, damage to Fold’s reputation, and potential loss of our banking partners.

Privacy Protection Laws

Fold is dedicated to safeguarding user privacy and adheres to regulations such as the Gramm-Leach-Bliley Act (GLBA), California Consumer Privacy Act (CCPA), and General Data Protection Regulation (GDPR).

Intellectual Property

We use various methods to establish and protect our intellectual property, and rely on intellectual property laws in the United States and other countries, along with contractual measures to do so. Our key strategies include the following:

Trademarks:    We have registered trademarks related to our name and logo to protect our brand in the United States and other countries.

Trade Secrets:    We implement measures to maintain the confidentiality of our trade secrets, including using confidentiality notices in internal documents.

Contractual Measures:    We utilize nondisclosure agreements (NDAs) and other contractual restrictions in an effort to establish legally enforceable restrictions on access to and use of our proprietary information.

Risk Management:    Limiting access to confidential information is part of our overall risk management strategy to minimize potential intellectual property theft or misuse.

Facilities

We are a remote-first company with our official headquarters in Phoenix, Arizona and a distributed workforce.

Legal and Regulatory Proceedings

From time to time, we may be subject to various claims, lawsuits and other legal and administrative proceedings that may arise in the ordinary course of business. Some of these claims, lawsuits and other proceedings may range in complexity and result in substantial uncertainty; it is possible that they may result in damages, fines, penalties, non-monetary sanctions, or relief. We currently do not have any claims, lawsuits, or proceedings against us that, individually or in the aggregate, would be considered material to our business or likely to result in a material adverse effect on our future operating results, financial condition, or cash flows.

EXECUTIVE COMPENSATION

Throughout this section, unless otherwise noted, “the company,” “we,” “us,” “our” and similar terms refer to Fold prior to the Business Combination.

This section discusses the material components of the executive compensation program for Fold’s executive officers who are named in the “2024 Summary Compensation Table” below. In 2024, Fold’s “named executive officers” and their positions at year-end were as follows:

•        Will Reeves, Chief Executive Officer;

•        Wolfe Repass, Chief Financial Officer; and

•        Nicoletta Goncalves, Vice President of Risk and Compliance.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that New Fold adopts following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

2024 Summary Compensation Table

The following table sets forth information concerning the compensation of Fold’s named executive officers for the year ended December 31, 2024.

Name and Principal Position	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total
Will Reeves	200,000	6,004,479	37,500	7,125	6,249,104
Chief Executive Officer

Wolfe Repass	195,250	803,555			998,805
Chief Financial Officer

Nicolleta Goncalves
Vice President of Risk and Compliance	199,000	150,960		5,942	355,902

____________

(1)      Amounts reflect the full grant-date fair value of Fold RSUs granted during 2024 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, rather than the amounts paid to or realized by the named individual. Assumptions used to calculate the value of all Fold RSU Awards made to the named executive officers are included in Note 10 to Fold’s financial statements included with this proxy statement/prospectus.

(2)      Amount reflects a cash bonus paid to Mr. Reeves in respect of certain revenue generated for Fold in 2024. For additional information, see “— 2024 Bonuses” below.

(3)      Amounts represent matching contributions made by Fold made under Fold’s 401(k) plan.

NARRATIVE TO SUMMARY COMPENSATION TABLE

2024 Salaries

The named executive officers receive a base salary to compensate them for services rendered to Fold. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. During 2024, Fold’s named executive officers’ annual base salaries were as follows: Mr. Reeves: $200,000; Mr. Repass: $195,250; and Ms. Goncalves: $199,000. The Summary Compensation Table above shows the actual base salaries paid to each named executive officer in fiscal year 2024.

2024 Bonuses

In 2024, Mr. Reeves received a $37,500 performance bonus, which he was eligible to earn based on quarterly revenue generated by Fold from certain of its customers. None of our other named executive officers earned or were eligible to earn cash bonuses in 2024.

Equity Compensation

Certain of Fold’s named executive officers currently hold Fold RSUs covering shares of common stock in Fold. In January 2024, Mr. Repass and Ms. Goncalves were granted awards of 1,000 Fold RSUs and 51,000 Fold RSUs, respectively, and in August 2024, Messrs. Reeves and Repass were granted awards of 671,642 Fold RSUs and 89,552 Fold RSUs, respectively, in each case, under the 2019 Plan. Such Fold RSUs vest upon satisfaction of both a service-based vesting requirement and a liquidity event vesting requirement, as follows: (i) one-fourth of the Fold RSUs satisfy the service-based vesting requirement on the first anniversary of the vesting commencement date, and 1/48th of the Fold RSUs satisfy the service-based vesting condition on each monthly anniversary of the vesting commencement date thereafter, subject to the executive officer’s continued service through the applicable service-vesting date; and (ii) the liquidity event vesting condition is satisfied upon the first to occur, on or prior to the seventh (7th) anniversary of the grant date, of a change in control of Fold or an initial public offering of Fold’s common stock, subject to (for the August 2024 awards granted to Messrs. Reeves and Repass) the applicable executive officer’s continued service through the consummation of such change in control or initial public offering.

In connection with the Business Combination, New Fold intends to adopt the Incentive Award Plan and the ESPP. It is expected that the Incentive Award Plan and the ESPP will become effective on the date of the Closing. For additional information about the Incentive Award Plan and the ESPP, please see the sections titled “Proposal No. 5 — The Equity Incentive Plan Proposal” and “Proposal No. 6 — The Employee Stock Purchase Plan Proposal” in this proxy statement/prospectus.

Other Elements of Compensation

Retirement Plan

Fold currently maintains a 401(k) retirement savings plan for its employees, including its named executive officers, who satisfy certain eligibility requirements. The named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though a 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•        medical, dental and vision benefits;

•        health savings and flexible spending accounts;

•        short-term and long-term disability insurance; and

•        basic and supplemental life and accidental death and dismemberment insurance.

We believe these benefits are appropriate and provide a competitive compensation package to our named executive officers.

We do not currently, and we did not during 2024, provide perquisites to any of our named executive officers.

No Tax Gross-Ups

Fold does not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of Fold Common Stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2024.

			Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Will Reeves	6/11/2021	3/23/2021	20,925	(2)	187,070
	10/20/2022	10/1/2022	62,500	(3)	558,750
	8/30/2024	12/1/2022	671,642	(4)	6,004,479

Wolfe Repass	6/11/2021	5/2/2021	30,000	(3)	268,200
	6/20/2022	5/19/2022	40,411	(3)	361,274
	2/28/2023	3/1/2023	153,469	(3)	1,372,013
	1/9/2024	9/1/2023	1,000	(3)	8,940
	8/30/2024	6/1/2024	89,552	(4)	800,595

Nicolleta Goncalves	2/22/2022	1/18/2022	80,475	(3)	719,447
	6/20/2022	5/19/2022	29,045	(3)	259,662
	1/9/2024	9/1/2023	51,000	(3)	455,940

____________

(1)      Amounts are calculated based on multiplying the number of shares shown in the table by the fair market value of Fold Common Stock as of December 31, 2024, which was $8.94 per share.

(2)      Represents restricted Fold Common Stock which was purchased by Mr. Reeves at fair market value on the date of grant ($0.35 per share) and which vests with respect to 1/48th of the shares subject thereto on each monthly anniversary of the vesting commencement date, subject to Mr. Reeves’ continued service through the applicable vesting date. If, within 12 months following a “change in control” of Fold (as defined in the 2019 Plan), Mr. Reeves’ employment is terminated (i) by Fold without cause or (ii) due to his resignation following: (A) a material adverse change in his job position causing such position to be of materially less stature or responsibility or (B) a change by the Company (or a successor company) in his principal work location by more than 60 miles, then, in either case, the award will vest in full (to the extent then-unvested).

(3)      Represents Fold RSUs that vest upon satisfaction of both a service-based vesting requirement and a liquidity event vesting requirement. The service-based vesting condition is satisfied as to one-fourth of the Fold RSUs on the first anniversary of the vesting commencing date and as to 1/48th of the Fold RSUs on each monthly anniversary of the vesting commencement date thereafter, subject to the grantee’s continued service through the applicable vesting date. The liquidity event vesting condition is satisfied upon the first to occur, on or prior to the seventh (7th) anniversary of the grant date, of a change in control of Fold or an initial public offering of Fold’s common stock.

(4)      Represents Fold RSUs that vest upon satisfaction of both a service-based vesting requirement and a liquidity event vesting requirement. The service-based vesting condition is satisfied as to one-fourth of the Fold RSUs on the first anniversary of the vesting commencing date and as to 1/48th of the Fold RSUs on each monthly anniversary of the vesting commencement date thereafter, subject to the grantee’s continued service through the applicable vesting date. The liquidity event vesting condition is satisfied upon the first to occur, on or prior to the seventh (7th) anniversary of the grant date, of a change in control of Fold or an initial public offering of Fold’s common stock, subject to the grantee’s continued service through the consummation of such change in control or initial public offering.

Executive Compensation Arrangements

Offer Letters

Offer Letter for Mr. Reeves

Fold is party to an offer letter, as amended, with Mr. Reeves, which sets forth the terms and conditions of employment for Mr. Reeves, including base salary, his initial awards of restricted Fold Common Stock and eligibility to participate in our employee benefit plans. Pursuant to his offer letter, if Mr. Reeves’ employment is terminated by us without “cause” or he resigns for “good reason” (each such term as defined in the offer letter) then, subject to his timely execution and non-revocation of a release of claims in favor of Fold, Mr. Reeves is eligible to receive a cash severance payment equal to 12 months of base salary, payable in a lump sum.

Offer Letters for Mr. Repass and Ms. Goncalves

Fold is party to offer letters with each of Mr. Repass and Ms. Goncalves, which set forth the terms and conditions of employment for each such executive, including base salary, their initial Fold RSU Awards and eligibility to participate in our employee benefit plans. Such offer letters do not provide for severance.

Director Compensation

Fold has not historically maintained a formal non-employee director compensation program, and none of Fold’s non-employee directors received compensation from Fold for their service on the board of directors in 2024.

In connection with the Business Combination, we intend to approve a compensation program for our non-employee directors (the “Director Compensation Program”), which will become effective as of the closing of the Business Combination. The material terms of the Director Compensation Program, as currently contemplated, are summarized below. However, the Director Compensation Program has not yet been approved and these terms are subject to change.

Cash Compensation

Under the Director Compensation Program, non-employee directors serving on the New Fold Board are entitled to cash compensation in the following amounts:

•        Annual Retainer: $40,000

•        Additional Annual Retainer for Non-Executive Chair: $50,000

•        Additional Annual Retainer for Lead Independent Director: $25,000

•        Annual Committee Chair Retainers:

•        Audit Committee: $20,000

•        Compensation Committee: $15,000

•        Nominating and Corporate Governance Committee: $10,000

•        Annual Non-Chair Committee Member Retainers:

•        Audit Committee: $10,000

•        Compensation Committee: $7,500

•        Nominating and Corporate Governance Committee: $5,000

Annual cash retainers will be paid in quarterly installments in arrears and will be pro-rated for any partial calendar quarter of service.

Equity Compensation

Under the Director Compensation Program, each non-employee director who is serving on the New Fold Board as of the date of each annual meeting of the Company’s stockholders following the closing of the Business Combination will be granted, on such annual meeting date, an award of restricted stock units with a grant-date value of approximately $125,000 (each an “Annual Award”), which will vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the day before the date of the next annual meeting following the grant date, subject to the director’s continued service on the New Fold Board through the applicable vesting date. Each non-employee director who is initially elected or appointed after the closing of the Business Combination, other than on the date of an annual meeting, will receive a pro-rated Annual Award.

In addition, each equity award granted under the Director Compensation Program will vest in full upon (i) a change in control of the Company (as defined in the Incentive Award Plan, or any similar term as defined in the then-applicable plan) if the non-employee director will not become a member of the New Fold Board or the board of directors of the Company’s successor (or any parent thereof) following such change in control, and (ii) upon the non-employee director ceasing to serve on the New Fold Board due to his or her death or disability (as defined in the Incentive Award Plan, or any similar term as defined in the then-applicable plan).

Compensation under the Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the Incentive Award Plan (or any successor plan).

* * * * *

FOLD MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis presents management’s perspective on our financial condition and results of operations, including performance metrics that management uses to assess company performance and should be read together with our financial statements and the related notes and other financial information included elsewhere in this proxy statement/prospectus.

The statements in this discussion regarding our expectations of our future performance; liquidity and capital resources; our plans, estimates, beliefs and expectations that involve risks and uncertainties; and other non-historical statements in this discussion, are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described under “Risk Factors” and elsewhere in this proxy statement/prospectus. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Unless otherwise indicated or the context otherwise required, references included in this Fold Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Fold,” “we,” “us,” “our,” and the “Company” refer to Fold.

Business overview

Founded in 2019, Fold is a bitcoin financial services company dedicated to expanding access to bitcoin through a comprehensive suite of consumer financial products.

Since Fold was founded, we have been a pioneer in bitcoin consumer financial services. From our earliest days, Fold has provided users an opportunity to spend their bitcoin via the Lightning Network — a use case largely underrepresented in the overall bitcoin ecosystem. In 2020, we partnered with Visa to launch a bitcoin rewards debit card. In 2022, we launched a bitcoin exchange product, and have since added a comprehensive suite of purchase options including spot buys, dollar-cost averaging, direct paycheck conversion, and round-ups. In 2024, we provided consumers the ability to “get on zero” — the ability to live primarily off of bitcoin instead of fiat currency — and we launched a rewards product for ACH payments that allows users to earn up to 1.5% back on paying mortgages, rent, and other bill payments. We expect to continue to innovate in the bitcoin consumer financial services space over the coming years.

In addition to new products and features, we have committed significant resources towards optimizing our business through design and user experience (“UX”) updates, refinement of our systems architecture, scaling our customer support services, expanding our rewards network, and adding strategic partnerships. Through these efforts we have achieved product-level profitability for all core product lines, inclusive of the effect of rewards, and we are well positioned to scale those lines.

One of the foundational value propositions of bitcoin is trust and security. Over the past few years, many “crypto”-adjacent business models failed to live up to those values, prioritizing short-term gains over their fiduciary duties to customers. As a result, many of these companies suffered a combination of reputational damage, bankruptcy, litigation, and fines. Throughout our existence, Fold has been focused on ensuring the safety and security of our customer assets while also complying with regulatory guidance relevant to our business. We believe that a solid trust foundation is critical for continued user adoption and in building a positive brand image, both of which are crucial for our long-term success.

In addition to our core operating business, Fold has adopted a bitcoin treasury strategy that aligns our corporate goals with the products we offer to our customers. As of September 30, 2024, Fold has accumulated more than 1,103 bitcoin in our treasury, and we plan to continue to accumulate bitcoin over time. We view our bitcoin holdings as a long-term strategic investment and not as a trading asset.

Recent developments

In July 2024, we entered into a definitive agreement providing for a proposed business combination with FTAC Emerald Acquisition Corp. (OTCQB: FLDD) (“FTAC Emerald”), a publicly-traded special purpose acquisition company, that will result in Fold becoming a publicly-listed company. Upon the closing of the proposed transaction, the combined company intends to remain listed on Nasdaq under the ticker FLD.

From January 1, 2024, to September 30, 2024 the Company entered into SAFEs with various investors with aggregate proceeds of $71.1 million.

In July 2024, we released a new rewards program for ACH bill payments, a feature that we believe currently has limited competition in the financial payments industry. This program provides eligible users the ability to earn up to 1.5% back on their mortgage, rent, or other bill payments. The amount of ACH payments eligible for rewards are tied directly to spending volumes elsewhere in the Fold ecosystem — for example, by spending $1,000 to purchase bitcoin on Fold, a user can earn rewards on up to $1,000 in ACH payments. This feature has been sought after by our existing user base for some time, and we expect it to drive increased volumes across all forms of eligible spend on our platform.

In September 2024, one of our Bitcoin Service Providers, BitGo, began supporting users from the state of Texas. Prior to this, neither of Fold’s Bitcoin Service Providers supported Texas users. Fold was therefore able to provide our Texas users with access to our bitcoin exchange product beginning in September 2024.

In October 2024 we added the ability for eligible users to deposit bitcoin into Fold.

On December 24, 2024, Fold entered into a Securities Purchase Agreement (the “December 2024 Securities Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which (i) Fold issued to the Investor a Senior Secured Convertible Note in an aggregate principal amount of $20,000,000 (the “December 2024 Initial Investor Note”), and (ii) following the closing of the Business Combination, Fold (or New Fold, as successor to Fold) may issue to the Investor an additional Senior Secured Convertible Note in an aggregate principal amount of up to $10,000,000 (the “Additional Investor Note” and, together with the December 2024 Initial Investor Note, the “Investor Notes”), subject to the mutual discretion of Fold and the Investor. The Investor Notes will be convertible into shares of New Fold Common Stock at a conversion price of $11.50 per share. The Investor Notes are secured by Fold’s assets as collateral, including a portion of Fold’s proprietary bitcoin, and will mature three years after the closing of the Business Combination. A form of the Investor Notes is attached to this proxy statement/prospectus as Annex I.

In connection with the December 2024 Initial Investor Note, the Investor received (i) warrants exercisable for 869,565 shares of Fold Common Stock with an exercise price of $12.50 per share (the “December 2024 Series A Warrants”), (ii) warrants that will become exercisable for 500,000 shares of New Fold Common Stock following the closing of the Business Combination with an effective exercise price of $0.001 per share (the “December 2024 Series B Warrants”), and (iii) warrants exercisable for 869,565 shares of New Fold Common Stock with an exercise price of $11.50 per share (the “December 2024 Series C Warrants” and, together with the December 2024 Series A Warrants and December 2024 Series B Warrants, the “Investor Warrants”). A form of the Investor Warrants is attached to this proxy statement/prospectus as Annex J.

The proceeds from the December 2024 Initial Investor Note will be used to support Fold’s growth initiatives and accelerate product development. Any proceeds from the Additional Investor Note are expected to provide additional capital flexibility to New Fold following the closing of the Business Combination.

Looking ahead

Fold has a proven track record of launching products that enhance engagement with our current customers and attract new customers to our platform. In 2024 and 2025, we will build on this success by expanding our existing offerings to further engage our existing users, and we plan to introduce several new products to capture new customer segments. Here is how we intend to continue our momentum:

Product strategy

In addition to ACH bill payments, we are planning the upcoming release of multiple products and features over the second half of 2024. Within our banking and payments program we expect to launch joint accounts — the ability for users to add authorized users to their existing accounts (i.e. add a family member to your Fold Card). Within our custody and trading program we expect to continue to add users from new states where we have not previously supported access, open our exchange product to non-Fold cardholders, and add support for larger orders via an OTC desk service. We anticipate that each of these releases will further enhance our existing market position and to drive increased volumes across the platform.

Historically, the holiday shopping season drives significantly higher transaction volume on Fold’s platform and we are well positioned to capture that increased demand.

Growth Strategy

We intend to grow our Fold customer base and transaction volume through increased investment into organic and paid marketing channels that have proven successful to date. Fold will continue to leverage our active social media channels, education, and customer referral system to drive maximum growth via organic channels, and we expect to invest significant marketing dollars into high-impact paid user acquisition channels. While we believe our existing channels will continue to play a critical role in sustaining our growth trajectory, to further accelerate expansion we plan to increase investments in paid marketing and affiliate opportunities beginning in Q4 2024.

Bitcoin treasury strategy

As part of our bitcoin treasury investment strategy, Fold will continue to pursue additional bitcoin accumulation opportunities over the near term. We believe existing macro conditions to be favorable towards adding additional bitcoin to our balance sheet at current market prices.

Key operating metrics

We collect and analyze operating and financial data to evaluate the health of our business, allocate our resources, and assess our performance. In addition to certain GAAP metrics, we also monitor various non-GAAP measures to evaluate our business. We believe the following metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other financial service providers. Where applicable we have provided definitions of metrics we consider key to our operations below.

Accounts

•        Active Accounts represent current Fold accounts that have not been deactivated by Fold or the user; and

•        Verified Accounts represent users who have gone through Know Your Customer (“KYC”) verification to participate in our banking and exchange products.

During the nine months ended September 30, 2024, we added:

•        More than 14,000 new Active Accounts, bringing total Active Accounts to more than 580,000; and

•        More than 5,000 Verified Accounts, bringing total Verified Accounts to more than 67,000.

As an early entrant to bitcoin financial services, our customer growth to date has been predominantly fueled by organic word of mouth, partner co-marketing, and active social engagement which have contributed to low customer acquisition costs (“CAC”). Fold has achieved our current user base with CAC of less than $10 per Active Account since inception, compared to industry averages of up to $300+ per customer for traditional financial service providers.

Transaction volumes

Transaction Volume is inclusive of deposits, spend, and withdrawals across our platform and are inclusive of both fiat (“USD”) and bitcoin (“BTC”) transaction volumes.

From inception through September 30, 2024, Fold has processed more than $2.3 billion in Transaction Volume through our platform. From January 1, 2022 through September 30, 2024, we averaged $54.8 million in monthly Transaction Volume. For the nine months ended September 30, 2024 we averaged $48.2 million in monthly Transaction Volume.

Bitcoin treasury

Fold’s purpose for holding bitcoin in treasury is twofold: (1) to fulfill bitcoin rewards to customers in accordance with the terms and conditions of Fold’s user agreements (“Rewards Treasury”); and (2) as a treasury asset with the intention to hold as a long term investment (“Investment Treasury”).

The following is a summary of Fold’s bitcoin held in treasury as of the dates shown:

	September 30, 2024	December 31, 2023	December 31, 2022
Rewards treasury (USD)	$6,371,951	$5,333,384	$3,009,662
Investment treasury (USD)	63,929,891	82,631	177,264
Total bitcoin treasury (USD)	$70,301,842	$5,416,015	$3,186,926
	September 30, 2024	December 31, 2023	December 31, 2022
Rewards treasury (BTC)	100	126	182
Investment treasury (BTC)	1,003	2	11
Total bitcoin treasury (BTC)	1,103	128	193

During the months ended June 30, 2024 and July 31 2024, we entered into various capital raising transactions to acquire bitcoin for our Investment Treasury. As of September 30, 2024, we held approximately 1,103 BTC in our Bitcoin Treasury which had a market value of $70.3 million based on the market price of one bitcoin on the Coinbase exchange at 11:59:59 p.m. UTC time on September 30, 2024, which was approximately $63.7 thousand.

Key components of results of operations

Revenue

Banking and payments revenue

Fold is a financial services platform and not an FDIC insured bank. Our banking and payments revenues consist of revenues received from our Fold Card and related product features, including:

•        Fold+ Subscriptions:    Fold’s premium membership tier, called “Fold+” (formerly “Spin+”), offers users reduced or no fees on eligible products, higher rewards, and access to limited features. Fold+ costs $100/year or $10/month depending on the customer’s payment frequency selection.

•        Interchange:    Every time a Fold user makes a payment using their Fold Card, Fold earns a share of the total interchange fee charged on that transaction. Interchange fees are set by the card network (Visa) and charged as a percentage of the total sale. The amount of interchange earned by Fold is dependent on a wide variety of factors, including whether the transaction is processed in- or out-of-network, the merchant and their assigned merchant category code (“MCC Code”), and the type of purchase being made (signature v PIN debit transaction), among other variables. Interchange rates are subject to change by the card network (Visa) at any time.

•        Transaction Fees:    Certain fees are charged to our cardholders depending on their membership tier or the nature of the transaction. These fees primarily include instant transfer fees, international transaction fees, and ATM fees. These fees are stated as either a percentage of each transaction or as a fixed dollar amount depending on the nature of the transaction.

•        Merchant Offers:    Fold partners with a number of merchant offer wholesalers and individual merchants to offer gift cards, card-linked offers, and other affiliate offers. Fold has established an extensive partnership network across multiple vendors to provide customers with numerous and high quality merchant offers, and we regularly add new partnerships to optimize our offers network. For accounting purposes, the Company is the principal in gift card transactions and therefore recognizes (1) gross revenues for the sales price of the gift card to the customer, and (2) gross costs of sales for the cost of each gift card sold. Our merchant offers revenue is subject to seasonality and is typically higher around major shopping periods (ex. Amazon Prime Day) and in the fourth quarter, driven by holiday spending and travel.

The Company notes that the above categories of revenue are combined into Banking and Payments given their interconnected nature. For example, for the nine months ended September 30, 2024, 96% of merchant offers were purchased with a Fold Card. In addition, Visa incentive revenues are recorded in direct proportion to Fold Card volumes, and Fold primarily incentivizes users to sign up for its Fold+ subscription by reducing transaction fees and increasing rewards on Fold Card transactions as well as by providing access to exclusive merchant offers. While Fold assesses each of these revenue streams separately for revenue recognition purposes, they all derive primarily from Fold Card transactions which are funded by user accounts at Sutton Bank.

Custody and trading revenue

Fold partners with BitGo Trust Company, Inc. (“BitGo”) and Fortress Trust LLC (“Fortress”) (collectively “Bitcoin Service Providers”) to offer eligible customers the ability to buy, sell, store, and withdraw bitcoin using the Fold app via an “Exchange Account”. Fold earns revenue on these transactions via a combination of transaction fees and transaction spreads. Spreads on trades include two components: (1) spreads charged by our Bitcoin Service Providers, which include any spreads passed on by their liquidity providers, and (2) Fold’s spread. Spreads charged by our Bitcoin Service Providers are collected directly by those providers and are not recognized as revenue by Fold. For customers that do not have a Fold+ subscription, Fold also adds a transaction fee to certain buy and sell transactions as outlined in our terms and conditions which can change from time to time. Transaction fees are stated as a percentage of the purchase or sale amount (i.e. 1.5%).

Other revenue

We occasionally earn revenues from alternate sources, including Fold merchandise sales, sponsorship revenues, affiliate revenues, and other one-off revenue models. These revenues are typically non-recurring and are not currently material to our business.

Revenue Rewards

Users can earn bitcoin rewards by engaging in qualifying revenue-generating activities (spending money on Fold’s products, “Revenue Rewards”). Revenue Rewards constitute a “non-revenue element” of our contracts with customers and are accounted for under ASC 815 — Derivatives and Hedging. Under that guidance, for all applicable revenue streams, Revenue Rewards are recorded as a direct reduction in the transaction price of the related revenue earned (ex. we reduce interchange revenue by the amount of rewards earned by customers when completing qualifying spend transactions).

Revenue Rewards are defined as those that are earned in direct relation to a qualifying spend transaction such as spending on the Fold Card, purchasing bitcoin, purchasing merchant offers, etc. Marketing Rewards are defined as those that are earned for behaviors unrelated to qualifying spend transactions such as sign-up bonuses, referral bonuses, spinning the daily spin wheel, etc. For accounting purposes, any reward that derives from a transaction where Fold receives revenue constitutes a Revenue Reward, whereas all other rewards constitute Marketing Rewards. Marketing Rewards are recorded as a marketing expense within operating expenses.

All rewards are earned immediately upon the performance of a qualifying action by the user, but not all rewards are immediately available for redemption. The redemption criteria for rewards varies by the type of qualifying action or transaction as outlined in the terms and conditions of the Fold Rewards Program. For example, rewards earned on the daily spin wheel are available for redemption immediately, while rewards earned via certain qualifying spend transactions on the Fold Card are subject to a 30-day settlement period before becoming available for redemption, a policy that is in place to prevent fraudulent activities.

The Company accrues both Revenue Rewards and Marketing Rewards, (collectively, the “Rewards”) within ‘Customer rewards liability’ in our accompanying balance sheets at the time the Reward is earned, with the corresponding impact on our statements of operations dependent on the type of Reward. The liability is initially recorded at the fair value of the bitcoin earned upon the action by the user and subsequently marked to fair value until redeemed or reversed, with gains and losses on this liability recorded within gain (loss) on customer rewards liability in our accompanying statements of operations. The liability is derecognized when the Reward is redeemed by the user and delivered to the user’s bitcoin wallet.

Per the terms and conditions of the Fold Rewards Program, rewards are subject to adjustment for chargebacks, returns, refunds, or other circumstances. In addition, rewards are subject to expiry if users fail to maintain an active account for more than twelve consecutive months. The Company estimates the amount of rewards that will expire based on historical data, current user trends, and other factors and accrues for those amounts in the period those rewards were earned.

Sales returns and allowances

All revenue is recognized net of sales returns and allowances, when applicable, which arise from time to time for various reasons. Returns and allowances have been primarily related to merchant offers.

Operating Expenses

Operating expenses consist of the costs to satisfy our performance obligations to our customers; compensation and benefits; marketing expenses; professional fees; amortization of capitalized software development costs; and other selling, general, and administrative expenses.

Banking and payment costs

Banking and payments costs include direct costs related to licensing, servicing, and processing transactions within our banking and payments products, including costs related to our Fold Card and Merchant Offers. For accounting purposes, the Company is the principal in gift card transactions and therefore recognizes (1) gross revenues for the sales price of the gift card to the customer, and (2) gross costs of sales for the cost of each gift card sold.

Custody and trading costs

Custody and trading costs consist primarily of licensing, servicing, and custodial fees related to our bitcoin exchange product. Custody and trading costs scale in proportion to our volumes.

Compensation and benefits expenses

Compensation and benefits expenses primarily consist of salaries and wages, employee insurance expenses, and other payroll benefits related to full time employees.

Marketing expenses

A significant portion of the marketing expense is related to rewards earned for the purposes of marketing, growth, or retention under the Fold Rewards Program (the “Marketing Rewards”). The Company accrues Marketing Rewards within ‘Customer rewards liability’ in our accompanying balance sheets at the time the Marketing Reward is earned, with the corresponding expense recorded within marketing expenses in our statements of operations. The liability is initially recorded at the fair value of the bitcoin earned upon the action by the user and subsequently marked to fair value, with gains and losses on this liability recorded within gain (loss) on customer rewards liability in our accompanying statements of operations. The liability is derecognized when the reward is claimed by the user and delivered to the user’s external bitcoin wallet.

Per the terms and conditions of the Fold Rewards Program, rewards are subject to adjustment for chargebacks, returns, refunds, or other circumstances. In addition, rewards are subject to expiry if users fail to maintain an active account for more than twelve consecutive months. The Company estimates the amount of rewards that will expire based on historical data, current user trends, and other factors and accrues for those amounts in the period those rewards were earned. These accruals are accounted for as a contra-expense within marketing expense for Marketing Rewards.

The other portion of marketing expense primarily relates to advertising and other promotional expenses.

Professional fees

Professional fees consist primarily of expenses related to fees paid for services, including legal, tax, and accounting services.

Gain (loss) on customer rewards liability

Gain (loss) on customer rewards liability includes components of unrealized gains (losses) resulting from the remeasurement in fair value of Revenue Rewards and Marketing Rewards denominated in bitcoin in the current reporting period, as well as realized gains (losses) that occur upon the fulfillment of Rewards. Management has determined that gains or losses on digital assets held for purposes of fulfilling Rewards are related to its core operations, and therefore will classify all gains and losses on the remeasurement of this liability as an operating income or expense in its financial statements.

Gain (loss) on digital assets — rewards treasury

Gain (loss) on digital assets — rewards treasury includes components of unrealized gains (losses) resulting from the remeasurement in fair value of bitcoin held by Fold in our Rewards Treasury in the current reporting period as well as realized gains (losses) that occur upon the fulfillment of Rewards. Management has determined that gains or losses on digital assets held for the purposes of rewards redemptions are related to its core operations, and therefore will classify all gains and losses on the remeasurement of these digital assets as an operating income or expense in its financial statements.

Other selling, general and administrative expenses

Other selling, general and administrative expenses consist primarily of costs associated with contract labor, computer and internet, dues and subscriptions, and travel.

Other income (expense)

Gain (loss) on digital assets — investment treasury

Gain (loss) on digital assets — investment treasury includes components of unrealized gains (losses) resulting from the remeasurement in fair value of bitcoin held by Fold with the intention to hold as a long-term investment in the current reporting period. Management has determined that gains or losses on digital assets held as a long-term investment are not related to its core operations, and therefore will classify all gains and losses on the remeasurement of these digital assets as a non-operating income or expense in its financial statements.

Change in fair value of SAFEs

Change in fair value of SAFEs results from unrealized gain or loss due to the change in fair value of SAFEs.

Other income

Other income primarily consists of interest income earned on cash and cash equivalents.

Income tax expense

The provision for income taxes consists primarily of federal, state and local tax. Our effective tax rate fluctuates from period to period due to changes in the mix of income and losses in jurisdictions with a wide range of tax rates, changes resulting from the amount of recorded valuation allowance, permanent differences between U.S. generally accepted accounting principles and local tax laws, and certain one-time items.

Results of operations for the years ended December 31, 2023 and 2022

Results of operations

	Year Ended December 31,
	2023	2022	$ Change	% Change
Revenues, net	$21,534,032	$28,877,975	$(7,343,943)	(25)%

Operating expenses
Banking and payment costs	20,999,385	31,917,511	(10,918,126)	(34)%
Custody and trading costs	169,698	95,932	73,766	77%
Compensation and benefits	3,713,196	3,721,253	(8,057)	0%
Marketing expenses	436,920	786,899	(349,979)	(44)%
Professional fees	421,218	491,020	(69,802)	(14)%
Amortization expense	380,052	250,137	129,915	52%
Loss (gain) on customer rewards liability	4,283,795	(4,606,421)	8,890,216	(193)%
(Gain) loss on digital assets – rewards treasury	(4,236,593)	5,397,741	(9,634,334)	(178)%
Other selling, general and administrative expenses	1,285,053	1,151,738	133,315	12%
Total operating expenses	27,452,724	39,205,810	(11,753,086)	(30)%
Operating loss	(5,918,692)	(10,327,835)	4,409,143	(43)%

Other income (expense)
Change in fair value of SAFEs	(1,374,005)	(1,727,540)	353,535	(20)%
Other income	129,940	93,338	36,602	39%
Other income (expense), net	(1,244,065)	(1,634,202)	390,137	(24)%

Net loss before income taxes	(7,162,757)	(11,962,037)	4,799,280	(40)%
Income tax expense	10,242	10,715	(473)	(4)%
Net loss	$(7,172,999)	$(11,972,752)	$4,799,753	(40)%

Revenue

	Year Ended December 31,
	2023	2022	$ Change	% Change
Banking and payment revenues	$21,369,897	$28,922,851	$(7,552,954)	(26)%
Custody and trading revenues	26,932	2,834	24,098	NM(i)
Other revenues	152,625	1,990	150,635	NM(i)
Less: Sales returns and allowances	(15,422)	(49,700)	34,278	(69)%
Revenues, net	$21,534,032	$28,877,975	$(7,343,943)	(25)%

____________

(i)      Not meaningful (“NM”)

Total net revenue for the year ended December 31, 2023 decreased by $7.3 million, or 25%, compared to the year ended December 31, 2022.

Banking and payments

The primary driver behind decreased revenues related to merchant offers within our banking and payments business. In August 2022 and in February 2023 Fold reduced rewards rates for certain merchant offers in an effort to achieve product-level profitability on merchant offers. These rate reductions resulted in decreased volumes for some of our largest brands including Amazon, Home Depot, Uber, DoorDash, and Lowe’s, among others. While these rate reductions caused merchant offer volumes to fall, we achieved product-level profitability on merchant offers beginning in March 2023 and have remained profitable on merchant offers every month since. Gross revenues from merchant offers decreased 25% from $25.4 million for the year ended December 31, 2022 to $19.1 million for the year ended December 31, 2023.

Excluding merchant offers, our gross banking and payments revenues decreased to $2.2 million for the year ended December 31, 2023 compared to $3.5 million for the year ended December 31, 2022. This decrease was driven primarily by increased Revenue Rewards for certain debit card transactions during 2023, specifically category boosts and merchant boosts that provide users with a flat percent reward on each qualifying transaction. As noted above, Revenue Rewards are accounted for as a direct reduction to the transaction price (contra-revenue).

Custody and trading

In Q2 2023, we transitioned Bitcoin Service Providers from Prime Trust LLC to Fortress Trust LLC to support our custody and trading business. We re-launched with Fortress Trust LLC in Q4 2023 and therefore 2023 revenues related to that business were not meaningful. In August 2024, we entered into a direct relationship with BitGo Trust Company, Inc. We expect our custody and trading revenues to be an important growth driver for both volumes and revenues going forward.

Operating expenses

Banking and payments costs

Banking and payments costs include direct costs related to licensing, servicing, and processing transactions within our banking and payments products, including costs related to our Fold Card and Merchant Offers. Banking and payments costs decreased in direct relation to our decreased merchant offer volumes as noted above. Costs of sales from merchant offers decreased 33% from $29.8 million for the year ended December 31, 2022 to $19.9 million for the year ended December 31, 2023.

Excluding merchant offers, our banking and payments costs decreased to $1.1 million for the year ended December 31, 2023 compared to $2.0 million for the year ended December 31, 2022. This decrease was driven primarily by lower deposit processing fees ($0.6 million) as a result of restructured vendor contracts.

While most of our costs scale in direct proportion to our volumes and revenues, some of our costs, including those related to our Fold Card, gradually reduce as a percentage of volumes as volumes increase. This factor, combined with expected additional products and features, is expected to drive continued higher margins across our business lines.

Custody and trading costs

Custody and trading costs consist primarily of licensing, servicing, and custodial fees related to our bitcoin exchange product. Custody and trading costs scale in proportion to our volumes. Both 2023 and 2022 costs included non-recurring set up fees related to onboarding with new bitcoin exchange providers.

Compensation and benefits

During the years ended December 31, 2023 and 2022, we restructured our employee base by reducing certain positions, primarily operational and growth related roles, and by adding others, primarily product and engineering. The Company recorded $74.6 thousand of severance and other related expenses for the year ended December 31, 2023 and $96.4 thousand of severance and other related expenses for the year ended December 31, 2022. As of September 30, 2024, we employed a total of 22 full time employees.

Marketing expenses

Marketing expenses related to the Marketing Rewards earned under the Fold Rewards Program were $0.2 million for each of the years ended December 31, 2023 and 2022, respectively.

The remaining portion of marketing expenses relates to traditional advertising and other promotional expenses. These amounts totaled $0.2 million and $0.5 million for the years ended December 31, 2023 and 2022, respectively.

Gain (loss) on customer reward liability and digital assets — rewards treasury

Gain (loss) on customer reward liability and digital assets — rewards treasury include components of unrealized gains (losses) resulting from the remeasurement gain or loss for the change in fair value of bitcoin held by Fold for the purposes of fulfilling our customer rewards liability in the current reporting period, as well as realized gains (losses) that occur upon the fulfillment of customer rewards liabilities. The price of bitcoin was approximately $46.3 thousand, $16.5 thousand, and $42.3 thousand as of the years ended December 31, 2021, 2022, and 2023, respectively. These price changes were the primary driver of gains (losses) for both customer rewards liabilities and digital assets for the years ended December 31, 2022 and 2023.

Other income (expense)

Change in fair value of SAFEs results from unrealized gain or loss due to the change in fair value of our long-term SAFE liabilities, which is determined based on the aggregated, probability-weighted average of the outcomes of certain scenarios. The combined value of the probability-weighted average of those outcomes is then discounted back to each reporting period in which the SAFEs are outstanding, in each case based on a risk-adjusted discount rate estimated to set the probability-weighted sum of each scenario to the purchase price. The discount rate at each valuation date is adjusted by the change in the USD CCC bond rate to reflect the market movement between the issuance date and valuation date.

Unaudited results of operations for the nine months ended September 30, 2024 and 2023

Results of operations

	Nine Months Ended September 30,
	2024	2023	$ Change	% Change
Revenues, net	$15,311,724	$15,793,860	$(482,136)	(3)%

Operating expenses
Banking and payment costs	14,459,183	15,489,635	(1,030,452)	(7)%
Custody and trading costs	144,577	152,135	(7,558)	(5)%
Compensation and benefits	2,340,838	3,005,690	(664,852)	(22)%
Marketing expenses	219,567	393,621	(174,054)	(44)%
Professional fees	3,446,671	384,965	3,061,706	NM(i)
Amortization expense	207,900	318,416	(110,516)	(35)%
Loss on customer rewards liability	2,344,103	2,250,160	93,943	4%
Gain on digital assets – rewards treasury	(2,639,860)	(2,110,329)	(529,531)	25%
Other selling, general and administrative expenses	1,001,612	973,311	28,301	3%
Total operating expenses	21,524,591	20,857,604	666,987	3%
Operating loss	(6,212,867)	(5,063,744)	(1,149,123)	23%

Other income (expense)
Loss on digital assets – investment treasury	(377,039)	—	(377,039)	NM(i)
Change in fair value of SAFEs	(59,042,901)	(827,595)	(58,215,306)	7034%
Other income	72,203	106,942	(34,739)	(32)%
Other income (expense), net	(59,347,737)	(720,653)	(58,627,084)	NM(i)

Net loss before income taxes	(65,560,604)	(5,784,397)	(59,776,207)	1033%
Income tax expense	14,567	10,004	4,563	46%
Net loss	$(65,575,171)	$(5,794,401)	$(59,780,770)	1032%

____________

(i)      Not meaningful (“NM”)

Revenue

	Nine Months Ended September 30,
	2024	2023	$ Change	% Change
Banking and payment revenues	$15,252,865	$15,625,958	$(373,093)	(2)%
Custody and trading revenues	62,340	23,961	38,379	160%
Other revenues	359	152,617	(152,258)	NM(i)
Less: Sales returns and allowances	(3,839)	(8,677)	4,838	(56)%
Revenues, net	$15,311,725	$15,793,860	$(482,135)	(3)%

____________

(i)      Not meaningful (“NM”)

Total net revenue for the nine months ended September 30, 2024 decreased by $0.5 million, or 3%, compared to the nine months ended September 30, 2023.

The primary driver behind decreased revenues related to our banking and payments business. Excluding merchant offers, our gross banking and payments revenues were $1.4 million for the nine months ended September 30, 2024 compared to $1.8 million for the nine months ended September 30, 2023. This decrease was driven primarily by (1) a reduction in the number of third-party bill payment merchants available to our customers, specifically Chase Bank; and (2) reduced interchange fees on certain merchant category codes, including those related to Bill Pay (MCC 6012). Merchant offer revenues remained consistent in the two periods.

Operating expenses

Banking and payments costs

Banking and payments costs include direct costs related to licensing, servicing, and processing transactions within our banking and payments products, including costs related to our Fold Card and Merchant Offers. Banking and payments costs from merchant offers decreased 6% from $14.6 million for the nine months ended September 30, 2023 to $13.8 million for the nine months ended September 30, 2024. This decrease was driven by improved contracts with merchant offer wholesalers that resulted in lower costs to obtain those offers.

Excluding merchant offers, our banking and payments costs decreased to $0.7 million for the nine months ended September 30, 2024 compared to $0.9 million for the nine months ended September 30, 2023.

Custody and trading costs

Custody and trading costs consist primarily of licensing, servicing, and custodial fees related to our bitcoin exchange product. Custody and trading costs scale in proportion to our volumes. Costs incurred in the nine months ended September 30, 2023 were inclusive of non-recurring set up costs incurred to transition our bitcoin exchange product to Fortress Trust LLC. In August 2024, we entered into a direct relationship with BitGo Trust Company, Inc., and we expect to incur additional non-recurring costs as some of our customers transition to a direct relationship with BitGo rather than holding their Bitcoin through Fortress.

Compensation and benefits

Our compensation and benefits costs for the nine months ended September 30, 2024 were $0.7 million lower than for the comparable period in 2023. In September 2023 we restructured our employee base by reducing certain positions, primarily operational and growth related roles. As of September 30, 2024, we employed a total of 22 full time employees.

Marketing expenses

Marketing expenses for the nine months ended September 30, 2024 decreased by $0.2 million, or 45%, compared to the nine months ended September 30, 2023. A majority of this decrease was due to lower traditional advertising expenses.

Professional fees

Professional fees for the nine months ended September 30, 2024 increased by $3.4 million related to legal, accounting, and consulting fees incurred in relation to the proposed merger with FTAC Emerald.

Gain (loss) on customer reward liability and digital assets — rewards treasury

Gain (loss) on customer reward liability and digital assets — rewards treasury include components of unrealized gains (losses) resulting from the remeasurement gain or loss for the change in fair value of bitcoin held by Fold for the purposes of fulfilling our customer rewards liability in the current reporting period, as well as realized gains (losses) that occur upon the fulfillment of customer rewards liabilities. The price of bitcoin was approximately $16.5 thousand, $30.5 thousand, $42.3 thousand, and $63.7 thousand as of the months ended December 31, 2022, September 30, 2023, December 31, 2023, and September 30, 2024, respectively. These price changes were the primary driver of gains (losses) for both customer rewards liabilities and digital assets for the nine months ended September 30, 2023 and 2024.

Other income (expense)

Gain (loss) on digital assets — investment treasury includes components of unrealized gains (losses) resulting from the remeasurement gain or loss for the change in fair value of bitcoin held by Fold for the purposes of holding the digital assets for a long-term investment in the current reporting period. This loss in the period ended September 30, 2024 was driven by the change in the price of bitcoin from the receipt of the Company’s June and July 2024 SAFEs through the period end.

Change in fair value of SAFEs results from unrealized gain or loss due to the change in fair value of our long-term SAFE liabilities, which is determined based on the aggregated, probability-weighted average of the outcomes of certain scenarios. The combined value of the probability-weighted average of those outcomes is then discounted back to each reporting period in which the SAFEs are outstanding, in each case based on a risk-adjusted discount rate estimated to set the probability-weighted sum of each scenario to the purchase price. The discount rate at each valuation date is adjusted by the change in the USD CCC bond rate to reflect the market movement between the issuance date and valuation date. Additionally, in the Company’s estimate of the fair value of the Bitcoin SAFEs, the current value of bitcoin was used as an estimate of the future value of a BTC-denominated payout. If there is not a Liquidity Event, the SAFE will result in the repayment of the bitcoin contributed at the issuance of the note. To value this scenario, which is weighted at an 18% probability, the Company considered the value of the underlying bitcoin as of the valuation date, reflecting an estimate of the future price.

Financial condition

Liquidity and Capital Resources

Our ability to meet our requirements and plans for cash, including meeting our working capital and capital expenditure requirements, will depend on many factors, including market acceptance of bitcoin, our growth, our ability to attract and retain customers on our platform, the continuing market acceptance of our products and services, the introduction of new products and services on our platform, expansion of sales and marketing activities, and overall economic conditions.

We believe that our existing cash and cash equivalents will be sufficient to meet our working capital needs, including any transaction expenditures related to our Merger Agreement with FTAC Emerald Acquisition Corp., for at least the next 12 months.

As of September 30, 2024, we had approximately $18.4 million of available liquidity, comprised of $4.4 million of cash and cash equivalents and $14.0 million of unencumbered bitcoin treasury assets.

During the nine months ended September 30, 2024, we entered into SAFEs to raise $20.1 million of operational capital. We may continue to pursue additional capital via SAFEs or other instruments in the future, however, such funding may not be available on terms acceptable to us or at all.

As of September 30, 2024, we held bitcoin assets in excess of our existing customer rewards liability, which is denominated in bitcoin. We anticipate being able to cover the costs for future rewards via future revenues and operational capital on hand.

As of September 30, 2024, we held no debt instruments.

For accounting purposes, outstanding SAFEs are classified as liabilities. However, these agreements are structured to be settled via the delivery of common and/or preferred shares upon execution of an equity financing event. If a liquidity event occurs, the investors have the option of settling in the delivery of common and/or preferred shares or a cash payment.

In June 2024, we entered into SAFEs to raise $50.0 million, and in July 2024, we entered a SAFE to raise an additional $14.1 million. Proceeds from these financings were received in bitcoin which was added directly to our bitcoin investment treasury. Proceeds from the June SAFEs are restricted from use as operating capital for 18 months following the financing and must be used solely for treasury purposes over that time period. Proceeds from the July SAFE do not contain a similar restriction. Our bitcoin investment treasury is considered a long-term investment and we do not have plans or intentions to liquidate that treasury in the near term. We do not believe we will need to sell or engage in other transactions with respect to any of our bitcoin treasury within the next twelve months to meet our working capital requirements, although we may from time to time sell or engage in other transactions with respect to our bitcoin treasury as part of treasury management operations.

On December 24, 2024, Fold entered into a Securities Purchase Agreement (the “December 2024 Securities Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which (i) Fold issued to the Investor a Senior Secured Convertible Note in an aggregate principal amount of $20,000,000 (the “Initial Investor Note”), and (ii) Fold may issue to the Investor in connection with the closing of the Business Combination an additional Senior Secured Convertible Note in an aggregate principal amount of $10,000,000 (the “Additional Investor Note” and, together with the Initial Investor Note, the “Investor Notes”), subject to the mutual discretion of Fold and the Investor. The Investor Notes will be convertible into shares of New Fold Common Stock at a conversion price of $11.50 per share. The Investor Notes are secured by Fold’s assets as collateral, including a portion of Fold’s proprietary bitcoin, and will mature three years after the closing of the Business Combination.

In connection with the Initial Note, the Investor received Series A Warrants, Series B Warrants, and Series C Warrants exercisable for shares of New Fold Common Stock with an exercise price of $12.50, $0.001, and $11.50 per share, respectively (the “Investor Warrants”).

The proceeds from the Initial Note will be used to support Fold’s growth initiatives and accelerate product development. Any proceeds from the Additional Investor Note are expected to provide additional capital flexibility upon the closing of the Business Combination.

For the year ended December 31, 2023 and 2022

The following table summarizes our cash flow activities:

	Year Ended December 31,
	2023	2022
Net cash used in operating activities	$(644,670)	$(1,491,971)
Net cash used in investing activities	(3,716,557)	(4,482,892)
Net cash provided by financing activities	500,000	6,978,125
Net (decrease) increase in cash	$(3,861,227)	$1,003,262

Cash flows from operating activities

For the year ended December 31, 2023, cash used in operating activities was $0.6 million, primarily due to the net loss of $7.2 million, offset by an increase in cash from net working capital of $4.9 million and an adjustment to the net loss of non-cash income and expense totaling $1.7 million.

For the year ended December 31, 2022, cash used in operating activities was $1.5 million, primarily due to the net loss of $12.0 million, offset by an increase in cash from net working capital of $7.8 million and an adjustment to the net loss of non-cash income and expense totaling $2.7 million.

Cash flows from investing activities

Cash flows used in investing activities decreased $0.8 million from the year ended December 31, 2022 to the year ended December 31, 2023 by, primarily due to less purchases of bitcoin to satisfy customer rewards.

Cash flows from financing activities

For the years ended December 31, 2023 and 2022, cash provided by financing activities was $0.5 million and $7.0 million, respectively, primarily due to proceeds from SAFE financings.

Unaudited Cash Flow Activities

For the nine months ended September 30, 2024 and 2023

The following table summarizes our cash flow activities:

	Nine Months Ended September 30,
	2024	2023
Net cash used in operating activities	$(3,393,225)	$(224,313)
Net cash used in investing activities	(1,711,247)	(3,150,619)
Net cash provided by financing activities	8,000,000	500,000
Net increase (decreased) in cash	$2,895,528	$(2,874,932)

Cash flows from operating activities

For the nine months ended September 30, 2024, cash used in operating activities was $3.4 million, primarily due to the net loss of $65.6 million, offset by an increase in cash from net working capital of $2.8 million and an adjustment to the net income of non-cash income and expense totaling $59.4 million. $3.3 million of operating cash outflows related to professional fees incurred in relation to the proposed merger with FTAC Emerald, including legal, accounting, and consulting fees.

For the nine months ended September 30, 2023, cash used in operating activities was $0.2 million, primarily due to the net loss of $5.8 million, offset by an increase in cash from net working capital of $4.3 million and an adjustment to the net loss of non-cash income and expense totaling $1.3 million.

Cash flows from investing activities

Cash flows used in investing activities decreased to $1.7 million for the nine months ended September 30, 2024 from $3.2 million for the nine months ended September 30, 2023, primarily due to less purchases of bitcoin to satisfy customer rewards.

Cash flows from financing activities

For the nine months ended September 30, 2024, cash provided by financing activities was $8.0 million, which is attributable entirely to cash received from SAFEs financings. There were SAFEs financing proceeds of $0.5 million collected for the nine months ended September 30, 2023.

Safeguarding Obligation Liability and Safeguarding Asset Related to Bitcoin Held for Other Parties

As detailed in Note 14, Safeguarding Obligation for Digital Assets within Notes to our financial statements, we recorded a safeguarding obligation liability and a corresponding safeguarding asset related to the bitcoin held for other parties. As of September 30, 2024, the safeguarding obligation liability related to bitcoin held for other parties was $6.8 million. As of December 31, 2023 and 2022, the safeguarding obligation liability related to bitcoin held for other parties was $1.2 million and $0.3 million, respectively.

Fold partners with BitGo Trust Company, Inc., a South Dakota-chartered trust company (“BitGo”), and Fortress Trust LLC, a Nevada-chartered trust company (“Fortress”) (collectively, the “Bitcoin Service Providers”) to offer eligible customers the ability to buy, sell, store, and withdraw bitcoin through Fold. These Bitcoin Service Providers are both qualified custodians, meaning they are qualified under applicable state banking, payments or trust laws to custody digital assets, that offer institutional-grade custody, liquidity, and security solutions for digital assets, specializing in multi-signature wallets and cold storage services for bitcoin. Additional information with respect to the Bitcoin Service Providers’ respective qualifications under applicable law can be found online at https://fortresstrust.com/licenses, with respect to Fortress, and https://www.bitgo.com/company/licenses, with respect to BitGo. Fold does not directly hold or control any of its customers’ digital assets.

Safeguarding customers’ cash and bitcoin is integral to the trust we build with our customers. We believe our policies, procedures, operational controls, and controls over financial reporting help protect us from material risks surrounding the safeguarding of these assets and conflicts of interest. Our controls over financial reporting include among others, controls over the segregation of corporate bitcoin balances from customer bitcoin balances.

We have taken steps to mitigate the potential risk of loss for the bitcoin held for our customers, including by partnering with regulated qualified custodians who use secure cold storage to store materially all of the bitcoin held for other parties. Assets held at BitGo are also covered as part of a $250.0 million digital asset insurance policy provided via a third-party, although BitGo is not required to reimburse us or our customers for losses under this policy.

Staff Accounting Bulletin No. 121 (“SAB 121”) asks us to consider the legal ownership of the bitcoin held for other parties, including whether the bitcoin held for other parties would be available to satisfy general creditor claims in the event of Fold’s bankruptcy. The legal rights of people with respect to digital assets held on their behalf by a custodian, such as those we partner with, upon the custodian’s bankruptcy have not yet been settled by courts and are highly fact dependent. Our contractual arrangements with our Bitcoin Service Providers state that our customers and trading partners retain legal ownership of the bitcoin custodied by our partners on their behalf; that they have the right to sell, pledge, or transfer the bitcoin; and that they also benefit from the rewards and bear the risks associated with the ownership, including as a result of any bitcoin price fluctuations. We do not use any of the bitcoin held for other parties as collateral for loans or any other financing arrangements, nor do we lend or pledge bitcoin held for others to any third parties. We have been monitoring and will continue to actively monitor legal and regulatory developments and may consider further steps, as appropriate, to support this contractual position so that in the event of Fold’s bankruptcy or the bankruptcy of one of our Bitcoin Service Providers, the bitcoin custodied by our partners should not be deemed to be part of Fold’s bankruptcy estate. We do not expect potential future cash flows associated with the bitcoin safeguarding obligation liability.

Critical accounting estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. GAAP requires us to make certain estimates and judgments that affect the amounts reported in our financial statements. We base our estimates on historical experience, anticipated future trends, and other assumptions we believe to be reasonable under the circumstances. Because these accounting estimates require significant judgment, our actual results may differ materially from our estimates. According to the U.S. Securities and Exchange Commission (SEC), a “critical accounting estimate” is defined as an estimate that meets two criteria:

1.      Material impact:    The accounting estimate must involve a significant degree of estimation uncertainty and have a material impact on the financial condition or operating performance as presented in the financial statements.

2.      Judgment and complexity:    The estimate involves a high degree of judgment and complexity, where changes in the assumptions and estimates could significantly alter the financial portrayal of the company’s condition and results.

Simple agreements for future equity (“SAFEs”)

The Company has issued certain SAFEs that grant investors rights to participate in a future equity financing. The number of shares deliverable upon settlement is determined based on the market price of the shares at the settlement date. The Company’s SAFEs are recorded as a liability in the accompanying balance sheets and the Company records subsequent remeasurements in changes in fair value of SAFEs in the statements of operations. Issuance costs related to the SAFEs are expensed in the period incurred.

Recent accounting pronouncements

See “Recent accounting pronouncements” described in Note 2, Summary of Significant Accounting Policies within Notes to the Financial Statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Macroeconomic trends impacting our market

The following macroeconomic factors as they relate to bitcoin specifically impact our business:

•        Awareness:    The perception of bitcoin as a legitimate and secure asset class and technology by the general public plays a crucial role. The pace and effectiveness of continued education and awareness will impact adoption rates.

•        Regulation:    The global regulatory landscape for bitcoin, including clarity around legal status, accounting and tax treatment, and other compliance requirements will significantly impact its growth. Favorable regulations can encourage adoption, while restrictive measures can hinder it.

•        Institutional Adoption:    Increased participation by institutional investors, including hedge funds, mutual funds, corporations, and nation states can drive market confidence and liquidity, supporting continued growth.

•        Political environment:    Bitcoin has entered the political conversation in the United States and abroad. As a global leader in innovation and new technologies, we anticipate the United States political environment will become increasingly favorable for our industry.

•        Monetary Policy:    Central bank monetary policies, especially those related to interest rates and monetary supply, can influence bitcoin adoption. Low-interest rates and expansive monetary policies that lead to currency debasement often lead to a search for alternative investments like bitcoin.

•        Technological innovation:    Advances in blockchain technology, improvements in scalability (e.g., Lightning Network), and enhanced security protocols can increase bitcoin adoption and integration into various financial systems.

Bitcoin market price risk

Our bitcoin treasury assets and customer rewards liability are measured using observed prices from active exchanges which could result in volatility in our financial results in future periods. Adjustments are recorded in net income through “gain (loss) on digital assets” and “gain (loss) on customer reward liability” on the statements of operations. Therefore, negative swings in the market price of bitcoin could have a material impact on our earnings and on the carrying value of our digital assets.

INFORMATION ABOUT EMERALD

General

Emerald is a blank check company incorporated in February 2021 as Delaware corporation and formed for the purpose of effective a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Emerald has neither engaged in any operations nor generated any revenue to date. Based on Emerald’s business activities, Emerald is a “shell company” as defined under the Exchange Act because Emerald has no operations and nominal assets consisting almost entirely of cash.

Emerald’s executive offices are located at 2929 Arch Street, Suite 1703, Philadelphia, PA 19104 and the telephone number is (215) 701-9555.

Permitted Purchases of Emerald Securities

If Emerald seeks stockholder approval of the Business Combination and does not conduct redemptions in connection with such Business Combination pursuant to the tender offer rules, the Sponsor, and Emerald’s initial stockholders, directors, officers, advisors or their affiliates may purchase public shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. There is no limit on the number of shares such initial stockholders, directors, officers or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. If they engage in such transactions, they will not make any such purchases when they are in possession of any material nonpublic information not disclosed publicly or if such purchases are prohibited by Regulation M under the Exchange Act. Emerald does not anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the funds held in the Trust Account will be used to purchase shares or public warrants in such transactions prior to completion of the Business Combination.

The purpose of any such purchases of shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a closing condition in an agreement that requires Emerald to have a minimum net worth or a certain amount of cash at the closing of the Business Combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of Emerald’s shares of Class A common stock or warrants may be reduced and the number of beneficial holders of Emerald’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Emerald’s Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom Emerald’s Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our Business Combination. To the extent that the Sponsor, officers, directors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against our Business Combination, whether or not such stockholder has already submitted a proxy with respect to our Business Combination. Emerald’s Sponsor, officers, directors or their affiliates will only purchase public shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by Emerald’s Sponsor, officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. The Sponsor, officers, directors and/or their affiliates will not make purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Emerald expects that any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements.

Redemption Rights for Public Stockholders Upon Completion of the Business Combination

Emerald will provide its public stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the business combination including interest earned on the funds held in the Trust Account and not previously released to Emerald to pay its taxes, divided by the number of then outstanding public shares, subject to certain limitations. For illustrative purposes, based on funds in the Trust Account of approximately $51.3 million on December 31, 2024, the estimated per share redemption price would have been approximately $11.04. Emerald’s Sponsor, officers and directors have entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to any shares of Emerald Common Stock held by them in connection with the completion of the Business Combination.

Limitation on Redemption Upon Completion of the Business Combination

Emerald’s certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the shares sold in the IPO, which we refer to as the “Excess Shares.” Such restriction shall also be applicable affiliates of Emerald. This restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a Business Combination as a means to force Emerald or its management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms.

Redemption of Public Shares and Liquidation if No Business Combination

Emerald’s certificate of incorporation provides that it has until the Extension Deadline to complete the Business Combination. If Emerald is unable to complete the Business Combination within such allotted time period, it will: (i) cease all operations except for the purpose of winding up, (ii) redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Emerald to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate. There will be no redemption rights or liquidating distributions with respect to outstanding warrants, which will expire worthless if Emerald fails to complete the Business Combination within the allotted time period.

The Sponsor, officers and directors entered into a letter agreement pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and placement shares held by them if Emerald fails to complete the Business Combination within the allotted time. However, if the Sponsor, Emerald’s officers or directors separately acquire Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Emerald fails to complete the Business Combination within the allotted time.

Facilities

Emerald’s executive offices are located at 2929 Arch Street, Suite 1703, Philadelphia, PA 19104 and the telephone number is (215) 701-9555. The executive offices are provided by the Sponsor. As of the date of this proxy statement/prospectus, Emerald has agreed to pay the Sponsor a total of $30,000 per month for office space, utilities and secretarial and administrative support. The current office space is considered adequate for Emerald’s current operations.

Employees

Emerald has two executive officers. These individuals are not obligated to devote any specific number of hours to Emerald’s matters but they intend to devote as much of their time as they deem necessary, in the exercise of their respective business judgement, to Emerald’s affairs until the Business Combination is completed. The amount of time they will devote in any time period will vary based on the stage of the Business Combination process. Emerald does not have any full-time employees as of the date of this proxy statement/prospectus.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Emerald or any members of its management team in their capacity as such.

Directors and Executive Officers

Emerald’s executive officers and directors are as follows:

Name	Age	Position
Betsy Cohen	83	Chairman of the Board
Bracebridge H. Young, Jr.	67	President and Chief Executive Officer
Douglas Listman	54	Chief Financial Officer
Mark Tercek	67	Vice Chairman
Tensie Whelan	63	Director
Therese Rein	65	Director
Andrew Hohns	45	Director
Lisa Shalett	57	Director

Betsy Cohen has served as Chairman of Emerald’s board of directors since April 2021. She has served as a managing member of the general partner of Cohen Circle FinTech Ventures, L.P., a fintech focused venture capital fund, since January 2023, and as a managing member of the general partner of Radiate Capital Fund, L.P., an impact investment fund with a focus on the financial services and health sectors, since June 2024. Ms. Cohen has also served as Chairman of the board of directors, Chief Executive Officer and President of Cohen Circle Acquisition Corp. I since October 2021. Ms. Cohen previously served as Chairman of FinTech Acquisition Corp. VI’s board of directors from November 2020 until December 2022, FinTech Acquisition Corp. V’s board of directors from June 2019 until December 2022, FinTech Acquisition Corp. IV’s board of directors from May 2019 until June 2021, FTAC Olympus Acquisition Corp.’s board of directors from June 2020 until June 2021, FinTech Acquisition Corp. III’s board of directors from March 2017 until October 2020, and FinTech Acquisition Corp. II’s board of directors from August 2016 until July 2018. She served as a director of FinTech Acquisition Corp. I and its successor, Card Connect Corp., a provider of payment processing solutions to merchants, from November 2013 until May 2017, and previously served as Chairman of the board of directors of FinTech I from July 2014 through July 2016 and as FinTech I’s Chief Executive Officer from July 2014 through August 2014. She served as Chief Executive Officer of The Bancorp, Inc. and its wholly-owned subsidiary, Bancorp Bank, from September 2000 and Chairman of Bancorp Bank from November 2003, and resigned from these positions upon her retirement in December 2014. She served as the Chairman of the Board of Trustees and as a trustee of RAIT Financial Trust, a real estate investment trust, from its founding in August 1997, through her resignation as of December 31, 2010 and served as RAIT’s Chief Executive Officer from 1997 to 2006. Ms. Cohen served as a director of Hudson United Bancorp (a bank holding company), the successor to JeffBanks, Inc., from December 1999 until July 2000 and as the Chairman of the Jefferson Bank Division of Hudson United Bank (Hudson United Bancorp’s banking subsidiary) from December 1999 through March 2000. Before the merger of JeffBanks, Inc. with Hudson United Bancorp in December 1999, Ms. Cohen was Chairman and Chief Executive Officer of JeffBanks, Inc. from its inception in 1981 and also served as Chairman and Chief Executive Officer of each of its subsidiaries, Jefferson Bank, which she founded in 1974, and Jefferson Bank New Jersey, which she founded in 1987. From 1985 until 1993, Ms. Cohen was a director of First Union Corp. of Virginia (a bank holding company) and its predecessor, Dominion Bancshares, Inc. In 1969, Ms. Cohen co-founded a commercial law firm and served as a senior partner until 1984. Ms. Cohen also served as a director of Aetna, Inc. (NYSE: AET), an insurance company, from 1994 until May 2018 and as a director of Metromile, Inc. (Nasdaq: MILE), the successor to INSU Acquisition Corp. II, from February 2021 until July 2021.

Bracebridge H. Young, Jr. has served as Emerald’s President and Chief Executive Officer since June 2021 and also serves as Vice Chairman of Bracebridge Capital, a Boston based hedge fund. In addition, Mr. Young serves as a member of the board of advisors of Newmarket Investment Advisors and Upwell, a technology-enabled water asset management company. Mr. Young served as Chief Executive Officer at Eclat Impact in 2016. From 2000 through 2015, Mr. Young served as Chief Executive Officer and Partner at Mariner Investment Group. He joined Mariner directly from Goldman Sachs, where he began on the Commercial Paper trading desk in 1980 and subsequently served as Head Trader of Institutional Liquid Assets, Co-Head of the Money Market Sales and Trading Department in New York, Partner in charge of Fixed-Income in Tokyo, Head of Fixed-Income and foreign exchange sales in London, and, finally, Partner and Head of European Debt Capital Markets in New York. Mr. Young serves on the board of directors of Social Finance USA, a Boston-based nonprofit organization dedicated to mobilizing investment capital to drive social change, serves on the boards of directors for Social Progress Imperative, a non-profit best known for measuring a government’s social and environmental performance, Cultivo, a platform designed to finance the regeneration of nature, and TerViva, an agricultural innovation company partnering with farmers to grow and harvest Pongamia. Mr. Young received a B.A from Bowdoin College in 1977 and an M.B.A. from New York University’s Stern School of Business in 1983.

Douglas Listman has been Emerald’s Chief Financial Officer since June 2021, the Chief Financial Officer of FTAC Athena Acquisition Corp. since December 2020 and the Chief Financial Officer of FTAC Hera Acquisition Corp. since January 2021. He previously served as the Chief Financial Officer of FinTech Acquisition Corp. V from October 2020 to December 2022, the Chief Financial Officer of FinTech Acquisition Corp. VI from November 2020 to December 2022, and the Chief Financial Officer of each of FTAC Olympus Acquisition Corp. and FinTech Acquisition Corp. IV from August 2020 until June 2021. He has served as the Chief Accounting Officer of Cohen & Company Inc. since December 2009 and Chief Accounting Officer of Cohen & Company, LLC since 2006. From 2004 to 2006, Mr. Listman served as an associate for Resources Global Professionals (a worldwide accounting services consulting firm). From 1992 to 2003, Mr. Listman served in various accounting and finance positions including: senior accountant with KPMG; Assistant Corporate Controller of Integrated Health Services (a publicly traded provider of skilled nursing services; NYSE: IHS); Controller of Integrated Living Communities (a publicly traded provider of assisted living services; Nasdaq: ILCC); Chief Financial Officer of Senior Lifestyles Corporation (a private owned provider of assisted living services); and Chief Financial Officer of Monarch Properties (a privately owned health care facility real estate investment company). Mr. Listman is a Certified Public Accountant and graduated from the University of Delaware with a B.S. in accounting.

Mark Tercek has served as a director and Vice Chairman of Emerald’s board of directors since December 2021. He is a global conservation leader and financial professional with expertise in conservation finance, corporate sustainability, and cross-sector collaboration. From 2008 to 2019, Mark served as CEO of The Nature Conservancy, the largest private conservation organization in the United States. Under Mr. Tercek’s leadership, The Nature Conservancy launched NatureVest, the impact capital initiative, ran a $7 billion capital fundraising campaign, and established a permanent department focused on gender, diversity, equity and inclusion (GDEI). Prior to serving as CEO of The Nature Conservancy, Mr. Tercek served as Managing Director and Partner at Goldman Sachs, where over time he had responsibility for managing several of the firm’s key units, including Corporate Finance, Real Estate Investment Banking, Equity Capital Markets, and Pine Street, the firm’s leadership development program. In 2005, he was tapped to develop Goldman Sachs’s environmental strategy and to lead its Environmental Markets Group. In addition, Mr. Tercek has advised on boards and councils for a number of global organizations, including the Nicholas Institute for Environmental Policy Solutions at Duke University, the Social Enterprise Initiative at Harvard Business School, the China Council for International Cooperation on Environment and Development, the Rockefeller Foundation Economic Council on Planetary Health, Acumen, the AXA Stakeholders Advisory Panel, and Resources for the Future. From 2003 until 2008, Mr. Tercek was on the finance faculty of New York University’s Stern School of Business. Since 2016, he has served on the Board of Trustees of Williams College. He is the co-author of the Washington Post and Publisher’s Weekly bestselling book Nature’s Fortune: How Business and Society Thrive by Investing in Nature. Mr. Tercek earned an M.B.A. from Harvard in 1984 and a B.A. from Williams College in 1979.

Independent Directors

Tensie Whelan has served as a director of Emerald since December 2021. Ms. Whelan is Clinical Professor of Business and Society and Director of NYU Stern School of Business’s Center for Sustainable Business, where she brings 25 years of experience working to engage businesses in proactive and innovative mainstreaming of sustainability. As President of the Rainforest Alliance from June 2000 until September 2015, she led the organization’s substantial growth and established the Rainforest Alliance as an internationally recognized brand. Her previous work includes serving as executive director of the New York League of Conservation Voters, Vice President of the National Audubon Society, Managing Editor of Ambio, a journal of the Swedish Academy of Sciences, and as a journalist in Latin America. In 2008 and 2011, Ms. Whelan was recognized by Ethisphere as one of the 100 Most Influential People in Business Ethics and has served on non-profit boards and corporate advisory boards such as the Unilever Sustainable Sourcing Advisory Board and previously sat on the InvestIndustrial Acquisition Corp. board and the advisory boards of Inherent Group, Giant Ventures, and Alo Advisors. She served as Board Member of Aston Martin from October 2018 until May 2020. Ms. Whelan holds a B.A. from New York University, an M.A from American University, and is a graduate of the Harvard Business School Owner President Management Program.

Therese Rein has served as a director of Emerald since December 2021. Ms. Rein founded vocational rehabilitation and human services company Ingeus Limited in an attic office in Brisbane, Australia with AUD 13,000 in 1989. She grew Ingeus to AUD 450 million a year in revenue, with 6,000 colleagues serving 500,000 people at any one time in 10 countries on four continents (Australia, Europe, Middle East and Asia). She divested Ingeus in 2014 to the Providence Service Corporation and continues on the advisory board of APM (the current owner of Ingeus). In 2012, she was named the Ernst and Young Champion Entrepreneur of the Year. Additionally, She was awarded the Australian Human Rights Medal. Ms. Rein has had the honor of serving Australia as First Lady. Ms. Rein has lived in China, the United States, the United Kingdom, Sweden, Hong Kong and Australia. She has also served on the Paralympics Advisory Board, the National Apology Foundation, along with numerous patronages of organizations in disability, street to home housing, food security, indigenous literacy, and the National Portrait Gallery. Since 2014 Ms. Rein has been on private investment boards, mentoring start up CEOs and not-for-profit CEOs. Ms. Rein holds a degree with Honors in Psychology from Australian National University and has been awarded three honorary doctorates from Griffith University, University of Western Sydney and Australian National University.

Andrew Hohns has served as a director of Emerald since December 2021. Dr. Hohns is Chief Executive Officer of Newmarket, a registered investment advisor he founded in 2020. Newmarket manages capital on behalf of institutional investors worldwide, specializing in structured credit opportunities. In 2022, Newmarket established Battery Finance, a subsidiary focused on institutional investment strategies related to bitcoin. Dr. Hohns is a regular speaker at industry conferences, with expertise in infrastructure, securitization, socially responsible investment, impact investment, development finance, and bitcoin. Prior to establishing Newmarket, Dr. Hohns was a Managing Director at Mariner Investment Group from 2012 through 2020, and a Managing Director at Cohen & Company from 2005 through 2012. He was a Director of INSU Acquisition Corp II from September 2020 to February 2021. Since 2016, Dr. Hohns has served as a Director of UNICEF USA. Dr. Hohns holds a B.S. in Economics from the Wharton School at the University of Pennsylvania, a Masters in Liberal Arts from the School of Arts and Sciences at the University of Pennsylvania, and a PhD in Applied Economics and Managerial Sciences from the Wharton School at the University of Pennsylvania.

Lisa M. Shalett has served as a director of Emerald since December 2021. Ms. Shalett is a former Goldman Sachs Partner who now serves on public and private boards, and is the Founder of Extraordinary Women on Boards, a community of women corporate directors focused on improving board excellence, modernizing governance, and increasing diversity on boards. Over her 20-year career at Goldman Sachs, from 1995-2015, including 13 years as a Partner, Ms. Shalett led the Global Japanese Shares business, International Equities Sales & Trading in North America, was Chief Operating Officer of Global Compliance, Legal and Internal Audit, and from 2010 was Head of Brand Marketing & Digital Strategy, leading Goldman’s brand during the financial crisis. She became Chief Marketing Officer at millennials-focused media startup Odyssey (2015-2016), and then joined Brookfield Asset Management as Managing Partner, Head of Strategic Innovation (2018-2019). Ms. Shalett served as a member of the board of directors of Brookfield Property Partners (Nasdaq: BPY) and its Audit Committee, from 2015-2018 and PerformLine, a private venture capital-backed company from 2015-2019. Currently, she serves on the boards of directors of PennyMac (NYSE: PFSI, 2020 to present), and on the Audit Committee and Nominating & Governance Committee, and AccuWeather (a private company, 2018 to present) and Chair of the Marketing Committee. She previously served on the board of directors of Bully Pulpit Interactive (a private, private equity-backed company, 2017 to 2022). Ms. Shalett received a B.A., summa cum laude, in East Asian Studies from Harvard University and an M.B.A. from Harvard Business School.

Number and Terms of Office of Officers and Directors

Emerald has six directors. The board of directors is divided into two classes with only one class of directors being elected in each year and each class serving a two-year term.

Emerald officers are appointed by the board of directors and shall hold office until their successors are duly elected and qualified by the board of directors or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the board of directors. The board of directors is authorized to appoint persons to the offices set forth in the bylaws as it deems appropriate. The bylaws provide that Emerald officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of the board of directors of a company listed on Nasdaq must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have determined that Tensie Whelan, Andrew Hohns, Therese Rein and Lisa Shalett are independent directors under the Nasdaq listing standards and Rule 10A-3 of the Exchange Act.

Executive Officer and Director Compensation

None of Emerald’s officers or directors have received any compensation for services rendered to Emerald. Until the earlier of consummation of Emerald’s initial business combination and our liquidation, it will pay the Sponsor or its designee a total of $30,000 per month for office space, administrative and shared personnel support services. The Sponsor has allocated 20,000 Founder Shares to each independent director. The Sponsor, Emerald’s officers and directors, or entities with which they are affiliated, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Emerald’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Conflicts of Interest

In general, officers and directors of a Delaware corporation are required to present business opportunities to the corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Emerald’s amended and restated certificate of incorporation provides, however, that the doctrine of corporate opportunity, or any other analogous doctrine, does not apply to Emerald or any of its officers or directors or in circumstances that would conflict with any current or future fiduciary duties or contractual obligations.

Accordingly, if any of Emerald’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has pre-existing fiduciary or contractual obligations, he or she may be required to present the opportunity to such entity prior to presenting the opportunity to Emerald or, if he or she is subject to a non-compete obligation that includes business opportunities, he or she may be prohibited from referring such opportunity to Emerald. Below is a table summarizing the companies to which Emerald’s officers and directors owe fiduciary obligations that could conflict with their fiduciary obligations to Emerald, all of which may have to (i) be presented appropriate potential target businesses by Emerald’s officers or directors, and (ii) reject the opportunity to acquire such potential target business, before the opportunity may be presented to Emerald:

Individual(1)	Entity(2)	Affiliation
Betsy Cohen	FTAC Hera Acquisition Corp.	Chairman
	FTAC Athena Acquisition Corp. Cohen Circle Acquisition Corp. I	Chairman Chairman, President and CEO

Bracebridge H. Young, Jr.	Bracebridge Capital	Vice Chairman
	Newmarket Investment Advisors	Advisor
	Cultivo	Director
	Social Finance USA	Director
	Upwell	Advisor
	TerViva	Director
	Social Progress Imperative	Director

Douglas Listman	Cohen & Company Inc.	Chief Accounting Officer
	J.V.B. Financial Group, LLC	Chief Financial Officer
	FTAC Athena Acquisition Corp.	Chief Financial Officer
	FTAC Hera Acquisition Corp.	Chief Financial Officer

Mark Tercek	Cultivo	Director
	Williams College	Board of Trustees

Tensie Whelan	Globescan	Director
	Inherent Group	Director
	Arabeque	Director
	Odebrecht Global Advisory Council	Director

Andrew Hohns	Newmarket	Chief Executive Officer

Lisa Shalett	PennyMac	Director
	AccuWeather	Director

____________

(1)      Each of the entities listed in this table has priority and preference relative to Emerald with respect to the performance by each individual listed in this table of his or her obligations and the presentation by each such individual of business opportunities.

(2)      Does not include blank check companies that have not yet consummated an initial public offering.

Accordingly, if any of the above officers or directors become aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to Emerald if such entity rejects the opportunity, subject to his or her fiduciary duties. We do not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect Emerald’s ability to complete its initial business combination, because, although many of the foregoing entities are involved in the pursuit of a target company, the specific industry focuses of a majority of these entities differ from our focus.

Each of Emerald’s Sponsor, officers and directors may become involved with subsequent blank check companies similar to Emerald. As a result, Emerald’s Sponsor, officers or directors could have conflicts of interest in determining whether to present business combination opportunities to Emerald or to any other blank check company with which they may become involved. In particular, Emerald’s officers and directors and affiliates of the Sponsor are currently officers, directors or sponsors of other blank check companies, which are seeking to complete a business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target.

Sponsor Information

Our Sponsors are Delaware limited liability companies, formed to invest in our company. Although our Sponsor is permitted to undertake any activities permitted under the Delaware Limited Liability Company Act and other applicable law, our Sponsor’s business is focused on investing in our company. Betsy Z. Cohen, our Chairman of the Board, is the sole manager of each Sponsor and holds voting and investment discretion with respect to the shares of common stock held of record by the Sponsor. All of Emerald’s officers and directors, other than Mr. Listman, are members of our Sponsor. As of the date of this proxy statement/prospectus, other than certain of Emerald’s officers and directors, and the non-managing sponsor investors, no other person has a direct or indirect material interest in our Sponsor. In addition, Emerald’s independent directors receive for their services as a director an indirect interest in the founder shares through membership interests in our Sponsor. Other than the Sponsor manager and our management team, none of the other members of our Sponsor participate in Emerald’s activities.

The non-managing sponsor investors hold as of the date of this proxy statement/prospectus, indirectly through membership interests in the Sponsor, approximately 96% of the placement units and approximately 49% of the Founder Shares. The non-managing sponsor investors have no right to control the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor, or otherwise.

Experience with Other SPACs

Ms. Cohen has previously served as Chairman of the board of directors for other Special Purpose Acquisition Companies (“SPACs”), including, FinTech Acquisition Corp. (“FinTech I”), FinTech Acquisition Corp. II (“FinTech II”), FinTech Acquisition Corp. III (“FinTech III”), FinTech Acquisition Corp. IV (“FinTech IV”) and FTAC Olympus Acquisition Corp. (“FTAC Olympus”). Additionally, Ms. Cohen currently serves as Chairman of the board of directors, President and Chief Executive Officer for Cohen Circle Acquisition Corp. I, a blank check company that raised $230 million in its initial public offering in October 2024 at an initial public offering price of $10.00 per share (“Cohen Circle I”). Mr. Listman previously served as the Chief Financial Officer of FTAC Olympus. Cohen Circle, LLC (formerly FinTech Masala, LLC), is the parent company of the sponsor of FinTech II, FinTech III, FinTech IV, FinTech V, FinTech VI, FTAC Olympus, FTAC Athena, FTAC Zeus, Emerald and Cohen Circle I. Ms. Cohen is the co-Founder of Cohen Circle, LLC.

FinTech I

Ms. Cohen served as Chairman of the board of directors of FinTech I, a former blank check company that raised $100.0 million in its initial public offering in February 2015 at an initial public offering price of $10.00 per share. In July 2016, FinTech I completed its initial business combination when it acquired FTS Holding Corporation, or FTS, a provider of payment processing solutions to merchants throughout the United States.

Upon the closing of the acquisition, the pre-acquisition executive officers of FinTech I resigned and were replaced by the executive officers of FTS and, the pre-acquisition directors of FinTech I resigned, except for Ms. Cohen who continued as a director of the combined company, and were succeeded by directors designated pursuant to the terms of the acquisition. FinTech I changed its name to CardConnect Corp. at closing.

The common stock of CardConnect Corp. was traded on the NASDAQ Global Market under the symbol “CCN” until CardConnect Corp. was acquired by First Data Corporation in July 2017 for $15.00 per share in cash.

FinTech II

Ms. Cohen served as Chairman of the board of directors of FinTech II, a blank check company that raised $175.0 million in its initial public offering in January 2017 at an initial public offering price of $10.00 per share. In July 2018, FinTech II completed its initial business combination when it acquired Intermex Holdings II, Inc. (“Intermex”). FinTech II changed its name to International Money Express, Inc. at closing. The common stock of International Money Express, Inc. is currently traded on the NASDAQ Global Market under the symbol “IMXI.”

FinTech III

Ms. Cohen served as Chairman of the board of directors of FinTech III, a blank check company that raised $345.0 million in its initial public offering in November 2018 at an initial public offering price of $10.00 per share. In October 2020, FinTech III completed its initial business combination with Paya, Inc. The name of the public entity was changed to Paya Holdings Inc. at closing. The shares of common stock and warrants of Paya Holdings Inc. were traded on the Nasdaq Capital Market under the symbols “PAYA” and “PAYAW” until Paya Holdings was acquired by Nuvei Corporation on February 22, 2023.

FinTech IV

Ms. Cohen served as Chairman of the board of directors of FinTech IV, a blank check company that raised $230 million in its initial public offering in September 2020 at an initial public offering price of $10.00 per share. FinTech IV completed its initial business combination with PWP Holdings LP in June 2021. The name of the public entity was changed to Perella Weinberg Partners at closing. The shares of common stock and warrants of Perella Weinberg Partners are currently traded on the NASDAQ Global Select Market under the symbols “PWP” and “PWPPW,” respectively.

FTAC Olympus

Ms. Cohen served as Chairman of the board of directors and Mr. Listman served as Chief Financial Officer of FTAC Olympus, a blank check company, that raised approximately $754.7 million in its initial public offering in August 2020 at an initial public offering price of $10.00 per share. FTAC Olympus completed its initial business combination with Payoneer Inc. in June 2021. The name of the public entity was changed to Payoneer Global Inc. at closing. The shares of common stock and warrants of Payoneer Global Inc. are currently traded on the NASDAQ Global Market under the symbols “PAYO” and “PAYOW,” respectively.

Additionally, members of our board of directors and management team previously served as executive officers or directors of blank check companies that liquidated before consummating a business combination, as follows: FinTech Acquisition Corp. V, or FinTech V, a blank check company which raised $250.0 million in its initial public offering in December 2020; INSU Acquisition Corp. III, or INSU III, a blank check company which raised $250.0 million in its initial public offering in December 2020; FTAC Athena Acquisition Corp., or FTAC Athena, a blank check company which raised $250.0 million in its initial public offering in February 2021; FTAC Hera Acquisition Corp., or FTAC Hera, a blank check company which raised approximately $850 million in its initial public offering in March 2021; and Fintech Acquisition Corp. VI, or FinTech VI, a blank check company which raised $250.0 million in its initial public offering in June 2021.

Other than their involvement discussed above, none of Emerald’s officers or directors, the Sponsor, nor any of its respective officers, directors, employees, or affiliates, have had previous management experience with blank check companies or special purpose acquisition corporations.

The following table sets forth the payments received by our Sponsor and its affiliates from Emerald prior to or in connection with the completion of an initial business combination and the securities issued by Emerald to our Sponsor or its affiliates:

Entity/Individual	Amount of Compensation Received or Securities Issued	Consideration Paid or to be Paid
Emerald ESG Sponsor, LLC or Emerald ESG Advisors, LLC	$30,000 per month	Office space, administrative and shared personnel support services
	8,615,141 Class B Common Stock(1)	$25,000
	976,081 Placement Units(2)	$9,760,810
	Up to $2,000,000 in working capital loans, which loans are not convertible	Working capital loans to finance transaction costs in connection with an initial business combination
	$3,000,000 in working capital loans, which loans are not convertible	Working capital loans to finance transaction costs in connection with an initial business combination
	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination	Services in connection with identifying, investigating and completing an initial business combination
	$973,116.44 loan, which loan is not convertible	Loan to finance cost of excise tax liability

____________

(1)      On September 19, 2023, the Sponsor determined to convert all the outstanding shares of Class B common stock into shares of Class A common stock on a one-for-one basis (the “Class B Conversion”).

(2)      The non-managing sponsor investors hold as of the date of this proxy statement/prospectus, indirectly through membership interests in the Sponsor, approximately 96% of the placement units and approximately 49% of the Founder Shares.

At Closing, all 488,041 warrants underlying the Private Placement Units will be forfeited as part of the Sponsor Share Restriction Agreement, and an aggregate of 3,297,500 shares of Emerald Class A Common Stock will be transferred to Polar and participants in the Non-Redemption Agreements, and upon the completion of the Business Combination, Sponsor and its affiliates will hold a total of 6,293,722 shares of New Fold Common Stock. At Closing, the Working Capital Loans (including the Promissory Note, the October Note and the Tax Note) will be repaid, without interest. The retention of shares by Sponsor and its affiliates and the reimbursements payable to Sponsor under the Working Capital Loans at Closing will not result in a material dilution of the equity interests of non-redeeming Emerald Stockholders.

Transfer Restrictions

Sponsor Share Restriction Agreement

Pursuant to the Sponsor Share Restriction Agreement, at the Closing, (i) the Private Placement Warrants, all of which are held by the Sponsor, will be forfeited and cancelled, (ii) approximately 3.3 million of the Sponsors’ founder shares allocated to certain third party investors not affiliated with the Sponsor or Emerald will not be subject to transfer restrictions, and (iii) approximately 5.3 million of the Sponsor’s founder shares shall be subject to time-based transfer restrictions subject to early release as follows:

•        one-third of the subject founder shares shall remain subject to transfer restrictions until the earlier of (a) six months following the Closing or (b) the first date that the stock price exceeds $12.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing;

•        one-third of the subject founder shares shall remain subject to transfer restrictions until the earlier of (a) (x) in the event that Emerald and Fold raise $50 million or more as of the Closing, one year following the Closing, and (y) in the event that Emerald and Fold raise less than $50 million as of the Closing, two years following the Closing, or (b) the first date that the stock price exceeds $15.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing; and

•        one-third of the subject founder shares shall remain subject to transfer restrictions until the earlier of (a) ten years following the Closing or (b) the first date that the stock price exceeds $17.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing.

In the event that Emerald and Fold raise less than $50 million from the date of the Merger Agreement through the second anniversary of the Closing, the Sponsor shall automatically forfeit for no additional consideration up to 1,000,000 subject founder shares, as described in the Sponsor Share Restriction Agreement.

Non-Redemption Agreements/Polar

Between September 7, 2023 and September 15, 2023, Emerald entered into non-redemption agreements with unaffiliated third parties (the “2023 Non-Redemption Agreements”) in exchange for each such party agreeing not to redeem Public Shares in connection with the First Extension Meeting. In exchange for the commitments not to redeem Public Shares, Emerald agreed to issue or cause to be issued an aggregate of 1,610,000 shares of Class A Common Stock at the time of Emerald’s initial business combination.

Between January 9, 2024 and January 17, 2024, Emerald entered into non-redemption agreements with unaffiliated third parties (together with the 2023 Non-Redemption Agreements, the “Non-Redemption Agreements”) in exchange for each such party agreeing not to redeem Public Shares in connection with the Second Extension Meeting. In exchange for the foregoing commitments not to redeem Public Shares, Emerald agreed to issue or cause to be issued an aggregate of 1,112,500 shares of Class A Common Stock at the time of Emerald’s initial business combination.

On January 3, 2024, Emerald, the Sponsor and Emerald ESG Funding, LLC (“ESG Funding”) entered into a subscription agreement (the “Subscription Agreement”) with Polar Multi-Strategy Master Fund (“Polar”) to cover working capital requirements of Emerald. Pursuant to the terms and subject to the conditions of the Subscription Agreement, Polar agreed to contribute up to $550,000 to ESG Funding (the “Polar Contribution”), which amount was contributed in full as of April 2024. The Polar Contribution shall be repaid upon Emerald’s closing of an initial business combination. The Polar Contribution is non-interest bearing and shall be repaid to, and at the election of, Polar (i) in shares of Emerald Class A Common Stock, at a rate of 1.0 share of for each ten dollars ($10.00) of the Polar Contribution funded as of the Closing or (ii) in cash.

In consideration of the Polar Contribution, and in addition to the repayment of the Polar Contribution in shares or cash (as described above), Emerald agreed to issue 1.0 share of Emerald Class A Common Stock for each dollar of the Polar Contribution funded as of or prior to the closing of the initial business combination, which shares shall be subject to no transfer restrictions or any other lock-up provisions, earn outs, or other contingencies. Upon certain events of default under Polar’s subscription agreement, Emerald agreed issue to Polar 0.1 shares of Emerald Class A Common Stock for each dollar of the Polar Contribution funded as of the date of such default, and for each month thereafter until such default is cured, subject to certain limitations provided for therein. At September 30, 2024, $550,000 had been funded pursuant to the Polar Contribution, gross of the discount, under the Subscription Agreement. Assuming Polar elects to settle the Polar Contribution in cash and no events of default under the Subscription Agreement, Polar will receive 550,000 shares of Emerald Class A Common Stock and $550,000 in cash in connection with the Closing.

Letter Agreement

Pursuant to a letter agreement entered into with Emerald, each of our Sponsor, directors and officers have agreed to restrictions on its ability to transfer, assign, or sell the placement units, as summarized in the table below.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
Placement Units, Placement Shares and Private Placement Warrants	30 days after the completion of our initial business combination	Emerald ESG Sponsor, LLC and Emerald ESG Advisors, LLC Betsy Z. Cohen Douglas Listman Mark Tercek Tensie Whelan Therese Rein Andrew Hohns Lisa Shalett

Transfers permitted (a) to (1) the Sponsor’s members, (2) the directors or officers of us, the Sponsor or the Sponsor’s members, (3) any affiliates or family members of the directors or officers of us, the Sponsor or the Sponsor’s members, (4) any members or partners of the Sponsor, the Sponsor’s members or their respective affiliates, or any affiliates of the Sponsor, the Sponsor’s members or any employees of such affiliates; (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in the case of a trust, by distribution to one or more permissible beneficiaries of such trust; (f) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of a business combination at prices no greater than the price at which the

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions

securities were originally purchased; (g) in the event of our liquidation prior to our consummation of our initial business combination; (h) by virtue of the laws of the State of Delaware, the Sponsor’s limited liability company agreement, upon dissolution of such Sponsor; and (i) in the event that, subsequent to our consummation of an initial business combination, we complete a liquidation, merger, share exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property; provided, however, that in the case of clauses (a) through (f) and (h) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreement.

emerald management’S discussion and analysis of
financial condition and results of operations

The following discussion and analysis should be read in conjunction with Emerald’s financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “Emerald Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us,” “our” or “we” refer to FTAC Emerald Acquisition Corp.

Overview

Emerald is a blank check company incorporated in Delaware on February 19, 2021 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses. Emerald is an emerging growth company and, as such, is subject to all of the risks associated with emerging growth companies.

On December 20, 2021, we completed the IPO of 28,693,342 units, including 2,869,342 units from the partial exercise of the overallotment option by the underwriters, at $10.00 per unit (the “Units”). Each Unit consists of one Emerald Class A Common Stock and one-half of one Public Warrant. Each whole warrant entitles the holder to purchase one Class A common stock at a price of $11.50 per share. Simultaneously with the consummation of the IPO, we consummated the private placement of 976,081 Private Placement Units to Sponsor at a price of $10.00 per unit, generating $9,760,810 in additional proceeds.

Holders of Emerald Class A Common Stock elected to redeem 9,239,192, 10,872,266 and 112,068 shares of Emerald Class A Common Stock in connection with the First Extension Meeting, Second Extension Meeting and Third Extension Meeting, respectively. Upon completion of such redemptions and after the conversion of shares of Emerald Class B Common Stock to shares of Emerald Class A Common Stock, 14,237,038 shares of Emerald Class A Common Stock remained issued and outstanding as of the Record Date.

In conjunction with the above redemptions, the stockholders also voted on extending the original liquidation date from September 20, 2023 to December 20, 2025 (“Extension Deadline”). The Sponsor also converted their 8,615,141 Founder Shares to shares of Emerald Class A Common Stock on a one-for-one basis (the “Exchange”). The 8,615,141 shares of Emerald Class A Common Stock issued in connection with the Exchange are subject to the same restrictions as applied to Emerald Class B Common Stock before the Exchange, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the IPO.

If we are unable to complete the Business Combination by the Extension Deadline, we will: (i) cease all operations except for the purpose of winding up, (ii) redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate. There will be no redemption rights or liquidating distributions with respect to outstanding warrants, which will expire worthless if Emerald fails to complete the Business Combination by the Extension Deadline.

Results of Operations

Emerald has neither engaged in any operations (other than searching for a Business Combination after the IPO) nor generated any revenues to date. Emerald’s only activities from inception through September 30, 2024 were organizational activities, those necessary to prepare for the IPO, and, after the IPO, identifying a target company for an initial Business Combination. Emerald does not expect to generate any operating revenues until after the completion of our Business Combination, at the earliest. Emerald generates non-operating income in the form of interest income on the marketable securities held in the Trust Account. Emerald incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the nine months ended September 30, 2024, we had a net loss of $1,444,875, which consisted of general and administrative expenses of $2,154,179, interest expense of $323,197, provision for income tax of $482,369 and non-redemption agreement expense of $838,825, offset by interest income earned on investments held in Trust Account of $2,353,695.

For the nine months ended September 30, 2023, we had net income of $4,202,024, which consisted of interest income earned on investments held in Trust Account of $9,027,924, offset by formation and operating costs of $2,250,994, non-redemption agreement expense of $708,400 and provision for income taxes of $1,866,506.

For the year ended December 31, 2023, we had net income of $4,443,634, which consisted of interest income earned on investments held in Trust Account of $11,207,609, offset by operating and formation costs of $3,730,488, non-redemption agreement expense of $708,400 and provision for income tax of $2,325,087.

For the year ended December 31, 2022, we had net income of $1,115,764, which consisted of interest income earned on investments held in Trust Account of $3,619,061, offset by operating and formation costs of $1,776,887 and provision for income tax of $726,410.

Liquidity and Capital Resources

Following the IPO, the partial exercise of the over-allotment option, and the sale of the Private Placement Units, a total of $251,180,354 ($10.10 per Unit) was initially placed in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

As of September 30, 2024, we had $20,439 in cash held outside of trust and a working capital deficit of $6,159,733. Prior to the completion of the IPO, our liquidity needs had been satisfied through a capital contribution from the Sponsor of $25,000 and a loan to us of up to $300,000 by our Sponsor under an unsecured promissory note which was repaid on December 31, 2021.

In order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (the “Working Capital Loans”). If we complete the initial Business Combination, we expect to repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. The Sponsor originally agreed to loan us up to an aggregate principal amount of $1,500,000 under the Promissory Note (as defined below). On October 16, 2023, we and the Sponsor amended the Promissory Note to increase the aggregate principal amount of the Promissory Note from $1,500,000 to $3,000,000. At September 30, 2024 and December 31, 2023, $3,000,000 and $2,025,000 of such Working Capital Loans were outstanding, respectively.

As of September 30, 2024, we had cash, investments and marketable securities held in the Trust Account of $51,996,271. In connection with the First Extension Meeting, the holders of 9,239,192 shares of redeemable Class A Common Stock exercised their right to redeem their shares for cash at a redemption price of approximately $10.4762 per share, for an aggregate redemption amount of approximately $96,791,644. On January 19, 2024, in connection with the Second Extension Meeting, the holders of 10,872,266 shares of redeemable Class A Common Stock exercised their right to redeem their shares for cash at a redemption price of approximately $10.6224 per share, for an aggregate redemption amount of approximately $115,489,643. On December 17, 2024, in connection with the Third Extension Meeting, the holders of 112,068 shares of redeemable Class A Common Stock exercised their right to redeem their shares for cash at a redemption price of approximately $11.01878 per share, for an aggregate redemption amount of approximately $1.2 million. Following the redemptions, 4,645,816 shares of redeemable Class A Common Stock remain outstanding.

On January 3, 2024, the Company, the Sponsor and Emerald ESG Funding, LLC (“ESG Funding”) entered into a subscription agreement (the “Subscription Agreement”) with Polar Multi-Strategy Master Fund (“Polar”) to cover working capital requirements of Emerald. Pursuant to the terms and subject to the conditions of the Subscription Agreement, Polar agreed to contribute up to $550,000 to ESG Funding (the “Polar Contribution”), which amount was contributed in full as of April 2024. The Polar Contribution shall be repaid upon Emerald’s closing of an initial business combination. The Polar Contribution is non-interest bearing and shall be repaid to, and at the election of, Polar (i) in shares of common stock of Emerald, at a rate of 1.0 share of for each ten dollars ($10.00) of the Polar Contribution funded as of the Closing or (ii) in cash.

In consideration of the Polar Contribution, Emerald agreed to issue 1.0 share of common stock for each dollar of the Polar Contribution funded as of or prior to the closing of the initial business combination, which shares shall be subject to no transfer restrictions or any other lock-up provisions, earn outs, or other contingencies. Upon certain events of default under Polar’s subscription agreement, Emerald agreed issue to Polar 0.1 shares of common stock for each dollar of the Polar Contribution funded as of the date of such default, and for each month thereafter until such default is cured, subject to certain limitations provided for therein.

If the Company liquidates without consummating an initial business combination, any amounts remaining in the Sponsors’ or the Company’s cash accounts, not including the Trust Account, following repayment of all liabilities and wind-down expenses, will be paid promptly to Polar, up to the amount of the Polar Contribution funded. Upon certain events of default under the Subscription Agreement, the Company shall issue to Polar 0.1 shares of Common Stock (“Default Shares”) for each dollar of the Capital Contribution funded as of the date of such default, and for each month thereafter until such default is cured, subject to certain limitations provided for therein.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account to complete our Business Combination. We may withdraw interest to pay taxes. During the year ended December 31, 2023 and nine months ended September 30, 2024, Emerald withdrew $3,014,566 and $520,930, respectively, of the interest income from the Trust Account to pay franchise and income taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our Business Combination. If we are unable to complete our Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Going Concern

In connection with Emerald’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” it has until December 20, 2024 to consummate a Business Combination. It is uncertain whether Emerald will be able to consummate a Business

Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. Emerald has determined that the liquidity condition and mandatory liquidation, should the Business Combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after December 20, 2024.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2024. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Other than the below, we do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

We entered into an administrative services agreement pursuant to which we pay the Sponsor or its designee a monthly fee of $30,000 for office space, administrative and shared personnel support services to the Company. We began incurring these fees on December 16, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation. For the year ended December 31, 2023 and nine months ended September 30, 2024, we incurred $360,000 and $270,000, respectively, for the administrative support services. As of December 31, 2023 and September 30, 2024, $286,451 and $556,452 of the administrative support fees are in accrued expenses in the accompanying condensed balance sheets, respectively.

The holders of the Founder Shares, Private Placement Units (including securities contained therein) are entitled to registration rights pursuant to a registration rights agreement requiring us to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination and rights to require Emerald to register for resale such securities pursuant to Rule 415 under the Securities Act.

Emerald granted the IPO underwriter a 45-day option to purchase up to 3,300,000 additional Units to cover over-allotments, if any, at the Public Offering price less the underwriting discounts and commissions. On January 14, 2022, the underwriter purchased an additional 2,869,342 Units pursuant to the over-allotment option.

The IPO underwriter earned a cash underwriting discount of two percent (2%) of the gross proceeds of the Units sold in the IPO and pursuant to the over-allotment option, or $4,973,868. Additionally, the underwriter was entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the Units sold in the Public Offering and pursuant to the over-allotment option, or $8,704,270. The deferred underwriting discount was to become payable to the underwriter from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement. On October 18, 2023, we entered into an agreement with the underwriter in which the underwriter waived any entitlement it may have to the deferred underwriting discount in respect of any Business Combination. As a result, Emerald recorded $8,704,270 to additional paid-in capital in relation to the waiver of the deferred underwriter fee in the accompanying condensed balance sheets.

Emerald engaged Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”), to provide financial advisory services in connection with the IPO. Emerald paid CCM a fee in an amount equal to 0.3% of the aggregate proceeds of the IPO (excluding the proceeds of the exercise of the over-allotment option) net of underwriter’s expenses, upon the closing of the IPO. We also intend to engage CCM to act as an advisor in connection with the Business Combination for which it will earn an advisory fee of 0.525% of the proceeds of the Public Offering (excluding the proceeds of the exercise of the over-allotment option) payable at closing of the Business Combination. CCM will also be entitled to an advisory fee equal to 0.825% of the aggregate proceeds of the exercise of the over-allotment option, payable at the closing of the Business Combination. The underwriter had agreed to reimburse us for the fee to CCM as it becomes payable out of the underwriting commission. Accordingly, a reimbursement receivable and deferred advisory fee of $1,155,000 had been reflected in the accompanying condensed balance sheets. On October 18, 2023, we entered into an agreement with the underwriter in which the underwriter waived any entitlement it may have to the deferred underwriting discount in respect of any Business Combination. As a result, we reversed the reimbursement receivable and recognized $1,155,000 of advisory fee expenses as of December 31, 2023.

Critical Accounting Policies and Estimates

The preparation of Emerald’s condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates. Emerald has identified the following as its critical accounting policies and estimates:

Class A Common Stock Subject to Possible Redemption

Emerald accounts for its Class A Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Class A Common Stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified in temporary equity. At all other times, common stock is classified as stockholders’ equity. Emerald Class A Common Stock sold in the IPO and over-allotment feature certain redemption rights that are considered to be outside of Emerald’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2024 and December 31, 2023, 4,757,884 and 15,630,150 shares of Class A Common Stock are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of our condensed balance sheets, respectively.

Emerald recognizes changes in redemption value immediately as they occur and adjust the carrying value of Class A Common Stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A common stock are affected by charges against additional paid in capital and accumulated deficit. This method would view the end of the reporting period as if it were also the redemption date for the security.

Net (Loss) Income Per Common Share

Emerald historically had two classes of shares, which are referred to as Class A Common Stock and Class B Common Stock. Earnings and losses are shared pro rata between the two classes of shares. Accretion associated with the redeemable shares of Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value. Emerald has not considered the effect of the Warrants in the calculation of diluted net (loss) income per share, if any, since their exercise is contingent upon future events. As a result, diluted net (loss) income per share of Common Stock is the same as basic net (loss) income per share of Common Stock.

Recent Accounting Standards

Emerald’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Emerald Relationships and Related Party Transactions

Emerald Related Party Policy

Emerald has adopted a code of conduct and ethics requiring it to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the Emerald board of directors (or the appropriate committee of the board) or as disclosed in its public filings with the SEC. Under the code of conduct and ethics, conflict of interest situations include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving Emerald.

In addition, Emerald’s audit committee, pursuant to its charter, is responsible for reviewing and approving related party transactions to the extent that Emerald enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. Emerald also requires each of its directors and officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer. Emerald’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers or directors, or its or their affiliates.

Founder Shares

In June 2021, the Sponsor purchased 7,992,750 shares of Emerald Class B Common Stock for an aggregate purchase price of $25,000. In October 2021, Emerald effected a 1.1014-for-1.0 stock split of its common stock. In November 2021, Emerald effected a 0.9955-for-1.0 stock split of its common stock. In January 2022, as a result of the underwriter in Emerald’s IPO exercising its overallotment option in part, Emerald’s initial holders forfeited 148,192 founder shares. As a result, Emerald’s initial stockholders held 8,615,141 founder shares, which was determined based on the expectation that the founder shares would represent 25% of the aggregate of Emerald’s founder shares, the placement shares and Emerald’s issued and outstanding public shares after the IPO.

Following the First Extension Meeting, the Sponsor determined to convert all the outstanding shares of Emerald Class B Common Stock into shares of Emerald Class A Common Stock on a one-for-one basis. Notwithstanding the conversion, the Sponsor, as well as Emerald’s officers and directors, are not entitled to receive any funds held in the Trust Account with respect to any shares of Emerald Class A Common Stock issued to such holders as a result of the conversion, and no additional amounts will be deposited into the Trust Account in respect of shares of Emerald Class A Common Stock held by the Sponsor.

Private Placement

Simultaneously with the Emerald IPO, the Sponsor purchased an aggregate of 976,081 Private Placement Units at a price of $10.00 per unit for an aggregate purchase price of $9,760,810. Each Private Placement Unit consists of one Private Placement Share and one-half of one Private Placement Warrant to purchase one share of Emerald Class A Common Stock exercisable at $11.50. The remaining proceeds from the Private Placement Units and the proceeds from the IPO are held in the Trust Account. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the founder shares, Private Placement Shares or Private Placement Warrants, which will expire worthless if Emerald does not complete an initial business combination.

The Private Placement Warrants are identical to the Public Warrants, except that if held by the initial purchasers or their permitted transferees, (i) they (including the Emerald Class A Common Stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of the initial business combination, and (ii) they are entitled to registration rights. There are no redemption rights or liquidating distributions with respect to the founder shares, Private Placement Shares or Private Placement Warrants, which will expire worthless if Emerald does not complete an initial business combination.

On January 3, 2024, the Company, the Sponsor and Emerald ESG Funding, LLC (“ESG Funding”) entered into a subscription agreement (the “Subscription Agreement”) with Polar Multi-Strategy Master Fund (“Polar”) to cover working capital requirements of Emerald. Pursuant to the terms and subject to the conditions of the

Subscription Agreement, Polar agreed to contribute up to $550,000 to ESG Funding (the “Polar Contribution”), which amount was contributed in full as of April 2024. The Polar Contribution shall be repaid upon Emerald’s closing of an initial business combination. The Polar Contribution is non-interest bearing and shall be repaid to, and at the election of, Polar (i) in shares of common stock of Emerald, at a rate of 1.0 share of for each ten dollars ($10.00) of the Polar Contribution funded as of the Closing or (ii) in cash.

In consideration of the Polar Contribution, Emerald agreed to issue 1.0 share of Emerald Class A Common Stock for each dollar of the Polar Contribution funded as of or prior to the closing of the initial business combination, which shares shall be subject to no transfer restrictions or any other lock-up provisions, earn outs, or other contingencies. Upon certain events of default under Polar’s subscription agreement, Emerald agreed issue to Polar 0.1 shares of Emerald Class A Common Stock for each dollar of the Polar Contribution funded as of the date of such default, and for each month thereafter until such default is cured, subject to certain limitations provided for therein. At September 30, 2024, $550,000 had been funded pursuant to the Polar Contribution, gross of the discount, under the Subscription Agreement.

Assuming Polar elects to settle the Polar Contribution in cash and no events of default under the Subscription Agreement, Polar will receive 550,000 shares of Emerald Class A Common Stock and $550,000 in cash in connection with the Closing.

Promissory Note — Related Party

Prior to the closing of Emerald’s IPO, the Sponsor loaned Emerald $105,260 for expenses related to its formation and the IPO. The loan was non-interest bearing, unsecured and due on the earlier of March 31, 2022 or the closing of the initial public offering. The outstanding balance under the promissory note of $105,260 was repaid on December 27, 2021 and the promissory note was terminated and is no longer available to be drawn upon.

Related Party Loans

On January 13, 2023, Emerald issued an unsecured promissory note to the Sponsor pursuant to which Emerald may borrow up to an aggregate principal amount of $3,000,000. The note is non-interest bearing and payable upon the consummation of the initial business combination. No portion of the amounts outstanding under the note may be converted into units or shares. As of September 30, 2024, there was $3,000,000 outstanding under the note.

On October 25, 2024, Emerald issued a promissory note (the “October Note”) to Frontier SPV, LLC (“Frontier”), an affiliate of the Sponsor. Pursuant to the October Note, Frontier agreed to loan Emerald up to an aggregate principal amount of $2,000,000. The October Note is non-interest bearing and payable upon the consummation of the initial business combination. No portion of the amounts outstanding under the October Note may be converted into units or shares. On October 25, 2024, Emerald borrowed $65,000 under the October Note.

On October 31, 2024, Emerald issued a promissory note (the “Tax Note”) to Frontier. Pursuant to the Tax Note, Frontier agreed to loan Emerald an aggregate principal amount of $973,116.44, which was used to satisfy Emerald’s excise tax liability. The Tax Note is non-interest bearing and payable upon the consummation of the initial business combination. No portion of the amounts outstanding under the Tax Note may be converted into units or shares. On October 31, 2024, Emerald borrowed the full amount under the Tax Note.

Registration Rights

Pursuant to a registration rights agreement entered into on December 15, 2021, the holders of the founder shares, Private Placement Units (including any securities contained therein) are entitled to registration rights to require Emerald to register a sale of any of its securities held by them. The holders of these securities are entitled to make up to three demands, excluding short form demands, that Emerald register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by Emerald and rights to require Emerald to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Emerald will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. Emerald will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Services

Commencing on December 16, 2021, Emerald pays an amount equal to $30,000 per month to the Sponsor or its designee for office space, administrative and shared personnel support services provided to us. Upon completion of a business combination or Emerald’s liquidation, it will cease paying these monthly fees.

Financial Advisory Fee

Emerald engaged Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”), to provide financial advisory services in connection with the IPO. J.V.B. Financial Group, LLC is a broker dealer subsidiary of Cohen & Company Inc. (of which Emerald’s Chairman’s son is also Chairman of the Board and a controlling stockholder). Emerald paid CCM a fee in an amount equal to 0.3% of the aggregate proceeds of the IPO (excluding the proceeds of the exercise of the overallotment option) net of underwriter’s expenses, upon the closing of the IPO. Emerald also engaged CCM to act as an advisor in connection with the Business Combination for which it will earn an advisory fee of 0.525% of the proceeds of the initial public offering (excluding the proceeds of the exercise of the overallotment option) payable at closing of the Business Combination. CCM is also entitled to an advisory fee equal to 0.825% of the aggregate proceeds of the exercise of the overallotment option, payable at the closing of the Business Combination. The IPO underwriter agreed to reimburse Emerald for the fee to CCM out of the underwriting commissions. Accordingly, a reimbursement receivable and deferred advisory fee of $1,155,000 had been reflected in the accompanying balance sheets. On October 18, 2023, Emerald entered into an agreement with the IPO underwriter in which the underwriter waived any entitlement it may have to the deferred underwriting discount in respect of any business combination. As a result, Emerald reversed the reimbursement receivable and recognized $1,155,000 of advisory fee expenses in its statements of operations. Affiliates of CCM have and manage investment vehicles with a passive investment in the Sponsor.

Trust Account Indemnification

Emerald ESG Sponsor, LLC has agreed that, if the Trust Account is liquidated without the consummation of a business combination, it will indemnify Emerald to the extent any claims by a third party for services rendered or products sold to Emerald, or any claims by a prospective target business with which Emerald has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.10 per Public Share, except for any claims by any third party who executed a waiver of any and all rights to seek access to the Trust Account, regardless of whether such waiver is enforceable, and except for claims arising from Emerald’s obligation to indemnify the underwriter of the IPO pursuant to the IPO underwriting agreement. Emerald has not independently verified whether Emerald ESG Sponsor, LLC has sufficient funds to satisfy its indemnity obligations, Emerald has not asked Emerald ESG Sponsor, LLC to reserve for such obligations and Emerald believes that its only assets are Emerald’s securities. Therefore, Emerald cannot assure you that Emerald ESG Sponsor, LLC will be able to satisfy those obligations. Emerald believes the likelihood of Emerald ESG Sponsor, LLC having to indemnify the Trust Account is limited because Emerald endeavors to have all third parties that provide products or services to it and prospective target businesses execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Fold Relationships and Related Party Transactions

Director and Officer Indemnification

Fold’s charter and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Fold has entered into indemnification agreements with each of its directors. Following the Business Combination, Fold expects that these agreements will be replaced with new indemnification agreements for each director and officer of New Fold. For additional information, see “Description of New Fold’s Securities — Limitations on Liability and Indemnification of Officers and Directors.”

Voting Agreement

Fold is a party to the Amended and Restated Voting Agreement, dated March 23, 2021 (the “Voting Agreement”), pursuant to which certain holders of Fold Capital Stock, including entities affiliated with Thesis, Inc., which is affiliated with a member of the Fold Board, Matt Luongo, and Craft Ventures, which is affiliated with a member of the Fold Board, Brian Murray, Slow Ventures, M13 and Will Reeves, Fold’s Chief Executive Officer and a member of the Fold Board (each of which held more than 5% of Fold’s outstanding capital stock within Fold’s last fiscal year) have agreed to vote their shares of Fold Capital Stock in favor of certain matters, including with respect to the board size and the election of directors. The agreement will terminate upon completion of the Business Combination.

SAFE — Related Party

In May 2024, the Company entered into a SAFE with Thesis Inc., a principal shareholder and related party, with aggregate proceeds of $1.0 million. Those proceeds were received in June 2024.

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE BUSINESS COMBINATION

Directors and Executive Officers

Upon the consummation of the Business Combination, the business and affairs of New Fold will be managed by or under the direction of the New Fold Board, which is anticipated to have seven members. The following table sets forth the name, age and position of each of the expected directors and executive officers of New Fold upon consummation of the Business Combination.

Name	Age*	Position
Executive Officers
Will Reeves	36	Chief Executive Officer and Director
Wolfe Repass	35	Chief Financial Officer
Nicolleta Goncalves	33	Vice President of Risk and Compliance
Thomas Dickman	34	Chief Technology Officer
Non-Employee Directors
Lesley Goldwasser(1)	63	Director
Kirstin Hill(1)(3)	46	Director
Andrew Hohns	45	Director
Jonathan Kirkwood(2)	42	Director
Erez Simha(1)	61	Director
Bracebridge H. Young Jr.(2)(3)	67	Director

____________

*        As of January 22, 2025

(1)      Member of New Fold audit committee, effective upon the consummation of the Business Combination.

(2)      Member of New Fold compensation committee, effective upon the consummation of the Business Combination.

(3)      Member of New Fold nominating and corporate governance committee, effective upon the consummation of the Business Combination.

Executive Officers

Will Reeves

Upon the consummation of the Business Combination, Fold’s Chief Executive Officer, Mr. Reeves, will serve as Chief Executive Officer of New Fold and as a Class II member of the New Fold Board. Mr. Reeves co-founded Fold in 2019 and has served as Chief Executive Officer of Fold and as a Director since its inception. Over the past eight years, Mr. Reeves has held product leadership positions at Thesis, Inc., A3Ventures, LLC and BYND, leading digital transformation and the development of innovation projects for Google and other Fortune 500 technology companies. Prior to founding Fold, Mr. Reeves was the Head of Payments at Thesis, Inc. from May 2018 to September 2019, where he led the development and strategic direction of the Bitcoin venture studio’s innovative payment and financial technologies. Mr. Reeves also has extensive experience in consumer finance. Prior to joining Thesis, Inc., Mr. Reeves played a key role at A3 Ventures, advancing mobility and commerce through the corporate innovation and investment arm of American Automobile Association. Mr. Reeves holds a B.A. in Rhetoric and Political Science from the University of California, Berkeley. We believe Mr. Reeves is well qualified to serve on the New Fold Board because of his background in product development, consumer finance and bitcoin and his operational and historical expertise gained from serving as Fold’s Chief Executive Officer since August 2019.

Wolfe Repass

Upon the consummation of the Business Combination, Fold’s Chief Financial Officer, Mr. Repass, will serve as Chief Financial Officer of New Fold. Mr. Repass has served as Fold’s Chief Financial Officer since October 2024, prior to which he served as Fold’s Vice President of Finance and Operations beginning in September 2023, and has held various roles in the Finance and Operations department of Fold since joining Fold in May 2021. While at Fold, Mr. Repass has played a key role in establishing the financial, accounting, and operational foundations of the Company. Mr. Repass has more than 13 years of experience in finance and accounting, including roles as the Director of International Accounting for PopSockets LLC and as a Senior Manager of Accounting Operations at Robinhood Markets LLC. From July 2011 to June 2020, Mr. Repass held various positions within the assurance department of PricewaterhouseCoopers LLP (“PwC”), most recently, as Senior Manager. While at PwC, Mr. Repass specialized in providing PCAOB-compliant audit services, including Sarbanes–Oxley Act compliance, for multiple Fortune 250 clients and spent two years in Singapore providing U.S. GAAP reporting services for multiple foreign entities and U.S. subsidiaries. Mr. Repass holds a B.S. in Accounting from Bradley University and is a licensed Certified Public Accountant in the state of Colorado.

Nicolleta Goncalves

Upon the consummation of the Business Combination, Fold’s Vice President of Risk and Compliance, Ms. Goncalves, will serve as Vice President of Risk and Compliance of New Fold. Ms. Goncalves has held various positions at Fold since 2022, serving as Director of Risk and Compliance until September 2023 when she began serving as Fold’s Vice President of Risk and Compliance. Ms. Goncalves works with internal and external stakeholders to ensure compliance with regulatory requirements and industry best practices. Ms. Goncalves has over eight years of experience in the FinTech and Crypto space. She holds a Chainalysis KYT Certificate (CKC) and Certified Anti-Money Laundering Specialist (CAM) credentials. Prior to joining Fold, Ms. Goncalves held positions at Zoro Card and Metallicus. Ms. Goncalves holds a B.A. in Public Relations from Bradley University.

Thomas Dickman

Upon the consummation of the Business Combination, Fold’s Chief Technology Officer, Mr. Dickman, will serve as Chief Technology Officer of New Fold. Mr. Dickman has held various positions at Fold since its founding in 2019, serving as Senior Software Engineer until September 2023 when he began serving as Fold’s Chief Technology Officer. Mr. Dickman oversees Fold’s technology vision, strategy, and infrastructure, while ensuring that technology investments align with business goals and drive innovation. Mr. Dickman has more than a decade of experience in the software engineering field, including extensive leadership experience. Prior to joining Fold, Mr. Dickman held positions at RetailMeNot. Inc. and Northrop Grumman. Mr. Dickman holds a B.S. in Electrical Engineering and an M.S. in Computer Engineering from the University of Cincinnati.

Non-Employee Directors

Lesley Goldwasser

Upon the consummation of the Business Combination, Ms. Goldwasser will serve as a Class III member of the New Fold Board. Ms. Goldwasser has been a Managing Partner of GreensLedge Capital Markets LLC (“GreensLedge”) since September 2013. Prior to joining GreensLedge, Ms. Goldwasser was associated with Credit Suisse Group AG (“Credit Suisse”) as a Managing Director from September 2010 to November 2013, where she had global responsibility for the Hedge Fund Strategic Services unit. Before Credit Suisse, Ms. Goldwasser spent 12 years at Bear Stearns where she was co-head of Global Debt and Equity Capital Markets units and had global responsibility for structured products. Prior to her tenure at Bear Stearns, Ms. Goldwasser spent 12 years at Credit Suisse in a variety of management positions, including responsibility for both the Asset Backed and Non-Agency Mortgage Trading Desks. Ms. Goldwasser has been a member of the Board of Directors of TipTree Inc. (Nasdaq: TIPT), a financial services company, since January 2015, and currently serves as the lead Independent Director. She served as a director of FinTech Acquisition Corp. V, a blank check company, from December 2020 through its liquidation in December 2022. She also served as a director of FTAC Parnassus Acquisition Corp., a blank check company, from March 2021 through its liquidation in March 2023. She is the former lead Independent Director of Flagstar Bancorp (NYSE: FBC). Ms. Goldwasser is a graduate of the University of Cape Town, South Africa. We believe that Ms. Goldwasser’s extensive experience in the financial services industry makes her qualified to serve as a member of the New Fold board of directors.

Kirstin Hill

Upon the consummation of the Business Combination, Ms. Hill will serve as a Class III member of the New Fold Board. Ms. Hill currently serves as President and Chief Operating Officer of Social Finance, a national nonprofit and registered investment advisor. Previously, Ms. Hill spent 25 years at Bank of America/Merrill Lynch, most recently as Chief Operating Officer for Merrill Lynch Wealth Management, overseeing growth strategy, digital platforms, client service, sales performance, advisor compensation and field operations. Ms. Hill holds a bachelor’s degree from Harvard University. We believe that Ms. Hill’s significant experience in securities and banking regulation compliance makes her qualified to serve as a member of the New Fold Board.

Andrew Hohns

Upon the consummation of the Business Combination, Mr. Hohns will serve as a Class I member of the New Fold Board. For an overview of Mr. Hohns’ business experience, please see the section entitled “Information About Emerald — Directors and Executive Officers.” We believe that Mr. Hohns’ experience in structured finance and investment management makes him qualified to serve as a member of the New Fold board of directors.

Jonathan Kirkwood

Upon the consummation of the Business Combination, Dr. Kirkwood will serve as a Class II member of the New Fold Board. Dr. Kirkwood co-founded Ten31 LLC, a leading Bitcoin investment platform, in 2020 and has served as its Managing Partner since its inception. As Managing Partner of Ten31 LLC, Dr. Kirkwood leverages his extensive experience in fintech and bitcoin investment management, strategic advisory, and business development to oversee the deployment of over $130 million across 35 companies within the Bitcoin ecosystem. Dr. Kirkwood’s expertise in capital raising, regulatory compliance and portfolio management have been critical in guiding high-risk, high-uncertainty ventures to successful outcomes. His leadership spans various sectors, including bitcoin mining, exchanges, payments, security software and hardware, and AI-driven tools. Dr. Kirkwood sits on the board of directors of Start9 Labs Inc., a user-friendly platform provider for personal servers, and Battery Finance, a subsidiary of Newmarket focused on institutional investment strategies related to bitcoin. Dr. Kirkwood holds a B.S. in Biology from the University of Evansville, an M.D. from Ross University School of Medicine and an M.B.A. from Ball State University. We believe Dr. Kirkwood’s strategic insight, leadership experience and industry expertise make him well qualified to serve as a member of the New Fold Board.

Erez Simha

Upon the consummation of the Business Combination, Mr. Simha will serve as a Class III member of the New Fold Board. Mr. Simha brings over 20 years of experience and a proven track record of scaling high-tech disruptive companies in multiple industries, including food-tech, blockchain, 3D printing, and digital assets. Mr. Simha currently serves as a senior financial advisor to a payment processing workforce solution private company and as a board member and treasurer of The Village LTD, a 501(c) nonprofit corporation. From 2022 through 2023, Mr. Simha served as the Chief Financial Officer at Genius Group (NYSE: GNS). From 2020 through 2022, Mr. Simha served as a director and President and Chief Financial Officer at Apifiny Group (NASDAQ: MFH). From 2019 through 2020, Mr. Simha served as Chief Financial Officer and Chief Operating Officer at Kangaroo (Roo Inc.). From 2017 through 2019, Mr. Simha served as Chief Financial Officer and Chief Operating Officer at Food-Tech. From 2011 through 2017, Mr. Simha served as Chief Financial Officer and Chief Operating Officer at STRATASYS LTD (NASDAQ: SSYS). From 2004 through 2011, Mr. Simha served in various capacities, including Vice President of Customer Support, Finance and Operations, Orbotech Pacific Vice President of Finance and Operations, Corporate Vice President of Finance and Chief Financial Officer, at Orbotech LTD. (NASDAQ: ORBK). Mr. Simha holds a Bachelors Degree in Economics and Accounting and a Masters Degree in Business Administration and Finance from Tel Aviv University. He is a Certified Public Accountant. We believe that Mr. Simha’s experience in SPAC transactions, public company reporting requirements and GAAP and IFRS reports makes him qualified to serve as a member of the New Fold Board.

Bracebridge H. Young Jr.

Upon the consummation of the Business Combination, Mr. Young will serve as a Class I member of the New Fold Board. For an overview of Mr. Young’s business experience, please see the section entitled “Information About Emerald — Directors and Executive Officers.” We believe that Mr. Young’s experience in corporate leadership and private equity makes him qualified to serve as a member of the New Fold Board.

Board Composition

New Fold’s business and affairs will be organized under the direction of the New Fold Board. We anticipate that the New Fold Board will consist of seven members upon the consummation of the Business Combination. Dr. Kirkwood will serve as Chairman of the New Fold Board. The primary responsibilities of the New Fold Board will be to provide oversight, strategic guidance, counseling and direction to New Fold’s management. The New Fold Board will meet on a regular basis and additionally as required.

In accordance with the terms of the Proposed Charter, which will be effective upon the consummation of the Business Combination, the New Fold Board will be divided into three classes, Class I, Class II and Class III, with, only one class of directors being elected each year and each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The New Fold Board will be divided into the following classes:

•        Class I, which we anticipate will consist of Mr. Young and Mr. Hohns, whose terms will expire at New Fold’s first annual meeting of stockholders to be held after the closing of Business Combination;

•        Class II, which we anticipate will consist of Dr. Kirkwood and Mr. Reeves, whose terms will expire at New Fold’s second annual meeting of stockholders to be held after the closing of Business Combination; and

•        Class III, which we anticipate will consist of Mr. Simha, Ms. Hill and Ms. Goldwasser, whose terms will expire at New Fold’s third annual meeting of stockholders to be held after the closing of Business Combination.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified, or their earlier resignation, removal, disqualification or death. This classification of the New Fold Board may have the effect of delaying or preventing changes in New Fold’s control or management. New Fold’s directors may be removed for cause by the affirmative vote of the holders of at least 662/3% of New Fold’s voting stock.

Director Independence

Based on information provided by each director concerning his or her background, employment and affiliations, upon the consummation of the Business Combination, we anticipate that each of the directors on the New Fold Board, other than Mr. Reeves and Mr. Hohns, will qualify as independent directors, as defined under the Nasdaq Stock Exchange listing rules (the “Nasdaq listing rules”), and the New Fold Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, New Fold will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Role of the New Fold Board in Risk Oversight/Risk Committee

Upon the consummation of Business Combination, one of the key functions of the New Fold Board will be informed oversight of New Fold’s risk management process. The New Fold Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New Fold Board as a whole, as well as through various standing committees of the New Fold Board that address risks inherent in their respective areas of oversight. In particular, the New Fold Board will be responsible for monitoring and assessing strategic risk exposure and New Fold’s audit committee will have the responsibility to consider and discuss New Fold’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New Fold’s compensation committee will assess and monitor whether New Fold’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Effective upon the consummation of the Business Combination, we anticipate that the New Fold Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The New Fold Board will adopt a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq rules. In addition, from time to time, special committees may be established under the direction of the New Fold Board when the board deems it necessary or advisable to address specific issues. New Fold intends to comply with future requirements to the extent they will be applicable to New Fold. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of New Fold’s website.

Audit Committee

New Fold’s audit committee will consist of Mr. Simha, Ms. Goldwasser and Ms. Hill. The New Fold Board is expected to determine that each of the members of the audit committee will satisfy the independence requirements of Nasdaq listing rules and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable audit committee requirements. In arriving at this determination, the New Fold Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment. Mr. Simha will serve as the chair of the audit committee. The New Fold Board is expected to determine that Mr. Simha qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq listing rules. In making this determination, the New Fold Board considered Mr. Simha’s formal education and previous experience in financial roles. Both New Fold’s independent registered public accounting firm and management periodically will meet privately with New Fold’s audit committee.

The functions of the audit committee will include, among other things:

•        evaluating the performance, independence, compensation, retention, oversight and qualifications of New Fold’s independent auditors and determining whether to retain New Fold’s existing independent auditors or engage new independent auditors;

•        reviewing New Fold’s financial reporting processes and disclosure controls;

•        reviewing and approving the engagement of New Fold’s independent auditors to perform audit services and any permissible non-audit services;

•        reviewing the adequacy and effectiveness of New Fold’s internal control policies and procedures, including reviewing, with the independent auditors, management’s plans with respect to the responsibilities, budget, staffing and effectiveness of New Fold’s internal audit function, and reviewing and approving New Fold’s head of internal audit (if established);

•        reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by New Fold;

•        obtaining and reviewing at least annually (if required by applicable stock exchange listing requirements) or as otherwise determined, a report by New Fold’s independent auditors describing the independent auditors’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review, or any inquiry or investigation by governmental or professional authorities;

•        setting clear hiring policies for employees or former employees of New Fold’s independent auditors;

•        monitoring the rotation of partners of New Fold’s independent auditors on New Fold’s engagement team as required by law;

•        at least annually, reviewing relationships that may reasonably be thought to bear on the independence of the committee, receiving and reviewing a letter from the independent auditor affirming their independence, discussing the potential effects of any such relationship, and assessing and otherwise taking the appropriate action to oversee the independence of New Fold’s independent auditor;

•        reviewing New Fold’s annual and quarterly financial statements and reports, including the disclosures contained in “Fold Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” and discussing the statements and reports with New Fold’s independent auditors and management;

•        reviewing with New Fold’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of New Fold’s financial controls and critical accounting policies;

•        reviewing with management and New Fold’s independent auditors any earnings announcements, disclosures and other financial information and guidance;

•        establishing procedures for the review, retention and investigation of complaints received by New Fold regarding financial controls, accounting, auditing or other matters;

•        preparing the report that the SEC requires in New Fold’s annual proxy statement;

•        reviewing and providing oversight of any related party transactions in accordance with New Fold’s related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including New Fold’s code of business conduct and ethics;

•        reviewing and discussing with management risks related to data privacy, technology and information security, including cybersecurity, back-up of information systems, and policies and procedures that New Fold has in place to monitor and control such exposures;

•        reviewing New Fold’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

•        reviewing any analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•        reviewing with management and the independent auditors any disagreement between them regarding financial reporting, accounting practices or policies, or other matters, that individually or in the aggregate could be significant to New Fold’s financial statements or the independent auditor’s report, reviewing management’s response, and resolving any other conflicts or disagreements regarding financial reporting;

•        considering and reviewing with management, the independent auditors, and outside advisors or accountants any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding New Fold’s financial statements or accounting policies;

•        reviewing with management legal and regulatory compliance and any material current, pending or threatened legal matters; and

•        reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.

Compensation Committee

New Fold’s compensation committee will consist of Dr. Kirkwood and Mr. Young. Dr. Kirkwood will serve as the chair of the compensation committee. The New Fold Board is expected to determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq. The functions of the committee will include, among other things:

•        reviewing and approving the corporate goals and objectives that pertain to New Fold’s overall compensation strategy and policies;

•        reviewing and approving annually the compensation and other terms of employment of New Fold’s executive officers and other members of senior management, in the compensation committee’s discretion;

•        reviewing and approving the type and amount of compensation to be paid or awarded to New Fold’s non-employee board members;

•        administering New Fold’s equity incentive plans and other benefit plans;

•        reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements with New Fold’s executive officers and other members of senior management, in the compensation committee’s discretion;

•        reviewing and establishing appropriate insurance coverage for New Fold’s directors and officers;

•        reviewing and discussing with management New Fold’s disclosures under the caption “Compensation Discussion and Analysis” in New Fold’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•        preparing an annual report on executive compensation that the SEC requires in New Fold’s annual proxy statement;

•        reviewing New Fold’s practices and policies for employee compensation as related to risk management and risk-taking incentives to determine if such compensation policies and practices are reasonably likely to have a material adverse effect on New Fold;

•        establishing and monitoring stock ownership guidelines for directors and executive officers of New Fold, if and as determined to be necessary or appropriate;

•        providing recommendations to the New Fold Board on compensation-related proposals to be considered at New Fold’s annual meeting of stockholders;

•        reviewing and discussing with management, if appropriate, the independence of and any conflicts of interest raised by the work of a compensation consultant, outside legal counsel, or advisor hired by the compensation committee or management and how such conflict is being addressed for disclosure in the appropriate filing or report;

•        annually reviewing and discussing with management New Fold’s human capital management practices with respect to its employees and, where applicable, independent contractors;

•        approving and modifying, as needed, clawback policies allowing New Fold to recoup improper compensation paid to employees; and

•        reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the New Fold Board.

The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.

Nominating and Corporate Governance Committee

New Fold’s nominating and corporate governance committee will consist of Mr. Young and Ms. Hill. Ms. Hill will serve as the chair of the nominating and corporate governance committee. The New Fold Board is expected to determine that each of the members of New Fold’s nominating and corporate governance committee will satisfy the independence requirements of Nasdaq. The functions of this committee include, among other things:

•        determining the qualifications, qualities, skills and other expertise required to be a director of New Fold, and developing and recommending to the New Fold Board for approval criteria to be considered in selecting nominees for director;

•        identifying, reviewing and making recommendations of candidates to serve on the New Fold Board, including incumbent directors for reelection;

•        evaluating the performance of the New Fold Board, committees of the New Fold Board and individual directors and determining whether continued service on the New Fold Board is appropriate;

•        periodically reviewing and making recommendations to the New Fold Board regarding New Fold’s process for stockholder communications with the New Fold Board, and making such recommendations to the New Fold Board with respect thereto;

•        evaluating nominations by stockholders of candidates for election to the New Fold Board;

•        evaluating the structure and organization of the New Fold Board and its committees and making recommendations to the New Fold Board for approvals;

•        considering possible conflicts of interest of officers and directors as set forth in New Fold’s code of business conduct and ethics;

•        reviewing and considering environmental, social responsibility and sustainability and governance matters, including working with management to establish and monitor key performance indicators with respect to certain impact driven metrics, as it determines appropriate and making recommendations to the New Fold Board regarding, or taking action with respect to, such matters;

•        periodically reviewing New Fold’s corporate governance guidelines and code of business conduct and ethics and recommending to the New Fold Board any changes to such policies and principles;

•        developing and periodically reviewing with New Fold’s Chief Executive Officer the plans for succession for New Fold’s Chief Executive Officer and other executive officers, as it sees fit, and making recommendations to the New Fold Board with respect to the selection of appropriate individuals to succeed to these positions;

•        considering the New Fold Board’s leadership structure, including the separation of the roles of chairperson of the New Fold Board and the Chief Executive Officer and/or the appointment of a lead independent director;

•        periodically reviewing the processes and procedures used by New Fold to provide information to the New Fold Board and its committees and the scope of such information and making recommendations to the New Fold Board and management for improvement as appropriate; and

•        reviewing periodically the nominating and corporate governance committee charter and recommending any proposed changes to the New Fold Board, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.

Compensation Committee Interlocks and Insider Participation

None of the intended members of New Fold’s compensation committee has ever been an executive officer or employee of New Fold. None of New Fold’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the New Fold Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter, which will be effective upon consummation of the Business Combination, eliminates the liability of New Fold’s officer and directors for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that officers and directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties, except for liability:

•        for any transaction from which the director or officer derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares by directors; or

•        for any breach of a director’s or officer’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers and directors, then the liability of New Fold’s officers and directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Proposed Bylaws require New Fold to indemnify and advance expenses, to the fullest extent permitted by applicable law, to its directors, officers and agents. New Fold plans to maintain a directors’ and officers’ insurance policy pursuant to which New Fold’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Proposed Charter prohibits any retroactive changes to the rights or protections or increasing the liability of any officer or director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, New Fold will enter into separate indemnification agreements with New Fold’s directors and executive officers. These agreements, among other things, require New Fold to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of New Fold’s directors or executive officers or any other company or enterprise to which the person provides services at New Fold’s request.

We believe these provisions in the Proposed Charter and the Proposed Bylaws are necessary to attract and retain qualified persons as directors and officers.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

The New Fold Board will adopt a Code of Conduct, applicable to all of New Fold’s employees, executive officers and directors. The Code of Conduct will be available on New Fold’s website at https://foldapp.com/. Information contained on or accessible through New Fold’s website is not a part of this proxy statement/prospectus, and the inclusion of New Fold’s website address in this proxy statement/prospectus is an inactive textual reference only. The nominating and corporate governance committee of the New Fold Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. New Fold expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

Non-Employee Director Compensation

The New Fold Board expects to review director compensation periodically to ensure that director compensation remains competitive such that New Fold is able to recruit and retain qualified directors. In connection with the consummation of the Business Combination, New Fold intends to approve and implement the Director Compensation Program (described above) for our non-employee directors, which we expect to become effective as of the closing of the Business Combination.

DESCRIPTION OF NEW FOLD’S SECURITIES

The following summary of the material terms of New Fold’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of the Proposed Charter. We urge you to read the Proposed Charter in its entirety for a complete description of the rights and preferences of New Fold’s securities following the Business Combination. The Proposed Charter is described in “Proposals No. 3 — The Advisory Organizational Documents Proposals” and the full text of the Proposed Charter is attached as Annex B to this proxy statement/prospectus.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of 620,000,000 shares of New Fold capital stock, consisting of 600,000,000 shares of New Fold Common Stock and 20,000,000 shares of New Fold preferred stock, each having a par value of $0.0001 per share. The outstanding shares of Emerald Class A Common Stock are, and the shares of Emerald Class A Common Stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. Following the consummation of the Business Combination, all outstanding shares of Emerald Class A Common Stock will be reclassified as shares of New Fold Common Stock on a one-to-one basis. As of the Record Date, there were 14,237,038 shares of Emerald Class A Common Stock, no shares of Emerald Class B Common Stock and no shares of preferred stock of Emerald outstanding.

New Fold Common Stock Following the Business Combination

The Proposed Charter, which Emerald will adopt if the Organizational Documents Proposal is approved, provides the following with respect to the rights, powers, preferences and privileges of New Fold Common Stock.

Voting Power

Except as otherwise required by law, as otherwise provided in the Proposed Charter (as may be amended from time to time) or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of shares of New Fold Common Stock possess all voting power for the election of New Fold’s directors and all other matters requiring stockholder action. Holders of shares of New Fold Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders.

Dividends

Subject to applicable law, the rights and preferences of the holders of New Fold preferred stock and any other provisions of the Proposed Charter, as it may be amended from time to time, holders of New Fold Common Stock will be entitled to receive such dividends and other distributions in cash, stock or property of New Fold when, as and if declared thereon by the New Fold Board, in its discretion, from time to time out of assets or funds of New Fold legally available therefor. See “Description of New Fold’s Securities — Preferred Stock,” below for more information regarding the dividend rights of the holders of New Fold preferred stock.

Liquidation, Dissolution and Winding Up

Subject to the rights of holders of New Fold preferred stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of New Fold preferred stock ranking senior to the shares of New Fold Common Stock upon such dissolution, liquidation or winding up, if any, New Fold’s remaining net assets will be distributed to the holders of New Fold Common Stock and the holders of any other class or series of capital stock ranking equally with New Fold Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Preemptive or Other Rights

New Fold stockholders will have no preemptive or other subscription rights. No sinking fund provisions will be applicable to New Fold Common Stock.

Preferred Stock

The New Fold Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series or the designation of any series, all to the fullest extent now or hereafter permitted by the DGCL. The issuance of New Fold preferred stock could have the effect of decreasing the trading price of New Fold Common Stock, restricting dividends on the capital stock of New Fold, diluting the voting power of New Fold Common Stock, impairing the liquidation rights of the capital stock of New Fold, or delaying or preventing a change in control of New Fold.

Registration Rights

Emerald, certain of the Fold stockholders and Emerald stockholders will enter into a Registration Rights Agreement, pursuant to which, among other things, such stockholders will be granted certain registration rights with respect to certain shares of securities held by them.

Election of Directors and Vacancies

Subject to the rights of the holders of any one or more series of preferred stock to elect additional directors under specified circumstances and the terms, the number of directors of the New Fold Board shall be fixed solely and exclusively by the New Fold Board, but shall initially consist of seven directors, which shall be divided into three (3) classes, designated Class I, II and III, respectively. The New Fold Board is authorized to assign members of the New Fold Board already in office to such classes at the time the classification becomes effective.

Under the Proposed Bylaws and except as otherwise provided by the Proposed Charter, at all meetings of stockholders called for the election of directors at which a quorum is present, a plurality of the votes properly cast will be sufficient to elect such directors to the New Fold Board.

Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any one or more series of New Fold preferred stock, newly created directorships and any vacancies on the New Fold Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified or until their earlier death, resignation, disqualification or removal. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

Subject to the rights, if any, of the holders of any one or more series of New Fold preferred stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (662/3%) of the outstanding capital stock of New Fold then entitled to vote generally in the election of directors.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by New Fold, subject, nevertheless, to the provisions of the DGCL, the Proposed Charter and the Proposed Bylaws; provided, however, that no bylaw so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.

Quorum; Voting

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Proposed Charter or the Proposed Bylaws. If, however, such quorum will not be present or represented at any meeting of the stockholders, the person presiding over the meeting or holders of a majority of the voting power present in person, or by remote communication, if applicable, or represented by proxy, will have the power to recess or adjourn the meeting from time to time, without notice other than announcement at the meeting or in any other manner permitted by the DGCL, until a quorum will be present or represented. At such recessed or adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at such adjourned meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the New Fold Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Unless a different or minimum vote is required by statute or by the applicable stock exchange rules, or by the Proposed Charter or the Proposed Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter shall be the act of the stockholders. Except as otherwise provided by statute, the Proposed Charter or the Proposed Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote in the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by the Proposed Charter or the Proposed Bylaws or any applicable stock exchange rules, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Proposed Charter or the Proposed Bylaws or any applicable stock exchange rules, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of the voting power of the shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstention and broker non-votes) on such matter shall be the act of such class or classes or series.

Anti-takeover Effects of the Proposed Charter and the Proposed Bylaws

The Proposed Charter or the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized above, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the New Fold Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the New Fold Board the power to discourage acquisitions that some stockholders may favor. See “Risk Factors,” above for more information regarding certain anti-takeover provisions.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which would apply if and so long as New Fold Common Stock (or warrants) remains listed on the Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New Fold Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the New Fold Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New Fold by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New Fold Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any one or more series of New Fold preferred stock, special meetings of the stockholders of New Fold, for any purpose or purposes, may be called only by (a) the Chairperson of the New Fold Board, (b) the Chief Executive Officer, (c) the New Fold Board or (d) the President. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the place, date and time of the meeting, the means of remote communication by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Proposed Bylaws also provide that unless otherwise restricted by the Proposed Charter or the Proposed Bylaws, any action required or permitted to be taken at any meeting of the New Fold Board or of any committee thereof may be taken without a meeting, if all members of the New Fold Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the New Fold Board or committee.

In addition, the Proposed Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Chairperson of the New Fold Board or the New Fold Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Proposed Charter will provide however, in addition to the votes required by law, that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (662/3%) of the voting power of all of the then-outstanding shares of capital stock of New Fold entitled to thereon, voting together as a single class:

•        the provisions regarding the two classes of capital stock of New Fold and the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock;

•        the provisions regarding the management of New Fold, the size of the New Fold Board, the election and removal of directors to the New Fold Board, the filling of vacancies, preferred stockholder election rights, and bylaw amendments;

•        the provisions regarding the actions of stockholders of New Fold, advance notice of business to be brought by stockholders and special meetings of stockholders;

•        the provisions regarding the limited liability of directors or officers of New Fold;

•        the provisions regarding the indemnification of the current and former officers, directors, employees and agents of New Fold;

•        the provisions regarding exclusive forums for certain actions; and

•        the provisions regarding amending the Proposed Charter.

Subject to the Proposed Charter, the New Fold Board is expressly empowered to adopt, amend or repeal the Proposed Bylaws. The stockholders also shall have power to adopt, amend or repeal the Proposed Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of New Fold required by applicable law or by the Proposed Charter (including any certificate of designation relating to any series of preferred stock, such action by stockholders shall require the affirmative vote of the holders of sixty-six and two-thirds percent (662/3%) of the voting power of all of the then-outstanding shares of the capital stock of New Fold entitled to vote thereon, voting together as a single class.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Charter limits the liability of the directors and officers of New Fold to the fullest extent permitted by law, and the Proposed Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the New Fold Board.

Under the terms of such indemnification agreements, we are required to, among other things, indemnify each of our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and settlement amounts, to the fullest extent permitted by applicable law, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee, or a person for whom he or she is the legal representative, is or was a director or officer of New Fold or any of its subsidiaries or is or was serving at New Fold’s request as a director, officer, employee or agent for another entity. The indemnification agreements also require us, to the fullest extent not prohibited by law and if so requested, to advance within thirty (30) days of such request all expenses that any of the indemnitees incurred, provided that such indemnitee will return any such advance if it is ultimately determined that such indemnitee is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Forum of Certain Actions

Under the Proposed Charter, unless New Fold consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative action, suit or proceeding brought on behalf of New Fold; (B) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of New Fold, to New Fold or its stockholders; (C) any action, suit or proceeding arising out of or pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws; and (D) any action, suit or proceeding asserting a claim against New Fold governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law. Unless New Fold consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, this provision will not apply to claims or suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity holding, owning or otherwise acquiring any interest in any security of New Fold shall be deemed to have notice of and consented to the provisions of the Proposed Charter.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of New Fold Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of New Fold Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a Public Warrant holder. No fractional Public Warrants will be issued upon separation of the Emerald Units and only whole Public Warrants will trade. The Public Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New Fold will not be obligated to deliver any shares of New Fold Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of New Fold Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to New Fold satisfying its obligations described below with respect to registration. No Public Warrant will be exercisable and New Fold will not be obligated to issue shares of New Fold Common Stock upon exercise of a Public Warrant unless New Fold Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will New Fold be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of an Emerald Unit containing such Public Warrant will have paid the full purchase price for the Emerald Unit solely for the share of New Fold Common Stock underlying such Emerald Unit.

Emerald has agreed that as soon as practicable, after the Closing, it will use its best efforts to file with the SEC a registration statement for the registration under the Securities Act of New Fold Common Stock issuable upon exercise of the Public Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of New Fold Common Stock until the Public Warrants expire or are redeemed, as specified in the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If a registration statement covering the shares of New Fold Common Stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the Closing, Public Warrant holders may, until such time as there is an effective registration statement and during any period when New Fold has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of Public Warrants when the price per share of New Fold Common Stock equals or exceeds $18.00

Once the Public Warrants become exercisable, New Fold may call the Public Warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the Public Warrants become exercisable (the “30-day redemption period”) to each Public Warrant holder;

•        if, and only if, the reported last sale price of New Fold Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Public Warrants become exercisable and ending three business days before we send the notice of redemption to the Public Warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of New Fold Common Stock underlying such Warrants.

New Fold has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and New Fold issues a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of New Fold Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If New Fold calls the Public Warrants for redemption as described above, New Fold will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” New Fold will consider, among other factors, its cash position, the number of Public Warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of New Fold Common Stock issuable upon the exercise of the Public Warrants. If New Fold takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of New Fold Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Fold Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” of New Fold Common Stock (defined below) by (y) the fair market value. The “fair market value” is the volume-weighted average price of the Class A common stock as reported during the ten trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such warrants. If New Fold takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Fold Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption.

Redemption Procedures

A holder of a Public Warrant may notify New Fold in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of New Fold Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of New Fold Common Stock is increased by a capitalization or share dividend payable in New Fold Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New Fold Common Stock issuable on exercise of each whole Public Warrant will be increased in proportion to such increase in the outstanding common stock.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of New Fold Common Stock on account of such shares (or other securities into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of Common Stock in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend the Existing Charter to modify the substance or timing of Emerald’s obligation to redeem 100% of its Common Stock if Emerald does not complete an initial business combination by the Extension Deadline or to provide for redemption in connection with the Closing or (e) in connection with the redemption of Common Stock upon Emerald’s failure to complete an initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and the fair market value of any securities or other assets paid on each share of New Fold Common Stock in respect of such event.

If the number of outstanding shares of New Fold Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New Fold Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New Fold Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of New Fold Common Stock.

Whenever the number of shares of New Fold Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Fold Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Fold Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of New Fold Common Stock (other than those described above or that solely affects the par value of such shares of New Fold Common Stock), or in the case of any merger or consolidation of New Fold with or into another corporation (other than a consolidation or merger in which New Fold is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of New Fold Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New Fold as an entirety or substantially as an entirety in connection with which New

Fold is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of New Fold Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event.

Other Terms

The Public Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Emerald. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

In addition, if (x) Emerald issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Emerald Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the Closing Date (net of redemptions), and (z) the volume weighted average trading price of Common Stock during the 20 trading day period starting on the trading day prior to the Closing Date (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “Redemption of Public Warrants when the price per share of New Fold Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to New Fold, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive New Fold Common Stock. After the issuance of New Fold Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, New Fold will, upon exercise, round up to the nearest whole number of shares of New Fold Common Stock to be issued to the warrant holder.

Working Capital Loans

In order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of Emerald’s officers and directors may, but are not obligated to, loan Emerald funds as may be required. If Emerald completes an initial business combination, Emerald would repay the Working Capital Loans out of the proceeds of the Trust Account released to Emerald. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an initial business combination does not close, Emerald may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans are to be repaid upon consummation of a Business Combination, without interest. On January 13, 2023, the Sponsor and Emerald entered into a promissory note pursuant to which the Sponsor agreed to loan Emerald up to $1,500,000. On October 16, 2023, the Promissory Note was amended to increase the aggregate principal amount from $1,500,000 to $3,000,000. The Promissory Note is non-interest bearing and all outstanding amounts under the Promissory Note will be due on the date on which Emerald consummates a business combination. If Emerald does not consummate a business combination, it may use a portion of any funds held outside the Trust Account to repay the Promissory Note; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Promissory Note, the unpaid amounts would be forgiven. No portion of the amounts outstanding under the Promissory Note may be converted into units. As of September 30, 2024, there was $3,000,000 outstanding under the Promissory Note.

On January 3, 2024, Emerald, the Sponsor and Emerald ESG Funding, LLC (“ESG Funding”) entered into a subscription agreement with Polar to cover working capital requirements of Emerald. Pursuant to the terms and subject to the conditions of the Subscription Agreement, Polar agreed to contribute up to $550,000 to ESG Funding, which amount was contributed in full as of April 2024. The Polar Contribution shall be repaid upon Emerald’s closing of an initial business combination. The Polar Contribution is non-interest bearing and shall be repaid to, and at the election of, Polar (i) in shares of Emerald Class A Common Stock, at a rate of 1.0 share of for each ten dollars ($10.00) of the Polar Contribution funded as of the Closing or (ii) in cash.

In consideration of the Polar Contribution, Emerald agreed to issue 1.0 share of Emerald Class A Common Stock for each dollar of the Polar Contribution funded as of or prior to the closing of the initial business combination, which shares shall be subject to no transfer restrictions or any other lock-up provisions, earn outs, or other contingencies. Upon certain events of default under Polar’s subscription agreement, Emerald agreed issue to Polar 0.1 shares of Emerald Class A Common Stock for each dollar of the Polar Contribution funded as of the date of such default, and for each month thereafter until such default is cured, subject to certain limitations provided for therein. At September 30, 2024, $550,000 had been funded pursuant to the Polar Contribution, gross of the discount, under the Subscription Agreement.

Assuming Polar elects to settle the Polar Contribution in cash and no events of default under the Subscription Agreement, Polar will receive 550,000 shares of Emerald Class A Common Stock and $550,000 in cash in connection with the Closing.

On October 25, 2024, Emerald issued a promissory note (the “October Note”) to Frontier SPV, LLC (“Frontier”), an affiliate of the Sponsor. Pursuant to the October Note, Frontier agreed to loan Emerald up to an aggregate principal amount of $2,000,000. The October Note is non-interest bearing and all outstanding amounts under the October Note will be due on the date on which Emerald consummates a business combination. If Emerald does not consummate a business combination, Emerald may use a portion of any funds held outside the Trust Account to repay the October Note; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the October Note, the unpaid amounts would be forgiven. No portion of the amounts outstanding under the October Note may be converted into units or shares. On October 25, 2024, Emerald borrowed $65,000 under the October Note.

On October 31, 2024, Emerald issued a promissory note (the “Tax Note”) to Frontier. Pursuant to the Tax Note, Frontier agreed to loan Emerald an aggregate principal amount of $973,116.44, which was used to satisfy Emerald’s excise tax liability. The Tax Note is non-interest bearing and all outstanding amounts under the Tax Note will be due on the date on which Emerald consummates a business combination. If Emerald does not consummate a business combination, Emerald may use a portion of any funds held outside the Trust Account to repay the Tax Note; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Tax Note, the unpaid amounts would be forgiven. No portion of the amounts outstanding under the Tax Note may be converted into units or shares. On October 31, 2024, Emerald borrowed the full amount under the Tax Note.

Senior Secured Convertible Note & Investor Warrant Financing Securities

New Fold Senior Secured Convertible Note

Upon the closing of the Business Combination, New Fold (i) will issue to an institutional investor (the “Investor”) a new senior secured convertible note in an aggregate principal amount of $20,000,000 in exchange for the December 2024 Initial Investor Note and, (ii) following the closing of the Business Combination, subject to the mutual discretion of Fold and the Investor, may issue to the Investor an additional Senior Secured Convertible Note in an aggregate principal amount of up to $10,000,000 (the “Additional Investor Note” and, together with the Initial Note, the “Investor Notes”), in each case, which will have substantially the same terms as the December 2024 Initial Investor Note. A form of the Investor Notes is attached to this proxy statement/prospectus as Annex I.

The Investor Notes will be New Fold’s senior secured obligations and will be senior in right of payment to all of New Fold’s indebtedness, other than certain permitted indebtedness as described in the Investor Notes. The obligations will be secured by a first priority perfected lien on, and security interest in, substantially all present and future assets of New Fold, subject to certain exceptions.

The Investor Notes will accrue interest at a rate of 12.0% per annum, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on March 31, 2025. The Investor Notes will mature thirty-six months from the closing date of the Business Combination, unless extended pursuant to the terms of the Investor Notes. The Company may pay the interest in shares of New Fold Common Stock, subject to certain terms and conditions, or in cash (or in a combination thereof).

All or any portion of the principal amount of the Investor Notes, plus accrued and unpaid interest, any late charges thereon and any other unpaid amounts (together, the “Conversion Amount”), will be convertible at any time, in whole or in part, at the holder’s option, into shares of New Fold Common Stock at an initial fixed conversion price of $11.50 per share, subject to certain adjustments. As of December 31, 2024, the Investor Notes would have been convertible into 1,739,130 shares of New Fold Common Stock.

Following the occurrence of an event of default, under circumstances described in the Investor Notes, a noteholder may alternatively elect to convert all or any portion of the Conversion Amount into shares of New Fold Common Stock at an alternate conversion price] equal to the lowest of (x) the applicable Conversion Price as in effect on the applicable conversion date of the alternate conversion and (y) 95% of the lowest VWAP of the New Fold Common Stock during the seven (7) consecutive trading day period immediately preceding the delivery or deemed delivery of the applicable conversion notice.

Upon a change of control (as defined in the Investor Notes), a noteholder may require New Fold to redeem all, or any portion, of the Investor Notes at a price equal to the Conversion Amount of the Investor Notes.

A noteholder will not have the right to convert any portion of a Note, to the extent that, after giving effect to such conversion, the noteholder (together with certain of its affiliates and other related parties) would beneficially own in excess of 9.99% of the shares of New Fold Common Stock outstanding immediately after giving effect to such conversion.

The Investor Notes include various events of default, including, among others: non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, cross-default to other material indebtedness, bankruptcy and insolvency events, invalidity or impairment of security interests or invalidity of loan documents, unstayed judgments and change of control.

The Investor Notes contain certain affirmative and negative covenants, including the incurrence of debt, the granting of liens, engaging in fundamental changes, the making of investments, entering into transactions with affiliates, the payment of dividends and other restricted payments, the prepayment of other indebtedness and the sale of assets. The Investor Notes will also require New Fold to maintain a minimum liquidity threshold, tested as of the end of each fiscal quarter through maturity.

Investor Warrants

Upon closing of the Business Combination, New Fold will issue to the Investor (i) warrants exercisable for 869,565 shares of New Fold Common Stock with an exercise price of $12.50 per share (the “New Fold Series A Warrants”), in exchange for the December 2024 Series A Warrants, and (ii) warrants exercisable for 500,000 shares of New Fold Common Stock with an effective exercise price of $0.001 per share (the “New Fold Series B Warrants”) in exchange for the December 2024 Series B Warrants, and (iii) warrants exercisable for 869,565 shares of New Fold Common Stock with an exercise price of $11.50 per share (the “New Fold Series C Warrants” and, together with the New Fold Series A Warrants and New Fold Series B Warrants, the “New Fold Investor Warrants”), in exchange for the December 2024 Series C Warrants.

A form of the Investor Warrants is attached to this proxy statement/prospectus as Annex J.

The December 2024 Initial Investor Note, December 2024 Investor Warrants and the underlying shares of New Fold Common Stock are included for registration on the Registration Statement of which this proxy statement/prospectus forms a part. The Additional Investor Note and the underlying shares of New Fold Common Stock are not included for registration and will be registered on a separate registration statement following the closing of the Business Combination pursuant to the terms of the December 2024 Investor Securities Purchase Agreement.

Transfer Agent and Warrant Agent

The transfer agent for New Fold Common Stock and warrant agent for the Public Warrants of New Fold is Continental Stock Transfer & Trust Company.

Listing

Following Emerald’s IPO and prior to June 28, 2024, the shares of Emerald Class A Common Stock, Public Warrants and Emerald Units were listed on the Nasdaq Global Market under the symbols “EMLD”, “EMLDW” and “EMLDU”, respectively. From June 28, 2024 to August 1, 2024, the shares of Emerald Class A Common Stock, Public Warrants and Emerald Units were listed on the Nasdaq Capital Market under the symbols “EMLD”, “EMLDW” and “EMLDU”, respectively. From August 2, 2024 to December 17, 2024, the shares of Emerald Class A Common Stock, the Public Warrants and the Emerald Units were listed on the Nasdaq Capital Market under the symbols “FLD”, “FLDDW” and “FLDDU,” respectively. From December 18, 2024 to December 23, 2024, the shares of Emerald Class A Common Stock, the Public Warrants and the Emerald Units were listed on the Nasdaq Capital Market under the symbols “FLDD”, “FLDDW” and “FLDDU,” respectively. On December 24, 2024, the shares of Emerald Class A Common Stock and the Public Warrants began trading on the OTCQB Venture Market under the symbols “FLDD” and “FLDDW,” respectively. On December 24, 2024, the Emerald Units began trading on the Pink Open Market under the symbol “FLDDU.” New Fold intends to apply to continue listing of the shares of New Fold Common Stock and the Public Warrants of New Fold on the Nasdaq Global Market under the symbols “FLD” and “FLDDW”, respectively.

SHARES ELIGIBLE FOR FUTURE SALE

Business Combination Shares

Emerald will issue up to 39,155,784 shares of Emerald Class A Common Stock to Fold stockholders in connection with the Business Combination. All of the shares of Emerald Class A Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by Emerald’s “affiliates” without restriction or further registration under the Securities Act, subject to any lock-up restrictions. Sales of substantial amounts of the Emerald Class A Common Stock (which, in connection with the Business Combination, will be converted into New Fold Common Stock) in the public market could adversely affect prevailing market prices of New Fold Common Stock.

Lock-up Provisions

Holders of those shares of New Fold Common Stock issued or issuable as Merger Consideration pursuant to the Business Combination will be subject to a lock-up until the earlier of (i) such time as the New Fold Common Stock price exceeds $12.00 per share for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of New Fold Common Stock) or (ii) the date that is six months following the Closing.

Registration Rights

Emerald has agreed to give holders of certain restricted securities, including shares of Emerald Class A Common Stock, registration rights to facilitate the resale of such restricted securities. Emerald has also agreed to register the Emerald Class A Common Stock issuable upon exercise of the Emerald Warrants. Additional details of these rights can be found under the sections entitled “Certain Agreements Related to the Business Combination — The Registration Rights Agreement.”

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Emerald Class A Common Stock (which, in connection with the Business Combination, will be converted into New Fold Common Stock) or restricted Emerald Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of New Fold’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Emerald Class A Common Stock (which, in connection with the Business Combination, will be converted into New Fold Common Stock) or restricted Emerald Warrants for at least six months but who are New Fold’s affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•        1% of the total shares of New Fold Common Stock then outstanding; or

•        the average weekly reported trading volume of New Fold Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Fold under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about New Fold.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there were 4,645,816 Public Shares outstanding. All of these shares are freely tradable without restriction or further registration under the Securities Act, except for any shares held by one of our affiliates within the meaning of Rule 144 under the Securities Act.

As of the date of this proxy statement/prospectus, there were a total of 12,922,712 Emerald Warrants outstanding, consisting of 12,434,671 Public Warrants and 488,041 Private Placement Warrants. Each warrant is exercisable for one share of Emerald Class A Common Stock (or one share of New Fold Common Stock post-Business Combination), in accordance with the terms of the Emerald Warrant Agreement. The Public Warrants are freely tradable, except for any warrants held by one of our affiliates within the meaning of Rule 144 under the Securities Act. The Private Placement Warrants will be forfeited at Closing.

In addition, New Fold will be obligated to file no later than twenty (20) business days after the Closing a registration statement under the Securities Act covering the shares of New Fold Common Stock that may be issued upon the exercise of the Emerald Warrants post-Business Combination and use best efforts to cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the Public Warrants.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of Fold’s employees, consultants or advisors who purchases equity shares from Fold in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS

Set forth below is a summary comparison of important similarities and differences in the corporate governance and stockholders’ rights associated with Emerald under the Existing Charter and the Existing Bylaws (left column) and New Fold under the forms of the Proposed Charter and the Proposed Bylaws (right column), which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of the related governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of applicable law. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist.

	Existing Charter/Existing Bylaws	Proposed Charter/Proposed Bylaws
Corporate Name	The name of the corporation is FTAC Emerald Acquisition Corp.	The name of the corporation is Fold Holdings, Inc.
Authorized Share Capital

The Existing Charter provides that the total number of authorized shares of all classes of capital stock is 53,000,000 shares, each with a par value of $0.0001, consisting of (a) 52,000,000 shares of Emerald Common Stock, including (i) 42,000,000 shares of Emerald Class A Common Stock and (ii) 10,000,000 shares of Emerald Class B Common Stock, and (b) 1,000,000 shares of preferred stock.

The Proposed Charter will authorize the issuance of up to (i) 600,000,000 shares of a single class of New Fold Common Stock, par value $0.0001 per share, and (ii) 20,000,000 shares of preferred stock, par value $0.0001 per share.

Class A Common Stock	The Existing Charter authorizes 42,000,000 shares of Emerald Class A Common Stock.

Upon the Proposed Charter becoming effective, each issued and outstanding share of Emerald Class A Common Stock and Emerald Class B Common Stock shall automatically be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of New Fold Common Stock.

Under the Existing Charter, holders of Emerald Class A Common Stock have no conversion, preemptive or other subscription rights and there are no sinking fund provisions, except that public stockholders have the right to have their shares of Emerald Class A Common Stock redeemed in connection with an initial Business Combination.

Holders of New Fold Common Stock will have no conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to New Fold Common Stock.
Class B Common Stock

The Existing Charter authorizes 10,000,000 shares of Emerald Class B Common Stock. Under the Existing Charter, shares of Emerald Class B Common Stock automatically convert into shares of Emerald Class A Common Stock on a one-for-one basis at the time of the closing of the initial Business Combination, subject to adjustment as described therein, unless previously converted.

None.

	Existing Charter/Existing Bylaws	Proposed Charter/Proposed Bylaws
Voting Power

Except as otherwise required by law, the Existing Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of the Emerald Common Stock possess all voting power for the election of our directors and any other matter properly submitted to a vote of the stockholders. Holders of Emerald Common Stock are entitled to one vote per share on each matter properly submitted to the stockholders of Emerald on which the holders of Common Stock are entitled to vote.

Except as otherwise required by law, the Proposed Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of New Fold Common Stock will possess all voting power for the election of New Fold directors and all other matters requiring stockholder action. Holders of New Fold Common Stock will be entitled to one vote per share on matters to be voted on by stockholders.

Board of Directors

Currently, the Emerald Board is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected at each annual meeting, except that the term of the initial Class I directors expired at the first annual meeting of the stockholders following the effectiveness of the Existing Charter and the term of the initial Class II directors expired at the second annual meeting of the stockholders following the effectiveness of the Existing Charter.

Under the Proposed Charter, the New Fold Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year.

Removal of Directors

Under the Existing Charter, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all the then-outstanding shares of capital stock of Emerald entitled to vote in the election of directors, voting together as a single class.

Under the Proposed Charter, any individual director or the entire board of directors may be removed from office with cause by the affirmative vote of the holders of at least 662∕3% of the voting power of all then-outstanding shares of the capital stock of New Fold entitled to vote generally at an election of directors.

Amendment of Voting Threshold for Charter Amendment

Under the Existing Charter, all matters subject to a stockholder vote, except for amendments to Article IX (Business Combination Requirements; Existence), require the affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote thereon. Amendment of Article IX of the Existing Charter requires the affirmative vote of the holders of at least 65% of all then outstanding shares of Emerald Common Stock.

The Proposed Charter will require the affirmative vote of the holders of at least 662∕3% of the voting power of all then-outstanding New Fold Common Stock entitled to vote to alter, amend or repeal Articles IV, V, VI, VII, VIII, IX and X of the Proposed Charter.

	Existing Charter/Existing Bylaws	Proposed Charter/Proposed Bylaws
Liquidation, Dissolution and Winding Up

Subject to applicable law and the rights, if any, of holders of outstanding preferred stock and Article IX of the Existing Charter, in the event of Emerald’s voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of Emerald, the holders of shares of Emerald Common Stock shall be entitled to receive all the remaining assets of Emerald available for distribution to its stockholders, ratably in proportion to the number of shares of Emerald Class A Common Stock (on an as converted basis with respect to the Emerald Class B Common Stock) held by them.

Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up of New Fold, whether voluntary or involuntary, the funds and assets of New Fold that may be legally distributed to New Fold’s stockholders will be distributed among the holders of the then outstanding New Fold Common Stock pro rata in accordance with the number of shares of New Fold Common Stock held by each such holder.

Duration of Existence

The Existing Charter provides that if Emerald does not consummate an initial business combination by December 20, 2025, it will be required to (1) redeem 100% of the Initial Public Offering shares, and (2) dissolve and liquidate.

The Proposed Charter deletes the liquidation provision in the Existing Charter and retains the default of perpetual existence under the DGCL.
Provisions Specific to a Blank Check Company	Under the Existing Charter, Article IX sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.

The Proposed Charter deletes the provisions previously included as Article IX in the Existing Charter in their entirety because, upon consummation of the Business Combination, Emerald will cease to be a blank check company. In addition, the provisions requiring that the proceeds from the IPO be held in the Trust Account until an initial business combination or the liquidation of Emerald and the terms governing Emerald’s consummation of an initial business combination will be deleted because they will no longer be applicable following the consummation of the Business Combination.

Amendment of Voting Threshold for Bylaws Amendment

Under the Existing Charter and Existing Bylaws, any amendment to the Existing Bylaws requires the affirmative vote of either (a) a majority of the Emerald Board or (b) holders of at least a majority of the shares entitled to vote.

Under the Proposed Charter and the Proposed Bylaws, any amendment to the Proposed Bylaws requires the affirmative vote of the holders of at least 662∕3% of the voting power of all then-outstanding shares of the capital stock of New Fold entitled to vote generally in the election of directors, voting together as a single class.

Requirements for Special Meetings

Under the Existing Charter, special meetings may be called by the Chairman of the Emerald Board, by the Chief Executive Officer, or by the Board pursuant to a resolution adopted by a majority of the Board.

Under the Proposed Charter and the Proposed Bylaws, special meetings of the stockholders may be called only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, or the President.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY

Ticker Symbol and Market Price

Emerald Units, Emerald Class A Common Stock and the Public Warrants are currently traded on the OTCQB Venture Market under the symbols “FLDDU,” “FLDD” and “FLDDW,” respectively. On August 1, 2024, Emerald changed the ticker symbols of its common stock, units and warrants from “EMLD,” “EMLDU,” and “EMLDW” to “FLD,” “FLDDU,” and “FLDDW,” respectively. Emerald’s securities commenced trading under the new ticker symbols at market open on August 2, 2024. Effective December 18, 2024, Emerald changed the ticker symbol of its common stock from “FLD” to “FLDD”. The closing price of the Emerald Units, Emerald Class A Common Stock and the Public Warrants on July 23, 2024, the last trading day before announcement of the execution of the Merger Agreement, was $10.99, $10.76, and $0.0571, respectively. As of January 17, 2025, the closing price for the Emerald Class A Common Stock and the Public Warrants was $11.30, and $0.80, respectively. As of January 2, 2025, the closing price for the Emerald Units was $10.33.

There is no public market for Fold Common Stock.

Dividend Policy

We have not paid any cash dividends on our shares of Emerald Common Stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Fold’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any dividends subsequent to Business Combination will be within the discretion of the New Fold Board. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Recent Sales of Unregistered Securities of Fold

Preferred Stock Issuances

In March 2021, Fold issued an aggregate of 5,389,718 shares of Series A Preferred Shares to accredited investors at a purchase price of $2.41 per share, for an aggregate purchase price of $12,989,220.40.

In March 2021, Fold issued an aggregate of 3,005,374 shares of Series A-1 Preferred Shares to accredited investors at a purchase price of $0.63 per share, for an aggregate purchase price of $1,893,385.62.

In March 2021, Fold issued an aggregate of 797,236 shares of Series A-2 Preferred Shares to accredited investors at a purchase price of $0.75 per share, for an aggregate purchase price of $597,927.

In March 2021, Fold issued an aggregate of 738,186 shares of Series A-3 Preferred Shares to accredited investors at a purchase price of $0.81 per share, for an aggregate purchase price of $597,930.66.

In March 2021, Fold issued an aggregate of 1,323,571 shares of Series A-4 Preferred Shares to accredited investors at a purchase price of $0.96 per share, for an aggregate purchase price of $1,270,628.16.

In March 2021, Fold issued an aggregate of 110,730 shares of Series A-5 Preferred Shares to accredited investors at a purchase price of $0.99 per share, for an aggregate purchase price of $109,622.70.

SAFEs

From January 1 to July 31, 2024, the Company entered into six SAFEs (the “2024 SAFEs”) with various accredited investors, including Thesis Inc., a related party of the Company, with aggregate gross proceeds from these agreements totaling $71.1 million. All of the proceeds were collected through September 2024.

Share-based Compensation

From January 1, 2021 through September 30, 2024, Fold granted to certain directors, officers, employees, consultants and other service providers restricted share purchase agreements covering 2,554,026 of its ordinary shares, with grant date fair values per share ranging from $0.35 to $8.94.

Investor Financing

On December 24, 2024, Fold entered into a Securities Purchase Agreement (the “December 2024 Securities Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which (i) Fold issued to the Investor a Senior Secured Convertible Note in an aggregate principal amount of $20,000,000 (the “December 2024 Initial Investor Note”), and (ii) following the closing of the Business Combination, Fold (or New Fold, as successor to Fold) may issue to the Investor an additional Senior Secured Convertible Note in an aggregate principal amount of up to $10,000,000 (the “Additional Investor Note” and, together with the December 2024 Initial Investor Note, the “Investor Notes”), subject to the mutual discretion of Fold and the Investor. The Investor Notes will be convertible into shares of New Fold Common Stock at a conversion price of $11.50 per share. The Investor Notes are secured by Fold’s assets as collateral, including a portion of Fold’s proprietary bitcoin, and will mature three years after the closing of the Business Combination. A form of the Investor Notes is attached to this proxy statement/prospectus as Annex I.

In connection with the December 2024 Initial Investor Note, the Investor received (i) warrants exercisable for 869,565 shares of Fold Common Stock with an exercise price of $12.50 per share (the “December 2024 Series A Warrants”), (ii) warrants that will become exercisable for 500,000 shares of New Fold Common Stock following the closing of the Business Combination with an effective exercise price of $0.001 per share (the “December 2024 Series B Warrants”), and (iii) warrants exercisable for 869,565 shares of New Fold Common Stock with an exercise price of $11.50 per share (the “December 2024 Series C Warrants” and, together with the December 2024 Series A Warrants and December 2024 Series B Warrants, the “Investor Warrants”). A form of the Investor Warrants is attached to this proxy statement/prospectus as Annex J.

The proceeds from the December 2024 Initial Investor Note will be used to support Fold’s growth initiatives and accelerate product development. Any proceeds from the Additional Investor Note are expected to provide additional capital flexibility to New Fold following the closing of the Business Combination.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us to information about us. The sales of these securities were made without any general solicitations or advertising.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of Emerald Common Stock as of December 31, 2024 (the “Ownership Date”), which is prior to the consummation of the Business Combination (pre-Business Combination), and (ii) the expected beneficial ownership of New Fold Common Stock immediately following the Closing (post-Business Combination), by:

•        each person who is the beneficial owner of more than 5% of issued and outstanding shares of Emerald Common Stock;

•        each of our current executive officers and directors; and

•        all executive officers and directors of Emerald as a group pre-Business Combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Emerald or its securities, the Sponsor, Emerald’s directors and officers and/or their affiliates may enter into a written plan to purchase Emerald’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of Emerald Common Stock pre-Business Combination is based on 14,237,038 outstanding shares of Emerald Class A Common Stock. The ownership percentages listed below do not include any shares of Emerald Class A Common Stock that may be purchased after the Ownership Date.

The expected beneficial ownership percentages set forth in the table below post-Business Combination do not give effect to any vesting provisions applicable to any shares of Emerald Common Stock and assume:

(i)     no exercise of Public Warrants that will remain outstanding post-Business Combination, which will become exercisable at the holder’s option 30 days after Closing at an exercise price of $11.50 per share, provided that Emerald has an effective registration statement under the Securities Act covering the shares of New Fold Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available, which are not expected to occur within 60 days of the date of this proxy statement/prospectus.

(ii)    the forfeiture of all 488,041 Private Placement Warrants.

The expected beneficial ownership of shares of New Fold Common Stock immediately following the Business Combination is based on three scenarios:

•        a “minimum additional redemptions” scenario where (i) no Public Stockholders exercise their redemption rights (after giving effect to the redemption of 112,068 shares of Emerald Class A Common Stock in connection with the Third Extension Meeting on December 17, 2024) and (ii) there are 48,785,545 shares of New Fold Common Stock outstanding;

•        a “25% redemptions” scenario where 1.2 million Public Shares are redeemed for an aggregate redemption payment of approximately $13.1 million; and

•        a “maximum redemptions” scenario where 3.6 million Public Shares are redeemed for an aggregate redemption payment of approximately $39.4 million (this maximum redemption scenario reflects the maximum number of Emerald Public Shares that can be redeemed without violating the conditions of the Merger Agreement that Emerald cannot redeem Public Shares if it would result in Emerald having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders).

	Before the Business Combination		Assuming Minimum Redemption		Assuming 25% Redemption		Assuming Maximum Redemption of Emerald’s Public Shares
Name and Address of Beneficial Owner(1)	Number of Shares of Emerald Capital Stock Beneficially Owned	Percentage of Outstanding Emerald Capital Stock	Number of Shares of New Fold Capital Stock Beneficially Owned	Percentage of Outstanding New Fold Capital Stock	Number of Shares of New Fold Capital Stock Beneficially Owned	Percentage of Outstanding New Fold Capital Stock	Number of Shares of New Fold Capital Stock Beneficially Owned	Percentage of Outstanding New Fold Capital Stock
Directors and Executive Officers(1)
Betsy Cohen(2)	9,591,222	67.4%	6,293,722	13.0%	6,293,722	13.3%	6,293,722	13.9%
Bracebridge H. Young, Jr. (4)	—	—	—	—	—	—	—	—
Douglas Listman	—	—	—	—	—	—	—	—
Mark Tercek(4)	—	—	—	—	—	—	—	—
Tensie Whelan(4)	—	—	—	—	—	—	—	—
Therese Rein(4)	—	—	—	—	—	—	—	—
Andrew Hohns(4)	—	—	—	—	—	—	—	—
Lisa Shalett(4)	—	—	—	—	—	—	—	—
All officers and directors as a group (eight individuals)	9,591,222	67.4%	6,293,722	13.0%	6,293,722	13.3%	6,293,722	13.9%
Emerald ESG Sponsor, LLC(3)	5,325,483	37.4%	3,660,721	7.5%	3,660,721	7.7%	3,660,721	8.1%
Emerald ESG Advisors, LLC(3)	4,265,739	30.0%	2,633,001	5.4%	2,633,001	5.5%	2,633,001	5.8%

____________

*        Less than one percent

1.       Unless otherwise noted, the business address of each of the following individuals is c/o FTAC Emerald Acquisition Corp., 2929 Arch Street, Suite 1703, Philadelphia, PA 19104.

2.       Shares are held directly by Emerald ESG Sponsor, LLC (5,325,483 shares of Class A common stock) and Emerald ESG Advisors, LLC (4,265,739 shares of Class A common stock), each of which is managed by Betsy Cohen. Ms. Cohen disclaims beneficial ownership of these securities, except to the extent of her pecuniary interest therein.

3.       Shares are held directly by Emerald ESG Sponsor, LLC and Emerald ESG Advisors, LLC, each of which is managed by Betsy Cohen. Certain of our officers and directors are members of our Sponsor, but none has any voting or investment power over the shares held by our Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

4.       This individual is a member of our Sponsor but does not have voting or investment power over the shares held by our Sponsor.

The following table sets forth information regarding the fully diluted beneficial ownership of shares of Fold Common Stock (including shares of Fold Common Stock that will be issued or deemed to be issued upon conversion of shares of Fold Preferred Stock and the Fold SAFEs immediately prior to the Closing) as of December 31, 2024, by:

•        each person who is known to be the beneficial owner of more than 5% of the outstanding shares of Fold Common Stock and preferred stock as of such date;

•        each of Fold’s current executive officers and directors; and

•        all executive officers and directors of Fold as a group pre-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable, exercisable within 60 days, or exercisable as a result of the Business Combination.

The beneficial ownership of shares of Fold Common Stock is based on 40,776,809 shares of Fold Common Stock (including shares of Fold Common Stock that will be issued or deemed to be issued upon conversion of shares of Fold Preferred Stock and the Fold SAFEs immediately prior to the Closing) issued and outstanding (or deemed to be issued and outstanding) as of December 31, 2024.

Unless otherwise indicated, Fold believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Before the Business Combination
Name and Address of Beneficial Owner(1)	Number of Shares of Fold Capital Stock Beneficially Owned	Percentage of Outstanding Fold Capital Stock
5% or Greater Holders of Fold
Thesis, Inc.	4,687,500	24.1%
Craft Ventures II, L.P.	4,415,215	22.7%
M13 Ventures II, L.P.	1,958,421	4.8%
Ten31 Join the Fold LLC	2,038,819	5.0%
LOW TIME PREFERENCE FUND II, LP	2,806,710	6.8%
Fulgur Frontier Capital LP	7,934,452	19.3%
Fulgur Ventures I, L.P.	5,283,243	12.8%
Directors and Executive Officers of Fold
Will Reeves(4)	3,768,942	16.8%
Matthew Luongo(2)	4,687,500	24.1%
Brian Murray(3)	4,415,215	22.7%
Wolfe Repass(5)	314,432	*
Nicolleta Goncalves	160,520	*
Thomas Dickman	436,373	*
Fold directors and executive officers as a group (Six individuals)	13,782,982	63.6%

____________

*        Less than one percent

(1)      Unless otherwise noted, the business address of each of those listed in the table above pre-Business Combination is c/o 11201 N Tatum Blvd, Ste 300 #42035, Phoenix, AZ 85028-6039.

(2)      Consists of shares held by Thesis, Inc. Matthew Luongo is Chief Executive Officer of Thesis and disclaims beneficial ownership of all shares held by Thesis, except to the extent of his pecuniary interest therein.

(3)      Consists of shares held by Craft Ventures II, L.P. Brian Murray is a Partner and the Chief Operating Officer of Craft and disclaims beneficial ownership of all shares held by Craft, except to the extent of his pecuniary interest therein.

(4)      Represents shares of Fold Common Stock and Fold RSUs.

(5)      Represents Fold RSUs.

The following table sets forth information regarding the expected fully diluted beneficial ownership of shares of New Fold Common Stock following the closing of the Business Combination, by:

•        each person who is expected to be the beneficial owner of more than 5% of the outstanding shares of New Fold Common Stock following the closing;

•        each of New Fold’s executive officers and directors; and

•        all executive officers and directors of New Fold as a group following the closing.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable, exercisable within 60 days, or exercisable as a result of the Business Combination.

The expected beneficial ownership of shares of New Fold Common Stock immediately following the Business Combination is based on three scenarios:

•        a “minimum additional redemptions” scenario where (i) no Public Stockholders exercise their redemption rights (after giving effect to the redemption of 112,068 shares of Emerald Class A Common Stock in connection with the Third Extension Meeting on December 17, 2024) and (ii) there are 48,785,545 shares of New Fold Common Stock outstanding;

•        a “25% redemptions” scenario where (i) 1.2 million Public Shares are redeemed for an aggregate redemption payment of approximately $13.1 million and (ii) there are 47,596,074 shares of New Fold Common Stock outstanding; and

•        a “maximum redemptions” scenario where (i) 3.6 million Public Shares are redeemed for an aggregate redemption payment of approximately $39.4 million, (this maximum redemption scenario reflects the maximum number of Emerald Public Shares that can be redeemed without violating the conditions of the Merger Agreement that Emerald cannot redeem Public Shares if it would result in Emerald having a minimum net tangible asset value of less than $5,000,001, after giving effect to the payments to redeeming stockholders) and (ii) there are 45,211,237 shares of New Fold Common Stock outstanding.

Unless otherwise indicated, Fold and Emerald believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Assuming Minimum Redemption		Assuming 25% Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares	Percentage	Number of Shares	Percentage	Number of Shares	Percentage
5% or Greater Holders of New Fold
Thesis, Inc.	3,914,048	8.0%	3,914,048	8.2%	4,174,357	8.7%
Craft Ventures II, L.P.	3,931,879	7.6%	3,931,879	7.8%	3,931,879	8.2%
Fulgur Frontier Capital LP	7,065,864	13.6%	7,065,864	13.9%	7,065,864	14.7%
Fulgur Ventures I, L.P.	4,704,884	9.0%	4,704,884	9.3%	4,704,884	9.8%
Emerald ESG Sponsor, LLC(2)	3,660,721	7.5%	3,660,721	7.7%	3,660,721	8.1%
Emerald ESG Advisors, LLC(2)	2,633,001	5.4%	2,633,001	5.5%	2,633,001	5.8%
Directors and Executive Officers of Fold
Will Reeves(3)(6)	3,356,354	6.5%	3,356,354	6.6%	3,356,354	7.0%
Wolfe Repass(4)(6)	280,010	*	280,010	*	280,010	*
Nicolleta Goncalves(4)(6)	142,947	*	142,947	*	142,947	*
Thomas Dickman(4)(6)	388,603	*	388,603	*	388,603	*
Bracebridge H. Young Jr.	—	—	—	—	—	—
Andrew Hohns	—	—	—	—	—	—
Jonathan Kirkwood(5)	1,815,628	3.5%	1,815,628	3.6%	1,815,628	3.8%
Erez Simha	—	—	—	—	—	—
Lesley Goldwasser	—	—	—	—	—	—
Kirstin Hill	—	—	—	—	—	—
New Fold directors and executive officers as a group (Ten individuals)	5,610,413	11.5%	5,610,413	11.8%	5,610,413	12.4%

____________

*        Less than one percent

(1)      Unless otherwise noted, the business address of each of those listed in the table above is c/o 11201 N Tatum Blvd, Ste 300 #42035, Phoenix, AZ 85028-6039.

(2)      Shares are held directly by Emerald ESG Sponsor, LLC and Emerald ESG Advisors, LLC, each of which is managed by Betsy Cohen. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of the persons noted is 2929 Arch Street, Suite 1703, Philadelphia, PA 19104.

(3)      Represents shares of Fold Common Stock and Fold RSUs.

(4)      Represents Fold RSUs.

(5)      Consists of shares held by Ten31 Join the Fold LLC. Jonathan Kirkwood is the co-founder and managing partner of Ten31 and disclaims beneficial ownership of all shares held by Ten31, except to the extent of his pecuniary interest therein.

(6)      Assumes full vesting of all Fold RSUs.

ADDITIONAL INFORMATION

Submission of Stockholder Proposals

The Emerald Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

Future Stockholder Proposals

If Emerald holds a 2025 annual meeting of stockholders, stockholder proposals, including director nominations, for the 2025 annual meeting must be received at our principal executive offices by not earlier than the close of business on the 120th day before the 2025 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2025 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2025 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our Existing Bylaws, to be considered for inclusion in our proxy materials relating to our 2025 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Stockholder Communications

Prior to the Business Combination, stockholders and interested parties may communicate with the Emerald Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of FTAC Emerald, 2929 Arch Street, Suite 1703, Philadelphia, PA 19104. Following the Business Combination, such communications should be sent to 11201 N Tatum Boulevard, Suite 300 #42035, Phoenix, Arizona 85028. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Legal Matters

The validity of the shares of Emerald Class A Common Stock to be issued in connection with the Business Combination will be passed upon by Stevens & Lee, PC.

Experts

The financial statements of Fold as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023 included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered accounting firm, as stated in their report thereon and included in this proxy statement/prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of FTAC Emerald Acquisition Corp. as of December 31, 2023 and 2022 and for the years then ended appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon (which includes an explanatory paragraph relating to FTAC Emerald Acquisition Corp.’s ability to continue as a going concern) and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, Emerald and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Emerald will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Stockholders may notify Emerald of their requests by calling or writing Emerald at its principal executive offices at (215) 701-9555 and 2929 Arch Street, Suite 1703, Philadelphia, PA 19104.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the shares of Emerald Common Stock and the warrant agent for Emerald Warrants is Continental Stock Transfer & Trust Company, LLC. Emerald has agreed to indemnify Continental Stock Transfer & Trust Company, LLC in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, fraud or willful misconduct of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

Emerald files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Emerald’s SEC filings, including this proxy statement/prospectus, over the internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

FTAC Emerald Acquisition Corp.
Address: 2929 Arch Street, Suite 1703
Philadelphia, PA 19104
Telephone: (215) 701-9555

You may also obtain these documents without charge by requesting them in writing or by telephone from our proxy solicitor at:

Sodali & Co
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200
(banks and brokers can call collect at (203) 658-9400)
Email: EMLD.info@investor.sodali.com

If you are a stockholder of Emerald and would like to request documents, please do so by February 5, 2025 (five business days prior to the special meeting) to receive them before the Emerald special meeting. If you request any documents from us, we will mail them to you without charge by first class mail, or another equally prompt means.

Neither Emerald nor Fold has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PCAOB ID 688)

To the Stockholders and Board of Directors of
Fold, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Fold, Inc. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2024.

New York, NY

October 4, 2024, except for Note 4, as to which the date is November 26, 2024

Fold, Inc.
Balance Sheets

	December 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$1,491,544	$5,352,771
Accounts receivable, net	624,903	1,646,875
Inventories	129,194	350,839
Digital assets	5,333,384	3,009,662
Safeguarding customer digital assets	1,229,467	257,407
Prepaid expenses and other current assets	510,151	1,150,588
Total current assets	9,318,643	11,768,142
Digital assets, long-term	82,631	177,264
Capitalized software development costs, net	553,766	471,526
Total assets	$9,955,040	$12,416,932

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$185,423	$302,143
Accrued expenses and other current liabilities	25,942	74,579
Customer rewards liability	5,333,384	3,009,662
Safeguarding customer digital liabilities	1,229,467	257,407
Deferred revenue	446,683	661,426
Total current liabilities	7,220,899	4,305,217
Deferred revenue, long-term	565,327	652,240
Simple Agreements for Future Equity (“SAFEs”)	10,601,545	8,727,540
Total liabilities	18,387,771	13,684,997
Commitments and contingencies (Note 11)
Stockholders’ deficit
Preferred stock, $0.0001 par value; 12,364,815 shares authorized, issued, and outstanding at December 31, 2023 and 2022	1,237	1,237
Common stock, $0.0001 par value; 25,000,000 shares authorized, 7,072,300 shares issued and outstanding at December 31, 2023 and 2022	707	707
Additional paid-in-capital	27,825,061	27,816,728
Accumulated deficit	(36,259,736)	(29,086,737)
Total stockholders’ deficit	(8,432,731)	(1,268,065)
Total liabilities and stockholders’ deficit	$9,955,040	$12,416,932

The accompanying notes are an integral part of these financial statements.

Fold, Inc.
Statements of Operations

	Year Ended December 31,
	2023	2022
Revenues, net	$21,534,032	$28,877,975

Operating expenses
Banking and payment costs	20,999,385	31,917,511
Custody and trading costs	169,698	95,932
Compensation and benefits	3,713,196	3,721,253
Marketing expenses	436,920	786,899
Professional fees	421,218	491,020
Amortization expense	380,052	250,137
Loss (gain) on customer rewards liability	4,283,795	(4,606,421)
(Gain) loss on digital assets – rewards treasury	(4,236,593)	5,397,741
Other selling, general and administrative expenses	1,285,053	1,151,738
Total operating expenses	27,452,724	39,205,810
Operating loss	(5,918,692)	(10,327,835)

Other income (expense)
Change in fair value of SAFEs	(1,374,005)	(1,727,540)
Other income	129,940	93,338
Other income (expense), net	(1,244,065)	(1,634,202)

Net loss before income taxes	(7,162,757)	(11,962,037)
Income tax expense	10,242	10,715
Net loss	$(7,172,999)	$(11,972,752)

Net loss per share attributable to common stockholders:
Basic and diluted	$(1.01)	$(1.69)
Weighted average common shares outstanding:
Basic and diluted	7,072,300	7,103,293

The accompanying notes are an integral part of these financial statements.

Fold, Inc.
Statements of Changes in stockholders’ Deficit

	Convertible Preferred Stock		Common Stock		Additional Paid-In- Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance at January 1, 2022	12,364,815	$1,237	7,134,800	$713	$27,824,655	$(17,113,985)	$10,712,620
Net loss	—	—	—	—	—	(11,972,752)	(11,972,752)
Share-based compensation expense	—	—	—	—	13,942	—	13,942
Repurchase of common shares	—	—	(62,500)	(6)	(21,869)	—	(21,875)
Balance at December 31, 2022	12,364,815	$1,237	$7,072,300	$707	$27,816,728	$(29,086,737)	$(1,268,065)
Net loss	—	—	—	—	—	(7,172,999)	(7,172,999)
Share-based compensation expense	—	—	—	—	8,333	—	8,333
Balance at December 31, 2023	12,364,815	$1,237	7,072,300	$707	$27,825,061	$(36,259,736)	$(8,432,731)

The accompanying notes are an integral part of these financial statements.

Fold, Inc.
Statements of Cash Flows

	Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net loss	$(7,172,999)	$(11,972,752)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization expense	229,094	182,788
(Gain) loss on digital assets – rewards treasury	(4,236,593)	5,397,741
Loss (gain) on customer rewards liability	4,283,795	(4,606,421)
Change in fair value of SAFEs	1,374,005	1,727,540
Share-based compensation expense	8,333	13,942
Increase (decrease) in cash resulting from changes in:
Accounts receivable, net	1,021,972	199,688
Inventories	221,645	536,857
Prepaid expenses and other current assets	640,437	332,285
Accounts payable	(116,720)	144,943
Accrued expenses and other current liabilities	(48,637)	57,901
Customer rewards liability	3,452,654	6,095,046
Deferred revenue	(301,656)	398,471
Net cash used in operating activities	(644,670)	(1,491,971)

Cash flows from investing activities
Purchases of digital assets	(3,405,223)	(4,154,464)
Payments for capitalized software development costs	(311,334)	(328,428)
Net cash used in investing activities	(3,716,557)	(4,482,892)

Cash flows from financing activities
Proceeds from issuance of SAFEs	500,000	7,000,000
Repurchase of common shares	—	(21,875)
Net cash provided by financing activities	500,000	6,978,125

Net (decrease) increase in cash and cash equivalents	(3,861,227)	1,003,262
Cash and cash equivalents, beginning of year	5,352,771	4,349,509
Cash and cash equivalents, end of year	$1,491,544	$5,352,771

Non-cash investing activities
Distributions of digital assets to fulfill customer reward redemptions	$5,412,727	$4,262,767
Repayment of digital assets receivable	—	1,220,137
Supplemental disclosure of cash flow information
Cash paid during the period for income taxes	$8,374	$11,080

The accompanying notes are an integral part of these financial statements.

Fold, Inc.
Notes to Financial Statements

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Fold, Inc. (“Fold,” the “Company,” “we,” “our,” or “us”) is a bitcoin financial services company dedicated to expanding access to bitcoin through a comprehensive suite of consumer financial services. The Company was formed with the purpose of creating a modern financial services platform that allows customers to earn, accumulate, and utilize bitcoin in their everyday life. The Company offers consumers an FDIC insured checking account through Sutton Bank, a prepaid Visa debit card, bill payments, and an extensive catalog of merchant reward offers. The Company also offers various forms of bitcoin buying and selling with low-to-zero fees and instant withdrawals. By integrating bitcoin across traditional financial services, the Company acts as a key point of entry for consumers to engage with and integrate bitcoin into their everyday lives. The Company’s products and services are available in the United States through the Fold mobile app.

The Company was incorporated in the state of Delaware on August 20, 2019. The Company is a remote-first company and does not designate a physical headquarters.

On July 24, 2024, the Company entered into a definitive agreement with FTAC Emerald Acquisition Corp. (“FTAC Emerald”), a publicly-traded special purpose acquisition company, providing for a proposed business combination that will result in Fold becoming a publicly-listed company.

Liquidity and capital resources

As of December 31, 2023, the Company had cash and cash equivalents of $1.5 million, positive working capital of $2.1 million, and an accumulated deficit of $36.3 million. The Company has a history of net operating losses, including net operating losses of $5.9 million for the year ended December 31, 2023.

The Company has financed its operations principally through equity financing. From January 1, 2024, to July 31, 2024 the Company entered into SAFEs with various investors with aggregate proceeds of $71.1 million, of which $21.1 million is capable of being used to support operations. During that same period the Company also received $1.0 million of proceeds related to a SAFE issued in September 2023 which is capable of being used to support operations.

Management expects that the Company’s existing cash and cash equivalents, accounts receivable, SAFE financings received through September 30, 2024, and digital assets held will be sufficient to enable the Company to fund its anticipated level of operations through one year from the date these financial statements are available to be issued.

There is limited historical financial information about the Company upon which to base an evaluation of its performance. The business is subject to risks inherent in the establishment of an emerging growth enterprise, including limited capital resources, possible delays in product development, and possible cost overruns due to price and cost increases in services. The Company may require additional capital to pursue certain business opportunities or respond to technological advancements, competitive dynamics or technologies, customer demands, challenges, or unforeseen circumstances. Additionally, the Company has incurred and expects to continue to incur significant costs related to the proposed Merger with Emerald and becoming a public company.

Management anticipates raising additional capital through private equity fundraising and through the proposed Merger with FTAC Emerald. Although management believes that such capital sources will continue to be available, there can be no assurances that financing will be available to the Company when needed, or if available, on terms acceptable to the Company. If the Company is unable to obtain adequate financing on terms that are satisfactory to the Company, when the Company requires it, the Company’s ability to continue to grow or support the business and to respond to business challenges could be significantly limited, which may adversely affect the Company’s business plan.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and include the accounts of the Company.

Fold, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of estimates

The preparation of the financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses, as well as related disclosure of contingent assets and liabilities. The Company bases its estimates on historical experience and on assumptions that the Company believes are reasonable; however, actual results could significantly differ from those estimates. The Company evaluates these estimates on an ongoing basis.

Estimates, judgments, and assumptions in these financial statements include, but are not limited to, those related to the determination of the recognition, measurement, and valuation of current and deferred income taxes; the fair value of performance stock-based awards issued; the useful lives and impairment assessment of long-lived assets; allowance for credit losses; the fair value of safeguarding customer digital assets and liabilities; the fair value of customer reward liability derivative instruments; the fair value of Simple Agreements for Future Equity (“SAFEs”); and loss contingency identification and valuation, including assessing the likelihood of adverse outcomes from positions, claims, and disputes, recoveries of losses recorded, and associated timing.

Segment information

We have one operating and reportable segment. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), who is our CEO, in deciding how to allocate resources and assessing performance. During the years ended December 31, 2023 and 2022, all operations were within the United States. Our CODM allocates resources and assesses performance based upon financial information at the consolidated level.

Fair value measurements

We account for our financial assets and liabilities that are recognized and/or disclosed at fair value on a recurring basis in accordance with Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we consider the principal or most advantageous market in which we would transact, and we consider assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable and proscribes the following fair value hierarchy in determining fair values:

•        Level 1 — Quoted prices for identical assets or liabilities in active markets.

•        Level 2 — Inputs other than quoted prices within Level 1 that are observable either directly or indirectly, including quoted prices in active markets for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data such as interest rates or yield curves.

•        Level 3 — Unobservable inputs reflecting our view about the assumptions that market participants would use in measuring the fair value of the assets or liabilities.

Cash and cash equivalents

The Company consider all short-term, highly liquid investments with maturities from the purchase date of three months or less to be cash equivalents. Cash and cash equivalents were $1.5 million and $5.4 million as of December 31, 2023 and 2022, respectively.

Fold, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts receivable, net and current expected credit losses

Accounts receivable consist of balances due from customers and are reported net of allowance for credit loss, which represents their estimated fair value. These receivables are generally trade receivables due in one year or less or expected to be billed and collected in one year. The Company estimates credit losses on trade receivables in accordance with ASC 326, Financial Instruments — Credit Losses. The Company recognizes allowance for credit losses on a collective (pool) basis when similar characteristics exist. The estimate for the allowance for credit losses is based on a historical loss rate for each pool. Management considers qualitative factors such as changes in economic factors, regulatory matters, and industry trends to determine if the allowance needs to be adjusted. Our average collection cycle is less than thirty days, and we have no history of material credit losses. Provisions for allowances for credit losses will be recorded in other selling, general and administrative expenses. We did not record an allowance for expected credit losses as of December 31, 2023 or 2022.

Concentration of credit risk

As of December 31, 2022 we had accounts receivable due from Visa of $0.9 million, which represented 55% of total receivables as of that date. The entirety of that balance was collected in February 2023. Other than that amount, we did not have any counterparties with transactions or balances comprising more than 10% of revenues or accounts receivable, net as of and for the years ended December 31, 2023 or 2022.

The Company’s cash and cash equivalents, digital assets held, and accounts receivable are potentially subject to concentration of credit risk. The Company invests cash and cash equivalents primarily in highly liquid, highly rated money-market instruments which are uninsured. The Company may also have corporate deposit balances with financial institutions which exceed the Federal Deposit Insurance Corporation insurance limit of $250,000. The Company has not experienced losses on these accounts and does not believe it is exposed to any significant credit risk with respect to these accounts. The Company also holds all digital assets at qualified custodians or via secure multi-signature cold storage vaults and performs a regular assessment of these venues as part of its risk management process.

Inventories

Our inventories consist of prepaid merchant offers for sale to our customers and physical debit cards to ship to consumers that participate in our debit card product. Inventory is stated at the lower of cost on a first-in, first-out basis or net realizable value. Inventory that is obsolete or in excess of forecasted usage is written down to its net realizable value based on the estimated selling prices in the ordinary course of business. Control of the Company’s inventory is generally transferred to customers within a short period of time from purchase, and therefore the Company has not recognized inventory obsolescence expense during the years ended December 31, 2023 or 2022.

Digital assets

The Company holds digital assets, comprised solely of bitcoin, for two purposes:

(1)    to fulfill rewards to customers in accordance with the terms and conditions of Fold’s user agreements; and

(2)    as a treasury asset with the intention to hold as a long-term investment.

The Company accounts for digital assets as indefinite-lived intangible assets in accordance with ASC 350-60, Intangibles — Goodwill and Other — Crypto Assets. Under this guidance, digital assets are initially measured at cost and subsequently remeasured at fair value, with gains or losses on remeasurement included in gain (loss) within the accompanying statements of operations. Fair value is measured using the quoted price of bitcoin per the principal market for the related digital assets at the time fair value is being measured.

Fold, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company has determined that the gains or losses on digital assets held for the purposes of satisfying its customer rewards are related to its core operations, and therefore classifies gains and losses on the remeasurement of bitcoin held for that purpose as operating income or expense in its statements of operations.

The Company assigns costs to digital assets on a first-in, first-out basis. Digital assets are classified as current in the Company’s accompanying balance sheets to the extent they are being held to fulfill customer reward redemptions as that is the amount that we reasonably expect to liquidate within a one-year period. The excess of our digital assets held over the customer reward liability is classified as a long-term asset held for investment.

Safeguarding customer digital assets and liabilities

On March 31, 2022, the Securities and Exchange Commission issued Staff Accounting Bulletin Number 121 (“SAB 121”), which provides the SEC staff’s view that it would be appropriate for an entity that has an obligation to safeguard digital assets (such as bitcoin) held for platform users to record a liability and corresponding asset on its balance sheet at the fair value of the digital assets. We adopted the guidance in SAB 121 for the period beginning January 1, 2022, which was the first period where this guidance was applicable to our business.

We provide custody services on behalf of our customers through unrelated third-party service providers, who are qualified custodians. We do not own digital assets held in a custodial capacity on behalf of our customers. We maintain internal record keeping of those assets and are obligated to safeguard the assets. We do not hold the cryptographic key information on behalf of our customers. The qualified custodians used by Fold hold our customer cryptographic key information. For further detail on our safeguarding customer digital assets and liabilities, refer to Note 14.

Capitalized software development costs, net

The Company capitalizes significant costs incurred in the acquisition or development of the internal software for use in the Company’s various service offerings. The Company incurs costs in developing software inclusive of direct external costs and internal payroll costs. Internal payroll costs typically include salaries and wages. Capitalized software costs are stated at cost net of accumulated amortization. Amortization is provided utilizing the straight-line method over the estimated useful life of the software, which is three years. Costs incurred in the preliminary and post-implementation phases of the Company’s internal use software are expensed as incurred.

Capitalized software development costs consisted of the following:

	December 31, 2023	December 31, 2022
Capitalized software, gross carrying amount	$747,663	$744,070
Less: accumulated amortization	(193,897)	(272,544)
Capitalized software, net carrying value	$553,766	$471,526

The gross carrying amount of internally developed software costs that had been capitalized but not placed into service is as follows:

	December 31, 2023	December 31, 2022
Capitalized software not placed into service	$204,370	$—

During the years ended December 31, 2023 and 2022, the Company recorded amortization expense on capitalized software development costs placed in service in the amount of $0.4 million and $0.3 million, respectively. During the years ended December 31, 2023 and 2022, amortization expense included the write-off of capitalized software development costs of $0.2 million and $0.1 million, respectively, related to the abandonment of the associated projects.

Fold, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of long-lived assets

Management reviews capitalized software development costs for impairment in accordance with ASC 360, Property, Plant, and Equipment. In assessing our capitalized software development costs for impairment, we first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test. In the qualitative assessment, we may consider factors such as economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Should we conclude that it is more likely than not that the recorded long-lived asset amounts have been impaired, we would perform the impairment test. An impairment loss is recognized in earnings if the estimated fair value of a capitalized software development costs is less than the carrying amount of that asset. Significant judgment is applied when capitalized software development cost assets are assessed for impairment.

Other than noted above, there were no factors identified that triggered an impairment review for the years ended December 31, 2023 and 2022.

Customer rewards liability

The Company offers certain rewards to its users through the Fold Rewards Program. This program allows the Company’s users to earn promotional credits denominated in bitcoin by engaging in various actions, either by engaging in qualifying spend transactions (the “Revenue Rewards”) or performing certain actions designated by the Company as primarily for marketing, growth, and retention purposes (the “Marketing Rewards”). Revenue Rewards are defined as those that are earned in direct relation to a qualifying spend transaction such as spending on the Fold Card, purchasing bitcoin, purchasing merchant offers, etc. Marketing Rewards are defined as those that are earned for behaviors unrelated to qualifying spend transactions such as sign-up bonuses, referral bonuses, spinning the daily spin wheel, etc. For accounting purposes, any reward that derives from a transaction where Fold receives revenue constitutes a Revenue Reward, whereas all other rewards constitute Marketing Rewards.

Revenue Rewards are considered “earned” at the time of the qualifying spend transaction. Revenue Rewards are immediately available for redemption by the user, except for those related to Fold Card transactions which cannot be redeemed until after a 30-day settlement period. Marketing Rewards are earned and available for redemption immediately upon the performance of a qualifying action by the user. To redeem available rewards, a user may request a withdrawal to a personal bitcoin wallet. Withdrawals can be made either to an external bitcoin wallet or to a user’s bitcoin wallet at the qualified custodians used by Fold.

The Company accrues both Revenue Rewards and Marketing Rewards, (collectively, the “Rewards”) within ‘Customer rewards liability’ in our accompanying balance sheets at the time the Reward is earned, with the corresponding impact on our statements of operations dependent on the type of Reward. Revenue Rewards are recorded as a reduction in the transaction price of the related revenue earned — see Revenue recognition below. Marketing Rewards are recorded as a marketing expense within operating expenses. The liability is initially recorded at the fair value of the bitcoin earned upon the action by the user and subsequently marked to fair value until redeemed or reversed, with gains and losses on this liability recorded within gain (loss) on customer rewards liability in our accompanying statements of operations. The liability is derecognized when the Reward is redeemed by the user and delivered to the user’s bitcoin wallet.

Per the terms and conditions of the Fold Rewards Program, Rewards are subject to adjustment for chargebacks, returns, refunds, or other circumstances. In addition, Rewards are subject to expiry if users fail to maintain an active account for more than twelve consecutive months. The Company estimates the amount of Rewards that will expire based on historical data, current user trends, and other factors and records those estimated amounts in the period those Rewards were earned. These accruals are accounted for as an adjustment to the transaction price of the original revenue transaction if the expiration relates to Revenue Rewards, or as contra-expense within marketing expense if the expiration relates to Marketing Rewards.

Fold, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivatives

As our customer rewards liability results in an obligation to deliver a fixed amount of digital assets in the future, the Company has determined that it meets the definition of a derivative and marked it to fair value as discussed above. The Company has not designated this derivative instrument as a hedging instrument. As of December 31, 2023 and 2022, the notional amount of the customer rewards liability outstanding was 126 and 182 bitcoin, respectively, and the derivative instrument was valued at $5.3 million and $3.0 million, respectively, within ‘Customer rewards liability’ on our accompanying balance sheets. For the years ended December 31, 2023 and 2022, the Company recorded a loss of $4.3 million and a gain of $4.6 million, respectively, on the remeasurement of this liability. For more detail on the fair value measurement of this derivative instrument, refer to Note 13.

Preferred stock

The Company’s preferred shares are assessed at issuance for classification as liability or equity and embedded features requiring bifurcation. The Company presents outside of permanent equity any preferred stock which (i) the Company undertakes to redeem at a fixed or determinable price on the fixed or determinable date or dates, whether by operation of a sinking fund or otherwise; (ii) is redeemable at the option of the holders; or (iii) has conditions for redemption that are not solely within the control of the issuer and for which all of the holders of equally and more subordinated equity instruments of the Company would not always be entitled to also receive the same form of consideration (for example, cash or shares) upon the occurrence of the event that gives rise to the redemption.

Simple Agreements for Future Equity (“SAFEs”)

The Company has issued certain SAFEs that grant investors rights to participate in a future equity financing. These SAFEs are agreements that provide investors with rights to acquire certain shares upon execution of an Equity Financing or Liquidity Event. An Equity Financing is defined within these agreements as a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Stock at a fixed valuation, including but not limited to, a pre-money or post-money valuation. A Liquidity Event is defined within these agreements as Change of Control, a Direct Listing or an Initial Public Offering. The number of shares deliverable upon an Equity Financing or Liquidity Event is determined based on the specific terms of the SAFEs.

The Company’s SAFEs are recorded as a liability in the accompanying balance sheets and the Company records subsequent remeasurements in “Changes in fair value of SAFEs” in the statements of operations. In determining that these SAFEs represent a liability, the Company’s accounting analysis considered the guidance in ASC 480 to distinguish liabilities from equity. The SAFEs are not a legal form share or a legal form debt instrument, as they do not have a stated maturity, stated coupon rate, or typical creditor rights, but are instead contracts that require Fold to settle the instrument by issuing a variable number of its equity shares. Although the number of shares will be variable, the Investor will receive a fixed monetary value equal to the fixed contract price. Because at inception the final settlement amount that Fold is obligated to deliver represents a fixed monetary amount (regardless of the share price determined at delivery), the Company determined that these SAFEs should be classified as liabilities pursuant to ASC 480-10-25-14(a).

Issuance costs related to the SAFEs are expensed in the period incurred. Refer to Note 8 for further information on the Company’s issued SAFEs as of December 31, 2023 and 2022.

Revenue recognition

The Company recognizes revenue from contracts with customers in accordance with guidance in ASC 606, which involves the following steps:

•        Identification of the contract, or contracts, with the customer;

•        Identification of the performance obligations of the contract;

Fold, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Determination of the transaction price;

•        Allocation of the transaction price to the performance obligations in the contract; and

•        Recognition of the revenue when, or as, the Company satisfies a performance obligation.

The Company’s primary revenue streams and related performance obligations are described below. See Note 3 for further details and disaggregation of amounts.

Banking and payments — subscriptions

Fold offers a premium membership tier of our platform called “Fold+”, which requires an annual or monthly prepayment depending on the customer’s payment frequency selection. Our performance obligation for these revenues is the maintenance of a mobile application and financial payments platform for end users that are Fold+ subscribers. The Company satisfies its performance obligation and recognizes revenue for subscriptions ratably over the period of the subscription.

Banking and payments — debit card program

Qualified Fold customers may sign up for the Fold Card, which is a prepaid Visa debit card issued by Sutton Bank (“Sutton”). Through the Debit Card Program, Fold earns transaction-based revenues and various fee-based revenues. Fold earns a share of the total interchange fees charged on each debit card transaction. Interchange fees are set by Visa, dependent on the merchant and payment type, and charged as a percentage of the total sale. The Company has determined that the customer in these transactions is the end user of the Fold application that has accepted our terms and conditions and accepted the terms of our Cardholder Agreement.

Additionally, certain fees are charged to our cardholders depending on their membership tier or the nature of the transaction. These fees primarily include instant deposit and withdrawal fees, international transaction fees, and ATM fees. These fees are stated as either a percentage of each transaction or as a fixed dollar amount depending on the nature of the transaction.

The Company’s performance obligation for these revenues is the maintenance of a mobile application and financial payments platform consisting of a series of distinct elements that are substantially the same and have the same pattern of transfer over time. Although the issuance of a debit card, the processing of the funds flows of a transaction, and the collection of related fees are separate actions within the overall service offering, the combined service offering is greater than the sum of those component goods and services. Under ASC 606-10-25-15, the processing of each transaction within this offering is a series of distinct goods or services provided over time that are substantially the same and have the same pattern of transfer to the customer. The Company’s promise to its customers is to act as the principal to perform an unknown or unspecified quantity of tasks, and the consideration received is contingent upon the customers’ use (i.e., volume of transactions processed); as such, the total transaction price is variable. However, the Company does not estimate variable consideration in these circumstances, as the transaction price is known, distinct, and complete at the time of transaction. In addition, the Company applies the right to invoice practical expedient to its debit card program revenues as each performance obligation is recognized over time and the amounts invoiced are reflective of the value transferred to the customer. This transaction price is reduced by the fair value of Revenue Rewards earned, as the Company has identified that Revenue Rewards represent non-revenue elements to be excluded from the transaction price. The Revenue Rewards meet the definition of an embedded derivative requiring bifurcation and measurement subject to the scope of Topics outside of ASC 606.

Banking and payments — Visa incentive

Fold entered into a US Participation Agreement (the “Visa Agreement”) with Visa U.S.A. Inc. (“Visa”) effective January 1, 2022, in which Visa paid the Company a signing bonus (“Visa Bonus”) to be earned over a period of four years. The Visa Bonus is earned ratably in direct proportion to transaction volumes over time.

Fold, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Banking and payments — merchant offers

Fold customers can earn rewards from various merchant offers, including third-party gift cards and card-linked merchant offers, on the Fold app. Fold purchases gift cards from wholesale vendors in advance of sale to our end customers. Fold pays the wholesale cost of each gift card and resells the gift card to the customer at face value. The Company’s performance obligation for these revenues is to transfer control of a gift card to the customer at a point in time for a fixed amount of consideration. The transaction price of each gift card purchased by a customer is directly allocable to this single performance obligation. The Company obtains control of gift cards from vendors prior to transferring to the customer and the customer does not transact directly with the gift card wholesalers. Fold offers this service in conjunction with the rest of the Fold app services and is the entity primarily responsible for providing the gift card to the user. The Company bears all charge back risk if the gift card does not meet customer specifications and has discretion in establishing the price for the specified good or service. The Company has therefore determined that it is the principal in these transactions and recognizes gross revenues for the sales price of the gift card to the customer and gross costs of sales for the cost of each gift card sold.

As our customers purchase gift cards on our platform, they may earn Revenue Rewards via promotional spins or flat rewards stated as a percentage of the gift card price. The transaction price under the merchant offers revenue stream is reduced by the fair value of the Revenue Rewards earned, as the Company has identified that Revenue Rewards represent non-revenue elements to be excluded from the transaction price. The Revenue Rewards meet the definition of an embedded derivative requiring bifurcation and measurement subject to the scope of Topics outside of ASC 606.

Custody and trading

Fold partners with Fortress Trust LLC (“Fortress”) and BitGo Trust Company, Inc. (“BitGo”) (collectively, the “Bitcoin Service Providers”) to offer eligible customers the ability to buy, sell, store, and withdraw bitcoin through Fold’s “Bitcoin Wallet”. Fold earns revenue on exchange transactions via a combination of transaction fees and transaction spreads.

The Company’s performance obligation for Custody & Trading revenues is the maintenance of the Bitcoin Wallet feature of the Fold mobile app. The processing of bitcoin transactions within the Bitcoin Wallet is a series of distinct services provided over time that are substantially the same and have the same pattern of transfer to the customer. The Company has determined that it is the agent for its Custody and Trading revenues as Fold does not control the services of the Bitcoin Service Providers — all Bitcoin Wallet transactions are performed via the Exchange Provider for the customer.

The Company’s promise to its customers is to act as the agent to perform an unknown or unspecified quantity of tasks and the consideration received is contingent upon the customers’ use; as such, the total transaction price is variable. In addition, the Company applies the right to invoice practical expedient to its Custody and Trading revenues as each performance obligation is recognized over time and the amounts invoiced are reflective of the value transferred to the customer.

The Company does not have full discretion in determining transaction spreads. The Company therefore recognizes transaction spread revenues net of any costs charged by the Exchange Provider to execute those transactions. The Company does have the discretion to determine transaction fees on Bitcoin Wallet transactions and considers those transaction fees to be analogous for revenue recognition purposes to the fees charged for the debit card program.

Revenues related to this revenue stream were not material for the years ended December 31, 2023 or 2022.

Other revenues

Occasionally, Fold earns revenues from alternate sources, including Fold merchandise sales, sponsorship revenues, affiliate revenues, and other one-off revenue models. These revenues are typically non-recurring and immaterial to Fold’s business.

Fold, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Sales returns and allowances

All revenue is recognized net of sales returns and allowances, when applicable, which arise from time to time for various reasons. Returns and allowances have been primarily related to merchant offers and have been historically immaterial.

Deferred revenue

Deferred revenues relate to amounts received from customers who prepay for annual Fold+ subscriptions and the unearned portion of a bonus paid to us by Visa under our Visa Agreement (“Visa Bonus”).

The Visa Bonus is recognized ratably in accordance with transaction volume in accordance with the terms of our Visa Agreement. We have determined that these arrangements do not contain a significant financing component, and therefore the transaction price is not adjusted for any element of financing. For more detail on deferred revenue, refer to Note 3.

Share-based compensation expense

Share-based compensation expense relates to restricted stock awards (“RSAs”) and restricted stock units (“RSUs”) granted or outstanding during the period. Our RSAs and RSUs are measured at fair value on the date of grant and recognized as expense in compensation and benefits in the accompanying statements of operations over the requisite service period if all vesting conditions have been met or, or in the case of liquidity event conditions, are probable to be met. Expense is recognized on a straight-line basis for awards that vest based solely on a service condition. In addition to a service condition, RSUs under our equity incentive plan include a performance condition that is satisfied upon certain liquidity events. We have deferred recognition of expense of RSUs until a liquidity event is probable to occur. The fair value of our RSAs and RSUs is determined as the most recent valuation price of our common stock on the date of the grant. We account for forfeitures as they occur. Refer to Note 10 for additional information about share-based compensation.

Marketing expense

In addition to expense related to the Fold Rewards Program, the Company incurs marketing expenses for advertising, events and sponsorships, and promotional materials. These amounts are expensed as incurred and were $0.2 million and $0.5 million for the years ended December 31, 2023 and 2022, respectively.

Other selling, general and administrative expense

Other selling, general and administrative expenses consist primarily of costs associated with contract labor, computer and internet, dues and subscriptions, and travel.

Income taxes

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax bases of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards. The deferred tax assets and liabilities are calculated using enacted tax rates in effect for each taxing jurisdiction in which the Company operates for the year in which those temporary differences are expected to be recovered or settled. Net deferred tax assets are then reduced by a valuation allowance if the Company believes it more likely than not that such net deferred tax assets will not be realized. We consider all relevant factors when assessing the likelihood of future realization of our deferred tax assets, including our recent earnings experience by jurisdiction, expectations of future taxable income, and the carryforward periods available to us for tax reporting purposes, as well as assessing available tax planning strategies. The effect on deferred tax assets and liabilities of an enacted change in tax rates is recognized in the statements of operations in the period that includes the enactment date. Due to inherent complexities arising from the nature of our businesses, future changes in income tax law, or variances between our actual and anticipated operating results, we make certain judgments and estimates. Therefore, actual income taxes could materially vary from these estimates.

Fold, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

When the tax law requires interest to be paid on an underpayment of income taxes, the Company recognizes interest expense from the first period the interest would begin accruing according to the relevant tax law. Interest and penalties related to unrecognized tax benefits are recognized within provision for income taxes.

We recognize in our financial statements the impact of a tax position, if that position is more likely than not to be sustained upon an examination, based on the technical merits of the position.

Recently adopted accounting pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments — Credit Losses (“ASC 326”). This new standard, as amended, changes how companies account for credit impairment for trade and other receivables as well as changing the measurement of credit losses for most financial assets and certain other instruments (excluding operating leases) that are not measured at fair value through net income. ASC 326 replaced the current “incurred loss” model with an “expected loss” model. Under the “incurred loss” model, a loss (or allowance) is recognized only when an event has occurred (such as a payment delinquency) that causes the entity to believe that a loss is probable (i.e., that it has been “incurred”). Under the “expected loss” model, a loss (or allowance) is recognized upon initial recognition of the asset that reflects all future events that leads to a loss being realized, regardless of whether it is probable that the future event will occur. The “incurred loss” model considers past events and current conditions, while the “expected loss” model includes expectations for the future which have yet to occur.

This standard prescribes that financial assets (or a group of financial assets) should be measured at amortized cost basis to be presented at the net amount expected to be collected based on relevant historical information from historical experience, adjusted for current conditions and reasonable and supportable forecasts that affect collectability. Credit losses relating to these financial assets are recorded through an allowance for credit losses. The Company adopted ASC 326, along with its related clarifications and amendments, on January 1, 2023, with no material impact on its financial statements. Results for reporting periods prior to 2023 continue to be presented in accordance with previously applicable U.S. GAAP, while results for subsequent reporting periods are presented under ASC 326.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), followed by other related ASUs that provided targeted improvements and additional practical expedient options (collectively “ASC 842”). The Company adopted ASC 842 on January 1, 2022 using the modified retrospective method whereby previously reported periods continue to be reported in accordance with historical accounting guidance for leases that were in effect for those prior periods. Policy elections and practical expedients that the Company has implemented as part of adopting ASC 842 include (a) excluding from the balance sheet leases with terms that are equal to or less than one year (b) for all existing asset classes that contain both lease and non-lease components, combining these components together end accounting for them as a single lease component, and (c) the package of practical expedients, which among other things, allows the Company to avoid reassessing contracts that commenced prior to adoption that were properly evaluated under legacy U.S. GAAP. The Company’s adoption of ASC 842 did not result in any changes to the balance sheet as the Company did not identify any contracts that meet the definition of a lease under the standard.

On December 13, 2023, the FASB issued ASU 2023-08, Accounting For and Disclosure of Crypto Assets (Subtopic 350-60), which addresses the accounting and disclosure requirements for certain digital assets. The new guidance requires entities to subsequently measure certain digital assets at fair value, with changes in fair value recorded in net income in each reporting period. The Company elected to early adopt ASU 2023-08 as of January 1, 2021, as we have previously not issued or made financial statements available to be issued.

Recently issued accounting pronouncements not yet adopted

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280), which requires enhanced segment disclosures primarily focusing on significant segment expense disclosures for both interim and annual periods. ASU 2023-07 is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted and requires modified retrospective transition method. The Company will not early adopt, and is currently assessing the impact of ASU 2023-07 in its financial statements and its disclosures. The Company does not expect the adoption of this standard to have material impact to its financial statements.

Fold, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

In March 2024, the SEC adopted new rules that will require registrants to provide certain climate-related information in their registration statements and annual reports. The rules require information about a registrant’s climate-related risks that are reasonably likely to have a material impact on its business, results of operations, or financial condition. The required information about climate-related risks will also include disclosure of a registrant’s greenhouse gas emissions. In addition, the rules will require registrants to present certain climate-related financial metrics in their audited financial statements. We are currently evaluating the potential impact of these rules on our financial statements and related disclosures.

We do not believe that any other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on our financial statements.

3. REVENUE

Disaggregation of revenue

We disaggregate revenue by service type and by platform as follows:

Revenue stream	Year Ended December 31, 2023	Year Ended December 31, 2022
Banking and payment revenues	$21,369,897	$28,922,851
Custody and trading revenues	26,932	2,834
Other revenues	152,625	1,990
Less: Sales returns and allowances	(15,422)	(49,700)
Revenues, net	$21,534,032	$28,877,975

The net reduction in revenue related to Revenue Rewards totaled $3.2 million and $5.9 million for the years ended December 31, 2023 and 2022, respectively.

Deferred revenue

Contract liabilities are classified as deferred revenue in our balance sheets. As of December 31, 2023 and 2022, the contract liability related to our deferred subscription revenues was $0.4 million and $0.5 million, respectively, and the contract liability related to the deferred Visa incentive was $0.7 million and $0.8 million, respectively.

The activity in deferred revenue for the years ended December 31, 2023 and 2022 was as follows:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Beginning of the period contract liability	$1,313,666	$915,195
Revenue recognized from the contract liabilities included in the beginning balance	(661,426)	(915,195)
Increases due to cash received net of amounts recognized in revenue during the period	359,770	1,313,666
End of period contract liability	$1,012,010	$1,313,666

Contract costs

For the years ended December 31, 2023 and 2022, we did not incur any incremental costs to obtain and/or fulfill contracts with customers.

Fold, Inc.
Notes to Financial Statements

4. DIGITAL ASSETS

The Company holds digital assets, comprised solely of bitcoin, for two purposes: (1) to fulfill bitcoin rewards to customers in accordance with the terms and conditions of the Fold Rewards Program (“Rewards Treasury”); and (2) as a treasury asset with the intention to hold as a long-term investment (“Investment Treasury”). The Company purchases bitcoin for its Rewards Treasury to maintain a balance that is equal to or greater than its customer rewards liability and disburses bitcoin from its Rewards Treasury when customers redeem their rewards and the liability is satisfied.

The following is a summary of Fold’s bitcoin held in treasury as of the dates shown:

	December 31, 2023	December 31, 2022
Rewards treasury (USD)	$5,333,384	$3,009,662
Investment treasury (USD)	82,631	177,264
Total bitcoin treasury (USD)	$5,416,015	$3,186,926
	December 31, 2023	December 31, 2022
Rewards treasury (BTC)	126	182
Investment treasury (BTC)	2	11
Total bitcoin treasury (BTC)	128	193

As of December 31, 2023 and 2022, the Company held 128 and 193 bitcoin, respectively, with an aggregate cost of $3.3 million and $5.1 million, respectively.

A reconciliation, in the aggregate, of beginning and ending balances of the Company’s current and long-term digital assets held as of and for the years ended December 31, 2023 and 2022 is as follows:

	Rewards Treasury	Investment Treasury	Digital Assets
Bitcoin held at January 1, 2022	$4,563,667	$2,909,166	$7,472,833
Purchases of bitcoin	4,154,464		4,154,464
Transfers of bitcoin from investment treasury	2,731,902	(2,731,902)	—
Disbursements of bitcoin	(4,262,767)		(4,262,767)
Repayment of digital assets receivable	1,220,137		1,220,137
Remeasurement gain (loss) on bitcoin	(5,397,741)		(5,397,741)
Bitcoin held at December 31, 2022	$3,009,662	$177,264	$3,186,926
Purchases of bitcoin	3,405,223		3,405,223
Transfers of bitcoin from investment treasury	94,633	(94,633)	—
Disbursements of bitcoin	(5,412,727)		(5,412,727)
Remeasurement gain (loss) on bitcoin	4,236,593		4,236,593
Bitcoin held at December 31, 2023	$5,333,384	$82,631	$5,416,015

Disbursements of bitcoin represent amounts that were distributed to customers to fulfill customer rewards obligations.

The remeasurement gain of $4.2 million recognized on the digital assets balance for the year ended December 31, 2023 consisted of a realized gain of $0.2 million and an unrealized gain of $4.0 million. The remeasurement loss of $5.4 million recognized on the digital assets balance for the year ended December 31, 2022 consisted of a realized loss of $2.5 million and an unrealized loss of $2.9 million.

Fold, Inc.
Notes to Financial Statements

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	December 31, 2023	December 31, 2022
Prepaid expenses	$370,851	$1,107,537
Interest receivable	5,409	11,777
Other receivable	133,892	31,275
Total	$510,152	$1,150,589

6. CUSTOMER REWARDS LIABILITY

A reconciliation, in the aggregate, of beginning and ending balances of the Company’s customer rewards liability for the years ended December 31, 2023 and 2022 is as follows:

Customer Rewards Liability
Balance at January 1, 2022	$5,783,804
Rewards earned by customers	6,661,301
Rewards fulfilments	(4,262,767)
Expired rewards	(566,255)
Remeasurement (gain) loss on customer rewards liability	(4,606,421)
Balance at December 31, 2022	$3,009,662
Rewards earned by customers	4,076,144
Rewards fulfilments	(5,412,727)
Expired rewards	(623,490)
Remeasurement (gain) loss on customer rewards liability	4,283,795
Balance at December 31, 2023	$5,333,384

Rewards fulfillments represent amounts that were distributed to customers to fulfill customer rewards obligations.

7. RELATED PARTIES

During the years ended December 31, 2023 and 2022, the Company did not identify any related party transactions.

In May 2024, the Company entered into a SAFE with Thesis Inc., a related party of the Company, totaling $1.0 million. Those proceeds were received in June 2024.

8. SAFES

During the years ended December 31, 2023 and 2022, the Company entered into SAFEs with various investors with aggregate gross proceeds of $0.5 million and $7.0 million, respectively. In addition, during the year ended December 31, 2023 the Company entered into a SAFE for $1.0 million (“SAFE-34”), the proceeds of which were still outstanding as of that date. Those proceeds were collected in January and April 2024. The SAFEs have no maturity dates and bear no interest. Upon an equity financing, the SAFEs will convert into a variable number of shares dependent on the terms of the individual SAFE, such as the Purchase Amount, Discount Rate, Post-Money Valuation Cap, and the Company Capitalization. At inception, the Purchase Amount and Post-Money Valuation Cap are both known, and the Company Capitalization results in a share calculation that is in essence a minimum number of shares to be delivered to the investor at conversion. Other conversion events include liquidity events such as a change of control, direct listing, or initial public offering. Upon a liquidity event or dissolution event, the investors to the SAFEs will automatically be entitled to receive cash proceeds equal to, at a minimum, the Purchase Amount, prior to and in preference to any distribution of any assets or surplus funds to the common and preferred stockholders of the Company.

Fold, Inc.
Notes to Financial Statements

8. SAFES (cont.)

SAFEs outstanding as of December 31, 2023 consisted of the following purchase amounts and terms for conversion:

SAFE Number	Amount Funded	Conversion Detail
SAFE-27	$500,000	15% Discount Rate
SAFE-28	500,000	15% Discount Rate
SAFE-26	3,000,000	Post-Money Valuation Cap $70,000,000
SAFE-29	3,000,000	Post-Money Valuation Cap $70,000,000
SAFE-33	250,000	Post-Money Valuation Cap $70,000,000
SAFE-30	100,000	Post-Money Valuation Cap $70,000,000
SAFE-31	100,000	Post-Money Valuation Cap $70,000,000
SAFE-32	50,000	Post-Money Valuation Cap $70,000,000

The SAFEs are classified as a liability based on Management’s evaluation of the characteristics of the instruments and the Company presents the SAFEs at fair value as a non-current liability in the Company’s accompanying balance sheets. The estimated fair value of the SAFEs considered the timing of issuance and whether there were changes in the various scenarios since issuance. As of and for the years ended December 31, 2023 and 2022, the fair value of the SAFEs was $10.6 million and $8.7 million, respectively, with the remeasurement on the SAFEs representing an increase in the liability of $1.4 million and $1.7 million, respectively, included in change in fair value of SAFEs on the accompanying statements of operations. Refer to Note 13 for further details on the fair value measurement of the SAFEs.

9. STOCKHOLDERS’ EQUITY

Common stock

Pursuant to the Restated Certificate of Incorporation of the Company dated March 23, 2021, the Board is authorized to issue 25,000,000 shares of common stock at a par value of $0.0001 per share. As of December 31, 2023 and 2022, the Company has 7,072,300 shares issued and outstanding. Any dividends declared on common shares will be subordinated to dividends under convertible preferred shares. Holders of common stock are entitled to one vote per share. Upon a liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders would be distributed ratably among the holders of all classes of stock in order of preference.

Convertible preferred stock

As of December 31, 2023 and 2022, the Company had 12,364,815 shares of convertible preferred stock issued and outstanding. These shares include 1,000,000 Series Seed Preferred Shares for $3.00 per share issued on the Company’s inception date of August 20, 2019, and 5,389,718 Series A Preferred Shares for $2.41 per share, 3,005,374 shares of Series A-1 Preferred Stock for $0.63 per share, 797,236 shares of Series A-2 Preferred Stock for $0.75 per share, 738,186 shares of Series A-3 Preferred Stock for $0.81 per share, 1,323,571 shares of Series A-4 Preferred Stock for $0.96 per share, and 110,730 shares of Series A-5 Preferred Stock for $0.99 per share (collectively, the “Series A Preferred Shares”), issued on March 23, 2021. The Series Seed Preferred Shares and Series A Preferred Shares (collectively, the “Preferred Shares”) have a par value of $0.0001 per share. The investors to the Series Seed Preferred Shares have the same dividend, liquidation, participation, conversion, and voting rights as the investors to the Series A Preferred Shares (collectively, the “Preferred Shareholders”).

Dividends for the Preferred Shares are noncumulative and payable only upon declaration by the Board of Directors. Dividends will be paid at the rate of 8% of the issue price for each share of preferred stock, when declared. The Preferred Shareholders have a liquidation preference over common stockholders to any distributions in the event of a voluntary or involuntary liquidation, dissolution, winding up, merger or consolidation (only if there is a change in voting control), or the sale, lease, transfer, exclusive license or other disposition of all or substantially all the assets or intellectual property of the Company.

Fold, Inc.
Notes to Financial Statements

9. STOCKHOLDERS’ EQUITY (cont.)

The Preferred Shareholders are entitled to votes equal to the number of votes that would be attributed to the same amount of common shares, and voting rights and powers attributed to the Preferred Shares are equal to that of common stockholders. The Preferred Shareholders, as a separate voting class, are entitled to elect one member of the Board of Directors (the “Preferred Director”). The Preferred Director can only be removed by a majority vote of the preferred stock voting as a separate voting class. Any remaining directors will be elected by a single class consisting of common and preferred stock (on an as-converted basis).

The Preferred Shares are subject to an automatic conversion at the earlier of a vote or written consent of a majority of the Preferred Shareholders or a qualified Initial Public Offering (“IPO”). Additionally, the Preferred Shareholders have the option to convert at any time into common stock at the Conversion Price. The Conversion Price is initially equal to the issue price, as adjusted in the event of any stock dividend, stock split, combination or other similar recapitalizations. The Preferred Shareholders will receive common shares equal to the number of preferred shares held, multiplied by the issue price divided by the Conversion Price, as adjusted. Diluting issuances such as options or warrants will adjust the Conversion Price.

10. SHARE-BASED COMPENSATION EXPENSE

The Company’s 2019 Equity Incentive Plan (the “Equity Plan”) was adopted by the Board of Directors and approved by Company Stockholders on August 20, 2019. The purpose of this Equity Plan is to offer select Participants (defined as employees, consultants, or outside directors) the opportunity to acquire equity in the Company through the awards of Options, Restricted Stock Awards (“RSAs”), Stock Appreciation Rights, Restricted Stock Units (“RSUs”), and Other Stock Awards (collectively and individually, “Awards”). RSUs are Awards of an unfunded and unsecured right to receive Shares (or cash or a combination of Shares and cash, as determined in the sole discretion of the Board) upon settlement of the Award. RSAs are Awards of restricted shares of Company common stock. Each Award may or may not be subject to vesting. Vesting occurs upon satisfaction of the conditions specified in each individual award agreement. As of December 31, 2023, the Company has not issued any Options, Stock Appreciation Rights, or Other Stock Awards through the Equity Plan.

Restricted Stock Units

The Company’s RSUs that have been awarded as of December 31, 2023 have two vesting conditions: a service condition that is typically satisfied based on the grantee’s continuous service over 48 months with a one-year cliff vesting requirement (though some RSUs have been granted with different service-vesting schedules, including without the one-year cliff), and a performance condition related to the consummation of a liquidity event defined in the award agreements as the first to occur of a change of control or the first sale of common stock pursuant to an IPO. Compensation expense related to the RSUs will be recognized at such time that a liquidity event is effected.

Unrecognized compensation expense as of December 31, 2023 and 2022, respectively, was $0.8 million and $0.1 million for the RSUs. The weighted-average period over which unrecognized compensation expense as of December 31, 2023 and 2022 will be recognized is not estimable, as the performance condition for the recognition of RSU expense is not considered probable to occur until consummation of a liquidity event. The weighted-average grant date fair value during the year ended December 31, 2023 was $2.56 per share.

Restricted Stock Awards

The Company’s awarded RSAs are not subject to any performance condition vesting requirements and are instead subject only to service conditions. We recorded a nominal amount of share-based compensation expense related to RSAs for each of the years ended December 31, 2023 and 2022, respectively. There was no material unrecognized compensation expense related to RSAs as of December 31, 2023, as all unvested shares were

Fold, Inc.
Notes to Financial Statements

10. SHARE-BASED COMPENSATION EXPENSE (cont.)

purchased by the Participants at fair value at the time of issuance. There were not any additional RSAs granted during the years ended December 31, 2023 and 2022. Share-based compensation expense for RSAs is included in compensation and benefits in the accompanying statements of operations.

Determination of fair value

The initial value of the awards on the dates that the RSUs and RSAs were granted was determined based on the underlying value of the Company’s common stock. As a private company, the common stock was valued by performing an enterprise valuation using a guideline public company market approach method. This method leverages an analysis of publicly traded peers to develop relevant market multiples and ratios applied to the Company’s historical and expected cash flows.

RSU and RSA activity

The following table summarizes RSU and RSA share activity under the Equity Plan for the years ended December 31, 2023 and 2022:

	RSUs	RSAs
Shares nonvested at January 1, 2022	873,747	1,884,525
Granted	806,447	—
Vested	—	(833,700)
Forfeited	(97,105)	(350,000)
Shares nonvested at December 31, 2022	1,583,089	700,825
Granted	242,010	—
Vested	—	(550,367)
Forfeited	(284,123)	—
Shares nonvested at December 31, 2023	1,540,976	150,458

Note that while certain RSUs have met the service condition, no RSUs have met the performance condition, and are therefore not included in common shares issued and outstanding as of December 31, 2023 or 2022.

11. COMMITMENTS AND CONTINGENCIES

401(k) Plan

We sponsor a 401(k) defined contribution plan covering all eligible U.S. employees. Both Company and employee contributions to the 401(k) plan are discretionary. For each of the years ended December 31, 2023 and 2022, we recorded $0.1 million of expenses related to the 401(k) plan, which is included in compensation and benefits in the accompanying statements of operations.

Litigation

The Company was not a party of any ongoing or pending litigation as of December 31, 2023 or 2022 and accordingly, has not made any accrual related to legal proceedings in the Company’s balance sheets.

Fold, Inc.
Notes to Financial Statements

12. INCOME TAXES

Income tax (benefit) expense consists of:

	December 31, 2023	December 31, 2022
Federal current tax expense	$—	$—
State current tax expense	10,242	10,715
Total current tax expense	10,242	10,715

Federal deferred tax expense	—	—
State deferred tax expense	—	—
Total deferred tax expense	—	—
Total tax expense	$10,242	$10,715

Income tax (benefit) expense differs from the amounts computed by applying the applicable U.S. federal income tax rate of 21% as a result of the following:

	December 31, 2023	December 31, 2022
Income tax expense at the federal statutory rate	$(1,504,180)	$(2,342,161)
Non-deductible/non-taxable items	295,266	209,457
State taxes	(241,365)	(432,733)
True-up	6,967	6,600
Rate change	941	(4,491)
Federal credits	(89,051)	(89,051)
Valuation allowance	1,540,717	2,665,993
Other	947	(2,899)
Total income tax expense (benefit)	$10,242	$10,715

For the years ended December 31, 2023 and 2022, the significant reconciling items, as noted in the table above, are primarily due to the change in valuation allowance.

The tax effects of temporary differences and tax attributes that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

Deferred taxes	December 31, 2023	December 31, 2022
Digital assets	$—	$461,465
Customer rewards liability	1,349,023	761,501
Capital loss carryforward	574,265	632,156
Capitalized research and development costs	644,502	357,859
Net operating losses	3,845,840	2,207,752
Credits	266,621	177,570
Other	3,339	3,304
Total deferred tax assets	6,683,590	4,601,607
Valuation allowance	(6,123,514)	(4,572,427)
Net deferred tax assets	560,076	29,180

Digital assets	(552,589)	—
Capitalized software	(7,487)	(29,180)
Total deferred tax liabilities	(560,076)	(29,180)
Net deferred tax asset (liability)	$—	$—

Fold, Inc.
Notes to Financial Statements

12. INCOME TAXES (cont.)

As of December 31, 2023 and 2022, the Company had $6.1 million and $4.6 million in net deferred tax assets, respectively. At each reporting date, management considers new evidence, both positive and negative that could affect its view of the future realization of deferred tax assets. On the basis of this evaluation, only the portion of the deferred tax asset that is more likely than not to be realized was recognized. However, if the Company is not able to generate sufficient taxable income from its operations in the future, then a valuation allowance to reduce the Company’s U.S. deferred tax assets may be required, which would increase the Company’s expenses in the period the allowance is recognized. As of December 31, 2023 and 2022, the Company recorded a valuation allowance of $6.1 million and $4.6 million, respectively.

As of December 31, 2023 and 2022, the Company has federal net operating losses of $15.1 million and $8.7 million, respectively, which do not expire. Utilization of the net operating losses may be subject to annual limitations due to the “change in ownership” provisions of the Internal Revenue Code of 1986 under Section 382.

As of December 31, 2023, the Company has state net operating loss carryforwards of $16.2 million, of which $1.7 million do not expire and $14.5 million expire in various jurisdictions in 2036 through 2042. As of December 31, 2022, the Company has state net operating loss carryforwards of $11.8 million, of which $1.2 million do not expire and $10.6  million expire in various jurisdictions in 2036 through 2043.

As of December 31, 2023 and 2022, the Company did not have any unrecognized tax benefits. To the extent penalties and interest would be assessed on any underpayment of income tax, the Company’s policy is that such amounts would be accrued and classified as a component of income tax expense in the financial statements. As of December 31, 2023 and 2022, the Company had no accrued interest or penalties related to uncertain tax positions.

13. FAIR VALUE MEASUREMENTS

Financial assets and liabilities that are measured at fair value on a recurring basis are classified as Level 1, Level 2 and Level 3 as follows:

	As of December 31, 2023
	Total	Level 1	Level 2	Level 3
Assets:
Digital assets	$5,416,015	$5,416,015	$—	$—
Safeguarding customer digital assets	1,229,467	—	1,229,467	—
Total assets	$6,645,482	$5,416,015	$1,229,467	$—

Liabilities:
Customer rewards liability	$5,333,384	$—	$—	$5,333,384
Safeguarding customer digital liabilities	1,229,467	—	1,229,467	—
SAFEs	10,601,545	—	—	10,601,545
Total liabilities	$17,164,396	$—	$1,229,467	$15,934,929
	As of December 31, 2022
	Total	Level 1	Level 2	Level 3
Assets:
Digital assets	$3,186,926	$3,186,926	$—	$—
Safeguarding customer digital assets	257,407	—	257,407	—
Total assets	$3,444,333	$3,186,926	$257,407	$—

Liabilities:
Customer rewards liability	$3,009,662	$—	$—	$3,009,662
Safeguarding customer digital liabilities	257,407	—	257,407	—
SAFEs	8,727,540	—	—	8,727,540
Total liabilities	$11,994,609	$—	$257,407	$11,737,202

Fold, Inc.
Notes to Financial Statements

13. FAIR VALUE MEASUREMENTS (cont.)

The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivables, accounts payable and accrued liabilities, and deferred revenue approximate their fair values due to their short-term nature.

The fair value of the safeguarding obligation for digital assets and the corresponding safeguarding asset for digital assets was determined using Level 2 inputs which included using the value of the safeguarded asset in the market we determined to be the principal market for the related digital asset as of December 31, 2023 and 2022.

Customer rewards liability

The customer reward liability is classified as a Level 3 financial instrument within the fair value hierarchy primarily due to the reward forfeiture rate applied to the value of the bitcoin obligation, which is an unobservable input to the fair value measurement. The Company has determined the bitcoin price based on its value in the market we determined to be the principal market for the related digital asset as of December 31, 2023 and 2022, which is considered a Level 1 input. The forfeiture rate is then applied to reflect an estimated breakage rate of rewards that have been forfeited based on the contractual terms and conditions of our Rewards Program and historical trends of forfeiture rates on a three-year trailing basis. The estimated forfeiture rate applied to our customer rewards liability for the years ended December 31, 2023 and 2022 was 10%.

Simple Agreements for Future Equity

The estimated fair value of the SAFEs (refer to Note 8) is determined based on the aggregated, probability-weighted average of the outcomes of certain scenarios, including: (i) equity financing, with conversion of the SAFEs into a number of shares of convertible preferred stock at the lower of the post-money valuation cap price or discount price (ii) liquidity event (change of control, direct listing, or an initial public offering) with mandatory conversion to common stock at the lower of the post-money valuation cap price or discount price and (iii) dissolution event, with SAFE holders automatically entitled to receive cash payments equal to the purchase amount, prior to and in preference to any distribution of any assets or surplus funds to the holders of convertible preferred and common stock. The combined value of the probability-weighted average of those outcomes is then discounted back to each reporting period in which the SAFEs are outstanding, in each case based on a risk-adjusted discount rate estimated to set the probability-weighted sum of each scenario to the purchase price. The discount rate at each valuation date was adjusted by the change in the USD CCC bond rate to reflect the market movement between the issuance date and valuation date.

Fair value measurements associated with SAFEs were determined based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy. Increases and decreases in the fair value of the SAFEs can result from updates to assumptions such as expected timing and probability of a qualified financing event, or changes in discount rates, among other assumptions. Based on the Company’s assessment of the valuation of the SAFEs, performed by the Company’s third-party valuation specialists, none of the changes in the fair value of those instruments were due to changes in the Company’s own credit risk for the reporting periods presented. Judgment is used in determining these assumptions as of the initial valuation date and at each subsequent reporting period. Changes or updates to assumptions could have a material impact on the reported fair value and the change in fair value of SAFEs and the results of operations in any given period.

The following table summarizes the significant inputs not observable in the market upon which the fair value measurements associated with the SAFEs were determined:

	VALUATION TECHNIQUE	UNOBSERVABLE INPUT	AS OF DECEMBER 31, 2023
Liabilities
SAFEs	Scenario-based approach	Probability weighting	1.0% – 80.0%
		Discount rate	15.63%
		Remaining term to event (in years)	0.75

Fold, Inc.
Notes to Financial Statements

13. FAIR VALUE MEASUREMENTS (cont.)

The following table summarizes the changes in fair value associated with Level 3 financial instruments held at the beginning or end of the periods presented:

SAFEs
Balance at January 1, 2022	$—
Proceeds from issuances of SAFEs	7,000,000
Change in fair value of SAFEs	1,727,540
Balance at December 31, 2022	8,727,540
Proceeds from issuances of SAFEs	500,000
Change in fair value of SAFEs	1,374,005
Balance at December 31, 2023	$10,601,545

14. SAFEGUARDING OBLIGATION FOR DIGITAL ASSETS

As of December 31, 2023 and 2022, we had safeguarding customer digital assets and liabilities, comprised solely of bitcoin, of $1.2 million and $0.3 million, respectively. The safeguarding liability and corresponding safeguarding customer digital assets on the balance sheets are measured at the fair value of the digital assets held for our customers. We are not aware of any actual or possible safeguarding loss events as of and for the years ended December 31, 2023 or 2022 that would have a material impact on these balances.

We provide custody services on behalf of our customers through unrelated third-party service providers, who are qualified custodians. We do not own digital assets held in a custodial capacity on behalf of our customers. We maintain internal record keeping of those assets and are obligated to safeguard the assets. We do not hold the cryptographic key information on behalf of our customers. The qualified custodians used by Fold hold our customer cryptographic key information.

15. NET LOSS PER SHARE

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding adjusted for the dilutive effect of all potential shares of common stock. In periods when the Company reported a net loss, diluted net loss per share is the same as basic net loss per share because the effects of potentially dilutive items were anti-dilutive.

	Year ended December 31,
	2023	2022
Basic net loss per share:
Numerator:
Net loss	$(7,172,999)	$(11,972,752)
Net loss attributable to common stockholders, basic and diluted	$(7,172,999)	$(11,972,752)

Denominator:
Basic shares:
Weighted-average shares used to compute basic and diluted net loss per share	7,072,300	7,103,293
Net loss per share attributable to common stockholders:
Basic and diluted	$(1.01)	$(1.69)

Fold, Inc.
Notes to Financial Statements

15. NET LOSS PER SHARE (cont.)

The following potential common shares were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented:

	Year ended December 31,
	2023	2022
Convertible preferred stock	12,364,815	12,364,815
Unvested restricted stock units	1,540,976	1,583,089
SAFEs(1)	—	—
Total anti-dilutive securities	13,905,791	13,947,904

____________

(1)      The contingently convertible SAFEs were not included for purposes of calculating the number of diluted shares outstanding as of December 31, 2023 or 2022, as the number of dilutive shares is based on a conversion ratio associated with the pricing of a future financing or liquidation event. Therefore, the contingently convertible SAFEs’ conversion ratio, and the resulting number of dilutive shares, is not determinable until the contingency is resolved.

16. SUBSEQUENT EVENTS

The Company evaluated subsequent events, if any, that would require an adjustment to the Company’s financial statements or require disclosure in the notes to the financial statements through October 4, 2024, the date the financial statements were available to be issued. Where applicable, the notes to these financial statements have been updated to discuss significant subsequent events which have occurred.

Additionally, the Company identified the following subsequent events for disclosure:

Merger agreement

On July 24, 2024, FTAC Emerald, EMLD Merger Sub Inc. (“Emerald”), a Delaware corporation and a direct, wholly owned subsidiary of FTAC Emerald (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger (as may be amended and/or amended and restated, the “Merger Agreement”), pursuant to which Merger Sub will merge (the “Merger”) with and into Fold, whereupon the separate corporate existence of Merger Sub will cease and Fold will be the surviving company and continue in existence as a wholly owned subsidiary of FTAC Emerald, on the terms and subject to the conditions set forth therein (collectively with the other transactions described in the Merger Agreement, the “Business Combination”). In connection with the consummation of the Business Combination, FTAC Emerald will be renamed “Fold Holdings, Inc.”

SAFEs

From January 1 to July 31, 2024, the Company entered into six SAFEs (the “2024 SAFEs”) with various investors, including Thesis Inc., a related party of the Company, with aggregate gross proceeds from these agreements totaling $71.1 million. All of the proceeds were collected through September 2024.

Three of the 2024 SAFEs (the “Bitcoin SAFEs”), totaling $64.1 million, were funded with bitcoin that the Company held in treasury as of September 30, 2024.

Two of the Bitcoin SAFEs, totaling $50.0 million (the “Purchase Amount”), stipulate that the Company agrees to use the bitcoin received exclusively for treasury purposes, defined herein as holding the bitcoin as a long-term investment, and that the Company may not use the bitcoin for operational or any other purposes during the eighteen (18) months beginning from the date of issuance. If there is a Public Offering before the termination of these SAFEs, they will automatically convert into a number of shares of New Public Preferred Stock equal to the Purchase Amount divided by the applicable Public Offering Conversion Price. If there is no Public Offering before the termination of these SAFEs, at the written election of the Investor, (A) the Company shall transfer to the Investor the number of Bitcoins that the Investor paid to the Company on account of the Purchase Amount, or (B) the Safe shall be

Fold, Inc.
Notes to Financial Statements

16. SUBSEQUENT EVENTS (cont.)

converted into the number of shares of a new series of Preferred Stock of the Company (the “New Private Preferred Stock”), equal to the Purchase Amount divided by the No Public Offering Conversion Price. The remaining terms for the other SAFEs issued in 2024 reflect similar rights to, and obligations of, the Company as historically issued SAFEs.

During the year ended December 31, 2023, the Company entered into a SAFE for $1.0 million (“SAFE-34”), the proceeds of which were still outstanding as of that date. Those proceeds were collected in January and April 2024.

RSU Grants

On August 30, 2024, the Company granted an additional 813,582 RSUs to various employees. These RSUs reflect the same terms, including vesting conditions, as historically issued RSUs in accordance with the Company’s 2019 Equity Incentive Plan.

Fold, Inc.
Condensed Balance Sheets
(Unaudited)

	September 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$4,387,072	$1,491,544
Accounts receivable, net	616,193	624,903
Inventories	178,983	129,194
Digital assets	6,371,951	5,333,384
Safeguarding customer digital assets	6,801,838	1,229,467
Prepaid expenses and other current assets	513,464	510,151
Total current assets	18,869,501	9,318,643
Digital assets, long-term	63,929,891	82,631
Capitalized software development costs, net	855,917	553,766
Total assets	$83,655,309	$9,955,040

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$1,787,902	$185,423
Accrued expenses and other current liabilities	20,046	25,942
Customer rewards liability	6,371,951	5,333,384
Safeguarding customer digital liabilities	6,801,838	1,229,467
Deferred revenue	422,888	446,683
Total current liabilities	15,404,625	7,220,899
Deferred revenue, long-term	508,006	565,327
Simple Agreements for Future Equity (“SAFEs”)	141,750,580	10,601,545
Total liabilities	157,663,211	18,387,771
Commitments and contingencies (Note 10)
Stockholders’ deficit
Preferred stock, $0.0001 par value; 12,364,815 shares authorized, issued, and outstanding at September 30, 2024 and December 31, 2023	1,237	1,237
Common stock, $0.0001 par value; 25,000,000 shares authorized at September 30, 2024 and December 31, 2023; 7,072,300 shares issued and outstanding at September 30, 2024 and December 31, 2023	707	707
Additional paid-in-capital	27,825,061	27,825,061
Accumulated deficit	(101,834,907)	(36,259,736)
Total stockholders’ deficit	(74,007,902)	(8,432,731)
Total liabilities and stockholders’ deficit	$83,655,309	$9,955,040

The accompanying notes are an integral part of these condensed financial statements.

Fold, Inc.
Condensed Statements of Operations
(Unaudited)

	Nine Months Ended September 30,
	2024	2023
Revenues, net	$15,311,724	$15,793,860

Operating expenses
Banking and payment costs	14,459,183	15,489,635
Custody and trading costs	144,577	152,135
Compensation and benefits	2,340,838	3,005,690
Marketing expenses	219,567	393,621
Professional fees	3,446,671	384,965
Amortization expense	207,900	318,416
Loss on customer rewards liability	2,344,103	2,250,160
Gain on digital assets – rewards treasury	(2,639,860)	(2,110,329)
Other selling, general and administrative expenses	1,001,612	973,311
Total operating expenses	21,524,591	20,857,604
Operating loss	(6,212,867)	(5,063,744)

Other income (expense)
Loss on digital assets – investment treasury	(377,039)	—
Change in fair value of SAFEs	(59,042,901)	(827,595)
Other income	72,203	106,942
Other income (expense), net	(59,347,737)	(720,653)

Net loss before income taxes	(65,560,604)	(5,784,397)
Income tax expense	14,567	10,004
Net loss	$(65,575,171)	$(5,794,401)

Net loss per share attributable to common stockholders:
Basic and diluted	$(9.27)	$(0.82)
Weighted average common shares outstanding:
Basic and diluted	7,072,300	7,072,300

The accompanying notes are an integral part of these condensed financial statements.

Fold, Inc.
Condensed Statements of Stockholders’ Deficit
(Unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
BALANCE DECEMBER 31, 2022	12,364,815	$1,237	7,072,300	$707	$27,816,728	$(29,086,737)	$(1,268,065)
Net loss	—	—	—	—	—	(5,794,401)	(5,794,401)
Share based compensation expense	—	—	—	—	6,250	—	6,250
BALANCE SEPTEMBER 30, 2023	12,364,815	$1,237	7,072,300	$707	$27,822,978	$(34,881,138)	$(7,056,216)
Net loss	—	—	—	—	—	(1,378,598)	(1,378,598)
Share based compensation expense	—	—	—	—	2,083	—	2,083
BALANCE DECEMBER 31, 2023	12,364,815	$1,237	7,072,300	$707	$27,825,061	$(36,259,736)	$(8,432,731)
Net loss	—	—	—	—	—	(65,575,171)	(65,575,171)
BALANCE SEPTEMBER 30, 2024	12,364,815	$1,237	7,072,300	$707	$27,825,061	$(101,834,907)	$(74,007,902)

The accompanying notes are an integral part of these condensed financial statements.

Fold, Inc.
Condensed Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities
Net loss	$(65,575,171)	$(5,794,401)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization expense	207,900	318,416
Gain on digital assets – rewards treasury	(2,639,860)	(2,110,329)
Loss on digital assets – investment treasury	377,039	—
Loss on customer reward liability	2,344,103	2,250,160
Change in fair value of SAFEs	59,042,901	827,595
Share-based compensation expense	—	6,250
Increase (decrease) in cash resulting from changes in:
Accounts receivable, net	8,710	967,471
Inventories	(49,789)	227,320
Prepaid expenses and other current assets	(3,313)	590,299
Accounts payable	1,602,479	(198,891)
Accrued expenses and other current liabilities	49,508	(32,473)
Customer reward liability	1,323,384	2,928,012
Deferred revenue	(81,116)	(203,742)
Net cash used in operating activities	(3,393,225)	(224,313)

Cash flows from investing activities
Purchases of digital assets	(1,306,064)	(2,855,872)
Proceeds from sales of digital assets	104,868	—
Payments for capitalized software development costs	(510,051)	(294,747)
Net cash used in investing activities	(1,711,247)	(3,150,619)

Cash flows from financing activities
Proceeds from issuance of SAFEs	8,000,000	500,000
Net cash provided by financing activities	8,000,000	500,000

Net increase (decrease) in cash and cash equivalents	2,895,528	(2,874,932)
Cash and cash equivalents, beginning of period	1,491,544	5,352,771
Cash and cash equivalents, end of period	$4,387,072	$2,477,839

Non-cash investing and financing activities
Distributions of digital assets to fulfill customer reward redemptions	$2,628,920	$4,161,183
Distributions of digital assets to satisfy other current liabilities	$55,404	$13,306
Proceeds from SAFE financings received in digital assets	$64,106,134	$—

The accompanying notes are an integral part of these condensed financial statements.

Fold, Inc.
Notes to Unaudited Condensed Financial Statements

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Fold, Inc. (“Fold,” the “Company,” “we,” “our,” or “us”) is a bitcoin financial services company dedicated to expanding access to bitcoin through a comprehensive suite of consumer financial services. The Company was formed with the purpose of creating a modern financial services platform that allows customers to earn, accumulate, and utilize bitcoin in their everyday life. The Company offers consumers an FDIC insured checking account, through Sutton Bank, a prepaid Visa debit card, bill payments, and an extensive catalog of merchant reward offers. The Company also offers various forms of bitcoin buying and selling with low-to-zero fees and instant withdrawals. By integrating bitcoin across traditional financial services, the Company acts as a key point of entry for consumers to engage with and integrate bitcoin into their everyday lives. The Company’s products and services are available in the United States through the Fold mobile app.

The Company was incorporated in the state of Delaware on August 20, 2019. The Company is a remote-first company and does not designate a physical headquarters.

On July 24, 2024, the Company entered into a definitive agreement with FTAC Emerald Acquisition Corp. (“FTAC Emerald”), a publicly-traded special purpose acquisition company, providing for a proposed business combination that will result in Fold becoming a publicly-listed company.

Liquidity and capital resources

As of September 30, 2024, the Company had cash and cash equivalents of $4.4 million, $14.0 million of unencumbered bitcoin treasury assets, positive working capital of $3.5 million, and an accumulated deficit of $101.8 million. The Company has a history of net operating losses, including net operating losses of $6.2 million for the nine months ended September 30, 2024.

The Company has financed its operations principally through equity financing. From January 1, 2024, to September 30, 2024 the Company entered into SAFEs with various investors with aggregate proceeds of $71.1 million, of which $21.1 million is capable of being used to support operations. During that same period the Company also received $1.0 million of proceeds related to a SAFE issued in September 2023 which is capable of being used to support operations.

Management expects that the Company’s existing cash and cash equivalents, accounts receivable, SAFE financings received through September 30, 2024, and digital assets held will be sufficient to enable the Company to fund its anticipated level of operations through one year from the date these financial statements are available to be issued.

There is limited historical financial information about the Company upon which to base an evaluation of its performance. The business is subject to risks inherent in the establishment of an emerging growth enterprise, including limited capital resources, possible delays in product development, and possible cost overruns due to price and cost increases in services. The Company may require additional capital to pursue certain business opportunities or respond to technological advancements, competitive dynamics or technologies, customer demands, challenges, or unforeseen circumstances. Additionally, the Company has incurred and expects to continue to incur significant costs related to the proposed Merger with Emerald and becoming a public company.

Management anticipates raising additional capital through private equity fundraising and through the proposed Merger with FTAC Emerald. Although management believes that such capital sources will continue to be available, there can be no assurances that financing will be available to the Company when needed, or if available, on terms acceptable to the Company. If the Company is unable to obtain adequate financing on terms that are satisfactory to the Company, when the Company requires it, the Company’s ability to continue to grow or support the business and to respond to business challenges could be significantly limited, which may adversely affect the Company’s business plan.

Fold, Inc.
Notes to Unaudited Condensed Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and include the accounts of the Company.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. These condensed financial statements and accompanying notes should be read in conjunction with the audited financial statements and accompanying notes for the years ended December 31, 2023 and 2022. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The interim results for the nine months ended September 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024, or for any future periods.

Use of estimates

The preparation of the financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses, as well as related disclosure of contingent assets and liabilities. The Company bases its estimates on historical experience and on assumptions that the Company believes are reasonable; however, actual results could significantly differ from those estimates. The Company evaluates these estimates on an ongoing basis.

Estimates, judgments, and assumptions in these financial statements include, but are not limited to, those related to the determination of the recognition, measurement, and valuation of current and deferred income taxes; the fair value of performance stock-based awards issued; the useful lives and impairment assessment of long-lived assets; allowance for credit losses; the fair value of safeguarding customer digital assets and liabilities; the fair value of customer reward liability derivative instruments; the fair value of Simple Agreements for Future Equity (“SAFEs”); and loss contingency identification and valuation, including assessing the likelihood of adverse outcomes from positions, claims, and disputes, recoveries of losses recorded, and associated timing.

Capitalized software development costs, net

The Company capitalizes significant costs incurred in the acquisition or development of the internal software for use in the Company’s various service offerings. The Company incurs costs in developing software inclusive of direct external costs and internal payroll costs. Internal payroll costs typically include salaries and wages. Capitalized software costs are stated at cost net of accumulated amortization. Amortization is provided utilizing the straight-line method over the estimated useful life of the software, which is three years. Costs incurred in the preliminary and post-implementation phases of the Company’s internal use software are expensed as incurred.

Capitalized software development costs consisted of the following:

	September 30, 2024	December 31, 2023
Capitalized software, gross carrying amount	$1,257,714	$747,663
Less: accumulated amortization	(401,797)	(193,897)
Capitalized software, net carrying value	$855,917	$553,766

The gross carrying amount of internally developed software costs that had been capitalized but not placed into service is as follows:

	September 30, 2024	December 31, 2023
Capitalized software not placed into service	$333,506	$204,370

Fold, Inc.
Notes to Unaudited Condensed Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

During the nine months ended September 30, 2024 and 2023, the Company recorded amortization expense on capitalized software development costs placed in service in the amount of $0.2 million and $0.3 million, respectively. During the nine months ended September 30, 2023, amortization expense included the write-off of capitalized software development costs of $0.2 million related to the abandonment of the associated projects. Amortization expense during the nine months ended September 30, 2024 did not include any write-offs related to the abandonment of projects.

Customer rewards liability

The Company offers certain rewards to its users through the Fold Rewards Program. This program allows the Company’s users to earn promotional credits denominated in bitcoin by engaging in various actions, either by engaging in qualifying spend transactions (the “Revenue Rewards”) or performing certain actions designated by the Company as primarily for marketing, growth, and retention purposes (the “Marketing Rewards”). Revenue Rewards are defined as those that are earned in direct relation to a qualifying spend transaction such as spending on the Fold Card, purchasing bitcoin, purchasing merchant offers, etc. Marketing Rewards are defined as those that are earned for behaviors unrelated to qualifying spend transactions such as sign-up bonuses, referral bonuses, spinning the daily spin wheel, etc. For accounting purposes, any reward that derives from a transaction where Fold receives revenue constitutes a Revenue Reward, whereas all other rewards constitute Marketing Rewards.

Revenue Rewards are considered “earned” at the time of the qualifying spend transaction. Revenue Rewards are immediately available for redemption by the user, except for those related to Fold Card transactions which cannot be redeemed until after a 30-day settlement period. Marketing Rewards are earned and available immediately upon the performance of a qualifying action by the user. To redeem available rewards, a user may redeem these promotional credits to receive bitcoin by initiating may request a withdrawal to a personal, external bitcoin wallet. Withdrawals can be made either to an external bitcoin wallet or to a user’s bitcoin wallet at the qualified custodians used by Fold.

The Company accrues both Revenue Rewards and Marketing Rewards, (collectively, the “Rewards”) within ‘Customer rewards liability’ in our accompanying balance sheets at the time the Reward is earned, with the corresponding impact on our statements of operations dependent on the type of Reward. Revenue Rewards are recorded as a reduction in the transaction price of the related revenue earned — see Revenue recognition below. Marketing Rewards are recorded as a marketing expense within operating expenses. The liability is initially recorded at the fair value of the bitcoin earned upon the action by the user and subsequently marked to fair value until redeemed or reversed, with gains and losses on this liability recorded within gain (loss) on customer rewards liability in our accompanying statements of operations. The liability is derecognized when the Reward is redeemed by the user and delivered to the user’s bitcoin wallet.

Per the terms and conditions of the Fold Rewards Program, Rewards are subject to adjustment for chargebacks, returns, refunds, or other circumstances. In addition, Rewards are subject to expiry if users fail to maintain an active account for more than twelve consecutive months. The Company estimates the amount of Rewards that will expire based on historical data, current user trends, and other factors and records those estimated amounts in the period those Rewards were earned. These accruals are accounted for as an adjustment to the transaction price of the original revenue transaction if the expiration relates to Revenue Rewards, or as contra-expense within marketing expense if the expiration relates to Marketing Rewards.

Derivatives

As our customer rewards liability results in an obligation to deliver a fixed amount of digital assets in the future, the Company has determined that it meets the definition of a derivative and marked it to fair value as discussed above. The Company has not designated this derivative instrument as a hedging instrument. As of September 30, 2024 and December 31, 2023, the notional amount of the customer rewards liability outstanding was 100 and 126 bitcoin, respectively, and the derivative instrument was valued at $6.4 million and $5.3 million, respectively, within ‘Customer rewards liability’ on our accompanying balance sheets. For the nine months ended

Fold, Inc.
Notes to Unaudited Condensed Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

September 30, 2024 and 2023, the Company recorded a loss of $2.3 million and $2.3 million, respectively, on the remeasurement of this liability. For more detail on the fair value measurement of this derivative instrument, refer to Note 12.

Recently adopted accounting pronouncements

For the nine months ended September 30, 2024, there were no significant changes to the recently adopted accounting pronouncements applicable to us from those disclosed in Note 2 to the financial statements included in our audited financial statements for the year ended December 31, 2023.

Recently issued accounting pronouncements not yet adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. ASU 2024-03 requires public companies to disclose, in the notes to the financial statements, specific information about certain costs and expenses at each interim and annual reporting period. This includes disclosing amounts related to employee compensation, depreciation, and intangible asset amortization. In addition, public companies will need to provide qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. ASU 2024-03 is effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Implementation of ASU 2024-03 may be applied prospectively or retrospectively. The Company does not expect the adoption of ASU 2024-03 to have a material impact on its financial statements.

3. REVENUE

Disaggregation of revenue

We disaggregate revenue by service type and by platform as follows:

Revenue stream	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Banking and payment revenues	$15,252,865	$15,625,958
Custody and trading revenues	62,340	23,961
Other revenues	358	152,618
Less: Sales returns and allowances	(3,839)	(8,677)
Revenues, net	$15,311,724	$15,793,860

The net reduction in revenue related to Revenue Rewards totaled $1.2 million and $2.8 million for the nine months ended September 30, 2024 and 2023, respectively.

Deferred revenue

Contract liabilities are classified as deferred revenue in our balance sheets. As of September 30, 2024 and December 31, 2023, the contract liability related to our deferred subscription revenues was $0.3 million and $0.4 million, respectively, and the contract liability related to the deferred Visa incentive was $0.6 million and $0.7 million, respectively.

Fold, Inc.
Notes to Unaudited Condensed Financial Statements

3. REVENUE (cont.)

The activity in deferred revenue for the nine months ended September 30, 2024 and the year ended December 31, 2023, was as follows:

	Nine Months Ended September 30, 2024	Year Ended December 31, 2023
Beginning of the period contract liability	$1,012,010	$1,313,666
Revenue recognized from the contract liabilities included in the beginning balance	(421,584)	(661,426)
Increases due to cash received net of amounts recognized in revenue during the period	340,468	359,770
End of period contract liability	$930,894	$1,012,010

Contract costs

For the nine months ended September 30, 2024 and 2023, we did not incur any incremental costs to obtain and/or fulfill contracts with customers.

4. DIGITAL ASSETS

The Company holds digital assets, comprised solely of bitcoin, for two purposes: (1) to fulfill bitcoin rewards to customers in accordance with the terms and conditions of the Fold Rewards Program (“Rewards Treasury”); and (2) as a treasury asset with the intention to hold as a long-term investment (“Investment Treasury”). The Company purchases bitcoin for its Rewards Treasury to maintain a balance that is equal to or greater than its customer rewards liability and disburses bitcoin from its Rewards Treasury when customers redeem their rewards and the liability is satisfied.

The following is a summary of Fold’s bitcoin held in treasury as of the dates shown:

	September 30, 2024	December 31, 2023
Rewards treasury (USD)	$6,371,951	$5,333,384
Investment treasury (USD)	63,929,891	82,631
Total bitcoin treasury (USD)	$70,301,842	$5,416,015
	September 30, 2024	December 31, 2023
Rewards treasury (BTC)	100	126
Investment treasury (BTC)	1,003	2
Total bitcoin treasury (BTC)	1,103	128

As of September 30, 2024 and December 31, 2023, the Company held 1,103 and 128 bitcoin, respectively, with an aggregate cost of $67.8 million and $3.3 million, respectively.

Fold, Inc.
Notes to Unaudited Condensed Financial Statements

4. DIGITAL ASSETS (cont.)

A reconciliation, in the aggregate, of beginning and ending balances of the Company’s digital assets as of the dates shown is as follows:

	Rewards Treasury	Investment Treasury	Digital Assets
Bitcoin held at January 1, 2023	$3,009,662	$177,264	$3,186,926
Purchases of bitcoin	2,855,872	—	2,855,872
Transfers of bitcoin from investment treasury	177,264	(177,264)	—
Disbursements of bitcoin	(4,174,489)	—	(4,174,489)
Remeasurement gain (loss) on bitcoin	2,110,329	—	2,110,329
Bitcoin held at September 30, 2023	$3,978,638	$—	$3,978,638
Purchases of bitcoin	466,720	82,631	549,351
Disbursements of bitcoin	(1,238,238)		(1,238,238)
Remeasurement gain (loss) on bitcoin	2,126,264		2,126,264
Bitcoin held at December 31, 2023	$5,333,384	$82,631	$5,416,015
Purchases of bitcoin	1,187,899	118,165	1,306,064
Proceeds from SAFE financings received in bitcoin	—	64,106,134	64,106,134
Disbursements of bitcoin	(2,684,324)	—	(2,684,324)
Proceeds from sale of bitcoin	(104,868)	—	(104,868)
Remeasurement gain (loss) on bitcoin	2,639,860	(377,039)	2,262,821
Bitcoin held at September 30, 2024	$6,371,951	$63,929,891	$70,301,842

Disbursements of bitcoin represent amounts that were distributed to customers to fulfill customer rewards obligations and satisfy other current liabilities.

The remeasurement gain of $2.3 million recognized on the digital assets balances for the nine months ended September 30, 2024 consisted of a realized gain of $1.9 million and an unrealized gain of $0.4 million. The remeasurement gain of $2.1 million recognized on the digital assets balance for the nine months ended September 30, 2023 consisted of a realized loss of $0.3 million and an unrealized gain of $2.4 million.

5. CUSTOMER REWARDS LIABILITY

A reconciliation, in the aggregate, of beginning and ending balances of the Company’s customer rewards liability as of the dates shown is as follows:

Customer Rewards Liability
Balance at January 1, 2023	$3,009,662
Rewards earned by customers	3,452,296
Rewards fulfilments	(4,161,183)
Expired rewards	(524,284)
Remeasurement (gain) loss on customer rewards liability	2,250,160
Balance at September 30, 2023	$4,026,651
Rewards earned by customers	623,848
Rewards fulfilments	(1,251,544)
Expired rewards	(99,206)
Remeasurement (gain) loss on customer rewards liability	2,033,635
Balance at December 31, 2023	$5,333,384
Rewards earned by customers	1,469,239
Rewards fulfilments	(2,628,920)
Expired rewards	(145,855)
Remeasurement (gain) loss on customer rewards liability	2,344,103
Balance at September 30, 2024	$6,371,951

Fold, Inc.
Notes to Unaudited Condensed Financial Statements

5. CUSTOMER REWARDS LIABILITY (cont.)

Rewards fulfilments represent amounts that were distributed to customers to fulfill customer rewards obligations.

6. RELATED PARTIES

On May 31, 2024, the Company entered into a SAFE with Thesis, Inc., a principal shareholder and related party, with aggregate gross proceeds of $1.0 million.

7. SAFEs

During the nine months ended September 30, 2024, the Company:

•        Entered into six SAFEs with various investors with aggregate gross proceeds of $72.1 million; and

•        Received $1.0 million of proceeds related to a SAFE issued in September 2023

Three of the SAFEs (the “Bitcoin SAFEs”) issued during 2024, totaling $64.1 million, were funded with bitcoin that the Company held in treasury as of September 30, 2024.

Two of the Bitcoin SAFEs, totaling $50.0 million (the “Purchase Amount”) stipulate that the Company agrees to use the bitcoin received exclusively for treasury purposes, defined here as holding the bitcoin as a long-term investment, and that the Company may not use the bitcoin for operational or any other purposes during the eighteen (18) months beginning from the date of issuance. If there is a Public Offering before the termination of these SAFEs they will automatically convert into a number of shares of New Public Preferred Stock equal to the Purchase Amount divided by the applicable Public Offering Conversion Price. If there is no Public Offering before the termination of these SAFEs, at the written election of the Investor, (A) the Company shall transfer to the Investor the number of Bitcoins that the Investor paid to the Company on account of the Purchase Amount, or (B) the Safe shall be converted into the number of shares of a new series of Preferred Stock of the Company (the “New Private Preferred Stock”), equal to the Purchase Amount divided by the No Public Offering Conversion Price.

The remaining terms for the other SAFEs issued in 2024 reflect similar rights to, and obligations of, the Company as historically issued SAFEs.

Apart from the aforementioned terms, the SAFEs have no maturity dates and bear no interest. Upon an equity financing, the SAFEs will convert into a variable number of shares dependent on the terms of the individual SAFE, such as the Purchase Amount, Discount Rate, Post-Money Valuation Cap, and the Company Capitalization. At inception, the Purchase Amount and Post-Money Valuation Cap are both known, and the Company Capitalization results in a share calculation that is in essence a minimum number of shares to be delivered to the investor at conversion. Other conversion events include liquidity events such as a change of control, direct listing, or initial public offering. Upon a liquidity event or dissolution event, the investors to the SAFEs will automatically be entitled to receive cash proceeds equal to, at a minimum, the Purchase Amount, prior to and in preference to any distribution of any assets or surplus funds to the common and preferred stockholders of the Company.

Fold, Inc.
Notes to Unaudited Condensed Financial Statements

7. SAFEs (cont.)

SAFEs outstanding as of September 30, 2024 consisted of the following purchase amounts and terms for conversion:

SAFE Number	Amount Funded	Conversion Detail
SAFE-26	$3,000,000	Post-Money Valuation Cap $70,000,000
SAFE-27	500,000	15% Discount Rate
SAFE-28	500,000	15% Discount Rate
SAFE-29	3,000,000	Post-Money Valuation Cap $70,000,000
SAFE-30	100,000	Post-Money Valuation Cap $70,000,000
SAFE-31	100,000	Post-Money Valuation Cap $70,000,000
SAFE-32	50,000	Post-Money Valuation Cap $70,000,000
SAFE-33	250,000	Post-Money Valuation Cap $70,000,000
SAFE-34	1,000,000	Post-Money Valuation Cap $70,000,000
SAFE-35	1,000,000	Post-Money Valuation Cap $130,000,000
SAFE-37	1,000,000	Post-Money Valuation Cap $130,000,000
SAFE-38	5,000,000	Post-Money Valuation Cap $100,000,000
SAFE-39	26,856,785	Post-Money Valuation Cap $190,000,000
SAFE-40	23,143,215	Post-Money Valuation Cap $190,000,000
SAFE-41	14,106,134	Post-Money Valuation Cap $265,000,000

The SAFEs are classified as a liability based on Management’s evaluation of the characteristics of the instruments and the Company presents the SAFEs at fair value as a non-current liability in the Company’s accompanying balance sheets. The estimated fair value of the SAFEs considered the timing of issuance and whether there were changes in the various scenarios since issuance. As of and for the periods ended September 30, 2024 and December 31, 2023, the fair value of the SAFEs was $141.8 million and $10.6 million, respectively, with the remeasurement on the SAFEs representing an increase in the liability of $59.0 million and $1.4 million, respectively, included in change in fair value of SAFEs on the accompanying statements of operations. Refer to Note 12 for further details on the fair value measurement of the SAFEs.

8. STOCKHOLDERS’ EQUITY

Common stock

Pursuant to the Restated Certificate of Incorporation of the Company dated March 23, 2021, the Board is authorized to issue 25,000,000 shares of common stock at a par value of $0.0001 per share. As of September 30, 2024 and December 31, 2023, the Company has 7,072,300 shares issued and outstanding. Any dividends declared on common shares will be subordinated to dividends under convertible preferred shares. Holders of common stock are entitled to one vote per share. Upon a liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders would be distributed ratably among the holders of all classes of stock in order of preference.

Convertible preferred stock

As of September 30, 2024 and December 31, 2023, the Company had 12,364,815 shares of convertible preferred stock issued and outstanding. These shares include 1,000,000 Series Seed Preferred Shares for $3.00 per share issued on the Company’s inception date of August 20, 2019, and 5,389,718 Series A Preferred Shares for $2.41 per share, 3,005,374 shares of Series A-1 Preferred Stock for $0.63 per share, 797,236 shares of Series A-2 Preferred Stock for $0.75 per share, 738,186 shares of Series A-3 Preferred Stock for $0.81 per share, 1,323,571 shares of Series A-4 Preferred Stock for $0.96 per share, and 110,730 shares of Series A-5 Preferred Stock for $0.99 per share (collectively, the “Series A Preferred Shares”), issued on March 23, 2021. The Series Seed Preferred Shares and

Fold, Inc.
Notes to Unaudited Condensed Financial Statements

8. STOCKHOLDERS’ EQUITY (cont.)

Series A Preferred Shares (collectively, the “Preferred Shares”) have a par value of $0.0001 per share. The investors to the Series Seed Preferred Shares have the same dividend, liquidation, participation, conversion, and voting rights Dividends for the Preferred Shares are noncumulative and payable only upon declaration by the Board of Directors. Dividends will be paid at the rate of 8% of the issue price for each share of preferred stock, when declared.

The Preferred Shareholders have a liquidation preference over common stockholders to any distributions in the event of a voluntary or involuntary liquidation, dissolution, winding up, merger or consolidation (only if there is a change in voting control), or the sale, lease, transfer, exclusive license or other disposition of all or substantially all the assets or intellectual property of the Company.

The Preferred Shareholders are entitled to votes equal to the number of votes that would be attributed to the same amount of common shares, and voting rights and powers attributed to the Preferred Shares are equal to that of common stockholders. The Preferred Shareholders, as a separate voting class, are entitled to elect one member of the Board of Directors (the “Preferred Director”). The Preferred Director can only be removed by a majority vote of the preferred stock voting as a separate voting class. Any remaining directors will be elected by a single class consisting of common and preferred stock (on an as-converted basis).

The Preferred Shares are subject to an automatic conversion at the earlier of a vote or written consent of a majority of the Preferred Shareholders or a qualified Initial Public Offering (“IPO”). Additionally, the Preferred Shareholders have the option to convert at any time into common stock at the Conversion Price. The Conversion Price is initially equal to the issue price, as adjusted in the event of any stock dividend, stock split, combination or other similar recapitalizations. The Preferred Shareholders will receive common shares equal to the number of preferred shares held, multiplied by the issue price divided by the Conversion Price, as adjusted. Diluting issuances such as options or warrants will adjust the Conversion Price.

9. SHARE-BASED COMPENSATION EXPENSE

The Company’s 2019 Equity Incentive Plan (the “Equity Plan”) was adopted by the Board of Directors and approved by Company Stockholders on August 20, 2019. The purpose of this Equity Plan is to offer select Participants (defined as employees, consultants, or outside directors) the opportunity to acquire equity in the Company through the awards of Options, Restricted Stock Awards (“RSAs”), Stock Appreciation Rights, Restricted Stock Units (“RSUs”), and Other Stock Awards (collectively and individually, “Awards”). RSUs are Awards of an unfunded and unsecured right to receive Shares (or cash or a combination of Shares and cash, as determined in the sole discretion of the Board) upon settlement of the Award. RSAs are Awards of restricted shares of Company common stock. Each Award may or may not be subject to vesting. Vesting occurs upon satisfaction of the conditions specified in each individual award agreement. As of September 30, 2024, the Company has not issued any Options, Stock Appreciation Rights, or Other Stock Awards through the Equity Plan.

Restricted Stock Units

The Company’s RSUs that have been awarded as of September 30, 2024 have two vesting conditions: a service condition for time in continuous services at the Company, and a performance condition related to the consummation of a liquidity event defined in the award agreements as the first to occur of a change of control of the Company or the first sale of common stock pursuant to an IPO. Compensation expense related to the RSUs will be recognized at such time that a liquidity event is effected.

Unrecognized compensation expense as of September 30, 2024 and December 31, 2023, respectively, was $4.3 million and $0.8 million for the RSUs. The weighted-average period over which unrecognized compensation expense as of September 30, 2024 and December 31, 2023 will be recognized is not estimable, as the performance condition for the recognition of RSU expense is not considered probable to occur until consummation of a liquidity event. The weighted-average grant date fair value during the nine months ended September 30, 2024 was $7.79 per share.

Fold, Inc.
Notes to Unaudited Condensed Financial Statements

9. SHARE-BASED COMPENSATION EXPENSE (cont.)

Restricted Stock Awards

The Company’s awarded RSAs are not subject to any performance condition vesting requirements and are instead subject only to service conditions. We recorded a nominal amount of share-based compensation expense related to RSAs for the nine months ended September 30, 2023. There was no material unrecognized compensation expense related to RSAs as of September 30, 2024 or December 31, 2023, as all unvested shares were purchased by the Participants at fair value at the time of issuance. There were not any additional RSAs granted during the nine months ended September 30, 2024. Share-based compensation expense for RSAs is included in compensation and benefits in the accompanying statements of operations.

Determination of fair value

The initial value of the awards on the dates that the RSUs and RSAs were granted was determined based on the underlying value of the Company’s common stock. As a private company, the common stock was valued by performing an enterprise valuation using a guideline public company market approach method. This method leverages an analysis of publicly traded peers to develop relevant market multiples and ratios applied to the Company’s historical and expected cash flows.

RSU and RSA activity

The following table summarizes RSU and RSA share activity under the Equity Plan for the nine months ended September 30, 2024 and 2023:

	RSUs	RSAs
Shares nonvested at January 1, 2023	1,583,089	700,825
Granted	242,010	—
Vested	—	(550,367)
Forfeited	(284,123)	—
Shares nonvested at December 31, 2023	1,540,976	150,458
Granted	1,006,582	—
Vested	—	(100,275)
Forfeited	(3,750)	—
Shares nonvested at September 30, 2024	2,543,808	50,183

Note that while certain RSUs have met the service condition, no RSUs have met the performance condition, and are therefore not included in common shares issued and outstanding as of September 30, 2024 and 2023.

10. COMMITMENTS AND CONTINGENCIES

401(k) Plan

We sponsor a 401(k) defined contribution plan covering all eligible U.S. employees. Both Company and employee contributions to the 401(k) plan are discretionary. For each of the nine months ended September 30, 2024 and 2023, we recorded a nominal amount of expense related to the 401(k) plan, which is included in compensation and benefits in the accompanying statements of operations.

Litigation

The Company was not a party of any ongoing or pending litigation as of September 30, 2024 and 2023, and accordingly, has not made any accrual related to legal proceedings in the Company’s balance sheets.

Fold, Inc.
Notes to Unaudited Condensed Financial Statements

11. INCOME TAXES

During the nine months ended September 30, 2024, the Company had losses before income taxes of $65.6 million and a nominal amount of income tax expense. During the nine months ended September 30, 2023, the Company had losses before income taxes of $5.8 million and a nominal amount of income tax expense. For the nine months ended September 30, 2024, the Company’s actual tax expense differs from the expected tax benefit utilizing a federal rate of 21%, primarily due to the addback of the non-deductible SAFE Fair Value Adjustment and an increase in valuation allowance. For the nine months ended September 30, 2023, the Company’s actual tax expense differs from the expected tax benefit utilizing a federal rate of 21%, primarily due to the addback of the non-deductible SAFE Fair Value Adjustment and an increase in valuation allowance.

12. FAIR VALUE MEASUREMENTS

Financial assets and liabilities that are measured at fair value on a recurring basis are classified as Level 1, Level 2 and Level 3 as follows:

	As of September 30, 2024
	Total	Level 1	Level 2	Level 3
Assets:
Digital assets	$70,301,842	$70,301,842	$—	$—
Safeguarding customer digital assets	6,801,838	—	6,801,838	—
Total assets	$77,103,680	$70,301,842	$6,801,838	$—

Liabilities:
Customer rewards liability	$6,371,951	$—	$—	$6,371,951
Safeguarding customer digital liabilities	6,801,838	—	6,801,838	—
SAFEs	141,750,580	—	—	141,750,580
Total liabilities	$154,924,369	$—	$6,801,838	$148,122,531
	As of December 31, 2023
	Total	Level 1	Level 2	Level 3
Assets:
Digital assets	$5,416,015	$5,416,015	$—	$—
Safeguarding customer digital assets	1,229,467	—	1,229,467	—
Total assets	$6,645,482	$5,416,015	$1,229,467	$—

Liabilities:
Customer rewards liability	$5,333,384	$—	$—	$5,333,384
Safeguarding customer digital liabilities	1,229,467	—	1,229,467	—
SAFEs	10,601,545	—	—	10,601,545
Total liabilities	$17,164,396	$—	$1,229,467	$15,934,929

The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivables, accounts payable and accrued liabilities, and deferred revenue approximate their fair values due to their short-term nature.

The fair value of the safeguarding obligation for digital assets and the corresponding safeguarding asset for digital assets was determined using Level 2 inputs which included using the value of the safeguarded asset in the market we determined to be the principal market for the related digital asset as of September 30, 2024 and December 31, 2023.

Fold, Inc.
Notes to Unaudited Condensed Financial Statements

12. FAIR VALUE MEASUREMENTS (cont.)

Customer rewards liability

The customer reward liability is classified as a Level 3 financial instrument within the fair value hierarchy primarily due to the reward forfeiture rate applied to the value of the bitcoin obligation, which is an unobservable input to the fair value measurement. The Company has determined the bitcoin price based on its value in the market we determined to be the principal market for the related digital asset as of September 30, 2024 and December 31, 2023, which is considered a Level 1 input. The forfeiture rate is then applied to reflect an estimated breakage rate of rewards that have been forfeited based on the contractual terms and conditions of our Rewards Program and historical trends of forfeiture rates on a three-year trailing basis. The estimated forfeiture rate applied to our customer rewards liability for the periods ended September 30, 2024 and 2023 was 10%.

Simple Agreements for Future Equity

The estimated fair value of the SAFEs (refer to Note 7) is determined based on the aggregated, probability-weighted average of the outcomes of certain scenarios, including: (i) equity financing, with conversion of the SAFEs into a number of shares of convertible preferred stock at the lower of the post-money valuation cap price or discount price (ii) liquidity event (change of control, direct listing, or an initial public offering) with mandatory conversion to common stock at the lower of the post-money valuation cap price or discount price and (iii) dissolution event, with SAFE holders automatically entitled to receive cash payments equal to the purchase amount, prior to and in preference to any distribution of any assets or surplus funds to the holders of convertible preferred and common stock. The combined value of the probability-weighted average of those outcomes is then discounted back to each reporting period in which the SAFEs are outstanding, in each case based on a risk-adjusted discount rate estimated to set the probability-weighted sum of each scenario to the purchase price. The discount rate at each valuation date was adjusted by the change in the USD CCC bond rate to reflect the market movement between the issuance date and valuation date. Additionally, in the Company’s estimate of the fair value of the Bitcoin SAFEs, the current value of bitcoin was used as an estimate of the future value of a BTC-denominated payout. If there is not a Liquidity Event, the SAFE will result in the repayment of the bitcoin contributed at the issuance of the note. To value this scenario, which is weighted at an 18% probability, the Company considered the value of the underlying bitcoin as of the valuation date, reflecting an estimate of the future price.

Fair value measurements associated with SAFEs were determined based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy. Increases and decreases in the fair value of the SAFEs can result from updates to assumptions such as expected timing and probability of a qualified financing event, or changes in discount rates, among other assumptions. Based on the Company’s assessment of the valuation of the SAFEs, performed by the Company’s third-party valuation specialists, none of the changes in the fair value of those instruments were due to changes in the Company’s own credit risk for the reporting periods presented. Judgment is used in determining these assumptions as of the initial valuation date and at each subsequent reporting period. Changes or updates to assumptions could have a material impact on the reported fair value and the change in fair value of SAFEs and the results of operations in any given period.

The following table summarizes the significant inputs not observable in the market upon which the fair value measurements associated with the SAFEs were determined:

	VALUATION TECHNIQUE	UNOBSERVABLE INPUT	AS OF SEPTEMBER 30, 2024
Liabilities
SAFEs	Scenario-based approach	Probability weighting	1.0% – 80.0%
		Discount rate-Bitcoin SAFES	129.3%
		Discount rate-all other SAFEs	43.4%
		Remaining term to event (in years)	0.75

Fold, Inc.
Notes to Unaudited Condensed Financial Statements

12. FAIR VALUE MEASUREMENTS (cont.)

The following table summarizes the changes in fair value associated with Level 3 financial instruments held at the beginning or end of the periods presented:

SAFEs
Balance at January 1, 2023	$8,727,540
Proceeds from issuances of SAFEs	500,000
Change in fair value of SAFEs	827,595
Balance at September 30, 2023	10,055,135
Change in fair value of SAFEs	546,410
Balance at December 31, 2023	10,601,545
Proceeds from issuances of SAFEs	72,106,134
Change in fair value of SAFEs	59,042,901
Balance at September 30, 2024	$141,750,580

13. SAFEGUARDING OBLIGATION FOR DIGITAL ASSETS

As of September 30, 2024 and December 31, 2023, we had safeguarding customer digital assets and liabilities, comprised solely of bitcoin, of $6.8 million and $1.2 million, respectively. The safeguarding liability, and corresponding safeguarding customer digital assets on the balance sheets are measured at the fair value of the digital assets held for our customers. We are not aware of any actual or possible safeguarding loss events as of and for the periods ended September 30, 2024 and December 31, 2023 that would have a material impact on these balances. Therefore, the safeguarding customer digital liabilities and the related safeguarding customer digital assets are recorded at the same amount as of each period.

We provide custody services on behalf of our customers through unrelated third-party service providers, who are qualified custodians. We do not own digital assets held in a custodial capacity on behalf of our customers. We maintain internal record keeping of those assets and are obligated to safeguard the assets. We do not hold the cryptographic key information on behalf of our customers. The qualified custodians used by Fold hold our customer cryptographic key information.

14. NET LOSS PER SHARE

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding adjusted for the dilutive effect of all potential shares of common stock. In periods when the Company reported a net loss, diluted net loss per share is the same as basic net loss per share because the effects of potentially dilutive items were anti-dilutive.

	Nine months ended September 30,
	2024	2023
Basic net loss per share:
Numerator:
Net loss	$(65,575,171)	$(5,794,401)
Net loss attributable to common stockholders, basic and diluted	$(65,575,171)	$(5,794,401)

Denominator:
Basic shares:
Weighted-average shares used to compute basic and diluted net loss per share	7,072,300	7,072,300
Net loss per share attributable to common stockholders:
Basic and diluted	$(9.27)	$(0.82)

Fold, Inc.
Notes to Unaudited Condensed Financial Statements

14. NET LOSS PER SHARE (cont.)

The following potential common shares were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented:

	Nine months ended September 30,
	2024	2023
Convertible preferred stock	12,364,815	12,364,815
Unvested restricted stock units	2,543,808	1,695,235
SAFEs(1)	—	—
Total anti-dilutive securities	14,908,623	14,060,050

____________

(1)      The contingently convertible SAFEs were not included for purposes of calculating the number of diluted shares outstanding as of September 30, 2024 and 2023, as the number of dilutive shares is based on a conversion ratio associated with the pricing of a future financing or liquidation event. Therefore, the contingently convertible SAFEs’ conversion ratio, and the resulting number of dilutive shares, is not determinable until the contingency is resolved.

15. SUBSEQUENT EVENTS

The Company evaluated subsequent events, if any, that would require an adjustment to the Company’s financial statements or require disclosure in the notes to the financial statements through January 13, 2025, the date the financial statements were available to be issued. Where applicable, the notes to these financial statements have been updated to discuss significant subsequent events which have occurred.

On December 24, 2024, Fold entered into a Securities Purchase Agreement (the “December 2024 Securities Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which (i) Fold issued to the Investor a Senior Secured Convertible Note in an aggregate principal amount of $20,000,000 (the “December 2024 Initial Investor Note”), and (ii) following the closing of the Business Combination, Fold (or New Fold, as successor to Fold) may issue to the Investor an additional Senior Secured Convertible Note in an aggregate principal amount of up to $10,000,000 (the “Additional Investor Note” and, together with the December 2024 Initial Investor Note, the “Investor Notes”), subject to the mutual discretion of Fold and the Investor. The Investor Notes will be convertible into shares of New Fold Common Stock at a conversion price of $11.50 per share. The Investor Notes are secured by Fold’s assets as collateral, including a portion of Fold’s proprietary bitcoin, and will mature three years after the closing of the Business Combination.

In connection with the December 2024 Initial Investor Note, the Investor received (i) warrants exercisable for 869,565 shares of Fold Common Stock with an exercise price of $12.50 per share (the “December 2024 Series A Warrants”), (ii) warrants that will become exercisable for 500,000 shares of New Fold Common Stock following the closing of the Business Combination with an effective exercise price of $0.001 per share (the “December 2024 Series B Warrants”), and (iii) warrants exercisable for 869,565 shares of New Fold Common Stock with an exercise price of $11.50 per share (the “December 2024 Series C Warrants” and, together with the December 2024 Series A Warrants and December 2024 Series B Warrants, the “Investor Warrants”).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
FTAC Emerald Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of FTAC Emerald Acquisition Corp. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in stockholders’ deficit and cash flows for the years ended December 31, 2023 and 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years ended December 31, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by December 20, 2024, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York
March 25, 2024

PCAOB ID Number 100

FTAC EMERALD ACQUISITION CORP.
BALANCE SHEETS

	December 31,
	2023	2022
Assets
Current assets:
Cash	$29,844	$72,753
Prepaid expenses	192,712	185,213
Prepaid income taxes	83,503	—
Total current assets	306,059	257,966

Reimbursement receivable	—	1,155,000
Investments held in Trust Account	165,653,149	254,251,750
TOTAL ASSETS	$165,959,208	$255,664,716

Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$114,659	$111,063
Due to related party	286,451	21,535
Excise tax payable	967,916	—
Income tax payable	—	359,410
Promissory note – related party	2,025,000	—
Total current liabilities	3,394,026	492,008

Deferred underwriters’ discount	—	8,704,270
Deferred advisory fee	1,155,000	1,155,000
Total liabilities	4,549,026	10,351,278

Commitments and Contingencies

Class A common stock subject to possible redemption, $0.0001 par value; 15,630,150 and 24,869,342 issued and outstanding shares at a redemption value of $10.60 and $10.21 per share as of December 31, 2023 and 2022, respectively	165,721,882	253,814,255

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of December 31, 2023 and December 31, 2022	—	—
Class A common stock, $0.0001 par value; 42,000,000 shares authorized; 9,591,222 and 976,081 shares issued and outstanding as of December 31, 2023 and 2022, respectively (net of 15,630,150 and 24,869,342 shares subject to possible redemption as of December 31, 2023 and 2022, respectively)	959	98
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 0 and 8,615,141 shares issued and outstanding as of December 31, 2023 and 2022, respectively	—	861
Additional paid-in capital	6,984,216	—
Accumulated deficit	(11,296,875)	(8,501,776)
Total stockholders’ deficit	(4,311,700)	(8,500,817)
Total Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$165,959,208	$255,664,716

The accompanying notes are an integral part of the financial statements.

FTAC EMERALD ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2023	2022
General and administrative expenses	$3,730,488	$1,776,887
Loss from operations	(3,730,488)	(1,776,887)

Other income:
Interest income earned on investments held in trust account	11,207,609	3,619,061
Non-redemption agreement expense	(708,400)	—

Income before provision for income taxes	6,768,721	1,842,174
Provision for income taxes	(2,325,087)	(726,410)
Net income	$4,443,634	$1,115,764

Basic and diluted weighted average shares outstanding, Class A common stock	25,873,722	25,732,064
Basic and diluted net income per common stock, Class A common stock	$0.14	$0.03

Basic and diluted weighted average shares outstanding, Class B common stock	6,184,019	8,577,355
Basic and diluted net income per common stock, Class B common stock	$0.14	$0.03

The accompanying notes are an integral part of the financial statements.

FTAC EMERALD ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	890,000	89	8,763,333	876	—	(5,979,383)	(5,978,418)
Forfeiture of Founder Shares	—	—	(148,192)	(15)	15	—	—
Sale of private placement units in over-allotment	86,081	9	—	—	860,801	—	860,810
Sale of Public Units in over-allotment, net of offering costs	—	—	—	—	454,360	—	454,360
Accretion of common stock subject to possible redemption	—	—	—	—	(1,315,176)	(3,638,157)	(4,953,333)
Net income	—	—	—	—	—	1,115,764	1,115,764
Balance as of December 31, 2022	976,081	98	8,615,141	861	—	(8,501,776)	(8,500,817)
Excise tax on stock redemption	—	—	—	—	—	(967,916)	(967,916)
Conversion of Class B common stock to Class A common stock	8,615,141	861	(8,615,141)	(861)	—	—	—
Contribution for non-redemption agreements	—	—	—	—	—	708,400	708,400
Accretion of common stock subject to possible redemption	—	—	—	—	(1,720,054)	(6,979,217)	(8,699,271)
Waiver of Deferred Underwriter’s Fee	—	—	—	—	8,704,270	—	8,704,270
Net income	—	—	—	—	—	4,443,634	4,443,634
Balance as of December 31, 2023	9,591,222	$959	—	$—	$6,984,216	$(11,296,875)	$(4,311,700)

The accompanying notes are an integral part of the financial statements.

FTAC EMERALD ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net income	$4,443,634	$1,115,764
Adjustments to reconcile net income to net cash used in operating activities:
Non-redemption agreement expense	708,400	—
Interest earned on investments held in Trust Account	(11,207,609)	(3,619,061)
Non-redemption agreement expense	—	—
Changes in operating assets and liabilities:
Prepaid expenses	(7,499)	401,507
Prepaid income taxes	(83,503)	—
Reimbursement receivable	1,155,000	—
Accounts payable and accrued expenses	290,047	33,932
Due to related party	(21,535)	5,084
Income tax payable	(359,410)	359,410
Net cash used in operating activities	(5,082,475)	(1,703,364)

Cash Flows from Investing Activities:
Principal deposited in Trust Account	—	(28,980,354)
Cash withdrawn from Trust Account for tax purposes	3,014,566	548,195
Cash withdrawn from Trust Account in connection with redemption	96,791,644	—
Net cash provided by (used in) investing activities	99,806,210	(28,432,159)

Cash Flows from Financing Activities:
Proceeds from sale of public units and private placement units in over-allotment	—	28,980,362
Proceeds from promissory note – related party	2,025,000	—
Redemption of common stock	(96,791,644)	—
Net cash (used in) provided by financing activities	(94,766,644)	28,980,362

Net Change in Cash	(42,909)	(1,155,161)
Cash – Beginning of period	72,753	1,227,914
Cash – End of period	$29,844	$72,753

Supplemental disclosure of noncash investing and financing activities:
Excise tax on stock redemption	$967,916	$—
Deferred underwriting payable charged to additional paid-in capital	$8,704,270	$1,004,270
Supplemental information:
Cash paid for income taxes	$2,768,000	$—

The accompanying notes are an integral part of the financial statements.

FTAC EMERALD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 1. ORGANIZATION AND BUSINESS OPERATIONS

FTAC Emerald Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on February 19, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company may pursue an initial Business Combination target in any business or industry.

As of December 31, 2023, the Company had not commenced any operations. All activity for the period from February 19, 2021 (inception) through December 31, 2023 relates to the Company’s formation, the Public Offering (the “Public Offering” or “IPO”), and efforts in identifying a target to consummate an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Public Offering placed in the Trust Account.

The Company’s Sponsors are Emerald ESG Sponsor, LLC, a Delaware limited liability company, and Emerald ESG Advisors, LLC, a Delaware limited liability company (collectively, the “Sponsor”).

The registration statement for the Company’s Public Offering was declared effective on December 15, 2021 (the “Effective Date”). On December 20, 2021, the Company consummated its Public Offering of 22,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “public shares”) at $10.00 per Unit, which is discussed in Note 3, and the sale of 890,000 placement units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, which is discussed in Note 4 (“Private Placement”).

The underwriter of the Company’s IPO subsequently provided notice of its election to partially exercise its over-allotment option, and the closing of the issuance and sale of the additional Units (the “Over-Allotment Option Units”) occurred on January 14, 2022. A total aggregate issuance by the Company of 2,869,342 Over-Allotment Option Units at a price of $10.00 per Over-Allotment Option Unit resulted in total gross proceeds of $28,693,420 to the Company.

Simultaneously with the issuance and sale of the Over-Allotment Option Units, the Company consummated the private sale of an additional 86,081 Private Placement Units (the “Additional Private Placement Units”) at a price of $10.00 per Additional Private Placement Unit to the Sponsor, generating gross proceeds of $860,810.

Transaction costs related to the IPO and over-allotment amounted to $14,181,568, consisting of $4,973,868 of underwriting commissions, $8,704,270 in deferred underwriting fees, and $503,430 of other offering costs.

The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete an initial Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the Public Offering, the partial exercise of the over-allotment option, and the sale of the Private Placement Units, a total of $251,180,354 ($10.10 per Unit) was placed in a Trust Account (“Trust Account”). The proceeds are invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except for any interest income released to the Company to pay franchise and income taxes and up to $100,000 of interest to pay dissolution expenses, none of the funds held in trust will be released from the Trust Account until the earlier of (i) the consummation of the initial Business Combination;

FTAC EMERALD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 1. ORGANIZATION AND BUSINESS OPERATIONS (cont.)

(ii) the redemption of the public shares if the Company is unable to consummate a Business Combination by December 20, 2024 (the “Completion Window”); or (iii) the redemption of any public shares properly tendered in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to provide for the redemption of the public shares in connection with an initial Business Combination or to redeem 100% of the public shares if the Company has not consummated the initial Business Combination within the Completion Window, or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the public stockholders.

On September 19, 2023, the Company held a special meeting of its stockholders (the “Meeting”) at which the Company’s stockholders approved (A) an amendment (the “Charter Amendment”) to the Company’s Second Amended and Restated Certificate of Incorporation to extend the date by which the Company has to consummate its initial business combination from September 20, 2023 to January 19, 2024 (or such earlier date as determined by the Company’s Board of Directors); and (B) an amendment (the “Trust Amendment”) to the Company’s Investment Management Trust Agreement dated December 15, 2021, with Continental Stock Transfer & Trust Company, as trustee (the “Trust Agreement”), to allow the trustee to liquidate the Trust Account established in connection with the IPO at such time as may be determined by the Company as set forth in the Charter Amendment. In connection with the Meeting the holders of 9,239,192 shares of redeemable Class A common stock exercised their right to redeem their shares for cash at a redemption price of approximately $10.4762 per share, for an aggregate redemption amount of approximately $96,791,644. Following the redemptions, 15,630,150 shares of redeemable Class A common stock remained outstanding.

On January 19, 2024, the Company held a special meeting of its stockholders (the “January Meeting”) at which the Company’s stockholders approved (A) an amendment (the “January Charter Amendment”) to the Company’s Second Amended and Restated Certificate of Incorporation to extend the date by which the Company has to consummate its initial business combination from January 19, 2024 to December 20, 2024 (or such earlier date as determined by the Company’s Board of Directors); and (B) an amendment (the “January Trust Amendment”) to the Trust Agreement to allow the trustee to liquidate the Trust Account established in connection with the IPO at such time as may be determined by the Company as set forth in the January Charter Amendment. In connection with the January Meeting the holders of 10,872,266 shares of redeemable Class A common stock exercised their right to redeem their shares for cash at a redemption price of approximately $10.6224 per share, for an aggregate redemption amount of approximately $115,489,643. Following the redemptions, 4,757,884 shares of redeemable Class A common stock remain outstanding.

Liquidity and Capital Resources

As of December 31, 2023, the Company had $29,844 in cash and a working capital deficit of $3,087,967. Prior to the completion of the Company’s IPO, the Company’s liquidity needs had been satisfied through a capital contribution from the Sponsor of $25,000 and a loan to the Company of up to $300,000 by the Company’s Sponsor under an unsecured promissory note. The outstanding balance under the promissory note of $105,260 was repaid on December 27, 2021, and the promissory note was terminated.

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, the Company expects to repay such loaned amounts out of the proceeds of the Trust Account released to it. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. At December 31, 2023 and 2022, $2,025,000 and $0 of Working Capital Loans were outstanding, respectively.

FTAC EMERALD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 1. ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until December 20, 2024 to consummate a Business Combination. It is uncertain whether the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management intends to consummate a Business Combination prior to December 20, 2024. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 20, 2024.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods.

FTAC EMERALD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

As of December 31, 2023 and 2022, the Company had $29,844 and $72,753 in cash, respectively. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2023 and 2022.

Investments Held in Trust Account

As of December 31, 2023 and 2022, the Company had $165,653,149 and $254,251,750 in investments held in the Trust Account which was invested in BLF Treasury Trust Fund. Net proceeds of the sale of the Units in the Public Offering and the sale of the Private Placement Units were placed in the Trust Account which will only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest income earned on investments held in trust account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Net Income Per Common Stock

The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Earnings and losses are shared pro rata between the two classes of shares. The Company has not considered the effect of the warrants sold in the Public Offering and the Private Placement to purchase an aggregate of 12,922,712 shares of its Class A common stock in the calculation of diluted net income per share, since their exercise is contingent upon future events. As a result, diluted net income per share of common stock is the same as basic net income per share of common stock. The redemption feature for the common shares equals fair value, and therefore does not create a different class of shares or require an adjustment to the earnings per share calculation. The redemption at fair value does not represent an economic benefit to the holders that is different from what is received by other stockholders, because the shares could be sold on the open market. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates the fair value. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of common stock:

	For the Year Ended December 31,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per share of common stock:
Numerator:
Allocation of net income	$3,586,446	$857,188	$836,823	$278,941
Denominator:
Weighted-average shares outstanding	25,873,722	6,184,019	25,732,064	8,577,355
Basic and diluted net income per share of common stock	$0.14	$0.14	$0.03	$0.03

FTAC EMERALD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are within the control of the holder or subject to possible redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ deficit. The Company’s Class A common stock sold in the IPO and over-allotment features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2023 and 2022, 15,630,150 and 24,869,342 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets, respectively.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Warrant Classification

The Company accounts for the warrants issued in connection with the Public Offering and the Private Placement in accordance with the guidance contained in ASC 815-40 under which the warrants meet the criteria for equity treatment and are recorded as equity.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of December 31, 2023 and 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it. The Company’s effective tax rate

FTAC EMERALD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

was 34.35% and 39.43% for the years ended December 31, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the years ended December 31, 2023 and 2022, due to changes in the valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We are currently assessing the impact, if any, that ASU 2020-06 would have on the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

FTAC EMERALD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension vote or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

On September 19, 2023, in connection with the approval of the Charter Amendment at the Meeting, the Company’s stockholders exercised their right to redeem 9,239,192 shares for a total of $96,791,644. The Company evaluated the classification and accounting of the stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset, or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated the current status and probability of completing a Business Combination as of December 31, 2023, and concluded that it is probable that a contingent liability should be recorded. As of December 31, 2023, the Company recorded $967,916 of excise tax liability calculated as 1% of shares redeemed on September 19, 2023.

NOTE 3. INITIAL PUBLIC OFFERING

On December 20, 2021, the Company consummated its IPO of 22,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (the “Public Warrants”). On January 11, 2022, the underwriter partially exercised its over-allotment option, resulting in the sale on January 14, 2022 of an additional 2,869,342 Units.

All of the shares of Class A common stock sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s certificate of incorporation. In accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity,” and with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity.

FTAC EMERALD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 3. INITIAL PUBLIC OFFERING (cont.)

As of December 31, 2023 and 2022, the common stock subject to redemption reflected on the balance sheets is reconciled in the following table:

Gross proceeds, including over-allotment	$248,693,420
Less:
Proceeds allocated to Public Warrants	(8,264,360)
Class A common stock issuance costs	(13,734,146)
Plus:
Accretion of carrying value to redemption value	27,119,341
Class A common stock subject to possible redemption, December 31, 2022	253,814,255
Less:
Redemption of shares	(96,791,644)
Plus:
Accretion of carrying value to redemption value	8,699,271
Class A common stock subject to possible redemption, December 31, 2023	$165,721,882

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Public Offering, the Sponsor purchased an aggregate of 890,000 Private Placement Units for a purchase price of $8,900,000, or $10.00 per unit, in a private placement. Additionally, concurrently with the partial exercise of the over-allotment option by the underwriter, the Company issued to the Sponsor 86,081 Private Placement Units at a price of $10.00 per Private Placement Unit for total proceeds of $860,810. Each Private Placement Unit consists of one share of Class A common stock and one-half of one Warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50, subject to adjustment.

The Private Placement Warrants are identical to the warrants sold in the Public Offering, except that if held by the Sponsor or its permitted transferees, they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of the initial Business Combination. There will be no redemption rights or liquidating distributions with respect to the Founder Shares (defined below), placement shares or warrants, which will expire worthless if the Company does not complete an initial Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On June 2, 2021, the Sponsor purchased 7,992,750 shares of Class B common stock for an aggregate purchase price of $25,000, and on October 14, 2021, the Company effected a 1.1014-for-1.0 stock split, so that the Sponsor owned an aggregate of 8,803,333 shares of Class B common stock (the “Founder Shares”). On November 12, 2021, the Company effected a 0.9955-for-1.0 stock split, so that the Sponsor owned an aggregate of 8,763,333 Founder Shares. All shares and related amounts have been retroactively adjusted to reflect the split (see Note 7). The number of Founder Shares outstanding was determined based on the expectation that the total size of the Public Offering would be a maximum of 25,300,000 Units if the underwriter’s over-allotment option was exercised in full, and therefore that such Founder Shares would represent 25% of the outstanding shares after the Public Offering. In connection with the partial exercise of the underwriter’s over-allotment option, 148,192 shares of Class B common stock were forfeited. On September 19, 2023, the Company held the Meeting where the Company’s stockholders approved an amendment to extend the date by which the Company has to consummate its initial business combination from September 20, 2023 to January 19, 2024. Following the Meeting, the Sponsor, as the holder of 100% of the Founder Shares, determined to convert all of the outstanding Founder Shares into shares of Class A common stock, on a one-for-one basis.

FTAC EMERALD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares (i) with respect to 25% of such shares, until consummation of the initial Business Combination, (ii) with respect to 25% of such shares, until the earlier of the second anniversary of the consummation of the initial Business Combination or the first date at which the closing price of the Class A common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination, (iii) with respect to 25% of such shares, until the earlier of the second anniversary of the consummation of the initial Business Combination or the first date at which the closing price of the Class A common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination, and (iv) with respect to 25% of such shares, until the earlier of the second anniversary of the consummation of the initial Business Combination or the first date at which the closing price of the Class A common stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination. Notwithstanding the foregoing, the transfer restrictions set forth in the immediately preceding sentence shall terminate upon the date following the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares. Notwithstanding the foregoing, in connection with an initial Business Combination, the initial holders may transfer, assign or sell their Founder Shares with the Company’s consent to any person or entity that agrees in writing to be bound by the transfer restrictions set forth above.

Promissory Note — Related Party

Emerald ESG Sponsor, LLC agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Public Offering. These loans were non-interest bearing, unsecured and were due at the earlier of June 30, 2022 or the closing of the Public Offering. The outstanding balance under the promissory note of $105,260 was repaid on December 27, 2021, and the promissory note was terminated and is no longer available to be drawn upon. As of December 31, 2023 and 2022, there were no amounts outstanding under the promissory note.

On January 13, 2023, the Sponsor agreed to loan the Company up to $1,500,000 (the “Promissory Note”). The note is non-interest bearing and all outstanding amounts under the Promissory Note will be due on the date on which the Company consummates a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Promissory Note; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Promissory Note, the unpaid amounts would be forgiven. No portion of the amounts outstanding under the Promissory Note may be converted into units at a price of $10.00 per unit, which would have been permissible as described in the prospectus filed in connection with the IPO. On October 16, 2023, the Company and the Lender amended the Promissory Note to increase the aggregate principal amount of the Promissory Note from $1,500,000 to $3,000,000. All other material terms of the Promissory Note remain in full force and effect. As of December 31, 2023 and 2022, there was $2,025,000 and $0 outstanding under the Promissory Note, respectively.

Related Party Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, the Company expects to repay such loaned amounts out of the proceeds of the Trust Account released to the Company. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. On January 13, 2023, the Sponsor agreed to loan the Company up to an aggregate principal amount of $3,000,000 pursuant to the Promissory Note (as amended on October 16, 2023) described above. At December 31, 2023 and 2022, $2,025,000 and $0 of such Working Capital Loans were outstanding, respectively.

FTAC EMERALD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Administrative Services Agreement

The Company has entered into an administrative services agreement as of the effective date of the registration statement for the Public Offering pursuant to which the Company will pay the Sponsor or its designee a total of $30,000 per month for office space, administrative and shared personnel support services. Upon completion of the Company’s initial Business Combination or its liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2023, the Company incurred $360,000 for the administrative support services. For the year ended December 31, 2022, the Company incurred and paid $360,000 for the administrative support services. As of December 31, 2023 and 2022, $286,451 and $16,451 of administrative support services was included in Due to related party in the accompanying balance sheets, respectively.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on December 15, 2021, the holders of the Founder Shares, Private Placement Units and units that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Units and units that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights, requiring the Company to register such securities and any other securities of the Company acquired by them prior to the consummation of a Business Combination for resale (in the case of the Founder Shares, only after conversion to the Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Warrant Amendments

The warrant agreement provides that the terms of the warrants may be amended without the consent of any stockholder or warrant holder to cure any ambiguity or correct any defective provision or to make any amendments that are necessary in the good faith determination of the board of directors of the Company (taking into account then existing market precedents) to allow for the warrants to continue to be classified as equity in the Company’s financial statements, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, the Company may amend the terms of the public warrants (i) in a manner adverse to a holder of public warrants if holders of at least 50% of the then outstanding public warrants approve of such amendment or (ii) to the extent necessary for the warrants in the good faith determination of the board of directors of the Company (taking into account then existing market precedents) to allow for the warrants to continue to be classified as equity in the Company’s financial statements without the consent of any stockholder or warrant holder. Although the Company’s ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period or decrease the number of shares of Class A common stock purchasable upon exercise of a warrant.

Underwriting Agreement

The underwriter earned a cash underwriting discount of two percent (2%) of the gross proceeds of the Public Offering and exercise of the over-allotment, or $4,973,868. Additionally, the underwriter was initially entitled to a deferred underwriting discount of 3.5% of the gross proceeds, or $8,704,270, of the Public Offering and exercise of

FTAC EMERALD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

the over-allotment upon the completion of the Company’s initial Business Combination. On October 18, 2023, the Company entered into an agreement with the underwriter in which the underwriter waived any entitlement it may have to the deferred underwriting discount in respect of any Business Combination. As a result, the Company recorded $8,704,270 to additional paid-in capital in relation to the waiver of the deferred underwriter fee in the accompanying balance sheets.

Financial Advisory Fee

The Company engaged Cohen & Company Capital Markets, a related party and a division of J.V.B. Financial Group, LLC (“CCM”), to provide financial advisory services in connection with the Public Offering. The Company paid CCM a fee in an amount equal to 0.3% of the aggregate proceeds of the Public Offering (excluding the proceeds of the exercise of the over-allotment option) net of underwriter’s expenses, which was paid to CCM upon the closing of the Public Offering.

The Company also intends to engage CCM as an advisor in connection with the Business Combination for which it will earn an advisory fee of 0.525% of the proceeds of the Public Offering (excluding the proceeds of the exercise of the over-allotment option) payable at closing of the Business Combination.

CCM will also be entitled to an advisory fee equal to 0.825% of the aggregate proceeds of the exercise of the over-allotment option, payable at the closing of the Business Combination. The underwriter had agreed to reimburse the Company for the fee to CCM as it becomes payable out of the underwriting commission. Accordingly, a reimbursement receivable and deferred advisory fee of $1,155,000 had been recorded. On October 18, 2023, the Company entered into an agreement with the underwriter in which the underwriter waived any entitlement it may have to the deferred underwriting discount in respect of any Business Combination. As a result, the Company reversed the reimbursement receivable and recognized $1,155,000 of advisory fee expenses in the accompanying statements of operations.

Non-redemption Agreements

Between September 7 and 15, 2023, the Company entered into non-redemption agreements with unaffiliated third parties in exchange for each such party agreeing not to redeem public shares in connection with the Meeting that was held on September 19, 2023. In exchange for the foregoing commitments not to redeem public shares, the Company has agreed to issue or cause to be issued an aggregate of 1,610,000 Class A Shares at the time of the Company’s initial business combination (“Investor Shares”). In addition, the Company has agreed that it will not utilize any funds from the Trust Account to pay any potential excise taxes that may become due pursuant to the IR Act upon a redemption of public shares, including in connection with the Charter Amendment, an initial business combination or liquidation of the Company. The Company evaluated the classification and accounting of the issuance of the Class A shares under ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”. The Company concluded that the monetary value of the obligation is a known and fixed amount at inception as the monetary value of the obligation will be defined and provided to each investor with the final number of Investor Shares stated in the non-redemption agreements. Therefore, the settlement terms of the non-redemption agreement (i.e., number of shares held by the Holder) is considered an input into a fixed-for-fixed contract and the shares issued will be recorded in equity. The Company estimated the aggregate fair value of the 1,610,000 Investor Shares attributable to the non-redeeming shareholders to be $708,400 or $0.44 per share. The fair value of the Investor Shares was recorded as an expense with a corresponding credit to additional paid-in capital.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At December 31, 2023 and 2022, there were no shares of preferred stock issued or outstanding.

FTAC EMERALD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

Class A Common Stock

The Company is authorized to issue 42,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. Following the Meeting on September 19, 2023, the Sponsor determined to convert all the outstanding shares of Class B common stock into shares of Class A common stock on a one-for-one basis (the “Class B Conversion”). Notwithstanding the Class B Conversion, the Sponsor, as well as the Company’s officers and directors, will not be entitled to receive any funds held in the Trust Account with respect to any shares of Class A common stock issued to such holders as a result of the Class B Conversion, and no additional amounts will be deposited into the Trust Account in respect of shares of Class A common stock held by the Sponsor. As of December 31, 2023 and 2022, there were 25,221,372 and 25,845,423 shares of Class A common stock issued and outstanding, respectively, of which 15,630,150 shares and 24,869,342 shares are subject to possible redemption, respectively, and thus classified as temporary equity.

Class B Common Stock

The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Class B common stock are entitled to one vote for each share. Holders of Class B common stock will vote on the election of directors prior to the consummation of a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law. Following the Meeting on September 19, 2023, the Sponsor determined to convert all of the outstanding shares of Class B common stock to shares of Class A common stock on a one-for-one basis. As of December 31, 2023 and 2022, there were no shares and 8,615,141 shares of Class B common stock issued and outstanding, respectively, of which 1,133,333 shares were subject to forfeiture as of December 31, 2021 to the extent that the underwriter’s over-allotment option was not exercised in full so that the Founder Shares will represent, on an as-converted basis, 25% of the Company’s issued and outstanding shares after the Public Offering. The underwriter subsequently provided notice of its election to partially exercise its over-allotment option, and the closing of the sale of the additional Units occurred on January 14, 2022. As a result of the underwriter exercising its over-allotment option in part, the Company’s initial holders forfeited 148,192 Founder Shares.

Warrants

As of both December 31, 2023 and 2022, there were 12,434,671 Public Warrants and 488,041 Private Placement Warrants issued and outstanding. Each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment as described herein, at any time commencing 30 days after the completion of the initial Business Combination. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants will expire at 5:00 p.m., New York City time on the warrant expiration date, which is five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. On the exercise of any warrant, the warrant exercise price will be paid directly to the Company and not placed in the Trust Account.

FTAC EMERALD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise for cash of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No warrant will be exercisable, and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualification requirements of the securities laws of the state of residence of the registered holder of the warrants. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants has not been declared effective by the end of 60 business days following the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition to the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•        if, and only if, the last sale price of the Class A common stock (or the closing bid price of the Class A common stock in the event the shares of Class A common stock are not traded on any specific trading day) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders.

FTAC EMERALD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 8. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets that are measured at fair value on December 31, 2023 and 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	December 31, 2023	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Asset:
Investments held in Trust Account	$165,653,149	$165,653,149	$—	$—
	December 31, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Asset:
Investments held in Trust Account	$254,251,750	$254,251,750	$—	$—

There were no transfers between Levels 1, 2 and 3 during the years ended December 31, 2023 and 2022.

NOTE 9. INCOME TAXES

The Company’s net deferred tax assets are as follows:

	December 31,
	2023	2022
Deferred tax asset
Organizational costs/Start-up costs	$1,253,839	$350,184
Federal net operating loss	—	—
Total deferred tax asset	1,253,839	350,184
Valuation allowance	(1,253,839)	(350,184)
Deferred tax asset, net of allowance	$—	$—

The income tax provision for the years ended December 31, 2023 and 2022 consists of the following:

	December 31,
	2023	2022
Federal
Current	$2,325,087	$726,410
Deferred	(903,665)	(329,186)
State
Current	$—	$—
Deferred	—	—
Change in valuation allowance	903,665	329,186
Income tax provision	$2,325,087	$726,410

FTAC EMERALD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 9. INCOME TAXES (cont.)

As of December 31, 2023 and 2022, the Company had a total of $0 of U.S. federal net operating loss carryovers available to offset future taxable income. The federal net operating loss can be carried forward indefinitely. As of December 31, 2023 and 2022, the Company did not have any state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2023, the change in the valuation allowance was $903,665. For the year ended December 31, 2022, the change in the valuation allowance was $329,186.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2023 and 2022 is as follows:

	December 31,
	2023	2022
Statutory federal income tax rate	21.00%	21.00%
Change in valuation allowance	13.35%	17.90%
Income tax provision	34.35%	38.90%

The Company files income tax returns in the U.S. federal jurisdiction, in various state and local jurisdictions and is subject to examination by the various taxing authorities, since inception.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet dates up to the date that the financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 3, 2024, the Company entered into a subscription agreement with Polar Multi-Strategy Master Fund (“Polar”), Emerald ESG Sponsor LLC (“ESG Sponsor”), Emerald ESG Advisors, LLC (“ESG Advisors”) and Emerald ESG Funding, LLC (“ESG Funding” and collectively with ESG Sponsor and ESG Advisors, the “Sponsors”), to cover working capital requirements of the Company and costs related to a possible extension of the Company’s trust liquidation date (the “Subscription Agreement”). Pursuant to the terms and subject to the conditions of the Subscription Agreement, Polar agreed to contribute up to $550,000 to ESG Funding (the “Capital Contribution”). An initial capital call of $350,000 took place within five (5) business days of the signing of the Subscription Agreement, and the Sponsors may request a second capital call of $200,000 within five (5) business days of April 1, 2024, subject to certain specified conditions.

The Capital Contribution shall be repaid to Polar by ESG Funding upon the Company’s closing of an initial business combination (the “Closing”). In consideration of the Capital Contribution, the Company has agreed to issue, or to cause the surviving entity following the Closing (the “Surviving Company”) to issue, 1.0 share of common stock of the Surviving Company (“Common Stock”) for each dollar of the Capital Contribution funded as of or prior to the Closing, which shares shall be subject to no transfer restrictions or any other lock-up provisions, earn outs, or other contingencies and shall be registered as part of any registration statement to be filed in connection with the Closing or, if no such registration statement is filed in connection with the Closing, pursuant to the first registration statement to be filed by the Company or the Surviving Company following the Closing. The Capital

FTAC EMERALD ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023 and 2022

NOTE 10. SUBSEQUENT EVENTS (cont.)

Contribution is non-interest bearing and shall be repaid by ESG Funding (upon receipt of funds from the Company) to, and at the election of, Polar (i) in Common Stock, at a rate of 1.0 share of Common Stock for each ten dollars ($10.00) of the Capital Contribution funded as of the Closing or (ii) in cash.

If the Company liquidates without consummating an initial business combination, any amounts remaining in the Sponsors’ or the Company’s cash accounts, not including the Company’s trust account, following repayment of all liabilities and wind-down expenses, will be paid promptly to Polar, up to the amount of the Capital Contribution funded. Upon certain events of default under the Subscription Agreement, the Company shall issue to Polar 0.1 shares of Common Stock (“Default Shares”) for each dollar of the Capital Contribution funded as of the date of such default, and for each month thereafter until such default is cured, subject to certain limitations provided for therein.

On January 19, 2024, the Company held a special meeting of its stockholders (the “January Meeting”). At the January Meeting, the Company’s stockholders approved (A) an amendment (the “January Charter Amendment”) to the Company’s Second Amended and Restated Certificate of Incorporation to extend the date by which the Company has to consummate its initial business combination from January 19, 2024 to December 20, 2024 (or such earlier date as determined by the Company’s Board of Directors); and (B) an amendment (the “January Trust Amendment”) to the Trust Agreement, to allow the trustee to liquidate the Trust Account established in connection with the Company’s initial public offering at such time as may be determined by the Company as set forth in the January Charter Amendment. The January Charter Amendment was filed with the Delaware Secretary of State on January 19, 2024, and in connection therewith, the Company entered into the January Trust Amendment to extend the term of the Trust Agreement.

In connection with the approval and implementation of the January Charter Amendment, the holders of 10,872,266 publicly outstanding shares of Class A common stock of the Company (“Public Shares”) exercised their right to redeem their shares for cash at a redemption price of $10.6224 per share, for an aggregate redemption amount of approximately $115,489,643. Following such redemptions, 4,757,884 Public Shares remain outstanding.

Between January 9 and 17, 2024, the Company entered into non-redemption agreements with unaffiliated third parties in exchange for each such party agreeing not to redeem Public Shares in connection with the January Meeting. In exchange for the foregoing commitments not to redeem Public Shares, the Company has agreed to issue or cause to be issued an aggregate of 1,137,500 Class A Shares at the time of the Company’s initial business combination.

FTAC EMERALD ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash	$20,439	$29,844
Prepaid expenses	114,312	192,712
Prepaid income taxes	25,134	83,503
Total current assets	159,885	306,059

Investments held in Trust Account	51,996,271	165,653,149
Total assets	$52,156,156	$165,959,208

Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$289,103	$114,659
Due to related party	556,451	286,451
Excise tax payable	2,122,813	967,916
Promissory note, net of discount	438,501	—
Related party loans	3,000,000	2,025,000
Total current liabilities	6,406,868	3,394,026

Deferred advisory fee	1,155,000	1,155,000
Total liabilities	7,561,868	4,549,026

Commitments and Contingencies
Class A common stock subject to possible redemption, $0.0001 par value; 4,757,884 and 15,630,150 issued and outstanding shares at a redemption value of $10.96 and $10.60 per share as of September 30, 2024 and December 31, 2023, respectively	51,996,271	165,721,882

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of September 30, 2024 and December 31, 2023	—	—
Class A common stock, $0.0001 par value; 42,000,000 shares authorized; 9,591,222 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively (net of 4,757,884 and 15,630,150 shares subject to possible redemption as of September 30, 2024 and December 31, 2023, respectively)	959	959
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; none issued or outstanding as of September 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	6,493,705	6,984,216
Accumulated deficit	(13,896,647)	(11,296,875)
Total stockholders’ deficit	(7,401,983)	(4,311,700)
Total Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$52,156,156	$165,959,208

The accompanying notes are an integral part of the unaudited condensed financial statements.

FTAC EMERALD ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
General and administrative expenses	$801,420	$683,551	$2,154,179	$2,250,994
Loss from operations	(801,420)	(683,551)	(2,154,179)	(2,250,994)

Other income (expense):
Interest income earned on investments held in Trust Account	668,748	3,278,712	2,353,695	9,027,924
Interest expense	(128,012)	—	(323,197)	—
Non-redemption agreement expense	—	(708,400)	(838,825)	(708,400)
Total other income, net	540,736	2,570,312	1,191,673	8,319,524

(Loss) Income before provision for income taxes	(260,684)	1,886,761	(962,506)	6,068,530
Provision for income taxes	(136,342)	(680,171)	(482,369)	(1,866,506)
Net (loss) income	$(397,026)	$1,206,590	$(1,444,875)	$4,202,024

Basic and diluted weighted average shares outstanding, Class A common stock	14,349,106	26,386,023	15,182,382	26,026,286
Basic and diluted net (loss) income per common stock, Class A common stock	$(0.03)	$0.04	$(0.10)	$0.12

Basic and diluted weighted average shares outstanding, Class B common stock	—	7,668,422	—	8,298,408
Basic and diluted net income per common stock, Class B common stock	$—	$0.04	$—	$0.12

The accompanying notes are an integral part of the unaudited condensed financial statements.

FTAC EMERALD ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2023	9,591,222	$959	—	$—	$6,984,216	$(11,296,875)	$(4,311,700)
Accretion of common stock subject to possible redemption	—	—	—	—	(792,603)	—	(792,603)
Contribution from the Sponsor	—	—	—	—	838,825	—	838,825
Discount on note payable related to subscription shares	—	—	—	—	276,625	—	276,625
Excise taxes on stock redemption	—	—	—	—	—	(1,154,897)	(1,154,897)
Net loss	—	—	—	—	—	(824,042)	(824,042)
Balance as of March 31, 2024 (Unaudited)	9,591,222	$959	—	$—	$7,307,063	$(13,275,814)	$(5,967,792)
Accretion of common stock subject to possible redemption	—	—	—	—	(453,677)	—	(453,677)
Discount on note payable related to subscription shares	—	—	—	—	158,071	—	158,071
Net loss	—	—	—	—	—	(223,807)	(223,807)
Balance as of June 30, 2024 (Unaudited)	9,591,222	$959	—	$—	$7,011,457	$(13,499,621)	$(6,487,205)
Accretion of common stock subject to possible redemption	—	—	—	—	(517,752)	—	(517,752)
Net loss	—	—	—	—	—	(397,026)	(397,026)
Balance as of September 30, 2024 (Unaudited)	9,591,222	$959	—	$—	$6,493,705	$(13,896,647)	$(7,401,983)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2023	976,081	$98	8,615,141	$861	$—	$(8,501,776)	$(8,500,817)
Accretion of common stock subject to possible redemption	—	—	—	—	—	(2,048,355)	(2,048,355)
Net income	—	—	—	—	—	1,267,859	1,267,859
Balance as of March 31, 2023 (Unaudited)	976,081	98	8,615,141	861	—	(9,282,272)	(9,281,313)
Accretion of common stock subject to possible redemption	—	—	—	—	—	(2,372,121)	(2,372,121)
Net income	—	—	—	—	—	1,727,575	1,727,575
Balance as of June 30, 2023 (Unaudited)	976,081	$98	8,615,141	$861	$—	$(9,926,818)	$(9,925,859)
Accretion of common stock subject to possible redemption	—	—	—	—	—	(2,558,741)	(2,558,741)
Excise tax on stock redemption						(967,916)	(967,916)
Conversion of Class B common stock to Class A common stock	8,615,141	861	(8,615,141)	(861)	—	—	—
Contribution for non-redemption agreements						708,400	(708,400)
Net income	—	—	—	—	—	1,206,590	1,206,590
Balance as of September 30, 2023 (Unaudited)	9,591,222	$959	—	$—	$—	$(11,538,485)	$(11,537,526)

The accompanying notes are an integral part of the unaudited condensed financial statements.

FTAC EMERALD ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
	2024	2023
Cash Flows from Operating Activities:
Net (loss) income	$(1,444,875)	$4,202,024
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest income earned on investments held in trust account	(2,353,695)	(9,027,924)
Non-redemption agreement expense	838,825	708,400
Interest expense	323,197	—
Changes in operating assets and liabilities:
Prepaid expenses	78,400	152,849
Prepaid income taxes	58,369	(51,084)
Due to related party	270,000	—
Accounts payable and accrued expenses	174,444	335,969
Income tax payable	—	(359,410)
Net cash used in operating activities	(2,055,335)	(4,039,176)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account in connection with redemption	115,489,643	96,791,644
Cash withdrawn from Trust Account to pay franchise and income taxes	520,930	2,492,046
Net cash provided by investing activities	116,010,573	99,283,690

Cash Flows from Financing Activities:
Proceeds from promissory note	550,000	—
Proceeds from related party loans	975,000	1,500,000
Redemption of common stock	(115,489,643)	(96,791,644)
Net cash used in financing activities	(113,964,643)	(95,291,644)

Net Change in Cash	(9,405)	(47,130)
Cash – Beginning of period	29,844	72,753
Cash – End of period	$20,439	$25,623

Supplemental disclosure of noncash investing and financing activities:
Cash paid for income taxes	$424,000	$2,277,000
Excise tax on stock redemption	$1,154,897	$967,916

The accompanying notes are an integral part of the unaudited condensed financial statements.

FTAC EMERALD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)

NOTE 1. ORGANIZATION AND BUSINESS OPERATIONS

FTAC Emerald Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on February 19, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company may pursue an initial Business Combination target in any business or industry.

As of September 30, 2024, the Company had not commenced any operations. All activity for the period from February 19, 2021 (inception) through September 30, 2024 relates to the Company’s formation, the Public Offering (the “Public Offering” or “IPO”), and efforts in identifying a target to consummate an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Public Offering placed in the Trust Account.

The Company’s Sponsors are Emerald ESG Sponsor, LLC, a Delaware limited liability company, and Emerald ESG Advisors, LLC, a Delaware limited liability company (collectively, the “Sponsor”).

The registration statement for the Company’s Public Offering was declared effective on December 15, 2021 (the “Effective Date”). On December 20, 2021, the Company consummated its Public Offering of 22,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “public shares”) at $10.00 per Unit, which is discussed in Note 3, and the sale of 890,000 placement units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, which is discussed in Note 4 (“Private Placement”).

The underwriter of the Company’s IPO subsequently provided notice of its election to partially exercise its over-allotment option, and the closing of the issuance and sale of the additional Units (the “Over-Allotment Option Units”) occurred on January 14, 2022. A total aggregate issuance by the Company of 2,869,342 Over-Allotment Option Units at a price of $10.00 per Over-Allotment Option Unit resulted in total gross proceeds of $28,693,420 to the Company.

Simultaneously with the issuance and sale of the Over-Allotment Option Units, the Company consummated the private sale of an additional 86,081 Private Placement Units (the “Additional Private Placement Units”) at a price of $10.00 per Additional Private Placement Unit to the Sponsor, generating gross proceeds of $860,810.

Transaction costs related to the IPO and over-allotment amounted to $14,181,568, consisting of $4,973,868 of underwriting commissions, $8,704,270 in deferred underwriting fees, and $503,430 of other offering costs.

The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete an initial Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the Public Offering, the partial exercise of the over-allotment option, and the sale of the Private Placement Units, a total of $251,180,354 ($10.10 per Unit) was initially placed in a Trust Account (“Trust Account”). The proceeds are invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except for any interest income released to the Company to pay franchise and income taxes and up to $100,000 of interest to pay dissolution expenses, none of the funds held in trust will be released from the Trust Account until the earlier of (i) the consummation of the initial Business Combination;

FTAC EMERALD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)

NOTE 1. ORGANIZATION AND BUSINESS OPERATIONS (cont.)

(ii) the redemption of the public shares if the Company is unable to consummate a Business Combination by December 20, 2024 (the “Completion Window”); or (iii) the redemption of any public shares properly tendered in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to provide for the redemption of the public shares in connection with an initial Business Combination or to redeem 100% of the public shares if the Company has not consummated the initial Business Combination within the Completion Window, or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the public stockholders.

On September 19, 2023, the Company held a special meeting of its stockholders (the “Meeting”) at which the Company’s stockholders approved (A) an amendment (the “Charter Amendment”) to the Company’s Second Amended and Restated Certificate of Incorporation to extend the date by which the Company has to consummate its initial business combination from September 20, 2023 to January 19, 2024 (or such earlier date as determined by the Company’s Board of Directors); and (B) an amendment (the “Trust Amendment”) to the Company’s Investment Management Trust Agreement dated December 15, 2021, with Continental Stock Transfer & Trust Company, as trustee (the “Trust Agreement”), to allow the trustee to liquidate the Trust Account established in connection with the IPO at such time as may be determined by the Company as set forth in the Charter Amendment. In connection with the Meeting the holders of 9,239,192 shares of redeemable Class A common stock exercised their right to redeem their shares for cash at a redemption price of approximately $10.4762 per share, for an aggregate redemption amount of approximately $96,791,644. Following the redemptions, 15,630,150 shares of redeemable Class A common stock remained outstanding.

Between September 7 and 15, 2023, the Company entered into non-redemption agreements with unaffiliated third parties in exchange for each such party agreeing not to redeem public shares in connection with the Meeting. In exchange for the foregoing commitments not to redeem public shares, the Company has agreed to issue or cause to be issued an aggregate of 1,610,000 shares of Class A common stock at the time of the Company’s initial business combination (“Investor Shares”).

On January 19, 2024, the Company held a special meeting of its stockholders (the “January Meeting”) at which the Company’s stockholders approved (A) an amendment (the “January Charter Amendment”) to the Company’s Second Amended and Restated Certificate of Incorporation to extend the date by which the Company has to consummate its initial business combination from January 19, 2024 to December 20, 2024 (or such earlier date as determined by the Company’s Board of Directors); and (B) an amendment (the “January Trust Amendment”) to the Trust Agreement to allow the trustee to liquidate the Trust Account established in connection with the IPO at such time as may be determined by the Company as set forth in the January Charter Amendment. In connection with the January Meeting the holders of 10,872,266 shares of redeemable Class A common stock exercised their right to redeem their shares for cash at a redemption price of approximately $10.6224 per share, for an aggregate redemption amount of approximately $115,489,643. Following the redemptions, 4,757,884 shares of redeemable Class A common stock remain outstanding.

Between January 9 and 17, 2024, the Company entered into non-redemption agreements with unaffiliated third parties in exchange for each such party agreeing not to redeem public shares in connection with the January Meeting. In exchange for the foregoing commitments not to redeem public shares, the Company has agreed to issue or cause to be issued an aggregate of 1,112,500 Investor Shares. In addition, the Company has agreed that it will not utilize any funds from the Trust Account to pay any potential excise taxes that may become due pursuant to the IR Act (as defined below) upon a redemption of public shares, including in connection with the January Charter Amendment, an initial business combination or liquidation of the Company.

On June 28, 2024, the Company’s securities were transferred to the Nasdaq Capital Market at the opening of business.

FTAC EMERALD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)

NOTE 1. ORGANIZATION AND BUSINESS OPERATIONS (cont.)

On July 24, 2024, the Company and Fold, Inc. (“Fold”) announced that they have entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, EMLD Merger Sub Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), and Fold, pursuant to which, among other things, Merger Sub will be merged with and into Fold with Fold surviving the merger as a wholly-owned subsidiary of the Company (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”) (Note 6).

Liquidity and Going Concern

As of September 30, 2024, the Company had $20,439 in cash and a working capital deficit of $6,159,733. Prior to the completion of the Company’s IPO, the Company’s liquidity needs had been satisfied through a capital contribution from the Sponsor of $25,000 and a loan to the Company of up to $300,000 by the Company’s Sponsor under an unsecured promissory note. The outstanding balance under the promissory note of $105,260 was repaid on December 27, 2021, and the promissory note was terminated.

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, the Company expects to repay such loaned amounts out of the proceeds of the Trust Account released to it. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. As of September 30, 2024 and December 31, 2023, $3,000,000 and $2,025,000 of Working Capital Loans were outstanding, respectively.

On January 13, 2023, the Sponsor agreed to loan the Company up to $1,500,000 (the “Promissory Note”). The Promissory Note is non-interest bearing and all outstanding amounts under the Promissory Note will be due on the date on which the Company consummates a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Promissory Note; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Promissory Note, the unpaid amounts would be forgiven. No portion of the amounts outstanding under the Promissory Note may be converted into units at a price of $10.00 per unit, which would have been permissible as described in the prospectus filed in connection with the IPO. On October 16, 2023, the Company and the Lender amended the Promissory Note to increase the aggregate principal amount of the Promissory Note from $1,500,000 to $3,000,000. All other material terms of the Promissory Note remain in full force and effect. As of September 30, 2024 and December 31, 2023, there was $3,000,000 and $2,025,000 outstanding under the Promissory Note, respectively.

The Company will need to raise additional capital through loans or additional investments from the Initial Stockholders or its officers, directors or their affiliates. The Initial Stockholders and the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until December 20, 2024 to consummate a Business Combination. It is uncertain whether the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory

FTAC EMERALD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)

NOTE 1. ORGANIZATION AND BUSINESS OPERATIONS (cont.)

liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management intends to consummate a Business Combination prior to December 20, 2024. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 20, 2024.

Subscription Agreement

On January 3, 2024, the Company entered into a subscription agreement with Polar Multi-Strategy Master Fund (“Polar”), Emerald ESG Sponsor, LLC (“ESG Sponsor”), Emerald ESG Advisors, LLC (“ESG Advisors”) and Emerald ESG Funding, LLC (“ESG Funding” and collectively with ESG Sponsor and ESG Advisors, the “Sponsors”), to cover working capital requirements of the Company and costs related to a possible extension of the Company’s trust liquidation date (the “Subscription Agreement”). Pursuant to the terms and subject to the conditions of the Subscription Agreement, Polar agreed to contribute up to $550,000 to ESG Funding (the “Capital Contribution”). An initial capital call of $350,000 took place within five (5) business days of the signing of the Subscription Agreement, and a second capital call of $200,000 took place on April 2, 2024.

The Capital Contribution shall be repaid to Polar by ESG Funding upon the Company’s closing of an initial business combination (the “Closing”). In consideration of the Capital Contribution, the Company has agreed to issue, or to cause the surviving entity following the Closing (the “Surviving Company”) to issue, 1.0 share of common stock of the Surviving Company (“Common Stock”) for each dollar of the Capital Contribution funded as of or prior to the Closing, which shares shall be subject to no transfer restrictions or any other lock-up provisions, earn outs, or other contingencies and shall be registered as part of any registration statement to be filed in connection with the Closing or, if no such registration statement is filed in connection with the Closing, pursuant to the first registration statement to be filed by the Company or the Surviving Company following the Closing. The Capital Contribution is non-interest bearing and shall be repaid by ESG Funding (upon receipt of funds from the Company) to, and at the election of, Polar (i) in Common Stock, at a rate of 1.0 share of Common Stock for each ten dollars ($10.00) of the Capital Contribution funded as of the Closing or (ii) in cash.

If the Company liquidates without consummating an initial business combination, any amounts remaining in the Sponsors’ or the Company’s cash accounts, not including the Company’s Trust Account, following repayment of all liabilities and wind-down expenses, will be paid promptly to Polar, up to the amount of the Capital Contribution funded. Upon certain events of default under the Subscription Agreement, the Company shall issue to Polar 0.1 shares of Common Stock (“Default Shares”) for each dollar of the Capital Contribution funded as of the date of such default, and for each month thereafter until such default is cured, subject to certain limitations provided for therein.

As of September 30, 2024 and December 31, 2023, $550,000 and $0 was outstanding on the promissory note, gross of the discount, under the subscription agreement, respectively.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of

FTAC EMERALD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2023, as filed with the SEC on March 26, 2024. The interim results for the three and nine months ended September 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024, or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

As of September 30, 2024 and December 31, 2023, the Company had $20,439 and $29,844 in cash, respectively. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2024 and December 31, 2023.

FTAC EMERALD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Investments Held in Trust Account

As of September 30, 2024 and December 31, 2023, the Company had $51,996,271 and $165,653,149 in investments held in the Trust Account invested in BLF Treasury Trust Fund. Net proceeds of the sale of the Units in the Public Offering and the sale of the Private Placement Units were placed in the Trust Account which will only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

Net (Loss) Income Per Common Stock

The Company historically had two classes of shares, which are referred to as Class A common stock and Class B common stock. Earnings and losses are shared pro rata between the two classes of shares. The Company has not considered the effect of the warrants sold in the Public Offering and the Private Placement to purchase an aggregate of 12,922,712 shares of its Class A common stock in the calculation of diluted net (loss) income per share, since their exercise is contingent upon future events. As a result, diluted net (loss) income per share of common stock is the same as basic net (loss) income per share of common stock. The redemption feature for the common shares equals fair value, and therefore does not create a different class of shares or require an adjustment to the earnings per share calculation. The redemption at fair value does not represent an economic benefit to the holders that is different from what is received by other stockholders, because the shares could be sold on the open market. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates the fair value. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per share for each class of common stock:

	For the Three Months Ended September 30				For the Nine Months Ended September 30
	2024		2023		2024		2023
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per share of common stock:
Numerator:
Allocation of net (loss) income	$(397,026)	$—	$934,889	$271,701	$(1,444,875)	$—	$3,186,134	$1,015,890
Denominator:
Weighted-average shares outstanding	14,349,106	—	26,386,023	7,668,422	15,182,382	—	26,026,286	8,298,408
Basic and diluted net (loss) income per common stock	$(0.03)	$—	$0.04	$0.04	$(0.10)	$—	$0.12	$0.12

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are within the control of the holder or subject to possible redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ deficit. The Company’s Class A common stock sold in the IPO and over-allotment features certain redemption rights that are considered to be outside of the Company’s control and subject to the

FTAC EMERALD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

occurrence of uncertain future events. Accordingly, as of September 30, 2024 and December 31, 2023, 4,757,884 and 15,630,150 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed balance sheets, respectively.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to their short-term nature.

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Warrant Classification

The Company accounts for the warrants issued in connection with the Public Offering and the Private Placement in accordance with the guidance contained in ASC 815-40 under which the warrants meet the criteria for equity treatment and are recorded as equity.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of September 30, 2024 and December 31, 2023, the Company’s deferred tax assets had a full valuation allowance recorded against it. The Company’s effective tax rate was 52.3% and 50.12% for the three and nine months ended September 30, 2024, respectively, and (26.21)% and (27.54)% for the three and nine months ended September 30, 2023. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2024 and 2023, due to changes in the valuation allowance on the deferred tax assets and merger and acquisition expenses.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s condensed financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to

FTAC EMERALD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition.

Recent Accounting Standards

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial Business Combination.

FTAC EMERALD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension vote or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

On September 19, 2023, in connection with the approval of the Charter Amendment at the Meeting, the Company’s stockholders exercised their right to redeem 9,239,192 shares for a total of $96,791,644. On January 19, 2024, in connection with the approval of the January Charter Amendment at the January Meeting, the Company’s stockholders exercised their right to redeem 10,872,266 shares for a total of $115,489,643. The Company evaluated the classification and accounting of the stock redemptions under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset, or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated the current status and probability of completing a Business Combination as of September 30, 2024, and concluded that it is probable that a contingent liability should be recorded. As of September 30, 2024, the Company recorded $2,122,813 of excise tax liability calculated as 1% of shares redeemed on September 19, 2023 and 1% of the shares redeemed on January 19, 2024.

On October 31, 2024, the Company filed its 2023 Excise tax return and paid the excise tax of $967,916 related to the share redemptions that occurred during the period from January 1, 2023 to December 31, 2023.

NOTE 3. INITIAL PUBLIC OFFERING

On December 20, 2021, the Company consummated its IPO of 22,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (the “Public Warrants”). On January 11, 2022, the underwriter partially exercised its over-allotment option, resulting in the sale on January 14, 2022 of an additional 2,869,342 Units.

All the shares of Class A common stock sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s certificate of incorporation. In accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity,” and with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent deficit.

FTAC EMERALD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)

NOTE 3. INITIAL PUBLIC OFFERING (cont.)

As of September 30, 2024 and December 31, 2023, the common stock subject to possible redemption reflected on the condensed balance sheets is reconciled in the following table:

Gross proceeds, including over-allotment	$248,693,420
Less:
Proceeds allocated to Public Warrants	(8,264,360)
Class A common stock issuance costs	(13,734,146)
Plus:
Accretion of carrying value to redemption value	27,119,341
Class A common stock subject to possible redemption, December 31, 2022	253,814,255
Less:
Redemption of shares	(96,791,644)
Plus:
Accretion of carrying value to redemption value	8,699,271
Class A common stock subject to possible redemption, December 31, 2023	$165,721,882
Less:
Redemption of shares	(115,489,643)
Plus:
Accretion of carrying value to redemption value	1,764,032
Class A common stock subject to possible redemption, September 30, 2024 (unaudited)	$51,996,271

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Public Offering, the Sponsor purchased an aggregate of 890,000 Private Placement Units for a purchase price of $8,900,000, or $10.00 per unit, in a private placement. Additionally, concurrently with the partial exercise of the over-allotment option by the underwriter, the Company issued to the Sponsor 86,081 Private Placement Units at a price of $10.00 per Private Placement Unit for total proceeds of $860,810. Each Private Placement Unit consists of one share of Class A common stock and one-half of one Warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50, subject to adjustment.

The Private Placement Warrants are identical to the warrants sold in the Public Offering, except that if held by the Sponsor or its permitted transferees, they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of the initial Business Combination. There will be no redemption rights or liquidating distributions with respect to the Founder Shares (defined below), placement shares or warrants, which will expire worthless if the Company does not complete an initial Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On June 2, 2021, the Sponsor purchased 7,992,750 shares of Class B common stock for an aggregate purchase price of $25,000, and on October 14, 2021, the Company effected a 1.1014-for-1.0 stock split, so that the Sponsor owned an aggregate of 8,803,333 shares of Class B common stock (the “Founder Shares”). On November 12, 2021, the Company effected a 0.9955-for-1.0 stock split, so that the Sponsor owned an aggregate of 8,763,333 Founder Shares. All shares and related amounts have been retroactively adjusted to reflect the split (see Note 7). The number of Founder Shares outstanding was determined based on the expectation that the total size of the Public Offering would be a maximum of 25,300,000 Units if the underwriter’s over-allotment option was exercised in full, and

FTAC EMERALD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

therefore that such Founder Shares would represent 25% of the outstanding shares after the Public Offering. In connection with the partial exercise of the underwriter’s over-allotment option, 148,192 shares of Class B common stock were forfeited. On September 19, 2023, the Company held the Meeting where the Company’s stockholders approved an amendment to extend the date by which the Company has to consummate its initial business combination from September 20, 2023 to January 19, 2024. Following the Meeting, the Sponsor, as the holder of 100% of the Founder Shares, determined to convert all the outstanding Founder Shares into shares of Class A common stock, on a one-for-one basis.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares (i) with respect to 25% of such shares, until consummation of the initial Business Combination, (ii) with respect to 25% of such shares, until the earlier of the second anniversary of the consummation of the initial Business Combination or the first date at which the closing price of the Class A common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination, (iii) with respect to 25% of such shares, until the earlier of the second anniversary of the consummation of the initial Business Combination or the first date at which the closing price of the Class A common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination, and (iv) with respect to 25% of such shares, until the earlier of the second anniversary of the consummation of the initial Business Combination or the first date at which the closing price of the Class A common stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of the initial Business Combination. Notwithstanding the foregoing, the transfer restrictions set forth in the immediately preceding sentence shall terminate upon the date following the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares. Notwithstanding the foregoing, in connection with an initial Business Combination, the initial holders may transfer, assign or sell their Founder Shares with the Company’s consent to any person or entity that agrees in writing to be bound by the transfer restrictions set forth above.

Promissory Note — Related Party

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, the Company expects to repay such loaned amounts out of the proceeds of the Trust Account released to the Company. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts.

Emerald ESG Sponsor, LLC agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Public Offering. These loans were non-interest bearing, unsecured and were due at the earlier of June 30, 2022 or the closing of the Public Offering. The outstanding balance under the promissory note of $105,260 was repaid on December 27, 2021, and the promissory note was terminated and is no longer available to be drawn upon. As of September 30, 2024 and December 31, 2023, there were no amounts outstanding under the promissory note.

On January 13, 2023, the Sponsor agreed to loan the Company up to $1,500,000 (the “Promissory Note”). The note is non-interest bearing and all outstanding amounts under the Promissory Note will be due on the date on which the Company consummates a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Promissory Note; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient

FTAC EMERALD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

to repay the Promissory Note, the unpaid amounts would be forgiven. No portion of the amounts outstanding under the Promissory Note may be converted into units at a price of $10.00 per unit, which would have been permissible as described in the prospectus filed in connection with the IPO. On October 16, 2023, the Company and the Lender amended the Promissory Note to increase the aggregate principal amount of the Promissory Note from $1,500,000 to $3,000,000. All other material terms of the Promissory Note remain in full force and effect. As of September 30, 2024 and December 31, 2023, there was $3,000,000 and $2,025,000 outstanding under the Promissory Note, respectively.

Administrative Services Agreement

The Company has entered into an administrative services agreement as of the effective date of the registration statement for the Public Offering pursuant to which the Company will pay the Sponsor or its designee a total of $30,000 per month for office space, administrative and shared personnel support services. Upon completion of the Company’s initial Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three and nine months ended September 30, 2024 the Company incurred $90,000 and $270,000 for the administrative support services, respectively. For the three and nine months ended September 30, 2023, the Company incurred $90,000 and $270,000, respectively, for the administrative support services. As of September 30, 2024 and December 31, 2023, $556,451 and $286,451 of administrative support services was included in due to related party in the accompanying condensed balance sheets, respectively.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on December 15, 2021, the holders of the Founder Shares, Private Placement Units and units that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Units and units that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights, requiring the Company to register such securities and any other securities of the Company acquired by them prior to the consummation of a Business Combination for resale (in the case of the Founder Shares, only after conversion to the Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Warrant Amendments

The warrant agreement provides that the terms of the warrants may be amended without the consent of any stockholder or warrant holder to cure any ambiguity or correct any defective provision or to make any amendments that are necessary in the good faith determination of the board of directors of the Company (taking into account then existing market precedents) to allow for the warrants to continue to be classified as equity in the Company’s condensed financial statements, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, the Company may amend the terms of the Public Warrants (i) in a manner adverse to a holder of Public Warrants if holders of at least 50% of the then outstanding Public Warrants approve of such amendment or (ii) to the extent necessary for the warrants in the good faith determination of the board of directors of the Company (taking into account then existing market precedents) to allow for the warrants to continue to be classified as equity in the Company’s condensed financial statements without the consent of any stockholder or warrant holder. Although the

FTAC EMERALD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Company’s ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period or decrease the number of shares of Class A common stock purchasable upon exercise of a warrant.

Underwriting Agreement

The underwriter earned a cash underwriting discount of two percent (2%) of the gross proceeds of the Public Offering and exercise of the over-allotment, or $4,973,868. Additionally, the underwriter was initially entitled to a deferred underwriting discount of 3.5% of the gross proceeds, or $8,704,270, of the Public Offering and exercise of the over-allotment upon the completion of the Company’s initial Business Combination. On October 18, 2023, the Company entered into an agreement with the underwriter in which the underwriter waived any entitlement it may have to the deferred underwriting discount in respect of any Business Combination. As a result, the Company recorded $8,704,270 to additional paid-in capital in relation to the waiver of the deferred underwriter fee in the accompanying condensed balance sheets.

Financial Advisory Fee

The Company engaged Cohen & Company Capital Markets, a related party and a division of J.V.B. Financial Group, LLC (“CCM”), to provide financial advisory services in connection with the Public Offering. The Company paid CCM a fee in an amount equal to 0.3% of the aggregate proceeds of the Public Offering (excluding the proceeds of the exercise of the over-allotment option) net of underwriter’s expenses, which was paid to CCM upon the closing of the Public Offering.

The Company also intends to engage CCM as an advisor in connection with the Business Combination for which it will earn an advisory fee of 0.525% of the proceeds of the Public Offering (excluding the proceeds of the exercise of the over-allotment option) payable at closing of the Business Combination.

CCM will also be entitled to an advisory fee equal to 0.825% of the aggregate proceeds of the exercise of the over-allotment option, payable at the closing of the Business Combination. The underwriter had agreed to reimburse the Company for the fee to CCM as it becomes payable out of the underwriting commission. Accordingly, a reimbursement receivable and deferred advisory fee of $1,155,000 had been recorded. On October 18, 2023, the Company entered into an agreement with the underwriter in which the underwriter waived any entitlement it may have to the deferred underwriting discount in respect of any Business Combination. As a result, the Company reversed the reimbursement receivable and recognized $1,155,000 of advisory fee expenses as of December 31, 2023.

Non-redemption Agreements

Between September 7 and 15, 2023, the Company entered into non-redemption agreements with unaffiliated third parties in exchange for each such party agreeing not to redeem public shares in connection with the Meeting that was held on September 19, 2023. In exchange for the foregoing commitments not to redeem public shares, the Company has agreed to issue or cause to be issued an aggregate of 1,610,000 Class A Shares at the time of the Company’s initial business combination (“Investor Shares”). In addition, the Company has agreed that it will not utilize any funds from the Trust Account to pay any potential excise taxes that may become due pursuant to the IR Act upon a redemption of public shares, including in connection with the Charter Amendment, an initial business combination or liquidation of the Company. The Company evaluated the classification and accounting of the issuance of the Investor Shares under ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”. The Company concluded that the monetary value of the obligation is a known and fixed amount at inception as the monetary value of the obligation will be defined and provided to each investor with the final number of Investor Shares stated in the non-redemption agreements. Therefore, the settlement terms of the

FTAC EMERALD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

non-redemption agreement (i.e., number of shares held by the holder) is considered an input into a fixed-for-fixed contract and the shares issued will be recorded in equity. The Company estimated the aggregate fair value of the 1,610,000 Investor Shares attributable to the non-redeeming shareholders to be $708,400 or $0.44 per share. The fair value of the Investor Shares was recorded as an expense with a corresponding credit to additional paid-in capital. The fair value was determined based on an application of a binomial/lattice model which is considered to be a Level 3 fair value measurement.

The key inputs into the binomial/lattice model for the Investor Shares were as follows at September 30, 2023:

Input	September 30, 2023
Risk-free interest rate	4.6%
Term (in years)	5.1
Volatility	10.0%
Exercise price	$11.50
Asset Price	$10.46

On January 17, 2024, the Company entered into non-redemption agreements with unaffiliated third parties in exchange for each such party agreeing not to redeem public shares in connection with the January Meeting that was held on January 19, 2024. In exchange for the foregoing commitments not to redeem public shares, the Company has agreed to issue or cause to be issued an aggregate of 1,112,500 Investor Shares. In addition, the Company has agreed that it will not utilize any funds from the Trust Account to pay any potential excise taxes that may become due pursuant to the IR Act upon a redemption of public shares, including in connection with the January Charter Amendment, an initial business combination or liquidation of the Company. The Company evaluated the classification and accounting of the issuance of the Investor Shares under ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”. The Company concluded that the monetary value of the obligation is a known and fixed amount at inception as the monetary value of the obligation will be defined and provided to each investor with the final number of Investor Shares stated in the non-redemption agreements. Therefore, the settlement terms of the non-redemption agreement (i.e., number of shares held by the holder) is considered an input into a fixed-for-fixed contract and the shares issued will be recorded in equity. The Company estimated the aggregate fair value of the 1,112,500 Investor Shares attributable to the non-redeeming shareholders to be $838,825 or $0.754 per share. The fair value of the Investor Shares was recorded as an expense with a corresponding credit to additional paid-in capital. The fair value was determined using the standard closed-form Black Scholes model which is considered to be a Level 3 fair value measurement.

The key inputs into the Black Scholes model for the Investor Shares were as follows at January 3, 2024:

Input	January 3, 2024
Risk-free interest rate	3.90%
Term (in years)	5.0
Probability of de-SPAC	20.0%
Exercise price	$11.50
Public Warrant Price	$0.053

Subscription Agreement

The Company evaluated the accounting for the Subscription Agreement under ASC 480 “Distinguishing Liabilities from Equity”. The Company concluded that the subscription shares to be issued as part of the bundled transaction are classified and accounted for as equity. Therefore, the proceeds are required to be allocated based on

FTAC EMERALD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

the relative fair values of the base instrument of the investment amount and the Common Stock in accordance with the guidance in ASC 470 “Debt.” At September 30, 2024 and December 31, 2023, $550,000 and $0 were outstanding under the promissory note of the subscription agreement, respectively.

On April 2, 2024 and January 2, 2024, Polar contributed a $200,000 Capital Contribution and a $350,000 Capital Contribution, respectively, pursuant to the Subscription Agreement.

The table below summarizes the outstanding promissory note under the Subscription Agreement as of September 30, 2024:

Principal value of promissory note January 13, 2024	$350,000
Principal value of promissory note April 2, 2024	200,000
Debt discount, net of amortization	(111,499)
Promissory note, net of discount	$438,501

Merger Agreement

On July 24, 2024, the Company and Fold, Inc. announced that they have entered into an Agreement and Plan of Merger by and among the Company, EMLD Merger Sub Inc., a wholly-owned subsidiary of the Company, and Fold, pursuant to which, among other things, Merger Sub will be merged with and into Fold with Fold surviving the merger as a wholly-owned subsidiary of the Company.

As a result of the Transactions, Fold will become a subsidiary of the Company, with the former stockholders of Fold becoming stockholders of the Company.

Consideration

The aggregate consideration to be paid in the Transactions will consist of shares of the Company’s Class A common stock based on Fold’s pre-money equity value of $365 million. In the event the 60-volume weighted average price of Bitcoin as of the day immediately prior to the closing of the Merger (the “Closing”) is greater than $90,000, the aggregated consideration to be paid in the Transactions will be increased by 20% of the increase in value of the amount of Bitcoin in Fold’s treasury as of July 24, 2024, up to a maximum of $54.75 million. There are no other adjustments to the consideration amount contemplated in the Merger Agreement.

For a description of the Business Combination and certain agreements executed in connection therewith, see the Current Report on Form 8-K filed by the Company on July 24, 2024.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of September 30, 2024 and December 31, 2023, there were no shares of preferred stock issued or outstanding.

Class A Common Stock

The Company is authorized to issue 42,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. Following the Meeting on September 19, 2023, the Sponsor determined to convert all the outstanding shares of Class B common stock into shares of Class A common stock on a one-for-one basis (the “Class B Conversion”). Notwithstanding the Class B Conversion, the Sponsor, as well as the Company’s officers and directors, will not be entitled to receive any funds held in the Trust Account with respect to any shares of Class A common stock issued to such holders as a result

FTAC EMERALD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

of the Class B Conversion, and no additional amounts will be deposited into the Trust Account in respect of shares of Class A common stock held by the Sponsor. As of September 30, 2024 and December 31, 2023, there were 14,349,106 and 25,221,372 shares of Class A common stock issued and outstanding, respectively, of which 4,757,884 shares and 15,630,150 shares are subject to possible redemption, respectively, and thus classified as temporary equity.

Class B Common Stock

The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Class B common stock are entitled to one vote for each share. Holders of Class B common stock will vote on the election of directors prior to the consummation of a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law. Following the Meeting on September 19, 2023, the Sponsor determined to convert all of the outstanding shares of Class B common stock to shares of Class A common stock on a one-for-one basis. As of September 30, 2024 and December 31, 2023, there were no shares of Class B common stock issued and outstanding, respectively. 1,133,333 shares were subject to forfeiture as of December 31, 2021 to the extent that the underwriter’s over-allotment option was not exercised in full so that the Founder Shares will represent, on an as-converted basis, 25% of the Company’s issued and outstanding shares after the Public Offering. The underwriter subsequently provided notice of its election to partially exercise its over-allotment option, and the closing of the sale of the additional Units occurred on January 14, 2022. As a result of the underwriter exercising its over-allotment option in part, the Company’s initial holders forfeited 148,192 Founder Shares.

Warrants

As of September 30, 2024 and December 31, 2023, there were 12,434,671 Public Warrants and 488,041 Private Placement Warrants issued and outstanding. Each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment as described herein, at any time commencing 30 days after the completion of the initial Business Combination. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants will expire at 5:00 p.m., New York City time on the warrant expiration date, which is five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. On the exercise of any warrant, the warrant exercise price will be paid directly to the Company and not placed in the Trust Account.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise for cash of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with

FTAC EMERALD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

respect to registration. No warrant will be exercisable, and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualification requirements of the securities laws of the state of residence of the registered holder of the warrants. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants has not been declared effective by the end of 60 business days following the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition to the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•        if, and only if, the last sale price of the Class A common stock (or the closing bid price of the Class A common stock in the event the shares of Class A common stock are not traded on any specific trading day) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders.

FTAC EMERALD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets that are measured at fair value on September 30, 2024 and December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	September 30, 2024	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Asset:
Investments held in Trust Account	$51,996,271	$51,996,271	$—	$—
Liability:
Promissory Note, net of discount	$438,501	$—	$—	$438,501
	December 31, 2023	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Asset:
Investments held in Trust Account	$165,653,149	$165,653,149	$—	$—
Liability:
Note payable, net of discount	$—	$—	$—	$—

Promissory note

The note payable was valued using the standard closed-form Black Scholes model which is considered to be a Level 3 fair value measurement.

The key inputs into the Black Scholes model for the promissory note were as follows at January 3, 2024:

Input	January 3, 2024
Risk-free interest rate	3.90%
Term (in years)	5.0
Probability of de-SPAC	20.0%
Exercise price	$11.50
Public Warrant Price	$0.053

The following table presents the changes in the fair value of the Level 3 note payable:

Fair value as of December 31, 2023	$—
Initial value	550,000
Discount on promissory note, net of amortization	(111,499)
Fair value as of September 30, 2024	438,501

There were no transfers between Levels 1, 2 and 3 during the periods ended September 30, 2024 and December 31, 2023.

FTAC EMERALD ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(Unaudited)

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than as set forth below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On October 25, 2024, the Company issued a promissory note (the “October Note”) to Frontier SPV, LLC (“Frontier”), an affiliate of FTAC Emerald’s sponsors. Pursuant to the October Note, Frontier agreed to loan the Company up to an aggregate principal amount of $2,000,000. The October Note is non-interest bearing and all outstanding amounts under the October Note will be due on the date on which the Company consummates a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the October Note; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the October Note, the unpaid amounts would be forgiven. No portion of the amounts outstanding under the October Note may be converted into units or shares. On October 25, 2024, the Company borrowed $65,000 under the October Note.

On October 31, 2024, the Company issued a promissory note (the “Tax Note”) to Frontier. Pursuant to the Tax Note, Frontier agreed to loan the Company an aggregate principal amount of $973,116.44, which was used to satisfy the Company’s excise tax liability. The Tax Note is non-interest bearing and all outstanding amounts under the Tax Note will be due on the date on which the Company consummates a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Tax Note; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Tax Note, the unpaid amounts would be forgiven. No portion of the amounts outstanding under the Tax Note may be converted into units or shares. On October 31, 2024, the Company borrowed the full amount under the Tax Note.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

FOLD, INC.,

FTAC EMERALD ACQUISITION CORP.

and

EMLD MERGER SUB INC.

Dated as of July 24, 2024

CONTENTS

Annex A Page No.
Article I	The Merger	A-2

1.1	The Merger	A-2
1.2	Closing	A-2
1.3	Effective Time	A-2
1.4	The Certificate of Incorporation of the Surviving Company	A-2
1.5	The Bylaws of the Surviving Company	A-2
1.6	Directors of the Surviving Company	A-2
1.7	Officers of the Surviving Company	A-3

Article II	Merger Consideration; Effect of the Merger on Securities	A-3

2.1	Conversion of Securities	A-3
2.2	Exchange Procedures	A-4
2.3	Withholding Rights	A-5
2.4	Payment of Expenses	A-6
2.5	Allocation Statement	A-6
2.6	Appraisal Rights	A-6
2.7	Adjustments to Prevent Dilution	A-7

Article III	Representations and Warranties of the Company	A-7

3.1	Organization, Good Standing and Qualification	A-7
3.2	Capital Structure of the Company	A-7
3.3	Corporate Authority; Approval and Fairness	A-8
3.4	Governmental Filings; No Violations; Certain Contracts, Etc.	A-9
3.5	Financial Statements; Internal Controls	A-9
3.6	Absence of Certain Changes	A-10
3.7	No Undisclosed Liabilities	A-10
3.8	Litigation	A-10
3.9	Compliance with Laws; Permits	A-10
3.10	Employee Benefits	A-11
3.11	Labor Matters	A-12
3.12	Environmental Matters	A-12
3.13	Tax Matters	A-13
3.14	Real and Personal Property	A-13
3.15	Intellectual Property; IT Assets; Data Privacy	A-14
3.16	Insurance	A-15
3.17	Company Material Contracts	A-15
3.18	Brokers and Finders	A-16
3.19	RESERVED	A-16
3.20	Registration Statement	A-17
3.21	Transactions with Related Parties	A-17
3.22	Parent Common Stock	A-17
3.23	Investment Company Act	A-17
3.24	No Outside Reliance	A-17
3.25	No Other Representations or Warranties	A-17

Annex A-i

Annex A Page No.
Article IV	Representations and Warranties of Parent and Merger Sub	A-18

4.1	Organization, Good Standing and Qualification	A-18
4.2	Capital Structure of Parent	A-18
4.3	Corporate Authority; Approval	A-19
4.4	Governmental Filings; No Violations; Certain Contracts	A-20
4.5	Parent Reports; Internal Controls	A-20
4.6	Absence of Certain Changes	A-21
4.7	Business Activities; Liabilities	A-22
4.8	Litigation and Proceedings	A-22
4.9	Compliance with Laws	A-22
4.10	Investment Company Act; JOBS Act	A-23
4.11	Parent Trust Account	A-23
4.12	RESERVED	A-23
4.13	Valid Issuance	A-23
4.14	Takeover Statutes and Charter Provisions	A-23
4.15	NASDAQ Stock Market Quotation	A-23
4.16	Brokers and Finders	A-23
4.17	Registration Statement and Proxy Statement	A-24
4.18	Taxes	A-24
4.19	No Outside Reliance	A-24
4.20	Employees; Benefit Plans	A-25
4.21	No Other Representations or Warranties	A-25

Article V	Covenants of the Company	A-25

5.1	Interim Operations	A-25
5.2	Inspection	A-27
5.3	No Claim Against the Parent Trust Account	A-28
5.4	Acquisition Proposals; Alternative Transactions	A-28
5.5	Prospectus/Proxy Filing; Information Supplied	A-28

Article VI	Covenants of Parent	A-29

6.1	Conduct of Parent	A-29
6.2	Parent Trust Account Matters	A-31
6.3	Indemnification; Directors’ and Officers’ Insurance	A-31
6.4	Approval of Sole Stockholder of Merger Sub	A-32
6.5	Inspections	A-32
6.6	Parent NASDAQ Listing	A-33
6.7	Parent Public Filings	A-33
6.8	Director and Officer Appointments	A-33
6.9	Exclusivity	A-33
6.10	Governing Documents	A-33
6.11	Stockholder Litigation	A-33

Article VII	Joint Covenants	A-33

7.1	Preparation of Registration Statement	A-33
7.2	Parent Special Meeting	A-34
7.3	Company Stockholder Approval	A-35
7.4	Cooperation; Efforts to Consummate	A-35
7.5	Status; Notifications	A-36

Annex A-ii

Annex A Page No.
7.6	Publicity	A-36
7.7	Extension	A-36
7.8	Private Placements	A-38
7.9	Tax Matters	A-38
7.10	Parent Incentive Plan; Parent ESPP	A-38
7.11	Employment Agreements	A-39

Article VIII	Conditions	A-39

8.1	Mutual Conditions to Obligation of Each Party	A-39
8.2	Conditions to Obligation of Parent and Merger Sub	A-39
8.3	Conditions to Obligation of the Company	A-40

Article IX	Termination; Survival	A-41

9.1	Termination by Mutual Written Consent	A-41
9.2	Termination by Either Parent or the Company	A-41
9.3	Termination by Parent	A-41
9.4	Termination by the Company	A-42
9.5	Effect of Termination	A-42
9.6	Expense Reimbursement	A-42

Article X	No Survival	A-42

Article XI	Miscellaneous	A-43

11.1	Amendment; Waiver	A-43
11.2	Counterparts	A-43
11.3	Governing Law	A-43
11.4	Forum; Waiver of Jury Trial	A-43
11.5	Equitable Remedies	A-44
11.6	Notices	A-44
11.7	Entire Agreement	A-45
11.8	Expenses	A-45
11.9	Successors and Assigns	A-45
11.10	Third Party Beneficiaries	A-46
11.11	Non-Recourse	A-46
11.12	Severability	A-46
11.13	Interpretation and Construction	A-47
11.14	Definitions	A-47
EXHIBITS
Exhibit A	Definitions

Exhibit B	Surviving Company Certificate of Incorporation

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (including the exhibits and schedules hereto, this “Agreement”), dated as of July 24, 2024, is entered into by and among Fold, Inc., a Delaware corporation (the “Company”), FTAC Emerald Acquisition Corp., a Delaware corporation (“Parent”), and EMLD Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”, and together with the Company and Parent, the “Parties” and each, a “Party”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Exhibit A of this Agreement.

RECITALS

WHEREAS, Parent is a special purpose acquisition company formed to acquire one or more operating businesses through a Business Combination.

WHEREAS, Merger Sub is a newly formed, wholly-owned, direct Subsidiary of Parent, and was formed for the sole purpose of the Merger.

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving as the Surviving Company pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

WHEREAS, the respective boards of directors or similar governing bodies of each of Parent, Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL.

WHEREAS, following the date hereof, Parent and/or the Company intend to enter into one or more subscription agreements (as amended or modified from time to time, collectively, the “Subscription Agreements”) with certain investors (collectively, the “Subscribers”), pursuant to which, among other things, each Subscriber is expected to agree to subscribe for and purchase on or before the Closing Date, and Parent or the Company, as the case may be, is expected to agree to issue and sell to each such Subscriber the number of shares of Parent Common Stock or such other security as set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein, in each case, on the terms and subject to the conditions set forth in the applicable Subscription Agreement (the “Private Placements”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor and the Requisite Company Stockholders have each entered into that certain Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Agreement”), with Parent and the Company.

WHEREAS, in September 2023, the Sponsor, as holder of all issued and outstanding Parent Class B Common Stock, elected to convert all 8,615,141 shares of Parent Class B Common Stock into an equal number of non-redeemable shares of Parent Class A Common Stock.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Sponsor has entered into a letter agreement with Parent (the “Sponsor Share Restriction Agreement”), whereby Sponsor has agreed to, among other things, in connection with the Closing of the Transactions, forfeit all of the Parent Private Placement Warrants and subject certain shares of Parent Class A Common Stock held by Sponsor to restrictions on transfer or sale on the terms and conditions set forth in the Sponsor Share Restriction Agreement.

WHEREAS, pursuant to the Parent Organizational Documents, Parent shall provide an opportunity to its stockholders to have their Parent Common Stock redeemed prior to the Effective Time for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Parent Organizational Documents, the Parent Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Parent for the Business Combination (the “Redemption Offer”).

WHEREAS, prior to the consummation of the Transactions, Parent shall adopt the Parent Restated Bylaws.

Annex A-1

WHEREAS, prior to the consummation of the Transactions, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt an omnibus equity incentive plan (the “Parent Incentive Plan”) and employee stock purchase plan (the “Parent ESPP”) as provided herein.

WHEREAS, immediately following the consummation of the Transactions, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt the Parent Restated Charter.

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows U.S. federal income tax treatment), (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder and (ii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code to which Parent and the Company are to be parties under Section 368(b) of the Code, and this Agreement be adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article I

The Merger

1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (a) Merger Sub shall be merged with and into the Company in accordance with the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Company”) and become a direct wholly owned Subsidiary of Parent, and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL, and (c) the Merger shall have such other effects as provided in the DGCL and in this Agreement.

1.2 Closing. The closing of the Merger (the “Closing”) shall take place remotely, via electronic exchange of documents, at 9:00 a.m. (New York Time) on the third (3rd) Business Day following the day on which the last of the conditions set forth in Article VIII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) in accordance with this Agreement, or at such other date, time or place as the Company and Parent may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).

1.3 Effective Time. As soon as practicable following the Closing but on the Closing Date, the Company and Parent will cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time, the “Effective Time”).

1.4 The Certificate of Incorporation of the Surviving Company. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit B attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL (the “Surviving Company Certificate of Incorporation”).

1.5 The Bylaws of the Surviving Company. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter supplemented or amended in accordance with its terms, the Surviving Company Certificate of Incorporation and applicable Law (the “Surviving Company Bylaws”).

1.6 Directors of the Surviving Company. The Parties shall take all necessary action prior to the Effective Time such that (a) each director of the Company in office immediately prior to the Effective Time and set forth in Section 1.6 of the Parent Disclosure Letter shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director effective as of the

Annex A-2

Effective Time) and (b) each person set forth in Section 1.6 of the Company Disclosure Letter shall be appointed to the board of directors of the Surviving Company, effective as of immediately following the Effective Time. Each person appointed or continuing as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws.

1.7 Officers of the Surviving Company. The Parties shall take all necessary actions so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws.

Article II

Merger Consideration; Effect of the Merger on Securities

2.1 Conversion of Securities.

(a) Conversion of Company Preferred Stock and Company SAFEs. The Company shall take all actions necessary or appropriate so that, immediately prior to the Effective Time, (i) all of the Company Preferred Stock shall be converted into Company Common Stock in accordance with the terms of the Company Certificate of Incorporation and (ii) all of the Company SAFEs shall be converted into Company Common Stock in accordance with the terms of the Company SAFEs. All of the Company Preferred Stock and Company SAFEs converted into Company Common Stock shall no longer be outstanding, shall be deemed cancelled and terminated, as applicable, and each holder of Company Preferred Stock and Company SAFEs shall thereafter cease to have any rights with respect to such Company Preferred Stock and Company SAFEs.

(b) Treatment of Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(i) Company Common Stock. Each share of Company Common Stock (including Company Common Stock resulting from the conversion of Company Preferred Stock and the Company SAFEs pursuant to Section 2.1(a)) that is issued and outstanding immediately prior to the Effective Time, other than the Company Dissenting Shares, if any, shall thereupon be converted into the right to receive, and the holder of such share of Company Common Stock shall be entitled to receive a number of shares of Parent Common Stock equal to the Exchange Ratio, subject to rounding pursuant to Section 2.2(f) (the “Per Share Merger Consideration”);

(ii) Company Treasury Stock. Each share of Company Stock held in the treasury of the Company (“Treasury Shares”) immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) Company Dissenting Share. Each of the Company Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.6(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.6(a).

(c) Treatment of Company RSU Awards.

(i) Company RSU Awards. At the Effective Time, each outstanding award of restricted stock units covering shares of Company Common Stock (a “Company RSU Award”) granted under the Stock Plan, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be converted into an award of restricted stock units covering such number of shares of Parent Common Stock determined in accordance with this Section 2.1(c) (each, an “Assumed RSU Award”). Each Assumed RSU Award shall cover a number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying (A) the number of shares of Company Common Stock subject to the corresponding Company RSU Award immediately prior to the Effective Time by (B) the Exchange Ratio. Except as expressly provided above, following the Effective Time, each Assumed RSU Award shall continue to be governed by the same terms and conditions (including vesting and settlement terms) as were applicable to the corresponding Company RSU Award immediately prior to the Effective Time.

Annex A-3

(ii) Parent Actions. Parent shall take all actions that are necessary for the assumption of the Company RSU Awards pursuant to this Section 2.1, including the reservation, issuance and listing of Parent Common Stock as necessary to consummate the transactions contemplated by this Section 2.1. Parent shall file with the SEC, within two (2) Business Days following the expiration of the sixty (60)-day period following the date Parent has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, a registration statement on Form S-8 with respect to the Parent Common Stock subject to the Assumed RSU Awards, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed RSU Awards remain outstanding.

(d) Issuance of Parent Common Stock pursuant to Non-Redemption Agreements. On the Closing Date, immediately prior to the Effective Time: (i) Parent shall issue such number of shares of Parent Common Stock to the Parent Stockholders who are parties to the Non-Redemption Agreements in accordance with the terms of the Non-Redemption Agreements in effect as of the date of this Agreement; and (ii) each share of Parent Common Stock that the Sponsor has agreed to surrender and cancel pursuant to the terms of the Non-Redemption Agreements that is issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist.

(e) Merger Sub Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001, of the Surviving Company, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time.

2.2 Exchange Procedures.

(a) Exchange Agent. Prior to the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company selected by Parent to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Company Stock, an aggregate number of shares of Parent Common Stock to be issued in non-certificated book-entry form comprising the amounts required to be delivered in respect of the Aggregate Merger Consideration pursuant to Section 2.1. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Stock may be entitled pursuant to Section 2.2(e) with both a record and payment date after the Effective Time and prior to the surrender of such Company Stock. Such shares of Parent Common Stock and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.2 shall be the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. For the avoidance of doubt, references to “Company Stock” in this Section 2.2(a) shall exclude Company Dissenting Shares.

(b) Procedures for Surrender. Prior to the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of Company Stock evidenced by electronic certificates (the “Certificates”) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 2.1 a letter of transmittal, which shall be in a form reasonably acceptable to Parent and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Letter of Transmittal to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of a Letter of Transmittal with respect to all Certificates held by such holder for cancellation, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions (the “Transmittal Documents”), the holder of such Certificates shall be entitled to receive in exchange therefor and Parent shall cause the Exchange Agent to deliver, the applicable Per Share Merger Consideration as set forth in the Allocation Statement, and the Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2(b), each Certificate entitled to receive the applicable Per Share Merger Consideration shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive.

(c) Delivery of Consideration to Other Persons. If any Per Share Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company

Annex A-4

Stock shall have been permitted in accordance with the terms of the Organizational Documents of the Company as in effect immediately prior to the Effective Time, (ii) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Per Share Merger Consideration, or the Person in whose name such Per Share Merger Consideration is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or Parent and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such delivery to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Stop Transfer. After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Company, Parent or the Exchange Agent, they shall be canceled and exchanged for the Per Share Merger Consideration in accordance with, the procedures set forth in this Section 2.2.

(e) Distributions with Respect to Un-surrendered Certificates. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of shares of Parent Common Stock shall be paid to any holder of any un-surrendered Certificate until the Certificate is surrendered for exchange in accordance with this Article II. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Company Stock (other than Company Dissenting Shares) in accordance with this Article II, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.

(f) Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share of Parent Common Stock will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Parent Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Parent Common Stock.

(g) No Interest. No interest will be paid or accrued on any amount payable for shares of Parent Common Stock pursuant to this Article II.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of Parent Common Stock) that remains unclaimed by the 90th day after the Effective Time shall be delivered to Parent. Any holder of Company Stock (other than Company Dissenting Shares) who has not theretofore complied with this Article II shall thereafter look only to Parent for delivery of the applicable Per Share Merger Consideration and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article II.

2.3 Withholding Rights. Each of Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any recipient such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. Parent shall provide the Company with at least ten (10) days prior written notice of any amounts that Parent (or any of Parent’s Representatives) intends to withhold from consideration payable to the holders of Company Common Stock hereunder, and shall cooperate with the reasonable requests of the Company to reduce or eliminate any such withholding. To the extent that amounts are so withheld by Parent or the Surviving Company, as applicable, consistent with the terms of this Section 2.3, such withheld amounts (a) shall be timely remitted by Parent or the Surviving Company, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent or the Surviving Company, as applicable.

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2.4 Payment of Expenses. At the Closing:

(a) Subject to the limits set forth in Section 2.4(a) of the Company Disclosure Letter, Parent shall pay or cause to be paid by wire transfer of immediately available funds all fees and disbursements of the Company or its Subsidiaries for outside counsel incurred in connection with the Transactions and fees and expenses of the Company for any other agents, advisors, consultants, experts and financial advisors employed by the Company incurred in connection with the Transactions (collectively, the “Outstanding Company Expenses”); and

(b) Subject to the limits set forth in Section 2.4(b) of the Parent Disclosure Letter, Parent shall pay or cause to be paid by wire transfer of immediately available funds all fees and disbursements of Parent, or Merger Sub for outside counsel and fees and expenses of Parent or Merger Sub or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Parent or Merger Sub incurred in connection with the Transactions (collectively, the “Outstanding Parent Expenses”), provided, that excise Taxes shall not be considered Outstanding Parent Expenses for any purpose hereunder.

2.5 Allocation Statement.

(a) No later than the third (3rd) Business Day preceding the anticipated Closing Date, the Company shall prepare and deliver to Parent a statement containing the following information (the “Allocation Statement”):

(i) The allocation of the Aggregate Merger Consideration to the holders of Company Common Stock, after giving effect to the conversion of Company Preferred Stock and the Company SAFEs pursuant to Section 2.1(a);

(ii) Each holder and the number of shares of Parent Common Stock constituting the Per Share Merger Consideration receivable by such holder of Company Common Stock pursuant to the terms of this Agreement, after giving effect to the conversion of Company Preferred Stock and the Company SAFEs pursuant to Section 2.1(a); and

(iii) Each Assumed RSU Award that will be outstanding as of the Closing, and with respect to such Assumed RSU Award, the number of shares of Parent Common Stock subject to such Assumed RSU Award computed in accordance with Section 2.1(c).

(b) Parent and Merger Sub shall be entitled to rely fully on the information in the Allocation Statement in issuing the Per Share Merger Consideration and converting the Company RSU Awards into the Assumed RSU Awards.

2.6 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such Company Stockholders shall have no right to receive, the applicable Per Share Merger Consideration, unless and until such stockholder fails to perfect, withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect, effectively withdraws or otherwise loses his, her or its rights to appraisal with respect to such shares of Company Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable, as of the Effective Time, for the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 2.2(b), of the Certificate or Certificates that formerly evidenced such shares of Company Stock, and such shares of Company Stock shall cease to be “Company Dissenting Shares” for purposes of this Agreement.

(b) Prior to the Closing, the Company shall give Parent prompt notice (and in any event within one Business Day) of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Company Dissenting Shares, and Parent shall have the right to participate in and control all negotiations and Proceedings with respect to such demands. Prior to the Effective Time,

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the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

2.7 Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with Article IX, the issued and outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration shall be equitably adjusted to provide the holders of shares of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such event, and such items so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration. Nothing in this Section 2.7 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

Article III

Representations and Warranties of the Company

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this Article III, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except in the case of the Company’s Subsidiaries, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to hold such qualification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s Organizational Documents, each as amended prior to the execution of this Agreement, and complete and correct copies of its Subsidiaries’ Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect. Section 3.1 of the Company Disclosure Letter contains a true and correct list of each jurisdiction in which the Company and its Subsidiaries are organized and qualified to do business.

3.2 Capital Structure of the Company.

(a) Company Stock. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following true and correct information with respect to the shares of Company Stock: (i) the authorized, issued and outstanding shares of each class and series of Company Stock, (ii) the holders of the shares each class and series of Company Stock and (iii) the shares of Company Stock reserved for issuance pursuant to Company Preferred Stock, Company RSU Awards, Company SAFEs and the Stock Plan. All of the issued and outstanding shares of capital stock of the Company (A) have been duly authorized and are validly issued, fully paid and nonassessable, (B) were offered, sold and issued in compliance in all material respects with applicable Laws, and (C) were not issued in breach or violation of the Company’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right.

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(b) Company RSU Awards. Section 3.2(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following true and correct information with respect to Company RSU Awards: (i) the Company RSU Awards issued and outstanding, and the number of shares of Company Common Stock subject to each Company RSU Award; (ii) the holder of each Company RSU Award; (iii) the grant date of each Company RSU Award; and (iv) vested status as of the date of this Agreement. Each Company RSU Award was granted in compliance in all material respects with all applicable Laws, the Company’s Organizational Documents and the terms and conditions of the Stock Plan. Upon any issuance of any shares of Company Common Stock in accordance with the terms of the Company RSU Award governing such shares and the Stock Plan, such shares of Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

(c) Company SAFEs. Section 3.2(c) of the Company Disclosure Letter sets forth, a complete and correct list of each Company SAFE as of the date of this Agreement.

(d) No Other Securities or Rights. Except as set forth in Section 3.2(a) through (d) of the Company Disclosure Letter and except for shares of Company Common Stock reserved for issuance pursuant to the Stock Plan, there are no (i) shares of any class or series of capital stock of the Company authorized, issued, outstanding or reserved for issuance, (ii) options, warrants, convertible securities, subscription rights or other similar instruments or rights entitling its holder to receive or acquire shares of capital stock or other securities of the Company or any of its Subsidiaries or (iii) equity appreciation rights, restricted stock units, phantom stock or other securities, instruments or awards issued or granted as compensatory equity or pursuant any equity incentive arrangements of the Company. Except as set forth in Section 3.2(e) of the Company Disclosure Letter, in the Stock Plan or in the Organizational Documents, none of the Company’s shares of capital stock or other securities are subject to any preemptive rights, redemption rights, repurchase rights, rights of refusal or offer, tag-along rights, drag-along rights or other similar rights. The Company does not have outstanding any bonds, debentures, notes or other debt securities the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth in Section 3.2(e) of the Company Disclosure Letter, as of the date of this Agreement, there are no stockholders agreements, investor rights agreements, voting agreements or trusts, proxies, or other agreements with respect to the voting or disposition of the Company Stock or any capital stock or equity securities of its Subsidiaries.

(e) Subsidiaries. Section 3.2(e) of the Company Disclosure Letter sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Encumbrance (other than such Encumbrances as created by such Subsidiary’s Organizational Documents or applicable securities Laws). Except as set forth in this Section 3.2(e), the Company has no other Subsidiaries and does not directly or indirectly own or hold any (i) equity securities, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity securities of any other Person or (iii) options or other rights to acquire equity securities of any other Person. The Company is not party to any Contract that obligates the Company to invest money in, loan money to or make any capital contribution to any other Person.

3.3 Corporate Authority; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transactions, subject only to adoption of this Agreement by (i) holders of a majority of the outstanding number of shares of Company Stock (voting together as a single class on an as-converted to Company Common Stock basis), (ii) holders of a majority of the outstanding number of shares of Company Series A Preferred Stock (voting together as a single class on an as-converted to Company Common Stock basis), and (iii) holders of a majority of the outstanding number of shares of Company Series Seed Preferred Stock (voting together as a single class on an as-converted to Company Common Stock basis), in each case, in favor of this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Company Stockholder Approval”). This Agreement has been, and each Transaction Document will be, duly

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executed and delivered by the Company, and assuming due authorization and execution by each other Party hereto and thereto, constitutes, or will constitute, as applicable, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the Transactions. The entry into and performance of this Agreement, and the consummation of the Transactions, do not give rise to any preemptive or appraisal rights in favor of any equity holder of the Company or its Subsidiaries.

(b) The Company Board has (i) determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders, approved and declared advisable this Agreement, the Merger and the other Transactions, and resolved to recommend adoption of this Agreement to the Company Stockholders and (ii) directed that this Agreement be submitted to the Company Stockholders for their adoption.

3.4 Governmental Filings; No Violations; Certain Contracts, Etc.

(a) Other than the filings, notices, reports, consents, registrations, approvals, Permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to the DGCL, (ii) under the HSR Act, the Exchange Act and the Securities Act, and (iii) under state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, Permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by the Company with, or obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b) The execution, delivery and performance of this Agreement and the Transaction Documents by the Company do not, and the consummation of the Transactions by the Company will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the material assets of the Company or any of its Subsidiaries pursuant to any Contract binding upon the Company or any of its Subsidiaries, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 3.4(a), under any Law to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.5 Financial Statements; Internal Controls.

(a) Section 3.5 of the Company Disclosure Letter sets forth (i) the unaudited balance sheets of the Company as of December 31, 2023, 2022 and 2021 and the unaudited statement of operations of the Company for the same period (the “Unaudited Company Financial Statements”) and (ii) unaudited financial statements consisting of the balance sheet of the Company as of March 31, 2024 (the “Interim Balance Sheet Date”) and the statements of operations of the Company for the three (3)-month period then ended (the “Interim Financial Statements” and together with the Unaudited Company Financial Statements, the “Company Financial Statements”). The Company Financial Statements (including any related notes and schedules thereto) present fairly, in all material respects, the financial position, results of operations, and income (loss) of the Company as of the dates and for the periods indicated in such Company Financial Statements, in each case, in conformity with GAAP (except as set forth on Section 3.5 of the Company Disclosure Letter), consistently applied during the periods involved, and were derived from, and accurately reflect in all material respects, the books and records of the Company.

(b) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) all assets, liabilities and transactions are recorded as necessary to permit timely preparation

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of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to property is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.6 Absence of Certain Changes. Since December 31, 2023 and prior to the date hereof:

(a) There has not occurred any effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with others, resulted in or would reasonably be expected to result in a Material Adverse Effect.

(b) The Company and its Subsidiaries have, in all material respects, operated in the ordinary course of business.

3.7 No Undisclosed Liabilities. As of the date of this Agreement, there are no liabilities of the Company or any of its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities (a) reflected or reserved against in the Company Financial Statements or disclosed in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, (c) incurred in connection with this Agreement, (d) disclosed in the Company Disclosure Letter, (e) incurred pursuant to Contracts or Permits binding on the Company or any of its Subsidiaries or pursuant to which their respective assets are bound (other than those resulting from any breach of or default under such Contract or Permit); or (f) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.8 Litigation.

(a) As of the date hereof, there are no Proceedings pending, or to the Knowledge of the Company, threatened in writing, (a) against the Company or a Subsidiary (or, to the Company’s Knowledge, against any of the officers, directors, members or managers of the Company or any of its Subsidiaries related to their business duties with the Company or such Subsidiary or as to which the Company or any Subsidiary has any indemnification obligations), in each case which allege or seek indemnification of liabilities to such party in excess of $250,000 for any individual Proceeding; or (b) against or by the Company or any of its Subsidiaries that challenges or seeks to prevent, enjoin or otherwise delay the Transactions, at Law, in equity or otherwise.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order that restricts the manner in which the Company or any of its Subsidiaries conducts its business or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.9 Compliance with Laws; Permits.

(a) Each of the Company and its Subsidiaries are, and since the Look-Back Date have been, in compliance with all applicable Laws, except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. The Company has not received any written notice of any noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for any noncompliance that would not, individually or in the aggregate with other instances of noncompliance, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened in writing.

(c) The Company and each of its Subsidiaries has obtained and is in compliance in all material respects with all material Permits necessary to conduct their respective businesses as presently conducted. No material Permits shall cease to be effective as a result of the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(d) The Company, its Subsidiaries, and to the Knowledge of the Company, their respective Representatives are in compliance with, and since the Look-Back Date have complied in all material respects with, (i) the FCPA, and (ii) the provisions of any applicable anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries. None of the Company, any of its Subsidiaries, or to the Knowledge of the Company, any of their respective Representatives have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any unlawful bribes, kickbacks or other similar payments, to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case, in violation in any material respect of the FCPA and any applicable Laws described in clause (ii).

(e) The Company and each of its Subsidiaries is, and since the Look-Back Date have been, in material compliance with applicable sanctions and export control Laws and regulations in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction, including the United States International Traffic in Arms Regulations, the Export Administration Regulations, and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control (collectively, “Export and Sanctions Regulations”), except for any noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) The Company and its Subsidiaries do not, and have not since the Look-Back Date, provided custody, exchange or transmission services with respect to any digital assets on behalf of customers or other third parties. All transactions in digital assets conducted on behalf of customers of the Company and its Subsidiaries since the Look-Back Date have been conducted by the Company’s and its Subsidiaries third party providers.

3.10 Employee Benefits.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Benefit Plan (excluding, for clarity, any individual employment, consulting or Company RSU award agreement or arrangement in substantially the form scheduled on Section 3.10(a) of the Company Disclosure Letter).

(b) With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the Company Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report and (iv) all material and non-routine correspondence to or from any Governmental Entity received since the Look-Back Date with respect to any Company Benefit Plan.

(c) Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Company Benefit Plan, other than any “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), has been established, operated and administered in compliance with its terms and applicable Law, including ERISA and the Code, (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or, to the extent required by GAAP, accrued in accordance with GAAP and (iii) there are no Proceedings (other than routine claims for benefits) pending, or to the Knowledge of the Company, threatened in writing by a Governmental Entity by, on behalf of or against any Company Benefit Plan or any trust related thereto.

(d) With respect to each ERISA Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications thereto, (ii) the most recent IRS determination or opinion letter and (iii) the most recent annual report (Form 5500 series and all schedules and financial statements attached thereto).

(e) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code (or time is remaining to apply for such determination) or is based on a prototype or volume submitter plan which has received a favorable opinion letter upon which the Company and its Subsidiaries are entitled to rely, and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification of any such ERISA Plan. With

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respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a non-exempt “prohibited transaction” in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code, in either case, that could reasonably be expected to result in any material liability to the Company.

(f) Neither the Company nor any Company ERISA Affiliate has contributed (or had any obligation to contribute) in the last six years to a plan that is a defined benefit pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(g) Neither the Company nor any Company ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan in the last six years.

(h) Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits coverage to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any Company Employee to severance pay or any increase in severance pay, or (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due or payable by the Company or any of its Subsidiaries to any such Company Employee, or (iii) result in the payment of any “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(j) No Company Benefit Plan provides for a gross up, indemnification, reimbursement or similar payment for any excise or additional taxes, interest or penalties imposed pursuant to Section 409A or Section 4999 of the Code.

(k) Each Company Benefit Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance in all material respects with the requirements of the Affordable Care Act.

3.11 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization, and to the Knowledge of the Company, there are no pending activities or Proceedings of any labor organizations or labor unions to organize any employees of the Company or any of its Subsidiaries.

(b) As of the date of this Agreement and since the Look-Back Date, there is no, and has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or material arbitration or grievance pending, or to the Knowledge of the Company, threatened in writing that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all applicable Law respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

3.12 Environmental Matters. Except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and its Subsidiaries have, since the Look-Back Date, complied in all material respects with all applicable Environmental Laws; (b) to the Knowledge of the Company, no property currently or formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance; (c) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to material liability for any Hazardous Substance disposal or contamination on any third party property; (d) neither the Company nor any of its Subsidiaries has received any written notice, demand letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under

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any Environmental Law; (e) neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with any Environmental Law by the Company or its Subsidiaries; and (f) to the Knowledge of the Company, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law.

3.13 Tax Matters.

(a) The Company and each of its Subsidiaries (i) have filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with the appropriate Taxing authority, and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid all material Taxes that are required to be paid by them (whether or not shown on any Tax Returns), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) No deficiency with respect to material Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, except for deficiencies which have been fully satisfied by payment, settled, withdrawn or otherwise resolved. There are no Proceedings pending or threatened in writing regarding any material Taxes of the Company and its Subsidiaries.

(c) There are no material Encumbrances for Taxes (except Permitted Encumbrances) on any of the assets of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries, and other than any commercial contract entered into by the Company or its Subsidiaries the primary subject of which is not Taxes).

(e) Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (B) has any material liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor or by contract (other than liabilities pursuant to a commercial contract entered into by the Company or its Subsidiaries the primary subject of which is not Taxes).

(f) Neither the Company nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(g) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h) To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.

3.14 Real and Personal Property.

(a) Neither the Company nor its Subsidiaries owns any real property.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and correct list of each real property lease or sublease entered into by the Company or any Subsidiary (the “Leases”), including (i) the street address, (ii) the landlord, the rental amount currently being paid, and the expiration of the term, and (iii) the current use of such property. The Company or one of its Subsidiaries holds a valid and enforceable leasehold interest under such Leases, free and clear of all Encumbrances created by the Company or its Subsidiaries, other than (i) Encumbrances that do not materially affect the use of such real property by the Company or its Subsidiary, and (ii) Permitted Encumbrances. Each Lease is a valid and binding obligation on the Company or its Subsidiary, and to the Knowledge of the Company, the other parties thereto, and is enforceable and in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the Company nor its Subsidiaries has delivered or received any written notice of any default or breach of any Lease which has not been cured. The Company has made available to Parent true and correct copies of the Leases.

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(c) The Company and its Subsidiary own good title to, or hold a valid leasehold interest in or license to, all of their material tangible personal property or other material assets reflected in the Interim Financial Statements, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, free and clear of all Encumbrances, other than Permitted Encumbrances.

3.15 Intellectual Property; IT Assets; Data Privacy.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all patents and patent applications, registered trademarks and trademark applications, registered copyrights, and domain name registrations that are included in Company Intellectual Property (collectively, the “Registered Intellectual Property”). The Registered Intellectual Property is subsisting, and each of the issued or registered items included in the Registered Intellectual Property is, to the Knowledge of the Company, valid and enforceable. No Proceeding is pending, or to the Company’s Knowledge, threatened in writing since the Look-Back Date, against the Company or its Subsidiaries challenging the ownership, validity, registration, or enforceability of any material registered, issued, or applied-for Company Intellectual Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries own or have the sufficient right to use, pursuant to a written license, all Intellectual Property Rights used in or necessary for the conduct of their respective businesses as currently conducted. To the Knowledge of the Company, the Company Intellectual Property is not subject to any outstanding Governmental Order adversely affecting the Company’s or its Subsidiaries’ rights to or use of such Intellectual Property Rights.

(c) The Company and its Subsidiaries solely and exclusively own all material Company Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

(d) To the Knowledge of the Company, the conduct of the respective businesses of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate, nor has infringed, misappropriated or otherwise violated since the Look-Back Date, any Intellectual Property Rights of any Person in any material respect. There has been no claim or action, suit or other Proceeding pending, or to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries since the Look-Back Date alleging the foregoing.

(e) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated since the Look-Back Date any Company Intellectual Property.

(f) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets and other material confidential information that are owned or held by the Company or its Subsidiaries, and to the Knowledge of the Company, such trade secrets and material confidential information have not been disclosed by the Company or its Subsidiaries to any Person, except to Persons subject to contractual, legal, or binding ethical obligations to protect the confidentiality thereof in any material respect.

(g) To the Knowledge of the Company, the Company and each of its Subsidiaries have obtained, from all Persons (including current or former employees, officers, directors, consultants and contractors) who have created or developed any material Intellectual Property Rights for the Company or its Subsidiaries, assignments of such Intellectual Property Rights to the Company or its applicable Subsidiary, except where ownership thereof vests in the Company or one of its Subsidiaries by operation of Law.

(h) Neither the Company nor any of its Subsidiaries has used or incorporated any Open Source Software into or with any material Software included in the Company Intellectual Property (“Company Software”) in a manner that would require the Company and its Subsidiaries to (i) license or disclose the source code of any Company Software to any Person, (ii) license any Company Software for the purpose of creating derivative works, or (iii) prohibit or restrict the Company and its Subsidiaries from charging fees to licensees or other end users in connection with their use of any Company Software; in each case of (i) – (iii), except as would not reasonably be expected to be material to the Company and its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries has disclosed to any third party, or deposited in escrow, the source code of any Company Software.

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(j) The IT Assets operate and perform in all material respects, as required by each of the Company and its Subsidiaries in connection with their respective businesses as currently conducted, and have not materially malfunctioned or failed since the Look-Back Date. To the Knowledge of the Company, there has been no unauthorized access to the IT Assets since the Look-Back Date, which has resulted in the unauthorized access, use, disclosure, deletion, destruction, modification, encryption or corruption of any material information or data contained therein or processed thereby. Each of the Company and its Subsidiaries have implemented commercially reasonable data backup and disaster recovery processes and procedures.

(k) The Company and its Subsidiaries have implemented measures regarding cybersecurity that are, in all material respects, commercially reasonable and consistent with applicable data privacy and security Laws. The Company and its Subsidiaries’ privacy policies are posted and accessible on the Company’s and its Subsidiaries’ websites and on any other mechanism through which the Company or its Subsidiaries collects, uses, stores, processes, transmits, transfers or discloses Personal Information, in each case, as and to the extent required under applicable Law, except where the failure to do so would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws regarding Personal Information, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information.

(l) The Company and each of its Subsidiaries have taken commercially reasonable steps designed to ensure that Personal Information that is collected, used, stored, processed, transmitted, transferred, or disclosed by the Company or its Subsidiaries is protected against loss and against unauthorized access, use, disclosure or processing. To the Knowledge of the Company, there have not been any material data breaches or other incidents of unauthorized access to, or unauthorized disclosure, use or processing of, such Personal Information since the Look-Back Date. Since the Look-Back Date, neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint alleging a material violation of any privacy Laws.

(m) To the Knowledge of the Company, since the Look-Back Date, the Company and each of its Subsidiaries are in material compliance with and have complied with applicable requirements contained in the Payment Card Industry Data Security Standards, as amended (“PCI DSS”) relating to “cardholder data” (as such term is defined in the PCI DSS) with respect to all such cardholder data that the Company or its Subsidiaries possess, or to which the Company or its Subsidiaries have access.

3.16 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies (“Insurance Policies”) maintained by the Company or any of its Subsidiaries. All Insurance Policies are with reputable insurance carriers and are in full force and effect. All premiums due with respect to all Insurance Policies have been paid. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and correct copies in all material respects of the Insurance Policies.

3.17 Company Material Contracts.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the following Contracts to which the Company or any of its Subsidiaries is a party, other than a Company Benefit Plan (the “Company Material Contracts”):

(i) any Contract that is reasonably likely to require, during the remaining term of such Contract, annual payments to or from the Company and its Subsidiaries of more than $250,000;

(ii) any Contract that cannot be terminated by the Company or its Subsidiaries on less than ninety (90) days’ notice (without a monetary penalty) and is reasonably likely to require, during the remaining term of such Contract, annual payments to or from the Company and its Subsidiaries of more than $250,000;

(iii) any partnership, joint venture, strategic alliance or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or strategic alliance that is material to the business of the Company and its Subsidiaries taken as a whole;

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(iv) any Contract entered into in connection with an acquisition or disposition by the Company or its Subsidiaries since the Look-Back Date involving consideration in excess of $250,000 of any Person or other business organization, division or business of any Person (whether by merger or consolidation, by the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(v) any Contract with outstanding obligations for the sale or purchase of personal property or fixed assets having a value individually, with respect to all sales or purchases thereunder, in excess of $250,000, other than sales or purchases in the ordinary course of business and sales of obsolete equipment;

(vi) any Contract (other than solely among direct or indirect wholly owned Subsidiaries of the Company) relating to Indebtedness for borrowed money in excess of $250,000;

(vii) any Contract that contain provisions that (A) expressly limit in any material respect either the type of business in which the Company or its Subsidiaries (or after the Effective Time, Parent or its Subsidiaries) may engage in or the manner or locations in which any of them may so engage in, (B) grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Surviving Company and its Subsidiaries or (C) expressly prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;

(viii) any Contract pursuant to which the Company or any of its Subsidiaries grants or receives any license, covenant not to sue, or other right to use to or from a third party under any material Company Intellectual Property or Intellectual Property Rights material to the businesses of the Company and its Subsidiaries (other than confidentiality agreements, agreements with employees, non-exclusive licenses granted to the Company’s or its Subsidiaries’ customers, and non-exclusive licenses to click-wrap, shrink-wrap and off-the-shelf Software, and other non-exclusive licenses of Software that is commercially available to the public generally, with one-time or annual license, support, maintenance and other fees of $250,000 or less;

(ix) any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning 5.0% or more of the outstanding shares of Company Common Stock or any of their respective Affiliates, on the other hand;

(x) any Contract between the Company or any of its Subsidiaries, on the one hand, and any provider of cryptocurrency services that are offered to customers of the Company and its Subsidiaries, on the other; and

(xi) any other Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 3.17 and expected to result in revenue or require expenditures in excess of $250,000 in the calendar year ending December 31, 2023 or any subsequent calendar year.

(b) A true and correct copy of each Company Material Contract has been made available to Parent. Except for any Company Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, each Company Material Contract is valid and binding on the Company or its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any such Contracts by the Company or its Subsidiaries, or to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or to the Knowledge of the Company, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.18 Brokers and Finders. Except as set forth on Section 3.18 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangement made by or on behalf of the Company.

3.19 RESERVED

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3.20 Registration Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing provisions of this Section 3.20, no representation or warranty is made by the Company with respect to information or statements made in or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

3.21 Transactions with Related Parties. Except for Company Benefit Plans, any other agreements related to employment with the Company or any of its Subsidiaries, and contracts to be entered into pursuant to this Agreement, and except as set forth in Section 3.21 of the Company Disclosure Letter, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director, officer, member or stockholder (or Affiliate thereof) of the Company or any of its Subsidiaries, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (if the Securities Act were applicable to such company).

3.22 Parent Common Stock. Neither the Company nor any of its Subsidiaries owns beneficially or of record any shares of Parent Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Parent Common Stock.

3.23 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

3.24 No Outside Reliance. Notwithstanding anything contained in this Article III or any other provision hereof, each of the Company and its Representatives acknowledge and agree that the Company has made its own investigation of Parent and Merger Sub and that none of Parent, Merger Sub or any other Person is making any representation or warranty whatsoever, express or implied, relating to Parent, Merger Sub or any of their Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, except for those representations and warranties made by Parent and Merger Sub that are expressly set forth in Article IV or in the Parent Closing Certificate. Without limiting the foregoing, the Company understands and agree that any financial projections, predictions, forecasts, estimates, budgets or prospective information relating to Parent or Merger Sub, any of their Affiliates or any of their respective businesses that may be contained or referred to in the Parent Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Company or its Representatives) or reviewed by the Company pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, or any of their Representatives, are not and will not be deemed to be representations or warranties of Parent or Merger Sub, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing. Except as otherwise expressly provided in the representations and warranties made by Parent and Merger Sub that are expressly set forth in Article IV, the Company understands and agrees that any assets, properties and business of Parent and Merger Sub are furnished “as is”, “where is” and subject to, with all faults and without any other representation or warranty of any nature whatsoever.

3.25 No Other Representations or Warranties. Except for the representations and warranties made by the Company that are expressly set forth in this Article III (as modified by the Company Disclosure Schedule) or in the Company Closing Certificate, neither the Company nor any other Person makes any express or implied representation or warranty relating to Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any projections, predictions, forecast, estimate, budget or prospective information relating to the Company, any of its Affiliates or any of their respective businesses or (b) any oral, or except for the representations and warranties made by the Company that are expressly set forth in this Article III or in the Company Closing Certificate, written information made available to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the Transactions.

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Article IV

Representations and Warranties of Parent and Merger Sub

Except as set forth in the Parent Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are reasonably apparent on their face to be forward-looking statements or cautionary, predictive or forward-looking in nature or do not otherwise constitute statements of fact) (such Parent Reports, taking into account such exclusions, the “Parent Disclosure Reports”) or in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this Article IV, disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub each hereby represents and warrants to the Company as follows:

4.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business, and to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (b) or (c), where the failure to be so qualified or in good standing or to have such power or authority would not reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions. Parent has made available to the Company complete and correct copies of Parent’s Organizational Documents, each as amended prior to the execution of this Agreement, and complete and correct copies of Merger Sub’s Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to the Company is in full force and effect. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby.

4.2 Capital Structure of Parent.

(a) Parent Stock. As of the date hereof, the authorized capital stock of Parent consists of 42,000,000 shares of Parent Class A Common Stock, of which 14,349,106 shares were issued and outstanding as of the date of this Agreement, 10,000,000 shares of Parent Class B Common Stock, of which no shares were outstanding as of the date of this Agreement, and 1,000,000 shares of preferred stock par value $0.0001 per share (“Parent Preferred Stock”), of which no shares were outstanding as of the date of this Agreement. All of the issued and outstanding shares of Parent Class A Common Stock (i) have been duly authorized and are validly issued, fully paid and nonassessable, (ii) were offered, sold and issued in compliance in all material respects with applicable securities Laws, and (iii) were not issued in material breach or violation of (1) Parent’s Organizational Documents or (2) any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. Parent has no shares of Parent Class A Common Stock, Parent Class B Common Stock or Parent Preferred Stock reserved for issuance, except that, as of the date of this Agreement, there were 12,434,671 shares of Parent Class A Common Stock reserved for issuance upon the exercise of any outstanding Parent Public Warrants.

(b) Parent Warrants. As of the date hereof, Parent has issued and outstanding 12,434,671 public warrants (the “Parent Public Warrants”) and 488,041 private placement warrants (the “Parent Private Placement Warrants”, and together with the Parent Public Warrants, the “Parent Warrants”) entitling the holder thereof to purchase one share of Parent Class A Common Stock at an exercise price of $11.50 per share of Parent Common Stock pursuant to, and subject to adjustments as provided by, the terms of the Parent Warrant Agreement. Subject to the terms of conditions of the Parent Warrant Agreement, the Parent Public Warrants will be exercisable after giving effect to the Merger for one share of Parent Common Stock at an exercise price of $11.50 per share, and the Parent Private Placement Warrants will be forfeited for no consideration. The Parent Warrants are exercisable thirty (30) days after the Closing. Parent has made available to the Company true and correct copies of the Parent Warrants and Parent Warrant Agreement. All outstanding Parent Warrants (A) have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Bankruptcy and Equity Exception, (B) were issued in compliance in all material respects with applicable securities Laws and (C) were not issued in material breach or violation of Parent’s Organizational

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Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. All shares of the Parent subject to issuance pursuant to any Parent Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.

(c) No Other Securities or Rights. Except as set forth in Section 4.2(a) and (b) above, the Subscription Agreements or this Agreement, there are no (i) shares of any class or series of capital stock of Parent authorized, issued, outstanding or reserved for issuance, (ii) options, warrants, convertible securities, subscription rights or other similar instruments or rights entitling its holder to receive or acquire shares of capital stock or other securities of Parent or any of its Subsidiaries or (iii) equity appreciation rights, restricted stock units, phantom stock or other securities, instruments or awards issued or granted as compensatory equity or pursuant any equity incentive arrangements of Parent. Except as set forth in Parent’s Organizational Documents, the Subscription Agreements or this Agreement, none of Parent’s shares of capital stock or other securities are subject to any preemptive rights, redemption rights, repurchase rights, rights of refusal or offer, tag-along rights, drag-along rights or other similar rights. Parent does not have outstanding any bonds, debentures, notes or other debt securities the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except for the Organizational Documents of Parent and the Parent Letter Agreement, as of the date of this Agreement, there are no stockholders agreements, investor rights agreements, voting agreements or trusts, proxies, or other agreements with respect to the voting or disposition of the Parent Stock or any capital stock or other securities of its Subsidiaries.

(d) Merger Sub Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which are validly issued and outstanding, fully paid and non-assessable and not subject to any preemptive rights. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Encumbrances (other than such Encumbrances as created by Merger Sub’s Organizational Documents or applicable securities Laws). There are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

(e) Subsidiaries. Other than Merger Sub, Parent has no Subsidiaries and does not directly or indirectly own or hold any (i) equity interests, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity interests of any other Person or (iii) options or other rights to acquire equity interests of any other Person. Parent is not party to any Contract that obligates Parent to invest money in, loan money to or make any capital contribution to any other Person.

4.3 Corporate Authority; Approval.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transactions, subject only to the Parent Stockholder Approval. This Agreement has been, and each Transaction Document will be, duly and validly executed and delivered by each of Parent and Merger Sub, and assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. This Agreement has been, and each Transaction Document will be, duly authorized and approved by Parent as the sole shareholder of Merger Sub.

(b) The affirmative vote of (i) the holders of a majority of the outstanding shares of Parent Common Stock cast at the Special Meeting, shall be required to approve the Transaction Proposal and the Amendment Proposal, (ii) the holders of a majority of the outstanding shares of Parent Class A Common Stock shall be required to approve the NASDAQ Proposal, and (iii) the holders of a majority of the outstanding shares of Parent Class A Common Stock cast at the Special Meeting, shall be required to approve the Parent Incentive Plan Proposal (the approval by Parent Stockholders of all of the foregoing, collectively, the “Parent Stockholder Approval”). The Parent Stockholder Approval is the only vote of the holders of any class or series of capital stock of Parent required

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to approve and adopt this Agreement and approve the Transactions, and no other vote of any Parent’s capital stock shall be required to approve the Proposals in connection with the entry into this Agreement by Parent, and the consummation of the transactions contemplated hereby, including the Closing.

(c) At a meeting duly called and held, the Parent Board has: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Parent Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; (iv) resolved to recommend to the stockholders of Parent approval of each of the matters requiring Parent Stockholder Approval.

4.4 Governmental Filings; No Violations; Certain Contracts.

(a) Other than the filings, notices, reports, consents, registrations, approvals, Permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to the DGCL, (ii) under the HSR Act, the Exchange Act and the Securities Act, (iii) required to be made with NASDAQ, and (iv) state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, Permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by Parent or Merger Sub with, or obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions, or in connection with the continuing operation of the business of Parent and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Parent, Merger Sub or any of Parent’s other Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contract binding upon Parent or any of its Subsidiaries, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.4(a), under any Law to which Parent or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon Parent or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.

4.5 Parent Reports; Internal Controls.

(a) Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 15, 2021 (the forms, statements, reports and documents filed or furnished to the SEC since December 15, 2021, and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished (or if amended, as of the date of such amendment) complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or if amended, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, if any, and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications

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required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. To Parent’s Knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c) Since the date of Parent’s latest Quarterly Report on Form 10-Q, Parent has maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(f) To the Knowledge of Parent, as of the date hereof, there are no outstanding comments from the SEC with respect to the Parent Reports. To the Knowledge of Parent, none of the Parent Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g) To the Knowledge of Parent, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Since the date of Parent’s latest Quarterly Report on Form 10-Q, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The Parent Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NASDAQ. There is no Proceeding pending, or to the Knowledge of Parent, threatened against Parent by NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or prohibit or terminate the listing of Parent Class A Common Stock on NASDAQ.

(i) The Parent Reports contain true and complete copies of (i) the audited balance sheets of the Parent as of December 31, 2023 and 2022 and the audited statements of operations, statements of cash flows, and statements of changes in stockholders’ deficit of the Parent for the same period, together with the auditor’s reports thereon (the “Audited Parent Financial Statements”), and (ii) unaudited financial statements consisting of the unaudited balance sheet as of March 31, 2024, and statements of operations, statements of cash flows, and statements of changes in stockholders’ deficit of Parent for the three months ended March 31, 2024 and 2023 (the “Unaudited Parent Financial Statements” and together with the Audited Parent Financial Statements, the “Parent Financial Statements”). Except as disclosed in the Parent Reports, the Parent Financial Statements (i) fairly present in all material respects the financial position of Parent, as at the respective dates thereof, and the results of operations and cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

4.6 Absence of Certain Changes. Since December 31, 2023:

(a) There has not been any effect, event, development, change, state of facts, condition, circumstance or occurrence in the financial condition, properties, assets, liabilities, business or results of operations of Parent which has had, or would, individually or in the aggregate with others, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

(b) Except as set forth in Section 4.6 of the Parent Disclosure Letter, Parent has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

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4.7 Business Activities; Liabilities.

(a) Since its date of incorporation, neither Parent nor Merger Sub has carried on any business or conducted any operations other than: (i) directed towards the accomplishment of a Business Combination and (ii) the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than set forth under the Parent Reports, the Transaction Documents or pursuant to the performance of its obligations thereunder, neither Parent nor Merger Sub has any liabilities.

(b) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Transaction Documents and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(c) Except as set forth in Parent’s Organizational Documents or as otherwise contemplated by this Agreement or the Transaction Documents and the Transactions, there is no agreement, commitment, or Governmental Order binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or Merger Sub or any acquisition of property by Parent or Merger Sub or the conduct of business by Parent or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Parent or Merger Sub.

(d) Except for this Agreement and the Transaction Documents and the Transactions, Parent has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Transaction Documents, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

4.8 Litigation and Proceedings.

(a) There are no Proceedings pending, or to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.

(b) Neither Parent nor Merger Sub is a party to or subject to the provisions of any Governmental Order that restricts the manner in which Parent or Merger Sub conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

4.9 Compliance with Laws.

(a) Each of Parent and Merger Sub are, and have been since their respective incorporations, in compliance with all applicable Laws, except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected to be material to Parent and Merger Sub, taken as a whole, or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions. Neither Parent nor any of its Subsidiaries has received any written notice of any noncompliance with any Laws that has not been cured as of the date of this Agreement, except for any noncompliance that would not, individually or in the aggregate with other instances of noncompliance, reasonably be expected to be material to Parent and Merger Sub, taken as a whole.

(b) No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened in writing, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

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4.10 Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.11 Parent Trust Account. As of the date of this Agreement, Parent has approximately $51.5 million in the account established by Parent for the benefit of its stockholders at J.P. Morgan Chase Bank, N.A (the “Parent Trust Account”), such monies being invested in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, having a maturity of 185 days or less, or in money market funds meeting certain conditions of Rule 2a-7 promulgated under the Investment Company Act, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of December 15, 2021, between Parent and Continental Stock Transfer & Trust Company, as trustee (the “Parent Trust Agreement”). The Parent Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and has not been amended or modified except as set forth in the Parent Reports. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Parent Trust Agreement in the Parent Reports to be inaccurate or that would entitle any Person (other than any Parent Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Parent Trust Account. Prior to the Closing, none of the funds held in the Parent Trust Account may be released other than to pay Taxes and payments with respect to the redemption of any shares of Parent Common Stock required by the Redemption Offer. There are no Proceedings pending, or to the Knowledge of Parent, threatened in writing with respect to the Parent Trust Account. Parent has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Parent Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. To the Knowledge of Parent, as of the date hereof, following the Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Parent Trust Account, except to the extent such Parent Stockholder validly elects to redeem their shares of Parent Common Stock in connection with the Redemption Offer.

4.12 RESERVED.

4.13 Valid Issuance. The shares of Parent Common Stock issuable as Aggregate Merger Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Encumbrances (other than such Encumbrances as created by Parent’s Organizational Documents, the Transaction Documents or applicable securities Laws) or any preemptive rights.

4.14 Takeover Statutes and Charter Provisions. Each of the board of directors of Parent and Merger Sub has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to Parent or Merger Sub in connection with this Agreement or the Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Parent or Merger Sub is subject, party or otherwise bound.

4.15 NASDAQ Stock Market Quotation. The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “EMLD.” The Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “EMLDW”. Parent is in compliance in all material respects with the rules of NASDAQ, and there is no action or Proceeding pending, or to the Knowledge of Parent, threatened in writing against Parent by NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or terminate the listing of Parent Common Stock on NASDAQ. None of Parent or its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Stock or Parent Warrants under the Exchange Act.

4.16 Brokers and Finders. Except as set forth in Section 4.16 of the Parent Disclosure Letter, neither Parent nor Merger Sub, nor any of their respective directors or employees (including any officers), as applicable, has employed any investment banker, broker or finder or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees or other similar payments in connection with the Transactions.

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4.17 Registration Statement and Proxy Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement, as applicable, is first mailed to the Parent Stockholders, and at the time of the Special Meeting, the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Proxy Statement in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement.

4.18 Taxes.

(a) Parent and Merger Sub (i) have filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with the appropriate Taxing authority, and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid all material Taxes that are required to be paid by them (whether or not shown on any Tax Returns), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) No deficiency with respect to material Taxes has been proposed, asserted or assessed against Parent or Merger Sub, except for deficiencies which have been fully satisfied by payment, settled, withdrawn or otherwise resolved. There are no Proceedings pending or threatened in writing regarding any material Taxes of Parent or Merger Sub.

(c) There are no material Encumbrances for Taxes (except Permitted Encumbrances) on any of the assets of Parent or Merger Sub.

(d) Neither Parent nor Merger Sub is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any commercial contract entered into by Parent or Merger Sub the primary subject of which is not Taxes and that is not a contract with any direct or indirect equity holder of Parent).

(e) Neither Parent nor Merger Sub (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Parent) or (B) has any material liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor or by contract (other than liabilities pursuant to a commercial contract entered into by Parent the primary subject of which is not Taxes and that is not a contract with any direct or indirect equity holder of Parent).

(f) Neither Parent nor Merger Sub has been, within the past two years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(g) Neither Parent nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h) Merger Sub was formed solely for the purpose of effectuating the Transaction and has not undertaken any business activities other than matters incidental to such purpose.

(i) To the Knowledge of Parent, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.

4.19 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of Parent, Merger Sub and their respective Representatives acknowledge and agree that Parent has made its own investigation of the Company and that none of the Company or any other Person is making any representation or warranty whatsoever, express or implied, relating to Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, except for those representations and warranties made by the Company that are expressly set forth in Article III or

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in the Company Closing Certificate. Without limiting the foregoing, Parent and Merger Sub understand and agree that any financial projections, predictions, forecasts, estimates, budgets or prospective information relating to the Company, any of its Affiliates or any of their respective businesses that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Parent or its Representatives) or reviewed by Parent pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Parent or any of its Affiliates, or any of their Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing. Except as otherwise expressly provided in the representations and warranties made by the Company that are expressly set forth in Article III, Parent and Merger Sub understand and agree that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to, with all faults and without any other representation or warranty of any nature whatsoever.

4.20 Employees; Benefit Plans. Neither Parent nor Merger Sub has or has ever had any employees, and neither Parent nor Merger Sub has any unsatisfied liability with respect to any employee. Neither Parent nor Merger Sub currently maintains, sponsors or contributes to or has any actual or contingent liability under any Parent Benefit Plan, nor does Parent or Merger Sub have any obligation or commitment to create or adopt any Parent Benefit Plan (except for the Parent Incentive Plan and Parent ESPP expressly contemplated hereby).

4.21 No Other Representations or Warranties. Except for the representations and warranties made by Parent that are expressly set forth in this Article IV (as modified by the Parent Disclosure Schedule and the Parent Disclosure Reports) or in the Parent Closing Certificate, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty relating to Parent or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub expressly disclaim any such other representations or warranties. In particular, without limiting the foregoing, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty to the Company or any of it respective Affiliates or Representatives with respect to (a) any projections, predictions, forecast, estimate, budget or prospective information relating to Parent, any of its Affiliates or any of their respective businesses or (b) any oral, or except for the representations and warranties made by the Parent that are expressly set forth in this Article IV (as modified by the Parent Disclosure Schedule and the Parent Disclosure Reports) or in the Parent Closing Certificate, written information made available to the Company or any of their Affiliates or Representatives in the course of their evaluation of Parent and Merger Sub, the negotiation of this Agreement or in the course of the Transactions.

Article V

Covenants of the Company

5.1 Interim Operations.

(a) Except (i) as described in Section 5.1(a) of the Company Disclosure Letter, (ii) as otherwise expressly required or permitted by this Agreement or any other Transaction Document, (iii) as required by applicable Law or (iv) as Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned, delayed, or denied), the Company covenants and agrees as to itself and its Subsidiaries that, during the period from the date of this Agreement until the Closing, the Company shall use commercially reasonable efforts to operate the business of it and its Subsidiaries in the ordinary course consistent with past practice and to preserve their business organizations intact and maintain existing relations with the Company’s executive officers.

(b) Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Closing, except (w) as described in the corresponding subsection of Section 5.1(b) of the Company Disclosure Letter, (x) as otherwise expressly required or permitted by this Agreement or any Transaction Document, (y) as required by applicable Law or (z) as Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its or its Subsidiaries’ Organizational Documents;

(ii) (A) merge or consolidate itself or any of its Subsidiaries with any other Person, except for transactions among its wholly owned Subsidiaries or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

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(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $250,000, or acquire any business or entity (whether by merger or consolidation, by purchase of substantially all assets or equity interests or by any other manner), in each case, in any transaction or series of related transactions, other than acquisitions or other transactions pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the date of this Agreement;

(iv) sell, lease, license or otherwise dispose of any of its material assets or properties, except (A) for sales, leases, licenses or other dispositions in the ordinary course of business and (B) for sales, leases, licenses or other dispositions of assets and properties with a fair market value not in excess of $250,000 in the aggregate or (C) pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the date of this Agreement;

(v) except pursuant to awards granted under the Stock Plan (which, for clarity, may be granted after the date of this Agreement in the ordinary course of business consistent with past practice (including grants to new hires)), issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of the Company or any of its Subsidiaries (other than issuances by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), or any options, warrants, convertible securities, subscription rights or other similar rights entitling its holder to receive or acquire any shares of such capital stock or other securities of the Company or any of its Subsidiaries;

(vi) reclassify, split, combine, subdivide, redeem or repurchase, any of capital stock of the Company or options, warrants or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except in connection with the repurchase, net exercise or settlement of awards under the Stock Plan or the withholding of shares to satisfy Tax obligations with respect to awards under the Stock Plan;

(vii) declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

(viii) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company), other than in the ordinary course of business;

(ix) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice;

(x) make or commit to make capital expenditures other than in an amount not in excess of $1,000,000, in the aggregate;

(xi) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, other than in the ordinary course of business;

(xii) amend or modify in any material respect or terminate any Company Material Contract, or waive or release any material rights, claims or benefits under any Company Material Contract, in each case, other than in the ordinary course of business;

(xiii) make any material changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;

(xiv) settle any Proceeding, except in the ordinary course of business or where such settlement is covered by insurance or involves only the payment of monetary damages in an amount not more than $250,000 in the aggregate;

(xv) except in the ordinary course of business consistent with past practice: (A) file any material amended Tax Return, (B) make, revoke or change any material Tax election, (C) adopt or change any material Tax accounting method or period, (D) enter into any agreement with a Governmental Entity with respect to material Taxes, (E) settle or compromise any examination, audit or other action with a Governmental Entity of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Entity in respect

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of material Taxes, or (F) enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes), in each case, to the extent such action could reasonably be expected to have any adverse and material impact on Parent;

(xvi) except in the ordinary course of business or pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement or as required by Law, (A) materially increase the annual salary or consulting fees or target annual cash bonus opportunity of any Company Employee with an annual salary or consulting fees in excess of $250,000 as of the date of this Agreement, (B) enter into, establish, adopt, amend, or terminate any material Company Benefit Plan, (C) take any action to accelerate the vesting or lapsing of restrictions or payment or funding of compensation or benefits under any Company Benefit Plan, (D) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or consulting fees in excess of $250,000 or (E) terminate the employment of any executive officer other than for cause or due to death or disability;

(xvii) sell, assign, exclusively license, abandon, or allow to lapse any material Company Intellectual Property, other than in the ordinary course of business consistent with past practice;

(xviii) other than as required by applicable Law, become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or similar labor union Contract;

(xix) fail to use commercially reasonable efforts to keep current and in full force and effect, or to comply with the requirements of, or to apply for or renew, any Permit, approval, authorization, consent, license, registration or certificate issued by any Governmental Entity that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(xx) file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;

(xxi) fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company or any of its Subsidiaries, any insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties;

(xxii) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement; or

(xxiii) agree or authorize to do any of the foregoing.

5.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives reasonable access from and after the date of this Agreement until the Effective Time, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to furnish such information or afford such access described in this Section 5.2 to the extent (x) relating to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby, (y) it would result, in the judgment of legal counsel of the Company, in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound or (z) prohibited by applicable Law. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Parent and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

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5.3 No Claim Against the Parent Trust Account. The Company acknowledges that Parent has established the Parent Trust Account for the benefit of Parent’s public stockholders and that disbursements from the Parent Trust Account are available only in the limited circumstances set forth in the Parent Reports, Parent’s Organizational Documents, and the Parent Trust Agreement. The Company further acknowledges that Parent’s sole assets consist of the cash proceeds of Parent’s initial public offering, loans from Sponsor, and private placements of its securities, and that substantially all of these proceeds have been deposited in the Parent Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the transactions contemplated by this Agreement, or in the event of termination of this Agreement, another Business Combination, are or is not consummated by December 20, 2024 or such later date as approved by the Parent Stockholders to complete a Business Combination, Parent will be obligated to return to its stockholders the amounts being held in the Parent Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Parent Trust Account, any trustee of the Parent Trust Account and Parent to collect from the Parent Trust Account any monies that may be owed to them by Parent or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Parent Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 5.3 shall survive the termination of this Agreement for any reason.

5.4 Acquisition Proposals; Alternative Transactions.

(a) From the date of this Agreement until the Closing, the Company shall not, and shall use reasonable best efforts to cause its Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction.

(b) The following terms shall be defined as follows:

(i) “Acquisition Proposal” means (A) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or (B) any acquisition by any Person or group (as defined under Section 13 of the Exchange Act), resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, (I) equity securities of the Company comprising 30% or more of the total voting power of the equity securities of the Company or (II) assets of the Company comprising 30% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of the Company, in each case of clauses (I) and (II), other than the Transactions or the acquisition or disposition of products, services, inventory, equipment or other tangible personal property in the ordinary course of business.

(ii) “Alternative Transaction” means a transaction (other than any Transaction) concerning the sale or transfer of any of the shares of Company Stock or other equity securities of the Company or any of its Subsidiaries, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale of assets, shares or other equity securities, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

5.5 Prospectus/Proxy Filing; Information Supplied.

(a) The Company shall provide to Parent financial statements for the years ended December 31, 2023 and 2022 audited in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and accompanied by the report thereon of the Company’s independent auditors (which reports shall be unqualified) (the “PCAOB Financials”) by no later than November 15, 2024 (the “PCAOB Deadline”).

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Without limiting the foregoing, (i) the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement and (ii) the Company shall use commercially reasonable efforts to provide Parent, as soon as reasonably practicable following the end of each fiscal quarter, but not less than (forty-five) 45 days after the end of such quarter, reviewed financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for such period ended, together with the notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified), in each case, prepared in accordance with GAAP and Regulation S-X and reviewed in accordance with the standards of the PCAOB. The Company shall make their officers and employees and Representatives available to Parent and its counsel, in each case, during normal business hours and upon reasonable advanced notice by Parent, in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC.

(b) From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Parent prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Parent and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Parent pursuant to this Section 5.5 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Disclosure Letter.

Article VI

Covenants of Parent

6.1 Conduct of Parent. From the date of this Agreement until the Closing, Parent shall, and shall cause Merger Sub to, except as expressly required or permitted by this Agreement or any Transaction Document (including as contemplated by the Private Placements), as required by applicable Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except (w) as described in the corresponding subsection of Section 6.1 of the Parent Disclosure Letter, (x) as otherwise expressly required or permitted by this Agreement or any Transaction Document (including as contemplated by the Private Placements), (y) as required by applicable Law or (z) as the Company shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), Parent will not and will not permit its Subsidiaries to:

(a) change, modify or amend, or seek any approval from the Parent Stockholders to change, modify or amend, the Parent Trust Agreement, the Parent Organizational Documents or the Organizational Documents of Merger Sub, other than to effectuate the Parent Restated Charter and the Parent Restated Bylaws;

(b) (i) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (ii) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (iii) other than the redemption of any shares of Parent Common Stock required by the Redemption Offer or as otherwise required by Parent’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent;

(c) enter into, or permit any of the assets owned or used by it to become bound by, any Contract, other than as expressly required in connection with the Transactions;

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(d) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Parent or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(e) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee incurred between Parent and Merger Sub, provided, however, that Parent shall be permitted to incur (x) up to an aggregate of $2,000,000 of Indebtedness from its Affiliates (including the Sponsor) in order to fund Parent’s reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest basis and otherwise on terms and conditions as set forth in the Parent Reports and (y) Indebtedness from its Affiliates (including the Sponsor) in order to fund the payment of any excise Tax (“Excise Tax Loans”). Any amounts of such permitted working capital loans contemplated by clause (x) repaid in connection with the Closing shall be treated as Outstanding Parent Expenses and subject to any limitations thereon. Excise Tax Loans shall not be treated as Outstanding Parent Expenses and shall not be subject to any limitations thereon;

(f) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Transaction Documents;

(g) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(h) make any changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;

(i) (i) issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of Parent or any of its Subsidiaries or any options, warrants, convertible securities, subscription rights or other similar rights entitling its holder to receive or acquire any shares of capital stock or other securities of Parent or any of its Subsidiaries, other than (A) in connection with the exercise of any Parent Warrants outstanding on the date hereof or (B) the Transactions (including the transactions contemplated by the Subscription Agreements) or (ii) amend, modify or waive any of the terms or rights set forth in any Parent Warrant or the Parent Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Agreement;

(j) (i) enter into, adopt or amend any Parent Benefit Plan (other than the adoption of the Parent Incentive Plan and Parent ESPP), or enter into any employment contract or collective bargaining agreement, (ii) grant or establish any form of compensation or benefits to any current or former employee or other individual service provider of Parent or its Subsidiaries or (iii) hire any employee or any other individual to provide services to Parent or its Subsidiaries following Closing;

(k) except in the ordinary course of business consistent with past practice: (i) file any material amended Tax Return, (ii) make, revoke or change any material Tax election, (iii) adopt or change any material Tax accounting method or period, (iv) enter into any agreement with a Governmental Entity with respect to material Taxes, (v) settle or compromise any examination, audit or other action with a Governmental Entity of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Entity in respect of material Taxes, or (vi) enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(l) (i) fail to maintain its existence or merge or consolidate with, or purchase any assets or equity securities of, any corporation, partnership, limited liability company, association, joint venture or other entity or organization or any division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or its Subsidiaries;

(m) make any capital expenditures;

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(n) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(o) enter into any new line of business outside of the business currently conducted by Parent and its Subsidiaries as of the date of this Agreement; or

(p) agree or authorize to do any of the foregoing.

6.2 Parent Trust Account Matters.

(a) Trust Account. Prior to the Closing, none of the funds held in the Parent Trust Account may be used or released except (i) for the withdrawal of interest to pay any tax obligations owed by Parent as a result of assets owned by Parent, including franchise taxes, (ii) for working capital purposes and (iii) to effectuate the Redemption Offer. Following the Closing, and upon notice to the trustee of the Parent Trust Account (the “Parent Trustee”) and the satisfaction of the requirements for release set forth in the Parent Trust Agreement, the Parent Trustee shall be obligated to release as promptly as practicable any and all amounts still due to holders of shares of Parent Common Stock who have exercised their redemption rights with respect to shares of Parent Common Stock, and thereafter, release the remaining funds in the Parent Trust Account to Parent to be reflected on Parent’s consolidated balance sheet and the Parent Trust Account shall thereafter be terminated.

(b) Redemption Offer. At or prior to the Closing, Parent shall use its reasonable best efforts to cause the Parent Trustee to pay as and when due all amounts payable to Parent Stockholders holding shares of the Parent Common Stock sold in Parent’s initial public offering who shall have validly elected to redeem their shares of Parent Common Stock (and who have not rescinded such election) pursuant to Parent’s Organizational Documents and shall use its reasonable best efforts to cause the Parent Trustee to pay, as and when due, the Deferred Discount (as defined in the Parent Trust Agreement) pursuant to the terms of the Parent Trust Agreement.

6.3 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent and the Surviving Company agree that they will indemnify and hold harmless, to the fullest extent Parent, Merger Sub or the Company would be permitted to do so under applicable Law and their respective Organizational Documents in effect as of the date of this Agreement, each present and former (determined as of the Effective Time) director and officer of Parent, Merger Sub and the Company and each of their respective Subsidiaries, in each case, when acting in such capacity (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the Transactions, and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and Parent or the Surviving Company shall also advance expenses as incurred to the fullest extent that the Company, Parent or Merger Sub, as applicable, would have been permitted to do so under applicable Law and its respective Organizational Documents in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(b) Parent shall cause the Surviving Company as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions).

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(c) Parent shall, as of the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of Parent’s existing D&O Insurance, in each case, for the Tail Period, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Parent’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions). In lieu of a separate “tail” insurance policy, the tail liability may be covered in the go-forward policy obtained by the Parent so long as such coverage is for the entire Tail Period and with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Parent’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions).

(d) If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.3.

(e) Prior to the Closing, Parent shall use commercially reasonable efforts to obtain D&O Insurance reasonably satisfactory to the Company and that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Parent and its Subsidiaries (including the directors and officers of the Company and its Subsidiaries) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Parent and its Subsidiaries (including the Company and its Subsidiaries).

(f) The rights of the Indemnified Parties under this Section 6.3 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of Parent, Merger Sub, the Company or any of their respective Subsidiaries, or under any applicable Contracts or Laws, and nothing in this Agreement is intended to, shall be construed or shall release, waiver or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent, Merger Sub, the Company or any of their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 6.3 is not prior to or in substitution of any such claims under such policies).

(g) This Section 6.3 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third party beneficiaries of this Section 6.3.

6.4 Approval of Sole Stockholder of Merger Sub. Immediately following execution of this Agreement, Parent shall execute and deliver, in accordance with applicable Law and its Organizational Documents, in its capacity as sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

6.5 Inspections. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Parent or its Subsidiaries by third parties, Parent shall, and shall cause its Subsidiaries to, afford to the Company and its Representatives reasonable access from and after the date of this Agreement until the Effective Time, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of Parent and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers, employees and other personnel of Parent and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Parent and its Subsidiaries that are in the possession of Parent or its Subsidiaries as such Representatives may reasonably request. Notwithstanding the foregoing, Parent and its Subsidiaries shall not be required to furnish such information or afford such access described in this Section 6.5 to the extent (x) relating to interactions with prospective Business Combination partners or target companies of Parent or the negotiation of this Agreement and the transactions contemplated hereby, (y) it would result, in the judgment of legal counsel of Parent, in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Parent or any of its Subsidiaries is bound or (z) as prohibited by applicable Law. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

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6.6 Parent NASDAQ Listing.

(a) From the date hereof through the Closing, Parent shall use reasonable best efforts to ensure that Parent remains listed as a public company on, and for shares of Parent Common Stock to be listed on, the NASDAQ.

(b) Parent shall cause the Parent Common Stock to be issued in connection with the Transactions to be approved for listing on the NASDAQ prior to or on the Closing Date.

6.7 Parent Public Filings. From the date hereof through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

6.8 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Parent shall take all actions necessary or appropriate to cause the individuals set forth in Section 6.8 of the Company Disclosure Letter to be elected as members of the Parent Board and/or appointed as officers of Parent, effective as of the Closing. On the Closing Date, Parent shall enter into customary indemnification agreements (each, an “Indemnification Agreement”), in form and substance reasonably satisfactory to the Company, with the individuals set forth in Section 6.8 of the Company Disclosure Letter, which Indemnification Agreements shall continue to be effective following the Closing.

6.9 Exclusivity. From and after the date of this Agreement until the Closing, Parent shall not take, nor shall it permit any of its Affiliates to take, and shall not authorize and will instruct its Representatives not to, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives. Parent shall, and shall cause its Affiliates to, and shall authorize and instruct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Parent shall be liable for any breach of this Section 6.9 by any of its Representatives.

6.10 Governing Documents. In connection with the consummation of the Transactions, Parent shall adopt the Parent Restated Bylaws and the Parent Restated Charter.

6.11 Stockholder Litigation. In the event that any Proceeding related to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby is brought, or to the Knowledge of Parent, threatened in writing, against Parent or the Board of Directors of Parent by any of Parent’s stockholders prior to the Closing, Parent shall promptly notify the Company of any such Proceeding and keep the Company reasonably informed with respect to the status thereof. Parent shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Proceeding, shall give due consideration to the Company’s advice with respect to such litigation and shall provide the Company with a meaningful opportunity to review and give due consideration to the Company’s concerns regarding the settlement of any such Proceeding.

Article VII

Joint Covenants

7.1 Preparation of Registration Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Parent Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective

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under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. In addition to Section 5.5(b), each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will cause the Proxy Statement to be mailed to Parent Stockholders.

(b) Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Parent, on the one hand, and the Company, on the other hand, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Parent Common Stock, as applicable, in each case, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Parent Organizational Documents. Each of the Company and Parent shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that Parent receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Parent agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Business Combination (as defined in the Parent Certificate of Incorporation), including the Merger, and the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations (the “Transaction Proposal”), (ii) approval of the Parent Restated Charter (the “Amendment Proposal”) and each change to the Parent Restated Charter that is required to be separately approved, (iii) to the extent required by the NASDAQ listing rules, approval of the issuance of the Aggregate Merger Consideration together with the Parent Common Stock pursuant to the Subscription Agreements (the “NASDAQ Proposal”), (iv) the approval and adoption of the Parent Incentive Plan and Parent ESPP (the “Parent Incentive Plan Proposal”), (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (vi) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the NASDAQ Proposal and the Parent Incentive Plan Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent Stockholders at the Special Meeting.

7.2 Parent Special Meeting.

(a) Parent shall use commercially reasonable efforts to, as promptly as practicable, (i) establish the record date, or duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) after the Registration Statement has been declared effective under the Securities Act, cause the Proxy Statement to be disseminated to Parent Stockholders in compliance with applicable Law and (iii) after the Registration Statement has been declared effective under the Securities Act, solicit proxies from the holders of Parent Common Stock to vote in accordance with the recommendation of the Parent Board with respect to each of the Proposals.

(b) Parent shall, through the Parent Board, recommend to its stockholders that they approve the Proposals (the “Parent Board Recommendation”) and shall include the Parent Board Recommendation in the Proxy Statement. The Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation.

(c) To the fullest extent permitted by applicable Law, Parent agrees that if the Parent Stockholder Approval shall not have been obtained at any such Special Meeting, then Parent shall promptly continue to take all such actions necessary, proper or advisable, including the actions required by this Section 7.2, and hold such additional Special Meetings in order to obtain the Parent Stockholder Approval. Parent may only adjourn the Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or

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amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent Stockholders prior to the Special Meeting; provided, that, without the consent of the Company, the Special Meeting shall not be held later than three (3) Business Days prior to the Outside Date.

7.3 Company Stockholder Approval. Upon the terms set forth in this Agreement, the Company shall use its reasonable best efforts to obtain promptly after the execution of this Agreement, and in any event no later than 11:59 pm Eastern Time on the third Business Day next succeeding the date of this Agreement, a written consent from the Requisite Company Stockholders, pursuant to which such Requisite Company Stockholders will approve and adopt the matters required for the Company Stockholder Approval (the “Written Consent”). The Written Consent shall be irrevocable with respect to all shares of Company Stock owned beneficially or of record by the Requisite Company Stockholders or as to which such Requisite Company Stockholders have, directly or indirectly, the right to vote or direct the voting thereof. “Requisite Company Stockholders” means the Company Stockholders holding shares sufficient to effect the Company Stockholder Approval, each of which or whom is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.

7.4 Cooperation; Efforts to Consummate.

(a) On the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing the notification and report form required under the HSR Act) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, Permits and authorizations necessary, proper or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions. The Company and Parent (A) shall each request early termination of all applicable waiting periods under the HSR Act with respect to the Transactions and (B) the Company and Parent shall not, and shall cause their Subsidiaries and Affiliates not to, extend any waiting period, review period or comparable period under the HSR Act or any other Antitrust Law or enter into any agreement with any Governmental Entity to delay or not to consummate the Transactions, except with the prior written consent of the other Party (not to be unreasonably withheld, conditioned, or delayed). Notwithstanding the foregoing or anything to the contrary in this Agreement, but subject to Parent’s obligations pursuant to Section 7.4(c), in no event shall either the Company or Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees. Notwithstanding anything to the contrary contained herein, no action taken by the Company or Parent under this Section 7.4 will constitute a breach of Section 5.1 or Section 6.1, respectively.

(b) Parent and the Company shall each have the right to review in advance, and to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Registration Statement). Neither the Company nor Parent shall permit any of its officers or other Representatives to participate in any meeting or discussion with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless it consults with the other Party in advance, and to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable. Parent shall be responsible for the payment of all filing fees pursuant to the HSR Act and any other Antitrust Laws in connection with the Transactions.

(c) For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, and without limiting the foregoing, Parent shall, and shall cause its Subsidiaries and Affiliates to, take any and all steps necessary to eliminate each and every impediment under the HSR Act or any other Antitrust Law that is asserted by any Governmental Entity or any other Person so as to enable the Parties to consummate the Transactions as soon as possible, and in any event prior to the Outside Date, including, but not limited to, (i) commencing or

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threatening to commence, and vigorously contesting, resisting and defending against, any Proceeding, whether judicial or administrative, by or before any Governmental Entity or other Person, (ii) seeking to have vacated, lifted, reversed or overturned any stay or Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prevents restricts, interferes with or delays the consummation of the Transactions, (iii) proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Company or Parent or any of their respective Subsidiaries or Affiliates, (iv) taking or committing to take actions that limit the freedom of action of any of the Company or Parent or any of their respective Subsidiaries or Affiliates with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company or Parent or any of their respective Subsidiaries or Affiliates, (v) granting any financial, legal or other accommodation to any Person and (vi) proposing, negotiating, committing to and effecting any other condition, commitment or remedy of any kind. Parent and Merger Sub shall not take any action, including agreeing to or consummating any merger, acquisition or other transaction, that would reasonably be expected to prevent, restrict or delay (A) the receipt of any consent, registration, approval, clearance, Permit or authorization from any Governmental Entity or any other Person in connection with the Transactions or (B) the consummation of the Transactions.

7.5 Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as applicable, or any of its Subsidiaries or Affiliates, from any third party or any Governmental Entity with respect to the Transactions. Each Party will also promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge that is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied.

7.6 Publicity. The initial press release with respect to the Transactions shall be a joint press release and thereafter the Company and Parent shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or NASDAQ or (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law. Each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent.

7.7 Extension.

(a) If the PCAOB Financials have been delivered to Parent and the Proxy Statement has not been mailed to the Parent Stockholders by the PCAOB Deadline, Parent shall prepare (with the reasonable cooperation of the Company) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements to such proxy statement, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of the Parent Stockholders to amend the Parent Organizational Documents to extend the deadline by which Parent must complete a Business Combination in accordance therewith (such date, the “Business Combination Deadline”) to such date at least three (3) months thereafter as may be agreed in writing by Parent and the Company (an “Extension”). Parent shall use its reasonable best efforts to cause the Extension Proxy Statement to: (i) comply with the rules and regulations promulgated by the SEC; and (ii) have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing. To the extent not prohibited by Law, Parent shall provide the Company a reasonable opportunity to review the Extension Proxy Statement prior to its filing with the SEC and will consider in good faith the incorporation of any comments from the Company and its counsel to the Extension Proxy Statement.

(b) To the extent not prohibited by Law, Parent will advise the Company, reasonably promptly after Parent receives notice, of: (A) the time when any supplement or amendment to the Extension Proxy Statement has been filed; or (B) any request by the SEC for the amendment or supplement of the Extension Proxy Statement or for additional information related thereto. To the extent not prohibited by Law, Parent shall provide the Company and its counsel with (x) any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement (including any notification (orally or in writing) from the SEC that the Extension Proxy Statement will not be “reviewed” or will not

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be subject to further review) promptly after receipt of those comments or other communications and (y) a reasonable opportunity to participate in the response of Parent to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

(c) Each of Parent and the Company agrees to, as promptly as reasonably practicable, furnish the other party with such information as shall be reasonably requested concerning itself, its Subsidiaries, officers, directors, managers, stockholders, shareholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement. Each of Parent and the Company shall ensure that: (i) all of the information supplied by it or on its behalf for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement, at the earlier of the date it is filed with the SEC or first mailed to the Parent Stockholders, shall be accurate in all material respects and shall not omit to state any material fact required to be stated in the Extension Proxy Statement or necessary in order to make the statements in the Extension Proxy Statement, in light of the circumstances under which they are made, not misleading; and (ii) the Extension Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated under the Exchange Act. If, at any time prior to the Closing, Parent or the Company becomes aware of: (x) the Extension Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; or (y) any other information which is required to be set forth in an amendment or supplement to the Extension Proxy Statement so that it would not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or Parent (as applicable) shall promptly inform Parent or the Company (as applicable). Thereafter, each of the Company and Parent shall cooperate with the other in filing with the SEC or mailing to the Parent Stockholders an amendment or supplement to the Extension Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to cause their and their Subsidiaries’ managers, directors, officers and employees to be reasonably available to Parent, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(d) Parent shall: (i) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (A) cause the Extension Proxy Statement to be disseminated to Parent Stockholders in compliance with applicable Law, (B) duly (x) give notice of and (y) convene and hold a meeting of the Parent Stockholders (the “Parent Extension Meeting”) in accordance with Parent’s Organizational Documents and the applicable rules of NASDAQ for a date no later than three (3) Business Days prior to the Business Combination Deadline then in effect (or such later date as the Company and Parent shall agree), and (C) solicit proxies from the Parent Stockholders to vote in favor of the Extension; and (ii) provide the Parent Stockholders with a Redemption Offer. Notwithstanding anything to the contrary set forth in this Section 7.7 to the extent (1) the Parent Stockholder Approval is obtained at any time before the Parent Extension Meeting is held and (2) the Closing has occurred prior to the Business Combination Deadline then in effect, all obligations under this Section 7.7 shall terminate and be of no further force or effect. Parent shall, through Parent Board, recommend to the Parent Stockholders the approval of the Extension, and include such recommendation in the Extension Proxy Statement. The Parent Board shall not effect a change in its recommendation to the Parent Stockholders with respect to the approval of the Extension.

(e) To the fullest extent permitted by applicable Law, Parent shall (x) establish a record date for, duly call, give notice of, convene and hold the Parent Extension Meeting and submit for approval the Extension, and (y) promptly continue to take all such necessary actions, including the actions required by this Section 7.7, and hold additional Parent Extension Meetings in order to obtain the requisite approval of the Parent Stockholders to the Extension, in each case, if such approval shall not have been obtained at any such Parent Extension Meeting. Parent may adjourn the Parent Extension Meeting: (i) to solicit additional proxies for the purpose of obtaining the requisite approval of the Parent Stockholders to the Extension; (ii) for the absence of a quorum; or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Parent Stockholders prior to the Parent Extension Meeting. Notwithstanding the foregoing, without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Parent Extension Meeting may not be adjourned to a date that is more than five (5) Business Days after the date for which the Parent Extension Meeting was originally scheduled (excluding any adjournments required by applicable Law).

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7.8 Private Placements. After the date of this Agreement, each of the Company and Parent shall use its respective reasonable best efforts to obtain from Subscribers the proceeds of additional equity and/or equity-linked financings, or non-redemption or similar agreements in such amount and on such terms as are mutually acceptable to the Parties. The Parties shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary (including enforcing its rights under the Subscription Agreements) to consummate the financings contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein. Each Party shall use its reasonable best efforts to cooperate and provide assistance and information as requested by the other Party in connection with any such subscription.

7.9 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, Parent shall pay all Taxes required to be paid pursuant to Section 4501 of the Code (and any similar provision of state or local income Tax Law) in connection with any redemptions of Parent Stock and Transfer Taxes required to be paid by the Company, Parent or any of their Subsidiaries incurred in connection with the Transactions. The Company shall file all necessary Tax Returns with respect to all such Transfer Taxes, will give Parent a meaningful opportunity for review and give due consideration to reasonable comments by Parent with respect to such Tax Returns, and if required by applicable Law, Parent will join in the execution of any such Tax Returns. The Company and Parent agree to reasonably cooperate to reduce or eliminate the amount of any such Taxes.

(b) Parent, Merger Sub and the Company intend that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows U.S. federal income Tax treatment), (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which Parent, Merger Sub and the Company are to be parties under Section 368(b) of the Code (the “Intended Tax Treatment”); and (ii) this Agreement be, and hereby is, adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

(c) None of the Parties shall (and each Party shall cause its Subsidiaries and Affiliates not to) take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action if such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Both prior to and following the Effective Time, each of the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, use their reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, including if the Parties, working together in good faith, reasonably determine that the Merger is not reasonably expected to qualify for the Intended Tax Treatment, by using commercially reasonable efforts to restructure the transactions contemplated hereby in a manner that is reasonably expected to cause the Merger to so qualify.

(d) The Parties shall, and shall cause their respective Affiliates to, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code, file all income Tax Returns to be filed on a basis consistent with the Intended Tax Treatment. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity. The Parties will cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, including by providing factual support letters.

7.10 Parent Incentive Plan; Parent ESPP. Parent shall, prior to the Effective Time, approve and adopt the Parent Incentive Plan and the Parent ESPP, in each case to be effective as of the Closing. The Parent Incentive Plan shall provide for (i) an initial aggregate share reserve thereunder equal to 10.0% of the number of outstanding shares of Parent Common Stock on a fully diluted basis at the Closing (or such other amount as determined by the Company after consultation with an independent outside compensation advisor), plus, (ii) on the first day of each calendar year during the term of the Parent Incentive Plan an automatic increase equal to 5% of the number of outstanding shares of Parent Common Stock on a fully diluted basis as of the last day of the immediately preceding calendar year (or such other amount as determined by the Company following consultation with an independent outside compensation advisor and Parent). The Parent Incentive Plan shall otherwise be in a form prepared by the Company and reasonably acceptable to Parent. The Parent ESPP shall provide for (i) an initial aggregate share reserve thereunder equal to 2% of the number of outstanding shares of Parent Common Stock on a fully diluted basis at the Closing, plus (ii) on the first day of each calendar year during the term of the Parent ESPP an automatic increase equal to 1% of the number of outstanding shares of Parent Common Stock on a fully diluted basis as of the last day of the immediately preceding calendar year (or such other amount as determined by the Company following consultation with an independent outside compensation advisor and Parent). The Parent ESPP

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shall otherwise be in a form prepared by the Company and reasonably acceptable to Parent. Subject to approval of the Parent Incentive Plan and the Parent ESPP by the Parent Stockholders, within two (2) Business Days following the expiration of the sixty (60)-day period following the date Parent has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Parent shall file an effective Form S-8 Registration Statement with the SEC with respect to the shares of Parent Class A Stock issuable under the Parent Incentive Plan and the Parent ESPP, and Parent shall use its reasonable best efforts to maintain the effectiveness of such S-8 Registration Statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Parent Incentive Plan and/or Parent ESPP remain outstanding.

7.11 Employment Agreements. Prior to the Effective Time, Parent and the Company shall each use their respective reasonable best efforts to cause to be negotiated and entered into, effective as of, and conditioned upon, the consummation of the Merger, executive employment agreements with the executives of the Company identified on Section 7.11 of the Parent Disclosure Letter, in each case in form and substance reasonably agreed upon by Parent, the Company and such executive.

Article VIII

Conditions

8.1 Mutual Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. (i) The Parent Stockholder Approval shall have been obtained, and (ii) the Company Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. All waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated.

(c) No Laws or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions.

(d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or be threatened by the SEC.

(e) Other Agreements. The Transaction Documents shall be in full force and effect and shall not have been rescinded by any of the Parties thereto.

(f) Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately following the Closing.

8.2 Conditions to Obligation of Parent and Merger Sub. The respective obligation of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties made by the Company that are expressly set forth in the first sentence of Section 3.1 (Organization, Good Standing and Qualification), the first sentence of each of Sections 3.2(a) through 3.2(e) (Capital Structure of the Company), Section 3.3 (Corporate Authority; Approval and Fairness), Section 3.6(a) (Absence of Certain Changes), and Section 3.18 (Brokers and Finders) that are qualified by materiality, Material Adverse Effect or other similar qualifier shall be true and correct in all respects and that are not qualified by materiality, Material Adverse Effect or other similar qualifier shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects or all material respects, as applicable, as of such particular date or period of time).
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(ii) The other representations and warranties made by the Company that are expressly set forth in Article III shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any materiality, Materiality Adverse Effect or other similar qualifier contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date; provided, that for purposes of this Section 8.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has failed to cure within twenty (20) days after written notice of a breach thereof by Parent (or if earlier, the Outside Date).

(c) Company Closing Certificate. Parent and Merger Sub shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied (the “Company Closing Certificate”).

(d) Transaction Documents. The Company shall have delivered to Parent an executed counterpart of each of the Transaction Documents to which it is a party.

8.3 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties made by Parent and Merger Sub that are expressly set forth in the first sentence of Section 4.1 (Organization, Good Standing and Qualification), the first sentence of each of Sections 4.2(a) through 4.2(e) (Capital Structure of Parent), Section 4.3 (Corporate Authority; Approval), Section 4.6(a) (Absence of Certain Changes) and Section 4.16 (Brokers and Finders) that are qualified by materiality, Materiality Adverse Effect or other similar qualifier shall be true and correct in all respects and that are not qualified by materiality, material adverse effect or other similar qualifier shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case, such representation and warranty shall be so true and correct in all respects or all material respects, as applicable, as of such particular date or period of time).

(ii) The other representations and warranties made by Parent and Merger Sub that are expressly set forth in Article IV shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any materiality, materiality adverse effect or other similar qualifier contained therein) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions; provided, however, that in the event that the Parent Common Stock is not listed on NASDAQ as a result of or in connection with Parent extending its term past December 20, 2024, as set forth in Section 7.7, the representation and warranty set forth in Section 4.15 shall not serve as a limitation to the Company’s obligation to consummate the Merger, subject to Section 9.4(c).

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date; provided, that for purposes of this Section 8.3(b), a covenant of Parent or Merger Sub shall only be deemed to have not been performed if the Parent or Merger Sub, as applicable, has failed to cure within twenty (20) days after written notice of a breach thereof by the Company (or if earlier, the Outside Date); provided, further, that in the event that the Parent Common Stock is not listed on NASDAQ as a result of or in connection with Parent extending its term past December 20, 2024, as set forth in Section 7.7, the covenant set forth in Section 6.6(a) shall not serve as a limitation to the Company’s obligation to consummate the Merger, subject to Section 9.4(c).

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(c) Parent and Merger Sub Closing Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied (the “Parent Closing Certificate”).

(d) D&O Resignations. The directors and executive officers of Parent listed in Section 8.3(d) of the Parent Disclosure Letter shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

(e) Stock Exchange Approval. The shares of Parent Common Stock issuable to the holders of shares of Company Stock pursuant to this Agreement shall have been authorized for listing on NASDAQ upon official notice of issuance.

(f) Transaction Documents. Parent shall have delivered to the Company an executed counterpart of each of the Transaction Documents to which Parent and/or Merger Sub is a party.

Article IX

Termination; Survival

9.1 Termination by Mutual Written Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent.

9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of either the Company or the Parent to the other if:

(a) The Merger shall not have been consummated by 5:00 p.m. (New York Time) on or prior to January 24, 2026 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger (subject to the applicable notice and cure provisions set forth in this Article IX);

(b) Any Law or final, non-appealable Governmental Order shall have been enacted, issued, promulgated, enforced or entered that permanently restrains, enjoins or otherwise prohibits consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the enactment, issuance, promulgation, enforcement or entry of such Law or Governmental Order; provided further that the Governmental Entity issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby; or

(c) The Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a Special Meeting or any adjournment.

9.3 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent by providing written notice to the Company if:

(a) At any time prior to the Effective Time, there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of written notice thereof by Parent to the Company or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.3(a) shall not be available to Parent if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger (subject to the applicable notice and cure provisions set forth in this Article IX);

(b) The PCAOB Financials shall not have been delivered to Parent prior to the PCAOB Deadline; or

(c) The Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote.

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9.4 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company by providing written notice to Parent if:

(a) At any time prior to the Effective Time, there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of written notice thereof by the Company to Parent or (ii) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.4(a) shall not be available to the Company if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger (subject to the applicable notice and cure provisions set forth in this Article IX).

(b) Parent Board shall have publicly withdrawn, modified or changed, in any manner adverse to the Company, the Parent Board Recommendation with respect to any Proposals set forth in the Proxy Statement.

(c) NASDAQ ultimately determines that Parent cannot meet its initial listing requirements following the Effective Time (other than those which by their nature are to be satisfied as of immediately following the Closing).

9.5 Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement and every other agreement, certificate, instrument or other document delivered pursuant to this Agreement shall become null and void and of no further force and effect, without any duties, obligations or liabilities on the part of any Party (or any of their Representatives or Affiliates). Notwithstanding the foregoing, (a) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any fraud or Willful Breach of this Agreement prior to such termination; and (b) the following shall survive such termination: (i) Section 3.25 (No Other Representations or Warranties), Section 4.21 (No Other Representations or Warranties), Section 5.3 (No Claims Against Parent Trust Account), this Section 9.5 (Effect of Termination and Abandonment), and Article XI; (ii) the Confidentiality Agreement; and (iii) the definitions of any related defined terms used in the provisions or agreements described in the foregoing clauses (i) through (ii).

9.6 Expense Reimbursement. If this Agreement is terminated pursuant to Section 9.3(a) or (b) and the Company has received proceeds pursuant to any Subscription Agreements after the date hereof and prior to such termination, the Company shall reimburse Parent for Parent’s transaction expenses incurred through the date of termination; provided, that the Company’s obligation to reimburse Parent pursuant to this Section 9.6 shall not exceed an amount equal to ten percent (10.0%) of the proceeds actually received by the Company pursuant to any Subscription Agreements as of the date of such termination, and any of Parent’s transaction expenses in excess of such amount shall be borne solely by Parent. Any such reimbursement shall be payable in immediately available funds by wire transfer no later than three (3) Business Days after such termination. If this Agreement is terminated in circumstances in which such reimbursement is payable and the Company fails to pay the reimbursement when due, then the Company shall reimburse Parent for reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 9.6. The Parties acknowledge and agree that the reimbursement and the agreements contained in this Section 9.6 are an integral part of the Transactions and that, without these agreements, the Parties would not have entered into this Agreement, provided, that in no event shall the Company be required to pay the reimbursement on more than one occasion.

Article X

No Survival

After the Effective Time, no representations, warranties, covenants or agreements contained in this Agreement or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement shall survive, except for: (i) Article I, Section 3.25 (No Other Representations or Warranties), Section 4.21 (No Other Representations or Warranties), Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), Section 7.9(a) (Tax Matters), this Article X and Article XI; (ii) the Confidentiality Agreement; (iii) those covenants and agreements that by their terms are to be performed or complied with, in whole or in part, after the Effective Time; and (iv) the definitions of any related defined terms used in the provisions or agreements described in the foregoing clauses (i) through (iii).

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Article XI

Miscellaneous

11.1 Amendment; Waiver.

(a) Subject to the provisions of applicable Law and the provisions of Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), at any time prior to the Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Parent, Merger Sub and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights, and except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.2 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (and including, without limitation, any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

11.3 Governing Law. This Agreement, and any claims or Proceedings arising out of this Agreement or the subject matter hereof (whether at law or equity, in contract or in tort or otherwise), shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

11.4 Forum; Waiver of Jury Trial.

(a) Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the Proceeding is vested exclusively in the United States federal courts, then such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 11.4 or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT

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OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.4(b).

11.5 Equitable Remedies. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed or complied with in accordance with their terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to equitable remedies against another Party for its breach or threatened breach of this Agreement, including to enforce specifically the terms and provisions of this Agreement or to obtain an injunction restraining any such breach or threatened breach of the provisions of this Agreement in the Chosen Courts, in each case, (i) without necessity of posting a bond or other form of security and (ii) without proving the inadequacy of money damages or another any remedy at law. In the event that a Party seeks equitable remedies in any Proceeding (including to enforce the provisions of this Agreement or prevent breaches or threatened breaches of this Agreement), no Party shall raise any defense or objection, and each Party hereby waives any and all defenses and objections, to such equitable remedies on grounds that (x) money damages would be adequate or there is another adequate remedy at law or (y) the Party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another any remedy at law.

11.6 Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 11.6:

If to the Company:

Fold, Inc.
11201 North Tatum Boulevard
Suite 300, Unit 42035
Phoenix, AZ 85028
Attention:	Will Reeves
Email:	will.reeves@foldapp.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention:	Ryan J. Maierson
Email:	ryan.maierson@lw.com

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If to Parent or Merger Sub:

FTAC Emerald Acquisition Corp.
2929 Arch Street, Suite 1703
Philadelphia, PA 19104-2870
Attention:	Amanda Abrams
Email:	amanda@cohencircle.com

with a copy to (which shall not constitute notice):

Stevens & Lee PC
620 Freedom Business Center, Suite 200
King of Prussia, PA 19406
Attention:	Mark E. Rosenstein
Derick S. Kauffman
Email:	mrosenstein@stevenslee.com
derick.kauffman@stevenslee.com

11.7 Entire Agreement.

(a) This Agreement (including the exhibits, schedules and annexes), the Company Disclosure Letter, the Parent Disclosure Letter, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties and their Affiliates with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters.

(b) Without limiting Section 3.25 (No Other Representations or Warranties) and Section 4.21 (No Other Representations or Warranties), each Party acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and Article IV, in the Transaction Documents or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transaction Documents, (i) no Party has made or is making any representations, warranties or inducements, (ii) no Party has relied on or is relying on any representations, warranties, inducements, statements, materials or information (including as to the accuracy or completeness of any statements, materials or information) and (iii) each Party hereby disclaims reliance on any representations, warranties, inducements, statements, materials or information (whether oral or written, express or implied, or otherwise) or on the accuracy or completeness of any statements, materials or information, in each case of clauses (i) through (iii), relating to or in connection with the negotiation, execution or delivery of this Agreement or any Transaction Documents, the agreements, certificates, instruments or other documents delivered pursuant to this Agreement or the Transaction Documents, or the Transactions. Each Party hereby releases, discharges, ceases and waives any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs and Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) relating to the making (or alleged making) of any representations, warranties or inducements, the disclosure or making available of any statements, materials or information (or the accuracy or completeness thereof), or the reliance on (or alleged reliance on) any representations, warranties, inducements, statements, materials or information (including the accuracy or completeness of any statements, materials or information), except for such claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs and Proceedings arising from fraud with respect to the representations and warranties expressly set forth in Article III and Article IV, in the Transaction Documents or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transaction Documents.

11.8 Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the Transaction Documents and the Transactions, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense.

11.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors and permitted assigns). No Party shall be permitted assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 11.9 shall be null and void.

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11.10 Third Party Beneficiaries. Except for the Indemnified Parties with respect to the provisions of Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), the Parties hereby agree that their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement and are not for the benefit of any other Person who is not a party to this Agreement. Other than the Parties and their respective successors and permitted assigns, this Agreement is not intended to, and does not, confer upon any Person any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.1 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.11 Non-Recourse. Any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the subject matter hereof (including the Transactions), any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the subject matter thereof, or any negotiation, execution, or performance of any of the foregoing, shall be brought, raised or claimed only against the Persons that are expressly identified as “Parties” in the preamble to this Agreement (the “Contracting Parties”). No Nonparty Person shall have any responsibility, obligation or liability for any claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement (including the Transactions) or its negotiation, execution, performance, or breach and, to the maximum extent permitted by Laws, each Contracting Party hereby irrevocably, unconditionally, completely and forever releases, discharges, ceases and waives all such claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) against any such Nonparty Persons. Without limiting the foregoing, to the maximum extent permitted by Laws, (a) each Contracting Party hereby irrevocably, unconditionally, completely and forever releases, discharges, ceases and waives any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. The “Nonparty Persons” means the Persons who are not Contracting Parties, and the term “Nonparty Persons” shall include, but not be limited to, all past, present or future stockholders, members, partners, other securityholders, controlling Persons, directors, managers, officers, employees, incorporator, Affiliates, agents, attorneys, advisors, other Representatives, lenders, capital providers, successors or permitted assigns of all Contracting Parties, all Affiliates of any Contracting Party or of all past, present or future stockholders, members, partners, other securityholders, controlling Persons, directors, managers, officers, employees, incorporator, Affiliates, agents, attorneys, advisors, other Representatives, lenders, capital providers, successors or permitted assigns of all of the foregoing.

11.12 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Annex A-46

11.13 Interpretation and Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The Preamble, and all Recital, Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to the recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein.

(c) Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

(d) Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.

(e) References to “securities” shall mean “securities” within the meaning of the Securities Act and the Exchange Act, and the applicable rules, regulations and other Laws promulgated thereunder or interpreting or supplementing the Securities Act and the Exchange Act.

(f) When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days, shall refer to calendar days unless Business Days are specified.

(g) All references in this Agreement to any statute or other Law include the rules and regulations promulgated thereunder by a Governmental Entity, in each case, as amended, re-enacted, consolidated or replaced from time to time. In the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(h) The Company Disclosure Letter and Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III or Article IV, as applicable, or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be expected to have either a Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement.

(i) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

11.14 Definitions. The terms contained in Exhibit A to this Agreement shall have the meaning ascribed to such term as set forth in Exhibit A.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

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IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the Parties as of the date first written above.

COMPANY:
FOLD, INC.
By:	/s/ Will Reeves
Name:	William Reeves
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the Parties as of the date first written above.

PARENT:
FTAC EMERALD ACQUISITION CORP.
By:	/s/ Bracebridge H. Young, Jr.
Name:	Bracebridge H. Young, Jr.
Title:	President and Chief Executive Officer
MERGER SUB:
EMLD MERGER SUB INC.
By:	/s/ Bracebridge H. Young, Jr.
Name:	Bracebridge H. Young, Jr.
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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Exhibit A

CERTAIN DEFINITIONS

“Acquisition Proposal” has the meaning set forth in Section 5.4(b)(i).

“Additional Proposal” has the meaning set forth in Section 7.1(c).

“Adjusted Company Bitcoin Treasury Amount” means an amount equal to the product of (a) the Specified BTC multiplied by (b) the 60-day volume-weighted average price of Bitcoin as of the day immediately prior to the Closing Date.

“Affiliate” or “Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” including the correlative meanings of the terms “controlled by” and “under common control with”, as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affordable Care Act” has the meaning set forth in Section 3.10(k).

“Aggregate Merger Consideration” means a number of shares of Parent Common Stock equal to the quotient of (i) the Closing Date Purchase Price, divided by (ii) $10.72.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Statement” has the meaning set forth in Section 2.5(a).

“Alternative Transaction” has the meaning set forth in Section 5.4(b)(ii).

“Amendment Proposal” has the meaning set forth in Section 7.1(c).

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other United States or non-United States antitrust, competition, merger control or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed RSU Award” has the meaning set forth in Section 2.1(c)(i).

“Audited Parent Financial Statements” has the meaning set forth in Section 4.5(i).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“Base Purchase Price” means $365,000,000.

“Business Combination” has the meaning ascribed to such term in the Parent Certificate of Incorporation.

“Business Combination Deadline” has the meaning set forth in Section 7.7(a).

“Business Combination Proposal” has the meaning set forth in Section 6.9.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks in the City of New York, or solely with respect to the Closing Date, the Department of State of the State of Delaware is required or authorized by Law to close.

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts, and in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Certificate of Merger” has the meaning set forth in Section 1.3.

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“Certificates” has the meaning set forth in Section 2.2(b).

“Chosen Courts” has the meaning set forth in Section 11.4(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Purchase Price” means:

(a) in the event that the 60-day volume-weighted average price of Bitcoin as of the day immediately prior to the Closing Date is less than $90,000, the Base Purchase Price; or

(b) in the event that the 60-day volume-weighted average price of Bitcoin as of the day immediately prior to the Closing Date is equal to or greater than $90,000, the Base Purchase Price, plus an amount equal to the product of (a) (i) the Adjusted Company Bitcoin Treasury Amount minus (ii) the Company Bitcoin Treasury Amount, multiplied by (b) 0.2; provided, that such additional amount shall not exceed $54.75 million.

For purposes of this definition, the price of Bitcoin as reported on coinmarketcap.com shall be used to calculate the 60-day volume-weighted average price of Bitcoin.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means any benefit or compensation plan, program, policy, agreement, or arrangement, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries, in each case, for the benefit of their respective employees, including, but not limited to, ERISA Plans, employment, retirement, retention, severance, termination or change-in-control, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or compensation plans, programs, policies, agreements or arrangements, but excluding any statutory plan, program and arrangement that is required under applicable Law and maintained by any Governmental Entity.

“Company Bitcoin Treasury Amount” means the number of Specified BTC multiplied by the 60-day volume-weighted average price of Bitcoin as of the day immediately prior to the date hereof.

“Company Board” means the board of directors of the Company.

“Company Charter” means the Amended and Restated Certificate of Incorporation, dated as of March 23, 2021, as amended, restated or supplemented from time to time.

“Company Closing Certificate” has the meaning set forth in 8.2(c).

“Company Common Stock” means the shares of the Company’s Common Stock, par value $0.0001 per share.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Dissenting Shares” means shares of Company Common Stock that are held by Dissenting Stockholders.

“Company Employee” means any current or former employee, director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries.

“Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Company Financial Statements” has the meaning set forth in Section 3.5(a).

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“Company Fully Diluted Capital Stock” means, without duplication, a number of shares of Company Common Stock equal to (a) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time after giving effect to the conversion of Company Preferred Stock and the Company SAFEs pursuant to Section 2.1(a); plus (b) the aggregate number of shares of Company Common Stock equal to (i) the total number of shares of Company Common Stock subject to all Company RSU Awards that are outstanding as of immediately prior to the Effective Time, minus (ii) the Treasury Shares outstanding immediately prior to the Effective Time.

“Company Intellectual Property” means all Intellectual Property Rights that are owned by the Company or any of its Subsidiaries.

“Company Material Contracts” has the meaning set forth in Section 3.17(a).

“Company Preferred Stock” means, collectively, the Company Series Seed Preferred Stock, Company Series A Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock, the Company Series A-3 Preferred Stock, the Company Series A-4, Preferred Stock, and the Company Series A-5 Preferred Stock.

“Company RSU Award” has the meaning set forth in Section 2.1(c)(i).

“Company SAFEs” means any Simple Agreement for Future Equity between the Company and the “Investors” party thereto.

“Company Series A Preferred Stock” means the shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Company Series A-1 Preferred Stock” means the shares of the Company’s Series A-1 Preferred Stock, par value $0.0001 per share.

“Company Series A-2 Preferred Stock” means the shares of the Company’s Series A-2 Preferred Stock, par value $0.0001 per share.

“Company Series A-3 Preferred Stock” means the shares of the Company’s Series A-3 Preferred Stock, par value $0.0001 per share.

“Company Series A-4 Preferred Stock” means the shares of the Company’s Series A-4 Preferred Stock, par value $0.0001 per share.

“Company Series A-5 Preferred Stock” means the shares of the Company’s Series A-5 Preferred Stock, par value $0.0001 per share.

“Company Series Seed Preferred Stock” means the shares of the Company’s Series Seed Preferred Stock, par value $0.0001 per share.

“Company Software” has the meaning set forth in Section 3.15(h).

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Company” has the meaning set forth in the Preamble.

“Confidentiality Agreement” means the confidentiality agreement, entered into between the Company and Parent, dated June 20, 2024.

“Contract” means any legally binding contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

Annex A-52

“Contracting Parties” has the meaning set forth in Section 11.11.

“Costs” has the meaning set forth in Section 6.3(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“D&O Insurance” has the meaning set forth in Section 6.3(b).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Stockholders” means any Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL.

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing. The term “Encumber” shall have the correlative meaning.

“Environmental Law” means any Law relating to: (a) the protection, investigation, remediation or restoration of the environment, health, safety or natural resources; (b) the handling, labeling, management, recycling, generation, use, storage, treatment, transportation, presence, disposal, release or threatened release of any Hazardous Substance; or (c) any noise, odor, or indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plans” means Company Benefit Plans that are “employee benefit plans” within the meaning of Section 3(3) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Exchange Ratio” means the quotient of (a) the Aggregate Merger Consideration, divided by (b) the number of shares of Company Fully Diluted Capital Stock.

“Excise Tax Loans” has the meaning set forth in Section 6.1(e).

“Export and Sanctions Regulations” has the meaning set forth in Section 3.9(e).

“Extension” has the meaning set forth in Section 7.7(a).

“Extension Proxy Statement” has the meaning set forth in Section 7.7(a).

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any official, officer, employee, or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization.

Annex A-53

“Governmental Entity” means any United States federal, state or local, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Entity.

“Hazardous Substance” means any: (a) substance that is listed, designated, classified or regulated pursuant to any Environmental Law; (b) any substance that is a petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (c) other substance that poses a risk of harm or may be the subject of regulation or liability in connection with any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) indebtedness for borrowed money, (b) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (c) amounts owing as deferred purchase price for property or services, including “earnout” payments, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party guaranteed by such Person or secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance, other than a Permitted Encumbrance, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, and (g) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Indemnification Agreement” has the meaning set forth in Section 6.8.

“Indemnified Parties” has the meaning set forth in Section 6.3(a).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property Rights” means all: (i) trademarks, service marks, brand names, certification marks, collective marks, logos, symbols, trade dress, trade names, and other indicia of origin, and all applications and registrations for the foregoing, including all renewals of the same; (ii) patents, and patent applications, including divisional, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (iii) trade secrets, and other intellectual property rights in proprietary or confidential information, including invention disclosures, inventions, discoveries, improvements, information, know-how, data and databases, proprietary or confidential processes, schematics, business methods, formulae, drawings, specifications, prototypes, models, designs, customer lists and supplier lists; (iv) copyrights and other intellectual property rights in works of authorship (including Software, website and mobile content, data, databases and other compilations of information), and registrations and applications thereof, or and all renewals, extensions, restorations and reversions thereof; (v) Internet domain names and URLs; and (vi) all other intellectual property rights recognized under applicable Law.

“Intended Tax Treatment” has the meaning set forth in Section 7.9(b).

“Interim Balance Sheet Date” has the meaning set forth in Section 3.5(a).

“Interim Financial Statements” has the meaning set forth in Section 3.5(a).

“IRS” means the United States Internal Revenue Service.

Annex A-54

“IT Assets” means the computers, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment owned, leased or licensed by the Company and its Subsidiaries and used in connection with the operation of their respective businesses.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” when used in this Agreement (a) with respect to the Company or any of its Subsidiaries means the actual knowledge of Will Reeves and Jonathan Kirkwood and (b) with respect to Parent means the actual knowledge of the executive officers of Parent, in each case, after the due inquiry of their respective direct reports.

“Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or Permit of any Governmental Entity.

“Leases” has the meaning set forth in Section 3.14(b).

“Letter of Transmittal” has the meaning set forth in Section 2.2(b).

“Look-Back Date” means the date that is three (3) years prior to the date of this Agreement.

“Material Adverse Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with others, is or would reasonably be expected to be materially adverse to the business, assets, results of operations, and financial condition of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to consummate the Transactions on a timely basis; provided, however, that no effect, event, development, change, state of facts, condition, circumstance or occurrence constituting, resulting or arising from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (A) any conditions or factors generally affecting the economy, credit, capital, securities or financial markets; (B) any conditions or factors generally affecting the industry, markets or geographical areas in which the Company and its Subsidiaries operate; (C) adverse changes in the relationships of the Company or any of its Subsidiaries with their respective customers, employees, suppliers, financing sources, or similar relationships as a result of the entry into, announcement or performance of the Transactions; (D) changes or modifications in GAAP or in any applicable Law or in the interpretation or enforcement thereof, after the date of this Agreement; (E) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period (except that the underlying causes of such failure may be taken into account for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excludable pursuant to clauses (A) through (F)); (F) acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any pandemic, outbreak of illness or other public health event or any other force majeure event; (G) any Proceeding arising from allegations of any breach of fiduciary duty or allegations of violation of Law relating to this Agreement or the Transactions; provided that the exception to this clause (G) shall not prevent a determination that any effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure has resulted in, or would reasonably be expected to result in, a Material Adverse Effect; (H) any actions taken by the Company that are required to be taken by this Agreement or at Parent’s written request; or (I) any action taken by or on behalf of Parent or Merger Sub; provided further that effects, events, developments, changes, state of facts, conditions, circumstances or occurrences constituting, resulting or arising from the matters described in clauses (A), (B), (D), and (F) may be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent it has a materially disproportionate and adverse effect on the business, assets, results of operations and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.10(c).

Annex A-55

“NASDAQ” means the NASDAQ Stock Market.

“NASDAQ Proposal” has the meaning set forth in Section 7.1(c).

“Non-Redemption Agreements” means, collectively, the agreements entered into by and among Parent, the Sponsor and certain Parent Stockholders set forth on Section 11.14 of the Parent Disclosure Letter.

“Nonparty Persons” has the meaning set forth in Section 11.11.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL) or (b) any license to Software that is considered “free” or “open source Software” by the Open Source Foundation or the Free Software Foundation.

“Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, bylaws, shareholders agreements or comparable documents, (ii) with respect to any Person that is a partnership, its certificate of formation or partnership, partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation, limited liability company agreement, operating agreement, members agreement or comparable documents, (iv) with respect to any Person that is a trust, its declaration or agreement of trust or other constituent document or comparable documents, (v) with respect to any other Person that is an entity, its comparable constituent, organizational or securityholder documents and (vi) with respect to any of the foregoing Persons, the term “Organizational Documents” shall include any other agreements among such Person and/or its shareholders, partners, members, beneficiaries or securityholders, as applicable, concerning the voting or disposition of securities of or interests in such Person.

“Outside Date” has the meaning set forth in Section 9.2(a).

“Outstanding Company Expenses” has the meaning set forth in Section 2.4(a).

“Outstanding Parent Expenses” has the meaning set forth in Section 2.4(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plan” means any benefit or compensation plan, program, policy, agreement, or arrangement, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Parent or any of its Subsidiaries, in each case, for the benefit of their respective employees, including, but not limited to, “employee benefit plans” (within the meaning of Section 3(3) of ERISA), employment, retirement, retention, severance, termination or change-in-control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or compensation plans, programs, policies, agreements or arrangements.

“Parent Board” means the board of directors of Parent.

“Parent Board Recommendation” has the meaning set forth in Section 7.2(b).

“Parent Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on December 15, 2021, as amended, restated or supplemented from time to time.

“Parent Class A Common Stock” means Parent’s Class A Common Stock, par value $0.0001 per share.

“Parent Class B Common Stock” means Parent’s Class B Common Stock, par value $0.0001 per share.

Annex A-56

“Parent Common Share Price” means the share price equal to the closing share price of Parent Common Stock for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Parent Common Stock).

“Parent Closing Certificate” has the meaning set forth in Section 8.3(c).

“Parent Common Stock” means Parent’s Class A Common Stock.

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Disclosure Reports” has the meaning set forth in Article IV.

“Parent ESPP” has the meaning specified in the Recitals.

“Parent Extension Meeting” has the meaning set forth in Section 7.7(d).

“Parent Financial Statements” has the meaning set forth in Section 4.5(i).

“Parent Incentive Plan” has the meaning specified in the Recitals.

“Parent Incentive Plan Proposal” has the meaning set forth in Section 7.1(c).

“Parent Letter Agreement” means that certain Letter Agreement, dated as of December 15, 2021, among Parent, Sponsor and the other parties thereto.

“Parent Organizational Documents” means the Parent Certificate of Incorporation and Parent’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).

“Parent Private Placement Warrant” has the meaning set forth in Section 4.2(b).

“Parent Public Warrant” has the meaning set forth in Section 4.2(b).

“Parent Reports” has the meaning set forth in Section 4.5(a).

“Parent Restated Bylaws” means that certain second amended and restated bylaws of Parent, in form and substance reasonably acceptable to Parent and the Company, which shall include lock-up restrictions on those shares of Parent Common Stock issued at or in connection with Closing which constitute Per Share Merger Consideration until the earlier of (i) such time as the Parent Common Share Price exceeds $12.00 per share or (ii) the date that is six months following the Closing.

“Parent Restated Charter” means that certain third amended and restated certificate of incorporation of Parent, in form and substance reasonably acceptable to Parent and the Company.

“Parent Stock” means Parent Common Stock or Parent Preferred Stock.

“Parent Stockholder” means a holder of shares of Parent Stock.

“Parent Stockholder Approval” has the meaning set forth in Section 4.3(b).

“Parent Trust Account” has the meaning set forth in Section 4.11.

“Parent Trust Agreement” has the meaning set forth in Section 4.11.

“Parent Trustee” has the meaning set forth in Section 6.2(a).

“Parent Warrant Agreement” means that certain Warrant Agreement, dated as of December 15, 2021, between Parent and Continental Stock Transfer & Trust Company, as warrant agent.

“Parent Warrants” has the meaning set forth in Section 4.2(b).

Annex A-57

“Party” or “Parties” has the meaning set forth in the Preamble.

“PCAOB” has the meaning set forth in Section 5.5(a).

“PCI DSS” has the meaning set forth in Section 3.15(m).

“Per Share Merger Consideration” has the meaning set forth in Section 2.1(b)(i).

“Permit” or “Permits” means any permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Permitted Encumbrance” means the following Encumbrances: (a) Encumbrances for current Taxes, assessments or other governmental charges not yet delinquent, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith through appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s or other like common law, statutory or consensual Encumbrances arising or incurred in the ordinary course of business and which do not materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate, or deposits to obtain the release of such Encumbrances; (c) with respect to leasehold interests, Encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of any real property subject to a Lease; (d) zoning, building, subdivision, entitlement, conservation restriction and other land use and environmental regulations, easements, covenants, rights of way or other similar requirements or restrictions, none of which (i) materially and adversely interfere with the present uses of the real property or (ii) materially and adversely affect the value of the specific parcel of real property to which they relate; (e) zoning promulgated by Governmental Entities; (f) non-exclusive licenses or sublicenses of Intellectual Property Rights; (g) Encumbrances identified in the applicable Party’s financial statements; (h) Encumbrances arising pursuant to applicable securities Laws or Organizational Documents (other than as a result of a breach or violation thereof); and (i) other Encumbrances that do not, individually or in the aggregate, materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means any information that is considered “personal information,” “personal data,” or “personally identifiable information” under applicable Laws relating to data privacy and security of personal information.

“Private Placement” has the meaning set forth in the Recitals.

“Proceeding” means any cause of action, litigation, suit, hearing, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Proposals” has the meaning set forth in Section 7.1(c).

“Proxy Statement” means the proxy statement relating to Parent’s Special Meeting.

“Redeeming Stockholder” means a Parent Stockholder who demands that Parent redeem its Parent Common Stock for cash in connection with the Transactions and in accordance with the Parent Organizational Documents.

“Redemption Offer” has the meaning set forth in the Recitals.

“Registered Intellectual Property” has the meaning set forth in Section 3.15(a).

“Registration Rights Agreement” means that certain mutually agreeable Registration Rights Agreement by and among (i) Parent, (ii) the Company, (iii) certain Parent Stockholders, and (iv) the Holders (as defined in that certain Registration Rights Agreement of the Company dated as of December 15, 2021), in the case of (iv), to the extent such party receives Parent Common Stock at or in connection with Closing pursuant to Article II.

“Registration Statement” has the meaning set forth in Section 7.1.

Annex A-58

“Representative” means, with respect to any Person, any direct, or officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, or legal counsel, attorneys-in-fact, accountant or other advisor, agent or other representative of such Person, in each case, acting in their capacity as such.

“Requisite Company Stockholders” has the meaning set forth in Section 7.3.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all computer programs and other software, including software implementations of algorithms, models, application programing interfaces, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof.

“Specified BTC” means the number of Bitcoin in the treasury of the Company on the date hereof as set forth in Section 11.14 of the Company Disclosure Letter.

“Special Meeting” means a meeting of the Parent Stockholders to be held for the purpose of approving the Proposals.

“Sponsor” means collectively Emerald ESG Sponsor, LLC, a Delaware limited liability company, and Emerald ESG Advisors, LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning set forth in the Recitals.

“Sponsor Share Restriction Agreement” has the meaning set forth in the Recitals.

“Stock Plan” means the Company’s 2019 Equity Incentive Plan (as amended).

“Subscribers” has the meaning set forth in the Recitals.

“Subscription Agreements” has the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Surviving Company Bylaws” has the meaning set forth in Section 1.5.

“Surviving Company” has the meaning set forth in Section 1.1.

“Surviving Company Certificate of Incorporation” has the meaning set forth in Section 1.4.

“Tail Period” has the meaning set forth in Section 6.3(b).

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, net income, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed or supplied to Governmental Entity.

“Transaction Documents” means, collectively, (i) the Sponsor Agreement, (ii) the Registration Rights Agreement, (iii) the Indemnification Agreements, (iv) the Sponsor Share Restriction Agreement, and (iv) the Subscription Agreements.

Annex A-59

“Transaction Proposal” has the meaning set forth in Section 7.1(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other such similar Taxes and all conveyance fees, recording fees and other similar charges.

“Transmittal Documents” has the meaning set forth in Section 2.2(b).

“Treasury Shares” has the meaning set forth in Section 2.1(b)(ii).

“Unaudited Financial Statements” has the meaning set forth in Section 4.5(i).

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission by a Party with the actual Knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

“Written Consent” has the meaning set forth in Section 7.3.

Annex A-60

Exhibit B

SURVIVING COMPANY CERTIFICATE OF INCORPORATION

[See attached.]

Annex A-61

Annex B

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FOLD HOLDINGS, INC.

FTAC Emerald Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.    The name of the Corporation is “FTAC Emerald Acquisition Corp.”

2.    The original Certificate of Incorporation of the Corporation (f/k/a Emerald ESG Acquisition Corp.) was filed with the Secretary of State of the State of Delaware on February 19, 2021 (the “Original Certificate”).

3.    An Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”), which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on May 6, 2021. A Certificate of Amendment to the First Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on November 15, 2021 to change the name of the Corporation to FTAC Emerald Acquisition Corp. (together with the First Amended and Restated Certificate, the “First Amended Certificate”).

4.    A Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which amended and restated the First Amended Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on December 15, 2021. The Second Amended and Restated Certificate was subsequently amended by Certificate of Amendments filed with the Secretary of State of the State of Delaware on September 19, 2023 and January 19, 2024 (together with the Second Amended and Restated Certificate, the “Second Amended Certificate”).

5.    This Third Amended and Restated Certificate of Incorporation (this “Third Amended and Restated Certificate”), which both restates and amends the provisions of the Second Amended Certificate, was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

6.    This Third Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

7.    Certain capitalized terms used in this Third Amended and Restated Certificate are defined where appropriate herein.

8.    The text of the Second Amended Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Fold Holdings, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware, and the name of its registered agent at such address is [•].

Annex B-1

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV
CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is [•]. The total number of shares of Common Stock that the Corporation is authorized to issue is [•], having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [•], having a par value of $0.0001 per share. Upon the filing of this Third Amended and Restated Certificate, each outstanding share of Class A common stock and Class B common stock shall be redesignated as Common Stock.

The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors of the Corporation (the “Board of Directors”). The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.     COMMON STOCK.

1.      General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors and outstanding from time to time.

2.      Voting.

a.      Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

b.      Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law or a stockholder agreement, the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation, and at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

c.      Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation (this “Third Amended and Restated Certificate”) (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

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3.      Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4.      Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B.      PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in arm’s length transactions in a commercially reasonable manner in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the fullest extent permitted by law and this Third Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Third Amended and Restated Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A.     The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Third Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Third Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Third Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Third Amended and Restated Certificate, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors

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is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III. Nothing herein or in paragraph C of this Article V shall limit the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors.

B.      Except as otherwise expressly provided by the DGCL or this Third Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Directors shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

C.     The Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D.     Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E.      Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Third Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F.      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Third Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G.     The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

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ARTICLE VI
STOCKHOLDERS

A.     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B.      Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, and shall not be called by any other person or persons.

C.     Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII
LIABILITY

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Third Amended and Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII
INDEMNIFICATION

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE IX
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Third Amended and Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article IX, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities

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Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX. This Article IX is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE X
AMENDMENTS

A.     Notwithstanding anything contained in this Third Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Third Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, and this Article X.

B.      If any provision or provisions of this Third Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Third Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Third Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Third Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Third Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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Annex C

Final Form

Second Amended and Restated Bylaws of
Fold Holdings, Inc.
(a Delaware corporation)

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of Fold Holdings, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business and affairs of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board as permitted by the General Corporation Law of the State of Delaware (the “DGCL”). The Board may, in its sole discretion, determine that a meeting of stockholders may be held solely by means of remote communication as authorized by Section 211(a)(2) of the DGCL. In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office, whether within or outside of the State of Delaware.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting in accordance with Section 2.4. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3 Special Meeting.

Special meetings of the stockholders for any purpose or purposes may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

2.4 Notice of Business to be Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting

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of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.

(b) For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not more than the hundred twentieth (120th) day prior to such annual meeting and not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future; (C) the date or dates such shares were acquired; (D) the investment intent of such acquisition and (E) any pledge by such Proposing Person with respect to any such shares (the disclosures to be made pursuant to the foregoing clauses (A) through (E) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other

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hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii) - (vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d) The Board may request that any Proposing Person furnish such additional information as may be reasonably required by the Board. Such Proposing Person shall provide such additional information within ten (10) days after it has been requested by the Board. A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(e) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

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(f) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “Commission”) pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Notice of Nominations for Election to the Board.

(a) Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(b) (i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.

(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv) In no event may a Nominating Person (as defined below) provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(b)(ii) or (iii) the tenth (10th) day following the date of public disclosure (as defined in Section 2.4) of such increase.

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(c) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)     As to each Nominating Person, the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii)    As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting);

(iii)   As to each Nominating Person, a representation that the Nominating Person will or is part of a group that will (A) solicit proxies from holders of the Corporation’s outstanding capital stock representing at least 67% of the voting power of shares of capital stock entitled to vote on the election of directors, (B) include a statement to that effect in its proxy statement and/or its form of proxy, (C) otherwise comply with Rule 14a-19 under the Exchange Act and (D) provide the Secretary of the Corporation not less than five (5) business days prior to the applicable meeting, or any adjournment or postponement thereof, with reasonable documentary evidence that such Nominating Person complied with such representations; and

(iv)   As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement and accompanying proxy card relating to the Corporation’s next meeting of stockholders at which directors are to be elected as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(f).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d) The Board may request that any Nominating Person furnish such additional information as may be reasonably required by the Board. Such Nominating Person shall provide such additional information within ten (10) days after it has been requested by the Board. A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

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(e) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, (i) no Nominating Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Nominating Person has complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder in a timely manner and (ii) if any Nominating Person (1) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (2) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, including the provision to the Corporation of notices required thereunder in a timely manner, or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence, then the nomination of each such proposed nominee shall be disregarded, notwithstanding that the nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(f) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g) The Board may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(h) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and

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supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(i) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(j) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

(k) In addition to the provisions of this Section 2.5, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.

2.6 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.8 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.8 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the DGCL. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

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2.9 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.10 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.11 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted,

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and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.12 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Exchange Act, filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

2.13 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting date, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.13 or to vote in person or by proxy at any meeting of stockholders.

2.14 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i)     determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)    count all votes or ballots;

(iii)   count and tabulate all votes;

(iv)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v)    certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

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Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.15 Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III - Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. Subject to the Certificate of Incorporation, no reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders or residents of the State of Delaware. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, unless otherwise provided in the Certificate of Incorporation, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

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3.6 Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, electronic mail or by other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the President, the Secretary of the Corporation or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i)     delivered personally by hand, by courier or by telephone;

(ii)    sent by United States first-class mail, postage prepaid;

(iii)   sent by facsimile or electronic mail; or

(iv)   sent by other means of electronic transmission, directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10 Organization.

Meetings of the Board shall be presided over by (a) the Chairperson of the Board, or (b) in such person’s absence, by the Chief Executive Officer, or (c) in such person’s absence, by a chairperson chosen by the Board at the meeting. The Secretary shall act as the secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as the secretary of the meeting.

3.11 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

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Article IV - Committees

4.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)     Section 3.5 (place of meetings; meetings by telephone);

(ii)    Section 3.6 (regular meetings);

(iii)   Section 3.7 (special meetings; notice);

(iv)   Section 3.9 (board action without a meeting); and

(v)    Section 7.13 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that:

(i)     the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)    special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii)   the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.4 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V - Officers

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Chief Operating Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices

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may be held by the same person. No officer need be a stockholder or director of the Corporation. Each officer of the Corporation shall hold office for such term as may be prescribed by the Board and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board may fill the pending vacancy before the effective date if the Board provides that the successor shall not take office until the effective date. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer, or the President of the Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board. The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.

5.8 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the Corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on,

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or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII - General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

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7.5 Shares Without Certificates.

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided that the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock.

(a) Shares of the stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

(b) Lockup.

(i)     Subject to Section 7.10(b)(ii), the holders of Lockup Shares (the “Lockup Holders”) may not Transfer, or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any Lockup Shares or any of such Lockup Holder’s voting or economic interest therein, until the end of the Lockup Period (the “Lockup”).

(ii)    The restrictions set forth in Section 7.10(b)(i) shall not apply to:

(A)        in the case of an entity, Transfers to a stockholder, partner, member or affiliate of such entity;

(B)         in the case of an individual, Transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(C)         in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(D)        in the case of an individual, Transfers pursuant to a qualified domestic relations order or in connection with a divorce settlement;

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(E)         in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(F)         the exercise of any options, warrants or other convertible securities to purchase shares of Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, that any shares of Common Stock issued upon such exercise shall be subject to the Lockup;

(G)        Transfers to the Corporation to satisfy tax withholding obligations pursuant to the Corporation’s equity incentive plans or arrangements;

(H)        Transfers to the Corporation pursuant to any contractual arrangement in effect at the effective time of the Business Combination Transaction that provides for the repurchase by the Corporation or forfeiture of a Lockup Holder’s shares of Common Stock or options to purchase shares of Common Stock in connection with the termination of such Lockup Holder’s service to the Corporation;

(I)          the entry, by a Lockup Holder, at any time after the effective time of the Business Combination Transaction, of any trading plan providing for the sale of shares of Common Stock by such Lockup Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lockup and no public announcement or filing is voluntarily made or required regarding such plan during the Lockup;

(J)          transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Corporation’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; or

(K)        in connection with any bona fide mortgage, pledge or encumbrance to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof;

provided, however, that a Transfer referred to in this Section 7.10(b)(ii) (other than Transfers pursuant to subsections (G), (H) and (J)) shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Corporation, to be bound by all of the terms of the Lockup.

(iii)   Notwithstanding the other provisions set forth in this Section 7.10(b), the Lockup obligations set forth herein may be waived, repealed or amended to shorten the Lockup Period, in each case, by approval of the independent directors constituting a majority of the Board.

(iv)   As used in this Section 7.10(b):

(A)    “Business Combination Transaction” means the transactions contemplated by the Merger Agreement;

(B)    “Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Corporation;

(C)    “Lockup Period” means the period beginning on the Closing (as defined in the Merger Agreement) and ending on the date that is the earlier of (x) such time as the Subject Share Price exceeds $12.00 per share or (y) the date that is six months following the Closing;

(A)    “Lockup Shares” means the shares of Common Stock (x) issued as consideration pursuant to the Merger Agreement, (y) issued to directors, officers and employees of the Corporation and other individuals upon the settlement or exercise of Assumed RSU Awards (as defined the Merger Agreement) during the Lockup Period or (z) otherwise held by the Lockup Holders as a result of the Closing or otherwise issued or issuable following the Closing to Lockup Holders in connection with or as a result of the transactions contemplated by the Merger Agreement (other than shares of Common Stock acquired in the public market or pursuant to a Private Placement (as defined in the Merger Agreement));

(B)    “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 24, 2024, by and among the Corporation, EMLD Merger Sub Inc., a Delaware corporation, and Fold, Inc., a Delaware corporation;

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(C)    “Subject Share Price” means the share price equal to the closing share price of Common Stock for a period of at least twenty (20) days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Common Stock); and

(D)    “Transfer” means (a) the direct or indirect transfer (including by operation of law), sale, offer, exchange, assignment, pledge or other disposition or encumbrance of, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, Lockup Shares, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Lockup Shares, whether any such transaction is to be settled by delivery of such Lockup Shares, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.12 Registered Stockholders.

The Corporation:

(i)     shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii)    shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII - Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the

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notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this Section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)     if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)    if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)   if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX - Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans (hereinafter, an “indemnitee”), against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with any such Proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such indemnitee only if the Proceeding was authorized in the specific case by the Board.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

In addition to the obligation to indemnify conferred in Section 9.1, the Corporation shall to the fullest extent not prohibited by the DGCL or any other applicable law pay the expenses (including attorneys’ fees) incurred by any indemnitee, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by or on behalf of the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified

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under this Article IX or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to advance expenses to a person in connection with a Proceeding initiated by such indemnitee only if the Proceeding was authorized in the specific case by the Board.

9.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the indemnitee may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights.

The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

9.9 Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (x) the Board pursuant to Article V or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer

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appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X - Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI - Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

Annex C-20

Annex D

FOLD HOLDINGS, INC. 2025 INCENTIVE AWARD PLAN

ARTICLE I.
Purpose

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.
Eligibility

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.
Administration and Delegation

3.1 Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2 Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries; provided, that in no event shall any officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, individuals who are subject to Section 16 of the Exchange Act or officers of the Company (or non-employee Directors) to whom the authority to grant or amend Awards has been delegated hereunder. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such Committee or committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.
Stock Available for Awards

4.1 Number of Shares. Subject to adjustment under Article VIII and further subject to the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. As of the Effective Date, no further awards may be granted under the Prior Plan; however, Prior Plan Awards will remain subject to the terms and conditions of the Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2 Share Recycling. If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. In addition, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to an Award or Prior Plan Award (including Shares retained by the Company

Annex D-1

from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.

4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [_____]1 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or equity securities, the Administrator may grant Awards in substitution for any options or other equity or equity-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has equity securities available under a pre-existing plan approved by equityholders and not adopted in contemplation of such acquisition or combination, the equity securities available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the equityholders of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.

4.5 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time; provided that, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000 (or, with respect to the first fiscal year of the Company during which a non-employee Director first serves as a non-employee Director, $1,500,000) (in either case, the “Non-Employee Director Limit”). For the avoidance of doubt, any compensation that is deferred shall be counted toward the Non-Employee Director Limit for the fiscal year in which it was earned (and not, for clarity, in the fiscal year in which such compensation is paid or settled (as applicable), if later).

ARTICLE V.
Stock Options and Stock Appreciation Rights

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose, and which amount shall be payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the applicable Award Agreement.

____________

1        NTD: To reflect 250% of the initial share reserve.

Annex D-2

5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Administrator, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (a) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (b) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be automatically extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term (or any shorter maximum, if applicable) of the applicable Option or Stock Appreciation Right.

5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company (or its Agent) a written notice of exercise, in a form approved by the Administrator (which may be electronic and provided through the online platform maintained by an Agent), signed or submitted by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full of the required amount(s), in each case, as applicable, (a) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (b) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5 Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by online payment through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator (in its discretion), by:

(a) cash, wire transfer of immediately available funds or check payable to the order of the Company, provided that the Administrator may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b) if there is a public market for Shares at the time of exercise, (i) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to pay the exercise price, or (ii) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c) delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value on the delivery date;

(d) surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e) other than for Participants subject to Section 13(k) of the Exchange Act with respect to the Company or its Subsidiaries, delivery of a promissory note, in a form determined by or acceptable to the Administrator, or any other property that the Administrator determines is good and valuable consideration; or

(f) any combination of the above payment forms.

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5.6 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (a) two years from the grant date of the Option or (b) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including by becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

5.7 No Dividends or Dividend Equivalents. No dividends or Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

ARTICLE VI.
Restricted Stock; Restricted Stock Units

6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units to any Service Provider, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods that the Administrator establishes for such Award, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, which may include service-based and/or performance-based vesting requirements, subject to the conditions and limitations contained in the Plan.

6.2 Restricted Stock.

(a) Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement (but in all cases subject to the restrictions below). In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are payable to holders of Common Stock prior to vesting shall be accrued and shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions of the underlying Award are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3 Restricted Stock Units.

(a) Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A. Restricted Stock Units may be settled in cash or in Shares, as determined by the Administrator and set forth in the applicable Award Agreement.

Annex D-4

(b) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

(c) Dividend Equivalents. For clarity, Dividend Equivalents with respect to an Award of Restricted Stock Units shall only be paid out to the Participant to the extent that the vesting conditions applicable to the underlying Award are satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable in accordance with the foregoing, unless otherwise determined by the Administrator or unless deferred in a manner intended to comply with Section 409A.

ARTICLE VII.
Other Stock or Cash Based Awards; DIVIDEND EQUIVALENTS

7.1 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, or any combination of the foregoing, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s) (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. In addition, the Company may adopt subplans or programs under the Plan pursuant to which it makes Awards available in a manner consistent with the terms and conditions of the Plan.

7.2 Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no dividends or Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be accrued and credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to the Participant to the extent that the vesting conditions applicable to the underlying Award are satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable in accordance with the foregoing, unless otherwise determined by the Administrator.

ARTICLE VIII.
Adjustments for Changes in Common Stock
and Certain Other Events

8.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and/or making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by

Annex D-5

action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, or equivalent value thereof in cash, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property selected by the Administrator; and/or

(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

Without limiting the generality of the foregoing, in the event of any event or transaction specified in this Section 8.2, the Administrator shall have the authority to determine the level at which any performance goals applicable to any outstanding Awards are deemed attained.

8.3 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.4 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (b) any merger, consolidation, dissolution or liquidation of the Company or sale of Company assets or (c) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

Annex D-6

ARTICLE IX.
General Provisions Applicable to Awards

9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, Options and Stock Appreciation Rights will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4 Termination of Status. The Administrator will determine how a Participant’s Disability, death, retirement or authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award (including whether and when a Termination of Service has occurred) and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5 Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company or one of its Subsidiaries may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Administrator after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator, by (a) cash, wire transfer of immediately available funds or check made payable to the order of the Company, (b) delivery of Shares (in whole or in part), including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (c) if there is a public market for Shares at the time the tax obligations are satisfied, (i) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (d) any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (b) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America), and for clarity, may be less than such maximum individual statutory tax rate if so determined by the Administrator. If any tax withholding obligation will be satisfied under clause (b) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

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9.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (a) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (b) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, (i) reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (a) all Award conditions have been met or removed to the Company’s satisfaction, (b) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9 Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company and its Subsidiaries harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company, its Subsidiaries or their designee receives proceeds of such sale that exceed the amount owed, the Company or its Subsidiary will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company, its Subsidiaries and their designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company, its Subsidiaries or their designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE X.
Miscellaneous

10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate their respective relationships with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2 No Rights as Stockholder; Certificates. Subject to the applicable Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may

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be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3 Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date on which the Closing is consummated (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (a) the date the Board adopted the Plan or (b) the date the Company’s stockholders approved the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.

10.4 Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than (a) as permitted by the applicable Award Agreement, (b) as provided under Sections 10.6 and 10.15, or (c) an amendment to increase the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to increase the Non-Employee Director Limit or to the extent necessary to comply with Applicable Laws.

10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6 Section 409A.

(a) General. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt this Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A. Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

(b) Separation from Service. If an Award is subject to and constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award subject to Section 409A to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation

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from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his, her or its capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security number, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company and its Subsidiaries hold regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents provided for in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents provided for in this Section 10.9, the Company may cancel the Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written

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document that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in an Award Agreement or other written agreement which provides supplemental or additional terms not inconsistent with the Plan.

10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13 Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of the Company’s Policy for the Recovery of Erroneously Awarded Compensation, as may be amended from time to time, and to any other claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws, as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

10.17 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.
Definitions

As used in the Plan, the following words and phrases will have the following meanings:

11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. Notwithstanding anything herein to the contrary, the Board shall conduct the general administration of the Plan with respect to Awards granted to non-employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall mean and refer to the Board.

11.2 “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or a Participant with regard to the Plan.

11.3 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.4 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.5 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.6 “Board” means the Board of Directors of the Company.

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11.7 “Cause” means, in respect of a Participant, either (a) the definition of “Cause” contained in the Participant’s Award Agreement or an effective, written service or employment agreement between the Participant and the Company or a Subsidiary of the Company; or (b) if no such agreement exists or such agreement does not define Cause, then Cause shall mean (i) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any of its Subsidiaries or any material breach of a written agreement between the Participant and the Company or any of its Subsidiaries, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (ii) the Participant’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by the Participant to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (iii) the Participant’s negligence or willful misconduct in the performance of the Participant’s duties or the Participant’s willful or repeated failure or refusal to substantially perform assigned duties; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the Participant against the Company or any of its Subsidiaries; or (v) any acts, omissions or statements by a Participant which the Company determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any of its Subsidiaries. The findings and decision of the Administrator with respect to any Cause determination will be final and binding for all purposes.

11.8 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved (but excluding, for clarity, any Director initially elected or nominated as a Director as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board), cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)), directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

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Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.9 “Closing” means the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated July 24, 2024, by and among Fold, Inc., FTAC Emerald Acquisition Corp., and EMLD Merger Sub Inc.

11.10 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.11 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.12 “Common Stock” means the common stock of the Company.

11.13 “Company” means Fold Holdings, Inc., a Delaware corporation, or any successor.

11.14 “Consultant” means any consultant or advisor engaged by the Company or any of its Subsidiaries to render services to such entity that qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statements.

11.15 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.16 “Director” means a Board member.

11.17 “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

11.18 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.19 “Employee” means any employee of the Company or its Subsidiaries.

11.20 “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.21 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.22 “Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last

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day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.23 “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.

11.24 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.25 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.26 “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.27 “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.28 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.29 “Overall Share Limit” means the sum of (a) [_____]2 Shares; (b) any Shares which remain available for issuance under the Prior Plan as of the Effective Date; (c) any Shares which are subject to Prior Plan Awards as of the Effective Date which, on or following the Effective Date, become available for issuance under the Plan pursuant to Article IV; and (d) an annual increase on the first day of each calendar year beginning January 1, 2026 and ending on and including January 1, 2035, equal to the lesser of (i) a number of Shares equal to 5% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.

11.30 “Participant” means a Service Provider who has been granted an Award.

11.31 “Performance Criteria” means the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include (but is not limited to) the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; operating efficiency; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships, collaborations and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition, licensing or divestiture activity; investment sourcing activity; and marketing initiatives, any of which may be measured in

____________

2        NTD: To be 10% of fully diluted shares at Closing.

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absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be (a) based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, (b) based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies, (c) based on GAAP or non-GAAP metrics, and/or (d) adjusted to reflect the impact of unusual, infrequently occurring or non-recurring charges, transactions, extraordinary events or otherwise as determined by the Administrator. Without limiting the foregoing, the Administrator may provide for the exclusion of the impact of an event or occurrence which the Administrator determines should appropriately be excluded, including (i) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (ii) asset write-downs, (iii) litigation or claim judgments or settlements, (iv) acquisitions or divestitures, (v) a reorganization or change in the corporate structure or capital structure of the Company, (vi) an event either not directly related to the operations of the Company, a Subsidiary, division, business segment or business unit or not within the reasonable control of management, (vii) foreign exchange gains and losses, (viii) a change in the fiscal year of the Company, (ix) the refinancing or repurchase of bank loans or debt securities, (x) unbudgeted capital expenditures, (xi) the issuance or repurchase of equity securities and other changes in the number of outstanding Shares, (xii) conversion of some or all convertible securities to Shares, (xiii) any business interruption event, (xiv) the cumulative effects of tax or accounting changes in accordance with GAAP, or (xv) the effect of changes in other laws or regulatory rules affecting reported results.

11.32 “Plan” means this 2025 Incentive Award Plan.

11.33 “Prior Plan” means the Fold, Inc. 2019 Equity Incentive Plan, as amended from time to time.

11.34 “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

11.35 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.36 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.37 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.38 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.39 “Securities Act” means the Securities Act of 1933, as amended.

11.40 “Service Provider” means an Employee, Consultant or Director.

11.41 “Shares” means shares of Common Stock.

11.42 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.43 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.44 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.45 “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

Annex D-15

Annex E

FOLD HOLDINGS, INC. 2025 EMPLOYEE STOCK PURCHASE PLAN

Article I.
PURPOSE

The purpose of this Plan is to assist Eligible Employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company.

The Plan consists of two components: (i) the Section 423 Component and (ii) the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The Non-Section 423 Component authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Rights granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and Designated Subsidiaries but shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise determined by the Administrator or provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component (as determined under Section 423 of the Code). Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.

Article II.
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

2.1 “Administrator” means the entity that conducts the general administration of the Plan as provided in Article XI.

2.2 “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.3 “Applicable Law” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Closing” means the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated July 24, 2024, by and among Fold, Inc., FTAC Emerald Acquisition Corp., and EMLD Merger Sub Inc.

2.6 “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

2.7 “Common Stock” means the common stock of the Company and such other securities of the Company that may be substituted therefore.

2.8 “Company” means Fold Holdings, Inc., a Delaware corporation, or any successor.

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2.9 “Compensation” of an Eligible Employee means, unless otherwise determined by the Administrator, the gross cash compensation paid by the Company or its Subsidiary (as applicable) to such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, including for clarity, any prior-week adjustments; commissions; cash incentive compensation and one-time bonuses (e.g., retention or sign on bonuses); overtime payments; or compensation paid by the Company or any Designated Subsidiary in respect of periods of absence from work; and excluding any education or tuition reimbursements; travel expenses; business and moving reimbursements; income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards; fringe benefits; other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established.

2.10 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

2.11 “Designated Subsidiary” means any Subsidiary designated by the Administrator in accordance with Section 11.2(b), such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both.

2.12 “Effective Date” means the date on which the Closing is consummated.

2.13 “Eligible Employee” means an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee. Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period under the Section 423 Component if: (a) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (b) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years); (c) such Employee’s customary employment is for 20 hours per week or less; (d) such Employee’s customary employment is for less than five months in any calendar year; and/or (e) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

Further notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence in this definition shall apply in determining who is an “Eligible Employee,” except (i) the Administrator may further limit eligibility within the Company or within a Designated Subsidiary so as to only designate certain Employees of the Company or of a Designated Subsidiary as “Eligible Employees”, and (ii) to the extent the restrictions in the first sentence in this definition are not consistent with any applicable local law, such applicable local law shall control.

2.14 “Employee” means any individual who renders services to the Company or any Designated Subsidiary in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee of the Company or any Designated Subsidiary within the meaning of Section 3401(c) of the Code. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.

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2.15 “Enrollment Date” means the first Trading Day of each Offering Period.

2.16 “Fair Market Value” means, as of any date, the value of Shares determined as follows: (a) if the Shares are listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Shares as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Shares are not traded on a stock exchange but are quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Shares, the Administrator will determine the Fair Market Value in its discretion.

2.17 “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that need not satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.18 “Offering” means an offer by the Company under the Plan to Eligible Employees of a right to purchase Shares that may be exercised during an Offering Period, as further described in Article IV hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treasury Regulation § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treasury Regulation § 1.423-2(a)(2) and (a)(3).

2.19 “Offering Document” has the meaning given to such term in Section 4.1.

2.20 “Offering Period” has the meaning given to such term in Section 4.1.

2.21 “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.22 “Participant” means any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Shares pursuant to the Plan.

2.23 “Plan” means this 2025 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.

2.24 “Purchase Date” means the last Trading Day of each Purchase Period or such other date as determined by the Administrator and set forth in the Offering Document.

2.25 “Purchase Period” shall refer to one or more specified periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, if no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

2.26 “Purchase Price” means the purchase price designated by the Administrator in the applicable Offering Document (which purchase price, for purposes of the Section 423 Component, shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, if no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

Annex E-3

2.27 “Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan or any Offering(s), in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that are intended to satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.28 “Securities Act” means the U.S. Securities Act of 1933, as amended.

2.29 “Share” means a share of Common Stock.

2.30 “Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or non-corporate entity in which the Company has a direct or indirect equity interest or significant business relationship.

2.31 “Trading Day” means a day on which national stock exchanges in the United States are open for trading.

Article III.
SHARES SUBJECT TO THE PLAN

3.1 Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be [_____] Shares.1 In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on January 1, 2026 and ending on and including January 1, 2035, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) 1% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to the rights granted under the Section 423 Component of the Plan shall not exceed an aggregate of [_____] Shares,2 subject to Article VIII.

3.2 Shares Distributed. Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.

Article IV.
Offering Periods; Offering Documents; Purchase Dates

4.1 Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator from time to time, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan. The Administrator shall establish in each Offering Document one or more Purchase Periods within such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out in accordance with such Offering Document and the Plan. The provisions of separate Offerings or Offering Periods under the Plan may be partially or wholly concurrent and need not be identical.

____________

1        NTD: To equal 2% of fully diluted shares at Closing.

2        NTD: To reflect 250% of the initial share limit.

Annex E-4

4.2 Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):

(a) the length of the Offering Period, which period shall not exceed 27 months;

(b) the length of the Purchase Period(s) within the Offering Period, which period(s), in the absence of a contrary designation by the Administrator, shall not exceed six months;

(c) in connection with each Offering Period that contains more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during each Purchase Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be 5,000 Shares (and which, for the Section 423 Component Offering Periods, shall be subject to the limitations described in Section 5.5 below);

(d) the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be 20,000 Shares (and which, for the Section 423 Component Offering Periods, shall be subject to the limitations described in Section 5.5 below); and

(e) such other provisions as the Administrator determines are appropriate, subject to the Plan.

Article V.
ELIGIBILITY AND PARTICIPATION

5.1 Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.

5.2 Enrollment in Plan.

(a) Except as otherwise set forth herein or in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.

(b) Each subscription agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. The percentage of Compensation designated by an Eligible Employee as payroll deductions may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which maximum percentage shall be 15% in the absence of any such designation); provided that, in no event shall the actual amount withheld on any payday hereunder exceed the net amount payable to the Eligible Employee on such payday after taxes and any other applicable deductions therefrom (and if amounts to be withheld hereunder would otherwise result in a negative payment to the Eligible Employee on such payday, the amount to be withheld hereunder shall instead be reduced by the least amount necessary to avoid a negative payment amount for the Eligible Employee on such payday, as determined by the Administrator). The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c) Unless otherwise provided in the terms of an Offering Document, a Participant may decrease the percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, in any case, at any time during an Offering Period; provided, however, that the Administrator may limit or eliminate the type or number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed to decrease (but not increase) or suspend his or her payroll deduction elections, in either case, once during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period starting at least five business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period

Annex E-5

as may be specified by the Administrator in the applicable Offering Document). If a Participant suspends his or her payroll deductions during an Offering Period: (i) such Participant’s cumulative unapplied payroll deductions prior to the suspension (if any) shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date, and (ii) such Participant shall be deemed to have withdrawn from the Offering Period for all purposes upon such Purchase Date (and shall be eligible to enroll in any Offering Period commencing on or after such Purchase Date if he or she remains an Eligible Employee as of the start of any such subsequent Offering Period and timely submits a valid election to participate). For clarity, if a Participant who suspends participation in an Offering Period ceases to be an Eligible Employee or he or she withdraws from participation in such Offering Period, in either case, prior to the Purchase Date next-following his or her suspension of participation in the Offering Period, in any case, such Participant’s cumulative unapplied payroll deductions shall be returned to him or her in accordance with Article VII.

(d) Except as otherwise set forth in herein or in an Offering Document or as otherwise determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

5.3 Payroll Deductions. Except as otherwise provided herein or in the applicable Offering Document, payroll deductions for a Participant shall commence on the first payday following the Enrollment Date and shall end on the last payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively. Notwithstanding any other provisions of the Plan to the contrary, in any non-U.S. jurisdiction where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator shall take into consideration any limitations under Section 423 of the Code when applying an alternative method of contribution.

5.4 Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5 Limitation on Purchase of Shares. An Eligible Employee may be granted rights under the Section 423 Component only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6 Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash within 30 days after the Purchase Date.

5.7 Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms, rules and procedures applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to Eligible Employees who are residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern except as otherwise set forth therein. The adoption of any such appendix or sub-plan shall be pursuant

Annex E-6

to Section 11.2(g) and any other applicable provision herein. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.

5.8 Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, unless otherwise set forth in the terms of an Offering Document, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to the Participant’s authorized payroll deduction.

Article VI.
grant and Exercise of rights

6.1 Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the last day of the Offering Period, or if earlier, the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.

6.2 Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for herein or in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3 Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant without interest in one lump sum in cash as soon as reasonably practicable after the Purchase Date, or such earlier date as determined by the Administrator.

6.4 Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation or Shares received pursuant to the Plan the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.

Annex E-7

6.5 Conditions to Issuance of 6.6 Shares. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges, if any, on which the Shares are then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable; (d) the payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and (e) the lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

Article VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1 Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than two weeks prior to the end of the then-applicable Purchase Period (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). All of the Participant’s payroll deductions credited to his or her account during such Purchase Period and not yet used to exercise rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal, such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period (including by virtue of a suspension as described in Section 5.2(c) above), payroll deductions shall not resume at the beginning of any subsequent Offering Period unless the Participant is an Eligible Employee and timely delivers to the Company a new subscription agreement by the applicable enrollment deadline for any such subsequent Offering Period, as determined by the Administrator.

7.2 Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in any subsequent Offering Period that commences on or after the Participant’s withdrawal from any Offering Period.

7.3 Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the then-current Purchase Period shall be paid to such Participant or, in the case of his or her death, to the Participant’s Designated Beneficiary, within 30 days following such Participant’s ceasing to be an Eligible Employee, and such Participant’s rights for the Offering Period shall be automatically terminated. For clarity, if a Participant transfers employment from the Company or any Designated Subsidiary participating in either the Section 423 Component or Non-Section 423 Component to any Designated Subsidiary that is neither participating in the Section 423 Component nor the Non-Section 423 Component, then, in any case, such transfer shall be treated as a termination of employment under the Plan and the Participant shall be deemed to have withdrawn from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the then-current Purchase Period shall be paid to such Participant or, in the case of his or her death, to the Participant’s Designated Beneficiary, within 30 days following such Participant’s transfer of employment, and such Participant’s participation in the Offering Period shall be automatically terminated. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment under the Plan, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the then-current Purchase Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment under the Plan and shall remain a

Annex E-8

Participant in the Non-Section 423 Component until the earlier of (a) the end of the current Offering Period under the Non-Section 423 Component or (b) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between entities participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code or other Applicable Law.

Article VIII.
Adjustments upon Changes in SHARES

8.1 Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, redemption, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2 Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a) To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b) To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d) To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e) To provide that all outstanding rights shall terminate without being exercised.

8.3 No Adjustment Under Certain Circumstances. Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.

Annex E-9

8.4 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

Article IX.
Amendment, modification and termination

9.1 Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII) or as may otherwise be required under Section 423 of the Code.

9.2 Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and, with respect to the Section 423 Component of the Plan, to the extent permitted by Section 423 of the Code), the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3 Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b) shortening any Offering Period so that the Offering Period ends on a new or earlier Purchase Date, including an Offering Period underway at the time of the Administrator action;

(c) allocating Shares; and

(d) such other changes and modifications as the Administrator determines are necessary or appropriate.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

9.4 Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon, or if the Administrator so determines, the Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.

Article X.
TERM OF PLAN

The Plan shall become effective on the Effective Date and shall continue until terminated by the Board in accordance with Section 9.1. No right may be granted under the Plan prior to the Effective Date. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

Annex E-10

Article XI.
ADMINISTRATION

11.1 Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Board any authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

11.2 Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a) To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).

(b) To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.

(c) To impose a mandatory holding period pursuant to which Participants may not dispose of or transfer Shares purchased under the Plan for a period of time determined by the Administrator in its discretion.

(d) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(e) To amend, suspend or terminate the Plan as provided in Article IX.

(f) Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.

(g) The Administrator may adopt annexes or sub-plans applicable to particular Designated Subsidiaries or locations, which annexes or sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such annexes or sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3.1 hereof, but unless otherwise superseded by the terms of such annex or sub-plan, the provisions of this Plan shall govern the operation of such annex or sub-plan.

11.3 Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

Article XII.
MISCELLANEOUS

12.1 Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except in the case of a Participant’s death, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2 Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, no Participant or Designated Beneficiary shall be deemed to be a stockholder of the Company, and no Participant or Designated Beneficiary shall have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or the Designated Beneficiary following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

Annex E-11

12.3 Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

12.5 Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under the Section 423 Component so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the Section 423 Component that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as other Eligible Employees participating in the Non-Section 423 Component or as Eligible Employees participating in the Section 423 Component.

12.6 Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.7 Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

12.8 No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to employment or service (or to remain in the employ or service) with the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment or service of any person (including any Eligible Employee or Participant) at any time, with or without cause.

12.9 Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Section 423 Component of the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.10 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, Designated Beneficiary or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Offering Period, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

12.11 Data Privacy. As a condition for participation in the Plan, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and participation details, to implement, manage and administer the Plan and any Offering Period(s) (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan and any Offering Period(s), and the Company and its Subsidiaries and affiliates may transfer the Data to

Annex E-12

third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By participating in any Offering Period under the Plan, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 12.11 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 12.11, and the Company may cancel Participant’s ability to participate in the Plan or any Offering Period(s). For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

12.12 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

12.13 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

12.14 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Offering Periods will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Offering Periods will be deemed amended as necessary to conform to Applicable Laws.

12.15 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

12.16 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

12.17 Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

12.18 Section 409A. The Section 423 Component of the Plan and the rights to purchase Shares granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A of the Code and the U.S. Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Neither the Non-Section 423 Component nor any right to purchase Shares granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any right to purchase Shares granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause a right to purchase Shares granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

* * * * *

Annex E-13

Annex F

July 23, 2024

Board of Directors of
FTAC Emerald Acquisition Corp.
2929 Arch Street, Suite 1703
Philadelphia, PA 19104

Dear Members of the Board of Directors:

We understand that FTAC Emerald Acquisition Corp., a Delaware corporation (“EMLD”), proposes to enter into an Agreement and Plan of Merger, dated as of July 23, 2024 (the “Merger Agreement”), by and among Fold, Inc., a Delaware corporation (the “Company”), EMLD, and EMLD Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of EMLD (“Merger Sub”), under which Merger Sub will merge with and into the Company, with the Company surviving such merger (the “Merger”) as a direct wholly owned subsidiary of EMLD.

The terms of the Merger are more fully set forth in the Merger Agreement and capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement.

You have requested our opinion as to (i) the fairness, from a financial point of view, to EMLD of the consideration paid by EMLD to the equityholders of the Company pursuant to the Merger Agreement, and (ii) whether the Company has an aggregate fair market value equal to at least 80 percent of the balance of funds in EMLD’s trust account (excluding deferred underwriting commissions and taxes payable and subject to proportionate adjustments related to Nasdaq’s 80 percent test) (each an “Opinion” and, together, the “Opinions”).

In connection with our review of the Merger and in arriving at our Opinions, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:

1.    the draft of the Merger Agreement, dated July 23, 2024;

2.    certain documents filed by EMLD with the U.S. Securities and Exchange Commission (the “SEC”), including the registration statement on Form S-1 initially filed November 22, 2021, and amendments thereto, and the related Rule 424(b)(4) final prospectus filed with the SEC on December 17, 2021;

3.    the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed by EMLD with the SEC pursuant to the U.S. Securities Exchange Act of 1934;

4.    the Company’s projected financial statements for the calendar years ending December 31, 2024, and December 31, 2025 and for the twelve months ending June 30, 2025;

5.    certain non-public financial and business information provided to us by EMLD, the Company, and their respective advisors;

6.    certain internal financial information, estimates, and financial and operations forecasts for the Company, prepared by the management of the Company or EMLD;

7.    certain press releases issued by EMLD and the Company;

8.    certain industry and research reports relevant to the industry in which the Company operates; and

9.    the reported historical price and trading activity for the securities of EMLD, compared to certain financial stock market information for EMLD with certain other publicly traded companies, and reviewed the financial terms of certain recent business combinations, and other studies and analyses we deemed appropriate.

Annex F-1

We have spoken with certain members of the respective management teams of EMLD and the Company and certain of their respective representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Merger, and related matters. We participated in financial and business diligence calls with executive management of EMLD and the Company, regarding, among other things, certain financial projections prepared by EMLD and the Company, the business and financial results and outlook of the Company, and the Merger structure and background. We have also compared the financial and operating performance of the Company with that of companies with publicly traded equity securities that we deemed to be relevant. In addition, we have conducted such other analyses, examinations, and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our Opinions.

With your consent, we have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and assume no responsibility to independently verify such data, material, and other information. In addition, EMLD’s and the Company’s respective management teams have advised us, and we have assumed with your permission, that the financial projections provided to us have been reasonably prepared in good faith on bases reflecting the best available estimates and judgments of EMLD’s and the Company’s respective management teams as to the future financial results and condition of the Company, and we express no opinion regarding such projections or the assumptions on which they are based. We have relied upon EMLD to advise us promptly if any information provided became inaccurate or had to be updated during the period of our review. If the foregoing assumptions are inaccurate, our Opinions could be materially affected. EMLD does not publicly disclose internal financial information of the type provided to us in connection with our review of the Merger. As a result, such information was prepared for financial planning purposes and was not prepared with the expectation of public disclosure.

We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of EMLD or the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or our Opinions, and there is no information or any facts that would make the information reviewed by us incomplete or misleading.

We have assumed, with your consent, that there will be cash redemptions paid to existing EMLD stockholders from EMLD’s trust account equal to 60% of the value of the trust account. We have assumed that the final form of the Merger Agreement will be substantially similar to the draft we reviewed, dated July 23, 2024 without modification of material terms or conditions. We have assumed that the Merger will be consummated under the terms of the Merger Agreement without material amendments or waivers of any material terms, conditions, or obligations thereunder. We have relied upon and assumed, without independent verification, that (a) the representations and warranties of the parties to the Merger Agreement and all other related documents and instruments referred to therein are true and correct, (b) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party and (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof. In arriving at our Opinions, we have assumed, with your consent, all the regulatory approvals and consents required for the Merger to be consummated pursuant to the terms of the Merger Agreement will be obtained in a manner that will not adversely affect EMLD or the Company or materially alter the terms of the Merger.

At your direction, we have assumed that all projections and estimates provide a reasonable basis on which to evaluate the Company and the Merger, and we have, at your direction, used and relied upon such projections and estimates for purposes of our analyses and in arriving at our Opinions. You and the Company have advised us that no projections or estimates will need to be revised or adjusted based on the final redemptions from the EMLD trust account. We express no view or opinion with respect to any projections or estimates or the assumptions on which they are based.

For purposes of our financial analyses and our Opinions, with your consent, we (i) did not perform any financial analyses to evaluate the value of EMLD or to derive valuation references ranges for any shares of EMLD for purposes of comparison with the Aggregate Merger Consideration or otherwise, and (ii) have assumed that the value of each share of EMLD Class A Common Stock is the closing price of such stock on the Nasdaq Capital Market on July 23, 2024 and the value of each share of EMLD Class B Common Stock is equal to $10.00 per share, notwithstanding the different voting rights and other non-financial terms of such shares that could impact their value.

Annex F-2

In arriving at our Opinions, we have performed no appraisals or valuations of any specific assets or liabilities (fixed, contingent, or other) of the Company, including any intellectual property for which the Company might receive royalty or licensing fees and any cryptocurrencies, and we have not been furnished with any such appraisals or valuations, and have made no physical inspection of the property or assets of the Company. We express no opinion regarding the liquidation value of any entity. In arriving at the Opinions, we have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which any of the Company or their affiliates is a party or may be subject and at the Company’s direction and with its consent, in arriving at our Opinions, we have made no assumption about and therefore have not considered, the possible assertion of claims, outcomes, damages, or recoveries arising out of any such matters.

None of the companies or transactions we may have used in any analysis for purposes of comparison is identical to the Company or the Merger. Accordingly, our analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies or transactions. We also have considered no potential judicial, legislative, or regulatory changes pending or being considered or that may be adopted by any judicial, governmental, or regulatory bodies or any potential changes in accounting methods or generally accepted accounting principles that may be adopted.

The Opinions are based upon the financial, market, economic, and other conditions that exist on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial, stock, and cryptocurrency markets have from time-to-time experienced unusual volatility, and we express no opinion or view as to any potential effects of such volatility on the Merger and the Opinions do not address potential developments in any such markets. In addition, we express no opinion or view as to any potential effects of the COVID-19 pandemic on the Merger, EMLD, or the Company. Subsequent developments may affect the assumptions underlying the Opinions and we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinions that may come or be brought to our attention after the date of the Opinions. We have not undertaken to reaffirm or revise the Opinions or otherwise comment upon any events after the date hereof and have no obligation to update, revise or reaffirm the Opinions.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. Our research analysts may hold opinions, make statements or recommendations, or publish research reports regarding the Company or the Merger and other participants in the Merger that differ from the views of our investment banking personnel.

The Opinions are furnished under our engagement letter dated July 19, 2024 (the “Engagement Letter”) and are directed to the Board of Directors of EMLD (the “Board”) in connection with its consideration of the Merger. The Opinions are furnished solely to be used by the Board as only one input to consider in its process of analyzing the Merger and is not intended to be and does not constitute a recommendation to any member of the Board or any stockholder of EMLD as to how such director or stockholder should act or vote regarding the Merger or any other matter. Notwithstanding the foregoing, the Board may rely upon the Opinions. The Opinions delivered to the Board are subject to the conditions, scope of engagement, limitations, and understandings in this letter and in the Engagement Letter.

The Opinions address solely the fairness, from a financial point of view, to EMLD of the consideration paid by EMLD to the equityholders of the Company pursuant to the Merger Agreement and the aggregate fair market value of the Company. We were not requested to opine as to, and the Opinions do not address, the basic business decision of the Board, EMLD, or its stockholders to proceed with or effect the Merger, or any solvency or fraudulent conveyance consideration relating to the Merger. We express no opinion as to the relative merits of the Merger as compared to any alternative business strategies or transactions that might exist for EMLD or any other party or the effect of any other transaction in which EMLD or any other party might engage. We express no opinion as to the amount, nature or fairness of any consideration or compensation to be received in or because of the Merger by securityholders, officers, directors, or employees of the Company, or any other class of such persons, or relative to or in comparison with the consideration to be paid by EMLD to the equityholders of the Company pursuant to the Merger Agreement. We have not been asked to consider, and the Opinions do not address, the solvency or viability of EMLD to pay its obligations when they come due. We are not rendering any financial, legal, accounting, or other advice and understand that EMLD is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the Merger.

Annex F-3

We have not been requested to, and did not, (i) participate in negotiations regarding the Merger Agreement, (ii) solicit any expressions of interest from any other parties regarding any business combination with EMLD or any other alternative transaction or (iii) advise the Board or any other party regarding alternatives to the Merger. In addition, we were not requested to and did not provide advice regarding the structure or any other aspect of the Merger, or to provide services other than the delivery of the Opinions. In the ordinary course of our business, we and our affiliates may actively trade securities of EMLD for our own account or the account of our customers and, accordingly, we may hold a long or short position in such securities. We may seek to be engaged for compensation in the future to perform investment banking services for EMLD or its founders, other parties to the Merger, or the Company and certain of its affiliates.

We, as a customary part of our investment banking business, are continually engaged in performing financial analyses regarding businesses and their securities in connection with acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and other transactions and for estate, corporate and other purposes. We have been engaged by the Board to render the Opinions and will receive a fee for rendering the Opinions. In addition, EMLD has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement relating to providing the Opinions.

On July 19, 2024, we entered into the Engagement Letter, to provide services with respect to rendering an opinion in connection with the Merger. We received a portion of the fees payable to us under the Engagement Letter in cash upon its execution, will receive an additional portion of the fees payable to us under the Engagement Letter in cash upon delivery of this letter, and will receive the remaining portion of the fees upon the closing of the Merger.

Preparing a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and applying those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at the Opinions, we attributed no particular weight to any particular analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by us in our analyses, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses and of the factors considered by us, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying the Opinions. The conclusion reached by us, therefore, is based on applying our own experience and judgment to all analyses and factors considered by us. The Opinions were reviewed and approved by the Northland Securities Fairness Opinion Committee.

Other than as required by applicable law, this letter and the Opinions may not be published, disclosed, or otherwise used, nor may any public references to us be made, without our prior written approval. This letter and a summary thereof may be filed with or included in or with any proxy or information statement required to be filed by EMLD with the SEC and delivered to the holders of EMLD’s securities in connection with the Merger. However, no reference to this letter or the Opinions in the proxy or information statement may be made without our written consent and subject to our approval of the language that references this letter or the Opinions, which consent will not be unreasonably withheld, conditioned, or delayed. By execution of this letter, we hereby consent to the inclusion of this letter as an annex to the proxy statement relating to the Merger and to the references to us and such letter therein.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, (i) the consideration to be paid by EMLD to the equityholders of the Company pursuant to the Merger Agreement is fair, from a financial point of view, to EMLD, and (ii) the Company has an aggregate fair market value equal to at least 80 percent of the balance of funds in EMLD’s trust account (excluding deferred underwriting commissions and taxes payable and subject to proportionate adjustments related to Nasdaq’s 80 percent test).

Sincerely,

Northland Securities, Inc.

By:	/s/ Jeff Peterson
Annex F-4

Annex G

Execution Version

SPONSOR SHARE RESTRICTION AGREEMENT

This SPONSOR SHARE RESTRICTION AGREEMENT (this “Agreement”) is dated as of July 24, 2024, by and among FTAC Emerald Acquisition Corp., a Delaware corporation (“Parent”), Emerald ESG Sponsor, LLC, a Delaware limited liability company (“EMLD Sponsor”), and Emerald ESG Advisors, LLC, a Delaware limited liability company (“Advisors” and together with EMLD Sponsor, the “Sponsors”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 976,081 shares of Parent Class A Common Stock (the “Sponsor Co-Invest Shares”), (ii) private placement warrants to purchase 488,041 shares of Parent Class A Common Stock (the “Sponsor Warrants”) and (iii) 8,615,141 shares of Parent Class A Common Stock received upon conversion of its previously held shares of Parent Class B Common Stock (the “Sponsor Promote Shares” and, together with the Sponsor Co-Invest Shares, the “Sponsor Shares”) in the aggregate;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, EMLD Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Fold, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other things, Merger Sub shall merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent on the terms and subject to the conditions set forth therein (collectively, the “Transactions”);

WHEREAS, in connection with the Transactions, immediately prior to and contingent upon the Closing, all of the Sponsor Warrants will be cancelled as further specified in this Agreement; and

WHEREAS, as an inducement to the Company to enter into the Merger Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

FORFEITURE; TRANSFER RESTRICTIONS

1.1 Warrant Forfeiture.

(a) Immediately prior to and contingent upon the Closing, each Sponsor shall irrevocably forfeit and surrender for cancellation to Parent, the number of Sponsor Warrants set forth opposite such Sponsor’s name on Schedule I hereto (the “Forfeited Warrants”), which Forfeited Warrants shall be deemed automatically cancelled and retired in full, in each case for no additional consideration.

(b) Parent hereby acknowledges and agrees that immediately upon receipt of the Forfeited Warrants, Parent shall cancel and retire all of the Forfeited Warrants and shall direct Parent’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions to give effect thereto.

(c) The Sponsors and Parent each shall (i) take such further actions as are necessary to cause the Forfeited Warrants to be retired and cancelled, after which the Forfeited Warrants shall no longer be issued or outstanding and (ii) provide the Company with evidence that such retirement and cancellation has occurred.

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1.2 Transfer Restrictions.

(a) Transfer Restrictions of the Restricted Shares. The parties hereto acknowledge the transfer restrictions applicable to the Sponsor Promote Shares contained in that certain letter agreement, dated as of December 15, 2021, among the Company, the Sponsors and the other insiders listed on the signature pages thereto (the “Insider Agreement”), a copy of which is attached hereto as Exhibit A, and agree that, notwithstanding anything to the contrary in the Insider Agreement, effective as of and conditioned upon the Closing, the number of Sponsor Promote Shares set forth on Schedule I hereto (as adjusted pursuant to Section 1.2(d) for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event occurs between the date hereof and the Closing) shall be subject to the transfer restrictions set forth in Section 1.2(b) of this Agreement in lieu of the transfer restrictions set forth in the Insider Agreement (such shares, the “Restricted Shares”). For the avoidance of doubt, the Sponsor Co-Invest Shares and any other shares of Parent Class A Common Stock held by the Sponsors from time to time that are not Restricted Shares, shall not be subject to the provisions of this Section 1.2 and shall remain subject to the transfer restrictions set forth in the Insider Agreement.

(b) Timing and Lapse of Transfer Restrictions.

(i) 1,772,547 of the Restricted Shares (the “Tranche I Restricted Shares”) shall not be transferable until the earlier of (x) the date that is six months following the Closing Date or (y) the first date that the Stock Price exceeds $12.00 for 20 Trading Days of any consecutive 30 Trading Day period ending after the date that is 90 days after the Closing Date.

(ii) 1,772,547 of the Restricted Shares (the “Tranche II Restricted Shares”) shall not be transferable until the earlier of (x) (A) in the event that the Applicable Proceeds as of the Closing Date equal or exceed the Target Amount, the date that is one-year following the Closing Date, and (B) in the event that the Applicable Proceeds as of the Closing Date are less than the Target Amount, the date that is two years following the Closing Date, or (y) the first date that the Stock Price exceeds $15.00 for 20 Trading Days of any consecutive 30 Trading Day period ending after the date that is 90 days after the Closing Date.

(iii) 1,772,547 of the Restricted Shares (the “Tranche III Restricted Shares”) shall not be transferable until the earlier of (x) the date that is ten years following the Closing Date, or (y) the first date that the Stock Price exceeds $17.00 for 20 Trading Days of any consecutive 30 Trading Day period ending after the date that is 90 days after the Closing Date.

(iv) In the event that the Applicable Proceeds as of the date that is two years following the Closing Date are less than the Target Amount, the Sponsors shall automatically forfeit for no additional consideration (x) a number of Tranche II Restricted Shares equal to the Target Amount minus the actual Applicable Proceeds as of such date divided by 100 and (y) a number of Tranche III Restricted Shares equal to the Target Amount minus the actual Applicable Proceeds as of such date divided by 100; provided, that no more than an aggregate of 500,000 Tranche II Restricted Shares and 500,000 Tranche III Restricted Shares shall be forfeited pursuant to this Section 1.2(b)(iv). Any Restricted Shares forfeited pursuant to this Section 1.2(b)(iv) shall be deemed automatically cancelled and retired in full with no further action required by the parties.

(v) For the avoidance of doubt, each Sponsor shall be entitled to vote its Restricted Shares and receive dividends and other distributions with respect to such Restricted Shares during any period of time that such shares are subject to restriction on transfer hereunder.

(c) Termination of Restrictions upon a Liquidation Event. In the event of a Liquidation Event following the Closing, any transfer restrictions applicable to the Restricted Shares then remaining (under this Agreement or the Insider Agreement) shall terminate as of immediately prior to the occurrence of such Liquidation Event.

(d) Equitable Adjustment. If, between the Closing and a Liquidation Event, the outstanding shares of Parent Class A Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction affecting the outstanding shares of Parent Class A Common Stock, then any number,

Annex G-2

value (including dollar value) or amount contained herein which is based upon the number of shares of Parent Class A Common Stock will be equitably adjusted for such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction. Any adjustment under this Section 1.2(d) shall become effective at the close of business on the date any such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction becomes effective.

(e) Transfers. No holder of Restricted Shares shall transfer any Restricted Shares to the extent such Restricted Shares are still subject to transfer restrictions at the time of the contemplated transfer and all certificates (if any) representing such Restricted Shares shall contain a legend to such effect; provided, that Restricted Shares may be transferred to a Permitted Transferee (as defined in the Insider Agreement) so long as such Permitted Transferee agrees in writing to be bound by the provisions of this Agreement, including the transfer restrictions set forth in this Article I. If any transfer is made or attempted contrary to the provisions of this Agreement, such transfer shall be null and void ab initio, and Parent shall refuse to recognize any such transferee of the Restricted Shares as one of its stockholders for any purpose. In order to enforce this Section 1.2(e), Parent may impose stop-transfer instructions with respect to the Restricted Shares of the attempted transferor (and any permitted transferees and assigns thereof) until the transfer restrictions contained herein are no longer applicable.

(f) Legend Removal. Following the expiration or release of all transfer restrictions pursuant to this Section 1.2, Parent shall, upon the request of an applicable holder and subject to applicable Law, cause any legend to be removed from the certificate or book-entry position evidencing the applicable Restricted Shares; provided, that any legends required by applicable Law shall remain until the Company reasonably determines after consultation with counsel that such legends may be removed.

(g) Certain Definitions. As used in this Agreement:

(i) “Applicable Proceeds” means the aggregate proceeds from (x) any capital raise completed by Parent or the Company after the date of this Agreement and prior to the Closing Date in connection with the Transactions, (y) the Parent Trust Account as of the Closing Date (after giving effect to any redemptions by Parent Stockholders) and (z) any capital raise completed by Parent and/or its affiliates (including the Surviving Company) following the Closing but prior to the date that is two years following the Closing Date.

(ii) “Liquidation Event” means a liquidation, merger, capital stock exchange, reorganization or other similar transaction involving Parent upon the consummation of which holders of Parent Class A Common Stock would be entitled to exchange their shares of Parent Class A Common Stock for cash, securities or other property.

(iii) “Stock Price” means, on any date after the Closing, the closing sale price per share of Parent Class A Common Stock reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.

(iv) “Target Amount” means $50.0 million.

(v) “Trading Day” means any day on which trading is generally conducted on the NASDAQ Capital Market or such other exchange on which the Parent Class A Common Stock is traded and published.

(vi) “transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

Annex G-3

Article II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Sponsors. Article III Each Sponsor represents and warrants as of the date hereof to Parent (solely with respect to itself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. Such Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. This Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. Such Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good and marketable title to, all of (x) the Sponsor Promote Shares, (y) the Sponsor Warrants and (z) the Sponsor Co-Invest Shares set forth opposite such Sponsor’s name on Schedule I and there exist no Encumbrances or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Sponsor Shares and Sponsor Warrants (other than transfer restrictions under the Securities Act)) affecting any such Sponsor Shares and Sponsor Warrants, other than any Permitted Encumbrances or pursuant to (i) this Agreement, (ii) the Parent Organizational Documents, (iii) the Merger Agreement, (iv) the Insider Agreement, (v) the Sponsor Agreement or (vi) any applicable securities laws. Other than the Sponsor Warrants and pursuant to the Parent Organizational Documents, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(c) No Conflicts. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Sponsor or such Sponsor’s Sponsor Shares), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its obligations under this Agreement. Each Sponsor has full right and power to enter into this Agreement.

(d) Litigation. There are no Proceedings pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Proceedings, that would be before) any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its obligations under this Agreement.

(e) Acknowledgment. Such Sponsor understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Agreement. Such Sponsor had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors.

Article III

MISCELLANEOUS

3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect (i) automatically upon the termination of the Merger Agreement in accordance with its terms, (ii) upon the mutual written agreement of Parent, the Sponsors and the Company or (iii) at such time that all of the Restricted Shares are no longer subject to the terms and conditions of Section 1.2 hereof. Upon such termination of this Agreement, all

Annex G-4

obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby. This Article III shall survive the termination of this Agreement.

3.2 Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 3.8 or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

3.3 Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the non-assigning parties hereto and the Company.

3.5 Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware.

3.6 Amendment. Subject to Section 3.11, this Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.8 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered electronically, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party

Annex G-5

(otherwise on the next succeeding Business Day); and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 3.8):

If to Parent:

FTAC Emerald Acquisition Corp.
2929 Arch Street, Suite 1703
Philadelphia, PA 19104-2870
Attention: Amanda Abrams
Phone: (215) 701-9555
Email: amanda@cohencircle.com

in each case, with a copy (which shall not constitute notice) to:

Stevens & Lee, P.C.
620 Freedom Business Center, Suite 200
King of Prussia, PA 19406
Attention: Derick S. Kauffman
Phone: (610) 205-6038
Email: derick.kauffman@stevenslee.com

If to a Sponsor:

To such Sponsor’s address set forth in the books and records of Parent with a copy to (which will not constitute notice):

Stevens & Lee, P.C.
620 Freedom Business Center, Suite 200
King of Prussia, PA 19406
Attention: Derick S. Kauffman
Phone: (610) 205-6038
Email: derick.kauffman@stevenslee.com

3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

3.11 Express Third-Party Beneficiary. Parent and the Sponsors hereby agree that the Company is an intended and express third-party beneficiary of all of the provisions of this Agreement and shall have the right to enforce the terms and conditions of this Agreement against Parent and/or Sponsors, as applicable, or prevent the breach thereof, or to exercise any other right, or seek any other remedy, which may be available to it as a third-party beneficiary of this Agreement. In addition, neither Parent nor the Sponsors shall agree to any waivers, modifications or amendments to this Agreement, without the prior written consent of the Company.

[Signature Page Follows]

Annex G-6

IN WITNESS WHEREOF, the parties hereto have each caused this Sponsor Share Restriction Agreement to be duly executed as of the date first written above.

SPONSORS:
EMERALD ESG SPONSOR, LLC
By:	/s/ Betsy Z. Cohen
	Name:	Betsy Z. Cohen
	Title:	Manager
EMERALD ESG ADVISORS, LLC
By:	/s/ Betsy Z. Cohen
	Name:	Betsy Z. Cohen
	Title:	Manager
PARENT:
FTAC EMERALD ACQUISITION CORP.
By:	/s/ Bracebridge H. Young, Jr.
	Name:	Bracebridge H. Young, Jr.
	Title:	President and Chief Executive Officer

[Signature Page to Sponsor Share Restriction Agreement]

Annex G-7

Exhibit A

Insider Letter

[See Attached.]

Annex G-8

Schedule I

Sponsors & Sponsor Percentages

Sponsor	Sponsor Warrants to be Forfeited	Sponsor Co-Invest Shares	Tranche I Restricted Shares	Tranche II Restricted Shares	Tranche III Restricted Shares
Emerald ESG Sponsor, LLC	488,041	976,081	894,880	894,880	894,880
Emerald ESG Advisors, LLC	—	—	877,667	877,667	877,667
Total	488,041	976,081	1,772,547	1,772,547	1,772,547

Annex G-9

Annex H

Execution Version

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made as of July 24, 2024, by and among (i) FTAC Emerald Acquisition Corp., a Delaware corporation (“Emerald”), (ii) Emerald ESG Sponsor, LLC, a Delaware limited liability company (“EMLD Sponsor”), and Emerald ESG Advisors, LLC, a Delaware limited liability company (“Advisors” and together with EMLD Sponsor, the “Sponsors”), (iii) Fold, Inc., a Delaware corporation (the “Company”), and (iv) the undersigned equity holders of the Company comprising the Requisite Company Stockholders (as defined in the Merger Agreement, as defined below) (together, the “Supporting Holders” and, together with the Sponsors, the “Voting Parties” and each a “Voting Party”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Emerald, EMLD Merger Sub Inc. (“Merger Sub”) and the Company have entered into an Agreement and Plan of Merger (as amended, restated or modified from time to time, the “Merger Agreement”), dated as of even date herewith, whereby Merger Sub shall merge with and into the Company, on the terms and subject to the conditions set forth therein (collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used herein, the term “Voting Shares” shall mean, taken together, (i) all voting securities of Emerald beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares underlying unexercised options or warrants, but including any shares acquired upon exercise of such options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Voting Party, including any and all voting securities of Emerald acquired and held in such capacity subsequent to the date hereof (“FTAC Voting Shares”) and (ii) all voting securities of the Company Beneficially Owned by any Voting Party, including any and all voting securities of the Company acquired and held in such capacity subsequent to the date hereof (the “Company Voting Interests”). Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

2. Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to Emerald and the Company, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of its Voting Shares set forth on Annex A as follows:

a. Authority. If Voting Party is a legal entity, Voting Party has all requisite power and authority to enter into this Agreement, to perform fully Voting Party’s obligations hereunder and to consummate the transactions contemplated hereby. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement. If Voting Party is a legal entity, this Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b. No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement. If Voting Party is a natural person, no consent of such Voting Party’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

c. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Voting Party’s organizational documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Transactions or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement.

Annex H-1

d. Ownership of Shares. Except pursuant to the arrangements referred to in the following sentence, each Voting Party (i) Beneficially Owns its Voting Shares free and clear of all Liens and (ii) except as provided in this Agreement or the Company’s Organizational Documents with respect to Voting Shares in the Company, has the sole power to vote or caused to be voted its Voting Shares. Except pursuant hereto and pursuant to (i) that certain Letter Agreement, dated as of December 15, 2021, by and between certain stockholders of Emerald and Emerald (the “Letter Agreement”), (ii) the limited liability company agreement of each Sponsor, (iii) the Company’s Organizational Documents, and (iv) any applicable Lock-Up Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares prior to the consummation of the Transactions and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any Voting Shares other than the Voting Shares set forth on Annex A or (ii) any options, warrants or other rights to acquire any additional Company Voting Interests or FTAC Voting Shares or any security exercisable for or convertible into Company Voting Interests or FTAC Voting Shares, other than as set forth on Annex A (collectively, “Options”).

e. No Litigation. There is no Proceeding pending against, or, to the knowledge of Voting Party, threatened against, Voting Party that would reasonably be expected to materially impair or materially adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder or to consummate the transactions contemplated by this Agreement.

f. Adequate Information. Voting Party has received a copy of and reviewed the Merger Agreement and has had the opportunity to consult with Voting Party’s tax and legal advisors. Voting Party is a sophisticated equity holder and has adequate information concerning the business and financial condition of Emerald and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the Merger Agreement and has independently and based on such information as Voting Party has deemed appropriate, made its own analysis and decision to enter into this Agreement. Voting Party acknowledges that (i) Emerald and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and (ii) the agreements contained herein with respect to the Voting Shares held by Voting Party are irrevocable.

g. Reliance. Voting Party understands and acknowledges that each of Emerald and the Company is entering into the Merger Agreement in reliance upon Voting Party’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of Voting Party contained herein.

h. Finder’s Fees. Other than as provided in the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Emerald or the Company is or could be liable in connection with the Merger Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by Voting Party in his, her or its capacity as an equity holder or, to the knowledge of Voting Party, on behalf of Voting Party in his, her or its capacity as an equity holder.

3. Agreement to Vote Shares; Irrevocable Proxy; Further Assurances. Each Voting Party on its own behalf hereby covenants to Emerald and the Company, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of its Voting Shares set forth on Annex A as follows:

a. Each Voting Party shall during the term of this Agreement vote or cause to be voted the FTAC Voting Shares that he, she or it Beneficially Owns, at every meeting of the stockholders of Emerald at which such matters are considered and at every adjournment or postponement thereof: (i) in favor of (A) the Transactions and the Merger Agreement and the other transactions contemplated thereby, (B) any proposal to adjourn or postpone such meeting of stockholders of Emerald to a later date if there are not sufficient votes to approve the Transactions, and (C) an amendment of Emerald’s governing documents to extend the outside date for consummating the Transactions, if applicable; (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Emerald under the Merger Agreement; and (iii) against (A) any proposal or offer from any Person (other than the Company or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Emerald, or (2) the issuance or acquisition of shares of capital stock or other equity securities of Emerald (other than as contemplated by the Merger Agreement); and (B) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely

Annex H-2

affect or inhibit the timely consummation of the Transactions or the fulfillment of Emerald’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Emerald (including any amendments to Emerald’s governing documents other than in connection with the Transactions).

b. Each Voting Party shall during the term of this Agreement (x) vote or cause to be voted the Company Voting Interests he, she or it Beneficially Owns, at every meeting (or in connection with any request for action by written consent) of the equity holders of the Company at which such matters are considered and at every adjournment or postponement thereof, and (y) execute a written consent or consents if the equity holders of the Company are requested to vote their voting interests through the execution of an action by written consent, in each case to the extent such Company Voting Interests are entitled to vote thereon pursuant to the Company’s Organizational Documents: (i) in favor of (A) the Transactions and the Merger Agreement and the other transactions contemplated thereby; and (B) any proposal to adjourn or postpone such meeting of the Company to a later date if there are not sufficient votes to approve the Transactions; and (ii) against (A) any proposal or offer from any Person (other than Emerald or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or its Subsidiaries, (2) the issuance or acquisition of shares of capital stock or other equity securities of the Company or any of its Subsidiaries, or (3) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets; (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of the Company’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s Organizational Documents other than in connection with the Transactions).

c. (1) Each of the undersigned holding Company Voting Interests (each, a “Company Holder”) hereby appoints Will Reeves and any designee of Will Reeves, and each of them individually, and (2) each holder of FTAC Voting Shares (each, a “FTAC Holder”) hereby appoints Bracebridge H. Young, Jr. and Betsy Z. Cohen and any designee of Bracebridge H. Young, Jr. and Betsy Z. Cohen, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares in accordance with Sections 3(a) and 3(b). This proxy and power of attorney is given to secure the performance of the duties of Voting Party under this Agreement. Each Voting Party shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Voting Party shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Voting Party with respect to the Voting Shares. The power of attorney granted by Voting Party herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Voting Party. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

d. From time to time, at the request of the Company, each Company Holder shall take, and at the request of Emerald each FTAC Holder shall take, all such further actions, as may be necessary or appropriate to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement, and execute customary documents incident to the consummation of the Transactions (in the case of each Company Holder, in a form reasonably acceptable to such Company Holder).

4. No Voting Trusts or Other Arrangement. Each Voting Party agrees that during the term of this Agreement, Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares.

5. Transfer and Encumbrance. Each Voting Party agrees that during the term of this Agreement, Voting Party will not, directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Voting Party’s voting or economic interest therein. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of Voting Shares by

Annex H-3

any Voting Party (a) in the case of FTAC Holders, to an executive officer or director of Emerald, (b) any investment fund or other entity controlled or managed by or under common management or control with such Voting Party or affiliates of such Voting Party, (d) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of such Voting Party, (e) in the case of FTAC Holders, to a “permitted transferee” under the Letter Agreement, (f) if such Voting Party is a corporation, partnership, limited liability company, trust or other entity, any stockholder, member, partner or trust beneficiary as part of a distribution or (g) to another Voting Party bound by the terms and conditions of this Agreement; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Emerald and the Company, to be bound by all of the terms of this Agreement.

6. Appraisal and Dissenters’ Rights. Each Voting Party hereby (i) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Transactions that Voting Party may have by virtue of ownership of the Company Voting Interests and (ii) agrees not to commence or participate in any claim, derivative or otherwise, against the Company (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with this Agreement, the Merger Agreement or the Transactions.

7. Redemption Rights. Each FTAC Holder agrees not to exercise any right to redeem any FTAC Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

8. Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the Closing Date and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 8 shall relieve any party hereto of liability for any willful breach of this Agreement occurring prior to termination.

9. No Agreement as Director or Officer. Each Voting Party is signing this Agreement solely in its capacity as an equity holder of Emerald or the Company, as applicable. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer of Emerald, the Company or any of their respective subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of Emerald or the Company, and no actions or omissions taken in any Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to Emerald, the Company or their respective equity holders, as applicable.

10. Specific Enforcement. Monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

11. Entire Agreement. This Agreement and the Merger Agreement supersede all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contain the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by any party hereto shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12. Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours

Annex H-4

of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the next Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set forth on Annex A (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

13. Acquisition of FTAC Voting Shares. Each Voting Party acknowledges and agrees that such Voting Party shall not acquire any additional equity securities of Emerald after the date hereof if as a result of such acquisition, such Voting Party would be reasonably likely to Beneficially Own more than 9.9% of FTAC Voting Shares, after giving effect to the Transactions contemplated by the Merger Agreement.

14. Miscellaneous.

a. Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties hereto irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that the jurisdiction of such courts with respect thereto will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

b. Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any course of conduct, course of dealing, oral or written statement or action of any party hereto.

c. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

d. Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

e. Titles and Headings. The titles and captions in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

f. Assignment; Successors and Assigns; No Third-Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

g. Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

[Signature Pages Follow]

Annex H-5

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

EMERALD ESG SPONSOR, LLC
By:	/s/ Betsy Z. Cohen
Name:	Betsy Z. Cohen
Title:	Manager
EMERALD ESG ADVISORS, LLC
By:	/s/ Betsy Z. Cohen
Name:	Betsy Z. Cohen
Title:	Manager
FTAC EMERALD ACQUISITION CORP.
By:	/s/ Bracebridge H. Young, Jr.
Name:	Bracebridge H. Young, Jr.
Title:	President and Chief Executive Officer

[Signature Page to Support Agreement]

Annex H-6

FOLD, INC.
By:	/s/ Will Reeves
Name:	Will Reeves
Title:	Chief Executive Officer

[Signature Page to Support Agreement]

Annex H-7

Thesis, Inc.
By:	/s/ Matthew Luongo
Name:	Matthew Luongo
Title:	CEO

[Signature Page to Support Agreement]

Annex H-8

Craft Ventures II, LP
By:	/s/ Brian Murray
Name:	Brian Murray
Title:	Managing Director
Craft Ventures Affiliates II, LP
By:	/s/ Brian Murray
Name:	Brian Murray
Title:	Managing Director

[Signature Page to Support Agreement]

Annex H-9

Slow Ventures III, LP
By: Slow Ventures GP III, LLC, its General Partner
By:	/s/ Kevin Colleran
Name:	Kevin Colleran
Title:	Managing Partner
Slow Ventures III-A, LP
By: Slow Ventures GP III, LLC, its General Partner
By:	/s/ Kevin Colleran
Name:	Kevin Colleran
Title:	Managing Partner
Slow Angel, LLC
By:	/s/ Kevin Colleran
Name:	Kevin Colleran
Title:	Managing Partner

[Signature Page to Support Agreement]

Annex H-10

M13 Ventures II, L.P.
By: M13 Ventures II GP, LLC, its General Partner
By:	/s/ Latif Peracha
Name:	Latif Peracha
Title:	Authorized Signatory

[Signature Page to Support Agreement]

Annex H-11

William Reeves
By:	/s/ Will Reeves

[Signature Page to Support Agreement]

Annex H-12

Annex I

SENIOR SECURED CONVERTIBLE NOTE

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT WITH THE HOLDER’S BROKER-DEALER SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 19(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), WILL REEVES, A REPRESENTATIVE OF THE COMPANY HEREOF WILL, BEGINNING TEN DAYS AFTER THE ISSUANCE DATE OF THIS NOTE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). WILL REEVES MAY BE REACHED AT TELEPHONE NUMBER (866)-365-3277.

Fold, Inc.

Senior Secured Convertible Note

Issuance Date: December 26, 2024	Original Principal Amount: U.S. $20,000,000.00

FOR VALUE RECEIVED, Fold, Inc., a Delaware corporation (the “Company”), hereby promises to pay to ATW Growth Opportunities SPV, LLC or its registered assigns (“Holder”) the amount set forth above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date, or upon acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set forth above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or upon acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Secured Convertible Note (including all Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Secured Convertible Notes issued pursuant to the Securities Purchase Agreement, dated as of December 19, 2024 (the “Subscription Date”), by and among the Company and the investors (the “Buyers”) referred to therein, as amended from time to time (collectively, the “Notes”, and such other Senior Secured Convertible Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 32.

1.           PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges (as defined in Section 25(c)) on such Principal and Interest. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any.

Annex I-1

2.           INTEREST; INTEREST RATE.

(a)         Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year and the actual number of calendar days in any such calendar month and shall be payable in arrears for on the first Trading Day of each Fiscal Quarter (each, an “Interest Date”) with the first Interest Date being April 1, 2025. Interest shall be payable on each Interest Date (x) prior to the Public Company Date in cash (or by adding all, or any part, of portion of the Interest then due on such Interest Date to the Principal then outstanding hereunder in accordance with a written consent duly executed by the Company and the Holder), and (y) on or after the Public Company Date, to the record holder of this Note on the applicable Interest Date, in shares of Common Stock (“Interest Shares”) so long as there has been no Equity Conditions Failure; provided however, that the Company may, at its option following notice to the Holder, pay Interest on any Interest Date in cash (“Cash Interest”) or in a combination of Cash Interest and Interest Shares. The Company shall deliver a written notice (each, an “Interest Election Notice”) to each holder of the Notes on or prior to the tenth (10th) Trading Day immediately prior to the applicable Interest Date (each, an “Interest Notice Due Date”) (the date such notice is delivered to all of the holder, the “Interest Notice Date”) which notice (i) either (A) confirms that Interest to be paid on such Interest Date shall be paid entirely in Interest Shares or (B) elects to pay Interest as Cash Interest or a combination of Cash Interest and Interest Shares and specifies the amount of Interest that shall be paid as Cash Interest and the amount of Interest, if any, that shall be paid in Interest Shares and (ii) certifies that there has been no Equity Conditions Failure. If an Equity Conditions Failure has occurred as of the Interest Notice Date, then unless the Company has elected to pay such Interest as Cash Interest, the Interest Election Notice shall indicate that unless the Holder waives the Equity Conditions Failure, the Interest shall be paid as Cash Interest. Notwithstanding anything herein to the contrary, if no Equity Conditions Failure has occurred as of the Interest Notice Date but an Equity Conditions Failure occurs at any time prior to the Interest Date, (A) the Company shall provide the Holder a subsequent notice to that effect and (B) unless the Holder waives the Equity Conditions Failure, the Interest shall be paid in cash. Interest to be paid on an Interest Date in Interest Shares shall be paid in a number of fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 3(a)) of Common Stock equal to the quotient of (1) the amount of Interest payable on such Interest Date less any Cash Interest paid and (2) the Interest Conversion Price in effect on the applicable Interest Date.

(b)         When any Interest Shares are to be paid on an Interest Date, the Company shall (i) (A) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (“FAST”) and the such shares of Common Stock are eligible to be issued without a restricted legend at such time to the Holder pursuant to applicable securities laws (the “Free Tradability Condition”), credit such aggregate number of Interest Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (B) if the Transfer Agent is not participating in FAST or the Free Tradability Condition is not satisfied, issue and deliver on the applicable Interest Date, to the address set forth in the register maintained by the Company for such purpose pursuant to the Securities Purchase Agreement or to such address as specified by the Holder in writing to the Company at least one (1) Business Day prior to the applicable Interest Date, a certificate, registered in the name of the Holder or its designee, for the number of Interest Shares to which the Holder shall be entitled and (ii) with respect to each Interest Date, pay to the Holder, in cash by wire transfer of immediately available funds, the amount of any Cash Interest.

(c)         Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount on each Conversion Date in accordance with Section 3(b)(i) or upon any redemption in accordance with Section 12 or any required payment upon any Bankruptcy Event of Default. From and after the occurrence and during the continuance of any Event of Default, the Interest Rate in effect with respect to such determination shall automatically be increased to the Default Rate. In the event that such Event of Default is subsequently cured (and no other Event of Default then exists, including, without limitation, for the Company’s failure to pay such Interest at the Default Rate on the applicable Interest Date), the adjustment referred to in the preceding sentence shall cease to be effective as of the calendar day immediately following the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

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(d)         Special Interest. In addition to the foregoing, (x) if the Business Combination Closing Date has not occurred on or prior to October 19, 2025 (or, if earlier, immediately prior to the time of any redemption, in whole or in part, of this Note or the occurrence of a Bankruptcy Event of Default)(as applicable “BC Deadline”), a BC Default Payment (as defined below) shall accrue hereunder as of the BC Deadline as additional Interest that is payable in cash hereunder on the first to occur of (i) the Maturity Date, (ii) the occurrence of a Bankruptcy Event of Default or (iii) upon any redemption in accordance with Section 12 (collectively, the “BC Trigger Date”), and (y) if the Business Combination Closing Date has occurred prior to the BC Deadline, the BC Success Payment (as defined below) shall accrue hereunder as of the Business Combination Closing Date as additional Interest that is payable in cash hereunder on the BC Trigger Date. For the avoidance of doubt, after the earlier to occur of the BC Deadline and/or the Business Combination Closing Date, as applicable, and prior to the payment of such Special Interest Payment (as defined below) in cash to the Holder, any such unpaid Special Interest Payment shall be included in the Conversion Amount hereunder as outstanding additional Interest hereunder solely for any Alternate Conversions or redemptions of this Note; provided, that the Holder shall forfeit such pro rata portion of any BC Success Payment corresponding to any Conversion Amount converted with respect to any Alternate Conversion on or after the Business Combination Closing Date and prior to the BC Trigger Date. The “BC Default Payment” shall equal (i) the product of (A) 0.75 and (B) the initial Conversion Amount of this Note as of the date hereof, minus (ii) (A) the aggregate amount of all Cash Interest paid on or before the BC Trigger Date, plus (B) the value of any Interest Shares (as set forth in the applicable Interest Election Notice) issued on or before the BC Trigger Date. The “BC Success Payment” shall equal (i) the product of (A) 0.5 and (B) the Conversion Amount of this Note as of the Maturity Date minus (ii) (A) the aggregate amount of all Cash Interest paid on or before the BC Trigger Date, plus (B) the value of any Interest Shares (as set forth in the applicable Interest Election Notice) issued on or before the BC Trigger Date. Each of the BC Success Payment and BC Default Payment are referred to therein as a “Special Interest Payment”.

3.           CONVERSION OF NOTES. At any time after the Issuance Date, this Note shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (as defined below), on the terms and conditions set forth in this Section 3.

(a)         Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all reasonable transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b)         Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i)          “Conversion Amount” means the sum of (A) the portion of the Principal of this Note to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal of this Note, (D) accrued and unpaid Late Charges with respect to such Principal of this Note and Interest, and (E) any other unpaid amounts pursuant to the Transaction Documents, if any.

(ii)         “Conversion Price” means, as of any Conversion Date or other date of determination, $11.50, subject to adjustment as provided herein.

(c)         Mechanics of Conversion.

(i)          Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall deliver (whether via electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (each, a “Conversion Notice”)

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to the Company. If required by Section 3(c)(iii), within two (2) Trading Days following a conversion of this Note as aforesaid, the Holder shall surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 19(b)). On the date of receipt of a Conversion Notice, the Company shall transmit by electronic mail an acknowledgment, in the form attached hereto as Exhibit II, of confirmation of receipt of such Conversion Notice and, following the Public Company Date, a representation as to whether such shares of Common Stock are eligible to be freely resold without any restricted legend (each, an “Acknowledgement”) to the Holder and, if after the Public Company Date, to the Transfer Agent, which confirmation shall constitute an instruction to the Company and, if after the Public Company Date, to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the first (1st) Trading Day following the date on which the Company has received a Conversion Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice) (the “Share Delivery Deadline”), the Company shall (1) if on or after the Public Company Date, provided that the Transfer Agent is participating in FAST and the Free Tradability Condition is satisfied, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (2) if either (x) prior to the Public Company Date or (y) on or after the Public Company Date if the Transfer Agent is not participating in FAST or the Free Tradability Condition is not satisfied, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion. If this Note is physically surrendered for conversion pursuant to Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than five (5) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder (or its designee) a new Note (in accordance with Section 19(d)) representing the outstanding Principal not converted; provided, that during such period the Holder shall be permitted to convert such new Note regardless of the date the actual certificate evidencing such new Note is delivered to the Holder (or its designee). The Person or Persons entitled to receive the shares of Common Stock (the “Conversion Shares”) issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Conversion Shares on the Conversion Date; provided, that the Holder shall be deemed to have waived any voting rights of any such Conversion Shares during the period commencing on such Conversion Date, through, and including, such applicable Share Delivery Deadline (each, a “Conversion Period”), as necessary, such that the aggregate voting rights of any shares of Common Stock (including such Conversion Shares) beneficially owned by the Holder and/or any Attribution Parties, collectively, on any such date of determination shall not exceed the Maximum Percentage (as defined below) as a result of any such conversion of this Note.

(ii)         Company’s Failure to Timely Convert.

(1)         General. The Company shall in all cases use its reasonable best efforts to comply with the delivery requirements set forth herein and shall do all things and take all actions reasonably requested by the Holder in furtherance thereof.

(2)         Conversion Failures On or After the Public Company Date. If on or after the Public Company Date the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, either (I) if the Transfer Agent is not participating in FAST or the Free Tradability Condition is not satisfied, to issue and deliver to the Holder (or its designee) a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in FAST and the Free Tradability Condition is satisfied, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of this Note (as the case may be) or (II) if the Registration Statement covering the resale of the shares of Common Stock that are the subject of the Conversion

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Notice (the “Unavailable Conversion Shares”) is not available for the resale of such Unavailable Conversion Shares and the Company fails to promptly, but in no event later than as required pursuant to the Registration Rights Agreement (x) so notify the Holder and (y) deliver the shares of Common Stock electronically without any restrictive legend by crediting such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred as a “Notice Failure” and together with the event described in clause (I) above, a “Conversion Failure”), then, in addition to all other remedies available to the Holder, (1) the Company shall pay in cash to the Holder on each day after such Share Delivery Deadline that the issuance of such shares of Common Stock is not timely effected an amount equal to the lesser of (x) solely with respect to the first three Conversion Failures (if any), 5% of the applicable Daily Conversion Failure Amount (as defined below) and (y) 1% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Deadline and to which the Holder is entitled, multiplied by (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the applicable Conversion Date and ending on the applicable Share Delivery Deadline (with respect to any Trading Day, the “Daily Conversion Failure Amount”) and (2) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any portion of this Note that has not been converted pursuant to such Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In addition to the foregoing, if on or after the Public Company Date and on or prior to the applicable Share Delivery Deadline either (A) if the Transfer Agent is not participating in FAST or the Free Tradability Condition is not satisfied, the Company shall fail to issue and deliver to the Holder (or its designee) a certificate and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in FAST and the Free Tradability Condition is satisfied, the Transfer Agent shall fail to credit the balance account of the Holder or the Holder’s designee with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder or pursuant to the Company’s obligation pursuant to clause (II) below or (B) a Notice Failure occurs, and if on or after such Share Delivery Deadline the Holder acquires (in an open market transaction, stock loan or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such conversion that the Holder is entitled to receive from the Company and has not received from the Company in connection with such Conversion Failure or Notice Failure, as applicable (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within two (2) Business Days after receipt of the Holder’s request and in the Holder’s discretion, either: (I) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including actual brokerage commissions, stock loan costs and other out-of-pocket expenses, if any) for the shares of Common Stock so acquired (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (II) (the “Buy-In Payment Amount”). Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the conversion of this Note as required pursuant to the terms hereof.

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(iii)        Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes (including, without limitation, the right to receive payments of Principal and Interest hereunder) notwithstanding notice to the contrary. A Registered Note may be assigned, transferred or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell all or part of any Registered Note by the holder thereof, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 19, provided that if the Company does not so record an assignment, transfer or sale (as the case may be) of all or part of any Registered Note within two (2) Business Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 3, following conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted (in which event this Note shall be delivered to the Company following conversion thereof as contemplated by Section 3(c)(i)) or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges converted and/or paid (as the case may be) and the dates of such conversions, and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion. If the Company does not update the Register to record such Principal, Interest and Late Charges converted and/or paid (as the case may be) and the dates of such conversions, and/or payments (as the case may be) within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence.

(iv)        Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 24.

(d)         Limitations on Conversions. Notwithstanding anything herein to the contrary, the Company shall not effect the conversion of any portion of this Note, and the Holder shall not have the right to convert any portion of this Note pursuant to the terms and conditions of this Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including, without limitation, the Warrants) beneficially owned

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by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(d). For purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the conversion of this Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 3(d), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon conversion of this Note results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Notes that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert this Note pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be amended, modified or waived and shall apply to a successor holder of this Note.

(e)         Right of Alternate Conversion Upon an Event of Default.

(i)           Subject to Section 3(d), if the Company specifies in an Event of Default Notice (or such other written notice to the Company) that the Holder shall be permitted to exercise its rights pursuant to this Section 3(e) during an applicable Event of Default Redemption Right Period (as defined below) (regardless of whether such Event of Default has been cured or if the Holder has delivered an Event of Default Redemption Notice to the Company or otherwise notified the Company that an Event of Default has occurred), the Holder may, at the Holder’s option, convert (each, an “Alternate Conversion”, and the date of such Alternate Conversion, each, an “Alternate Conversion Date”) all, or any part of, the Conversion Amount (such portion of the Conversion

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Amount subject to such Alternate Conversion, the “Alternate Conversion Amount”) into shares of Common Stock at a conversion rate equal to the quotient of (x) the Conversion Amount, divided by (y) the Alternate Conversion Price (the “Alternate Conversion Rate”).

(ii)         Mechanics of Alternate Conversion. On any Alternate Conversion Date, the Holder may voluntarily convert any Alternate Conversion Amount pursuant to Section 3(c) at the Alternate Conversion Rate (for the avoidance of doubt, with “Alternate Conversion Price” replacing “Conversion Price” for all purposes hereunder with respect to such Alternate Conversion in clause (y) of the definition of Conversion Rate above with respect to such Alternate Conversion) by designating in the Conversion Notice delivered pursuant to this Section 3(e) of this Note that the Holder is electing to use the Alternate Conversion Price for such conversion. Notwithstanding anything to the contrary in this Section 3(e), but subject to Section 3(d), until the Company delivers shares of Common Stock representing the applicable Alternate Conversion Amount to the Holder, such Alternate Conversion Amount may be converted by the Holder into shares of Common Stock pursuant to Section 3(c) without regard to this Section 3(e). In the event of an Alternate Conversion pursuant to this Section 3(e) of all, or any portion, of this Note, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, the Alternate Conversion Price used in such Alternate Conversion is intended by the parties to be, and shall be deemed, a reasonable estimate of, the Holder’s actual loss of its investment opportunity and not as a penalty.

4.           RIGHTS UPON EVENT OF DEFAULT.

(a)         Event of Default. Each of the following events shall constitute an “Event of Default” and each of the events in clauses (ix), (x) and (xi) shall constitute a “Bankruptcy Event of Default”, provided that, for the avoidance of doubt, if applicable, the following events shall not constitute an Event of Default or Bankruptcy Event of Default if such events are cured within time periods set forth in this Section 4(a):

(i)the failure of the applicable Registration Statement (as defined in the Registration Rights Agreement) to be filed with the SEC on or prior to the date that is five (5) days after the applicable Filing Deadline (as defined in the Registration Rights Agreement) or the failure of the applicable Registration Statement to be declared effective by the SEC on or prior to the date that is five (5) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement);

(ii)         while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or such Registration Statement (or the prospectus contained therein) is unavailable to any holder of Registrable Securities (as defined in the Registration Rights Agreement) for sale of all of such holder’s Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five (5) consecutive days or for more than an aggregate of ten (10) days in any 365-day period (excluding days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(iii)        from and after the Public Company Date, the suspension from trading or the failure of the Common Stock to be trading or listed (as applicable) on an Eligible Market for a period of five (5) consecutive Trading Days;

(iv)        with respect to more than three Conversion Notices or Exercise Notices (as defined in the Warrants), as applicable, the Company’s (A) failure to cure a Conversion Failure or a Delivery Failure (as defined in the Warrants) by delivery of the required number of shares of Common Stock within five (5) Trading Days after the applicable Conversion Date or exercise date (as the case may be) or (B) notice, written or oral, to any holder of the Notes or Warrants, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Notes into shares of Common Stock that is requested in accordance with the provisions of the Notes, other than pursuant to Section 3(d), or a request for exercise of any Warrants for shares of Common Stock in accordance with the provisions of the Warrants;

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(v)         except to the extent the Company is in compliance with Section 11(b) below, at any time following the tenth (10th) consecutive day that the Holder’s Authorized Share Allocation (as defined in Section 11(a) below) is less than the sum of (A) the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise), and (B) the number of shares of Common Stock that the Holder would be entitled to receive upon exercise in full of the Holder’s Warrants (without regard to any limitations on exercise set forth in the Warrants);

(vi)        the Company’s or any Subsidiary’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s or any Subsidiary’s failure to pay any redemption payments or amounts hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure remains uncured for a period of at least two (2) Trading Days;

(vii)       the Company fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holder upon conversion or exercise (as the case may be) of any Securities (as defined in the Securities Purchase Agreement) acquired by the Holder under the Securities Purchase Agreement (including this Note) as and when required by such Securities or the Securities Purchase Agreement, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five (5) days;

(viii)      the occurrence of any redemption of or acceleration prior to maturity of at least an aggregate of $2,500,000 (or, if the Company holds at least 700 Bitcoin as of such time of determination, $4,000,000) of Indebtedness (as defined in the Securities Purchase Agreement) of the Company or any of its Subsidiaries, other than with respect to any Other Notes;

(ix)        bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within forty-five (45) days of their initiation;

(x)         the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(xi)        the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document

Annex I-9

appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of forty-five (45) consecutive days;

(xii)       a final judgment or judgments for the payment of money aggregating in excess of $2,500,000 (or, if the Company holds at least 700 Bitcoin as of such time of determination, $4,000,000) are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within forty-five (45) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within forty-five (45) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $2,500,000 (or, if the Company holds at least 700 Bitcoin as of such time of determination, $4,000,000) amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within ninety (90) days of the issuance of such judgment;

(xiii)      the Company and/or any Subsidiary, individually or in the aggregate, fails to pay, when due, or within any applicable grace period, any Indebtedness in excess of $2,500,000 (or, if the Company holds at least 700 Bitcoin as of such time of determination, $4,000,000) due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP);

(xiv)      other than as specifically set forth in another clause of this Section 4(a), the Company or any Subsidiary breaches any representation or warranty, in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five (5) consecutive Trading Days;

(xv)       a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that either (A) the Equity Conditions are satisfied, (B) there has been no Equity Conditions Failure, or (C) as to whether any Event of Default has occurred;

(xvi)      any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of Section 14 of this Note;

(xvii)     any Material Adverse Event occurs;

(xviii)    immediately after the Business Combination Closing Date, the Successor Public Company (on a consolidated basis with its subsidiaries) shall (i) fail to satisfy the Business Combination Closing Date Minimum Liquidity Test and (ii) fail to have at least 950 Bitcoin on the balance sheet (excluding any encumbered Bitcoin);

(xix)      if concurrently with, or immediately following, the Business Combination Closing Date, the Successor Entity has failed to issue the Holder pursuant to the Business Combination Registration Statement, in exchange for the Initial Note (as defined in the Securities Purchase Agreement) and the Warrants issued to the Holder on the Initial Closing Date, a new senior secured convertible note (in accordance with Section 5(a) below) and new warrants to purchase common stock (in accordance with Section 4(b) of each such Warrants, as applicable) or the notification by the SEC to the Company (or its agents) that such registration thereof shall not be permitted to occur on the Business Combination Registration Statement.

(xx)       any provision of any Transaction Document (including, without limitation, the Security Documents and the Guaranties) shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be

Annex I-10

commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document (including, without limitation, the Security Documents and the Guaranties);

(xxi)      any Security Document shall for any reason fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien (as defined in the Securities Purchase Agreement) on the Collateral (as defined in the Security Documents) in favor of the Collateral Agent (as defined in the Securities Purchase Agreement) or any material provision of any Security Document shall at any time for any reason cease to be valid and binding on or enforceable against the Company or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any governmental authority having jurisdiction over the Company, seeking to establish the invalidity or unenforceability thereof;

(xxii)     any material damage to, or loss, theft or destruction of, any Collateral with an aggregate value greater than or equal to $2,000,000 (excluding, for such purpose, any change in the value of any Bitcoin in the ordinary course of business), whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any Subsidiary, if any such event or circumstance would constitute a Material Adverse Event; or

(xxiii)    any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

(b)         Notice of an Event of Default; Redemption Right. Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within two (2) Business Day deliver written notice thereof via electronic mail and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default (such earlier date, the “Event of Default Right Commencement Date”) and ending (such ending date, the “Event of Default Right Expiration Date”, and each such period, an “Event of Default Redemption Right Period”) on the twentieth (20th) Trading Day after the later of (x) the date such Event of Default is cured and (y) the Holder’s receipt of an Event of Default Notice that includes (I) a reasonable description of the applicable Event of Default, (II) a certification as to whether, in the opinion of the Company, such Event of Default is capable of being cured and, if applicable, a reasonable description of any existing plans of the Company to cure such Event of Default and (III) a certification as to the date the Event of Default occurred and, if cured on or prior to the date of such Event of Default Notice, the applicable Event of Default Right Expiration Date, the Holder may require the Company to redeem (regardless of whether such Event of Default has been cured on or prior to the Event of Default Right Expiration Date) all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the Conversion Amount to be redeemed and (ii) the product of (X) the Conversion Rate with respect to the Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice multiplied by (Y) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Event of Default and ending on the date the Company makes the entire payment required to be made under this Section 4(b) (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 4(b), but subject to Section 3(d), until the Event of Default Redemption Price (together with any Late Charges thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 4(b) (together with any Late Charges thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to the terms of this Note. In the event of the Company’s redemption of any portion of this Note under this Section 4(b), the Holder’s

Annex I-11

damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. Any redemption upon an Event of Default shall not constitute an election of remedies by the Holder, and all other rights and remedies of the Holder shall be preserved.

(c)         Mandatory Redemption upon Bankruptcy Event of Default. Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is then required or in process, upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, the Company shall immediately pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges on such Principal and Interest, in addition to any and all other amounts due hereunder, without the requirement for any notice or demand or other action by the Holder or any other person or entity, provided that the Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the Holder hereunder, including any other rights in respect of such Bankruptcy Event of Default, any right to conversion, and any right to payment of the Event of Default Redemption Price or any other Redemption Price, as applicable.

5.           RIGHTS UPON FUNDAMENTAL TRANSACTION.

(a)         Assumption. The Company shall not consummate a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder, acting reasonably, prior to the consummation of such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts then outstanding and the interest rates of the Notes held by such holder, having similar conversion rights as the Notes and having similar ranking and security to the Notes, and reasonably satisfactory to the Holder and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein; provided, that with respect to the Business Combination, in lieu of such assumption, this Note shall alternatively be exchanged into a new note convertible into publicly traded common equity of the Successor Public Company issued by the Successor Public Company to the Holder pursuant to a Registration Statement on Form S-4 in the form of this Note, mutatis mutandis. Upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 6 and 16, which shall continue to be receivable thereafter)) issuable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Note), as adjusted in accordance with the provisions of this Note. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 5(a) to permit the Fundamental Transaction without the assumption of this Note. The provisions of this Section 5 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note.

Annex I-12

(b)         Notice of a Change of Control; Redemption Right. No sooner than twenty (20) Trading Days nor later than ten (10) Trading Days prior to the consummation of a Change of Control (the “Change of Control Date”), but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via electronic mail and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period beginning after the Holder’s receipt of a Change of Control Notice or the Holder becoming aware of a Change of Control if a Change of Control Notice is not delivered to the Holder in accordance with the immediately preceding sentence (as applicable) and ending on twenty (20) Trading Days after the later of (A) the date of consummation of such Change of Control or (B) the date of receipt of such Change of Control Notice or (C) the date of the announcement of such Change of Control, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash at a price equal to the Conversion Amount being redeemed (the “Change of Control Redemption Price”). Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 12 and shall have priority to payments to stockholders in connection with such Change of Control. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price (together with any Late Charges thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) (together with any Late Charges thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. In the event of the Company’s redemption of any portion of this Note under this Section 5(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.

6.           RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)         Purchase Rights. In addition to any adjustments pursuant to Section 7 below, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note and assuming for such purpose that the Note was converted at the Alternate Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to the extent of any such excess) and such Purchase Right to such extent shall be held in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable) for the benefit of the Holder until the earlier of (i) such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable)) to the same extent as if there had been no such limitation) and (ii) the twelve (12) month anniversary of the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Annex I-13

(b)         Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option (i) in addition to the shares of Common Stock receivable upon such conversion (if applicable), such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion (if applicable), such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section 6 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

7.           RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)         Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Subscription Date the Company grants, issues or sells (or enters into any agreement to grant, issue or sell), or in accordance with this Section 7(a) is deemed to have granted, issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities granted, issued or sold or deemed to have been granted, issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 7(a)), the following shall be applicable:

(i)          Issuance of Options. If the Company in any manner grants, issues or sells (or enters into any agreement to grant, issue or sell) any Options and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting, issuance or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting, issuance or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof, minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) with respect to any one share of Common Stock upon the granting, issuance or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration (including, without limitation, consideration consisting of cash, debt forgiveness, assets or any other property) received or receivable by, or benefit conferred on, the holder of such Option (or

Annex I-14

any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms thereof or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii)         Issuance of Convertible Securities. If the Company in any manner issues or sells (or enters into any agreement to issue or sell) any Convertible Securities and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale (or the time of execution of such agreement to issue or sell, as applicable) of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the “lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale (or pursuant to the agreement to issue or sell, as applicable) of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) with respect to any one share of Common Stock upon the issuance or sale (or the agreement to issue or sell, as applicable) of such Convertible Security plus the value of any other consideration received or receivable (including, without limitation, any consideration consisting of cash, debt forgiveness, assets or other property) by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 7(a), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

(iii)        Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 7(b) below), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security (including, without limitation, any Option or Convertible Security that was outstanding as of the Subscription Date) are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7(a) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv)        Calculation of Consideration Received. If any Option and/or Convertible Security and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the Holder, the “Primary Security”, and such Option and/or Convertible Security and/or Adjustment Right, the “Secondary Securities”), together comprising one integrated transaction (or one or more transactions if such issuances or sales or deemed issuances or sales of securities of the Company either (A) have at least one investor or

Annex I-15

purchaser in common, (B) are consummated in reasonable proximity to each other and/or (C) are consummated under the same plan of financing), the aggregate consideration per share of Common Stock with respect to such Primary Security shall be deemed to be equal to the difference of (x) the lowest price per share for which one share of Common Stock was issued (or was deemed to be issued pursuant to Section 7(a)(i) or 7(a)(ii) above, as applicable) in such integrated transaction solely with respect to such Primary Security, minus (y) with respect to such Secondary Securities, the sum of (I) the Black Scholes Consideration Value of each such Option, if any, (II) the fair market value (as determined by the Holder in good faith) or the Black Scholes Consideration Value, as applicable, of such Adjustment Right, if any, and (III) the fair market value (as determined by the Holder) of such Convertible Security, if any, in each case, as determined on a per share basis in accordance with this Section 7(a)(iv). If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)         Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(b)         Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. Without limiting any provision of Section 6, Section 16 or Section 7(a), if the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 6, Section 16 or Section 7(a), if the Company at any time on or after the Subscription Date combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7(b) shall become

Annex I-16

effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 7(b) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

(c)         Holder’s Right of Adjusted Conversion Price. In addition to and not in limitation of the other provisions of this Section 7, if the Company in any manner issues or sells or enters into any agreement to issue or sell, any Common Stock, Options or Convertible Securities (any such securities, “Variable Price Securities”), after the Subscription Date that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for shares of Common Stock at a price which varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the Company shall provide written notice thereof via electronic mail and overnight courier to the Holder on the date of such agreement and the issuance of such Common Stock, Convertible Securities or Options. From and after the date the Company enters into such agreement or issues any such Variable Price Securities, the Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Conversion Price upon conversion of this Note by designating in the Conversion Notice delivered upon any conversion of this Note that solely for purposes of such conversion the Holder is relying on the Variable Price rather than the Conversion Price then in effect. The Holder’s election to rely on a Variable Price for a particular conversion of this Note shall not obligate the Holder to rely on a Variable Price for any future conversion of this Note.

(d)         Stock Combination Event Adjustments. If at any time and from time to time on or after the Subscription Date there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the Common Stock (each, a “Stock Combination Event”, and such date thereof, the “Stock Combination Event Date”) and the Event Market Price is less than the Conversion Price then in effect (after giving effect to the adjustment in Section 7(b) above), then on the fifth (5th) Trading Day immediately following such Stock Combination Event Date, the Conversion Price then in effect on such fifth (5th)Trading Day (after giving effect to the adjustment in Section 7(b) above) shall be reduced (but in no event increased) to the Event Market Price. For the avoidance of doubt, if the adjustment in the immediately preceding sentence would otherwise result in an increase in the Conversion Price hereunder, no adjustment shall be made.

(e)         Other Events. In the event that the Company (or any Subsidiary) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 7(e) will increase the Conversion Price as otherwise determined pursuant to this Section 7, provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s board of directors and the Holder shall mutually agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding absent manifest error and whose fees and expenses shall be borne equally by the Company and the Holder.

(f)          Calculations. All calculations under this Section 7 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(g)         Voluntary Adjustment by Company. The Company may at any time during the term of this Note, with the prior written consent of the Required Holders (as defined in the Securities Purchase Agreement), reduce the then current Conversion Price of each of the Notes to any amount and for any period of time deemed appropriate by the board of directors of the Company; provided, that if after the Public Company Date, ay such reduction shall be subject to the rules and regulations of the Principal Market.

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8.           REDEMPTIONS AT THE COMPANY’S ELECTION.

(a)         Company Optional Redemption. At any time the Company shall have the right to redeem all, or any part, of the Conversion Amount then remaining under this Note (each, a “Company Optional Redemption Amount”) on the Company Optional Redemption Date (each as defined below) (each, a “Company Optional Redemption”). The portion of this Note subject to redemption pursuant to this Section 8(a) shall be redeemed by the Company in cash at a price (each, a “Company Optional Redemption Price”) equal to the Conversion Amount being redeemed as of the Company Optional Redemption Date. The Company may exercise its right to require redemption under this Section 8(a) by delivering a written notice thereof by electronic mail and overnight courier to all, but not less than all, of the holders of Notes (the “Company Optional Redemption Notice” and the date all of the holders of Notes received such notice is referred to as the “Company Optional Redemption Notice Date”). The Company may deliver only one Company Optional Redemption Notice hereunder in any given twenty (20) Trading Day period and each Company Optional Redemption Notice shall be irrevocable. The Company Optional Redemption Notice shall (x) state the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”) which date shall not be less than fifteen (15) Trading Days nor more than one hundred (100) Trading Days following the Company Optional Redemption Notice Date, and (y) state the aggregate Conversion Amount of the Notes which is being redeemed in such Company Optional Redemption from the Holder and all of the other holders of the Notes pursuant to this Section 8(a) (and analogous provisions under the Other Notes) on the Company Optional Redemption Date. All Conversion Amounts converted by the Holder after the Company Optional Redemption Notice Date shall reduce the Company Optional Redemption Amount of this Note required to be redeemed on the Company Optional Redemption Date. Redemptions made pursuant to this Section 8(a) shall be made in accordance with Section 12. In the event of the Company’s redemption of any portion of this Note under this Section 8(a), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. For the avoidance of doubt, the Company shall have no right to effect a Company Optional Redemption if any Event of Default has occurred and continuing, but any Event of Default shall have no effect upon the Holder’s right to convert this Note in its discretion.

(b)         Pro Rata Redemption Requirement. If the Company elects to cause a Company Optional Redemption of this Note pursuant to Section 8(a) above, then it must simultaneously take the same action with respect to all of the Other Notes.

9.           ASSET SALE OPTIONAL REDEMPTION

(a)          General. At any time from and after the earlier of (x) the date the Holder becomes aware of the occurrence of an Asset Sale (including any insurance and condemnation proceeds thereof) (the “Holder Notice Date”) and (y) the time of consummation of an Asset Sale (other than amounts reinvested in assets to be used in the Company’s business within six months of the date of consummation of such Asset Sale) other than Excluded Sale Assets (as defined below) (each, an “Eligible Asset Sale”), the Holder shall have the right, in its sole discretion, to require that the Company redeem (each an “Asset Sale Optional Redemption”) all, or any portion, of the Conversion Amount under this Note not in excess of (together with any Asset Sale Optional Redemption Amount (as defined in the applicable other Note of the Holder) of any other Notes of the Holder) the Holder’s Holder Pro Rata Amount of 20% of the gross proceeds (including any insurance and condemnation proceeds with respect thereto) of such Eligible Asset Sale (the “Eligible Asset Sale Optional Redemption Amount”) by delivering written notice thereof (an “Asset Sale Optional Redemption Notice”) to the Company. “Excluded Sale Assets” means (i)_up to 200 Bitcoin (less such aggregate number of Bitcoin that the Company elects to sell or transfer as an Excluded Sale Asset hereunder, which asset shall thereafter also be an Excluded Sale Asset hereunder) or (ii) Excluded Other Assets (as defined below), in each case, sold by the Company in one or more Asset Sales after the Subscription Date.

(b)         Mechanics. Each Asset Sale Optional Redemption Notice shall indicate that all, or such applicable portion, as set forth in the applicable Asset Sale Optional Redemption Notice, of the Eligible Asset Sale Optional Redemption Amount the Holder is electing to have redeemed (the “Asset Sale Optional Redemption Amount”) and the date of such Asset Sale Optional Redemption (the “Asset Sale Optional Redemption Date”), which shall be the later of (x) the fifth (5th) Business Day after the date

Annex I-18

of the applicable Asset Sale Optional Redemption Notice and (y) the date of the consummation of such Eligible Asset Sale. The portion of the Conversion Amount of this Note subject to redemption pursuant to this Section 9 shall be redeemed by the Company in cash at a price equal to 100% of the Asset Sale Optional Redemption Amount (the “Asset Sale Optional Redemption Price”). Redemptions required by this Section 9 shall be made in accordance with the provisions of Section 12.

10.         NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation (as defined in the Securities Purchase Agreement), Bylaws (as defined in the Securities Purchase Agreement) or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing or any other provision of this Note or the other Transaction Documents, the Company (a) shall not increase the par value of any shares of Common Stock receivable upon conversion of this Note above the Conversion Price then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of this Note. Notwithstanding anything herein to the contrary, if after the sixty (60) calendar day anniversary of the Issuance Date, the Holder is not permitted to convert this Note in full for any reason (other than pursuant to restrictions set forth in Section 3(d) hereof), the Company shall use its best efforts to promptly remedy such failure, including, without limitation, obtaining such consents or approvals as necessary to permit such conversion into shares of Common Stock.

11.         RESERVATION OF AUTHORIZED SHARES.

(a)         Reservation. So long as any Notes remain outstanding, the Company shall at all times reserve at least 200% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion, including without limitation, Alternate Conversions, of all of the Notes then outstanding (assuming for such purpose (i) any such conversion disregards any limitations on conversions herein, (ii) if prior to the Additional Closing Expiration Date (as defined in the Securities Purchase Agreement), all Additional Notes (as defined in the Securities Purchase Agreement) issuable pursuant to the Securities Purchase Agreement have been issued, and (iii) such Notes remain outstanding until the Maturity Date) at the Alternate Conversion Price then in effect (the “Required Reserve Amount”). The Required Reserve Amount (including, without limitation, each increase in the number of shares so reserved) shall be allocated pro rata among the holders of the Notes based on the original principal amount of the Notes held by each holder on the Initial Closing Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b)         Insufficient Authorized Shares. If, notwithstanding Section 11(a), and not in limitation thereof, at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. In the event that the Company is prohibited from issuing shares of Common Stock pursuant to the terms of this Note due to the failure by the Company to have sufficient shares of Common Stock available out of the authorized but unissued shares of Common

Annex I-19

Stock (such unavailable number of shares of Common Stock, the “Authorized Failure Shares”), in lieu of delivering such Authorized Failure Shares to the Holder, the Company shall pay cash in exchange for the redemption of such portion of the Conversion Amount convertible into such Authorized Failure Shares at a price equal to the sum of (i) the product of (x) such number of Authorized Failure Shares and (y) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date the Holder delivers the applicable Conversion Notice with respect to such Authorized Failure Shares to the Company and ending on the date of such issuance and payment under this Section 11(b); and (ii) to the extent the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Authorized Failure Shares, any brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection therewith. Nothing contained in Section 11(a) or this Section 11(b) shall limit any obligations of the Company under any provision of the Securities Purchase Agreement.

12.         REDEMPTIONS.

(a)         Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder in cash within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder in cash concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise. The Company shall deliver the applicable Company Optional Redemption Price to the Holder in cash on the applicable Company Optional Redemption Date. The Company shall deliver the applicable Asset Sale Optional Redemption Price to the Holder in cash on the applicable Asset Sale Optional Redemption Date. Notwithstanding anything herein to the contrary, in connection with any redemption hereunder at a time the Holder is entitled to receive a cash payment under any of the other Transaction Documents, at the option of the Holder delivered in writing to the Company, the applicable Redemption Price hereunder shall be increased by the amount of such cash payment owed to the Holder under such other Transaction Document and, upon payment in full or conversion in accordance herewith, shall satisfy the Company’s payment obligation under such other Transaction Document. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 19(d)), to the Holder, as applicable. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b)         Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day following its receipt thereof, forward to the Holder by electronic mail a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is two (2) Business Days prior to the Company’s receipt of the Holder’s applicable Redemption Notice and ending on and including the date which is two (2) Business Days after the Company’s receipt of the Holder’s applicable Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a

Annex I-20

pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

13.         VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law (including, without limitation, the Delaware General Corporation Law) and as expressly provided in this Note.

14.         COVENANTS. Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms:

(a)         Rank. All payments due under this Note (a) shall rank pari passu with all Other Notes and any Additional Notes, if any, and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries (other than Permitted Indebtedness secured by Permitted Liens).

(b)         Incurrence of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) other Permitted Indebtedness).

(c)         Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) that are Collateral owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d)         Restricted Payments and Investments. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than the Notes) whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness or make any Investment, as applicable, if at the time such payment with respect to such Indebtedness and/or Investment, as applicable, is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing.

(e)         Restriction on Redemption and Cash Dividends. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or cash distribution on any of its capital stock.

(f)          Restriction on Transfer of Assets. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions (each, an “Asset Sale”), other than Excluded Sale Assets, or Asset Sales made in compliance with Section 9 above.

(g)         Maturity of Indebtedness. Except for Permitted Treasury Indebtedness, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, permit any Indebtedness of the Company or any of its Subsidiaries to mature or accelerate prior to the Maturity Date.

(h)         Change in Nature of Business.  The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Subscription Date or any business substantially related or incidental thereto. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose.

Annex I-21

(i)          Preservation of Existence, Etc. Other than as contemplated by the Business Combination, the Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary; provided, that a wholly-owned subsidiary may merge or consolidate into another wholly-owned Subsidiary or into the Company.

(j)          Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and except as otherwise permitted hereunder, and comply, and cause each of its Subsidiaries to comply, at all times in material respects, with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(k)         Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations with respect to its properties (including all real properties material to the business) and business, in such amounts and covering such risks as is customary for companies in similar businesses similarly situated.

(l)          Transactions with Affiliates. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any material transaction or series of related material transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate, except (a) transactions (x) in the ordinary course of business, (y) in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an affiliate thereof (provided, that with respect to any Permitted Subordinated Indebtedness, (a)(x) and (a)(y) shall not apply), and (b) customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans and indemnification arrangements) approved by the relevant board of directors, board of managers or equivalent corporate body.

(m)        Restricted Issuances. The Company shall not, directly or indirectly, without the prior written consent of the Required Holders (as defined in the Securities Purchase Agreement), (i) issue any Notes (other than as contemplated by the Securities Purchase Agreement and the Notes) or (ii) issue any other securities that would cause a breach or default under the Notes or the Warrants.

(n)         Stay, Extension and Usury Laws. To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Note; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holder by this Note, but will suffer and permit the execution of every such power as though no such law has been enacted.

(o)         Taxes. The Company and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries (except where the failure to pay would not, individually or in the aggregate, have a material adverse effect on the Company or any of its Subsidiaries). The Company and its Subsidiaries shall file on or before the due date therefor all personal property tax returns (except where the failure to file would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with GAAP.

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(p)         Minimum Liquidity Test; Announcement of Operating Results.

(i)          Minimum Liquidity Test. At any time any Notes remains outstanding, (x) the Company’s Available Liquidity as of the last calendar day in each Fiscal Quarter (each, a “Covenant Measuring Date”) shall equal or exceed $10,000,000 (provided, that if the Company’s Available Liquidity is less than $10,000,000 at such time of determination, the Company shall have 12 consecutive calendar days during which the Company may cure such Available Liquidity, whether by increasing its Available Bitcoin Value and/or its Available Cash during such period) and (y) the Available Cash as of such Covenant Measurement Date shall equal or exceed $3,000,000 (collectively, the “Minimum Liquidity Test”).

(ii)         Operating Results Announcement. Commencing on the initial Covenant Measuring Date, the Company shall publicly disclose and disseminate (such date, the “Announcement Date”), if the Minimum Liquidity Test has not been satisfied for such Fiscal Quarter or Fiscal Year, as applicable, a statement to that effect no later than the tenth (10th) day after the end of such Fiscal Quarter or Fiscal Year, as applicable, and such announcement shall include a statement to the effect that the Company is (or is not, as applicable) in breach of the Minimum Liquidity for such Fiscal Quarter or Fiscal Year, as applicable. On the Announcement Date, the Company shall also provide to the Holder a certification, executed on behalf of the Company by the Chief Financial Officer of the Company, certifying that the Company satisfied the Minimum Liquidity for such Fiscal Quarter or Fiscal Year, as applicable, if that is the case. If the Company has failed to meet the Minimum Liquidity for a Fiscal Quarter or Fiscal Year, as applicable, (each a “Financial Covenant Failure”), on or prior to the Announcement Date, the Company shall provide to the Holders a written certification, executed on behalf of the Company by the Chief Financial Officer of the Company, certifying that the Minimum Liquidity has not been met for such Fiscal Quarter or Fiscal Year, as applicable (a “Financial Covenant Failure Notice”). Concurrently with the delivery of each Financial Covenant Failure Notice to the Holders, the Company shall also make publicly available (as part of a Quarterly Report on Form 10-Q, Annual Report on Form 10-K or on a Current Report on Form 8-K, or otherwise) the Financial Covenant Failure Notice and the fact that an Event of Default has occurred under the Notes.

(q)         Independent Investigation. At the request of the Required Holders (as defined in the Securities Purchase Agreement) either (x) at any time when an Event of Default has occurred and is continuing, (y) upon the occurrence of an event that with the passage of time or giving of notice would constitute an Event of Default or (z) at any time the Required Holders reasonably believes an Event of Default may have occurred or be continuing, the Company shall hire an independent, reputable investment bank selected by the Company and approved by the Required Holders to investigate as to whether any breach of this Note has occurred (the “Independent Investigator”). The Independent Investigator must enter into a confidentiality agreement reasonably acceptable to the Company and approved by the Required Holders. If the Independent Investigator determines that such breach of this Note has occurred, the Independent Investigator shall notify the Company of such breach and the Company shall deliver written notice to each holder of a Note of such breach. In connection with such investigation and subject to any confidentiality agreement, the Independent Investigator may, during normal business hours and upon reasonable notice to the Company, inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and, to the extent available to the Company after the Company uses reasonable best efforts to obtain them, the records of its legal advisors and accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request. The Company shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of the Company as the Independent Investigator may reasonably request. The Company shall permit the Independent Investigator to discuss the affairs, finances and accounts of the Company with the Company’s officers, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Independent Investigator the finances and affairs of the Company and any Subsidiaries), all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested. Upon reasonable notice, the Company shall permit the Independent Investigator to address the Board of Directors of the Company or any member thereof.

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15.         SECURITY. This Note and the Other Notes are secured to the extent and in the manner set forth in the Transaction Documents (including, without limitation, the Security Agreement, the other Security Documents and the Guaranties).

16.         DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Sections 6(a) or 7, if the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then the Holder will be entitled to such Distributions as if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note and assuming for such purpose that the Note was converted at the Alternate Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

17.         AMENDING THE TERMS OF THIS NOTE. Except for Section 3(d) and this Section 17, which may not be amended, modified or waived, the prior written consent of the Required Holders shall be required for any amendment, modification or waiver to this Note. Any amendment, modification or waiver so approved shall be binding upon all existing and future holders of this Note and any Other Notes; provided, however, that no such change, waiver or, as applied to any of the Notes held by any particular holder of Notes, shall, without the written consent of that particular holder, (i) reduce the amount of Principal, reduce the amount of accrued and unpaid Interest, or extend the Maturity Date, of the Notes, (ii) disproportionally and adversely affect any rights under the Notes of any holder of Notes; or (iii) modify any of the provisions of, or impair the right of any holder of Notes under, this Section 17.

18.         TRANSFER; ROFR. Any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(g) of the Securities Purchase Agreement. If the Holder desires to sell all, or any part, of this Note to any Person (other than an affiliate of the Holder) (each, a “Proposed Purchaser”) at any time no Event of Default exists, the Holder must offer to sell to the Company prior to consummating a sale (each a “Proposed Sale”) of all or any part of the Conversion Amount to any Person at the purchase price of any such Proposed Sale, as evidenced by a written notice of such Proposed Sale duly executed and delivered by the Holder to the Company (each, a “ROFR Notice”, and the date hereof, each a “ROFR Notice Date”, and such portion of the Conversion Amount subject to such Proposed Sale, the “ROFR Amount”). If the Company fails to purchase a ROFR Amount by the fourth (4th) Trading Day after the applicable ROFR Notice Date, the Holder shall be free to sell such ROFR Amount to such Proposed Purchaser without further restriction hereunder (other than compliance with any applicable securities laws). In addition to the foregoing, the Holder may not transfer (other than to an affiliate of the Holder in which it controls (or is under common control) with respect to at least 30% of the voting and/or disposition power of such entity or to any limited partner of the Holder) more than $9,000,000.00 of the Conversion Amount of this Note (the “Unrestricted Transfer Amount”) without the prior consent of the Company (it being understood that the transfer of all, or any part, of the Unrestricted Transfer Amount of this Note shall not require the consent of the Company); provided, that any transfer of this Note, in whole or in part, shall remain subject to the provisions of Section 2(g) of the Securities Purchase Agreement.

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19.         REISSUANCE OF THIS NOTE.

(a)         Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 19(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 19(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)         Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 19(d)) representing the outstanding Principal.

(c)         Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 19(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)         Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 19(a) or Section 19(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

20.         REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. No failure on the part of the Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of the Holder at law or equity or under this Note or any of the documents shall not be deemed to be an election of Holder’s rights or remedies under such documents or at law or equity. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder

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to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note (including, without limitation, compliance with Section 7), provided that the Company shall not be required to provide any information if doing so would materially adversely affect the attorney-client privilege between the Company and its counsel.

21.         PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Note shall be affected, or limited, by the fact that the purchase price paid for this Note was less than the original Principal amount hereof.

22.         CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Note. Terms used in this Note and not otherwise defined herein, but defined in the other Transaction Documents, shall have the meanings ascribed to such terms on the Initial Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

23.         FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. Notwithstanding the foregoing, nothing contained in this Section 23 shall permit any waiver of any provision of Section 3(d).

24.         DISPUTE RESOLUTION.

(a)         Submission to Dispute Resolution.

(i)          In the case of a dispute relating to a Closing Bid Price, a Closing Sale Price, a Conversion Price, an Alternate Conversion Price, a Black Scholes Consideration Value, a VWAP or a fair market value or the arithmetic calculation of a Conversion Rate, or the applicable Redemption Price (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Holder (as the case may be) shall submit the dispute to the other party via electronic mail (A) if by the Company, within two (2) Business Days after the occurrence of the circumstances giving rise to such dispute or (B) if by the Holder at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to promptly resolve such dispute relating to such Closing Bid Price, such Closing Sale Price, such Conversion Price, such Alternate Conversion Price, such Black Scholes Consideration Value, such VWAP or such fair market value, or the arithmetic calculation of such Conversion Rate or such applicable Redemption Price (as the case may be), at any time after the second (2nd) Business Day following such initial notice by the Company or the Holder (as the case may be) of such dispute to the Company or the Holder (as the case may be), then, then the Company’s board of directors and the Holder shall agree, in good faith, upon a reputable investment bank to resolve such dispute.

(ii)         The Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 24 and (B) written documentation supporting its position with respect to such dispute,

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in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which the Holder selected such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and the Holder or otherwise requested by such investment bank, neither the Company nor the Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(iii)        The Company and the Holder shall cause such investment bank to determine the resolution of such dispute and notify the Company and the Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne equally by the Holder and the Company, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

(b)         Miscellaneous. The Company and the Holder each expressly acknowledge and agree that (i) this Section 24 constitutes an agreement to arbitrate between the Company and the Holder (and constitutes an arbitration agreement) under § 7501, et seq. of the New York Civil Practice Law and Rules (“CPLR”) and that the Holder and/or the Company, as applicable, are each authorized to apply for an order to compel arbitration pursuant to CPLR § 7503(a) in order to compel compliance with this Section 24, (ii) a dispute relating to a Conversion Price includes, without limitation, disputes as to (A) whether an issuance or sale or deemed issuance or sale of Common Stock occurred under Section 7(a), (B) the consideration per share at which an issuance or deemed issuance of Common Stock occurred, (C) whether any issuance or sale or deemed issuance or sale of Common Stock was an issuance or sale or deemed issuance or sale of Excluded Securities, (D) whether an agreement, instrument, security or the like constitutes and Option or Convertible Security and (E) whether a Dilutive Issuance occurred, (iii) the terms of this Note and each other applicable Transaction Document shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Note and any other applicable Transaction Documents, (iv) the Company and/or the Holder shall each have the right to submit any dispute described in this Section 24 to any state or federal court sitting in The City of New York, Borough of Manhattan in lieu of utilizing the procedures set forth in this Section 24 and (v) nothing in this Section 24 shall limit the Holder or the Company, as applicable, from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in this Section 24).

25.         NOTICES; CURRENCY; PAYMENTS.

(a)         Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided

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in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)         Currency. All dollar amounts referred to in this Note are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Note shall be paid in U.S. Dollars. All amounts denominated in other currencies (if any) shall be converted into the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Note, the U.S. Dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(c)         Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Buyers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement), provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen percent (18%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

26.         CANCELLATION. After all Principal, accrued Interest, Late Charges and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

27.         WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

28.         GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Except as otherwise required by Section 24 above, the Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder or (ii) shall limit, or shall be deemed or construed to limit, any provision of Section 24. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

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29.         JUDGMENT CURRENCY.

(a)         If for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 29 referred to as the “Judgment Currency”) an amount due in U.S. dollars under this Note, the conversion shall be made at the Exchange Rate prevailing on the Trading Day immediately preceding:

(i)          the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(ii)         the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 29(a)(ii) being hereinafter referred to as the “Judgment Conversion Date”).

(b)         If in the case of any proceeding in the court of any jurisdiction referred to in Section 29(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(c)         Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Note.

30.         SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

31.         MAXIMUM PAYMENTS. Without limiting Section 9(d) of the Securities Purchase Agreement, nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

32.         CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a)         “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b)         “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(c)         “Additional Notes” means this Note, the Other Notes, and any prospective future issuance of senior secured convertible notes designated by the Buyer and the Company, jointly in writing, as an “Additional Note”.

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(d)         “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section 7) of shares of Common Stock (other than rights of the type described in Section 6(a) hereof) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

(e)         “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(f)          “Alternate Conversion Price” means, with respect to any Alternate Conversion that price which shall be the lowest of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, (ii) 95% of the lowest VWAP of the Common Stock during the seven (7) consecutive Trading Day period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Conversion Notice (such period, the “Alternate Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Alternate Conversion Measuring Period.

(g)         “Approved Stock Plan” means any employee benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the date hereof pursuant to which shares of Common Stock, options to purchase Common Stock, restricted stock purchase agreements and restricted stock units or any other similar equity awards may be issued to any employee, officer, director, consultant or service provider for services provided to the Company in their capacity as such.

(h)         “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(i)          “Available Bitcoin Value” means, with respect to any date of determination, an amount equal to the product of (i) the lesser of (x) the 30-day VWAP of Bitcoin and (y) the VWAP of Bitcoin as of the Trading Day immediately prior to such date of determination and (ii) the aggregate number of Bitcoin held by the Company; provided, that for purposes of determining the “Available Bitcoin Value” during any 12 consecutive calendar day period during which the Available Liquidity does not meet the requirement under Section 14(p)(i) hereof, due to the Available Bitcoin Value, then solely during such 12 consecutive calendar day period, only clause (i)(y) shall be used for purposes of determining the Available Bitcoin Value.

(j)          “Available Cash” means, with respect to any date of determination, an amount equal to the aggregate amount of the Cash of the Company and its Subsidiaries (excluding for this purpose cash held in restricted accounts or otherwise unavailable for unrestricted use by the Company or any of its Subsidiaries for any reason) as of such date of determination held in bank accounts of financial banking institutions in the United States of America.

(k)         “Available Liquidity” means, with respect to any date of determination, the sum of the Available Cash and the Available Bitcoin Value as of such date of determination.

(l)          “Bitcoin” means one unit of the digital currency traded under the ticker symbol “BTC”.

(m)        “Bitcoin Collateral” means 300 Bitcoin that is subject to a custodian control agreement.

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(n)         “Bitcoin Collateral Event” means the twelfth (12th) consecutive calendar day on which the value of the Bitcoin Collateral or any additional Bitcoin that is credited to any account that is subject to a Custodian Control Agreement was less than the lesser of (x) $15,000,000 and (y) the principal amount outstanding under the Notes issued under the Securities Purchase Agreement.

(o)         “Black Scholes Consideration Value” means the value of the applicable Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance thereof calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (iii) a zero cost of borrow and (iv) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the “HVT” function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be).

(p)         “Bloomberg” means Bloomberg, L.P.

(q)         “Business Combination” shall have the meaning as set forth in the Securities Purchase Agreement.

(r)          “Business Combination Closing Date” shall have the meaning as set forth in the Securities Purchase Agreement.

(s)          “Business Combination Closing Date Minimum Liquidity Test” shall mean the requirement that the Company have at least $13,000,000 (as may be reduced pursuant to the last proviso hereof, the “Test Level”) in the aggregate of the sum of (i) cash and cash equivalents, (ii) accounts receivable (to the extent less than 30 days aging) and (iii) cash float to support product programs including any bitcoin gift cards, bitcoin rewards conversions, and bitcoin exchange products; provided, that the total amounts in aggregate under (iii) shall not exceed $10,000,000, and such amounts shall not be used to offset any existing liability; provided, further, that the Test Level shall be reduced by the total of the product of (x) $750,000 and (y) the number of months (or, for any partial month as of such date of determination, prorated for such partial month) that have elapsed between the Initial Closing Date and the date of the Business Combination Closing Date.

(t)          “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

(u)         “Cash” of the Company and its Subsidiaries on any date shall be determined from such Persons’ books maintained in accordance with GAAP, and means, without duplication, cash, cash equivalents (excluding any Bitcoin or any other digital currencies) and treasury bonds issued by the United States of America, accrued by the Company and its wholly owned Subsidiaries on a consolidated basis on such date, and the aggregate amount of any accounts receivable (to the extent less than 30 days from invoice date).

(v)         “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of

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directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries; provided, the Business Combination shall not be a Change of Control hereunder.

(w)        “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 24. All such determinations shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such period.

(x)         “Common Stock” means (i) the Company’s shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(y)         “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(z)         “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(aa)        “Current Subsidiary” means any Person in which the Company on the Subscription Date, directly or indirectly, (i) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing, collectively, “Current Subsidiaries”.

(bb)       “Default Rate” means, with respect to any determination of the aggregate amount of outstanding accrued and unpaid Interest hereunder, the sum of (x) the applicable Interest Rate in effect for such determination and (y) eight percent (8%) per annum.

(cc)        “Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market or the Nasdaq Global Market.

(dd)       “Equity Conditions” means, with respect to an given date of determination: (i) on each day during the period beginning thirty calendar days prior to such applicable date of determination and ending on and including such applicable date of determination either (x) one or more registration statements (including the Business Combination Registration Statement and any Registration Statement filed pursuant to the Registration Rights Agreement) (as applicable, the “Applicable Registration Statement”) shall be

Annex I-32

effective and the prospectus contained therein shall be available on such applicable date of determination (with, for the avoidance of doubt, any shares of Common Stock previously sold pursuant to such prospectus deemed unavailable) for the issuance and/or resale, as applicable, of all shares of Common Stock to be issued in connection with the event requiring this determination (or issuable upon conversion of the Conversion Amount being redeemed, as applicable, in the event requiring this determination at the Alternate Conversion Price then in effect (without regard to any limitations on conversion set forth herein)) (each, a “Required Minimum Securities Amount”), in each case, in accordance with the terms of the Securities Purchase Agreement, this Note and/or the Registration Rights Agreement, as applicable, and there shall not have been during such period any Grace Periods (as defined in the Registration Rights Agreement) or (y) all Underlying Securities (as defined in the Securities Purchase Agreement) shall be eligible for resale pursuant to Rule 144 (as defined in the Securities Purchase Agreement) without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Notes, other issuance of securities with respect to the Notes and exercise of the Warrants) and no Current Public Information Failure (as defined in the Registration Rights Agreement) exists or is continuing; (ii) on each day during the period beginning twenty (20) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Stock (including all Underlying Securities) is listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by an Eligible Market have been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by (A) a writing by such Eligible Market or (B) the Company falling below the minimum listing maintenance requirements of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (iii) during the Equity Conditions Measuring Period, the Company shall have delivered all shares of Common Stock issuable upon conversion of this Note on a timely basis as set forth in Section 3 hereof and all other shares of capital stock required to be delivered by the Company on a timely basis as set forth in the other Transaction Documents; (iv) any shares of Common Stock to be issued in connection with the event requiring determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination) may be issued in full without violating Section 3(d) hereof; (v) any shares of Common Stock to be issued in connection with the event requiring determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (vi) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (vii) the Company shall have no knowledge of any fact that would reasonably be expected to cause (1) any Applicable Registration Statement to not be effective or the prospectus contained therein to not be available for the issuance or resale, as applicable, of the applicable Required Minimum Securities Amount of Underlying Securities in accordance with the terms of the Securities Purchase Agreement, this Note and/or the Registration Rights Agreement, as applicable, or (2) any Underlying Securities to not be eligible for resale pursuant to Rule 144 without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Notes, other issuance of securities with respect to the Notes and exercise of the Warrants) and no Current Public Information Failure exists or is continuing; (viii) the Holder shall not be in (and no other holder of Notes shall be in) possession of any material, non-public information provided to any of them by the Company, any of its Subsidiaries or any of their respective affiliates, employees, officers, representatives, agents or the like; (ix) on each day during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with each, and shall not have breached any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, including, without limitation, the Company shall not have failed to timely make any payment pursuant to any Transaction Document; (x) on each Trading Day during the Equity Conditions Measuring Period, there shall not have occurred any Volume Failure or Price Failure as of such applicable date of determination; (xi) on the applicable date of determination (A) no Authorized Share Failure shall exist or be continuing and the applicable

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Required Minimum Securities Amount of shares of Common Stock are available under the certificate of incorporation of the Company and reserved by the Company to be issued pursuant to the Notes and (B) all shares of Common Stock to be issued in connection with the event requiring this determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full without resulting in an Authorized Share Failure; (xii) on each day during the Equity Conditions Measuring Period, there shall not have occurred and there shall not exist an Event of Default or an event that with the passage of time or giving of notice would constitute an Event of Default; (xiii) no bone fide dispute shall exist, by and between any of holder of Notes or Warrants, the Company, the Principal Market (or such applicable Eligible Market in which the Common Stock of the Company is then principally trading) and/or FINRA with respect to any term or provision of any Note or any other Transaction Document and (xiv) the shares of Common Stock issuable pursuant the event requiring the satisfaction of the Equity Conditions are duly authorized and listed and eligible for trading without restriction on an Eligible Market.

(ee)        “Equity Conditions Failure” means that on any day during the period commencing twenty (20) Trading Days prior to the applicable Interest Notice Date through the applicable Interest Date, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(ff)         “Event Market Price” means, with respect to any Stock Combination Event Date, that price which shall be 115% of 96% of the lowest VWAP of the Common Stock during the seven (7) consecutive Trading Day period ending and including the fourth (4th) Trading Day after such Stock Combination Event Date (such period, the “Event Market Price Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Event Market Price Measuring Period.

(gg)       “Excluded Other Assets” means any assets of the Company or any Subsidiary now owned or hereinafter acquired, other than Bitcoin or any other digital currency, in an amount up to $20,000,000.

(hh)       “Excluded Securities” means (i) shares of Common Stock or Options issued, directly or indirectly, to employees or directors of, or consultants or advisors to, the Company in their capacity as such pursuant to an Approved Stock Plan (as defined below), provided that the exercise price of any such Options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects any of the Buyers; (ii) shares of Common Stock issued upon the conversion or exercise of Convertible Securities or Options (other than standard Options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the date hereof, provided that the conversion, exercise or other method of issuance (as the case may be) of any such Convertible Securities or Options is made solely pursuant to the conversion, exercise or other method of issuance (as the case may be) provisions of such Convertible Securities, Options or the Certificate of Incorporation, as applicable, that were in effect on the date immediately prior to the Subscription Date, the conversion, exercise or issuance price of any such Convertible Securities or Options (other than standard Options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered, none of such Convertible Securities or Options (other than standard Options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities or Options (other than standard Options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Buyers; (iii) from and after the time of consummation of the Business Combination, the shares of Common Stock issuable upon conversion of the Notes; provided, that the terms of the Notes are not amended, modified or changed on or after the Subscription Date (other than antidilution adjustments pursuant to the terms thereof in effect as of the Subscription Date), (iv) the shares of Common Stock issuable upon exercise of the Warrants; provided, that the terms of the Warrants are not amended, modified or changed on or after the Subscription Date (other than antidilution adjustments pursuant to the terms thereof in effect as of the Subscription Date), (v) the Amended Existing SAFEs (as defined in the Securities Purchase Agreement), (vi) if prior to the Public Company Date, Permitted Safe

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Notes and/or equity securities of the Company that will be exchanged into shares of Common Stock of the Successor Public Company at a price per share greater than or equal to $6.50 per share of common equity of the Successor Public Company, (vii) any shares of Common Stock issued or issuable in connection with any bona fide strategic or commercial alliances, sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements, acquisitions, mergers, licensing arrangements, and strategic partnerships (in an aggregate amount not in excess of 25% of the market capitalizations of the Company as of the time immediately following the Business Combination Closing Date), provided, that (A) the primary purpose of such issuance is not to raise capital as reasonably determined, and (B) the purchaser or acquirer or recipient of the securities in such issuance solely consists of either (I) the actual participants in such strategic or commercial alliance, strategic or commercial licensing arrangement or strategic or commercial partnership, (II) the actual owners of such assets or securities acquired in such acquisition or merger or (III) the stockholders, partners, employees, consultants, officers, directors or members of the foregoing Persons, in each case, which is, itself or through its subsidiaries, an operating company or an owner of an asset, in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, and (IV) the number or amount of securities issued to such Persons by the Company shall not be disproportionate to each such Person’s actual participation in (or fair market value of the contribution to) such strategic or commercial alliance or strategic or commercial partnership or ownership of such assets or securities to be acquired by the Company, as applicable and (viii) the securities to be issued in the Business Combination in accordance with the terms of the Merger Agreement (as defined in the Securities Purchase Agreement), as in effect as of the Subscription Date.

(ii)         “Fiscal Quarter” means each of the fiscal quarters adopted by the Company for financial reporting purposes that correspond to the Company’s fiscal year as of the date hereof that ends on June 30.

(jj)         “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock,

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(y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Note calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(kk)        “GAAP” means United States generally accepted accounting principles, consistently applied.

(ll)         “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(mm)     “Holder Pro Rata Amount” means a fraction (i) the numerator of which is the original Principal amount of this Note on the Initial Closing Date and (ii) the denominator of which is the aggregate original principal amount of all Notes issued to the initial purchasers pursuant to the Securities Purchase Agreement on the Initial Closing Date.

(nn)       “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

(oo)       “Initial Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

(pp)       “Interest Conversion Price” means, with respect to any given Interest Date, that price which shall be the lower of (i) the applicable Conversion Price as in effect on the applicable Interest Date, and (ii) 96% of the lowest VWAP of the Common Stock during the seven (7) consecutive Trading Day period ending and including the Trading Day immediately preceding the applicable Interest Date (such period, the “Interest Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Interest Conversion Measuring Period.

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(qq)       “Interest Rate” means twelve percent (12%) per annum, subject to adjustment from time to time in accordance with Section 2.

(rr)      “Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person or the purchase of any assets of another Person for greater than the fair market value of such assets.

(ss)        “Material Adverse Event” shall mean any event that (i) materially and adversely affects the business, properties, assets, liabilities, operations (including results thereof) or condition (financial or otherwise) of the Company or any Subsidiary, taken as a whole, (ii) materially and adversely affects the business, properties, assets, liabilities, operations (including results thereof) or condition (financial or otherwise) of the Company or any Subsidiary, taken as a whole, (iii) materially and adversely affects the transactions contemplated hereby or in any of the other Transaction Documents or any other agreements or instruments to be entered into in connection herewith or therewith or (iv) a reasonable person would determine substantially threatens the Company’s ability to continue to function as a going concern. For the avoidance of doubt, any fluctuation in the price of Bitcoin shall not constitute an event described in (i), (ii) or (iii) above.

(tt)         “Maturity Date” shall mean October 19, 2025 (or, if the Public Company Date has occurred, the thirty-six month anniversary of the Public Company Date); provided, however, the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing or (ii) through the date that is twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or a Change of Control Notice is delivered prior to the Maturity Date.

(uu)       “New Subsidiary” means, as of any date of determination, any Person in which the Company after the Subscription Date, directly or indirectly, (i) owns or acquires any of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing, collectively, “New Subsidiaries”.

(vv)       “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(ww)     “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(xx)       “Permitted Credit Card Indebtedness” means Indebtedness, arising pursuant to a credit card accounts receivable factoring facility, in an aggregate amount not to exceed $100,000,000, the sole recourse of which is to assets that do not constitute Collateral.

(yy)       “Permitted Indebtedness” means

(i)          Indebtedness evidenced by this Note, the Other Notes and any Additional Notes,

(ii)         Indebtedness set forth on Schedule 3(s) to the Securities Purchase Agreement, as in effect as of the Subscription Date,

(iii)        Indebtedness secured by Permitted Liens or unsecured but as described in clauses (iv) and (v) of the definition of Permitted Liens,

(iv)        Permitted Credit Card Indebtedness,

(v)         prior to the Public Company Date, Permitted Safe Notes;

(vi)        Permitted Subordinated Indebtedness;

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(vii)       Permitted Treasury Indebtedness;

(viii)      unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(ix)        Permitted Insurance Premium Indebtedness;

(x)         Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of the Company’s business;

(xi)        Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(xii)       intercompany Indebtedness between the Company and its Subsidiaries not to exceed Five Million Dollars ($5,000,000);

(xiii)      so long as no Bitcoin Collateral Event has occurred, unsecured Indebtedness not otherwise permitted hereunder not to exceed Five Million Dollars ($5,000,000) at any time outstanding; provided, that if such Indebtedness is incurred by any Subsidiary of the Company, such Indebtedness shall be subject to a subordination agreement in form and substance reasonably acceptable to the Required Holders; and

(xiv)      extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (i) through (xi) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the Company or its Subsidiary, as the case may be.

(zz)        “Permitted Insurance Premium Indebtedness” means Indebtedness incurred by the Company to finance insurance premiums in the ordinary course of business that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement reasonably acceptable to the Holder, which Indebtedness does not provide at any time for (x) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until at least ninety-one (91) days after the Maturity Date or at any time an Event of Default has occurred (or, as a result of such payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, an Event of Default would occur, as applicable) and (y) total interest and fees at a rate in excess of 12% per annum; provided that the aggregate amount of any Permitted Insurance Premium Indebtedness shall not exceed $2,000,000.

(aaa)      “Permitted Liens” means

(i)          any Lien for taxes not yet due or payable or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii)         any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent;

(iii)        any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings;

(iv)         Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, in either case, with respect to Indebtedness in an aggregate amount not to exceed Five Million Dollars ($5,000,000);

(v)Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase;

Annex I-38

(vi)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods,

(vii)       Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(xii);

(viii)      Liens with respect to the Notes, Other Notes and/or Additional Notes, as applicable and (iv) solely prior to the Public Company Date, Permitted Safe Note Collateral;

(ix)        Liens existing on the date hereof;

(x)         Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(xi)        leases or subleases of real property and leases, subleases, licenses or sublicenses of personal property;

(xii)       banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Company’s deposit accounts or securities accounts held at such institutions;

(xiii)      easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(xiv)      Liens arising from the filing of any precautionary financing statement on operating leases covering the leased property, to the extent such operating leases are permitted under this Note;

(xv)       customary Liens of any bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account or securities account of the Company;

(xvi)      other Liens not otherwise permitted hereunder securing Permitted Subordinated Indebtedness not to exceed Five Million Dollars ($5,000,000) as long as such Liens secure only (and are sole recourse Indebtedness to) specific assets and not Liens with respect to “all assets”;

(xvii)     Liens on Permitted Treasury Collateral with respect to Permitted Treasury Indebtedness;

(xviii)    Prior to the Business Combination Closing Date, any Lien on 700 Bitcoin held by the Company in connection with Bitcoin received by the Company in connection with (i) that certain Simple Agreement for Future Equity, dated as of July 19, 2024, by and between the Company and Fulgur Ventures I LP (as amended) and (ii) that certain Simple Agreement for Future Equity, dated as of July 19, 2024, by and between the Company and Fulgur Frontier Capital LP (as amended) and on and after the Business Combination Closing Date, Liens on any Bitcoin (other than the Bitcoin Collateral);

(xix)      Liens securing Permitted Credit Card Indebtedness;

(xx)       Liens on assets not otherwise constituting Collateral; and

(xxi)      Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (i) through (xvii), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

Annex I-39

(bbb)     “Permitted Safe Notes” means one or more promissory notes issued by the Company prior to the Public Company Date pursuant to one or more simple agreement(s) for future equity, the net proceeds of which are used to purchase Bitcoin and which notes mandatorily convert into Common Stock of the Company on or prior to the Public Company Date at a price not less than $6.50 per share of the common equity of the Successor Public Company; provided, that the aggregate principal amount of such notes shall not to exceed $50,000,000.

(ccc)      “Permitted Safe Note Collateral” means any Bitcoin purchased, in whole, with the proceeds of any Permitted Safe Note, which, pursuant to the terms of the Permitted Safe Notes secure the payment of such Permitted Safe Notes.

(ddd)     “Permitted Subordinated Indebtedness” means Indebtedness (other than Convertible Securities) incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement reasonably acceptable to the Holder, (i) which does not include any equity or equity-linked features or the issuance or transfer of any securities in connection therewith (including, with limitation, any Options or the right to convert, exchange or otherwise satisfy the payment of such Indebtedness with any equity security of the Company or any of its Subsidiaries) unless the New Issuance Price of such securities issuable upon conversion, exchange or otherwise of (and/or in connection with) such Indebtedness, as applicable, equals or exceeds 110% of the Conversion Price and (ii) which Indebtedness does not provide at any time for (x) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until at least ninety-one (91) days after the Maturity Date and (y) total interest and fees at a rate in excess of 12% per annum; provided that the aggregate amount of any Permitted Subordinated Indebtedness that includes any equity or equity-linked features or the issuance or transfer of any securities in connection therewith (including, with limitation, any Options or the right to convert, exchange or otherwise satisfy the payment of such Indebtedness with any equity security of the Company or any of its Subsidiaries) shall not exceed $250,000,000.

(eee)      “Permitted Treasury Indebtedness” means convertible Indebtedness secured by Permitted Treasury Collateral (and which the sole recourse of such Indebtedness is to such Permitted Treasury Collateral) incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement reasonably acceptable to the Holder, (i) with a New Issuance Price of such securities issuable upon conversion, exchange or otherwise of (and/or in connection with) such Indebtedness, as applicable, equals or exceeds the Conversion Price and (ii) which Indebtedness does not provide at any time for (x) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until at least ninety-one (91) days after the Maturity Date (except the Company may satisfy such Permitted Treasury Indebtedness in full by the return of Permitted Treasury Collateral with respect thereto to such applicable lender) and (y) total interest and fees at a rate in excess of 12% per annum; provided that the aggregate amount of any Permitted Treasury Indebtedness shall not exceed $250,000,000.

(fff)        “Permitted Treasury Collateral” means, with respect to any Permitted Treasury Indebtedness, such Bitcoin paid for (and securing) such Permitted Treasury Indebtedness.

(ggg)     “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(hhh)     “Price Failure” means, with respect to a particular date of determination, the VWAP of the Common Stock on any Trading Day during the twenty (20) Trading Day period ending on the Trading Day immediately preceding such date of determination fails to exceed $2.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring after the Subscription Date). All such determinations to be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during any such measuring period. Notwithstanding the foregoing, at any time, and for any period of time, as applicable, the Holder may lower any dollar threshold specified in this definition to any lower dollar threshold, in each case, as specified by the Holder in a written notice to the Company.

Annex I-40

(iii)        “Principal Market” means the Nasdaq Capital Market.

(jjj)        “Public Company Date” means the initial date on which either (i) the shares of Common Stock of the Company are registered under the 1934 Act or (ii) any publicly traded common equity (or equivalent security) of any Successor Entity (or Parent Entity, as applicable) are issued in exchange for the Common Stock in the applicable Business Combination or other similar transaction (such applicable entity, the “Successor Public Company”), in either case, whether as a result of a public offering, Business Combination, recapitalization, reorganization or otherwise.

(kkk)     “Redemption Notices” means, collectively, the Event of Default Redemption Notices, the Company Optional Redemption Notices, the Asset Sale Optional Redemption Notices and the Change of Control Redemption Notices, and each of the foregoing, individually, a “Redemption Notice.”

(lll)        “Redemption Prices” means, collectively, Event of Default Redemption Prices, the Change of Control Redemption Prices, the Asset Sale Optional Redemption Prices and the Company Optional Redemption Prices, and each of the foregoing, individually, a “Redemption Price.”

(mmm)   “Registration Rights Agreement” means that certain registration rights agreement, dated as of the Initial Closing Date, by and among the Company and the initial holders of the Notes relating to, among other things, the registration of the resale of the Common Stock issuable upon conversion of the Notes or otherwise pursuant to the terms of the Notes and exercise of the Warrants, as may be amended from time to time.

(nnn)     “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(ooo)     “Securities Purchase Agreement” means that certain securities purchase agreement, dated as of the Subscription Date, by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes, as may be amended from time to time.

(ppp)     “Security Agreement” shall have the meaning as set forth in the Securities Purchase Agreement.

(qqq)     “Subscription Date” means December 19, 2024.

(rrr)       “Subsidiaries” means, as of any date of determination, collectively, all Current Subsidiaries and all New Subsidiaries, and each of the foregoing, individually, a “Subsidiary.”

(sss)       “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(ttt)         “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(uuu)     “Trading Day” means, as applicable, (A) prior to the Public Company Date, any Business Day and (B) from and after the Public Company Date, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

Annex I-41

(vvv)     “Volume Failure” means, with respect to a particular date of determination, the aggregate daily dollar trading volume (as reported on Bloomberg) of the Common Stock on the Principal Market on any ten (10) Trading Days during the fifteen (15) Trading Day period ending on the Trading Day immediately preceding such date of determination (such period, the “Volume Failure Measuring Period”), is less than $125,000 (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring after the Subscription Date). Notwithstanding the foregoing, at any time, and for any period of time, as applicable, the Holder may lower any dollar threshold specified in this definition to any lower dollar threshold, in each case, as specified by the Holder in a written notice to the Company.

(www)   “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “VAP” function (set to 09:30 start time and 16:00 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 24. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

(xxx)     “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

33.         DISCLOSURE. After the Public Company Date, upon delivery by the Company to the Holder (or receipt by the Company from the Holder) of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall on or prior to 9:00 am, New York city time on the Business Day immediately following such notice delivery date, publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. After the Public Company Date, in the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the Holder explicitly in writing in such notice (or immediately upon receipt of notice from the Holder, as applicable), and in the absence of any such written indication in such notice (or notification from the Company immediately upon receipt of notice from the Holder), the Holder shall be entitled to presume that information contained in the notice does not constitute material, non-public information relating to the Company or any of its Subsidiaries. Nothing contained in this Section 33 shall limit any obligations of the Company, or any rights of the Holder, under Section 4(i) of the Securities Purchase Agreement.

34.         ABSENCE OF TRADING AND DISCLOSURE RESTRICTIONS. The Company acknowledges and agrees that the Holder is not a fiduciary or agent of the Company and that the Holder shall have no obligation to (a) maintain the confidentiality of any information provided by the Company or (b) refrain from trading any securities while in possession of such information in the absence of a written non-disclosure agreement signed by an officer of the Holder that explicitly provides for such confidentiality and trading restrictions. In the absence of such an executed, written non-disclosure agreement, the Company acknowledges that the Holder may freely trade in any securities issued by the Company, may possess and use any information provided by the Company in connection with such trading activity, and may disclose any such information to any third party.

[signature page follows]

Annex I-42

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

FOLD, INC.
By:
Name:
Title:

Annex I-43

EXHIBIT I

FOLD, INC.
CONVERSION NOTICE

Reference is made to the Senior Secured Convertible Note (the “Note”) issued to the undersigned by Fold, Inc., a Delaware corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of the Company, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Note.

Date of Conversion:
Aggregate Principal to be converted:
Aggregate accrued and unpaid Interest and accrued and unpaid Late Charges with respect to such portion of the Aggregate Principal and such Aggregate Interest to be converted:
AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:
Please confirm the following information:
Conversion Price:
Number of shares of Common Stock to be issued:

☐          If this Conversion Notice is being delivered with respect to an Alternate Conversion, check here if Holder is electing to use the following Alternate Conversion Price:____________

Please issue the Common Stock into which the Note is being converted to Holder, or for its benefit, as follows:

☐          Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐  Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:
Date: _____________ __,______

Name of Registered Holder

By:
Name:
Title:

Tax ID:
E-mail Address:

Annex I-44

Exhibit II

ACKNOWLEDGMENT

The Company hereby (a) acknowledges this Conversion Notice, (b) certifies that the above indicated number of shares of Common Stock [are][are not] eligible to be resold by the Holder either (i) without restriction as unrestricted securities, (ii) pursuant to Rule 144 (subject to the Holder’s execution and delivery to the Company of a customary 144 representation letter) or (iii) an effective and available registration statement and (c) hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Company and acknowledged and agreed to by ________________________.

FOLD, INC.
By:
Name:
Title:

Annex I-45

Annex J

FORM OF SERIES WARRANT

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 1(a) OF THIS WARRANT.

Fold, Inc.

Warrant To Purchase Common Stock

Warrant No.:

Date of Issuance: [            ], 20__ (“Issuance Date”)

Fold, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [BUYER], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon exercise of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after [INSERT IN SERIES A WARRANT: the Issuance Date][INSERT IN SERIES B AND C WARRANTS: the Public Company Date], but not after 11:59 p.m., New York time, on the Expiration Date (as defined below), _________________1 (subject to adjustment as provided herein) fully paid and non-assessable shares of Common Stock (as defined below) (the “Warrant Shares”, and such number of Warrant Shares, the “Warrant Number”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 17. This Warrant is one of the Warrants to Purchase Common Stock (the “SPA Warrants”) issued pursuant to Section 1 of that certain Securities Purchase Agreement, dated as of December 26, 2024 (the “Subscription Date”), by and among the Company and the investors (the “Buyers”) referred to therein, as amended from time to time (the “Securities Purchase Agreement”).

[INSERT IN SERIES B WARRANT ONLY: Notwithstanding anything herein to the contrary, the Aggregate Exercise Price (as defined below) of this Warrant, except for a nominal exercise price of $0.001 per Warrant Share, was pre-funded to the Company on or prior to the initial Issuance Date and, consequently, no additional consideration (other than the nominal exercise price of $0.001 per Warrant Share) shall be required to be paid by the Holder to any Person to effect any exercise of this Warrant.]

1.           EXERCISE OF WARRANT.

(a)          Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder on any day on or after [INSERT IN SERIES A WARRANT: the Issuance Date][INSERT IN SERIES B AND C WARRANTS: the Public Company Date] (an “Exercise Date”), in whole or in part, by delivery (whether via e-mail or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. Within one (1)

____________

1        Insert for Series A Warrants – 869,565
Series B Warrants – 500,000
Series C Warrants - 869,565

Annex J-1

Trading Day following an exercise of this Warrant as aforesaid, the Holder shall deliver payment to the Company of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Warrant Shares as to which this Warrant was so exercised (the “Aggregate Exercise Price”) in cash or via wire transfer of immediately available funds if the Holder did not notify the Company in such Exercise Notice that such exercise was made pursuant to a Cashless Exercise (as defined in Section 1(d)). The Holder shall not be required to deliver the original of this Warrant in order to effect an exercise hereunder. Execution and delivery of an Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original of this Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. Execution and delivery of an Exercise Notice for all of the then-remaining Warrant Shares shall have the same effect as cancellation of the original of this Warrant after delivery of the Warrant Shares in accordance with the terms hereof. On the date on which the Company has received an Exercise Notice, the Company shall transmit by electronic mail an acknowledgment of confirmation of receipt of such Exercise Notice, in the form attached hereto as Exhibit B, to the Holder and, if after the Public Company Date, the Company’s transfer agent (the “Transfer Agent”), which confirmation shall, if after the Public Company Date, constitute an instruction to the Transfer Agent to process such Exercise Notice in accordance with the terms herein. On or before the first (1st) Trading Day following the date on which the Company has received such Exercise Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade of such Warrant Shares initiated on the applicable Exercise Date), the Company shall (X) if on or after the Public Company Date, provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (“FAST”) and the such shares of Common Stock are eligible to be issued without a restricted legend at such time to the Holder pursuant to applicable securities laws (the “Free Tradability Condition”), upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (Y) if either (x) prior to the Public Company Date or (y) on or after the Public Company Date if the Transfer Agent is not participating in FAST or the Free Tradability Condition is not satisfied, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address as specified in the Exercise Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such exercise. Upon delivery of an Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be). If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise and upon surrender of this Warrant to the Company by the Holder, then, at the request of the Holder, the Company shall as soon as practicable and in no event later than five (5) Business Days after any exercise and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent) that may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. Notwithstanding the foregoing, except in the case where an exercise of this Warrant is validly made pursuant to a Cashless Exercise, the Company’s failure to deliver Warrant Shares to the Holder on or prior to the later of (i) two (2) Trading Days after receipt of the applicable Exercise Notice (or, after the Public Company Date, such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade of such Warrant Shares initiated on the applicable Exercise Date) and (ii) one (1) Trading Day after the Company’s receipt of the Aggregate Exercise Price (or valid notice of a Cashless Exercise) (such later date, the “Share Delivery Date”) shall not be deemed to be a breach of this Warrant. From the Public Company Date through and including the Expiration Date, the Company shall maintain a transfer agent that participates in FAST.

(b)         Exercise Price. For purposes of this Warrant, “Exercise Price” means $[            ]2, subject to adjustment as provided herein.

____________

2        Insert in Series A and B: $12.50
Series C: $11.50

Annex J-2

(c)         Company’s Failure to Timely Deliver Securities.

(i)          General. The Company shall in all cases use its reasonable best efforts to comply with the delivery requirements set forth herein and shall do all things and take all actions reasonably requested by the Holder in furtherance thereof.

(ii)         Exercise Failures On or After the Public Company Date. If on or after the Public Company Date, the Company shall fail, for any reason or for no reason, on or prior to the Share Delivery Date, if the Transfer Agent is not participating in FAST or the Free Tradability Condition is not satisfied, to issue and deliver to the Holder (or its designee) a certificate for the number of Warrant Shares to which the Holder is entitled and register such Warrant Shares on the Company’s share register or, if the Transfer Agent is participating in FAST and the Free Tradability Condition is satisfied, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise of this Warrant (as the case may be) (each, a “Delivery Failure”), then, in addition to all other remedies available to the Holder, (X) the Company shall pay in cash to the Holder on each day after the Share Delivery Date and during such Delivery Failure an amount equal to the lesser of (x) solely with respect to the first three Delivery Failures (if any), 5% of the applicable Daily Conversion Failure Amount (as defined below) and (y) 1% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, multiplied by (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the applicable Exercise Date and ending on the applicable Share Delivery Date (with respect to any Trading Day, the “Daily Delivery Failure Amount”), and (Y) the Holder, upon written notice to the Company, may void its Exercise Notice with respect to, and retain or have returned, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Exercise Notice; provided that the voiding of an Exercise Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 1(c) or otherwise. In addition to the foregoing, if on or after the Public Company Date and on or prior to the Share Delivery Date the Transfer Agent is not participating in FAST or the Free Tradability Condition is not satisfied, the Company shall fail to issue and deliver to the Holder (or its designee) a certificate and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in FAST and the Free Tradability Condition is satisfied, the Transfer Agent shall fail to credit the balance account of the Holder or the Holder’s designee with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below, and if on or after such Share Delivery Date the Holder acquires (in an open market transaction, stock loan or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such exercise that the Holder is entitled to receive from the Company and has not received from the Company in connection with such Delivery Failure (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within two (2) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including actual brokerage commissions, stock loan costs and other out-of-pocket expenses, if any) for the shares of Common Stock so acquired (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) (and to issue such Warrant Shares) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such Warrant Shares or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Warrant Shares multiplied by (B) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Exercise Notice and ending on the date of such issuance and payment under this clause (ii) (the “Buy-In Payment Amount”). Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically

Annex J-3

deliver such shares of Common Stock) upon the exercise of this Warrant as required pursuant to the terms hereof. In addition to the foregoing rights, (i) if the Company fails to deliver the applicable number of Warrant Shares upon an exercise pursuant to Section 1 by the applicable Share Delivery Date, then the Holder shall have the right to rescind such exercise in whole or in part and retain and/or have the Company return, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Exercise Notice; provided that the rescission of an exercise shall not affect the Company’s obligation to make any payments that have accrued prior to the date of such notice pursuant to this Section 1(c) or otherwise, and (ii) if a registration statement covering the issuance or resale of the Warrant Shares that are subject to an Exercise Notice is not available for the issuance or resale, as applicable, of such Warrant Shares and the Holder has submitted an Exercise Notice prior to receiving notice of the non-availability of such registration statement and the Company has not already delivered the Warrant Shares underlying such Exercise Notice electronically without any restrictive legend by crediting such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, the Holder shall have the option, by delivery of notice to the Company, to (x) rescind such Exercise Notice in whole or in part and retain or have returned, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Exercise Notice; provided that the rescission of an Exercise Notice shall not affect the Company’s obligation to make any payments that have accrued prior to the date of such notice pursuant to this Section 1(c) or otherwise, and/or (y) switch some or all of such Exercise Notice from a cash exercise to a Cashless Exercise.

(d)         Cashless Exercise. Notwithstanding anything contained herein to the contrary (other than Section 1(f) below), unless all the Warrant Shares issuable upon exercise of this Warrant are registered and available to be issued to the holder without legend or other restrictions pursuant to an effective registration statement, at any time on or after the Public Company Date, then the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of Warrant Shares determined according to the following formula (a “Standard Cashless Exercise”):

Net Number =	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised.

B = as elected by the Holder, (A) the VWAP of the shares of Common Stock on the Trading Day immediately preceding the date of the applicable Exercise Notice if such Exercise Notice is (1) both executed and delivered pursuant to Section 1(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 1(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (B) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Exercise Notice or (z) the Bid Price of the shares of Common Stock as of the time of the Holder’s execution of the applicable Exercise Notice if such Exercise Notice is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter pursuant to Section 1(a) hereof, or (C) the Closing Sale Price of the Common Stock on the date of the applicable Exercise Notice if the date of such Exercise Notice is a Trading Day and such Exercise Notice is both executed and delivered pursuant to Section 1(a) hereof after the close of “regular trading hours” on such Trading Day.

[INSERT IN SERIES A AND C WARRANT ONLY: C = the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.][INSERT IN SERIES B WARRANT ONLY: C = $0.001 (as adjusted for stock splits, stock combinations, recapitalizations and similar events after the Public Company Date)

If the Warrant Shares are issued in a Cashless Exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the 1933 Act, the Warrant Shares take on the registered characteristics of the Warrants being exercised. For purposes of Rule 144(d) promulgated under the 1933 Act, as in effect on the

Annex J-4

Subscription Date, it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Securities Purchase Agreement.

[INSERT IN SERIES A WARRANT ONLY] Notwithstanding the foregoing, if at any time after the first anniversary of the Issuance Date, the resale by the Holder of all, or any part, of the Warrant Shares issuable upon exercise of this Warrant are not registered and available to be issued to the Holder without legend or other restrictions pursuant to an effective registration statement (such Warrant Shares, the “Unavailable Warrant Shares”), in lieu of the shares of Common Stock to be issued in a Cashless Exercise pursuant to the formula above, the Holder may, by delivery of an Exercise Notice to the Company, alternatively exchange such portion of this Warrant exercisable into such Unavailable Warrant Shares into such aggregate number of shares of Common Stock equal to the product of (x) 0.65 and (y) such portion of this Warrant exercisable into such Unavailable Warrant Shares as specified in such applicable Exercise Notice (such aggregate number of shares of Common Stock to be issued in such applicable Alternate Cashless Exercise, the “Alternate Cashless Exercise Amount”, each such exercise, an “Alternate Cashless Exercise” and together with each Standard Cashless Exercise, each a “Cashless Exercise”).]

(e)         Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares to be issued pursuant to the terms hereof, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 15.

(f)          Limitations on Exercises. Notwithstanding anything herein to the contrary, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of [9.99%] (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including other SPA Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1(f). For purposes of this Section 1(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). From and after the Public Company Date, if the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 1(f)(i), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be acquired pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. From and after the Public Company

Annex J-5

Date, in the event that the issuance of shares of Common Stock to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of SPA Warrants that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(f) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

(g)         Reservation of Shares.

(i)          Required Reserve Amount. So long as this Warrant remains outstanding, the Company shall at all times keep reserved for issuance under this Warrant a number of shares of Common Stock at least equal to 100% of the maximum number of shares of Common Stock as shall be necessary to satisfy the Company’s obligation to issue shares of Common Stock under the SPA Warrants then outstanding (without regard to any limitations on exercise) (the “Required Reserve Amount”); provided that at no time shall the number of shares of Common Stock reserved pursuant to this Section 1(g)(i) be reduced other than proportionally in connection with any exercise or redemption of SPA Warrants or such other event covered by Section 2(a) below. The Required Reserve Amount (including, without limitation, each increase in the number of shares so reserved) shall be allocated pro rata among the holders of the SPA Warrants based on number of shares of Common Stock issuable upon exercise of SPA Warrants held by each holder on the Closing Date (without regard to any limitations on exercise) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s SPA Warrants, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any SPA Warrants shall be allocated to the remaining holders of SPA Warrants, pro rata based on the number of shares of Common Stock issuable upon exercise of the SPA Warrants then held by such holders (without regard to any limitations on exercise).

(ii)         Insufficient Authorized Shares. If, notwithstanding Section 1(g)(i) above, and not in limitation thereof, at any time while any of the SPA Warrants remain outstanding, the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for all the SPA Warrants then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, if after the Public Company Date, the Company shall provide each stockholder with a proxy statement. The Company shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders

Annex J-6

that they approve such proposal. Notwithstanding the foregoing, if any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding shares of Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and, if after the Public Company Date, submitting for filing with the SEC an Information Statement on Schedule 14C. In the event that the Company is prohibited from issuing shares of Common Stock upon an exercise of this Warrant due to the failure by the Company to have sufficient shares of Common Stock available out of the authorized but unissued shares of Common Stock (such unavailable number of shares of Common Stock, the “Authorization Failure Shares”), in lieu of delivering such Authorization Failure Shares to the Holder, the Company shall pay cash in exchange for the cancellation of such portion of this Warrant exercisable into such Authorization Failure Shares at a price equal to the sum of (i) the product of (x) such number of Authorization Failure Shares and (y) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date the Holder delivers the applicable Exercise Notice with respect to such Authorization Failure Shares to the Company and ending on the date of such issuance and payment under this Section 1(g); and (ii) to the extent the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Authorization Failure Shares, any Buy-In Payment Amount, brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection therewith. Nothing contained in this Section 1(g) shall limit any obligations of the Company under any provision of the Securities Purchase Agreement.

2.           ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 2.

(a)         Stock Dividends and Splits. Without limiting any provision of Section 2(b), Section 3 or Section 4, if the Company, at any time on or after the Subscription Date, (i) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is calculated hereunder, then the calculation of such Exercise Price shall be adjusted appropriately to reflect such event.

(b)         [INSERT IN TRANCHE A AND C WARRANTS ONLY: Adjustment Upon Issuance of Shares of Common Stock. If and whenever on or after the Subscription Date, the Company grants, issues or sells (or enters into any agreement to grant, issue or sell), or in accordance with this Section 2 is deemed to have granted, issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities granted issued or sold or deemed to have been granted issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Exercise Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (such Exercise Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Exercise Price and the New Issuance Price under this Section 2(b)), the following shall be applicable:

(i)          Issuance of Options. If the Company in any manner grants, issues or sells (or enters into any agreement to grant, issue or sell) any Options and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant

Annex J-7

to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting, issuance or sale (or the time of execution of such agreement to grant, issue or sell, as applicable) of such Option for such price per share. For purposes of this Section 2(b)(i), the “lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting, issuance or sale (or pursuant to the agreement to grant, issue or sell, as applicable) of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting, issuance or sale (or the agreement to grant, issue or sell, as applicable) of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms of or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii)         Issuance of Convertible Securities. If the Company in any manner issues or sells (or enters into any agreement to issue or sell) any Convertible Securities and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale (or the time of execution of such agreement to issue or sell, as applicable) of such Convertible Securities for such price per share. For the purposes of this Section 2(b)(ii), the “lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale (or pursuant to the agreement to issue or sell, as applicable) of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) upon the issuance or sale (or the agreement to issue or sell, as applicable) of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 2(b), except as contemplated below, no further adjustment of the Exercise Price shall be made by reason of such issuance or sale.

(iii)        Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 2(a)), the Exercise Price in effect at the time of such increase or decrease shall be

Annex J-8

adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold . For purposes of this Section 2(b)(i), if the terms of any Option or Convertible Security (including, without limitation, any Option or Convertible Security that was outstanding as of the Subscription Date) are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 2(b) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iv)        Calculation of Consideration Received. If any Option and/or Convertible Security and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the Holder, the “Primary Security”, and such Option and/or Convertible Security and/or Adjustment Right, the “Secondary Securities”), together comprising one integrated transaction, (or one or more transactions if such issuances or sales or deemed issuances or sales of securities of the Company either (A) have at least one investor or purchaser in common, (B) are consummated in reasonable proximity to each other and/or (C) are consummated under the same plan of financing) the aggregate consideration per share of Common Stock with respect to such Primary Security shall be deemed to be equal to the difference of (x) the lowest price per share for which one share of Common Stock was issued (or was deemed to be issued pursuant to Section 2(b)(i) or 2(b)(ii) above, as applicable) in such integrated transaction solely with respect to such Primary Security, minus (y) with respect to such Secondary Securities, the sum of (I) the Black Scholes Consideration Value of each such Option, if any, (II) the fair market value (as determined by the Holder in good faith) or the Black Scholes Consideration Value, as applicable, of such Adjustment Right, if any, and (III) the fair market value (as determined by the Holder) of such Convertible Security, if any, in each case, as determined on a per share basis in accordance with this Section 2(b)(iv). If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)         Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date

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of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).][INSERT IN SERIES B WARRANT ONLY: INTENTIONALLY OMITTED]

(c)         Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 2(a), the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein). [INSERT IN SERIES A WARRANT ONLY: If immediately after any Adjustment Date the aggregate number of Warrant Shares then issuable upon exercise of this Warrant is less than the Maximum Eligibility Number immediately after such Adjustment Date, the aggregate number of Warrant Shares issuable upon exercise of this Warrant shall automatically increase to such Maximum Eligibility Number (in each case, without regard to any limitations on exercise contained herein and without regard to any prior exercises of this Warrant).]

(d)         Holder’s Right of Alternative Exercise Price Following Issuance of Certain Options or Convertible Securities. In addition to and not in limitation of the other provisions of this Section 2, if the Company in any manner issues or sells or enters into any agreement to issue or sell, any Common Stock, Options or Convertible Securities (any such securities, “Variable Price Securities”) after the Subscription Date (excluding, for the avoidance of doubt, amendments to Existing SAFEs to the new fixed prices (without changing the valuation cap thereof) as described in the definition of Excluded Securities below) that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for shares of Common Stock at a price which varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the Company shall provide written notice thereof via facsimile and overnight courier to the Holder on the date of such agreement and the issuance of such Convertible Securities or Options. From and after the date the Company enters into such agreement or issues any such Variable Price Securities, the Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Exercise Price upon exercise of this Warrant by designating in the Exercise Notice delivered upon any exercise of this Warrant that solely for purposes of such exercise the Holder is relying on the Variable Price rather than the Exercise Price then in effect. The Holder’s election to rely on a Variable Price for a particular exercise of this Warrant shall not obligate the Holder to rely on a Variable Price for any future exercises of this Warrant.

(e)         Stock Combination Event Adjustment. If at any time and from time to time on or after the Issuance Date there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the Common Stock (each, a “Stock Combination Event”, and such date thereof, the “Stock Combination Event Date”) and the Event Market Price is less than the Exercise Price then in effect (after giving effect to the adjustment in clause 2(a) above), then on the fifth (5th) Trading Day immediately following such Stock Combination Event, the Exercise Price then in effect on such fifth (5th) Trading Day (after giving effect to the adjustment in clause 2(a) above) shall be reduced (but in no event increased) to the Event Market Price. For the avoidance of doubt, if the adjustment in the immediately preceding sentence would otherwise result in an increase in the Exercise Price hereunder, no adjustment shall be made.

(f)          Other Events. In the event that the Company (or any Subsidiary (as defined in the Securities Purchase Agreement)) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the Exercise Price and the number of Warrant Shares (if applicable) so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 2(f) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2, provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s board of directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to

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make such appropriate adjustments, whose determination shall be final and binding absent manifest error and whose fees and expenses shall be borne equally by the Company and the Holder.

(g)         Calculations. All calculations under this Section 2 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issuance or sale of Common Stock.

(h)         Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant, with the prior written consent of the Required Holders (as defined in the Securities Purchase Agreement), reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company; provided, that as of the Public Company Date, the foregoing shall be subject to the rules and regulations of the Principal Market.

3.           RIGHTS UPON DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Section 2 above or Section 4(a) below, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, on or after the Public Company Date, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

4.           PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)         Purchase Rights. In addition to any adjustments pursuant to Sections 2 or 3 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights (provided, however, that, on or after the Public Company Date, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to the extent of any such excess) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance) to the same extent as if there had been no such limitation).

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(b)         Fundamental Transactions. The Company shall not consummate a Fundamental Transaction unless (i)  the Successor Entity assumes in writing all of the obligations of the Company under this Warrant and the other Transaction Documents (as defined in the Securities Purchase Agreement) in accordance with the provisions of this Section 4(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder, acting reasonably, prior to the consummation of such Fundamental Transaction, including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, which is exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction) and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein; provided, that with respect to the Business Combination, in lieu of such assumption, this Warrant shall alternatively be exchanged into a new warrant to purchase publicly traded common equity of the Successor Public Company issued by the Successor Public Company to the Holder pursuant to a Registration Statement on Form S-4 in the form of this Warrant, mutatis mutandis. Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of this Warrant prior to the applicable Fundamental Transaction, such shares of publicly traded common stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), as adjusted in accordance with the provisions of this Warrant. Notwithstanding the foregoing, and without limiting Section 1(f) hereof, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 4(b) to permit the Fundamental Transaction without the assumption of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of each Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder.

(c)         Application. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and Corporate Events and shall be applied as if this Warrant (and any such subsequent warrants) were fully exercisable and without regard to any limitations on the exercise of this Warrant (provided that the Holder shall continue to be entitled to the benefit of the Maximum Percentage, applied however with respect to shares of capital stock registered under the 1934 Act and thereafter receivable upon exercise of this Warrant (or any such other warrant)).

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5.           NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation (as defined in the Securities Purchase Agreement), Bylaws (as defined in the Securities Purchase Agreement) or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (a) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Warrant. Notwithstanding anything herein to the contrary, if after the sixty (60) calendar day anniversary of the Issuance Date, the Holder is not permitted to exercise this Warrant in full for any reason (other than pursuant to restrictions set forth in Section 1(f) hereof), the Company shall use its best efforts to promptly remedy such failure, including, without limitation, obtaining such consents or approvals as necessary to permit such exercise into shares of Common Stock.

6.           WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in its capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in its capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

7.           REISSUANCE OF WARRANTS.

(a)         Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b)         Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)         Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, no warrants for fractional shares of Common Stock shall be given.

(d)         Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by

Annex J-13

the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8.           NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant (other than the issuance of shares of Common Stock upon exercise in accordance with the terms hereof), including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon each adjustment of the Exercise Price and the number of Warrant Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment(s), (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder, and (iii) at least ten (10) Trading Days prior to the consummation of any Fundamental Transaction. From and after the Public Company Date, to the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its Subsidiaries (as defined in the Securities Purchase Agreement), the Company shall simultaneously file such notice with the SEC (as defined in the Securities Purchase Agreement) pursuant to a Current Report on Form 8-K. From and after the Public Company Date, if the Company or any of its Subsidiaries provides material non-public information to the Holder that is not simultaneously filed in a Current Report on Form 8-K and the Holder has not agreed to receive such material non-public information, the Company hereby covenants and agrees that the Holder shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents with respect to, or a duty to any of the foregoing not to trade on the basis of, such material non-public information. . It is expressly understood and agreed that the time of execution specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

9.           AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant (other than Section 1(f)) may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders (as defined in the Securities Purchase Agreement). No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

10.         SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

11.         GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 9(f) of the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. The Company hereby

Annex J-14

irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12.         CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant. Terms used in this Warrant but defined in the other Transaction Documents shall have the meanings ascribed to such terms on the Closing Date (as defined in the Securities Purchase Agreement) in such other Transaction Documents unless otherwise consented to in writing by the Holder.

13.         DISPUTE RESOLUTION.

(a)         Submission to Dispute Resolution.

(i)          In the case of a dispute relating to the Exercise Price, the Closing Sale Price, the Bid Price, Black Scholes Consideration Value or fair market value or the arithmetic calculation of the number of Warrant Shares (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Holder (as the case may be) shall submit the dispute to the other party via email (A) if by the Company, within two (2) Business Days after the occurrence of the circumstances giving rise to such dispute or (B) if by the Holder, at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to promptly resolve such dispute relating to such Exercise Price, such Closing Sale Price, such Bid Price or such fair market value or such arithmetic calculation of the number of Warrant Shares (as the case may be), at any time after the second (2nd) Business Day following such initial notice by the Company or the Holder (as the case may be) of such dispute to the Company or the Holder (as the case may be), then the Company’s board of directors and the Holder shall mutually agree, in good faith, upon an independent, reputable investment bank to resolve such dispute.

(ii)         The Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 13 and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which the Holder selected such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and the Holder or otherwise requested by such investment bank, neither the Company nor the Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

Annex J-15

(iii)        The Company and the Holder shall cause such investment bank to determine the resolution of such dispute and notify the Company and the Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne equally by the Company and the Holder, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

(b)         Miscellaneous. The Company and the Holder each expressly acknowledge and agrees that (i) this Section 13 constitutes an agreement to arbitrate between the Company and the Holder (and constitutes an arbitration agreement) under the rules then in effect under § 7501, et seq. of the New York Civil Practice Law and Rules (“CPLR”) and that the Company and/or the Holder, as applicable, are each authorized to apply for an order to compel arbitration pursuant to CPLR § 7503(a) in order to compel compliance with this Section 15, (ii) a dispute relating to the Exercise Price includes, without limitation, disputes as to (A) whether an issuance or sale or deemed issuance or sale of Common Stock occurred under Section 2(b), (B) the consideration per share at which an issuance or deemed issuance of Common Stock occurred, (C) whether any issuance or sale or deemed issuance or sale of Common Stock was an issuance or sale or deemed issuance or sale of Excluded Securities, (D) whether an agreement, instrument, security or the like constitutes and Option or Convertible Security and (E) whether a Dilutive Issuance occurred, (iii) the terms of this Warrant and each other applicable Transaction Document shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute (including, without limitation, determining (A) whether an issuance or sale or deemed issuance or sale of Common Stock occurred under Section 2(b), (B) the consideration per share at which an issuance or deemed issuance of Common Stock occurred, (C) whether any issuance or sale or deemed issuance or sale of Common Stock was an issuance or sale or deemed issuance or sale of Excluded Securities, (D) whether an agreement, instrument, security or the like constitutes and Option or Convertible Security and (E) whether a Dilutive Issuance occurred) and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Warrant and any other applicable Transaction Documents, (iv) the Company and/or the Holder shall each have the right to submit any dispute described in this Section 15 to any state or federal court sitting in The City of New York, Borough of Manhattan in lieu of utilizing the procedures set forth in this Section 15 and (v) nothing in this Section 15 shall limit the Holder from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in this Section 15).

14.         REMEDIES, CHARACTERIZATION, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Warrant. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, exercises and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Warrant (including, without limitation, compliance with Section 2 hereof). The issuance of shares and certificates for shares as contemplated hereby upon the exercise of this Warrant shall be made without charge to the Holder or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the Holder or its agent on its behalf.

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15.         PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Warrant is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the holder otherwise takes action to collect amounts due under this Warrant or to enforce the provisions of this Warrant or (b) there occurs any bankruptcy, reorganization, receivership of the company or other proceedings affecting company creditors’ rights and involving a claim under this Warrant, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements.

16.         TRANSFER. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company, except as may otherwise be required by Section 2(g) of the Securities Purchase Agreement provided, however, that by acceptance of this Warrant, any transferee (other than to an affiliate of the Holder in which it controls (or is under common control) with respect to at least 30% of the voting and/or disposition power of such entity or to any limited partner of the Holder) is deemed to have acknowledged and agreed that such transferee shall have no rights, responsibilities or obligations as a Buyer pursuant to the Securities Purchase Agreement.

17.         DISCLOSURE.

18.         From and after the Public Company Date, upon delivery by the Company to the Holder (or receipt by the Company from the Holder) of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall on or prior to 9:00 am, New York city time on the Business Day immediately following such notice delivery date, publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. From and after the Public Company Date, in the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the Holder explicitly in writing in such notice (or immediately upon receipt of notice from the Holder, as applicable), and in the absence of any such written indication in such notice (or notification from the Company immediately upon receipt of notice from the Holder), the Holder shall be entitled to presume that information contained in the notice does not constitute material, non-public information relating to the Company or any of its Subsidiaries.

19.         ABSENCE OF TRADING AND DISCLOSURE RESTRICTIONS. The Company acknowledges and agrees that the Holder is not a fiduciary or agent of the Company and that the Holder shall have no obligation to (a) maintain the confidentiality of any information provided by the Company or (b) refrain from trading any securities while in possession of such information in the absence of a written non-disclosure agreement signed by an officer of the Holder that explicitly provides for such confidentiality and trading restrictions. In the absence of such an executed, written non-disclosure agreement, the Company acknowledges that the Holder may freely trade in any securities issued by the Company, may possess and use any information provided by the Company in connection with such trading activity, and may disclose any such information to any third party.

20.         CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a)         “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b)         “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(c)         [INSERT IN SERIES A WARRANT ONLY: “Additional Share Amount” means, with respect to any given Adjustment Date, such aggregate number of shares of Common Stock equal to 50% of the aggregate number of shares of Common Stock then issuable upon conversion of the Additional Notes (as defined in the Securities Purchase Agreement) issued (or to be issued) to the Holder (or the Holder’s designee) in such Additional Closing (as defined in the Securities Purchase Agreement) at the Conversion Price (as defined in the Additional Notes (as defined in the Securities Purchase Agreement) issued (or to be issued in such Additional Closing)) as of such Adjustment Date (without regard to any limitations on conversion in the Notes).][INSERT IN SERIES B AND C WARRANT ONLY: [Intentionally Omitted]]

Annex J-17

(d)         [INSERT IN SERIES A WARRANT ONLY: “Adjustment Date” means the date of any Additional Closing (as defined in the Securities Purchase Agreement).][INSERT IN SERIES B AND C WARRANT ONLY: [Intentionally Omitted]]

(e)         “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section 2) of shares of Common Stock (other than rights of the type described in Section 3 and 4 hereof) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

(f)          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(g)          “Approved Stock Plan” means any employee benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the date hereof pursuant to which shares of Common Stock, options to purchase Common Stock, restricted stock purchase agreements and restricted stock units or any other similar equity awards may be issued to any employee, officer, director, consultant or other service provider for services provided to the Company in their capacity as such.

(h)         “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(i)          “Bid Price” means, for any security as of the particular time of determination, the bid price for such security on the Principal Market as reported by Bloomberg as of such time of determination, or, if the Principal Market is not the principal securities exchange or trading market for such security, the bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg as of such time of determination, or if the foregoing does not apply, the bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg as of such time of determination, or, if no bid price is reported for such security by Bloomberg as of such time of determination, the average of the bid prices of any market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices) as of such time of determination. If the Bid Price cannot be calculated for a security as of the particular time of determination on any of the foregoing bases, the Bid Price of such security as of such time of determination shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(j)          “Black Scholes Consideration Value” means (x) prior to the Public Company Date, the fair market value of the applicable Option, Convertible Security or Adjustment Right (as the case may be) as determined in good faith by the Required Holders, and (y) on or after the Public Company Date, the value of the applicable Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance thereof calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option or Convertible Security (as the case may be), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (iii) a zero cost of borrow and (iv) an expected volatility equal to the greater of 100% and the 30 day volatility

Annex J-18

obtained from the “HVT” function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be).

(k)         “Bloomberg” means Bloomberg, L.P.

(l)          “Business Combination” shall have the meaning as set forth in the Securities Purchase Agreement.

(m)        “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

(n)“Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries; provided, the Business Combination (as defined in the Securities Purchase Agreement) shall not be a Change of Control hereunder.

(o)         “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(p)“Common Stock” means (i) the Company’s shares of common stock, $0.0001 par value per share, and (ii) any share capital of any Successor Public Company or other Person into which such common stock shall be changed (including, without limitation, any equity security issued in exchange for such common stock in the Business Combination or other similar transaction) or any share capital resulting from a reclassification of such common stock.

(q)         “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(r)          “Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the Principal Market.

(s)           “Event Market Price” means, with respect to any Stock Combination Event Date, that price which shall be 115% of 96% of the lowest VWAP of the Common Stock during the seven (7) consecutive Trading Day period ending and including the fourth (4th) Trading Day after such Stock Combination Event Date (such period,

Annex J-19

the “Event Market Price Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Event Market Price Measuring Period.

(t)          “Excluded Securities” means (i) shares of Common Stock or Options issued, directly or indirectly, to employees or directors of, or consultants or advisors to, the Company in their capacity as such pursuant to an Approved Stock Plan (as defined below), provided that the exercise price of any such Options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects any of the Buyers; (ii) shares of Common Stock issued upon the conversion or exercise of Convertible Securities or Options (other than standard Options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the date hereof, provided that the conversion, exercise or other method of issuance (as the case may be) of any such Convertible Securities or Options is made solely pursuant to the conversion, exercise or other method of issuance (as the case may be) provisions of such Convertible Securities, Options or the Certificate of Incorporation, as applicable, that were in effect on the date immediately prior to the Subscription Date, the conversion, exercise or issuance price of any such Convertible Securities or Options (other than standard Options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered, none of such Convertible Securities or Options (other than standard Options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities or Options (other than standard Options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Buyers; (iii) the shares of Common Stock issuable upon conversion of the Notes; provided, that the terms of the Notes are not amended, modified or changed on or after the Subscription Date (other than antidilution adjustments pursuant to the terms thereof in effect as of the Subscription Date), (iv) the shares of Common Stock issuable upon exercise of the SPA Warrants; provided, that the terms of the SPA Warrants are not amended, modified or changed on or after the Subscription Date (other than antidilution adjustments pursuant to the terms thereof in effect as of the Subscription Date), (v) the Amended Existing SAFEs (as defined in the Securities Purchase Agreement), (vi), if prior to the Public Company Date, Permitted Safe Notes (as defined in the Notes) and/or equity securities of the Company that will be exchanged into shares of Common Stock of the Successor Public Company at a price per share greater than or equal to $6.50 per share of common equity of the Successor Public Company, (vii) any shares of Common Stock issued or issuable in connection with any bona fide strategic or commercial alliances, sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements, acquisitions, mergers, licensing arrangements, and strategic partnerships (in an aggregate amount not in excess of 25% of the market capitalizations of the Company as of the time immediately following the Business Combination Closing Date (as defined in the Notes)), provided, that (A) the primary purpose of such issuance is not to raise capital as reasonably determined, and (B) the purchaser or acquirer or recipient of the securities in such issuance solely consists of either (I) the actual participants in such strategic or commercial alliance, strategic or commercial licensing arrangement or strategic or commercial partnership, (II) the actual owners of such assets or securities acquired in such acquisition or merger or (III) the stockholders, partners, employees, consultants, officers, directors or members of the foregoing Persons, in each case, which is, itself or through its subsidiaries, an operating company or an owner of an asset, in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, and (IV) the number or amount of securities issued to such Persons by the Company shall not be disproportionate to each such Person’s actual participation in (or fair market value of the contribution to) such strategic or commercial alliance or strategic or commercial partnership or ownership of such assets or securities to be acquired by the Company, as applicable and (viii) the securities to be issued in the Business Combination in accordance with the terms of the Merger Agreement (as defined in the Securities Purchase Agreement), as in effect as of the Subscription Date.

(u)         “Expiration Date” means the date that is the [            ]3 (the “Stated Expiration Date”) or, if such date falls on a day other than a Trading Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday; provided, that if a Chance of Control occurs at any time on or after the Subscription Date, the Stated Expiration Date shall be extended by a period of an additional 36 months.

____________

3        INSERT FOR SERIES A AND B WARRANTS ONLY: eighth (8th) anniversary of the Issuance Date
SERIES C WARRANTS ONLY: twelve (12) month anniversary of the Public Company Date

Annex J-20

(v) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Warrant calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(w)        “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(x)         [INSERT IN SERIES A WARRANT ONLY: “Maximum Eligibility Number” means, initially [            ]4 (subject to adjustment in accordance with Section 2 above and pursuant to this definition), but shall automatically increase on each Adjustment Date by such aggregate number of shares of Common Stock equal to the Additional Share Amount as of such applicable Adjustment Date. ][INSERT IN SERIES B AND C WARRANT ONLY: [Intentionally Omitted]]

(y)         “Notes” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all notes issued in exchange therefor or replacement thereof.

(z)         “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

____________

4        Insert 50% coverage on Initial Note

Annex J-21

(aa)        “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(bb)       “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(cc)         “Principal Market” means the initial Eligible Market that is the principal securities exchange market for the Common Stock after the Public Company Date.

(dd)       “Public Company Date” means the initial date on which either (i) the shares of Common Stock of the Company are registered under the 1934 Act or (ii) any publicly traded common equity (or equivalent security) of any Successor Entity (or Parent Entity, as applicable) are issued in exchange for the Common Stock in the applicable Business Combination or other similar transaction (such applicable entity, the “Successor Public Company”), in either case, whether as a result of a public offering, Business Combination, recapitalization, reorganization or otherwise.

(ee)         “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(ff)         “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(gg)       “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(hh)        “Trading Day” means, as applicable, (i) prior to the Public Company Date, any Business Day, and (ii) from and after the Public Company Date, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price or trading volume determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(ii)         “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “VAP” function (set to 09:30 start time and 16:00 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 15. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

[signature page follows]

Annex J-22

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

Fold, Inc.
By:
Name:
Title:

Annex J-23

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE COMMON STOCK

Fold, Inc.

The undersigned holder hereby elects to exercise the Warrant to Purchase Common Stock No. _______ (the “Warrant”) of Fold, Inc., a Delaware corporation (the “Company”) as specified below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.           Form of Exercise Price. The Holder intends that payment of the Aggregate Exercise Price shall be made as:

☐  a “Cash Exercise” with respect to _________________ Warrant Shares;

☐  a “[INSERT IN SERIES A WARRANT ONLY: Standard] Cashless Exercise” with respect to _______________ Warrant Shares [INSERT IN SERIES A WARRANT ONLY: ; and/or

☐  an “Alternate Cashless Exercise” with respect to _______________ Warrant Shares with an applicable Alternate Cashless Exercise Amount of________ shares of Common Stock.][INSERT IN SERIES B AND C WARRANT ONLY: .]

In the event that the Holder has elected a Cashless Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder hereby represents and warrants that (i) this Exercise Notice was executed by the Holder at __________ [a.m.][p.m.] on the date set forth below and (ii) if applicable, the Bid Price as of such time of execution of this Exercise Notice was $________.

2.           Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3.           Delivery of Warrant Shares. The Company shall deliver to Holder, or its designee or agent as specified below, __________ shares of Common Stock in accordance with the terms of the Warrant. Delivery shall be made to Holder, or for its benefit, as follows:

☐  Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐  Check here if after the Public Company Date and requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:
Date: ______________ __, _____

Name of Registered Holder
By:
Name:
Title:
Tax ID:_________________________
E-mail Address:__________________

Annex J-24

EXHIBIT B

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs ______________ to issue the above indicated number of shares of Common Stock [INSERT AFTER Public Company Date: in accordance with the Transfer Agent Instructions dated _________, 202_, from the Company and acknowledged and agreed to by _______________.]

Fold, Inc.
By:
Name:
Title:

Annex J-25